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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-153004

         PROSPECTUS

FIRST DATA CORPORATION

Offer to Exchange (the "Exchange Offer")
$2,200,000,000 aggregate principal amount of its 9 7/8% Senior Notes due 2015 (the "exchange notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act") for any and all of its outstanding 9 7/8% Senior Notes dues 2015 (the "outstanding notes").

        We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered outstanding notes for freely tradable notes that have been registered under the Securities Act.

The Exchange Offer

  •
  We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

  •
  You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

  •
  The exchange offer expires at 11:59 p.m., New York City time, on October 14, 2008, unless extended. We do not currently intend to extend the expiration date.

  •
  The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

  •
  The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradable.

Results of the Exchange Offer

  •
  The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the notes on a national market.

        All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

        See "Risk Factors" beginning on page 12 for a discussion of certain risks that you should consider before participating in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 17, 2008.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published, and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.

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 BASIS OF PRESENTATION

        On April 1, 2007, Omaha Acquisition Corp. ("Acquisition Corp."), a Delaware corporation formed by investment funds associated with Kohlberg Kravis Roberts & Co. ("KKR"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with First Data Corporation ("First Data") and New Omaha Holdings L.P. ("Parent") pursuant to which, effective September 24, 2007, Acquisition Corp. merged with and into First Data, with First Data continuing as the surviving corporation and a subsidiary of First Data Holdings, Inc. ("Holdings") (formerly known as New Omaha Holdings Corporation), a Delaware corporation, a newly formed subsidiary of Parent and our parent company (the "Merger"). As a result of the Merger, investment funds associated with or designated by KKR and certain other co-investors indirectly own First Data.

        The Merger, the equity investment by the co-investors (described in more detail under "The Transactions"), the initial borrowings under our senior secured credit facilities (described in more detail under "The Transactions"), the offering of the senior PIK notes of Holdings and the contribution of the net proceeds to First Data as common equity (described in more detail under "The Transactions"), the borrowings under First Data's unsecured debt, the repayment of amounts outstanding under our previously existing credit facilities other than certain foreign lines of credit, the tender offers and consent solicitation of our previously existing notes and the payment of related premiums, fees and expenses are collectively referred to in this prospectus as the "Transactions."

        In connection with the Transactions, we entered into (i) a senior unsecured interim loan agreement, dated as of September 24, 2007, with Citibank, N.A., as administrative agent, which consists of (a) a $3,750.0 million senior unsecured cash-pay term loan facility with a term of eight years (the "senior cash-pay unsecured interim credit facility") and (b) a $2,750.0 million senior unsecured PIK term loan facility with a term of eight years (the "senior PIK unsecured interim credit facility"), (ii) a senior subordinated unsecured credit loan agreement, dated as of September 24, 2007, with Citibank, N.A., as administrative agent, which consists of a $2,500.0 million senior subordinated unsecured term loan facility with a term of eight and a half years (the "senior subordinated unsecured interim credit facility") and (iii) a $13,000.0 million senior secured term loan facility with a seven-year maturity (the "senior secured credit facilities").

        The financial information presented in this prospectus is presented for two periods: Predecessor and Successor, which primarily relate to the periods preceding the Transactions and the period succeeding the Transactions, respectively. The Predecessor period includes results of First Data through September 24, 2007. The Successor period includes the results of operations of Acquisition Corp. for the period prior to the Merger from March 29, 2007 (its formation) through September 24, 2007 (comprised entirely of the change in fair value of certain forward starting, deal contingent interest rate swaps) and includes Post-Merger results of First Data for the period beginning September 25, 2007, including all impacts of purchase accounting.

        Financial information identified in this prospectus as "pro forma" gives effect to the Transactions described in this prospectus, as well as the offering of the notes (including the exchange notes).

        A substantial portion of our business is conducted through "alliances" with banks and other institutions. Where we discuss the operations of our Merchant Services and International segments, such discussions include our alliances since they generally do not have their own operations (other than certain majority owned and equity method alliances) and are part of our core operations. Our alliance structures take on different forms, including consolidated subsidiaries, equity method investments and revenue sharing arrangements. Under the alliance program, we and a bank or other institution form a joint venture, either contractually or through a separate legal entity. Merchant contracts may be contributed to the venture by us and/or the bank or institution. The banks or other institutions generally provide card association sponsorship, clearing and settlement services. These institutions typically act as a merchant referral source when the institution has an existing banking or other

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relationship. We provide transaction processing and related functions. Both owners may provide management, sales, marketing and other administrative services. The alliance structure allows us to be the processor for multiple financial institutions, any one of which may be selected by the merchant as their bank partner.

        At June 30, 2008, there were eight affiliates accounted for under the equity method of accounting, comprised of five merchant alliances and three strategic investments in companies in related markets. The majority of equity earnings relate to the Chase Paymentech alliance, our largest merchant alliance. Chase Paymentech is 51% owned by J.P. Morgan Chase Bank, N.A. ("JPMorgan") and 49% owned by us. On May 27, 2008, we announced we had reached an agreement with JPMorgan to end the joint venture, Chase Paymentech Solutions™, a global payments and merchant acquiring entity, by the end of 2008. In the interim, we and JPMorgan will continue to operate the joint venture. After the transition, we and JPMorgan will operate separate payment businesses. We will continue to provide transaction processing and data commerce solutions for allocated merchants through our current technology platforms. We will assume management of the full-service independent sales organization ("ISO") and Agent Bank unit of the joint venture and will integrate 49% of the joint venture's assets and a portion of the joint venture employees into our existing merchant acquiring business. We have historically accounted for our minority interest in the joint venture under the equity method of accounting. After the transition, the portion of the alliance's business retained by us will be reflected on a consolidated basis throughout the financial statements. The information included in this prospectus does not reflect the impact of the end of this joint venture though, on a pro forma basis, it would not be expected to have a material impact on our historical income (loss) from continuing operations.

        KKR 2006 Fund L.P. and certain affiliates of the initial purchasers (collectively, the "Equity Investors") made equity contributions to Parent in connection with the closing of the Transactions. In addition, GS Mezzanine Partners VI Fund, L.P. and the Goldman Sachs Group, Inc. purchased $380 million and $620 million, respectively, of senior PIK notes of Holdings in connection with the closing of the Transactions.

        Unless the context requires otherwise, in this prospectus, "First Data," "FDC," the "company," "we," "us" and "our" refers to First Data Corporation and its consolidated subsidiaries, both before and after the consummation of the Transactions described herein. References to the "notes" refers to the outstanding $2,200,000,000 aggregate principal amount of its 9 7/8% Senior Notes due 2015 and the exchange notes.

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 PROSPECTUS SUMMARY

        This summary highlights key aspects of the information contained elsewhere in this prospectus and may not contain all of the information you should consider before investing in the notes. You should read this summary together with the entire prospectus, including the information presented under the heading "Risk Factors" and the information in the unaudited pro forma condensed consolidated financial information and the historical financial statements and related notes appearing elsewhere in this prospectus. For a more complete description of our business, see the "Business" section in this prospectus.

 Our Company

        We are a leading provider of electronic commerce and payment solutions for merchants, financial institutions and card issuers globally. We have operations in 37 countries, serving more than 5.4 million merchant locations and more than 2,000 card issuers and their customers. With a wide geographic presence and a broad product offering, we are well-positioned to capitalize on the continued shift from cash and checks to electronic payment transactions.

        We have built long-standing relationships with merchants, financial institutions and card issuers globally through superior industry knowledge and high-quality, reliable service. As a result, our revenue is highly diversified across customers, products, geography and distribution channels, with no single customer accounting for more than 3.5% of our 2007 successor or predecessor consolidated revenue (excluding reimbursables). We also enter into alliances with banks and other institutions, increasing our broad geographic coverage and presence in various industries. The contracted and stable nature of our revenue base makes our business highly predictable. Our revenue is recurring in nature, as we typically initially enter into multi-year contracts with our merchant, financial institution and card issuer customers.

Recent Developments

Acquisition of InComm Holdings, Inc.

        On April 28, 2008, we announced that we had reached an agreement to acquire InComm Holdings Inc. ("InComm") for approximately $980 million consisting of stock in Holdings and approximately $665 million in cash plus contingent future payments of up to $250 million over a three-year performance period based on the performance of our combined stored value business. InComm is a distributor of gift cards, prepaid wireless products, reloadable debit cards, digital music downloads, content, games, software and bill payment solutions. InComm also provides stored value product marketing and technology solutions to international markets in Europe and Canada. The transaction is subject to customary closing conditions and regulatory approvals. The parties have agreed to extend the completion date of the transaction in order to complete certain closing conditions and to negotiate and mutually agree upon changes to the merger terms. Subject to our reaching agreement with the sellers on such revised terms, we would expect to close the transaction in the second half of 2008.

Expiration of Our Alliance with Chase Paymentech

        Our largest merchant alliance, Chase Paymentech Solutions™, a global payments and merchant acquiring entity, is 51% owned by JPMorgan and 49% owned by FDC. On May 27, 2008, we announced we had reached agreement with JPMorgan to end the Chase Paymentech joint venture by the end of 2008. In the interim, the two companies will continue to operate the joint venture. After the transition, JPMorgan and FDC will operate separate payment businesses. We will continue to provide transaction processing and data commerce solutions for allocated merchants through our current technology platforms. We will assume management of the full-service independent sales organization ("ISO") and Agent Bank unit of the joint venture and will integrate 49% of the joint venture's assets and a portion of the joint venture employees into our existing merchant acquiring business. We have historically accounted for our minority interest in the joint venture under the equity method of accounting. Subsequent to the wind up of the joint venture, the portion of the alliance's business retained by us will be reflected on a consolidated basis throughout the financial statements. As a result and on a pro forma basis, the expiration would not be expected to have a material impact on historical net income (loss) and our historical reported revenues and expenses would increase. Expiration of the alliance will result in the loss of JPMorgan branch referrals and access to the JPMorgan brand. Additionally, expiration in 2008 will cause us to incur an obligation associated with taxes. Based on preliminary estimates and assumptions this obligation could be in excess of $200 million. A significant portion of this obligation may, however, be recovered through the future amortization of increased tax basis generated by this event. Expiration will also pose the following potential risks: loss of certain processing volume over time, disruption of the business due to the need to identify and transition to a new financial institution sponsorship and clearing services for the merchants allocated to FDC, and post-expiration competition by JPMorgan, any of which could have a material adverse effect on our operations and results.

Amendments to Our Interim Loan Agreements

        On June 19, 2008, we entered into the First Amendment (the "First Senior Amendment") to the Senior Unsecured Interim Loan Agreement, dated as of September 24, 2007 (as amended and restated as of October 24, 2007, the "Amended Senior Unsecured Interim Loan Agreement"). The First Senior Amendment amends the Amended Senior Unsecured Interim Loan Agreement to increase the interest rates on borrowings (i) at any date on or after June 19, 2008 and prior to August 18, 2008, to 8.490% per annum with respect to senior cash-pay loans and 9.320% per annum with respect to senior PIK loans, and (ii) at any date on or after August 18, 2008, to 9.875% per annum with respect to senior cash-pay loans and 10.550% per annum with respect to senior PIK loans. The lenders in respect of the senior cash-pay loans and senior PIK loans will have the option on September 24, 2008 and on the 15th day of each calendar month thereafter to exchange such loans for notes having substantially identical terms, as applicable. See "Description of Other Indebtedness—Senior Unsecured Cash-pay Term Loan Facility and Senior Unsecured PIK Term Loan Facility."

        Also on June 19, 2008, we entered into the First Amendment (the "First Senior Subordinated Amendment") to the Senior Subordinated Interim Loan Agreement, dated as of September 24, 2007 (as amended and restated as of October 24, 2007, the "Amended Senior Subordinated Interim Loan Agreement"). The First Senior Subordinated Amendment amends the Amended Senior Subordinated Interim Loan Agreement to increase the interest rates on borrowings (i) at any date on or after June 19, 2008 and prior to August 18, 2008 to 9.800% per annum, and (ii) at any date on or after August 18, 2008, to 11.250% per annum. The lenders in respect of the subordinated loans will have the option on September 24, 2008 and on the 15th day of each calendar month thereafter to exchange such loans for notes having substantially identical terms. See "Description of Other Indebtedness—Senior Subordinated Unsecured Interim Term Loan Facility."

Other Developments

        In July 2008, our subsidiary Integrated Payment Systems Inc. ("IPS") agreed with The Western Union Company ("Western Union") that on October 1, 2009, IPS will assign and transfer to Western Union, among other things, certain assets and equipment used by IPS to issue retail money orders and an amount sufficient to satisfy all outstanding retail money orders. On the closing date, Western Union will assume IPS's role as issuer of the retail money orders. The transfer will result in a significant decrease to the IPS settlement asset portfolio.

        General economic conditions in the United States continue to show signs of weakening. Many of our businesses rely in part on the number and size of consumer transactions which may be challenged by a declining U.S. economy and difficult capital markets. After experiencing a rebound in the early part of 2008 from the slow 2007 holiday spending period, domestic merchant transaction growth has since slowed slightly. This reduction in spending is across a wide range of categories, with discounters showing less of an effect than smaller retailers. While we are partially insulated from specific industry trends through our diverse market presence, broad slowdowns in consumer spending could have a material adverse impact on future revenues and profits.

The Sponsor

Kohlberg, Kravis Roberts & Co.

        Established in 1976, KKR is a leading global alternative asset manager. The core of the Firm's franchise is sponsoring and managing funds that make private equity investments in North America, Europe, and Asia. Throughout its history, KKR has brought a long-term investment approach to portfolio companies, focusing on working in partnership with management teams and investing for future competitiveness and growth. The Firm's sponsored funds include KKR Private Equity Investors, L.P. (Euronext Amsterdam: KPE), a permanent capital fund that invests in KKR-identified investments; and two credit strategy funds, KKR Financial and the KKR Strategic Capital Funds, which make investments in debt transactions. KKR has offices in New York, Menlo Park, San Francisco, London, Paris, Hong Kong, and Tokyo.

        Our principal executive offices are located at 6200 S. Quebec Street, Greenwood Village, CO 80111. The telephone number of our principal executive offices is (303) 967-8000. Our Internet address is http://www.firstdata.com. Information on our web site does not constitute part of this prospectus.

 The Exchange Offer

        On October 24, 2007, First Data issued in a private offering $2,200,000,000 aggregate principal amount of 9 7/8% senior notes due 2015.

General	In connection with the private offering, First Data and the guarantors of the outstanding notes entered into a registration rights agreement with the initial purchasers pursuant to which they agreed, among other things, to deliver this prospectus to you and to complete the exchange offer within 360 days after the date of original issuance of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except:
	•	the exchange notes have been registered under the Securities Act;
	•	the exchange notes are not entitled to any registration rights which are applicable to the outstanding notes under the registration rights agreement; and
	•	the additional interest provisions of the registration rights agreement are not applicable.
The Exchange Offer	First Data is offering to exchange $2,200,000,000 aggregate principal amount of 9 7/8% senior notes due 2015.
You may only exchange outstanding notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.
Resale

Based on an interpretation by the staff of the Securities and Exchange Commission (the "SEC") set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

	•	you are acquiring the exchange notes in the ordinary course of your business; and
	•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

Any holder of outstanding notes who:
	•	is our affiliate;
	•	does not acquire exchange notes in the ordinary course of its business; or
	•	tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in Shearman & Sterling (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration Date	The exchange offer will expire at 11:59 p.m., New York City time, on October 14, 2008, unless extended by First Data. First Data currently does not intend to extend the expiration date.
Withdrawal

You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. First Data will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	Each exchange offer is subject to customary conditions, which First Data may waive. See "The Exchange Offer—Conditions to the Exchange Offer."
Procedures for Tendering Outstanding Notes

If you wish to participate in the exchange offer, you must complete, sign and date the applicable accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of such letter of transmittal, together with your outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company ("DTC") and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

	•	you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;
	•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;
	•	you are acquiring the exchange notes in the ordinary course of your business; and
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if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners

If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes and your outstanding notes are not immediately available, or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC's Automated Tender Offer Program for transfer of book-entry interests prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer—Guaranteed Delivery Procedures."

Effect on Holders of Outstanding Notes

As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, First Data and the guarantors of the notes will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the applicable interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture, except First Data and the guarantors of the notes will not have any further obligation to you to provide for the exchange and registration of untendered outstanding notes under the registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes that are not so tendered and accepted could be adversely affected.

Consequences of Failure to Exchange

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, First Data and the guarantors of the notes do not currently anticipate that they will register the outstanding notes under the Securities Act.

Certain United States Federal Income Tax Consequences

The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See "Certain United States Federal Income Tax Consequences."

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. See "Use of Proceeds."
Exchange Agent

Wells Fargo Bank, National Association is the exchange agent for the exchange offer. The addresses and telephone numbers of the exchange agent are set forth in the section captioned "The Exchange Offer—Exchange Agent."

 The Exchange Notes

        The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Notes" section of this prospectus contains more detailed descriptions of the terms and conditions of the outstanding notes and exchange notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement.

Issuer	First Data Corporation
Securities Offered	$2,200,000,000 aggregate principal amount of 9 7/8% senior notes due 2015.
Maturity Date	The exchange notes will mature on September 24, 2015.
Interest Rate	Interest on the exchange notes will be payable in cash and will accrue at a rate of 9 7/8% per annum.
Interest Payment Dates	We will pay interest on the exchange notes on March 31 and September 30. Interest began to accrue from the issue date of the notes.
Ranking	The exchange notes will be unsecured senior obligations and will:
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rank equal in right of payment with all of our existing and future senior indebtedness, including under our senior cash-pay unsecured interim credit facility and senior PIK unsecured interim credit facility and any senior cash-pay notes or senior PIK notes issued in exchange therefor (together, the "senior unsecured debt"), each of which is scheduled to mature in 2015;

•

rank senior in right of payment to all existing and future subordinated indebtedness, including under our senior subordinated unsecured interim credit facility (the "senior subordinated unsecured debt" and collectively, with the senior unsecured debt, the "unsecured debt"), which is scheduled to mature in 2016;

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be effectively subordinated, to the extent of the value of the assets securing such indebtedness, to our and our guarantors' obligations under the senior secured credit facilities (including any future obligations thereto); and

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be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us or one of our guarantor subsidiaries).

As of June 30, 2008, on a pro forma basis after giving effect to the exchange offer (1) the exchange notes and related guarantees would have ranked effectively junior to approximately $12,951.3 million of senior secured indebtedness under our senior secured credit facilities and $195.0 million of other secured debt, which represents capital leases, (2) the exchange notes and related guarantees would have ranked effectively junior to $7,500.0 million notional of floating rate to fixed rate swaps that hedge interest rate risk exposure on the senior secured term loan facility as well as €91.1 million and $115.0 million Australian dollars notional, respectively, of cross currency swaps that serve as net investment hedges; these derivative instruments are pari passu with the senior secured indebtedness and represented a negative mark to market (liability) of $217.9 million as of June 30, 2008 and (3) we would have had an additional $1,870.0 million of available capacity under our senior secured revolving credit facility (without giving effect to approximately $42.0 million of outstanding letters of credit as of June 30, 2008). In addition, we have lines of credit, available solely for settlement funding except as otherwise noted, associated with:
	•	First Data Deutschland, which totaled approximately €160 million (approximately US$251 million as of June 30, 2008), of which approximately US$131.7 million was available for borrowings as of June 30, 2008;
	•	Cashcard Australia, Ltd., which totaled approximately 160 million Australian dollars (approximately US$154 million as of June 30, 2008), of which US$87.2 million was available for borrowings as of June 30, 2008; and
	•	First Data Polska, the maximum amount available, which varies for peak needs during the year, which totaled approximately 245 million Polish zloty (approximately US$114 million as of June 30, 2008), all of which was available for borrowings as of June 30, 2008.
	•	Our joint venture with Allied Irish Banks, p.l.c., of which we own 50.1%, which totaled committed lines of credit of €145 million (approximately US$227 million as of June 30, 2008), all but €10 million of which is available solely for settlement activity purposes and of which US$175.9 million was available for borrowings as of June 30, 2008.
Our Merchant Solutions joint venture partner funds settlement activity on behalf of the joint venture in accordance with the joint venture's operating agreement and on an uncommitted basis. The joint venture, which is consolidated by us, had $64.8 million outstanding under this agreement as of June 30, 2008.
Guarantees	The exchange notes will be jointly and severally and fully and unconditionally guaranteed on a senior basis by each of our direct and indirect wholly owned domestic subsidiaries that guarantees the senior secured credit facilities. Each of the guarantees of the senior notes will be a general senior obligation of each guarantor and will:
	•	rank senior in right of payment to all existing and future subordinated indebtedness of the guarantor subsidiary, including their guarantees under our senior subordinated unsecured debt;

• rank equally in right of payment with all existing and future senior indebtedness of the guarantor subsidiary, including their guarantees under our senior unsecured debt;
• be effectively subordinated, to the extent of the value of the assets securing such indebtedness, to our and the guarantors' obligations under the senior secured credit facilities (including any future obligations thereto); and
• be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of any subsidiary of a guarantor that is not also a guarantor of the notes.
Any guarantee of the exchange notes will be released in the event such guarantee is released under the senior secured credit facilities.
Our non-guarantor subsidiaries accounted for approximately $1,163.1 million, or 26.9%, of our consolidated revenue for the six months ended June 30, 2008, and approximately $9,962.0 million, or 29.1%, of our total assets excluding settlement assets, and approximately $771.6 million, or 2.8%, of our total liabilities excluding settlement liabilities, in each case as of June 30, 2008.
Optional Redemption	We may redeem the exchange notes, in whole or in part, at any time prior to September 30, 2011, at a price equal to 100% of the principal amount of the exchange notes redeemed plus accrued and unpaid interest to the redemption date and a "make-whole premium," as described under "Description of Notes—Optional Redemption."
We may redeem the exchange notes, in whole or in part, on or after September 30, 2011, at the redemption prices set forth under "Description of Notes—Optional Redemption."
Additionally, from time to time on or before September 30, 2010, we may choose to redeem up to 35% of the principal amount of each of the exchange notes with the proceeds from one or more public equity offerings at the redemption prices set forth under "Description of Notes—Optional Redemption."
Change of Control Offer	Upon the occurrence of a change of control, you will have the right, as holders of the exchange notes, to require us to repurchase some or all of your exchange notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date. See "Description of Notes—Repurchase at the Option of Holders—Change of Control."
Asset Sale Proceeds Offer	Upon the occurrence of a non-ordinary course asset sale, you will have the right, as holders of the exchange notes, to require us to repurchase some or all of your exchange notes at 100% of their face amount, plus accrued and unpaid interest to the repurchase date. See "Description of Notes—Repurchase at the Option of Holders—Change of Control."

Certain Covenants	The indenture governing the exchange notes contains covenants limiting our ability and the ability of our restricted subsidiaries to:
	•	incur additional debt or issue certain preferred shares;
	•	pay dividends on or make other distributions in respect of our capital stock or make other restricted payments;
	•	make certain investments;
	•	sell certain assets;
	•	create liens on certain assets to secure debt;
	•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;
	•	enter into certain transactions with our affiliates; and
	•	designate our subsidiaries as unrestricted subsidiaries.
These covenants are subject to a number of important limitations and exceptions. See "Description of Notes."
Voting	The exchange notes will be treated along with certain other senior unsecured debt of First Data as a single class for voting purposes and consent by the holders of the exchange notes will not be sufficient by itself to take any action requiring majority consent or the action of holders of at least 30% of the debt entitled to vote unless, in the case of the latter, at least 91.2% of the holders of the exchange notes as of June 30, 2008, consent to such action.
Original Issue Discount	Because the "stated redemption price at maturity" of the exchange notes exceeds their "issue price" by more than the statutory de minimis threshold, the exchange notes will be treated as having been issued with original issue discount for United States federal income tax purposes. A U.S. holder (as defined in "Certain United States Federal Income Tax Consequences") of an exchange note will be required to include such original issue discount in gross income as it accrues, in advance of the receipt of cash attributable to that income and regardless of the U.S. holder's regular method of accounting for United States federal income tax purposes. See "Certain United States Federal Income Tax Consequences" for more detail.
No Prior Market	The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any such market that may develop. The initial purchasers in the private offering of the outstanding notes have informed us that they currently intend to make a market in the exchange notes; however, they are not obligated to do so, and they may discontinue any such market-making activities at any time without notice.

        You should consider carefully all of the information set forth in this prospectus prior to exchanging your outstanding notes. In particular, we urge you to consider carefully the factors set forth under the heading "Risk Factors."

 RISK FACTORS

        You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before deciding to tender your outstanding notes in the exchange offer. Any of the following risks could materially and adversely affect our business, financial condition, operating results or cash flow; however, the following risks are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial also may materially and adversely affect our business, financial condition or results of operations. In such a case, the trading price of the exchange notes could decline or we may not be able to make payments of interest and principal on the exchange notes, and you may lose all or part of your original investment.

 Risks Related to the Exchange Offer

There may be adverse consequences if you do not exchange your outstanding notes.

        If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to "Prospectus Summary—The Exchange Offer" and "The Exchange Offer" for information about how to tender your outstanding notes.

        The tender of outstanding notes under the exchange offer will reduce the outstanding amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to a reduction in liquidity.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

        We are offering the exchange notes to the holders of the outstanding notes. The outstanding notes were offered and sold in October 2007 to institutional investors and are eligible for trading in the PORTAL market.

        We do not intend to apply for a listing of the exchange notes on a securities exchange or on any automated dealer quotation system. There is currently no established market for the exchange notes, and we cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates, the market for similar notes, our financial and operating performance and other factors. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market with respect to the exchange notes. However, these initial purchasers are not obligated to do so, and any market making with respect to the exchange notes may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offer or the effectiveness of a shelf registration statement in lieu thereof. Therefore, we cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the exchange notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your exchange notes.

Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

        Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under "Plan of Distribution," certain holders of exchange notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the exchange notes. If such a holder transfers any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

Risks Related to Our Indebtedness

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under the notes.

        We are highly leveraged. The following chart shows our level of indebtedness and certain other information as of June 30, 2008.

(in millions)
Senior secured credit facilities(1)
Revolving credit facility	$130.0
Term loan facility	12,821.3
Senior cash-pay notes due 2015	2,200.0
Senior cash-pay unsecured interim credit facility(2)	1,550.0
Senior PIK unsecured interim credit facility(2)	2,941.2
Senior subordinated unsecured interim credit facility(2)	2,500.0
Capital lease obligations and other debt(3)	678.1

Total	$22,820.6

(1)
Upon the closing of the Transactions, we entered into senior secured credit facilities, consisting of (a) a $2,000.0 million senior secured revolving credit facility with a six-year maturity, $200.0 million of which was drawn on the closing date of the Transactions to fund costs related to the Transactions and $130.0 million of which was outstanding as of June 30, 2008 (without giving effect to approximately $42.0 million of outstanding letters of credit as of June 30, 2008) and (b) a $13,000.0 million senior secured term loan facility with a seven year maturity, approximately $1,000.0 million of which was available in euros, $12,775.0 million of which was drawn on the date of the closing of the Transactions. A portion of the term loan facility in the amount of $225.0 million, which is approximately the amount of Previously Existing Notes not tendered and remaining outstanding after consummation of the tender offers for such notes, remained available from time to time prior to December 31, 2008. This delayed draw facility may be drawn as the Previously Existing Notes are repaid (of which approximately $25.6 million and $68.1 million was drawn on December 24, 2007 and August 1, 2008, respectively, when certain Previously Existing Notes were repaid). The principal balance of the term loan facility was $12,821.3 as of June 30, 2008 and is net of quarterly installment payments of 1% annual principal amortization of the original funded principal amount and also reflects the foreign exchange impact of the euro-demoninated portion as well as the aforementioned delayed term loan draw executed prior to June 30, 2008. See "Description of Other Indebtedness—Senior Secured Credit Facilities."

(2)
The $1,550.0 million senior cash-pay unsecured interim credit facility and the $2,941.2 million senior PIK unsecured interim credit facility are scheduled to mature on September 24, 2015. The senior PIK unsecured interim credit facility balance has increased from inception balance of $2,750.0 million due to the "payment" of accrued interest through June 30, 2008. The $2,500.0 million senior subordinated unsecured interim credit facility is scheduled to mature on March 31, 2016.

(3)
Consists primarily of $177.4 million of Previously Existing Notes not repaid as part of the tender offer or the subsequent repayment in December 2007 and remaining outstanding as of June 30, 2008 (net of unamortized portion of purchase price adjustments to reflect debt at fair market value effective with the Merger), $195.0 million of capital lease obligations, $237.2 million of borrowings outstanding against lines of credit associated with our non-guarantor subsidiaries and $64.8 million of settlement activity funding provided by our joint venture partner, in accordance with the joint venture's operating agreement and on an uncommitted basis, in connection with our Merchant Solutions joint venture which we consolidate. We have lines of credit associated with First Data Deutschland, which totaled approximately €160 million (approximately US$251 million as of June 30, 2008), US$119.3 million of which was outstanding as of June 30, 2008. We also have lines of credit associated with Cashcard Australia, Ltd., which totaled approximately 160 million Australian dollars (approximately US$154 million as of June 30, 2008), US$66.8 million of which was outstanding as of June 30, 2008. Finally, we have two credit facilities associated with First Data Polska, which are periodically used to fund settlement activity. The maximum amount available under the facilities, which varies for peak needs during the year, totaled approximately 245 million Polish zloty (approximately US$114 million as of June 30, 2008), with no amount outstanding as of June 30, 2008. In January 2008 and in connection with our newly established joint venture with Allied Irish Banks, p.l.c., of which we own 50.1%, we entered into committed lines of credit for a total of €145 million (approximately US$227 million as of June 30, 2008), all but €10 million of which is available solely for settlement activity purposes, US$51.1 million of which was outstanding as of June 30, 2008.

        Our high degree of leverage could have important consequences for you, including:

  •
  increasing our vulnerability to adverse economic, industry or competitive developments;

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  requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

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  exposing us to the risk of increased interest rates because certain of our borrowings, including borrowings under our senior secured credit facilities, will be at variable rates of interest;

  •
  making it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the indenture governing the notes and the agreements governing such other indebtedness;

  •
  restricting us from making strategic acquisitions or causing us to make unintended divestitures;

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  making it more difficult for us to obtain network sponsorship and clearing services from financial institutions as a result of our increased leverage;

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  limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

  •
  limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting.

Increase in interest rates may negatively impact our operating results and financial condition.

        Certain of our borrowings, including borrowings under our senior secured credit facilities, to the extent the interest rate is not fixed by an interest rate swap, are at variable rates of interest. An increase in interest rates would have a negative impact on our results of operations by causing an increase in interest expense.

        At June 30, 2008, we had $12,951.3 million aggregate principal amount of variable rate indebtedness under our senior secured credit facilities. A 100 basis point increase in such rates would increase our annual interest expense by approximately $129.5 million. At June 30, 2008 and currently, we have interest rate swaps that fix the interest rate on $7.5 billion in notional amount of this variable rate indebtedness thus reducing the impact of a 100 basis point increase in rates to $54.5 million.

        Our pro forma cash interest expense, net for the year ended December 31, 2007 was $1,669.5 million.

Despite our high indebtedness level, we and our subsidiaries still may be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial indebtedness.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indenture governing the notes (including the exchange notes), the indenture governing the senior PIK notes of Holdings, the agreements governing our unsecured debt, including the indentures governing the exchange notes related thereto, and our senior secured credit facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. In addition to the $1,870.0 million (which reflects $130.0 million drawings as of June 30, 2008 but without giving effect to approximately $42.0 million of outstanding letters of credit as of June 30, 2008) which will be available to us for borrowing under the revolving credit facility, the terms of the senior secured credit agreement will enable us to increase the amount available under the term loan and revolving credit facilities by up to an aggregate of $1,500.0 million if we are to obtain loan commitments from banks. In addition, under our senior unsecured PIK indebtedness, we will pay interest by increasing the principal amount of the outstanding indebtedness until September 30, 2011, which will increase our debt by the amount of any such interest. In addition, we have lines of credit associated with First Data Deutschland, which totaled approximately €160 million (approximately US$251 million as of June 30, 2008), of which approximately US$131.7 million was available for borrowings as of June 30, 2008. We also have lines of credit associated with Cashcard Australia, Ltd., which totaled approximately 160 million Australian dollars (approximately US$154 million as of June 30, 2008), US$87.2 million of which was available for borrowings as of June 30, 2008. Finally, we have two credit facilities associated with First Data Polska, which are periodically used to fund settlement activity. The maximum amount available under these facilities, which varies for peak needs during the year, totaled approximately 245 million Polish zloty (approximately US$114 million as of June 30, 2008), all of which was available for borrowings as of June 30, 2008. In January 2008 and in connection with our newly established joint venture with Allied Irish Banks, p.l.c., of which we own 50.1%, we entered into committed lines of credit for a total of €145 million (approximately US$227 million as of June 30, 2008), all but €10 million of which is available solely for settlement activity purposes, US$175.9 million of which was available for borrowing as of June 30, 2008. If new debt is added to our and our subsidiaries' existing debt levels, the related risks that we will face would increase. In addition, the indenture governing the notes will not prevent us from incurring obligations that do not constitute indebtedness under the indenture.

Our debt agreements contain restrictions that will limit our flexibility in operating our business.

        The indenture governing the notes (including the exchange notes), the agreements governing our unsecured debt, including the indentures governing the exchange notes related thereto, the indenture governing the senior PIK notes of Holdings and the agreement governing our senior secured credit facilities contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and our restricted subsidiaries' ability to, among other things:

  •
  incur additional indebtedness or issue certain preferred shares;

  •
  pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

  •
  make certain investments;

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  sell certain assets;

  •
  create liens;

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

  •
  enter into certain transactions with our affiliates; and

  •
  designate our subsidiaries as unrestricted subsidiaries.

        A breach of any of these covenants could result in a default under one or more of these agreements, including as a result of cross default provisions and, in the case of the revolving credit facility, permit the lenders to cease making loans to us. Upon the occurrence of an event of default under our senior secured credit facilities, the lenders could elect to declare all amounts outstanding under our senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit. Such actions by those lenders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under our senior secured credit facilities could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under our senior secured credit facilities. If the lenders under the senior secured credit facilities accelerate the repayment of borrowings, we may not have sufficient assets to repay our senior secured credit facilities as well as our unsecured indebtedness, including the notes. See "Description of Other Indebtedness."

Risks Related to Our Business

The ability to adopt technology to changing industry and customer needs or trends may affect our competitiveness or demand for our products, which may adversely affect our operating results.

        Changes in technology may limit the competitiveness of and demand for our services. Our businesses operate in industries that are subject to technological advancements, developing industry standards and changing customer needs and preferences. Also, our customers continue to adopt new technology for business and personal uses. We must anticipate and respond to these industry and customer changes in order to remain competitive within our relative markets.

        For example, the ability to adopt technological advancements surrounding POS technology available to merchants could have an impact on our International and Merchant Services business. Our inability to respond to new competitors and technological advancements could impact all of our businesses.

Changes in credit card association or other network rules or standards could adversely affect our business.

        In order to provide our transaction processing services, several of our subsidiaries are registered with Visa and MasterCard and other networks as members or service providers for member institutions. As such, we and many of our customers are subject to card association and network rules that could subject us or our customers to a variety of fines or penalties that may be levied by the card associations or networks for certain acts or omissions by us, acquirer customers, processing customers and merchants. Visa, MasterCard and other networks, some of which are our competitors, set the standards with which we must comply. The termination of our member registration or our status as a certified service provider, or any changes in card association or other network rules or standards, including interpretation and implementation of the rules or standards, that increase the cost of doing business or limit our ability to provide transaction processing services to or through our customers, could have an adverse effect on our business, operating results and financial condition.

Changes in card association and debit network fees or products could increase costs or otherwise limit our operations.

        From time to time, card associations and debit networks increase the organization and/or processing fees (known as interchange fees) that they charge. It is possible that competitive pressures will result in us absorbing a portion of such increases in the future, which would increase our operating costs, reduce our profit margin and adversely affect our business, operating results and financial condition. Furthermore, the rules and regulations of the various card associations and networks prescribe certain capital requirements. Any increase in the capital level required would further limit our use of capital for other purposes.

First Data is the subject of various legal proceedings which could have a material adverse effect on our revenue and profitability.

        We are involved in various litigation matters. We are also involved in or are the subject of governmental or regulatory agency inquiries or investigations from time to time. If we are unsuccessful in our defense in the litigation matters, or any other legal proceeding, we may be forced to pay damages or fines and/or change our business practices, any of which could have a material adverse effect on our revenue and profitability. For more information about our legal proceedings, see "Business—Legal Proceedings."

Our business may be adversely affected by risks associated with foreign operations.

        We are subject to risks related to the changes in currency rates as a result of our investments in foreign operations and from revenues generated in currencies other than the U.S. dollar. Revenue and profit generated by international operations will increase or decrease compared to prior periods as a result of changes in foreign currency exchange rates. From time to time, we utilize foreign currency forward contracts or other derivative instruments to mitigate the cash flow or market value risks associated with foreign currency denominated transactions. However, these hedge contracts may not eliminate all of the risks related to foreign currency translation. Furthermore, we may become subject to exchange control regulations that might restrict or prohibit the conversion of our other revenue currencies into U.S. dollars. The occurrence of any of these factors could decrease the value of revenues we receive from our international operations and have a material adverse impact on our business.

Future consolidation of client financial institutions or other client groups may adversely affect our financial condition.

        We have experienced the negative impact of the bank industry consolidation in recent years. Bank industry consolidation impacts existing and potential clients in our service areas, primarily in Financial Services and Merchant Services. Our alliance strategy could be negatively impacted as a result of consolidations, especially where the banks involved are committed to their internal merchant processing businesses that compete with us. Bank consolidation has led to an increasingly concentrated client base in the industry, resulting in a changing client mix for Financial Services as well as increased price compression. Further consolidation in the bank industry or other client base could have a negative impact on us.

Our cost saving plans may not be effective which may adversely affect our financial results.

        Our operations strategy includes goals such as data center consolidation, outsourcing labor and reducing corporate overhead expenses and business unit operational expenses. While we have and will continue to implement these strategies, there can be no assurance that we will be able to do so successfully or that we will realize the projected benefits of these and other cost saving plans. If we are unable to realize these anticipated cost reductions, our financial health may be adversely affected. Moreover, our continued implementation of cost saving plans and facilities integration may disrupt our operations and performance.

Our cost saving plans are based on assumptions that may prove to be inaccurate which may negatively impact our operating results.

        We are in the process of consolidating our data centers and command centers in the United States and internationally over the next few years. In addition, we are implementing a technology outsourcing initiative, a cost reduction effort related to overhead spending (including corporate functions and overhead expenses embedded in our segments) and other cost improvement and cost containment programs across all of our business segments. While we expect our cost saving initiatives to result in significant cost savings throughout our organization, our estimated savings are based on several assumptions that may prove to be inaccurate, and as a result we cannot assure you that we will realize these cost savings. The failure to achieve our estimated cost savings would negatively affect our financial condition and results of operations.

We depend, in part, on our merchant relationships and alliances to grow our Merchant Services business. If we are unable to maintain these relationships and alliances, our Merchant Services business may be adversely affected.

        Growth in our Merchant Services business is derived primarily from acquiring new merchant relationships, new and enhanced product and service offerings, cross selling products and services into existing relationships, the shift of consumer spending to increased usage of electronic forms of payment and the strength of our alliance partnerships with banks and financial institutions and other third parties.

        A substantial portion of our business is conducted through "alliances" with banks and other institutions. Our alliance structures take on different forms, including consolidated subsidiaries, equity method investments and revenue sharing arrangements. Under the alliance program, we and a bank or other institution form a joint venture, either contractually or through a separate legal entity. Merchant contracts may be contributed to the venture by us and/or the bank or institution. The banks and other institutions generally provide card association sponsorship, clearing and settlement services. These institutions typically act as a merchant referral source when the institution has an existing banking or other relationship. We provide transaction processing and related functions. Both alliance partners may provide management, sales, marketing, and other administrative services. The alliance structure allows us to be the processor for multiple financial institutions, any one of which may be selected by the merchant as their bank partner.

        We rely on the continuing growth of our merchant relationships, alliances and other distribution channels. There can be no guarantee that this growth will continue. The loss of merchant relationships or alliance and financial institution partners could negatively impact our business and result in a reduction of our revenue and profit.

The early expiration of our alliance with Chase Paymentech may adversely impact us.

        Our largest merchant alliance, Chase Paymentech Solutions™, a global payments and merchant acquiring entity, is 51% owned by J.P. Morgan, and 49% owned by us. On May 27, 2008, we announced we had reached an agreement with JPMorgan to end the Chase Paymentech joint venture, by the end of 2008. In the interim, we and JPMorgan will continue to operate the joint venture. After the transition, we and JPMorgan will operate separate payment businesses. We will continue to provide transaction processing and data commerce solutions for allocated merchants through our current technology platforms. We will integrate 49% of the joint venture's assets and a portion of the joint venture employees into our existing merchant acquiring business. We have historically accounted for our minority interest in the joint venture under the equity method of accounting. After the transition, the portion of the alliance's business retained by us will be reflected on a consolidated basis throughout the financial statements. As a result and on a pro forma basis, the expiration would not be expected to have a material impact on historical net income (loss) and our historical reported revenues and expenses would increase. However, expiration of the alliance will result in the loss of JPMorgan branch referrals and access to the JPMorgan brand. Additionally, the wind up of the joint venture will cause us to incur an obligation associated with taxes. Based on preliminary estimates and assumptions this obligation could be in excess of $200 million. A significant portion of this obligation may, however, be recovered through the future amortization of increased tax basis generated by this event. Expiration will also pose the following potential risks:

  •
  loss of certain processing volume over time;

  •
  disruption of the business due to the need to identify and transition to a new financial institution sponsorship and clearing services for the merchants allocated to us; and

  •
  post-expiration competition by JPMorgan,

any of which could have a material adverse effect on our operations and results.

Acquisitions and integrating such acquisitions create certain risks and may affect our operating results.

        We have been an active business acquirer both in the United States and internationally, and may continue to be active in the future. The acquisition and integration of businesses involves a number of risks. The core risks are in the areas of valuation (negotiating a fair price for the business based on inherently limited diligence) and integration (managing the complex process of integrating the acquired company's people, products, technology and other assets so as to realize the projected value of the acquired company and the synergies projected to be realized in connection with the acquisition). In addition, international acquisitions often involve additional or increased risks including, for example:

  •
  managing geographically separated organizations, systems and facilities;

  •
  integrating personnel with diverse business backgrounds and organizational cultures;

  •
  complying with foreign regulatory requirements;

  •
  fluctuations in currency exchange rates;

  •
  enforcement of intellectual property rights in some foreign countries;

  •
  difficulty entering new foreign markets due to, among other things, customer acceptance and business knowledge of these new markets; and

  •
  general economic and political conditions.

        The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of our combined businesses and the possible loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with acquisitions and the integration of the two companies' operations could have an adverse effect on our business, results of operations, financial condition or prospects.

Unfavorable resolution of tax contingencies could adversely affect our tax expense.

        We have established contingency reserves for material tax exposures relating to deductions, transactions and other matters involving some uncertainty as to the proper tax treatment of the item. These reserves reflect what we believe to be reasonable assumptions as to the likely final resolution of each issue if raised by a taxing authority. While we believe that the reserves are adequate to cover reasonably expected tax risks, there can be no assurance that, in all instances, an issue raised by a tax authority will be finally resolved at a financial cost not in excess of any related reserve. An unfavorable resolution, therefore, could negatively impact our results of operations.

Changes in laws, regulations and enforcement activities may adversely affect the products, services and markets in which we operate.

        We and our customers are subject to regulations that affect the electronic payments industry in the many countries in which our services are used. In particular, our customers are subject to numerous regulations applicable to banks, financial institutions and card issuers in the United States and abroad, and, consequently, we are at times affected by such federal, state and local regulations. Regulation of the payments industry, including regulations applicable to us and our customers, has increased significantly in recent years. Failure to comply with regulations may result in the suspension or revocation of license or registration, the limitation, suspension or termination of service, and/or the imposition of civil and criminal penalties, including fines which could have an adverse effect on our financial condition. As described in this prospectus, we are subject to U.S. and international financial services regulations, a myriad of consumer protection laws, escheat regulations and privacy and information security regulations to name only a few. Changes to legal rules and regulations, or interpretation or enforcement thereof, could have a negative financial effect on us. In addition, even an inadvertent failure by us to comply with laws and regulations, as well as rapidly evolving social expectations of corporate fairness, could damage our reputation or brands.

        There is also increasing scrutiny of a number of credit card practices, from which some of our customers derive significant revenue, by the U.S. Congress and governmental agencies. For example, the Senate Permanent Subcommittee on Investigations has considered the methods used to calculate finance charges and allocate payments received from cardholders, and the methods by which default interest rates, late fees and over-the-credit-limit fees are determined, imposed and disclosed. These investigative efforts and other congressional activity could lead to legislation and/or regulation that could have a material impact on our customers' businesses and our business if implemented. Any such legislative or regulation restrictions on our customers' ability to operate their credit card programs or to price credit freely could result in reduced revenue and increased cost for our customers, reduced amounts of credit available to consumers and, therefore, a potential reduction of our transaction volume and revenues.

        We have structured our business in accordance with existing tax laws and interpretations of such laws which have been confirmed through either tax rulings or opinions obtained in various jurisdictions including those related to value added taxes in Europe. Changes in tax laws or their interpretations could decrease the value of revenues we receive and have a material adverse impact on our business.

Failure to protect our intellectual property rights and defend ourselves from potential patent infringement claims may diminish our competitive advantages or restrict us from delivering our services.

        Our trademarks, patents and other intellectual property are important to our future success. The STAR trade name is an intellectual property right which is individually material to us. The STAR trade name is widely recognized and is associated with quality and reliable service. Loss of the proprietary use of the STAR trade name or a diminution in the perceived quality associated with this name could harm our growth in the debit network business.

        We also rely on proprietary technology. It is possible that others will independently develop the same or similar technology. Assurance of protecting our trade secrets, know-how or other proprietary information cannot be guaranteed. Our patents could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with any meaningful protection or advantage. If we were unable to maintain the proprietary nature of our technologies, we could lose competitive advantages and be materially adversely affected.

        The laws of certain foreign countries in which we do business or contemplate doing business in the future do not recognize intellectual property rights or protect them to the same extent as do the laws of the United States. Adverse determinations in judicial or administrative proceedings could prevent us from selling our services or prevent us from preventing others from selling competing services, and thereby may have a material adverse affect on the business and results of operations. Additionally, claims have been made, are currently pending, and other claims may be made in the future, with regards to our technology infringing on a patent or other intellectual property rights. Unfavorable resolution of these claims could either result in us being restricted from delivering the related service or result in a settlement that could be material to us.

Material breaches in security of our systems may have a significant effect on our business.

        The uninterrupted operation of our information systems and the confidentiality of the customer/consumer information that resides on such systems are critical to the successful operations of our business. We have security, backup and recovery systems in place, as well as a business continuity plan to ensure the system will not be inoperable. We also have what we deem sufficient security around the system to prevent unauthorized access to the system. An information breach in the system and loss of confidential information such as credit card numbers and related information could have a longer and more significant impact on the business operations than a hardware failure. The loss of confidential information could result in losing the customers' confidence and thus the loss of their business, as well as imposition of fines and damages.

The ability to recruit, retain and develop qualified personnel is critical to our success and growth.

        All of our businesses function at the intersection of rapidly changing technological, social, economic and regulatory developments that requires a wide ranging set of expertise and intellectual capital. For us to successfully compete and grow, we must retain, recruit and develop the necessary personnel who can provide the needed expertise across the entire spectrum of our intellectual capital needs. In addition, we must develop our personnel to provide succession plans capable of maintaining continuity in the midst of the inevitable unpredictability of human capital. However, the market for qualified personnel is competitive and we may not succeed in recruiting additional personnel or may fail to effectively replace current personnel who depart with qualified or effective successors. Our effort to retain and develop personnel may also result in significant additional expenses, which could adversely affect our profitability.

        We also manage our business with a number of key personnel, including the executive officers listed in the "Management" section of this prospectus, only two of whom have employment agreements with us. We cannot assure you that key personnel, including executive officers, will continue to be employed by us or that we will be able to attract and retain qualified personnel in the future. Failure to retain or attract key personnel could have a material adverse effect on us.

Failure to comply with state and federal antitrust requirements could adversely affect our business.

        Through our merchant alliances, we hold an ownership interest in several competing merchant acquiring businesses while serving as the electronic processor for those businesses. In order to satisfy state and federal antitrust requirements, we actively maintain an antitrust compliance program. Notwithstanding our compliance program, it is possible that perceived or actual violation of state or federal antitrust requirements could give rise to regulatory enforcement investigations or actions. Regulatory scrutiny of, or regulatory enforcement action in connection with, compliance with state and federal antitrust requirements could have a material adverse effect on our reputation and business.

Global economics, political and other conditions may adversely affect trends in consumer spending, which may adversely impact our revenue and profitability.

        The global electronic payments industry depends heavily upon the overall level of consumer, business and government spending. A sustained deterioration in the general economic conditions, particularly in the United States or Europe, or increases in interest rates in key countries in which we operate may adversely affect our financial performance by reducing the number of average purchase amount of transactions involving payment cards. A reduction in the amount of consumer spending could result in a decrease of our revenue and profits.

        Specifically, general economic conditions in the United States continue to show signs of weakening. Many of our businesses rely in part on the number and size of consumer transactions which may be challenged by a declining U.S. economy and difficult capital markets. After experiencing a rebound in the early part of 2008 from the slow 2007 holiday spending period, domestic merchant transaction growth has since slowed slightly. This reduction in spending is across a wide range of categories, with discounters showing less of an effect than smaller retailers. Broad slowdowns in consumer spending could have a material adverse impact on future revenues and profits.

The market for our electronic commerce services is evolving and may not continue to develop or grow rapidly enough for us to maintain and increase our profitability.

        If the number of electronic commerce transactions does not continue to grow or if consumers or businesses do not continue to adopt our services, it could have a material adverse effect on the profitability of our business, financial condition and results of operations. We believe future growth in the electronic commerce market will be driven by the cost, ease-of-use, and quality of products and services offered to consumers and businesses. In order to consistently increase and maintain our profitability, consumers and businesses must continue to adopt our services.

We may experience breakdowns in our processing systems that could damage customer relations and expose us to liability.

        We depend heavily on the reliability of our processing systems in our core business. A system outage or data loss could have a material adverse effect on our business, financial condition and results of operations. Not only would we suffer damage to our reputation in the event of a system outage or data loss, but we may also be liable to third parties. Many of our contractual agreements with financial institutions require the payment of penalties if our systems do not meet certain operating standards. To successfully operate our business, we must be able to protect our processing and other systems from interruption, including from events that may be beyond our control. Events that could cause system interruptions include but are not limited to:

  •
  fire;

  •
  natural disaster;

  •
  unauthorized entry;

  •
  power loss;

  •
  telecommunications failure;

  •
  computer viruses;

  •
  terrorist acts; and

  •
  war.

        Although we have taken steps to protect against data loss and system failures, there is still risk that we may lose critical data or experience system failures. We perform the vast majority of disaster recovery operations ourselves, though we utilize select third parties for some aspects of recovery, particularly internationally. To the extent we outsource our disaster recovery, we are at risk of the vendor's unresponsiveness in the event of breakdowns in our systems. Furthermore, our property and business interruption insurance may not be adequate to compensate us for all losses or failures that may occur.

We may experience software defects, computer viruses and development delays, which could damage customer relations, decrease our potential profitability and expose us to liability.

        Our products are based on sophisticated software and computing systems that often encounter development delays, and the underlying software may contain undetected errors, viruses or defects. Defects in our software products and errors or delays in our processing of electronic transactions could result in:

  •
  additional development costs;

  •
  diversion of technical and other resources from our other development efforts;

  •
  loss of credibility with current or potential customers;

  •
  harm to our reputation; or

  •
  exposure to liability claims.

        In addition, we rely on technologies supplied to us by third parties that may also contain undetected errors, viruses or defects that could have a material adverse effect on our business, financial condition and results of operations. Although we attempt to limit our potential liability for warranty claims through disclaimers in our software documentation and limitation-of-liability provisions in our license and customer agreements, we cannot assure you that these measures will be successful in limiting our liability.

We are subject to the credit risk that our merchants and agents will be unable to satisfy obligations for which we may also be liable.

        We are subject to the credit risk of our merchants and agents being unable to satisfy obligations for which we also may be liable. For example, we and our merchant acquiring alliances are contingently liable for transactions originally acquired by us that are disputed by the card holder and charged back to the merchants. If we or the alliance are unable to collect this amount from the merchant, due to the merchant's insolvency or other reasons, we or the alliance will bear the loss for the amount of the refund paid to the cardholder. Also, our subsidiary Integrated Payment Systems potentially may be liable if holders of official checks that it issues are sold by an agent bank which then becomes insolvent, to the extent that such liabilities are not federally insured or otherwise recovered through the receivership process. We have an active program to manage our credit risk and often mitigate our risk by obtaining collateral. Notwithstanding our program for managing our credit risk, it is possible that a default on such obligations by one or more of our merchants or agents could have a material adverse effect on our business.

Risks Related to the Notes

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

        Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indenture governing the notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

Your right to receive payments on the notes is effectively junior to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

        Our obligations under the notes and our guarantors' obligations under their guarantees of the notes will be unsecured, but our obligations under our senior secured credit facilities and each guarantor's obligations under its guarantee of the senior secured credit facilities are secured by a security interest in substantially all of our domestic tangible and intangible assets, including the stock of substantially all of our wholly owned U.S. subsidiaries and a portion of the stock of certain of our non-U.S. subsidiaries. If we are declared bankrupt or insolvent, or if we default under our senior secured credit facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full. See "Description of Other Indebtedness."

        As of June 30, 2008, we had $12,951.3 million of senior secured indebtedness, which is indebtedness under our senior secured credit facilities, not including the availability of an additional $1,870.0 million under our revolving credit facility (without giving effect to approximately $42.0 million of outstanding letters of credit as of June 30, 2008), $199.4 million under our delayed draw term facility (subsequently reduced to $131.3 million after an additional delayed draw term of $68.1 million on August 1, 2008), up to an additional $1,500.0 million of term loan and revolving credit facilities that we are permitted to obtain under our senior secured credit agreement if we are able to obtain loan commitments from banks, $7,500.0 million notional of floating rate to fixed rate swaps that hedge interest rate risk exposure on the senior secured term loan facility and €91.1 million and $115.0 million Australian dollars, respectively, notional of cross currency swaps that serve as net investment hedges (which represented a negative mark to market (liability) of $217.9 million as of June 30, 2008). The indenture governing the notes will permit us, our subsidiary guarantors and our restricted subsidiaries to incur substantial additional indebtedness in the future, including senior secured indebtedness.

Claims of noteholders will be structurally subordinated to claims of creditors of our subsidiaries that do not guarantee the notes.

        The notes will not be guaranteed by any of our foreign subsidiaries or certain other subsidiaries, including Integrated Payment Systems Inc. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of these subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or creditors of us, including the holders of the notes.

        Our non-guarantor subsidiaries accounted for approximately $1,163.1 million, or 26.9%, of our consolidated revenue for the six months ended June 30, 2008, and approximately $9,962.0 million, or 29.1%, of our total assets excluding settlement assets, and approximately $771.6 million, or 2.8%, of our total liabilities excluding settlement liabilities, in each case as of June 30, 2008.

        In addition, we have lines of credit associated with First Data Deutschland, available solely for settlement purposes, which totaled approximately €160 million (approximately US$251 million as of June 30, 2008), of which approximately US$131.7 million was available for borrowings as of June 30, 2008. We also have lines of credit associated with Cashcard Australia, Ltd., available solely for settlement purposes, which totaled approximately 160 million Australian dollars (approximately US$154 million as of June 30, 2008), US$87.2 million of which was available for borrowings as of June 30, 2008. Finally, we have two credit facilities associated with First Data Polska, which are periodically used to fund settlement activity. The maximum amount available under these facilities, which varies for peak needs during the year, totaled approximately 245 million Polish zloty (approximately US$114 million as of June 30, 2008), all of which was available for borrowings as of June 30, 2008. In January 2008 and in connection with our newly established joint venture with Allied Irish Banks, p.l.c., of which we own 50.1%, we entered into committed lines of credit for a total of €145 million (approximately US$227 million as of June 30, 2008), all but €10 million of which is available solely for settlement activity purposes, US$175.9 million of which was available for borrowing as of June 30, 2008.

The voting interest of the holders of the notes are diluted.

        The exchange notes, the outstanding notes, the senior cash-pay unsecured interim credit facility and the senior PIK interim credit facility, including any notes issued to refinance or to be exchanged for the senior unsecured debt, will not be treated as separate classes for voting purposes, but rather as a single class of debt. Consequently, any action requiring the consent of holders of the outstanding principal amount of the notes under the indenture will also require the consent of holders of the senior unsecured debt (including any notes issued to refinance or to be exchanged for the senior unsecured debt), and the individual voting interest of each holder of the exchange notes is accordingly diluted.

        Any action requiring a majority consent, such as making certain amendments to the indenture or waiving defaults under the indenture, or the action of holders of at least 30% of the debt entitled to vote, such as declaring certain defaults under the indenture or accelerating the amounts due under the notes, may effectively be accomplished by the holders of the senior unsecured debt whether or not the holders of the exchange notes consent to such action. Furthermore, consent by the holders of the exchange notes will not be sufficient by itself to take any action requiring majority consent or the action of holders of at least 30% of the debt entitled to vote unless, in the case of the latter, at least 91.2% of the holders of the exchange notes as of June 30, 2008, consent to such action.

Repayment of our debt, including the notes, is dependent on cash flow generated by our subsidiaries.

        Our subsidiaries own a significant portion of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the notes will limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

        Any default under the agreements governing our indebtedness, including a default under the senior secured credit facilities or the agreements governing our unsecured debt, including the indentures governing the exchange notes related thereto, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in our senior secured credit facilities, the agreements governing our unsecured debt, including the indentures governing the exchange notes related thereto, and the indenture governing the notes), we could be in default under the terms of the agreements governing such indebtedness, including our senior secured credit facilities, the agreements governing our unsecured debt, including the indentures governing the exchange notes related thereto, and the indenture governing the notes. In the event of such default,

  •
  the holders of such indebtedness may be able to cause all of our available cash flow to be used to pay such indebtedness and, in any event, could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

  •
  the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

  •
  we could be forced into bankruptcy or liquidation.

        If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facilities and unsecured debt to avoid being in default. If we breach our covenants under our senior secured credit facilities or the agreements governing our unsecured debt and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit facilities or the agreements governing our unsecured debt, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the notes upon a change of control.

        Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the notes will be our available cash or cash generated from our subsidiaries' operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, we will be contractually restricted under the terms of our senior secured credit facilities and the agreements governing our senior unsecured debt, including the indentures governing the exchange notes related thereto, from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our senior secured credit facilities and the agreements governing our senior unsecured debt, including the indentures governing the exchange notes related thereto. Our failure to repurchase the notes upon a change of control would cause a default under the indenture governing the notes and a cross default under the senior secured credit facilities and the agreements governing our senior unsecured debt, including the indentures governing the exchange notes related thereto. The senior secured credit facilities also provide that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

The lenders under the senior secured credit facilities will have the discretion to release any subsidiary guarantors under the senior secured credit facilities in a variety of circumstances, which will cause those subsidiary guarantors to be released from their guarantees of the notes.

        While any obligations under the senior secured credit facilities remain outstanding, any subsidiary guarantee of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes, at the discretion of lenders under the senior secured credit facilities, if the related subsidiary guarantor is no longer a guarantor of obligations under the senior secured credit facilities or any other indebtedness. See "Description of Notes." The lenders under the senior secured credit facilities will have the discretion to release the subsidiary guarantees under the senior secured credit facilities in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes.

        Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of any guarantees of the notes, including the guarantee by the guarantors entered into upon issuance of the notes and subsidiary guarantees (if any) that may be entered into thereafter under the terms of the indenture governing the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

  •
  we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

  •
  the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

  •
  we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor's ability to pay such debts as they mature; or

  •
  we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

        A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

        We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our or any of our guarantors' other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries' other debt that could result in acceleration of such debt.

        Although each guarantee entered into by a subsidiary will contain a provision intended to limit that guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor's obligation to an amount that effectively makes its guarantee worthless.

United States holders may be required to pay United States federal income tax on accrual of original issue discount on the notes

        Because the "stated redemption price at maturity" of the notes exceeds their "issue price" by more than the statutory de minimis threshold, the notes are treated as having been issued with original issue discount for United States federal income tax purposes. A U.S. holder (as defined in "Certain United States Federal Income Tax Consequences") of a note will be required to include such original issue discount in gross income as it accrues, in advance of the receipt of cash attributable to that income and regardless of the U.S. holder's regular method of accounting for United States federal income tax purposes. See "Certain United States Federal Income Tax Consequences" for more detail.

The interests of our controlling stockholders may differ from the interests of the holders of the notes.

        Affiliates of KKR indirectly own approximately 39.6% of our voting capital stock. Affiliates of KKR are entitled to elect all of our directors, to appoint new management and to approve actions requiring the approval of the holders of our capital stock, including adopting amendments to our certificate of incorporation and approving mergers or sales of substantially all of our assets.

        The interests of these persons may differ from yours in material respects. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of KKR and its affiliates, as equity holders, might conflict with your interests as a note holder. KKR and its affiliates may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a note holder. Additionally, the indenture governing the notes permit us to pay advisory fees, dividends or make other restricted payments under certain circumstances, and KKR may have an interest in our doing so.

        Additionally, KKR is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly and indirectly with us. KKR may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. You should consider that the interests of these holders may differ from yours in material respects. See "Security Ownership of Certain Beneficial Owners" and "Certain Relationships and Related Party Transactions."

 FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" within the meaning of the federal securities laws, which involve risks and uncertainties. Forward looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "estimates," "projects" or "anticipates" or similar expressions that concern our strategy, plans or intentions. All statements we made relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive many of its forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results.

        Some of the important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

        We caution you that the important factors discussed above may not contain all of the material factors that are important to you. The forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

 THE TRANSACTIONS

        On April 1, 2007, we entered into the Merger Agreement with Acquisition Corp. and Parent. On September 24, 2007, Acquisition Corp. merged with and into First Data with First Data continuing as the surviving corporation. In the Merger, each share of First Data common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held in treasury, shares owned by any of our wholly owned subsidiaries or by Parent or by Holdings and the shares for which appraisal rights have been properly exercised under Delaware law) was cancelled and converted into the right to receive $34.00 in cash, without interest and less any applicable withholding taxes. Unless otherwise agreed between Parent and the holder thereof, each option to acquire our common stock and each restricted stock award and restricted stock unit representing a share of our common stock, which was outstanding at the effective time of the Merger, whether or not exercisable or vested, was cancelled in exchange for a cash payment, less any applicable tax withholdings. As a result, holders of stock options received cash equal to the intrinsic value of the awards based on a market price of $34.00 per share while holders of restricted stock awards and restricted stock units received $34.00 per share in cash, without interest.

        The total amount of funds used to complete the Merger and the related transactions was approximately $29.8 billion, which included approximately $26.2 billion paid to First Data's former stockholders and former holders of other equity-based interests in First Data, with the remaining funds used to refinance certain previously existing indebtedness and to pay customary fees and expenses in connection with the Merger, the financing arrangements and the related transactions.

        The sources and uses of the funds for the Transactions are shown in the table below.

Sources of funds:		Uses of funds:
(Dollars in millions)
Revolving credit facility(1)	$200.0	Merger consideration for shares(6)	$26,244.6
Term loan facility(2)	12,775.0	Repayment of Previously Existing
Rollover of capital leases and other		Notes and other(7)	2,279.5
existing debt(3)	467.8	Rollover of capital leases and other
Senior cash-pay unsecured interim		existing debt(3)	467.8
credit facility(4)	3,750.0	Fees related to the Transactions(8)	807.1

Senior PIK unsecured interim credit facility(4)	2,750.0	Total Uses	$29,799.0

Senior subordinated unsecured interim credit facility(4)	2,500.0

Total debt issued	$22,442.8
Equity contribution(5)	7,231.8
First Data Cash	124.4

Total Sources	$29,799.0

(1)
Upon the closing of the Transactions, we entered into a $2,000.0 million senior secured revolving credit facility with a six-year maturity, $200.0 million of which was drawn on the closing date of the Transactions to fund costs related to the Transactions.

(2)
Upon the closing of the Transactions, we entered into a $13,000.0 million senior secured term loan facility with a seven-year maturity, approximately $1,000.0 million of which was available in euros, $12,775.0 million of which was drawn on the date of the consummation of the Transactions. The remaining $225.0 million portion of the term loan facility, approximately the amount of the Previously Existing Notes (defined below) not tendered and remaining outstanding after consummation of the tender offer for such notes, remains available from time to time prior to December 31, 2008. This delayed draw facility may be drawn as the

  Previously Existing Notes are repaid (of which approximately $25.6 million and $68.1 million was drawn on December 24, 2007 and August 1, 2008, respectively, when certain Previously Existing Notes were repaid).

(3)
Consisted primarily of $222.1 million of Previously Existing Notes not repaid as part of the tender offer, $170.5 million of capital lease obligations and $71.8 million of borrowings outstanding against lines of credit associated with our non-guarantor subsidiaries. We have lines of credit associated with First Data Deutschland, which totaled approximately €160 million (approximately US$251 million as of June 30, 2008). We also have lines of credit associated with Cashcard Australia, Ltd., which totaled approximately 160 million Australian dollars (approximately US$154 million as of June 30, 2008). Finally, we have two credit facilities associated with First Data Polska, which are periodically used to fund settlement activity. The maximum amount available under the facilities, which varies for peak needs during the year, totaled approximately 245 million Polish zloty (approximately US$114 million as of June 30, 2008). In January 2008 and in connection with our newly established joint venture with Allied Irish Banks, p.l.c., of which we own 50.1%, we entered into committed lines of credit for a total of €145 million (approximately US$227 million as of June 30, 2008), all but €10 million of which is available solely for settlement activity purposes.

(4)
The $3,750.0 million senior cash-pay unsecured interim credit facility and the $2,750.0 million senior PIK unsecured interim credit facility are scheduled to mature on September 24, 2015. The $2,500.0 million senior subordinated unsecured interim credit facility is scheduled to mature on March 31, 2016. $2,200.0 million of the $3,750.0 million senior cash-pay unsecured interim credit facility was subsequently refinanced with our 9 7/8% senior notes due 2015, with respect to which this exchange offer relates.

(5)
Consists of the equity contributions by the Equity Investors and/or their assignees, net of $82.2 million of equity fees paid by Parent, and by Holdings of the $980.0 million of net proceeds from its offering of senior PIK notes. Neither we nor our subsidiaries provide credit support for Holdings' obligations. In addition, certain members of management were subsequently offered an opportunity to make equity investments in Holdings. Such additional equity investments were made by paying cash for shares of Holdings but are not reflected in the sources and uses of funds relating to the Transactions. Through June 30, 2008, approximately 21.3 million shares were issued by Holdings to members of management at $5.00 per share and substantially all proceeds were contributed to us. For a more detailed explanation of the management equity investment, see "Management—Equity Investment by Key Employee Participants."

(6)
The holders of outstanding shares of common stock immediately prior to the effective time of the Merger received $34.00 in cash per share in connection with the Transactions. The cost of the stock option, restricted stock and restricted stock units cancellation payment was $720.2 million.

(7)
Represents the amount that was paid to (i) repay Previously Existing Notes in the Transactions plus the associated accrued interest as well as the fees for tendering the existing debt, (ii) terminate interest rate swaps that were used to hedge the exposure to changes in fair value resulting from our Previously Existing Notes that were repaid, (iii) buy out two synthetic operating leases due to change-in-control provisions included in the leases, (iv) buy out a portion of our cross-currency swaps used to hedge net investment in foreign operations due to change-in-control provisions contained in the agreements, and (v) fund the supplemental incentive savings plan (the "SISP") as required by a change in control provision in the SISP. Amounts are as follows (in millions):

Repayment of Previously Existing Notes	$1,961.4
Payment of accrued interest and tender related costs on existing debt	31.3
Cash outlay to terminate interest rate swaps	20.2
Cash outlay to buy out synthetic operating leases	98.0
Cash outlay to buy out cross-currency swaps	85.2
Cash outlay to fund the SISP	83.4

Total repayment of Previously Existing Notes and other	$2,279.5

(8)
Represents transaction fees as follows (in millions):

Deferred financing fees associated with the Transactions(i)	$540.5
Other fees related to the Transactions(ii)	$266.6

Total transaction fees	$807.1

        The total amount of transaction fees ultimately incurred may immaterially differ from those presented above based on finalization of billings with all service providers.

(i)
Represents deferred financing fees incurred on the debt issued in connection with the Transactions. Such fees are capitalized and amortized over the related terms of the financings. Included in this amount is $112.5 million, or 1.25%, of the amounts borrowed under the unsecured interim credit facilities with affiliates of the initial purchasers. The terms of the unsecured interim credit facilities provide for the repayment of all or a diminishing portion of the fees, depending upon timing, if the unsecured interim credit facilities are refinanced in one year or less. $2,200.0 million of the $3,750.0 million senior cash-pay unsecured interim credit facility was refinanced with our 9 7/8% senior notes due 2015, with respect to which this exchange offer relates. As a result, we have already received refunds of $27.5 million of the $112.5 million reflected in the sources and uses of funds relating to the Transactions. The $85.0 million not refunded will be amortized to operations. Any underwriting or structuring fees incurred in connection with the refinancing of the interim credit facilities will be amortized over the related terms of the financings and are not reflected in the sources and uses of funds relating to the Transactions.

(ii)
Represents the costs we and the sponsor of the Merger incurred directly related to the Transactions, $77.9 million of which was directly expensed by us in the Predecessor and Successor periods, $7.3 million of which was treated as a reduction to equity and $181.4 million of which was treated as an additional component of the purchase price consideration.

        As discussed in footnote 7 above and on September 24, 2007, we consummated offers to purchase and consent solicitations with respect to our 6 3/8% Medium-Term Notes due 2007, 3.375% Notes due 2008, 5.8% Medium-Term Notes due 2008, 3.9% Notes due 2009, 4.5% Notes due 2010, 5.625% Notes due 2011, 4.7% Notes due 2013, 4.85% Notes due 2014 and 4.95% Notes due 2015 (collectively, the "Previously Existing Notes"). Of the approximately $2.2 billion aggregate outstanding principal balance on September 24, 2007, approximately $2.0 billion was tendered and repaid by us (unrelated to the Transactions, an additional $25.6 and $68.1 million was repaid by us on December 24, 2007 and August 1, 2008, respectively).

        See also "Description of Other Indebtedness."

 Ownership and Corporate Structure

        The following chart shows a summary of our organizational structure as of June 30, 2008. For further information, please see "The Transactions," "Use of Proceeds," "Capitalization," "Executive Compensation" and "Security Ownership of Certain Beneficial Owners."

(1)
Consists of the equity contributions by the Equity Investors and/or their assignees. Net of $82.2 million of equity fees incurred by Parent, $6,251.8 million was contributed to us.

(2)
Certain members of management were offered an opportunity to make equity investments in Holdings. Through June 30, 2008, approximately $106 million had been received by Holdings from members of management (none of which is reflected in sources and uses of funds for the Transactions) for which approximately 21.3 million shares were issued at $5.00 per share and substantially all proceeds were contributed to us. For a more detailed explanation of the management equity investment, see "Management—Equity Investment by Key Employee Participants."

(3)
$1,000 million senior PIK notes of Holdings, net of associated fees, $980 million of which was contributed to us as equity. Neither we nor our subsidiaries provide credit support for Holdings' obligations under its PIK notes. As a result, the senior PIK notes of Holdings are not indebtedness of ours or our subsidiaries.

(4)
Upon the closing of the Transactions, we entered into a $13,000.0 million senior secured term loan facility with a seven-year maturity, approximately $1,000.0 million of which was available in euros, $12,775.0 million of which was drawn on the date of the consummation of the Transactions (the principal balance of the facility was $12,821.3 million as of June 30, 2008, including the foreign exchange impact of the euro-denominated portion). The remaining $225.0 million portion of the term loan facility, approximately the amount of Previously Existing Notes not tendered and remaining outstanding after consummation of the tender offer for such notes, remains available from time to time prior to December 31, 2008. This delayed draw facility may be drawn as the Previously Existing Notes are repaid. In December 2007, approximately $25.6 million was drawn on the delayed draw term loan facility when certain Previously Existing Notes were repaid (an additional $68.1 million was drawn subsequent to June 30, 2008 when additional Previously Existing Notes were repaid). In addition, upon the closing of the Transactions, we entered into a $2,000.0 million senior secured revolving credit facility with a six-year maturity (without giving effect to approximately $42.0 million of outstanding letters of credit as of June 30, 2008), $200.0 million of which was drawn on the closing date of the Transactions to fund costs related to the Transactions (and $130.0 million of which was outstanding as of June 30, 2008).

(5)
The net proceeds from the offering of the outstanding notes, together with cash on hand, were used to repay $2,200.0 million of our senior cash-pay unsecured interim credit facility. The outstanding notes are fully and unconditionally guaranteed on a senior basis by each subsidiary that guarantees our senior secured credit facilities. The outstanding notes are the subject of this exchange offer.

(6)
The $1,550 million senior cash-pay unsecured interim credit facility and the $2,941.2 million senior PIK unsecured interim credit facility (together, the "senior unsecured debt") are scheduled to mature in 2015. The senior PIK unsecured interim credit facility balance has increased from the inception balance of $2,750.0 million due to the "payment" of accrued interest through June 30, 2008. The $2,500 million senior subordinated unsecured interim credit facility is scheduled to mature in 2016 (the "senior subordinated unsecured debt" and collectively, with the senior unsecured debt, the "unsecured debt").

 USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

        The following table summarizes our cash position and capitalization as of June 30, 2008. This table should be read in conjunction with the information included under the headings "The Transactions," "Use of Proceeds," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Selected Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Other Indebtedness" and our consolidated financial statements and related notes included elsewhere in this prospectus.

As of June 30, 2008
(Unaudited) (in millions)
Cash and cash equivalents	$655.3

Debt(1):
Senior secured credit facilities:
Revolving credit facility(2)	$130.0
Term loan facility(3)	12,821.3
Existing 9 7/8% senior notes(4)	2,200.0
Senior cash-pay unsecured interim credit facility(5)	1,550.0
Senior PIK unsecured interim credit facility(5)	2,941.2
Senior subordinated unsecured interim credit facility(5)	2,500.0
Previously Existing Notes	177.4
Capital lease obligations	195.0
Other existing debt(6)	305.7

Total debt	22,820.6
Stockholders' equity	6,842.9

Total capitalization	$29,663.5

(1)
Neither we nor our subsidiaries provide credit support for Holdings' obligations under its $1,000.0 million of senior PIK notes. As a result, the senior PIK notes of Holdings are not indebtedness of ours or our subsidiaries.

(2)
Upon the closing of the Transactions, we entered into a $2,000.0 million senior secured revolving credit facility with a six-year maturity, $200.0 million of which was drawn at that time to fund costs related to the Transactions. As of June 30, 2008, $130.0 million was drawn on the facility (without giving effect to approximately $42.0 million of outstanding letters of credit as of June 30, 2008). See "Description of Other Indebtedness—Senior Secured Credit Facilities."

(3)
Upon the closing of the Transactions, we entered into a $13,000.0 million senior secured term loan facility with a seven year maturity, $1,000.0 million of which was available in euros,

  $12,775.0 million of which was drawn on the date of the consummation of the Transactions. A portion of the term loan facility in the amount of $225.0 million, which is approximately the amount of Previously Existing Notes not tendered and remaining outstanding after consummation of the tender offers for such notes, remained available from time to time prior to December 31, 2008. This delayed draw facility may be drawn as the Previously Existing Notes are repaid (of which approximately $25.6 million and $68.1 million was drawn on December 24, 2007 and August 1, 2008, respectively, when certain Previously Existing Notes were repaid). The term loan facility balance as of June 30, 2008 is net of quarterly installment payments of 1% annual principal amortization of the original funded principal amount and also reflects foreign exchange impact of euro denominated portion of loan, as well as the aforementioned delayed term loan draw executed prior to June 30, 2008.

(4)
The net proceeds from the offering of our existing 9 7/8% senior notes, together with cash on hand, were used to repay $2,200.0 million of our senior cash-pay unsecured interim credit facility. These outstanding notes are the basis for this exchange offer.

(5)
The $1,550.0 million senior cash-pay unsecured interim credit facility and the $2,941.2 million senior PIK unsecured interim credit facility are scheduled to mature on September 24, 2015. The senior PIK unsecured interim credit facility balance has increased from the inception balance of $2,750.0 million due to accrued interest rolled into principal as of scheduled "payment" dates through June 30, 2008. The $2,500.0 million senior subordinated unsecured interim credit facility is scheduled to mature on March 24, 2016.

(6)
Consists of $237.2 million of borrowings outstanding under lines of credit and $68.5 million of miscellaneous notes payable. We have lines of credit associated with First Data Deutschland, which totaled approximately €160 million (approximately US$251 million as of June 30, 2008), US$119.3 million of which was outstanding as of June 30, 2008. We also have lines of credit associated with Cashcard Australia, Ltd., which totaled approximately 160 million Australian dollars (approximately US$154 million as of June 30, 2008), US$66.8 million of which was outstanding as of June 30, 2008. Finally, we have two credit facilities associated with First Data Polska, which are periodically used to fund settlement activity. The maximum amount available under these facilities, which varies for peak needs during the year, totaled approximately 245 million Polish zloty (approximately US$114 million as of June 30, 2008), with no amount outstanding as of June 30, 2008. In January 2008 and in connection with our newly established joint venture with Allied Irish Banks, p.l.c., of which we own 50.1%, we entered into committed lines of credit for a total of €145 million (approximately US$227 million as of June 30, 2008), all but €10 million of which is available solely for settlement activity purposes, US$51.1 million of which was outstanding as of June 30, 2008. Our Merchant Solutions joint venture partner funds settlement activity on behalf of the joint venture in accordance with the joint venture's operating agreement and on an uncommitted basis. The joint venture, which is consolidated by us, had $64.8 million outstanding under this agreement as of June 30, 2008.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

        The following unaudited pro forma condensed consolidated statement of operations has been derived from or developed by applying pro forma adjustments to the historical audited consolidated financial statements appearing elsewhere in this prospectus. The unaudited pro forma condensed consolidated statement of operations has been prepared to give effect to the Transactions, the offerings of the outstanding notes and the exchange notes as if they had occurred at January 1, 2007. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed consolidated statement of operations.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. Note that the pro forma adjustments in this unaudited pro forma condensed consolidated statement of operations differ from the pro forma adjustments presented in the 2007 annual financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus since they reflect fee changes associated with amendments to our interim loan agreements as described in "Prospectus Summary—Recent Developments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Loan Agreement Amendments" as well as updated valuation data for purposes of valuing the merger under purchase accounting. The unaudited pro forma condensed consolidated statement of operations is presented for informational purposes only. The unaudited pro forma condensed consolidated statement of operations does not purport to represent what our results of operations would have been had the Transactions, the offerings of the outstanding notes and the exchange notes actually occurred on the date indicated and they do not purport to project the results of operations for any future period. The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the information contained in "The Transactions," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto appearing elsewhere in this prospectus. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated statement of operations.

        Although First Data continued as the same legal entity after the Transactions, the financial data is presented for two periods: Predecessor and Successor, which generally relate to the period preceding the Transactions and the period succeeding the Transactions, respectively. "First Data," "the Company," "we," "us" and "our" refers to our operations and our consolidated subsidiaries for both the Predecessor and Successor periods.

        The Merger was accounted for using purchase accounting. The final purchase price allocation is dependent on, among other things, the finalization of asset and liability valuations. As of the date of this prospectus, we have not completed the valuation studies necessary to finalize the fair values of the assets acquired, the liabilities assumed, and the related allocation of purchase price. We have allocated the total estimated purchase price to the assets acquired and liabilities assumed based on preliminary valuation data. Any final adjustment to the allocations of purchase price could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed consolidated statement of operations.

        As described in "Prospectus Summary—Recent Developments"and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Significant Subsequent Events" elsewhere in this prospectus, we reached an agreement with JPMorgan to end our joint venture, Chase Paymentech Solutions™, of which we own 49% and which is accounted for on the equity method, by the end of 2008. The impact of this expected expiration is not included in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2007. We do not expect the expiration to have a material impact on our pro forma loss from continuing operations; however, upon the end of the joint venture, the portion of the alliance's business retained by us will subsequently be accounted for on a consolidated basis throughout our financial statements, including in the consolidated statement of operations. Accordingly, both revenues and expenses will increase. For informational purposes and as disclosed in the Chase Paymentech Solutions™ combined financial statements included elsewhere in this prospectus, the Chase Paymentech Solutions™ joint venture reported total combined revenue of $1,286.2 million and combined net income of $582.4 million for the year ended December 31, 2007. Such amounts do not reflect items such as amortization associated with intangible assets resulting from purchase accounting recorded by us.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Historical
	Predecessor	Successor			Pro Forma
	January 1, 2007 through September 24, 2007	September 25, 2007 through December 31, 2007	Pro Forma Adjustments		Year Ended December 31, 2007
	(in millions)
Revenues:
Transaction and processing service fees	$3,965.9	$1,553.3	—		$5,519.2
Investment income, net	(66.9)	(8.2)	—		(75.1)
Product sales and other	616.4	223.0	—		839.4
Reimbursable debit network fees, postage and other	1,257.5	510.4	—		1,767.9

	5,772.9	2,278.5	—		8,051.4

Expenses:
Cost of services (exclusive of items shown below)	2,207.3	790.3	$(114.2	)(a)	2,883.4
Cost of products sold	209.2	87.3	—		296.5
Selling, general and administrative	1,058.8	367.9	(150.1	)(b)	1,276.6
Reimbursable debit network fees, postage and other	1,257.5	510.4	—		1,767.9
Depreciation and amortization	476.4	367.8	382.2	(c)	1,226.4
Other operating expenses(d)	23.3	(0.2)	—		23.1

	5,232.5	2,123.5	117.9		7,473.9

Operating profit	540.4	155.0	(117.9)		577.5

Interest income	30.8	17.9	—		48.7
Interest expense	(103.6)	(584.7)	(1,360.1	)(e)	(2,048.4)
Other income (expense)	4.9	(74.0)	15.8	(f)	(53.3)

	(67.9)	(640.8)	(1,344.3)		(2,053.0)

Income (loss) before income taxes, minority interest, equity earnings in affiliates and discontinued operations	472.5	(485.8)	(1,462.2)		(1,475.5)
Income tax expense (benefit)	125.8	(176.1)	(595.5	)(g)	(645.8)
Minority interest	(105.3)	(39.0)	—		(144.3)
Equity earnings in affiliates	223.0	46.8	(134.2	)(h)	135.6

Income (loss) from continuing operations	$464.4	$(301.9)	$(1,000.9)		$(838.4)

See Accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Statement of Operations

 NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS

(a)
Adjustment to "Cost of services" consists of the following:

Year Ended December 31, 2007
(in millions)
Reverse amortization of prior year service costs and actuarial gains and losses related to defined benefit plans(1)	(3.9)
Reverse costs associated with the accelerated vesting of equity awards(2)	(105.6)
Reverse rent expense related to synthetic leases(3)	(4.7)

Total "Cost of services" adjustments	$(114.2)

    (1)
    Represents reversal of historical amounts recognized in the consolidated statement of operations related to our defined benefit plans for amortization of prior years service costs and actuarial gains and losses.

    (2)
    Represents stock compensation expense from the accelerated vesting of stock options and restricted stock resulting from the Transactions.

    (3)
    Represents reversal of rent expense recognized related to the buy out of synthetic operating leases as a direct result of the Transactions.

(b)
Reflects pro forma adjustments to recognize expense resulting from the sponsor's management fee. The fee is $20 million annually effective beginning September 25, 2007, subject to an annual 5% escalation thereafter, of which about $5 million was expensed in the fourth quarter of 2007. Also reflects a pro forma adjustment in the year ended December 31, 2007 to reverse Transaction costs of $72.6 million incurred and expensed by us and stock compensation expense of $89.9 million from the accelerated vesting of stock options and restricted stock resulting from the Transactions. Finally, reflects a pro forma adjustment to reverse amortization of prior year service costs and actuarial gains and losses related to defined benefit plans of $2.6 million for the year ended December 31, 2007.

(c)
Adjustment to "Depreciation and amortization" consists of increased other intangible asset amortization expense of $404.1 million and a decrease in fixed asset depreciation expense of $25.5 million (although the total value of the fixed assets increased from the valuation, certain of the depreciable assets had longer lives which resulted in lower annual depreciation) both as the result of valuation adjustments related to purchase accounting on the merger. The adjustment also reflects increased depreciation expense on buildings bought out of synthetic leases of $3.6 million as a direct result of the Transactions. Note that amortization of customer relationships intangible assets are recognized on an accelerated basis and other intangible assets are recognized on a straight-line basis. Based on the preliminary valuation of the intangible assets, amortization was approximately $1,059 million for pro forma 2007 and is projected to be approximately as follows for 2008 through 2012: respectively, $989 million, $910 million, $832 million, $676 million and $588 million.

(d)
Other operating expenses include: restructuring charges, net; impairments; litigation and regulatory settlements; and other.

(e)
Reflects pro forma interest expense resulting from our new capital structure as follows:

Year Ended December 31, 2007
(in millions)
Cash interest expense related to new capital structure(1)	$1,639.5
Other existing debt obligations(2)	30.0

Total cash interest expense	1,669.5
Interest expense on senior unsecured PIK debt(3)	290.1
Amortization of capitalized debt issuances costs and discount on other debt(4)	88.8

Total pro forma interest expense	2,048.4
Less historical interest expense	(688.3)

Net adjustment to interest expense	$1,360.1

    (1)
    Reflects interest on $200.0 million outstanding against the senior secured revolving credit facility with a six-year maturity, $12,775.0 million senior secured term loan facility ($1,000.0 million of which was issued in euros) with a seven-year maturity, $1,550.0 million senior cash-pay interim credit facility scheduled to mature on September 24, 2015, $2,500.0 million senior subordinated interim credit facility scheduled to mature on March 31, 2016, and $2,200.0 million of the 9 7/8% senior notes scheduled to mature on September 24, 2015. Also reflects a 0.50% commitment fee on the unutilized portion of the senior secured revolving credit facility ($1,800.0 million) and a 0.75% commitment fee on the undrawn delayed draw term loan facility (an additional available facility in the amount of $225.0 million, which is approximately the amount of Previously Existing Notes not tendered and remaining outstanding after consummation of the tender offers for such notes, in the form of a senior secured delayed draw term loan facility, with a seven-year maturity). This delayed draw facility may be drawn as the Previously Existing Notes are repaid (of which approximately $25.6 million was drawn in December 2007 when certain Previously Existing Notes were repaid). The interest amounts reflect the effect of interest rate swaps with a notional amount of $7,500.0 million related to the senior secured term loan facility as if these swaps were effective on January 1, 2007. Interest for the interim credit facilities has been calculated at a rate consistent with the final fixed interest rate per the loan agreement amendment described in "Summary—Recent Developments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Loan Agreement Amendments". Interest for floating rate debt has been calculated based on the effective LIBOR rate as of December 31, 2007.

    (2)
    Represents interest on existing capital lease obligations and other notes payable, including the Previously Existing Notes that were not repaid as part of the tender offer.

    (3)
    Reflects PIK interest on $2,750.0 million of senior PIK interim credit facility scheduled to mature on September 24, 2015. Interest has been calculated at a rate consistent with the final fixed interest rate per the loan agreement amendment described in "Summary—Recent Developments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Loan Agreement Amendments". Interest on the senior PIK interim credit facility up to and including September 30, 2011 will be paid entirely by increasing the principal amount of the outstanding senior PIK interim credit facility or by issuing additional senior PIK notes, as applicable ("PIK interest"). Beginning on October 1, 2011, interest will be payable in cash. Note that the actual principal balance of senior PIK interim credit facility will increase due to incremental accrued interest rolled into principal as of scheduled "payment" dates subsequent to the Transactions. The increasing principal balance will result in higher periodic interest expense than shown in this pro forma adjustment effective with each payment date until interest is paid in cash beginning on October 1, 2011.

    (4)
    Represents debt issuance fees of $577.6 million associated with the new bank facilities and notes and discount on Previously Existing Notes not tendered amortized over the respective terms of the debt. The debt issuance fees of $577.6 million on the new bank facilities and notes include $102.4 million for a 1.375% to 1.625% structuring fee (depending upon tranche) to be incurred in connection with the Amended Senior Unsecured Interim Loan Agreement and the Amended Senior Subordinated Interim Loan Agreement as described in "Summary—Recent Developments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Significant Subsequent Events". The debt issuance fees of $577.6 million exclude bridge financing fees incurred at the closing of the Merger and amortized through the date of the aforementioned amended loan agreements as they are not considered indicative of long-term ongoing results of operations.

(f)
Represents elimination of debt repayment costs associated with existing debt.

(g)
Represents the tax effect of the pro forma adjustments, calculated at a marginal rate of 37.3% for 2007.

(h)
Represents the amortization of the portion of the preliminary valuation of other intangible assets attributed to equity method investments related to purchase accounting on the Merger.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth our selected historical consolidated financial data as of the dates and for the periods indicated. The selected historical consolidated financial data of the Predecessor as of December 31, 2006 and for each of the two years in the period ended December 31, 2006 and for the period from January 1, 2007 through September 24, 2007 have been derived from our audited consolidated financial statements and related notes appearing elsewhere in this prospectus. The selected historical consolidated financial data of the Successor as of December 31, 2007 and for the period from September 25, 2007 through December 31, 2007 have been derived from our audited consolidated financial statements and related notes appearing elsewhere in this prospectus. The selected historical consolidated financial data of the Predecessor as of December 31, 2003, 2004 and 2005 presented in this table has been derived from our unaudited consolidated financial statements not included in this prospectus. The selected historical consolidated financial data of the Predecessor for the two years in the period ended December 31, 2004 presented in this table have been derived from unaudited consolidated financial statements not included in this prospectus. The selected historical financial data as of and for the six months ended June 30, 2008 (successor) and as of and for the six months ended June 30, 2007 (predecessor) have been derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus.

        Although First Data continued as the same legal entity after the Transactions, the financial data for 2007 is presented for two periods: Predecessor and Successor, which relate to the period preceding the Transactions and the period succeeding the Transactions, respectively.

        The results of operations for any period are not necessarily indicative of the results to be expected for any future period. The selected historical consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

	Predecessor						Successor
							As of December 31, and period from September 25, through December 31, 2007
					As of and for the Six Months Ended June 30, 2007	Period from January 1 through September 24, 2007		As of and for the Six Months Ended June 30, 2008
	As of and for the Year Ended December 31,
	2003	2004	2005	2006
	(in millions)

Statement of Operations Data:
Revenues	$5,432.7	$6,633.4	$6,526.1	$7,076.4	$3,837.0	$5,772.9	$2,278.5	$4,330.8

Expenses:
Cost of services (exclusive of items shown below)(1)	2,423.8	2,741.9	2,307.2	2,493.3	1,411.7	2,207.3	790.3	1,506.1
Cost of products sold(1)	201.9	223.3	249.6	281.0	139.6	209.2	87.3	154.3
Selling, general and administrative(1)	816.0	1,061.6	1,010.8	1,129.3	625.7	1,058.8	367.9	619.6
Reimbursable debit network fees, postage and other	772.5	1,084.7	1,283.4	1,467.6	841.8	1,257.5	510.4	989.6
Depreciation and amortization(1)			610.0	619.7	321.0	476.4	367.8	657.9
Other operating expenses, net(2)	35.5	120.3	142.6	5.0	21.5	23.3	(0.2)	(0.1)

	4,249.7	5,231.8	5,603.6	5,995.9	3,361.3	5,232.5	2,123.5	3,927.4

Operating profit	1,183.0	1,401.6	922.5	1,080.5	475.7	540.4	155.0	403.4

Interest income	6.7	23.1	12.4	55.5	20.9	30.8	17.9	15.6
Interest expense	(81.6)	(116.4)	(190.9)	(248.0)	(70.4)	(103.6)	(584.7)	(968.8)
Other income (expense)(3)	(69.6)	150.1	145.8	22.6	3.4	4.9	(74.0)	(36.8)

Income (loss) before income taxes, minority interest, equity earnings in affiliates and discontinued operations	1,038.5	1,458.4	889.8	910.6	429.6	472.5	(485.8)	(586.6)
Income tax (benefit) expense	193.6	356.5	188.3	203.7	107.6	125.8	(176.1)	(199.9)
Minority interest	(120.8)	(113.8)	(126.9)	(142.3)	(69.1)	(105.3)	(39.0)	(69.3)
Equity earnings in affiliates	140.5	163.2	232.9	283.1	147.7	223.0	46.8	73.7

Income (loss) from continuing operations	$864.6	$1,151.3	$807.5	$847.7	$400.6	$464.4	$(301.9)	$(382.3)

Balance Sheet Data:
Cash and cash equivalents	$779.1	$708.4	$676.4	$1,154.2	$924.5		$606.5	$655.3
Current and long-term settlement assets	14,551.1	14,995.5	16,076.3	19,149.8	17,635.7		18,228.4	13,164.4
Total assets	25,585.6	32,718.8	34,248.5	34,565.8	33,230.6		52,509.3	47,401.2
Total borrowings (including short-term and current portion of long-term borrowings)	3,571.9	4,604.3	5,354.6	2,516.2	2,335.1		22,573.8	22,820.6
Total stockholders' equity	4,047.3	8,886.1	8,457.0	10,141.2	10,487.7		6,829.0	6,842.9
Other Financial Data:
EBITDA(4)	$1,627.7	$2,257.1	$1,863.3	$1,944.7	$922.7	$1,203.2	$516.0	$1,132.9
Capital expenditures, net(5)	287.9	380.7	327.4	300.1	186.7	399.2	112.7	199.7
Ratio of earnings to fixed charges(6)	9.77	10.93	5.51	4.76	6.87	5.64	0.28	0.41

(1)
Effective in 2008, we revised our Statement of Operations presentation to begin presenting Depreciation and amortization as a separate component of Expenses rather than including it in Cost of services, Cost of products sold and Selling, general and administrative, respectively. The years ended December 31, 2006 and 2005, the period from January 1 through

  September 24, 2007, the period from September 25 through December 31, 2007, and the six months ended June 30, 2007 have been conformed to this presentation. The years ended December 31, 2004 and 2003 have not been so conformed as the information is not currently available.

(2)
Other operating expenses, net include: restructuring, net; impairments; litigation and regulatory settlements; and other.

(3)
Other income (expense) includes: investment gains and (losses); derivative financial instruments gains and (losses); divestitures, net; debt repayment gains and (losses); and non-operating foreign currency gains and (losses).

(4)
EBITDA, a measure used by management to measure performance, is defined as income (loss) from continuing operations plus net interest expense, income tax (benefit) expense, depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income from continuing operations as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management's discretionary use as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentation of EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, EBITDA will provide more comparability between the historical results and results that reflect purchase accounting and the new capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these presentations of EBITDA may not be comparable to other similarly titled measures of other companies.

        EBITDA is calculated as follows:

	Predecessor						Successor
					For the Six Months Ended June 30, 2007			For the Six Months Ended June 30, 2008
							For September 25, through December 31, 2007
	For the Year Ended December 31,					For January 1 through September 24, 2007
	2003	2004	2005	2006
Income (loss) from continuing operations	$864.6	$1,151.3	$807.5	$847.7	$400.6	$464.4	$(301.9)	$(382.3)
Interest expense, net	74.9	93.3	178.5	192.5	49.5	72.8	566.8	953.2
Income tax (benefit) expense	193.6	356.5	188.3	203.7	107.6	125.8	(176.1)	(199.9)
Depreciation and amortization(a)	494.6	656.0	689.0	700.8	365.0	540.2	427.2	761.9

EBITDA	$1,627.7	$2,257.1	$1,863.3	$1,944.7	$922.7	$1,203.2	$516.0	$1,132.9

  (a)
  Depreciation and amortization includes amortization of pre-payments on customer contracts which is recorded as a contra-revenue, amortization related to equity method investments which is netted with Equity earnings in affiliates and all other depreciation and amortization which is classified within Expenses in the Consolidated Statements of Operations.

(5)
Capital expenditures represent net cash paid for property and equipment as well as payments to secure customer service contracts, including outlays for conversion and capitalized systems development costs.

(6)
For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest on debt, amortization of deferred financing costs and a portion of rentals determined to be representative of interest. Fixed charges do not include interest on income tax liabilities. Earnings consist of income before income taxes plus fixed charges.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations covers periods prior to and following the consummation of the Transactions. The discussion and analysis of historical periods prior to the consummation of the Transactions does not reflect the significant impact that the Transactions have had and will have on us, including significantly increased leverage and liquidity requirements. You should read the following discussion of our results of operations and financial condition with the "Unaudited Pro Forma Condensed Consolidated Statement of Operations," "Selected Historical Consolidated Financial Data" and the audited and unaudited historical consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the "Risk Factors" section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements.

        You also should read the following discussion of our results of operations and financial condition with "Business" for a discussion of certain of our important financial policies and objectives; performance measures and operational factors we use to evaluate our financial condition and operating performance; and our business segments.

Overview

        First Data, with headquarters in Greenwood Village, Colorado, is a provider of electronic commerce providing services that include merchant transaction processing and acquiring services; credit, retail and debit card issuing and processing services; prepaid card services; official check issuance; and check verification, settlement and guarantee services.

        To achieve our financial objectives, we focus on internal revenue growth and, to a lesser extent subsequent to the Merger noted below, growth through acquisitions. Internal growth is achieved through building our consumer brands, the development of new technologies and payment methods, focused sales force efforts and entering into new and strengthening existing alliance partner relationships. Internal growth also is driven through increased demand through growth of clients and partners. We have long-standing relationships and long-term contracts with these clients and partners. The length of the contracts varies across our business units, but the majority are for multiple years.

  Segment Realignment

        A new Chief Executive Officer, our chief operating decision maker ("CODM"), was appointed as a result of the Merger. In connection with this change in leadership, changes were made to our senior management and organization of the business. Effective January 1, 2008, our new Chief Executive Officer began making strategic and operating decisions with regards to assessing performance and allocating resources based on a new segment structure. Segment results for 2007, 2006 and 2005 have been adjusted to reflect the new structure. We now operate in five business segments: Merchant Services, Financial Services, International, Prepaid Services and Integrated Payment Systems. A summary of the new segments follows:

  •
  The Merchant Services segment is comprised of businesses that provide services which facilitate the merchants' ability to accept credit, debit, stored-value and loyalty cards. The segment's processing services include authorization, transaction capture, settlement, chargeback handling, and internet-based transaction processing. Merchant Services also provide point-of-sale ("POS") devices and other equipment necessary to capture merchant transactions. A majority of these services are offered to the merchants through joint ventures or other alliance arrangements primarily with financial institutions and pertain to transactions in which consumer payments to merchants are made through a card association (such as Visa or MasterCard), a debit network, or another payment network (such as Discover).

  •
  The Financial Services segment provides issuer card and network solutions and payment management solutions for point of sale and recurring bill payments. Issuer card and network solutions include credit and retail card processing, debit card processing and network services (including the STAR Network), and output services for financial institutions and other organizations offering credit cards, debit cards and retail private label cards to consumers and businesses to manage customer accounts. Payment management solutions include check verification, settlement and guarantee services (provided by TeleCheck) and other payment options that support merchants and online retailers, businesses, and government agencies. The segment's largest components of revenue consist of fees for account management, transaction authorization and posting, network switching, check acceptance and warranty, as well as reimbursable postage.

  •
  The International segment is comprised of businesses that provide the following services outside of the United States: credit, retail, debit and prepaid card processing; merchant acquiring and processing; ATM and POS processing, driving, acquiring and switching services; and card processing software. The largest components of the segment's revenue are fees for facilitating the merchants' ability to accept credit, retail and debit cards by authorizing, capturing, and settling merchants' credit, retail, debit, stored-value and loyalty card transactions as well as for transaction authorization and posting, network switching and account management.

  •
  The Prepaid Services segment consists of businesses that provide a wide range of open and closed loop stored-value products and processing services. The closed loop operations comprise the largest component of the segment's revenue, providing gift card processing services to large national merchants as well as fleet services to trucking companies. The open loop products are the fastest growing component of the segment driven primarily by employers' adoption of the Money Network payroll product.

  •
  The Integrated Payment Systems segment's operations involve the issuance of official checks and money orders by agents which are typically banks or other financial institutions. Official checks serve as an alternative to a bank's own disbursement items such as cashiers or bank checks. Revenue is principally earned on invested funds which are pending settlement.

  Presentation

        This Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") excludes the accounts of Parent and Holdings (both defined in "Basis of Presentation" above) described in the Merger discussion below. Post merger, First Data continued as the surviving corporation and our Consolidated Financial Statements included elsewhere in this prospectus are presented for two periods for 2007: predecessor and successor, which primarily relate to the period preceding the Merger and the period succeeding the Merger, respectively. Note that the successor period also contains the results of Acquisition Corp. (defined in "Basis of Presentation" above) operations from March 29, 2007 (formation date) to September 24, 2007. Acquisition Corp. had no assets, liabilities or results of operations other than those related to two forward starting contingent interest rate swaps entered into prior to consummation of the Merger that were entered into to hedge a portion of the debt incurred to finance the Merger.

        The discussion in this MD&A is presented with the predecessor and successor periods for 2007 and on a pro forma basis for the full year 2007. We believe that the discussion on a pro forma basis allows the 2007 results of operations to be analyzed on a more comparable basis to 2006. See the 2007 pro forma Condensed Consolidated Statements of Operations and segment results below. Note that there were no adjustments in the calculation of pro forma revenue and the most significant pro forma adjustments in the calculation of pro forma expense pertained to amortization of the valued intangibles and interest expense on the merger-related debt.

        Our Consolidated Balance Sheet presentation has historically been unclassified due to the short-term nature of our settlement obligations contrasted with our ability to invest cash awaiting settlement in long-term investment securities. During 2007, we repositioned the majority of our investment portfolio associated with cash awaiting settlement from long-term investments to short-term investments. As a result of the repositioning of the portfolio such that a majority of the settlement assets and all settlement liabilities are short-term, we have changed to a classified balance sheet. The Consolidated Balance Sheets as of December 31, 2007 and 2006 as well as June 30, 2007 have been revised to conform to this presentation.

        In connection with the segment realignment described above, we also reclassified certain Transaction and processing service fee revenue components in the Consolidated Statements of Operations, primarily the prepaid business from "Merchant related services" to "Other services" and the debit network business from "Merchants related services" to "Card services" for the years ended December 31, 2007, 2006 and 2005 and for the three and six months ended June 30, 2007. Additionally, consolidated expenses for the years ended December 31, 2007, 2006 and 2005 and for the three and six months ended June 30, 2007 have been adjusted to present certain depreciation and amortization amounts as a separate component of Expenses.

Financial Summary for the Three and Six Months Ended June 30, 2008

        Significant financial and other measures for the three and six months ended June 30, 2008 included:

  •
  Total revenues increased 10% and 13% for the three and six month periods in 2008 in comparison to the same periods in 2007, with Merchant Services segment revenue growing 8% and 9%, Financial Services segment revenue decreasing 1% for the three month period and remaining flat for the six month period, and International segment revenue growing 20% and 21% for the same periods, respectively.

  •
  During the three and six months ended June 30, 2008 compared to the same periods in 2007, domestic merchant transactions increased 11% to 7.0 billion and 11% to 13.5 billion, respectively; domestic debit issuer transactions increased 3% to 3.1 billion and 3% to 5.9 billion, respectively; and international transactions increased 23% to 1.6 billion and 18% to 3.1 billion, respectively.

  •
  Operating profit for the three and six months ended June 30, 2008 decreased 26% and 15% from the same periods in the prior year due to increased depreciation and amortization principally as the result of merger-related purchase accounting and benefited from increased net investment income among other items.

  •
  Net losses of $160.6 million and $382.3 million were generated for the three and six months ended June 30, 2008, respectively, compared to net income of $228.9 million and $404.1 million for the same periods in 2007, most significantly impacted by an increase in interest expense of $260.3 million and $563.3 million for the three and six months ended June 30, 2008, respectively, net of tax, primarily driven by debt issued in connection with the Merger. Also contributing to the net losses was an increase in depreciation and amortization of $131.3 million and $248.9 million for the three and six months ended June 30, 2008, respectively, net of tax, primarily as a result of merger-related purchase accounting offset by increased net investment income among other items.

Financial Summary for the Year Ended December 31, 2007

        This financial summary presents comparative information for the year ended December 31, 2007 on a pro forma basis versus the historical results for the year ended December 31, 2006 and the year ended December 31, 2006 compared to the year ended December 31, 2005. The 2007 discussion of results for the predecessor and successor periods are presented later in this MD&A. We believe the presentation of the 2007 results on a pro forma basis throughout this MD&A is a useful supplement to the historical results as it allows comparative analysis and is generally more indicative of future operations as it comprehends the impact of the Merger discussed below.

  •
  Total 2007 pro forma revenues increased 14% compared to historical 2006 and 2006 increased 8% compared to 2005. Merchant Services segment revenue grew 9% for pro forma 2007 compared to historical 2006 and 12% for 2006 compared to 2005. Financial Services segment revenue grew 8% for pro forma 2007 compared to historical 2006 and decreased 1% for 2006 compared to 2005. Lastly, the International segment revenue grew 30% for pro forma 2007 compared to historical 2006 and 38% for 2006 compared to 2005.

  •
  For 2007 compared to historical 2006, domestic merchant transactions increased 12% to 25.4 billion; domestic debit issuer transactions increased 10% to 11.7 billion; and international transactions increased 19% to 5.5 billion.

  Merger

        On April 1, 2007, we entered into the Merger Agreement with Acquisition Corp. and Parent. On September 24, 2007, Acquisition Corp. merged with and into First Data with First Data continuing as the surviving corporation. Parent is controlled by affiliates of KKR or the "sponsor". As of the effective time of the Merger, each issued and outstanding share of common stock of First Data was cancelled and converted into the right to receive $34.00 in cash, without interest (other than shares owned by Parent, Acquisition Corp or Holdings, which were cancelled and given no consideration). Additionally, vesting of FDC stock options, restricted stock awards and restricted stock units was accelerated upon closing of the Merger. As a result, holders of stock options received cash equal to the intrinsic value of the awards based on a market price of $34.00 per share while holders of restricted stock awards and restricted stock units received $34.00 per share in cash, without interest. Vesting of Western Union options, restricted stock awards and restricted stock units held by FDC employees was also accelerated upon closing of the Merger.

        Immediately following consummation of the Merger, Michael D. Capellas was appointed as Chief Executive Officer of First Data. Capellas succeeds Henry C. Duques who announced his intention to retire within two years when he returned as Chairman and Chief Executive Officer in late 2005.

        The Merger was financed by a combination of the following: borrowings under our senior secured credit facilities, senior unsecured interim loan agreement and senior subordinated unsecured interim loan agreement, and the equity investment of Holdings. See Note 2 of our 2007 annual Consolidated Financial Statements in this prospectus for detailed discussion of purchase price and transaction costs, and Note 10 for a detailed discussion regarding the tender of previously existing debt as well as the debt issued in conjunction with the Merger.

        We applied purchase accounting to the opening balance sheet and results of operations on September 25, 2007, with subsequent adjustments to both December 31, 2007 and June 30, 2008, as the Merger occurred at the close of business on September 24, 2007. The purchase accounting had a material impact on the successor period presented due most significantly to the amortization of intangible assets and will have a material impact on future earnings. Our purchase accounting is in its preliminary stages. The value assigned to intangible assets at December 31, 2007 and at June 30, 2008 was based on preliminary valuation data and is expected to change due to finalization of the valuation.

The valuation of fixed assets is in process, with the values assigned at December 31, 2007 being based on historical value which represented our then best estimate and the values at June 30, 2008 being based on preliminary valuation data which may change upon finalization of the valuation. We are also in the process of working through other potential purchase accounting adjustments that mostly relate to pre-acquisition contingencies, implementation of management's restructuring plans and related deferred taxes on the purchase accounting. We will finalize our purchase accounting in the third quarter of 2008.

        We have implemented a plan to provide strategic direction for First Data under new leadership. The plan includes generating organic growth through improved sales effectiveness and accelerating new product innovations. The plan also captures efficiencies related to the simplification of domestic and international operations and other near term cost saving initiatives as well as certain reductions in personnel. In accordance with this plan, in November 2007, we terminated approximately 6% of our worldwide work force. A majority of them ceased working before December 31, 2007 and a majority of the remaining employees ceased working at various times through the first six months of 2008. A majority of the successor severance costs were recorded in purchase accounting while the remaining amount was or will be recorded through current operations. We expect to achieve approximately $200 million in annual savings from the reduction of corporate and business unit spending, including the headcount reductions in November 2007 noted above.

  Official Check and Money Order Wind-down

        In the first quarter of 2007, we announced our intent to wind-down the official check and money order business included within the Integrated Payment Systems segment. The official check and money order businesses are conducted by a subsidiary of First Data, Integrated Payment Systems Inc., with separate creditors and whose assets, including the investment portfolio associated with the official checks and money orders, are not intended to be available to our creditors or our other subsidiaries. We expect the wind-down of the majority of the business to take place in 2008. In the fourth quarter of 2007, we completed the repositioning of the investment portfolio associated with this business from long-term municipal bonds to short-term investments, the majority of which were short-term tax-exempt variable rate demand notes at December 31, 2007. Associated with this repositioning, we terminated the interest rate swaps used to hedge the portfolio. In January 2008, these short-term tax-exempt variable rate demand notes were repositioned into mostly short-term taxable investments.

  Acquisitions

  •
  In February 2007, we acquired the assets of Datawire Communication Networks, Inc. ("Datawire"), an internet-based transaction delivery company. Datawire is reported as part of the Merchant Services segment.

  •
  In March 2007, we acquired Intelligent Results, a customer data analytics and decision management software provider. Intelligent Results is reported as part of All Other and Corporate.

  •
  In March 2007, we acquired Instant Cash Services® ("Instant Cash"), a debit card and ATM payment processing service provider for community banks, credit unions, thrifts and non-financial institutions. Instant Cash is reported as part of the Financial Services segment.

  •
  In June 2007, we acquired FundsXpress, a provider of online banking and bill payment services. FundsXpress is reported as part of the Financial Services segment.

  •
  In August 2007, we acquired First Data Polska (formerly POLCARD), a merchant acquirer and card issuer processor in Poland. First Data Polska is reported as part of the International segment.

  •
  In October 2007, we acquired Deecal International, a specialist software solutions provider for commercial payments in Dublin, Ireland. Deecal International is reported as part of the International segment.

  •
  In November 2007, we purchased the remaining interest in our First Data Government Solutions ("FDGS") subsidiary previously owned by minority interest holders. FDGS is reported as part of the Financial Services segment.

  •
  In November 2007, we acquired Check Forte Processamento de Dados Ltda. ("Check Forte"), a payment transaction processing company in Brazil. Check Forte is reported as part of the International segment.

  •
  In November 2007, we formed a joint venture with Standard Chartered PLC, of which First Data owns 56% ("Merchant Solutions"). The joint venture will provide merchant acquiring services in Asia. Merchant Solutions is consolidated within FDC and is reported as part of the International segment.

  •
  In January 2008, we entered into a joint venture with Allied Irish Banks p.l.c. ("AIB"), of which we own 50.1%. The joint venture will provide card acquiring services in the Republic of Ireland, the United Kingdom and elsewhere in Europe. The joint venture with AIB will be consolidated and reported in the International segment.

  •
  In April 2008, we signed an agreement to acquire InComm Holdings Inc. ("InComm"), a distributor of stored value gift and prepaid products. The transaction is subject to customary closing conditions and regulatory approvals. The parties have agreed to extend the completion date of the transaction in order to complete certain closing conditions and to negotiate and mutually agree upon changes to the merger terms. Subject to us reaching agreement with the sellers on such revised terms, we would expect to close the transaction in the second half of 2008.

  •
  In July 2008, we purchased the remaining 31.8% interest in our Money Network Financial, LLC subsidiary previously owned by minority interest holders.

        Management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities and Exchange Act of 1934. As allowed by the SEC, our policy is to not include in management's assessment of internal controls the internal controls of acquired companies in the year of acquisition if we deem that an assessment could not be adequately accomplished in the normal course of business. All acquisitions noted above that closed in 2007 were not within the scope of management's report on internal controls over financial reporting for 2007. We do not deem these acquisitions significant, individually or in aggregate, to the Consolidated Financial Statements.

  Chase Paymentech

        Our largest merchant alliance, Chase Paymentech Solutions™, a global payments and merchant acquiring entity, is 51% owned by JPMorgan and 49% owned by FDC. On May 27, 2008, we announced we had reached agreement with JPMorgan to end the Chase Paymentech joint venture by the end of 2008. In the interim, the two companies will continue to operate the joint venture. After the transition, JPMorgan and we will operate separate payment business. We will continue to provide transaction processing and data commerce solutions for allocated merchants through our current technology platforms. We will assume management of the full-service independent sales organization ("ISO") and Agent Bank unit of the joint venture and will integrate 49% of the joint venture's assets and a portion of the joint venture employees into our existing merchant acquiring business. First Data has historically accounted for our minority interest in the joint venture under the equity method of accounting. Subsequent to the wind up of the joint venture, the portion of the alliance's business retained by us will be reflected on a consolidated basis throughout the financial statements. As a result and on a pro forma basis, the expiration would not be expected to have a material impact on historical net income (loss) and our historical reported revenues and expenses would increase. Expiration of the alliance will result in the loss of JPMorgan branch referrals and access to the JPMorgan brand. Additionally, expiration in 2008 will cause us to incur an obligation associated with taxes. Based on preliminary estimates and assumptions this obligation could be in excess of $200 million. A significant portion of this obligation may, however, be recovered through the future amortization of increased tax basis generated by this event. Expiration will also pose the following potential risks: loss of certain processing volume over time, disruption of the business due to the need to identify and transition to a new financial institution sponsorship and clearing services for the merchants allocated to FDC, and post-expiration competition by JPMorgan, any of which could have a material adverse effect on our operations and results.

  Loan Agreement Amendments

        On June 19, 2008, we entered into the First Senior Amendment, which amends the Amended Senior Unsecured Interim Loan Agreement to increase the interest rates on borrowings (i) at any date on or after June 19, 2008 and prior to August 18, 2008, to 8.490% per annum with respect to senior cash-pay loans and 9.320% per annum with respect to senior PIK loans, and (ii) at any date on or after August 18, 2008, to 9.875% per annum with respect to senior cash-pay loans and 10.550% per annum with respect to senior PIK loans.

        Also on June 19, 2008, we entered into the First Senior Subordinated Amendment, which amends the Amended Senior Subordinated Interim Loan Agreement to increase the interest rates on borrowings (i) at any date on or after June 19, 2008 and prior to August 18, 2008 to 9.800% per annum, and (ii) at any date on or after August 18, 2008, to 11.250% per annum.

  Subsequent Events

        In July 2008, IPS agreed with Western Union that on October 1, 2009, IPS will assign and transfer to Western Union, among other things, certain assets and equipment used by IPS to issue retail money orders and an amount sufficient to satisfy all outstanding retail money orders. On the closing date, Western Union will assume IPS's role as issuer of the retail money orders. The transfer will result in a significant decrease to the IPS settlement asset portfolio.

        General economic conditions in the United States continue to show signs of weakening. Many of our businesses rely in part on the number and size of consumer transactions which may be challenged by a declining U.S. economy and difficult capital markets. After experiencing a rebound in the early part of 2008 from the slow 2007 holiday spending period, in the second quarter 2008 domestic merchant transaction growth slowed slightly. This reduction in spending was across a wide range of categories, with discounters showing less of an effect than smaller retailers. While we are partially insulated from specific industry trends through our diverse market presence, broad slowdowns in consumer spending could have a material adverse impact on future revenues and profits.

  Companywide Initiatives

        We have three companywide initiatives involving data center consolidation, platform consolidation and global sourcing (sourcing labor in the most cost effective and efficient marketplace). We began executing upon our U.S. data center consolidation initiative in the second quarter 2007. We plan to reduce our U.S. data centers to three from the current total of 12. Command centers will be reduced to two from the current total of seven. The cost in 2007 related to this U.S. initiative was approximately $29 million for the predecessor period and $10 million for the successor period consisting of approximately $13 million and $5 million, respectively, in capital expenditures and approximately $16 million and $5 million, respectively, of direct project costs. We expect to incur costs associated with this initiative through the second half of 2009 when the project is expected to be completed. Our domestic platform consolidation plan is under development and we began executing the global sourcing initiatives in the third quarter of 2007. As of December 31, 2007, two data centers and two command centers have been closed.

        Internationally, we closed three European data centers in 2007. The International segment is also in the process of consolidating its operating platforms. The most significant international platform consolidation that is under way is the migration of clients from the Equasion card processing platform to the VisionPLUS card processing platform. We expect to continue to incur these costs into 2009 when the project is expected to be completed.

        Direct incremental costs incurred to execute the companywide initiatives that are not comprehended as an assumed liability in purchase accounting, not classified as either restructuring or impairment and that are not salaries and benefits of existing, continuing employees recorded in 2007 were $13 million for the predecessor period and $6 million for the successor period relating to international data center and platform consolidation and $16 million and $5 million for the same periods for domestic data center consolidation.

2006 Overview

  Financial Statement Restatement

        In August 2006, we restated our previously issued Consolidated Financial Statements after an extensive review of our accounting for derivatives. The restatement pertained to the initial documentation for certain interest rate swaps associated with our official check business, within the Integrated Payment Systems segment, which we determined did not meet the requirements to qualify for hedge accounting. As a result, changes in the fair market value of these certain derivative instruments were recognized in the Consolidated Statements of Operations in the "Other income (expense)" line. In September 2006, we terminated most of the above noted interest rate swaps and entered into new interest rate swaps that qualified for hedge accounting under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). These new interest rate swaps were subsequently terminated in connection with the portfolio repositioning associated with the official check and money order wind-down noted above.

  Spin-off of Western Union

        On September 29, 2006, we separated our Western Union money transfer business into an independent, publicly traded company through a spin-off of 100% of Western Union to FDC shareholders in a transaction intended to qualify for tax-free treatment ("the spin-off"). FDC and Western Union are independent and have separate ownership, boards of directors and management.

        Immediately prior to the spin-off, Western Union transferred $1 billion of Western Union notes and $2.5 billion in cash to FDC. On September 29, 2006, we exchanged these Western Union notes for FDC debt (commercial paper) held by investment banks ("the debt-for-debt exchange"). We utilized approximately $2.1 billion of the $2.5 billion cash to repurchase commercial paper and debt through a cash tender offer and other repurchases.

        In connection with the distribution by us of all of the outstanding shares of common stock of Western Union to our stockholders, we entered into certain agreements with Western Union to govern the terms of the spin-off and to define the ongoing relationship between FDC and Western Union following the spin-off. We effected the contribution to Western Union of the subsidiaries that operate Western Union's business and related assets on an "as is, where is" basis without any representations or warranties. We generally have not retained any of the liabilities associated with the subsidiaries or assets contributed to Western Union, and Western Union and the contributed subsidiaries have agreed to perform and fulfill all of the liabilities arising out of the operation of the contributed money transfer and consumer payments businesses. Western Union also has indemnified us for taxes attributable to Western Union with respect to periods before the spin-off.

  Discontinued Operations

        The historic results of operations of the Western Union Company, Primary Payment Systems ("PPS"), IDLogix and Taxware, LP ("Taxware") are presented as discontinued operations due to the spin-off or sale of these entities in 2006. All prior period amounts presented in the financial statements and MD&A were adjusted to reflect this discontinued operation presentation. In 2004, we divested our 64% ownership of NYCE, an electronic funds transfer network. The sale agreement of NYCE contemplated potential adjustments to the sales price which resulted in activity in discontinued operations in 2005 and 2006.

  Adoption of SFAS 123R

        We adopted Statement of Financial Accounting Standards No. 123R, "Share-Based Payment" ("SFAS 123R"), following the modified prospective method effective January 1, 2006. SFAS 123R requires all share-based compensation to employees to be recognized in the income statement based on their respective grant date fair values over the corresponding service periods and also requires an estimation of forfeitures when calculating compensation expense. Refer to Note 15 of our Consolidated Financial Statements for a complete discussion of our stock-based compensation plans and the adoption of SFAS 123R.

Segment Discussion

  Merchant Services Segment

        The Merchant Services segment is comprised of businesses that provide merchant acquiring services. Merchant acquiring operations are the largest component of the segment's revenue, facilitating the merchants' ability to accept credit and debit cards by authorizing, capturing, and settling merchants' credit, debit, stored-value and loyalty card transactions. Many of the segment's services are offered through joint ventures and other alliance arrangements.

        Merchant Services continues to grow in credit, signature debit and PIN-debit processing through the strength of its merchant alliances, focused sales force efforts and the development of new POS technologies and payment methods. We continue to expand our merchant alliance program and have one alliance that met the SEC's significant subsidiary test in the predecessor period. The alliance may not meet the significant subsidiary test in 2008. Financial results of the merchant alliance strategy appear both in the "Transaction and processing service fees revenue" and "Equity earnings in affiliates" line items of the Consolidated Statements of Operations. We also continue to expand our association with Independent Sales Organizations ("ISO") along with the merchant alliance program to sign-up new merchants. The segment's growth also benefited by the recent acquisition of Datawire.

        Merchant Services segment revenues are driven most significantly by the number of transactions as well as dollar volumes. Consumers continue to increase the use of credit, debit and stored-value cards in place of cash and paper checks. We expect that if, for example, consumer-spending increases in correlation to an improved economy, we will experience a relatively proportionate increase in transactions. Internet payments continue to grow but account for a small portion of the segment's transactions. While transactions over the internet may involve increased risk, these transactions typically generate higher profits for us. We continue to enhance our fraud detection and other systems to address such risks.

        We experienced transaction growth in the PIN-debit market in 2007 that exceeded the growth in the credit market and we expect this growth trend to continue. Trends in consumer spending between national, regional and boutique merchants impact revenue and operating margins as revenue per transaction and operating margins from national merchants are typically less than regional and boutique merchants. The segment has historically experienced three to five percent annual price compression on average, with price compression for the national merchants being higher. We currently mitigate the impact of a trend of consumers to a type of merchant through having a mix of national, regional and boutique merchants across a diverse industry set. Expense reductions and enhanced product offerings also help mitigate this impact.

        The purchase and sale of merchant contracts is an ordinary element of our Merchant Services business as is the movement of merchant contracts between us and our merchant alliances, its ISO partners and other third parties. We periodically evaluate our merchant portfolios. We or a merchant alliance may purchase or sell a portfolio of contracts outright. Other times a partner may purchase our interest in a merchant alliance. This gives the partner 100% ownership in the underlying merchant contracts as compared to a partial interest in a joint venture alliance that owns the contracts. Other times the formation of a merchant alliance involves the sale or purchase of an interest in a portfolio of our merchant contracts to the joint venture partner for cash. Management considers these transactions to be in the ordinary course of managing our business, and therefore, the gains from selling these revenue-generating assets are included within the "Product sales and other" component of revenues.

  Financial Services Segment

        The Financial Services segment is comprised of businesses that provide credit and retail card processing, debit card processing and network services, output services, check verification, settlement and guarantee services, remittance processing services and other payment options that support merchants and online retailers, businesses, and government agencies. This segment also provides other payment services such as remote deposit, clearing services and processing for payments which occur in such forms as checks, ACH, wire transfer and stored-value cards. The credit and retail card processing and debit network processing businesses provide services which enable financial institutions and other organizations offering credit cards, debit cards and retail private label cards to consumers and businesses to manage customer accounts. The output services business provides statement and letter printing and embossing and mailing services to clients processing accounts on our platform, as well as those using alternative platforms. The remittance processing business processes mail-in payments for third-party organizations. The segment's largest components of revenue consist of fees for account management, transaction authorization and posting, network switching, debit network acquiring and processing, check verification, settlement and guarantee services as well as reimbursable postage.

        Credit and retail based revenue is derived primarily from the card processing services offered to financial institutions and other issuers of cards. Revenue from these markets is driven primarily by accounts on file, with active accounts having a larger impact on revenue than inactive. Retail account portfolios typically have a lower proportionate share of active accounts than credit account portfolios and product usage is different between the card types resulting in lower revenue per active retail account. In addition, contract pricing at the customer level is dependent upon the volume of accounts, mix of account types (e.g. retail, credit, co-branded credit and debit) and product usage.

        Financial Services is focused on developing new product offerings, maximizing productivity and system capacity, and integrating its recent acquisitions which include Instant Cash and FundsXpress noted above. We also purchased the remaining minority interest in FDGS in 2007.

        The underlying economic drivers of card issuance are population demographics and employment. Strengthening in the economy typically results in an improved credit risk profile, allowing card issuers to be more aggressive in their marketing campaigns to issue more cards. Conversely, a weakening in the economy typically results in a tightening of the credit market with fewer consumers qualifying for credit. We continue to see a shift to the use of debit cards from credit cards, checks and cash, with the decrease in use of checks negatively affecting our check verification, settlement and guarantee business. Domestic debit issuer transactions have been the fastest growing type of transaction.

  International Segment

        Through 2007, the International segment businesses operated in four main geographic regions: "EMEA" includes European, Middle Eastern and African countries and provides card issuing processing, merchant acquiring and processing, and ATM and POS processing, driving, acquiring and switching services across the region; "LAC" includes Canada and Latin American and Caribbean countries and provides merchant acquiring and processing, card issuing processing, software licensing and debit switching services; "ANZ" includes Australia and New Zealand and provides merchant acquiring, processing and switching services, managed service card processing and owns and operates an ATM network in Australia; Asia includes China and North and South Asian countries and mainly provides merchant POS transaction switching services, software licensing, card issuing processing services, host processing services and merchant acquiring and processing. The primary service offerings of the International segment are substantially the same as those provided in the Merchant Services and Financial Services segments.

        The EMEA region is the largest region and accounted for approximately 60% of the segment's pro forma revenue for 2007, as well as 2006 and 2005, with LAC accounting for over 15% and ANZ accounting for over 12% of the segment's revenue for the same periods. The Asia regions accounted for the remaining revenue other than certain businesses that accounted for approximately 3% of the segment's total revenues that do not operate on a geographic basis.

        In 2007, our international acquisitions included First Data Polska, Deecal International, Check Forte and 56% of the Merchant Solutions joint venture.

        As noted above in the "Merchant Services" discussion, the purchase and sale of merchant contracts is also an ordinary element of our International business.

  Prepaid Services Segment

        The Prepaid Services segment develops, implements and manages prepaid stored-value card issuance and processing services (i.e. gift cards) for retailers and others. The full-service stored-value/gift card program offers transaction processing services, card acquisition and customer service for over 200 national brands and several thousand small and mid-tier merchants. We also provide payment processing, settlement and specialized reporting services for transportation companies and own and operate ATMs at truck stops. During 2006, we began providing support to the card issuer in the distribution of a co-branded STAR Network and Visa gift card bearing the retailer's name, as well as the STAR Network Gift Card that is available in certain gift card malls. Segment revenues are driven most significantly by the number of transactions.

  Integrated Payments Systems Segment

        The Integrated Payment Systems segment's most significant operations involve the issuance of official checks and money orders by agents which are typically banks or other financial institutions. Official checks serve as an alternative to a bank's own disbursement items such as cashiers or bank checks and money orders primarily serve as a disbursement option for un-banked customers. A large component of revenue is earnings on invested funds which are pending settlement.

        The Integrated Payment Systems segment businesses generate investment income from investing funds pending settlement from the sales of official checks and money orders or fee revenue from check processing. As noted above, we are in the process of winding-down the official check and money order business. During 2007, funds pending settlement were invested in tax free instruments issued by municipalities to minimize exposure to credit risks. Such investments were repositioned from long-term to mostly short-term during the year as noted above. In 2008, these investments, were further repositioned into mostly short-term taxable investments, the majority of which were in commercial paper and bank certificates of deposits, as well as some long-term auction-rate securities, the balance of which was approximately $541 million as of June 30, 2008. We pay our agents commissions based on short-term variable rates and the balance of outstanding checks or money orders. We net the commissions paid to agents against the revenue we earn from our investments. Prior to the portfolio repositioning discussed above, we managed interest rate risk through the use of interest rate swap agreements, which converted the fixed rate investments into variable rate, thus hedging the impact of market valuation of the long-term investments. The interest impact of the interest rate swaps associated with the investments were also netted against the revenue earned from the investments during the period which the interest rate swaps qualified for hedge accounting.

  All Other and Corporate

        All Other and Corporate is comprised of our business units not included in the segments noted above as well as our Corporate results. Other than the impact of the Merger and the acquisition of Intelligent Results, as discussed above, there were no significant developments within All Other and Corporate during 2007.

  Industry

        Bank industry consolidation impacts existing and potential clients in FDC's service areas. Our alliance strategy could be impacted negatively as a result of consolidations, especially where the banks involved are committed to merchant processing businesses that compete with us. Conversely, if an existing alliance bank partner acquires a new merchant business, this could result in such business being contributed to the alliance. Bank consolidation has led to an increasingly concentrated client base in the industry, resulting in a changing client mix for Financial Services as well as increased price compression.

        We believe the following are the three most significant trends driving growth of electronic payments:

         The Shift to Electronic Payments:    The electronic payments industry in the United States continues to benefit from the consistent migration from cash and checks to electronic payments. This migration is being driven by customer convenience, card issuer rewards and new payment forms. Additionally, broader merchant acceptance in industries that did not typically accept electronic payments in the past, such as quick-service restaurants, is helping to drive the migration. However, the decrease in the use of checks will negatively affect our check verification, settlement and guarantee business, as well as remittance processing, and therefore partially offset the growth opportunities.

         International Expansion:    Many of the trends that have historically driven growth in FDC's industry in the United States are contributing to growth in international markets as well. International growth has been driven by the increased use of electronic payment instruments, an increased propensity of institutions to outsource payment processing, and regulatory initiatives that favor outsourced payment solutions. Electronic payment penetration is considerably lower outside of the United States as most transactions are still done in cash. In addition, many international financial institutions currently in-source their card processing functions. We believe there is a trend towards more outsourcing of such non-core services to third-party processors. Further, regulatory initiatives in international markets are creating additional growth opportunities for the electronics payments industry.

         Industry Innovation:    The electronic payments industry has experienced rapid technological innovation. New payment technologies such as prepaid cards, mobile commerce, contactless payments, payroll cards, biometric authentication and innovative POS devices facilitate the increasing adoption of electronic payments. The continually increasing demand for new and more flexible payment options creates a significant opportunity for growth in the electronic payment processing industry.

Components of Revenue and Expenses

        The following briefly describes the components of operating revenues and expenses as presented in the Consolidated Statements of Operations. Descriptions of the revenue recognition policies are included in Note 1 of the Consolidated Financial Statements.

         Transaction and processing service fees—Transaction and processing service fee revenue is comprised of fees related to merchant acquiring; check processing; credit, retail and debit card processing; output and remittance processing; the issuance of official checks and money orders by agents; and payment management services. Revenues are based on a per transaction fee, a percentage of dollar volume processed, accounts on file or some combination thereof. These revenues represent approximately 68%, 69% and 69% of FDC's 2007 successor, predecessor and pro forma revenue, respectively, and are most reflective of First Data's core business performance. Merchant related services revenue is comprised primarily of fees charged to merchants and processing fees charged to alliances accounted for under the equity method. Merchant discount revenue from credit card and signature debit card transactions acquired from merchants is recorded net of interchange and assessments charged by the credit card associations. Check services revenues include check verification, settlement and guarantee fees which are charged on a per transaction basis or as a percentage of the face value of the check. Card services revenue related to credit and retail card processing is comprised primarily of fees charged to the client based on cardholder accounts on file, both active and inactive. In addition, delivery of output services consists of printing statements and letters and embossing plastics. Debit network processing service fees are typically based on transaction volumes processed. Other services revenue includes all other types of transactional revenue not specifically related to the classifications noted above.

         Investment income, net—Revenue is derived primarily from interest generated by invested settlement assets within the Integrated Payment Systems, Merchant Services and Financial Services segments and realized net gains and losses from such assets. This revenue is recorded net of official check agents' commissions.

         Product sales and other—Sales and leasing of POS devices in the Merchant Services and International segments are the primary drivers of this revenue component, providing a recurring revenue stream. This component also includes incentive payments, contract termination fees, royalty income and gain/loss from the sale of merchant portfolios, all of which occur less frequently but are considered a part of ongoing operations. Also included within this line item is revenue recognized from custom programming and system consulting services as well as software licensing and maintenance revenue generated primarily from the VisionPLUS software in the International segment and software licensing and maintenance revenue in the Financial Services segment and in All Other and Corporate.

         Reimbursable debit network fees, postage and other—Debit network fees from PIN-debit card transactions acquired from merchants are recorded gross with the associated network fee recorded in the corresponding expense caption, principally within the Merchant Services segment. In addition, the reimbursable component and the offsetting expense caption include postage, telecommunications and similar costs that are passed through to customers principally within the Financial Services segment.

         Cost of services—This caption includes the costs directly associated with providing services to customers and includes the following: telecommunications costs, personnel and infrastructure costs to develop and maintain applications and operate computer networks and associated customer support, losses on check guarantee services and merchant chargebacks and other operating expenses.

         Cost of products sold—These costs include those directly associated with product and software sales such as cost of POS devices, merchant terminal leasing costs and software licensing and maintenance costs.

         Selling, general and administrative—This caption primarily consists of salaries, wages and related expenses paid to sales personnel, administrative employees and management as well as advertising and promotional costs and other selling expenses.

         Depreciation and amortization—This caption consists of our depreciation and amortization expense. Excluded from this caption is the amortization of customer contracts which is recorded as a contra-revenue within the "Transaction and processing services fees" line as well as amortization related to equity method investments which is netted within the "Equity earnings in affiliates" line.

Results of Operations for the Three and Six Months Ended June 30, 2008 and 2007

        Consolidated results should be read in conjunction with segment results, which provide more detailed discussions concerning certain components of the Consolidated Statements of Operations. All significant intercompany accounts and transactions have been eliminated.

  Consolidated Results

	Successor		Predecessor
	Three months ended June 30,		Three months ended June 30,
					Change
		% of Total Revenue		% of Total Revenue
	2008		2007		Amount	%
(in millions)
Revenues:
Transaction and processing service fees	$1,443.7	65%	$1,377.8	68%	$65.9	5%
Investment income, net	35.8	2%	(7.5)	(0)%	43.3	NM
Product sales and other	214.0	10%	199.5	10%	14.5	7%
Reimbursable debit network fees, postage and other	510.8	23%	430.9	22%	79.9	19%

	$2,204.3	100%	$2,000.7	100%	$203.6	10%

Expenses:
Cost of services (exclusive of items shown below)	$749.3	35%	$720.3	35%	$29.0	4%
Cost of products sold	83.4	4%	72.9	4%	10.5	14%
Selling, general and administrative	315.3	14%	330.9	17%	(15.6)	(5)%
Reimbursable debit network fees, postage and other	510.8	23%	430.9	22%	79.9	19%
Depreciation and amortization	338.8	15%	162.2	8%	176.6	109%
Other operating expenses, net	(0.1)	(0)%	3.2	0%	(3.3)	NM

	$1,997.5	91%	$1,720.4	86%	$277.1	16%

	Successor		Predecessor
	Six months ended June 30,		Six months ended June 30,
					Change
		% of Total Revenue		% of Total Revenue
	2008		2007		Amount	%
(in millions)
Revenues:
Transaction and processing service fees	$2,823.4	65%	$2,645.5	69%	$177.9	7%
Investment income, net	91.8	2%	(37.8)	(1)%	129.6	NM
Product sales and other	426.0	10%	387.5	10%	38.5	10%
Reimbursable debit network fees, postage and other	989.6	23%	841.8	22%	147.8	18%

	$4,330.8	100%	$3,837.0	100%	$493.8	13%

Expenses:
Cost of services (exclusive of items shown below)	$1,506.1	35%	$1,411.7	37%	$94.4	7%
Cost of products sold	154.3	4%	139.6	4%	14.7	11%
Selling, general and administrative	619.6	14%	625.7	16%	(6.1)	(1)%
Reimbursable debit network fees, postage and other	989.6	23%	841.8	22%	147.8	18%
Depreciation and amortization	657.9	15%	321.0	8%	336.9	105%
Other operating expenses, net	(0.1)	(0)%	21.5	1%	(21.6)	NM

	$3,927.4	91%	$3,361.3	88%	$566.1	17%

NM—Not Meaningful

        The following provides highlights of revenue and expense growth for the three and six months ended June 30, 2008 compared to the same periods in 2007, while a more detailed discussion is included in the "Segment Results" section below:

  Operating revenues overview

Transaction and processing service fees—Revenue increased due to the growth of existing clients, increased transaction volumes, acquisitions and the benefit of foreign currency exchange rate movements. This increase was partially offset by price compression and lost business. Growth rates slowed in the second quarter 2008 compared to the first quarter 2008 due to a slow down in the economy and the grow over impact of the expansion of Electronic Check Acceptance ("ECA") into more locations of large national retailers in the second quarter 2007.

         Investment income, net—The increase in investment income is mostly due to reduced commissions that are netted against earnings on the official check and money order business investment portfolio in the IPS segment. The reduced commissions were caused by favorable changes in interest rates and modifications to the contract terms made in conjunction with the wind-down of the official check and money order business. Investment income also increased as a result of repositioning the IPS portfolio to taxable investments; however, this increase was more than offset by decreases resulting from lower market interest rates and a decrease in the portfolio balances caused by the wind-down of the official check and money order business. Investment income declined in the second quarter 2008 over the first quarter 2008 and we expect that investment income will continue to decline in future quarters as the official check and money order business continues to wind-down. IPS segment revenues benefited from the above noted items but were partially offset by a decrease resulting from presenting the segment's revenues on a pretax equivalent basis in 2007 but not in 2008. Such presentation is not necessary in

2008 due to the repositioning of the portfolio to taxable investments. The impact of this segment presentation in 2007 was eliminated for consolidated reporting purposes.

         Product sales and other—Increased for the three and six months ended June 30, 2008 over the same periods in 2007 due to an increase in royalty income of approximately $12 million and $40 million, respectively, within All Other and Corporate, the impact of acquisitions and an increase in the International segment terminal sales partially offset by decreases resulting from a decline in professional services revenue due to completed projects, higher contract termination fees in 2007 and a portfolio sale in 2007.

         Reimbursable debit network fees, postage and other—Increased most significantly due to increases in debit network fees resulting from the continued growth of PIN-debit transaction volumes as well as rate increases imposed by the debit networks and due to an increase in postal rates.

  Operating expenses overview

Cost of services—The majority of the increase is due to the impact of acquisitions. Outside professional services expense increased due to global labor sourcing initiatives, consulting expenses and data center consolidation. Partially offsetting these increases was a decrease in employee related expenses due to a decrease in share-based compensation resulting from our new equity compensation plan implemented after the Merger as compared to the pre-merger equity compensation plan, within All Other and Corporate, as well as decreases resulting from merger-related reductions in force, the largest of which occurred in the fourth quarter 2007. Also, partially offsetting the increase was a decrease in check net warranty expense for the quarter due to changes in warranty rates as well as the grow over of the ECA expansion into more locations of large national retailers in the second quarter of 2007. Cost of services, as a percentage of transaction and processing service fee revenue, decreased slightly as a result of the items noted above.

         Cost of products sold—Increased due to acquisitions and increased terminal sales within the International segment offset partially by a decrease in costs associated with terminal and software sales due to a decline in sales volumes domestically.

         Selling, general and administrative—Decreased due to a decline in employee related expenses resulting from a decrease in share-based compensation expense due to our new equity compensation plan implemented after the Merger as compared to the pre-merger equity compensation plan and legal fees related to the Merger incurred in 2007, both within All Other and Corporate, as well as merger-related reductions in force. Partially offsetting these decreases are the impacts of acquisitions as well as sponsor management fees.

         Depreciation and Amortization—Increased significantly in both the three and six months ended June 30, 2008 due to the amortization of identifiable intangible assets recorded in purchase accounting related to the Merger as well as amortization of customer relationships on an accelerated basis in the successor period. Partially offsetting this increase was a decrease related to the depreciation of fixed assets recorded in purchase accounting related to the Merger. Although the total value of the fixed assets increased from pre-merger book values, certain of the depreciable assets were determined to have longer lives which resulted in lower annual depreciation.

  Other operating expenses, net

        Restructuring charges during the first quarter of 2007 resulted from efforts to improve the overall efficiency and effectiveness of the sales and sales support teams within the Merchant Services segment. This action resulted in the termination of approximately 230 sales related employees comprising approximately 10% of the segment's regional sales, cross-sale and sales support organizations. The charges recorded in second quarter 2007 resulted from the termination of approximately 120 employees within the International segment. The terminations were associated with the data center consolidation and global sourcing initiatives.

        During the first quarter 2007, we recorded a charge of $16.3 million related to the impairment of goodwill and intangible assets associated with the wind-down of our official check and money order business. In addition, during the second quarter 2007, we recorded a $5.0 million litigation accrual associated with a judgment against us pertaining to a vendor contract issue in the Prepaid Services segment. Also, during the second quarter 2007, we released a portion of the domestic escheatment accrual made in the fourth quarter 2005 which is reflected in "Other". The release was prompted by reaching resolution with a large majority of all the states as to our escheatment liability.

  Interest expense

        Interest expense for the three and six months ended June 30, 2008 increased significantly compared to the same periods in 2007 due to debt of approximately $22.8 billion at June 30, 2008, incurred primarily as the result of the Merger, compared to approximately $2.3 billion as of June 30, 2007. Higher interest rates on the new merger-related debt also contributed to the increase.

  Other income (expense)

	Successor	Predecessor
(in millions)	Three months ended June 30, 2008	Three months ended June 30, 2007
Investment gains and (losses)	—	$(0.1)
Derivative financial instruments gains and (losses)	$9.4	—
Divestitures, net	—	2.5
Non-operating foreign currency gains and (losses)	(3.0)	—

Other income (expense)	$6.4	$2.4

	Successor	Predecessor
(in millions)	Six months ended June 30, 2008	Six months ended June 30, 2007
Investment gains and (losses)	$22.1	$(1.5)
Derivative financial instruments gains and (losses)	(3.4)	—
Divestitures, net	—	3.5
Debt repayment gains and (losses)	—	1.4
Non-operating foreign currency gains and (losses)	(55.5)	—

Other income (expense)	$(36.8)	$3.4

        The investment gains for the six months ended June 30, 2008 resulted from the sale of MasterCard stock. The derivative financial instruments gains and losses for the three and six month periods in 2008 were due most significantly to the mark-to-market adjustments for cross currency swaps that were not designated as accounting hedges, certain interest rate swaps that were not designated as accounting hedges for a period of time and the ineffectiveness from interest rate swaps that were designated as accounting hedges but are not perfectly effective.

        For the three and six months ended June 30, 2008, the net non-operating foreign currency exchange losses related to the mark-to-market of our intercompany loans and the euro-denominated debt issued in connection with the Merger. Historically, intercompany loans were deemed to be of a long-term nature for which settlement was not planned or anticipated in the foreseeable future.

Accordingly, the translation adjustments were reported in "Other comprehensive income". Effective in September 2007 and in conjunction with the Merger, we made the decision to begin settling intercompany loans which results in a benefit or charge to earnings due to movement in foreign currency exchange rates.

  Income taxes

        Our effective tax rate on pretax (loss) income was (30.2%) and (34.4%), a tax benefit, for the three and six months ended June 30, 2008, respectively, and 23.4% and 21.2%, a tax expense, for the same periods in 2007. The effective tax benefits in the three month period ended June 30, 2008 are less than the statutory rate due primarily to state tax accruals and continued accruals on prior year uncertain tax positions and increases in valuation allowances. Prior to the second quarter of 2008, our tax benefit was increased by the accrual of a dividend received deduction on certain of the equity earnings from Chase Paymentech. It was determined that the alliance would suspend its dividend payments on 2008 earnings due to the anticipated termination of the alliance. Following the suspension of dividend payments, we have reversed the dividend received tax benefit in the second quarter 2008. Accruals in uncertain tax positions and increases in valuation allowances were substantially offset by other items for the 2008 six-month period. The 2007 effective tax rate, for the three and six month periods, was below the statutory rate due to the impact of non-taxable interest income from the IPS municipal bond portfolio. This non-taxable interest income significantly reduced the effective tax rate for the three and six months ended June 30, 2007 by 12 and 15 percentage points, respectively. Other items that impacted the effective tax rate are not individually significant.

        During the six months ended June 30, 2008, our liability for unrecognized tax benefits accrued under FASB Interpretation ("FIN") No. 48, "Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109" ("FIN 48") was reduced by $11 million after negotiating settlement with certain state jurisdictions. The reduction in the liability was recorded through cash payments and a decrease to goodwill. As of June 30, 2008, we anticipate it is reasonably possible that our liability for unrecognized tax benefits may change within the next twelve months; however, we do not expect the change to significantly increase or decrease the total amounts of unrecognized tax benefits.

  Equity earnings in affiliates

        The decrease in equity earnings in affiliates for the three and six months ended June 30, 2008 compared to the same periods in 2007 was due to increased amortization associated with the value assigned to the identifiable intangible assets of merchant alliances in the preliminary intangible asset valuation resulting from the Merger as well as amortization of customer relationships on an accelerated basis in the successor period. As discussed in "—Overview" above, equity earnings will decrease significantly subsequent to the termination of the Chase Paymentech alliance.

Consolidated Results of Operations for the Years Ended December 31, 2007, 2006 and 2005

        The following discussion for both consolidated results and segment results for 2007 will be discussed on a successor basis for the period from September 25 to December 31, 2007 and on a predecessor basis for the period January 1 to September 24, 2007 in comparison to the predecessor year ended December 31, 2006. On a supplemental basis, pro forma results for the year ended December 31, 2007 will be compared to the predecessor year ended December 31, 2006. The consolidated results and segment results for the year ended December 31, 2006 versus the same period in 2005 will also be presented. Consolidated results should be read in conjunction with segment results, which provide more detailed discussions concerning certain components of the Consolidated Statements of Operations. All significant intercompany accounts and transactions have been eliminated.

  Consolidated Results

	Pro Forma	Historical
						Percent Change	Historical Percent Change
		Successor	Predecessor

		Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007	Year ended December 31,
						Pro Forma 2007 vs. Historical 2006
	Year ended December 31, 2007						2006 vs. 2005
(in millions)				2006	2005
Revenues:
Transaction and processing service fees	$5,519.2	$1,553.3	$3,965.9	$5,037.6	$4,658.9	10%	8%
Investment income, net	(75.1)	(8.2)	(66.9)	(128.6)	(33.6)	*	*
Product sales and other	839.4	223.0	616.4	699.8	617.4	20%	13%
Reimbursable debit network fees, postage and other	1,767.9	510.4	1,257.5	1,467.6	1,283.4	20%	14%

	8,051.4	2,278.5	5,772.9	7,076.4	6,526.1	14%	8%

Expenses:
Cost of services (exclusive of items shown below)	2,883.4	790.3	2,207.3	2,493.3	2,307.2	16%	8%
Cost of products sold	296.5	87.3	209.2	281.0	249.6	6%	13%
Selling, general and administrative	1,276.6	367.9	1,058.8	1,129.3	1,010.8	13%	12%
Reimbursable debit network fees, postage and other	1,767.9	510.4	1,257.5	1,467.6	1,283.4	20%	14%
Depreciation and amortization	1,318.1	367.8	476.4	619.7	610.0	113%	2%
Other operating expenses, net	23.1	(0.2)	23.3	5.0	142.6	*	*

	7,565.6	2,123.5	5,232.5	5,995.9	5,603.6	26%	7%

Interest income	48.7	17.9	30.8	55.5	12.4	(12)%	348%
Interest expense	(2,052.7)	(584.7)	(103.6)	(248.0)	(190.9)	728%	30%
Other income (expense)(a)	(53.3)	(74.0)	4.9	22.6	145.8	*	*
Income tax (benefit) expense	(686.6)	(176.1)	125.8	203.7	188.3	*	8%
Minority interest	(144.3)	(39.0)	(105.3)	(142.3)	(126.9)	1%	12%
Equity earnings in affiliates	122.0	46.8	223.0	283.1	232.9	(57)%	22%
(Loss) income from discontinued operations, net of taxes	—	—	(3.6)	665.7	909.9	*	*

Net (loss) income	$(907.2)	$(301.9)	$460.8	$1,513.4	$1,717.4	*	(12)%

*
Calculation not meaningful.

(a)
Other income (expense) includes investment gains and (losses), derivative financial instruments gains and losses, divestitures, net, debt repayment gains and losses and non-operating foreign exchange gain/(loss).

        The following provides highlights of revenue and expense growth on a consolidated basis for the predecessor and successor periods and the pro forma period in 2007 and the predecessor years ended December 31, 2006 and 2005 while a more detailed discussion is included in the "Segment Results" section below:

  Operating revenues overview

Transaction and processing service fees—Merchant Services segment: the 2007 predecessor and successor periods were positively impacted by growth of existing clients resulting from increased transaction volumes. Growth in 2006 compared to 2005 is due to internal growth of existing clients, increased transaction volumes, new alliances, new sales and pricing changes. Financial Services segment: the 2007 predecessor and successor periods were positively impacted by acquisitions, growth of existing clients as well as an increase in Electronic Check Acceptance ("ECA") processing revenue. Negatively impacting the 2007 predecessor and successor periods were price compression and the net impact of new and lost business. Revenue decreased in 2006 versus 2005 most significantly due to deconversions that occurred in 2005 and price compression partially offset by growth of existing clients and new business. TeleCheck negatively impacted the growth rate in 2006 compared to 2005. International segment: the 2007 predecessor and successor periods were positively impacted by acquisitions, growth of new and existing clients and benefit from foreign currency exchange rate movements and negatively impacted by lost business. Revenue increased in 2006 compared to 2005 due to the same factors noted above. Prepaid Services segment: the 2007 predecessor and successor periods were favorably impacted by sales and processing of gift cards and open loop products to merchants partially offset by a decline in the transportation business. Growth in 2006 compared to 2005 is due to an increase in transactions.

         Investment income, net—The loss was reduced in the 2007 predecessor and successor periods due to benefits from decreased interest rates which resulted in lower commissions compared to 2006.

        During the pro forma 2007 period, we recognized a gain of $0.5 million on the repositioning of portfolio investments, net of the impact of terminating the associated interest rate swaps. We further repositioned the portfolio from short-term tax-exempt variable rate demand notes held at December 31, 2007 to short-term taxable investment securities in January 2008.

        The decrease in investment income in 2006 from 2005 was driven by the official check business. Rising interest rates caused commissions paid to official check agents to increase which was partially offset by increases in investment earnings resulting from rate increases. In addition, investment earnings growth in Merchant Services in 2006 over 2005 resulted mostly from increased interest rates.

         Product sales and other—The 2007 predecessor and successor periods were positively impacted by acquisitions, royalty income and contract termination fees. Product sales and other increased in 2006 compared to 2005 due to increased terminal sales and leasing revenue, the impact of acquisitions, an increase in merchant portfolio sales in 2006 as well as an increase in royalty income partially offset by a decrease resulting from contract termination fees received in 2005.

         Reimbursable debit network fees, postage and other—Increases in debit network fees resulting from the continued growth of PIN-debit transaction volumes as well as rate increases imposed by the debit networks benefited the 2007 predecessor and successor periods. Postage revenue increased due to new business and an increase in postage rates in May 2007, offset partially by lost business. The increases in 2006 compared to 2005 were due to increases in debit network fees resulting from higher PIN-debit transaction volumes and rate increases imposed by the debit networks. Postage revenue increased in 2006 due to new business and a postage rate increase in January 2006 partially offset by lost business.

  Operating expenses overview

Cost of services—In the 2007 predecessor period, cost of services increased significantly due to an increase in employee related expenses, the impact of acquisitions, increased net warranty expense and increased outside professional services. The employee related expenses resulted most significantly from the accelerated vesting of stock options, restricted stock awards and units upon the change of control (see "Merger" above). The impact from the accelerated vesting of stock options, restricted stock awards and units was approximately $106 million, the majority which was recorded in All Other and Corporate. There was also an increase due to the presentation of certain independent sales organizations ("ISO") commission payments on a gross basis in the 2007 predecessor period versus a net presentation against transaction and processing service fee revenue in 2006.

        Cost of services, as a percentage of transaction and processing service fee revenue, increased for the 2007 predecessor and successor periods compared to 2006 as a result of the items noted above.

        The majority of the increase in cost of services for 2006 over 2005 was attributable to the first year results of international acquisitions. Also contributing to the increase was compensation expense related to stock options and the employee stock purchase plan ("ESPP") recognized since the adoption of SFAS 123R on January 1, 2006. Additionally, First Data recorded higher incentive compensation accruals in 2006 compared to 2005 due to achieving certain financial targets. Partially offsetting these increases were lower costs due to 2005 restructuring activities resulting from client deconversions. Cost of services, as a percentage of transaction and processing service fee revenue, decreased slightly for 2006 compared to 2005 as a result of the items noted above.

         Cost of products sold—The 2007 predecessor and successor periods had higher costs than the respective periods in 2006 due to costs associated with the sale and leasing of terminals in international operations offset partially by a decrease in costs associated with the domestic sale and leasing of terminals. Cost of products sold increased in 2006 in comparison to 2005 as the result of increases in costs associated with the sale and leasing of terminals and the inclusion of the 2005 acquisitions partially offset by lower conversion costs written off due to contract terminations recognized in 2006 versus 2005.

         Selling, general and administrative—The 2007 predecessor period was impacted by Merger-related costs including legal, accounting, other advisory fees and accelerated vesting of stock options and restricted stock awards and units upon the change of control. The impact from the accelerated vesting of stock options, restricted stock awards and restricted stock units was approximately $90 million (including payroll tax impacts of all accelerations). Consulting, legal and professional service fees related to the Merger were approximately $73 million, all but approximately $3 million of which was incurred in the predecessor period. The majority of the acceleration of stock options, restricted stock awards and restricted stock units as well as the fees related to the Merger were recorded in All Other and Corporate.

        Also contributing to increased costs in the 2007 predecessor and successor periods were platform consolidation expenses related to the International segment, data center consolidation costs in the U.S., and to a lesser extent, an increase in other employee related expenses. The 2007 periods did not have costs that were incurred in 2006 in connection with re-aligning our operating structure after the spin-off of Western Union. Selling, general and administrative expenses, as a percentage of transaction and processing service fee revenue increased for the 2007 predecessor and successor periods compared to 2006 as a result of the items noted above.

        Selling, general and administrative expenses increased for 2006 compared to 2005 due to the results of 2006 and 2005 acquisitions, expenses related to stock options and the ESPP, and increases in other employee-related expenses. We also recorded higher incentive compensation accruals in 2006 in comparison to 2005 as noted above. Partially offsetting the increase was a decrease in legal expenses.

         Depreciation and Amortization—The successor period had a significant increase in depreciation and amortization due to the amortization of identifiable intangible assets recorded in purchase accounting from the Merger. Amortization of incremental identifiable intangible assets due to purchase accounting impacted earnings by approximately $186 million in the successor period.

  Other operating expenses, net

        Other operating expenses related to restructuring, impairments, litigation and regulatory settlements and other totaled $23.3 million in the predecessor period from January 1, 2007 through September 24, 2007, and totaled a net benefit of $0.2 million in the successor period from September 25, 2007 through December 31, 2007. These items are presented on the Consolidated Statements of Operations under those respective descriptions.

2007 Activities

	Pretax Benefit (Charge)
Predecessor Period from January 1 through September 24, 2007	Merchant Services	Financial Services	International	Prepaid Services	Integrated Payment Systems	All Other and Corporate	Totals
	(in millions)
Restructuring charge	$(2.6)	$(0.2)	$(7.4)	—	—	—	$(10.2)
Restructuring accrual reversals	0.4	0.2	1.0	—	—	$0.7	2.3
Impairments	—	(4.3)	—	—	$(16.3)	—	(20.6)
Litigation and regulatory settlements	—	—	—	$(5.0)	—	2.5	(2.5)
Other	2.1	—	(0.4)	—	2.2	3.8	7.7

Total pretax benefit (charge), net of reversals	$(0.1)	$(4.3)	$(6.8)	$(5.0)	$(14.1)	$7.0	$(23.3)

        A portion of the restructuring charges in the predecessor period resulted from efforts to improve the overall efficiency and effectiveness of the sales and sales support teams principally within the Merchant Services segment. This action resulted in the termination of approximately 230 sales related employees comprising approximately 10% of the Merchant Services segment's regional sales, cross-sale and sales support organizations. The other restructuring in the predecessor period resulted from the termination of approximately 140 employees within the International segment. The terminations were associated with the data center consolidation and global sourcing initiatives. Similar actions will occur in future periods and are expected to continue into 2009 with certain of these actions being accrued in purchase accounting and the remainder being recognized through income. We estimate cost savings resulting from 2007 restructuring activities was approximately $7 million in the 2007 predecessor period, $5 million in the successor period of 2007 and will be approximately $21 million on an annual basis. Partially offsetting the charges are reversals of prior period restructuring accruals of $2.3 million for the 2007 predecessor period and $0.2 million for the 2007 successor period.

        See "Merger" above for description of restructuring type activities in the successor period which impacted principally purchase accounting.

        The following table summarizes our utilization of restructuring accruals from continuing operations for the years ended December 31, 2006 and 2007 (in millions):

	Employee Severance	Facility Closure
Remaining accrual at January 1, 2006 (Predecessor)	$66.2	$2.8
Expense provision	24.6	2.7
Cash payments and other	(60.4)	(3.9)
Changes in estimates	(3.3)	—

Remaining accrual at December 31, 2006 (Predecessor)	27.1	1.6
Expense provision	10.2	—
Cash payments and other	(24.6)	(1.0)
Changes in estimates	(2.3)	—

Remaining accrual at September 24, 2007 (Predecessor)	10.4	0.6
Expense provision	—	—
Cash payments and other	(3.7)	(0.5)
Changes in estimates	(0.2)	—

Remaining accrual at December 31, 2007 (Successor)	$6.5	$0.1

        During the 2007 predecessor period, we recorded a charge of $16.3 million related to the impairment of goodwill and intangible assets associated with the wind-down of our official check and money order business and an additional $4.3 million related to the impairment of fixed assets and software associated with our government business included in the Financial Services segment. We also recorded a $5.0 million litigation accrual associated with a judgment against us pertaining to a vendor contract issue within the Prepaid Services segment, and a benefit of $2.5 million related to the Visa settlement originally recorded in 2006 in All Other and Corporate. We also released a portion of the domestic escheatment accrual made in the fourth quarter 2005 which is reflected in Other. The release was prompted by reaching resolution with a large majority of states as to our escheatment liability. We believe any remaining uncertainty is adequately accrued.

2006 Activities

	Pretax Benefit (Charge)
Predecessor Year ended December 31, 2006	Merchant Services	Financial Services	International	Prepaid Services	Integrated Payment Systems	All Other and Corporate	Totals
	(in millions)
Restructuring charge	$(4.4)	$(3.7)	$(15.2)	—	$(0.2)	$(3.8)	$(27.3)
Restructuring accrual reversals	—	1.5	1.0	$0.1	—	0.7	3.3
Impairments	—	(17.5)	0.9	—	—	0.5	(16.1)
Litigation and regulatory settlements	7.4	(15.0)	—	—	—	42.4	34.8
Other	—	0.3	—	—	—	—	0.3

Total pretax benefit (charge), net of reversals	$3.0	$(34.4)	$(13.3)	$0.1	$(0.2)	$39.8	$(5.0)

        Associated with the realigning of our operating structure related to shared service functions and global technology functions, including data centers, a company initiative to reduce operating costs to the appropriate level after the spin-off and certain business driven restructurings, we recorded restructuring charges comprised of severance totaling $24.6 million and facility closures totaling $2.7 million for the year ended December 31, 2006. Severance charges resulted from the termination of approximately 600 employees across the organization, representing all levels of employees and approximately 2% of our workforce. The restructuring plans associated with our initiative to reduce operating costs and business driven items were completed in 2006. We reversed $3.3 million of prior period restructuring accruals during the year ended December 31, 2006 related to changes in estimates regarding severance costs that occurred in 2006 and 2005.

        Impairment charges related to the impairment of a prepaid asset, software, terminals and buildings offset partially by gains on the sale of assets previously impaired.

        We recorded a benefit of approximately $45 million due to the Visa settlement within All Other and Corporate. Also in 2006, excess litigation accruals in the Merchant Services segment totaling $7.5 million were released. We recorded minority interest expense of $3.5 million associated with this release. The settlement and accrual release were partially offset by a $15.0 million settlement associated with a patent infringement lawsuit against TeleCheck, clearing all past and future claims related to this litigation, within the Financial Services segment and a charge of $2.7 million related to the settlement of a claim within All Other and Corporate.

2005 Activities

	Pretax Benefit (Charge)
Predecessor Year ended December 31, 2005	Merchant Services	Financial Services	International	Prepaid Services	Integrated Payment Systems	All Other and Corporate	Totals
	(in millions)
Restructuring charge	$(16.3)	$(29.8)	$(20.3)	$(0.9)	$(0.6)	$(11.5)	$(79.4)
Restructuring accrual reversals	1.7	1.2	0.2	—	—	0.1	3.2
Impairments	(0.2)	(4.4)	(7.8)	—	—	(28.4)	(40.8)
Other	(8.0)	(8.9)	(1.1)	—	(4.8)	(2.8)	(25.6)

Total pretax benefit (charge), net of reversals	$(22.8)	$(41.9)	$(29.0)	$(0.9)	$(5.4)	$(42.6)	$(142.6)

        We recorded restructuring charges comprised of severance totaling $75.9 million and facility closures totaling $3.5 million for the year ended December 31, 2005. Severance charges resulted from the termination of approximately 1,600 employees across the organization, representing all levels of employees and approximately 6% of our workforce. In December 2005, we implemented a company wide restructuring of our operations. The restructuring closely followed a change in our senior management. The new management took steps it determined necessary to position the company for growth, reduce operating costs and build shareholder value. These restructuring plans were completed in 2005. We reversed $3.2 million of prior period restructuring accruals during 2005 related to changes in estimates regarding severance and facility costs from restructuring activities that occurred in 1998 and 2000 through 2005.

        In June 2005, Simpay Limited, the only client of First Data Mobile Payments, announced and executed a plan to cease operations. As a result, the Simpay product solutions supporting interoperable mobile payments was not launched as planned. Based on these developments and the completion of a strategic review in August 2005, we significantly reduced the scale of our operations. These actions and the reduced business outlook led us to record asset impairment charges in All Other and Corporate of approximately $28.4 million related to goodwill, other assets and fixed assets. Several smaller unrelated impairment charges were also taken during 2006.

        During 2005, we recognized an "Other" charge related to an additional accrual of domestic and international escheatment liabilities related to years prior to 2005. Additionally, other charges related to reimbursement to certain clients for the misallocation of certain pass-through billings, the majority of which related to 2004. The misallocations had no impact on prior period expenses.

  Interest income

        Interest income in the 2007 predecessor period was higher than the comparable period in 2006 while the successor period was lower than the comparable period in 2006. This was most significantly a result of an increase in cash balances as described above in the "Spin-off of Western Union" discussion. Interest income increased for 2006 compared to 2005 due most significantly to the increased cash balance discussed above.

  Interest expense

        Interest expense in the 2007 successor period was higher than we have experienced in the past due to increasing our debt to approximately $22.5 billion after the Merger from approximately $2.3 billion as of June 30, 2007. Interest expense was lower during the 2007 predecessor period due to lower debt balances than we had prior to the debt for debt exchange related to the Western Union spin-off and the repayments of debt in September, November and December 2006 and January 2007.

        Interest expense increased in 2006 compared to 2005 as a result of higher interest rates, increased commercial paper balances issued in connection with the spin-off, and, less significantly, higher average debt balances during the first four months of the year related to the issuance of $1 billion in debt in May 2005. Partially offsetting the increase was the extinguishment and repurchase of commercial paper in the fourth quarter 2006, the repurchase of $1.7 billion in aggregate principal amount of outstanding notes associated with a tender offer and private arrangement in December 2006 and the exchange of $1 billion of commercial paper in September 2006.

  Other income (expense)

	Successor	Predecessor
	Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
		(in millions)
Investment gains and (losses)	$0.9	$(2.0)	$11.6	$22.3
Derivative financial instruments gains and (losses)	(33.3)	(0.6)	33.8	62.4
Divestitures, net	0.2	6.1	8.0	61.1
Debt repayment gains and (losses)	(17.2)	1.4	(30.8)	—
Non-operating foreign currency gains and losses	(24.6)	—	—	—

Other income (expense)	$(74.0)	$4.9	$22.6	$145.8

  Investment gains and losses

        The 2007 predecessor and successor investment gains and losses related to a variety of small gains and losses on the sale of investments none being significant on an individual basis.

        The 2006 investment gain resulted from the recognition of a gain of $10.5 million on the redemption of MasterCard stock, and additionally, recognized gains on other strategic investments.

        During 2005, we recognized pretax gains of $21.4 million on the sale of CheckFree Corporation common stock.

  Derivative financial instruments

        The derivative loss in the 2007 successor period related most significantly to a $12.2 million mark-to-market loss on collars entered into to economically hedge, although not designated as an accounting hedge, MasterCard stock held by us and a loss of approximately $19 million due to decreases in the fair value of the Holdings forward starting contingent interest rate swaps prior to the Merger and prior to their designation as accounting hedges. The above noted collars were terminated in January 2008 in connection with the sale of the hedged MasterCard stock.

        The 2006 and 2005 derivative gains were associated with the mark-to-market of and net settlements with derivative counterparties on the interest rate swaps not qualifying for hedge accounting that were formally related to the official check business. The majority of the change between periods was driven by varying interest rates which impacted the value of derivatives as well as net settlements with derivative counterparties.

  Non-operating foreign currency gains and losses

        In the 2007 successor period, the foreign currency exchange loss related to the mark-to-market of our existing intercompany loans and the euro-denominated debt issued in connection with the Merger of approximately $25 million. Historically, intercompany loans were deemed to be of a long-term nature for which settlement was not planned or anticipated in the foreseeable future. Therefore, the translation adjustments were reported in other comprehensive income. Effective in September 2007, we now plan to settle the intercompany loans which results in a benefit or charge to earnings due to movement in foreign currency exchange rates.

  Divestitures, net

        During the 2007 predecessor period, we recognized benefits resulting from the release of excess divestiture accruals due to the expiration of certain contingencies.

        During 2006, we recognized gains on the sale of land, corporate aircraft and other assets.

        During 2005, we recognized a pretax gain upon the divestiture of certain interests including the following: $36.3 million for the sale of a portion of the PNC alliance, $9.0 million for the sale of our investment in Link2Gov, and $8.3 million for the sale of our remaining interest in International Banking Technologies. We also recognized a gain on the sale of a small business and reversed $4.3 million of divestiture accruals due to the expiration of certain contingencies.

  Debt repayment gains and losses

        In the 2007 predecessor period, the debt repayment gain related to the early repayment of long-term debt at a discount from the principal amount. In the 2007 successor period, the debt repayment losses related to costs of tendering debt at the time of the Merger and the premium paid for obtaining a consent from holders to modify terms of our debt they held.

        The 2006 debt repayment loss consisted of net losses on the early repayment of debt, expenses associated with the interest rate swaps associated with the repurchased debt, write-off of unamortized portion of associated deferred financing costs and certain transaction fees.

  Income taxes

        FDC's effective tax rate on pretax income (loss) from continuing operations was 21.3% in the 2007 predecessor period and (36.8)% for the 2007 successor period compared to 19.4% and 18.9% in 2006 and 2005, respectively. The calculation of the effective tax rate includes most of the equity earnings in affiliates and minority interest in pretax income because these items relate principally to entities that are considered pass-through entities for income tax purposes.

        The change from pretax income in predecessor periods to a pretax loss in the successor period causes a general shift from an overall tax expense to an overall tax benefit. The non-taxable interest income from the Integrated Payment Systems municipal bond portfolio in the successor period causes an increase to the effective tax rate benefit of almost 8%. State income tax benefits are reduced in the successor loss period for separate company income and franchise tax liabilities. Also reducing the tax benefit of the pretax loss in the successor period is the valuation allowance against foreign operating losses in certain countries and foreign tax credits which may not be available to offset our U.S. income taxes upon repatriation of the earnings of our foreign subsidiaries.

        The non-taxable interest income from the Integrated Payment Systems municipal bond portfolio significantly impacted the effective tax rate from continuing operations in the predecessor periods, reducing the statutory rate by approximately 19 percentage points in the 2007 predecessor period compared to 15 percentage points for both prior years 2006 and 2005. The increase in the effective tax rate for the 2007 predecessor period compared to 2006 and 2005 resulted most significantly from: (a) non-deductible expenses associated with the Merger; (b) a net tax expense associated with the income tax return to provision true-ups for 2006; and (c) an adjustment to the income taxes payable account pertaining to an under accrual of taxes in prior years. Offsetting most of the increase is the above noted non-taxable interest income being a larger portion of pretax income in the 2007 predecessor period.

        The increase in the effective tax rate in 2006 compared to 2005 resulted most significantly from recording a valuation allowance mostly against the deferred tax asset for foreign tax credits, as well as the impact of other less significant items partially offset by a larger foreign tax rate differential.

        The Integrated Payment Systems municipal bond portfolio was converted into taxable investments in January 2008 and therefore will not have an impact on our effective tax rate in the future.

        As a subsidiary of Holdings subsequent to the Merger and a member of a new U.S. consolidated group for income tax purposes, we expect to be in a net operating loss position in the near term future. We anticipate being able to record an income tax benefit related to future operating losses due to the existence of significant deferred tax liabilities established in connection with purchase accounting. However, we may not be able to record a benefit related to losses in certain countries, requiring the establishment of valuation allowances. Additionally, we and our subsidiaries will continue to incur income taxes in foreign jurisdictions. Generally, these foreign income taxes result in a foreign tax credit in the U.S. to the extent of any U.S. income taxes on the income upon repatriation. However, due to our anticipated net operating loss position and the requirement to allocate certain expenses against our foreign source income for U.S. income tax purposes, we may not be able to provide a benefit for our potential foreign tax credits which would increase our effective tax rate. We also will continue to incur income taxes in states for which it files returns on a separate entity basis.

        The additional taxes recognized as part of discontinued operations in 2007 related to 2006 income tax return to provision true-ups and other tax items associated with operations discontinued in 2006.

  Minority interest

        Most of the minority interest expense relates to our consolidated merchant alliances. Minority interest was relatively consistent in 2007 and 2006.

        The increase in expense for 2006 compared to 2005 is due to an increase in the alliances' income in 2006 as well as a minority interest expense recognized in the second quarter 2006 related to the reversal of a 2004 litigation accrual in the Merchant Services segment.

  Equity earnings in affiliates

        Equity earnings for the 2007 successor period decreased from the predecessor periods due to increased amortization associated with the assigned value to the identifiable intangible assets of merchant alliances in the preliminary intangible asset valuation. Equity earnings in affiliates decreased for pro forma 2007 compared to historical 2006 earnings levels resulting most significantly from the above noted amortization partially offset by increased merchant transaction volume in the merchant alliances. Increased amortization negatively impacted the pro forma 2007 period by 71 percentage points. The increase in equity earnings in affiliates for 2006 compared to 2005 resulted from increased merchant transaction volume in the merchant alliances.

Segment Results

        Operating segments are defined by Statement of Financial Accounting Standard ("SFAS") No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"), as components of an enterprise about which separate financial information is available that is evaluated regularly by the CODM, or decision-making group, in deciding how to allocate resources and in assessing performance. FDC's CODM is its Chief Executive Officer. FDC classifies its businesses into five segments: Merchant Services, Financial Services, International, Prepaid Services and Integrated Payment Systems. Integrated Payment Systems, Prepaid Services and All Other and Corporate are not discussed separately as their results that had a significant impact on operating results are discussed in the "Consolidated Results" discussion above.

        Our financial statements reflect Western Union, PPS, IDLogix, Taxware and NYCE as discontinued operations. The results of operations were treated as income from discontinued operations, net of tax, and separately stated on the Consolidated Statements of Operations below income from continuing operations.

        The business segment measurements provided to, and evaluated by, our CODM are computed in accordance with the following principles:

  •
  The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies.

  •
  Segment revenue includes equity earnings in affiliates (excluding amortization expense) and intersegment revenue.

  •
  Segment operating profit includes minority interest and equity earnings in affiliates net of related amortization expense.

  •
  Segment operating profit excludes restructuring charges, impairment charges, significant litigation and regulatory settlement charges, other charges, interest expense, other income or expense and income taxes since they are not allocated to the segments for internal evaluation purposes. While these items are generally identifiable to the business segments, they are not included in the measurement of segment operating profit provided to the CODM for purposes of assessing segment performance and decision making with respect to resource allocation.

  •
  Corporate operations include administrative and shared service functions such as the executive group, legal, tax, treasury, internal audit, accounting, human resources, information technology and procurement. Costs incurred by corporate that are directly related to a segment are allocated to the respective segment. Administrative and shared service costs are retained by corporate.

Segment Results for the Three and Six Months Ended June 30, 2008 and 2007

  Merchant Services Segment Results

	Successor		Predecessor
	Three months ended June 30,		Three months ended June 30,		Change
(in millions)	2008	% of Segment Revenue	2007	% of Segment Revenue	Amount		%
Revenues:
Transaction and processing service fees	$525.1	51%	$511.0	54%	$14.1		3%
Product sales and other	81.0	8%	91.4	10%	(10.4)		(11)%
Reimbursable debit network fees, postage and other	332.3	32%	260.1	27%	72.2		28%
Equity earnings in affiliates	84.0	8%	77.8	8%	6.2		8%
Other revenue	5.3	1%	12.9	1%	(7.6)		(59)%

Total revenue	$1,027.7	100%	$953.2	100%	$74.5		8%

Operating profit	$109.0		$261.1		$(152.1)		(58)%
Operating margin	11%		27%		(16	)pts
Key indicators:
Domestic merchant transactions(a)	7,019.4		6,346.4		673.0		11%

	Successor		Predecessor
	Six months ended June 30,		Six months ended June 30,		Change
(in millions)	2008	% of Segment Revenue	2007	% of Segment Revenue	Amount		%
Revenues:
Transaction and processing service fees	$1,002.0	51%	$958.6	54%	$43.4		5%
Product sales and other	159.2	8%	178.5	10%	(19.3)		(11)%
Reimbursable debit network fees, postage and other	623.2	32%	490.2	27%	133.0		27%
Equity earnings in affiliates	155.9	8%	145.9	8%	10.0		7%
Other revenue	13.2	1%	25.0	1%	(11.8)		(47)%

Total revenue	$1,953.5	100%	$1,798.2	100%	$155.3		9%

Operating profit	$181.9		$456.2		$(274.3)		(60)%
Operating margin	9%		25%		(16	)pts
Key indicators:
Domestic merchant transactions(a)	13,473.8		12,124.7		1,349.1		11%

(a)
Domestic merchant transactions include acquired VISA and MasterCard credit and signature debit, PIN-debit, electronic benefits transactions, and processed-only or gateway customer transactions at the POS.

  Transaction and processing service fees revenue

        The increase in acquiring revenue for the three and six months ended June 30, 2008 compared to the same periods in 2007 was driven by increases in transaction volume due to consumer spending at the point of sale. Although overall transaction growth rates remained stable in the second quarter 2008 compared to first quarter 2008, revenue growth slowed due to a shift in transaction volumes from local and regional merchants to national discount merchants from which we realize lower per transaction revenues. We believe the move to national discount merchants is partially attributable to the slowing domestic economy.

        Also contributing to slower growth in revenue is the continued growth of debit card transactions exceeding the growth in credit card transactions. This also continues to contribute to the spread between the transaction growth rate and the transaction and processing service fee revenue growth rate for the three and six months ended June 30, 2008 compared to the same periods in 2007 as we generally realize lower revenues from debit card transactions than from credit card transactions. We expect that overall transaction growth will slow slightly in the third quarter.

  Product sales and other revenue

        The decrease in product sales and other revenues for the three and six months ended June 30, 2008 compared to the same periods in 2007 was driven by decreased terminal sales resulting from slowing in equipment demand in part due to elevated prior year placements associated with merchants having to remain compliant with association rules. Also, contributing to the decrease for the six month period was a portfolio sale in the first quarter 2007.

  Reimbursable debit network fees, postage and other

        The increase in reimbursable debit network fees, postage and other for the three and six months ended June 30, 2008 versus the comparable periods in 2007 was due to growth in debit network fees resulting from the continued growth of PIN-debit transaction volumes as well as rate increases imposed by the debit networks. Debit network fees represent substantially all of the balance within this line item.

  Equity earnings

        The increase in equity earnings in affiliates for the three and six months ended June 30, 2008 compared to the same periods in 2007 resulted most significantly from increased merchant transaction volume in the merchant equity alliances. The equity earnings presented as part of revenue at the segment level do not include the impact of amortization of intangible assets which is netted against equity earnings in the Consolidated Statement of Operations.

  Other revenue

        The decrease in other revenue for the three and six months ended June 30, 2008 compared to the same periods in 2007 is due to reduced investment income and resulted most significantly from the liquidation of investments as a result of the Merger as well as a reduction in interest rates earned on settlement assets.

  Operating profit

        Merchant Services segment operating profit decreased in the three and six months ended June 30, 2008 compared to the same periods in 2007 due to an increase of approximately $147 million and $284 million, respectively (affecting the operating profit growth rate by 56 and 62 percentage points, respectively) in amortization expense resulting from the purchase price assigned to intangible assets from the Merger. A decrease of approximately 2 percentage points, for both the three and six month periods, respectively, resulted from the portfolio sale in 2007 mentioned above. There was also incremental platform consolidation, data center consolidation and global labor sourcing expenses that contributed to the decreased operating profit. Partially offsetting these decreases and during the first quarter of 2007, we incurred a charge when we bought out a revenue sharing agreement as part of a new, larger relationship with Discover. The absence of a similar charge in 2008 benefited the six month operating profit growth rate by 2 percentage points.

  Financial Services Segment Results

	Successor		Predecessor
	Three months ended June 30,		Three months ended June 30,		Change
(in millions)	2008	% of Segment Revenue	2007	% of Segment Revenue	Amount		%
Revenues:
Transaction and processing service fees	$497.5	71%	$514.8	72%	$(17.3)		(3)%
Product sales and other	29.7	4%	30.1	4%	(0.4)		(1)%
Reimbursable debit network fees, postage and other	175.4	25%	167.8	24%	7.6		5%
Other revenue	0.9	0%	1.3	0%	(0.4)		(31)%

Total revenue	$703.5	100%	$714.0	100%	$(10.5)		(1)%

Operating profit	$111.7		$153.0		$(41.3)		(27)%
Operating margin	16%		21%		(5	)pts
Key indicators:
Domestic debit issuer transactions(a)	3,084.8		2,985.4		99.4		3%

	Successor		Predecessor
	Six months ended June 30,		Six months ended June 30,		Change
(in millions)	2008	% of Segment Revenue	2007	% of Segment Revenue	Amount		%
Revenues:
Transaction and processing service fees	$994.2	71%	$997.7	71%	$(3.5)		(0)%
Product sales and other	54.8	4%	63.5	5%	(8.7)		(14)%
Reimbursable debit network fees, postage and other	358.4	25%	345.2	24%	13.2		4%
Other revenue	1.6	0%	3.0	0%	(1.4)		(47)%

Total revenue	$1,409.0	100%	$1,409.4	100%	$(0.4)		(0)%

Operating profit	$214.2		$297.9		$(83.7)		(28)%
Operating margin	15%		21%		(6	)pts
Key indicators:
Domestic debit issuer transactions(a)	5,930.5		5,732.8		197.7		3%
Domestic active card accounts on file (end of period)(b)
Bankcard	47.8		44.1		3.7		8%
Retail	75.8		74.8		1.0		1%

Total	123.6		118.9		4.7		4%

Domestic card accounts on file (end of period)
Bankcard	132.5		124.7		7.8		6%
Retail	397.7		360.0		37.7		10%
Debit	118.4		117.8		0.6		1%

Total	648.6		602.5		46.1		8%

(a)
Domestic debit issuer transactions include VISA and MasterCard signature debit, STAR ATM, STAR PIN-debit POS and ATM and PIN-debit POS gateway transactions.

(b)
Domestic active card accounts on file include customer accounts that had a balance or any monetary posting or authorization activity during the month.

  Transaction and processing service fees revenue

  Components of transaction and processing service fee revenue

	Successor	Predecessor
	Three months ended June 30, 2008	Three months ended June 30, 2007	Change
(in millions)			Amount	%
Credit card, retail card and debit processing	$271.3	$270.4	$0.9	0%
Check processing	95.0	106.1	(11.1)	(10)%
Other revenue	131.2	138.3	(7.1)	(5)%

Total	$497.5	$514.8	$(17.3)	(3)%

	Successor	Predecessor
	Six months ended June 30, 2008	Six months ended June 30, 2007	Change
(in millions)			Amount	%
Credit card, retail card and debit processing	$537.2	$519.2	$18.0	3%
Check processing	194.0	201.0	(7.0)	(3)%
Other revenue	263.0	277.5	(14.5)	(5)%

Total	$994.2	$997.7	$(3.5)	(0)%

  Credit card, retail card and debit processing revenue

        Credit card, retail card and debit processing revenue was flat for the three months ended June 30, 2008 compared to the same period in 2007. This was impacted by credit and retail card processing revenue being slightly lower primarily due to price compression partially offset by growth of existing clients and net new business and by debit processing revenue increasing mostly due to growth of existing clients and the FundsXpress acquisition partially offset by price compression and net lost business.

        For the six month periods the credit card and retail card processing revenue declined with the offsetting factors noted above as well as the Instant Cash Services® acquisition while debit processing revenue increased due to the factors noted above.

  Check processing revenue

        Check processing revenue decreased for the three and six months ended June 30, 2008 compared to the same periods in 2007. The decrease for the three-month period was the result of declines in overall check volumes and net lost business. The decrease for the six-month period resulted from declines in overall check volumes partially offset by net new business. We expect similar declines in the third quarter.

  Other revenue

        Other revenue consists mostly of revenue from our output services, government payments business and remittance processing. Other revenue decreased for the three and six months ended June 30, 2008 compared to the same periods in 2007 primarily due to net lost business partially offset by growth of existing clients. The lost business includes statement production, remittance processing and call volumes. We expect similar declines for the remainder of the year.

  Product sales and other revenue

        Product sales and other revenue decreased for the three and six months ended June 30, 2008 compared to the same periods in 2007 due to a decrease in professional service fees in 2008 in the credit card, retail card and utility business. Largely offsetting the decrease in the three month period is an increase due to contract termination fees received in 2008.

  Reimbursable postage and other revenue

        The increase in reimbursable postage and other revenue was due to growth of existing clients and an increase in the postage rates in May 2007 and 2008 partially offset by lost business.

  Operating profit

        Financial Services segment operating profit decreased for the three and six months ended June 30, 2008 compared to the same periods in 2007 due to an increase of approximately $39 million and $73 million (negatively impacting the operating profit growth rate by 26 and 25 percentage points) in amortization expense resulting from the purchase price assigned to intangible assets from the Merger. Operating profit was further negatively impacted by lost business and price compression resulting from contract renewals as well as incremental platform consolidation, data center consolidation and global labor sourcing expenses partially offset by new business, decreases in compensation and other operating expenses.

  International Segment Results

	Successor		Predecessor
	Three months ended June 30,		Three months ended June 30,		Change
(in millions)	2008	% of Segment Revenue	2007	% of Segment Revenue	Amount		%
Revenues:
Transaction and processing service fees	$360.7	76%	$296.5	75%	$64.2		22%
Product sales and other	88.9	19%	75.9	19%	13.0		17%
Other revenue	23.5	5%	22.6	6%	0.9		4%

Total revenue	$473.1	100%	$395.0	100%	$78.1		20%

Operating profit	$31.6		$34.8		$(3.2)		(9)%
Operating margin	7%		9%		(2	)pts
Key indicators:
International transactions(a)	1,640.4		1,335.7		304.7		23%

	Successor		Predecessor
	Six months ended June 30,		Six months ended June 30,		Change
(in millions)	2008	% of Segment Revenue	2007	% of Segment Revenue	Amount		%
Revenues:
Transaction and processing service fees	$710.7	77%	$578.4	76%	$132.3		23%
Product sales and other	160.7	18%	135.2	18%	25.5		19%
Other revenue	46.3	5%	42.1	6%	4.2		10%

Total revenue	$917.7	100%	$755.7	100%	$162.0		21%

Operating profit	$52.9		$69.0		$(16.1)		(23)%
Operating margin	6%		9%		(3	)pts
Key indicators:
International transactions(a)	3,063.6		2,594.2		469.4		18%
International card accounts on file (end of period)(b)	78.2		69.3		8.9		13%

(a)
International transactions include VISA, MasterCard and other card association merchant acquiring and switching, and debit issuer transactions for clients outside the U.S. Transactions include credit, signature debit and PIN-debit POS, POS gateway and ATM transactions.

(b)
International card accounts on file include bankcard and retail.

  Summary

        During the first quarter 2008, the International segment's regions were revised. The revised regions are: Western Europe, Middle East and Africa ("WEMEA"), Central and Southern Europe ("CESE"), Asia Pacific ("APAC") and Latin America and Canada ("LAC").

        Revenue growth in the three and six months ended June 30, 2008 compared to the same periods in 2007 was driven by acquisitions, benefit from foreign currency exchange rate movements, growth of existing clients and net new business partially offset by price compression. Acquisitions contributed 12 and 11 percentage points, respectively to segment revenue growth for the three and six months ended June 30, 2008 over the comparable periods in 2007. The most significant of these acquisitions were First Data Polska in the CESE region and the joint venture with AIB in the WEMEA region. Foreign currency exchange rate movements positively impacted total revenue growth rates by 8 percentage points for both the three and six months ended June 30, 2008, respectively, over the comparable periods in 2007.

  Transaction and processing service fees revenue

        Transaction and processing service fees revenue increased in the three and six months ended June 30, 2008 compared to the same periods in 2007 due generally to the factors noted above. Acquisitions impacted growth most significantly followed by foreign currency exchange rate movements and transaction volumes. Revenue growth in WEMEA was due to acquisitions, net new business relating to card processing services and growth of existing clients, partially offset by price compression. The acquisitions in the WEMEA region provide merchant acquiring services. Revenue growth in CESE was mostly due to foreign currency exchange rate movements, acquisitions and growth of existing clients partially offset by price compression and net lost business. The acquisition in the CESE region provides both merchant acquiring and card processing services across the region. Revenue growth in APAC was due mostly to growth of existing clients, foreign currency exchange rate movements and acquisitions partially offset by net lost business and price compression. Revenue growth in LAC was due mostly to growth from existing clients and foreign exchange rate movements partially offset by price compression in the card issuing services businesses.

        Transaction and processing service fee revenue is driven by accounts on file and transactions. The spread between growth in these two indicators and revenue growth was driven mostly by the change in the mix of transaction types resulting from acquisitions. The effects of foreign currency exchange rate fluctuations also contributed to the spread.

  Product sales and other revenue

        The increase in product sales and other revenue for the three and six months ended June 30, 2008 over the same periods in 2007 resulted from increased terminal-related revenue and the impact of acquisitions partially offset by a decrease in professional services fees in 2008 due to the completion of projects in 2007 as well as contract termination fees received in 2007.

  Operating profit

        The segment's operating profit decreased for the three and six months ended June 30, 2008 compared to the same periods in 2007 due to certain items including the impact of purchase accounting, which was approximately $4.0 million and $5.8 million (negatively impacting the operating profit growth rate by approximately 12 and 8 percentage points), partially offset by the beneficial impact of the factors described above, including acquisitions and foreign currency exchange rate movements. Also negatively impacting segment operating profit was a credit loss expense recorded as a result of a customer bankruptcy of approximately $2.3 million and $8.5 million for the three and six months ended June 30, 2008, respectively (negatively impacting the operating profit growth rate by approximately 7 and 12 percentage points), as well as incremental infrastructure and platform consolidation expenses in the WEMEA and CESE regions.

Segment Results for the Years Ended December 31, 2007, 2006 and 2005

        As discussed above results of operations reflect the segment realignment.

  Merchant Services Segment Results

	Pro Forma	Historical
						Percent Change		Historical Percent Change
		Successor	Predecessor

		Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007	Year ended December 31,
						Pro Forma 2007 vs. Historical 2006
	Year ended December 31, 2007							2006 vs. 2005
				2006	2005
				(in millions)
Revenues:
Transaction and processing service fees	$1,982.0	$533.6	$1,448.4	$1,911.1	$1,806.8	4%		6%
Product sales and other	351.4	87.6	263.8	370.4	315.2	(5)%		18%
Reimbursable debit network fees, postage and other	1,043.8	308.4	735.4	831.4	686.3	26%		21%
Equity earnings in affiliates	316.4	95.6	220.8	283.3	237.0	12%		20%
Other revenues	48.9	12.1	36.8	46.8	31.1	4%		50%

Total revenue	$3,742.5	$1,037.3	$2,705.2	$3,443.0	$3,076.4	9%		12%

Operating profit	$337.0	$100.9	$713.3	$978.2	$804.6	(66)%		22%
Operating margin	9%	10%	26%	28%	26%	(19	)pts	2	pts

	Year ended December 31,
	2007	2006	2005
Key indicators:
Domestic merchant transactions(a)	25,359.0	22,626.0	19,882.2	12%	14%

(a)
Domestic merchant transactions include acquired VISA and MasterCard credit and signature debit, PIN-debit, electronic benefits transactions, and processed-only or gateway customer transactions at the point of sale ("POS").

  Transaction and processing service fees revenue and equity earnings in affiliates

        The components of transaction and processing service fees revenue and equity earnings in affiliates for the 2007 predecessor and successor periods and 2007 pro forma results compared to the predecessor year ended December 31, 2006 and the year ended December 31, 2006 compared to the same period in 2005 are:

	Pro Forma	Historical
						Percent Change	Historical Percent Change
		Successor	Predecessor

		Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007	Year ended December 31,
						Pro Forma 2007 vs. Historical 2006
	Year ended December 31, 2007						2006 vs. 2005
				2006	2005
				(in millions)
Acquiring revenue	$1,791.7	$482.7	$1,309.0	$1,717.2	$1,591.2	4%	8%
Processing revenue charged to unconsolidated merchant alliances	190.3	50.9	139.4	193.9	215.6	(2)%	(10)%

Total transaction and processing service fees	1,982.0	533.6	1,448.4	1,911.1	1,806.8	4%	6%
Equity earnings in affiliates	316.4	95.6	220.8	283.3	237.0	12%	20%

Total transaction and processing service fees and equity earnings in affiliates	$2,298.4	$629.2	$1,669.2	$2,194.4	$2,043.8	5%	7%

        Acquiring revenue in the 2007 predecessor and successor periods was favorably impacted by increases in transaction volume due to consumer spending at the point of sale, improved merchant retention, activation improvements, the growth of new alliances and 2006 pricing changes. In 2006, we began classifying commission payments to certain ISO's as expense rather than netting them against revenue consistent with our accounting for other similar arrangements. This had a favorable impact in the 2007 predecessor period. The 2007 successor period was favorably impacted by the year end holiday season although less than in prior years. Negatively impacting revenue in the 2007 successor period was the impact of purchase accounting resulting in not recognizing annual fees of approximately $28 million pertaining to the predecessor period that would otherwise have been recognized in the fourth quarter. Most of these annual fees were accrued as part of purchase accounting.

        On a 2007 pro forma basis compared to historical 2006 the increase in acquiring revenue was driven by increases in transaction volume due to consumer spending at the point of sale, improved merchant retention, activation improvements, the growth of new alliances and 2006 pricing changes. On a 2007 pro forma basis in comparison to the historical 2006 results the reclassification of certain ISO commission payments positively impacted the acquiring revenue growth rate by approximately 1 percentage point with such increase being offset by the above noted purchase accounting which negatively impacted the acquiring revenue growth rate by 2 percentage points. The 2007 pro forma revenue growth and transaction growth rates were negatively impacted compared to 2006 due to the year end holiday season, as the growth rates, although positive, were lower than in 2006.

        The increase in acquiring revenue in 2006 compared to 2005 was driven by increases in transaction volume due to consumer spending at the point of sale, sales productivity, the alliance formed with Citibank in 2005, as well as the above noted reclassification of certain commission payments out of revenue and into expense. Also contributing to growth were improved merchant retention, activation improvements, the growth of new alliances and 2006 pricing changes. The reclassification of certain ISO commission payments positively impacted the acquiring revenue growth rate by approximately 1 percentage point.

        Our transaction growth rate for PIN-debit increased for 2007 on a pro forma basis compared to historical 2006 and for 2006 compared to 2005. One of the items driving growth in PIN-debit transactions is increased penetration in the grocery, petroleum and quick service restaurant markets.

        Merchant PIN-debit transactions, including acquired transactions, accounted for approximately 24%, 22% and 21% of total domestic merchant transactions for the pro forma 2007 results and the historical 2006 and 2005 periods, respectively. We continue to see a shift in consumer behavior toward the use of PIN-debit cards from other forms of payment, particularly checks and cash.

        The spread between the transaction growth rate and the transaction and processing service fee revenue growth rate for the 2007 pro forma results compared to historical 2006 remained relatively constant, after consideration of the ISO adjustment noted above, due to the mix of merchants and price compression. The spread is caused most significantly by the mix of merchants. Most of the disparity is within the segment's portfolios of national merchants, which drive significant transaction growth and experience the greatest price compression. Also contributing to this spread is a lower average transaction amount due to increased usage at merchants such as quick service restaurants. The segment has historically experienced three to five percent annual price compression on average, with price compression for the national merchants being higher.

        Processing revenue charged to unconsolidated merchant alliances represents revenues earned from providing processing services to those alliances. These processing fees are recognized as expense to the unconsolidated merchant alliances. Processing revenue for the 2007 predecessor and successor periods was not impacted by significant events or trends. Processing revenue decreased slightly for 2007 on a pro forma basis compared to historical 2006. The decrease in 2006 compared to 2005 is largely a result of restructuring agreements associated with the Chase Paymentech and PNC Merchant Services alliances.

        Equity earnings in affiliates in the 2007 predecessor and successor periods continued to benefit from strong performance by Merchant Service's merchant alliances. Equity earnings in affiliates increased on a 2007 pro forma basis compared to historical 2006 resulted most significantly from increased merchant transaction volume in the merchant alliances. Earnings of an alliance were also improved due to a beneficial change in its portfolio mix and lower processing rates, which negatively impacted processing revenue described directly above. The increase in equity earnings for 2006 compared to 2005 principally resulted from increased transaction volume. The amortization of the intangible asset portion of the excess of our investment balance over our proportionate share of the investee's net book value is not included in the equity earnings reviewed by management as revenue. Such amortization is included in the segment's operating profit.

        As discussed more fully above, on May 27, 2008, we announced we had reached an agreement with JPMorgan to end our joint venture, Chase Paymentech Solutions™, our largest merchant alliance.

  Product sales and other revenue

        Product sales and other revenue for the 2007 predecessor and successor periods was negatively impacted by decreased terminal sales. The 2007 predecessor period benefited from merchant portfolio sales totaling approximately $12 million compared to $5 million for the historical 2006 period.

        The majority of the decrease in product sales and other revenues for 2007 on a pro forma basis compared to historical 2006 was driven by decreased terminal sales partially offset by increased merchant portfolio sales. The majority of the increase in product sales and other revenues for 2006 compared to 2005 was driven by increased terminal sales and leases partially offset by decreases in hardware and supplies revenue and professional services revenue.

  Reimbursable debit network fees, postage and other

        Debit network fees in the 2007 predecessor and successor periods benefited from continued growth of PIN-debit transaction volumes as well as rate increases imposed by the debit networks. Debit network fees represent substantially all of the balance within this line item.

        The increases in reimbursable debit network fees, postage and other for 2007 on a pro forma basis versus historical 2006 and for 2006 compared to 2005 were due to growth in debit network fees resulting from the continued growth of PIN-debit transaction volumes as noted above as well as rate increases imposed by the debit networks. The 2006 growth was partially offset by a national merchant routing a portion of its PIN-debit transactions directly to the network provider.

  Operating profit

        In addition to the impact of the items noted above, Merchant Services segment operating profit for the 2007 predecessor and successor periods was impacted negatively by new incentive compensation arrangements implemented in 2007. Also negatively impacting the predecessor segment operating profit as a result of the Merger was the acceleration of restricted stock awards. In the 2007 predecessor period, we bought out a revenue sharing agreement as part of a new, larger relationship with Discover Financial Services LLC ("Discover") resulting in an expense charge in the 2007 predecessor period with most of this charge being recovered through increased processing fees in the predecessor period and the remaining portion in the successor period. Amortization resulting from contingent payments associated with a merchant alliance also negatively impacted operating profit growth for the 2007 predecessor period. The 2007 successor period was negatively impacted by purchase accounting of approximately $194 million due most significantly to amortization expense resulting from the purchase price assigned to intangible assets from the Merger.

        The segment operating profit decreased in 2007 on a pro forma basis compared to historical 2006 due to the factors discussed above. Increased amortization resulting from contingent payments noted above negatively impacted the operating profit growth rate by approximately 1 percentage point in 2007 on a pro forma basis, but will not have continuing impact as a result of the Merger and the associated affects of purchase accounting. Incentive compensation negatively impacted 2007 pro forma operating profit by approximately 1 percentage point in comparison to historical 2006. The negative impacts of the contingent payments and incentive compensation were offset by savings from the restructuring activities described in "2007 activities" above. The purchase accounting impacts of the annual fees noted in the acquiring revenue discussion above and increased amortization of identifiable intangible assets, both related to the Merger, negatively impacted the operating profit growth rate by 69 percentage points for the 2007 pro forma results.

        The segment operating profit and margins increased in 2006 compared to 2005 due to the factors discussed above. Additionally, the reduction of integration expenses in 2006 versus 2005 benefited 2006 operating profit growth by approximately 11 percentage points and operating margin by approximately 3 percentage points. Also benefiting 2006 growth was reduced payroll expense due to fourth quarter 2005 restructuring activities. Negatively affecting operating profit growth in 2006 was higher incentive compensation accruals due to achieving certain financial targets in 2006 in comparison to 2005 and the reduction in relative ownership percentage of the PNC alliance. Increased amortization resulting from contingent payments associated with a merchant alliance also negatively impacted operating profit growth in 2006 by 1 percentage point.

  Financial Services Segment Results

	Pro Forma	Historical
		Successor	Predecessor			Percent Change		Historical Percent Change
		Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007
				Year ended December 31,		Pro Forma 2007 vs. Historical 2006
	Year ended December 31, 2007							2006 vs. 2005
				2006	2005
				(in millions)
Revenues:
Transaction and processing service fees	$2,028.5	$551.4	$1,477.1	$1,924.3	$1,926.7	5%		0%
Product sales and other	135.9	29.1	106.8	110.3	155.2	23%		(29)%
Reimbursable postage and other	711.2	198.7	512.5	630.0	602.9	13%		4%
Other revenue	4.7	0.9	3.8	6.2	2.2	(24)%		182%

Total revenue	$2,880.3	$780.1	$2,100.2	$2,670.8	$2,687.0	8%		(1)%

Operating profit	$414.9	$101.4	$436.7	$567.2	$599.4	(27)%		(5)%
Operating margin	14%	13%	21%	21%	22%	(7	)pts	(1	)pt

	Year ended December 31,
	2007	2006	2005
Key indicators:
Domestic debit issuer transactions(a)	11,651.4	10,572.4	8,988.2	10%	18%
Domestic active card accounts on file (end of period)(b)
Bankcard	48.4	42.4	30.1	14%	41%
Retail	79.9	74.4	61.8	7%	20%

Total	128.3	116.8	91.9	10%	27%

Domestic card accounts on file (end of period)
Bankcard	130.7	113.2	63.6	15%	78%
Retail	381.8	331.3	253.4	15%	31%
Debit	122.3	112.9	98.3	8%	15%

Total	634.8	557.4	415.3	14%	34%

(a)
Domestic debit issuer transactions include VISA and MasterCard signature debit, STAR ATM, STAR PIN-debit POS, and ATM and PIN-debit POS gateway transactions.

(b)
Domestic active card accounts on file include customer accounts that had a balance or any monetary posting or authorization activity during the month.

  Summary

        Financial Services segment revenue in the 2007 predecessor and successor periods was favorably impacted most significantly by reimbursable postage revenue, acquisitions, growth of existing clients, the expansion of TeleCheck's ECA processing into more locations of large national retailers and contract termination fees. Partially offsetting these items were price compression and the net impact of new and lost business.

        The segment converted approximately 26 million accounts during the 2007 pro forma period, and also increased accounts through the growth of existing clients. At December 31, 2007, the segment had approximately 15 million accounts in the pipeline, primarily retail, with approximately 8 million of these accounts scheduled for conversion in 2008.

        The segment revenue and operating profit decreased in 2006 compared to 2005 due most significantly to deconversions that occurred in 2005, and the associated contract termination fees, price compression, as well as the impact of the TeleCheck business. These decreases were partially offset by growth from existing clients and new business.

  Transaction and processing service fee revenue

  Components of transaction and processing service fee revenue

	Pro Forma	Historical
		Successor	Predecessor			Percent Change	Historical Percent Change
		Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007
				Year ended December 31,		Pro Forma 2007 vs. Historical 2006
	Year ended December 31, 2007						2006 vs. 2005
				2006	2005
				(in millions)
Credit card, retail card and debit processing	$1,070.9	$298.6	$772.3	$1,025.0	$1,048.4	4%	(2)%
Check processing	411.8	111.9	299.9	348.1	348.1	18%	0%
Other revenue	545.8	140.9	404.9	551.2	530.2	(1)%	4%

Total	$2,028.5	$551.4	$1,477.1	$1,924.3	$1,926.7	5%	0%

  Credit card, retail card and debit processing revenue

        Credit card, retail card and debit processing revenue was positively impacted for the 2007 predecessor and successor periods by growth of existing clients, growth in domestic debit issuer transactions and by acquisitions noted above. Negatively impacting the 2007 predecessor and successor periods were price compression and lost business.

        Credit and retail card processing revenue decreased for the 2007 pro forma results compared to historical 2006 due to price compression partially offset by growth of existing clients. Contract pricing at the customer level is dependent upon the volume of accounts, mix of account types (e.g. retail, credit, co-branded credit and debit) and product usage. Although active accounts on file increased, revenue did not proportionately increase due most significantly to price compression.

        Debit processing revenue increased on a pro forma basis in 2007 due to growth of existing clients and acquisitions noted above, which added approximately 5 and 4 percentage points, respectively, to the credit card, retail card and debit processing revenue growth rate. The majority of domestic debit issuer transaction growth was driven by the shift to the use of debit cards from checks and cash, and such trend is expected to continue. Transaction growth and revenue growth for the pro forma 2007 results as compared to 2006 were relatively consistent. This growth was partially offset on a pro forma basis by 3 and 3 percentage points, respectively, due to pricing and lost business.

        Credit and retail card processing revenue decreased in 2006 compared to 2005 largely due to the deconversion of credit card accounts in 2005 and price compression, partially offset by growth from existing clients and new business.

        Debit processing revenue increased in 2006 compared to 2005 due to growth of existing clients partially offset by deconversions and price compression. The majority of domestic debit issuer transaction growth was driven by the shift to the use of debit cards from credit cards, checks and cash. Additional transaction growth was driven by the conversion of a major issuer. Price compression upon renewal of contracts and the change in client mix drove the spread between revenue growth and transaction growth.

  Check processing revenue

        TeleCheck was favorably impacted in the 2007 predecessor and successor periods from the expansion of its ECA processing into more locations of large national retailers but negatively impacted by a decline in the use of paper checks.

        The increase in check processing revenue for 2007 on a pro forma basis compared to historical 2006 resulted from an increase in the above noted ECA processing. This increase partially was offset by the general decline in the paper check guarantee volumes. Check processing revenue remained flat for the year ended December 31, 2006 compared to 2005 resulting from an increase in ECA processing revenue noted above, increased revenues from collections services provided for a national merchant, and the acquisition of ClearCheck, Inc ("ClearCheck") in the first quarter 2006. These increases were offset by the general decline in the paper check guarantee volumes.

  Other revenue

        Other revenue consists mostly of revenue from our output services, government payments business and remittance processing. Remittance processing services revenue for the 2007 predecessor and successor periods was negatively impacted due to the deconversion of a large customer and consumer conversion from paper to electronic payment methods. We expect remittance revenue to remain relatively flat in 2008 compared to 2007 with new business growth offsetting consumer conversion from paper to electronic payment methods. Output services revenue for the 2007 predecessor and successor periods was not significantly impacted by any unique events or trends. Output services remained relatively flat for the 2007 pro forma period compared to historical 2006.

        Other revenue increased for 2006 compared to 2005 due to an increase in output services revenue due to new business partially offset by deconversions. Remittance processing services revenue decreased for 2006 compared to 2005 due to lost business and consumer conversion from paper to electronic payment methods. These decreases were partially offset by new business. In response to the decline in revenue, we closed one facility in 2006.

  Product sales and other revenue

        Product sales and other revenue in the 2007 predecessor period was favorably impacted by the receipt of contract termination fees and both the predecessor and successor periods were favorably impacted by professional service fees and software licensing and maintenance revenue resulting from the acquisition of Peace Software in the third quarter of 2006.

        Product sales and other revenue decreased in 2006 compared to 2005 due to contract termination fees of approximately $50 million that were received in 2005 associated with deconversions.

  Reimbursable postage and other revenue

        New business and an increase in the postage rates in May 2007 positively impacted the 2007 predecessor and successor periods for reimbursable postage and other revenue. Negatively impacting the same periods was lost business.

        Reimbursable postage and other revenue increased for the year ended December 31, 2006 in comparison to the same period in 2005 as a result of new business and a postage rate increase in January 2006 partially offset by lost business.

  Operating profit

        In addition to the favorable and unfavorable items noted above, the Financial Services segment operating profit for the 2007 successor period was negatively impacted by purchase accounting of approximately $54 million due most significantly to amortization expense due to the purchase price assigned to intangible assets from the Merger. Negatively impacting the predecessor segment operating profit as a result of the Merger was the acceleration of restricted stock awards.

        Operating profit decreased for pro forma 2007 compared to historical 2006 due to the factors noted above partially offset by the significant benefits from cost savings initiatives implemented in 2006 and continuing into pro forma 2007 in anticipation of continued price compression. Purchase accounting related to the Merger, mostly amortization of identifiable intangible assets, negatively impacted the operating profit growth rate by 32 percentage points for pro forma 2007.

        The segment operating profit decreased for the year ended December 31, 2006 compared to 2005 due to contract termination fees received in 2005, account deconversions, price compression, higher incentive compensation recognized in 2006 compared to 2005 due to achieving certain financial targets and other factors noted above. Partially offsetting this decline were reduced payroll expenses due to 2005 restructuring activities. Operating margins decreased slightly for 2006 compared to 2005 as a result of the items discussed above.

  International Segment Results

	Pro Forma	Historical
		Successor	Predecessor			Percent Change		Historical Percent Change
		Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007
				Year ended December 31,		Pro Forma 2007 vs. Historical 2006
	Year ended December 31, 2007							2006 vs. 2005
				2006	2005
				(in millions)
Revenues:
Transaction and processing service fees	$1,258.7	$382.0	$876.7	$985.0	$714.0	28%		38%
Product sales and other	295.6	92.2	203.4	206.3	145.2	43%		42%
Other Income	85.2	22.6	62.6	67.0	53.7	27%		25%

Total revenue	$1,639.5	$496.8	$1,142.7	$1,258.3	$912.9	30%		38%

Operating profit	$152.4	$49.1	$98.3	$153.5	$118.7	(1)%		29%
Operating margin	9%	10%	9%	12%	13%	(3	)pts	(1	)pt

	Year ended December 31,
	2007	2006	2005
Key indicators:
International transactions(a)	5,476.0	4,591.6	2,816.0	19%	63%
International card accounts on file (end of period)(b)	73.8	48.3	30.9	53%	56%

(a)
International transactions include VISA, MasterCard and other card association merchant acquiring and switching, and debit issuer transactions for clients outside the U.S. Transactions include credit, signature debit and PIN-debit POS, POS gateway and ATM transactions. Transactions for 2006 and 2005 have been adjusted to conform to current year presentation.

(b)
International card accounts on file include bankcard and retail.

  Summary

        International segment revenue in the 2007 predecessor and successor periods was favorably impacted by acquisitions, foreign currency exchange rate movements, growth of existing clients and the net impact of new and lost business.

        Acquisitions contributed 16 percentage points to segment revenue growth rates in 2007 on a pro forma basis compared to historical 2006. The most significant of these acquisitions were First Data Polska in the EMEA region in 2007, First Data Cono Sur (formerly ArgenCard) in the LAC region in 2006 and First Data Deutschland ("FDD" formerly Gesellschaft fur Zahlungssysteme), also in the EMEA region in 2006. In addition, foreign currency exchange rate movements positively impacted total pro forma revenue growth rates by 8 percentage points.

        Growth in 2006 compared to 2005 was driven by acquisitions and new alliances and internal growth of existing clients. The most significant of these acquisitions were FDD, EuroProcessing International, First Data Austria (formerly Austrian Payment Systems Services GmbH) and First Data Korea (formerly Korea Mobile Payment Services). Acquisitions and new alliances contributed 25 percentage points to total revenue growth for 2006 compared to 2005, while foreign exchange rate movements positively impacted total revenue growth by 1 percentage point for the same period.

  Transaction and processing service fee revenue

        Transaction and processing service fee revenue includes merchant acquiring and processing revenue, debit transaction revenue, POS/ATM transaction revenue, fees from switching services and monthly managed service fees for issued cards. The above noted acquisitions and impact of foreign exchange rate movements positively impacted the 2007 predecessor and successor periods with the exception that revenue from the FDD acquisition only benefited the predecessor period. Transaction and processing service fee revenue increased in 2007 on a pro forma basis compared to 2006 and 2006 compared to 2005 due most significantly to the acquisitions noted above. The 2007 pro forma results were also positively impacted by an increase in POS and ATM transactions resulting from growth of both existing clients and new business and, to a lesser extent, an increase in accounts on file in the EMEA and LAC regions and continued expansion of the Cashcard ATM network in Australia.

        Revenue growth in EMEA for the 2007 pro forma results was due mostly to acquisitions, foreign currency exchange rate movements and the net impact of new and lost business and growth from existing clients. The acquisition growth mostly relates to business supporting switching debit and ATM transactions as well as debit card transactions and card issuer processing. Revenue growth in ANZ for the 2007 pro forma results is due mostly to foreign currency exchange rate movements while other contributors such as new business and growth of existing clients were substantially offset by the negative impact of lost business and price compression. Revenue growth in LAC for the same periods is due mostly to the First Data Cono Sur acquisition while other contributors such as growth of existing merchant acquiring businesses as a result of increased volumes, increases in card accounts on file and the benefit from foreign exchange rate movements were partially offset by the negative net impact of new and lost business and price compression. Revenue growth for the year ended December 31, 2006 compared to 2005 increased due mostly to similar items to those noted above.

        As noted above, transaction and processing service fee revenue is driven by accounts on file and transactions. The spread between growth in these two indicators and revenue growth is driven mostly by the change in the mix of transaction types resulting from acquisitions. The effects of foreign currency exchange rate fluctuations also contributed to the spread.

        At December 31, 2007, the International segment had approximately 2.1 million accounts in the pipeline the majority of which were retail. We expect to convert these accounts in 2008.

  Product sales and other revenue

        Product sales and other revenue for the 2007 predecessor and successor periods was positively impacted by terminal-related revenue driven mainly by the above described acquisitions in the LAC and

EMEA regions as well as professional services fees associated with the VisionPLUS managed service supported by our Singapore office. Negatively impacting the successor period was a decrease in gains from merchant portfolio sales. On a 2007 pro forma basis compared to historical 2006, the terminal-related revenue from the above noted acquisitions and new sales in the LAC region accounted for most of the growth.

        The increase in product sales and other revenue for the year ended December 31, 2006 over the same period in 2005 resulted from increased terminal-related revenue driven mainly by acquisitions in the EMEA and Asia regions as well as a gain of approximately $11 million from a merchant portfolio sale in the LAC region in 2006.

  Operating profit

        In addition to the items noted above, International segment operating profit and segment margins were negatively impacted by expenditures on strategic business initiatives and platform consolidation costs in EMEA. Also negatively impacting segment operating profit as a result of the Merger was the acceleration of restricted stock awards in the predecessor period. Negatively impacting operating profit for the 2007 successor period was platform consolidation costs and purchase accounting of approximately $7 million as a result of the Merger.

        The items that had the largest benefit to the pro forma 2007 results in comparison to historical 2006 were acquisitions, internal growth, foreign exchange rate movements and merger-related purchase accounting. Acquisitions and foreign exchange rate movements accounted for approximately 26 and 11 percentage points of operating profit growth, respectively, for the 2007 pro forma period. The items with the most significant negative impact for the same period were the strategic business initiatives, platform consolidation costs, expansion into regions such as Asia and pricing.

        The segment's operating profit increased for 2006 compared to 2005 due to the growth in revenues described above. Higher incentive compensation accruals due to achieving certain financial targets and significant investments in business development, infrastructure and platform consolidation in 2006 compared to 2005 adversely impacted operating profit growth. Also offsetting growth for 2006 compared to 2005 is a decrease resulting from an account deconversion in EMEA completed during the first quarter 2005. Acquisitions and foreign exchange rate movements accounted for approximately 21 and 3 percentage points, respectively, of the operating profit growth for the year ended December 31, 2006. Segment margins continue to be impacted by the investment in business development, infrastructure and platform consolidation in EMEA and the expansion of regions such as South Asia and China.

Pro Forma Financial Information

        The following unaudited pro forma Condensed Consolidated Statement of Operations reflect our consolidated results of operations as if the merger had occurred on January 1, 2007. The pro forma statement is derived from the application of pro forma adjustments to the historical Statement of Operations of the predecessor period January 1, 2007 to September 24, 2007 and the successor period from September 25, 2007 to December 31, 2007. The pro forma Statement of Operations should be read in conjunction with the Consolidated Financial Statements, related notes and other financial information included elsewhere in this prospectus.

        The pro forma adjustments are described in the notes to the pro forma Statement of Operations and are based on available information and assumptions that management believes are reasonable. Certain of the pro forma adjustments and results of operations in the successor period are based on preliminary allocation of the purchase price and preliminary valuation of intangible assets. The pro forma Statement of Operations is not necessarily indicative of the future results of operations of the successor company or results of operations of the successor company that would have actually occurred had the merger been consummated as of January 1, 2007.

        Note that the pro forma adjustments in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" section differ from the pro forma adjustments included elsewhere in this prospectus under "Unaudited Pro Forma Condensed Consolidated Statement of Operations" for reasons stated therein.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007

			Pro Forma Adjustments
	Historical				Pro Forma
	Successor	Predecessor
	Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007			Year ended December 31, 2007
		(in millions)
Revenues:
Transaction and processing service fees	$1,553.3	$3,965.9	$—		$5,519.2
Investment income, net	(8.2)	(66.9)	—		(75.1)
Product sales and other	223.0	616.4	—		839.4
Reimbursable debit network fees, postage and other	510.4	1,257.5	—		1,767.9

	2,278.5	5,772.9	—		8,051.4

Expenses:
Cost of services (exclusive of items shown below)	790.3	2,207.3	(114.2	)(a)	2,883.4
Cost of products sold	87.3	209.2	—		296.5
Selling, general and administrative	367.9	1,058.8	(150.1	)(b)	1,276.6
Reimbursable debit network fees, postage and other	510.4	1,257.5	—		1,767.9
Depreciation and amortization	367.8	476.4	473.9	(c)	1,318.1
Other operating expenses(d)	(0.2)	23.3	—		23.1

	2,123.5	5,232.5	209.6		7,565.6

Operating profit	155.0	540.4	(209.6)		485.8

Interest income	17.9	30.8	—		48.7
Interest expense	(584.7)	(103.6)	(1,364.4	)(e)	(2,052.7)
Other income (expense)	(74.0)	4.9	15.8	(f)	(53.3)

(Loss) income before income taxes, minority interest, equity earnings in affiliates and discontinued operations	(485.8)	472.5	(1,558.2)		(1,571.5)
Income tax (benefit) expense	(176.1)	125.8	(636.3	)(g)	(686.6)
Minority interest	(39.0)	(105.3)	—		(144.3)
Equity earnings in affiliates	46.8	223.0	(147.8	)(h)	122.0

(Loss) income from continuing operations	$(301.9)	$464.4	$(1,069.7)		$(907.2)

See Accompanying Notes to the Unaudited Pro Forma
Condensed Consolidated Statements of Operations

 NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(a)
Adjustments to Cost of services consist of adjustments related to the reversal of amortization of prior year service costs and actuarial gains and losses related to defined benefit plans of $3.9 million; the reversal of costs associated with the accelerated vesting of equity awards of $105.6 million; and the reversal of rent expense of $4.7 million related to synthetic leases bought out as a result of change in control provisions.

(b)
Adjustments to Selling, general and administrative expenses consist of adjustments to recognize expense resulting from the sponsor's management fee of $15.0 million; the reversal of merger transaction costs of $72.6 million; the reversal of costs associated with the accelerated vesting of equity awards of $89.9 million; and the reversal of amortization of prior year service costs and actuarial gains and losses related to defined benefit plans of $2.6 million.

(c)
Adjustment to Depreciation and amortization consists of increased other intangible asset amortization expense of $470.3 million and an adjustment for increased depreciation expense on buildings bought out of synthetic leases of $3.6 million. Note that amortization of the customer relationships intangible assets are recognized on an accelerated basis and the other intangible assets are recognized on a straight-line basis. Based on the preliminary valuation of the intangible assets, amortization was approximately $1,125 million for pro forma 2007 and is projected to be approximately as follows for 2008 through 2012: respectively, $1,024 million, $946 million, $885 million, $765 million and $661 million.

(d)
Other operating expenses include: net restructuring charges, impairments, litigation and regulatory settlements, and other.

(e)
Reflects pro forma interest expense resulting from our new capital structure. The adjustment includes interest expense, amortization of commitment fees and debt issuance costs, and the impact of interest rate swaps associated with the facilities and notes described in the capital resources and liquidity section of this MD&A less the interest expense recognized on the notes that were repaid in conjunction with the Merger. The adjustment also includes amortization of all underwriting fees that will be incurred when the bridge facilities are extended into long-term loans, exchanged for notes or refinanced with other third parties at or before the one year anniversary of the Merger. The adjustment excludes the impact of the bridge financing fees paid at the closing of the Merger that are being amortized over one year to the extent they haven't already been refunded. Such fees are not considered indicative of long-term ongoing operations and are, additionally, contingently recoverable, in part, based on future events.

(f)
Represents the elimination of debt repayment costs associated with our debt existing prior to the Merger.

(g)
Represents the tax effect of the pro forma adjustments, calculated at a marginal rate of 37.3% for 2007.

(h)
Adjustment to equity method investments consists of increased other intangible asset amortization expense.

 Unaudited Pro Forma Segment Revenues(a)

	Successor	Predecessor	Pro Forma

	Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007	Pro Forma Adjustments	Adjusted Revenue
			(in millions)
Merchant Services	$1,037.3	$2,705.2	$—	$3,742.5
Financial Services	780.1	2,100.2	—	2,880.3
International	496.8	1,142.7	—	1,639.5
Prepaid Services	76.8	138.0	—	214.8
Integrated Payments Systems	34.3	71.5	—	105.8
All Other and Corporate	44.4	122.5	—	166.9

Total segment and all other and corporate	$2,469.7	$6,280.1	$—	$8,749.8

Unaudited Pro Forma Segment Operating Profit

	Successor	Predecessor	Pro Forma

	Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007	Pro Forma Adjustments		Adjusted Operating Profit
			(in millions)
Merchant Services	$100.9	$713.3	$(477.2	)(b)	$337.0
Financial Services	101.4	436.7	(123.2	)(c)	414.9
International	49.1	98.3	5.0	(d)	152.4
Prepaid Services	13.2	24.2	(10.7	)(e)	26.7
Integrated Payments Systems	21.3	30.1	2.1	(f)	53.5
All Other and Corporate	(67.6)	(445.6)	246.6	(g)	(266.6)

Total segment and all other and corporate	$218.3	$857.0	$(357.4)		$717.9

(a)
No pro forma adjustments have been made to segment revenue in 2007. Accordingly, values represent the sum of predecessor and successor periods.

(b)
Adjustments to Merchant Services segment operating profit consist of adjustments related to increased other intangible asset amortization expense; increased other intangible asset amortization expense associated with equity method investments; the reversal of costs associated with the accelerated vesting of equity awards; the reversal of rent expense related to synthetic leases bought out as a result of change in control provisions; and an adjustment for increased depreciation expense on buildings purchased out of synthetic leases.

(c)
Adjustments to Financial Services segment operating profit consist of adjustments related to increased other intangible asset amortization expense; the reversal of costs associated with the accelerated vesting of equity awards; the reversal of rent expense related to synthetic leases bought out as a result of change in control provisions; and an adjustment for increased depreciation expense on buildings purchased out of synthetic leases.

(d)
Adjustments to International segment operating profit consist of adjustments related to increased other intangible asset amortization expense; decreased other intangible asset amortization expense associated with equity method investments; the reversal of costs associated with the accelerated vesting of equity awards; and the reversal of amortization of prior year service costs and actuarial gains and losses related to defined benefit plans.

(e)
Adjustments to Prepaid Services segment operating profit consist of adjustments related to increased other intangible asset amortization expense; and the reversal of costs associated with the accelerated vesting of equity awards.

(f)
Adjustments to Integrated Payment Systems segment operating profit consist of adjustments related to decreased other intangible asset amortization expense; and the reversal of costs associated with the accelerated vesting of equity awards.

(g)
Adjustments to All Other and Corporate operating profit consist of adjustments related to decreased other intangible asset amortization expense; the reversal of costs associated with the accelerated vesting of equity awards; the reversal of amortization of prior year service costs and actuarial gains and losses related to defined benefit plans; adjustments to recognize expense resulting from the sponsor's management fee; and the reversal of merger transaction costs.

Capital Resources and Liquidity

        Our source of liquidity during the first six months of 2008 was principally cash generated from operating activities. Our sources of liquidity during 2007 were cash generated from operating activities and long-term borrowings incurred as part of the Merger. We believe our current level of cash and short-term financing capabilities along with future cash flows from operations are sufficient to meet the needs of its existing businesses.

        The following discussion highlights our cash flow activities from continuing operations during the six months ended June 30, 2008 and 2007.

  Cash and Cash Equivalents

        Investments (other than those included in settlement assets) with original maturities of three months or less (that are readily convertible to cash) are considered to be cash equivalents and are stated at cost, which approximates market value. At June 30, 2008 and December 31, 2007, we held $655.3 million and $606.5 million in cash and cash equivalents, respectively. Cash and cash equivalents held outside of the United States at June 30, 2008 and December 31, 2007 was $225.9 million and $203.4 million, respectively.

  Cash Flows from Operating Activities from Continuing Operations

	Successor	Predecessor

Source/(use) (in millions)	Six months ended June 30, 2008	Six months ended June 30, 2007
Net (loss) income from continuing operations	$(382.3)	$400.6
Depreciation and amortization (including amortization netted against equity earnings in affiliates and revenues)	761.9	365.0
Other non-cash and non-operating items, net	6.7	(67.3)
Increase (decrease) in cash, excluding the effects of acquisitions and dispositions, resulting from changes in:
Accounts receivable, current and long-term	162.9	(35.6)
Other assets, current and long-term	188.4	28.0
Accounts payable and other liabilities, current and long-term	(227.2)	(87.2)
Income tax accounts	(213.8)	61.3
Excess tax benefit from share-based payment arrangement	—	(28.7)

Net cash provided by operating activities from continuing operations	$296.6	$636.1

        Depreciation and amortization increased in 2008 due to the Merger. Other non-cash and non-operating items and charges include restructuring, impairments, litigation and regulatory settlements, other and other income (expense) as well as undistributed earnings in affiliates, stock compensation expense and interest expense associated with the senior unsecured PIK term loan that was paid by increasing the principal amount of the loan. The change in 2008 compared to 2007 resulted most significantly from the interest expense associated with the senior unsecured PIK term loan facility and the non-operating foreign currency loss mostly offset by undistributed equity earnings (in conjunction with the impending wind-up of the Chase Paymentech alliance, a first quarter alliance distribution was not made to us in the second quarter of 2008 and a second quarter distribution in the third quarter of 2008 is similarly not planned), a decrease in stock based compensation expense resulting from the Merger and gains on the sale of MasterCard Stock.

        The change in accounts receivable between years was the result of uses of cash for restructuring certain settlement arrangements in 2007, a decrease in receivables due to the wind-down of the official check and money order business and the timing of collections compared to billings. The increased source of cash in other assets in 2008 was due most significantly to increased amortization of deferred financing costs. The change in accounts payable and other liabilities between years resulted from timing and level of payments and accruals for various liabilities, the most significant impact related to employee liabilities (specifically the payment of an all cash bonus in 2008 for 2007 in contrast to the prior year) and a contribution to the United Kingdom pension plan. The change in income tax accounts resulted from a tax benefit in 2008 compared to a tax provision in 2007 as well as reduced net tax payments in 2008 versus 2007. We expect approximately $80 million of cash payments during the remainder of 2008 related to restructuring activities and approximately $40 million of cash payments in 2008 related to global sourcing initiatives.

        The excess tax benefit from share-based payment arrangement in 2007 related to the exercise of stock options.

  Cash Flows from Investing Activities from Continuing Operations

	Successor	Predecessor

Source/(use) (in millions)	Six months ended June 30, 2008	Six months ended June 30, 2007
Current period acquisitions, net of cash acquired	$(195.4)	$(369.7)
Payments related to other businesses previously acquired	(16.7)	(49.3)
Additions to property and equipment, net	(122.6)	(116.4)
Payments to secure customer service contracts, including outlays for conversion, and capitalized systems development costs	(77.1)	(70.3)
Proceeds from the sale of marketable securities	52.4	11.2
Other investing activities	5.0	56.1

Net cash used in investing activities from continuing operations	$(354.4)	$(538.4)

  Acquisitions

        During the six months ended June 30, 2008, we entered into a joint venture with AIB, of which we own 50.1%, and one other acquisition. During the six months ended June 30, 2007, we acquired 100% of Size Technologies, Inc., Datawire Communications Networks, Inc., Instant Cash Services®, Intelligent Results, FundsXpress and various merchant portfolios for cash consideration.

        In July 2008, we purchased the remaining 31.8% interest in our Money Network Financial, LLC subsidiary previously owned by minority interest holders for total consideration of $70 million consisting of cash of $40 million and equity issued by Holdings. In July 2008, we sold our interest in Early Warning Services which had been accounted for under the equity method. Also in July 2008, we sold our subsidiary Active Business Services Ltd.

        On April 28, 2008, we announced that we had reached an agreement to acquire InComm, subject to customary closing conditions and regulatory approvals, for approximately $980 million, consisting of stock in Holdings and approximately $665 million in cash, plus contingent future payments of up to $250 million over a three-year performance period based on the performance of our combined stored value business. We expect the cash to complete the transaction as announced would come from equity contributions from affiliates of KKR to Holdings subsequently contributed to us and borrowings of approximately $415 million under the revolving credit facility. The parties have agreed to extend the completion date of the transaction in order to complete certain closing conditions and to negotiate and mutually agree upon changes to the merger terms. Subject to our reaching agreement with the sellers on such revised terms, we expect to close the transaction in the second half of 2008.

  Payments Related to Other Businesses Previously Acquired

        During the six months ended June 30, 2008 and 2007, payments related to other businesses previously acquired related mostly to contingent consideration largely associated with a merchant alliance. The payment in 2008 was recognized as a part of purchase accounting and did not result in an increase in assets.

  Capital Expenditures

        We expect to incur capital expenditures (consists of property and equipment and payments to secure customer service contracts) of approximately $300 million for the remainder of 2008 including expenditures related to the U.S. data center consolidation.

  Proceeds from the Sale of Marketable Securities

        Proceeds from the sale of marketable securities for the six months ended June 30, 2008 resulted from the sale of MasterCard shares. Proceeds from the sale of marketable securities for the six months ended June 30, 2007 resulted from the partial liquidation of marketable securities acquired in the Concord merger.

  Other Investing Activities

        The source of cash from other investing activities for the six months ended June 30, 2007 related to distributions from certain strategic investments, proceeds from the sale of merchant portfolios and proceeds from the sale of investments partially offset by the distribution of $27.6 million in proceeds related to the sale of Taxware to a minority holder.

  Cash Flows from Financing Activities from Continuing Operations

	Successor	Predecessor

Source/(use) (in millions)	Six months ended June 30, 2008	Six months ended June 30, 2007
Short-term borrowings, net	$61.0	$(57.0)
Principal payments on long-term debt	(97.2)	(115.5)
Proceeds from issuance of common stock	—	129.0
Capital contributed by Parent	104.3	—
Excess tax benefit from share-based payment arrangement	—	28.7
Purchase of treasury shares	—	(278.2)
Cash dividends	(0.9)	(45.2)

Net cash provided by (used in) financing activities from continuing operations	$67.2	$(338.2)

  Short-Term Borrowings, net

        The source of cash related to short-term borrowings in 2008 resulted from an additional net $70 million draw on the senior secured revolving credit facility as well as timing of draws and payments on credit lines associated with settlement activity. The use of cash in 2007 was due to net proceeds and cash outlays related to the issuance and paydown of commercial paper as well as other short-term debt.

  Principal Payments on Long-Term Debt

        We made payments of $63.9 million related to our term loan facility during the first six months of 2008. In January 2007, we repurchased $32.4 million of our 4.7% senior notes due August 1, 2013, $30.2 million of our 4.85% senior notes due October 1, 2014, and $28.0 million of our 4.95% senior notes due June 15, 2015.

        Payments for capital leases were $29.5 million for 2008 and $24.0 million for 2007.

        For a more detailed description of our long-term debt and our covenant compliance, see the discussion regarding highlights of our cash flow activities on an annual basis below.

  Proceeds from Issuance of Common Stock

        Proceeds during 2007 resulted from stock option exercises and purchases under our employee stock purchase plan.

  Capital Contributed by Parent

        We received a capital contribution from our parent, Holdings, comprised of the proceeds from purchases of shares in Holdings by certain of our management employees.

  Excess Tax Benefit from Share-based Payment Arrangement

        The excess tax benefit from share-based payment arrangements is discussed in the "Cash Flows from Operating Activities from Continuing Operations" section above.

  Purchase of Treasury Shares

        During the first six months of 2007, we repurchased 8.6 million shares for $248.4 million related to employee benefit plans. The difference between the cost of shares repurchased noted above and the amount reflected in the Consolidated Statements of Cash Flows is due to timing of trade settlements. We did not repurchase any shares under our board authorized stock repurchase programs during the first six months of 2007.

  Cash Dividends

        We paid a cash dividend to our parent, Holdings, in 2008. The decrease in cash dividends from 2007 is due to the Merger.

  Letters, Lines of Credit and Other

        We had $42.0 million in outstanding letters of credit at June 30, 2008, of which all expire prior to April 15, 2009 with a one-year renewal option. The letters of credit are held in connection with certain business combinations, lease arrangements and bankcard association agreements. We expect to renew most of the letters of credit prior to expiration.

        We have lines of credit associated with First Data Deutschland which totaled approximately 160 million euro, or approximately $251 million, as of June 30, 2008. We had $119.3 million outstanding against these lines of credit as of June 30, 2008 and the full amount outstanding against these lines of credit as of December 31, 2007.

        We have lines of credit associated with Cashcard Australia, Ltd. which are periodically used to fund ATM settlement activity. As of June 30, 2008, the lines of credit totaled approximately 160 million

Australian dollars, or approximately $154 million. We had $66.8 million and $54.6 million outstanding against these lines of credit as of June 30, 2008 and December 31, 2007, respectively.

        We also have committed lines of credit associated with the AIB joint venture which totaled 145 million euro, or approximately $227 million, as of June 30, 2008. The credit lines are used primarily to fund settlement activity. We had $51.1 million outstanding against these lines of credit as of June 30, 2008.

        We have two credit facilities associated with First Data Polska which are periodically used to fund settlement activity. The maximum amount available under these facilities, which varies for peak needs during the year, totals 245 million Polish zloty, or approximately $114 million. We had no amount outstanding against these lines of credit as of June 30, 2008 and an immaterial amount outstanding at December 31, 2007.

        Our Merchant Solutions joint venture partner funds settlement activity on behalf of the joint venture in accordance with the joint venture's operating agreement and on an uncommitted basis. The joint venture, which is our consolidated subsidiary, had $64.8 million and $15.6 million outstanding under this agreement as of June 30, 2008 and December 31, 2007, respectively.

  Significant Non-Cash Transactions

        During 2008, the principal amount of our senior unsecured PIK term loan facility increased by $123.7 million resulting from the "payment" of accrued interest expense. During the six months ended June 30, 2008 we entered into approximately $47 million of capital leases.

        Significant non-cash transactions during the six months ended June 30, 2007 included the grant of approximately 3.7 million shares of restricted stock to certain employees.

  Off-Balance Sheet Arrangements

        During the three and six months ended June 30, 2008, we did not engage in any off-balance sheet financing activities.

        During the three and six months ended June 30, 2007, other than facility and equipment leasing arrangements, we did not engage in off-balance sheet financing activities. We had several synthetic operating lease arrangements. Rent expense related to synthetic operating leases was $1.4 million and $2.8 million for the three and six months ended June 30, 2007, respectively. On September 20, 2007, we purchased the buildings and equipment under our synthetic operating lease arrangements as contractually required due to change in control provisions contained in the agreements as the result of the Merger.

        The following discussion highlights our cash flow activities from continuing operations during the successor period from September 25, 2007 through December 31, 2007, the predecessor period from January 1, 2007 through September 24, 2007 and the years ended December 31, 2006 and 2005.

  Cash and Cash Equivalents

        Investments (other than those included in settlement assets) with original maturities of three months or less (that are readily convertible to cash) are considered to be cash equivalents and are stated at cost, which approximates market value. At December 31, 2007 and 2006, we held $606.5 million and $1,154.2 million in cash and cash equivalents, respectively. Cash and cash equivalents held outside of the U.S. at December 31, 2007 and 2006 were $203.4 million and $441.6 million, respectively and are included in the amounts noted above.

  Cash Flows from Operating Activities from Continuing Operations

	Successor	Predecessor

	Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007
			Year ended December 31,
Source/(use)			2006	2005
		(in millions)
Net (loss) income from continuing operations	$(301.9)	$464.4	$847.7	$807.5
Depreciation and amortization (including amortization netted against equity earnings in affiliates and revenues)	427.2	540.2	700.8	689.0
Other non-cash and non-operating items, net	38.2	88.7	(56.1)	(12.4)
Increase (decrease) in cash, excluding the effects of acquisitions and dispositions, resulting from changes in:
Accounts receivable, current and non-current	(316.9)	(145.4)	(183.8)	(110.9)
Other assets, current and non-current	124.8	(28.7)	46.8	38.1
Accounts payable and other liabilities, current and non-current	(100.8)	(4.8)	(60.0)	(82.5)
Income tax accounts	(61.4)	69.6	117.8	(73.6)
Excess tax benefit from share-based payment arrangement	—	(219.8)	(124.2)	—

Net cash (used in) provided by operating activities from continuing operations	$(190.8)	$764.2	$1,289.0	$1,255.2

        Depreciation and amortization in the successor period increased significantly due to the Merger. The predecessor period trend was in line with 2006 and 2005. The increase from 2005 to 2006 is attributable to acquisitions partially offset by the 2005 write-off of intangibles in conjunction with account deconversions in the Financial Services segment.

        Other non-cash and non-operating items, net include restructuring, impairments, litigation and regulatory settlements, other, investment gains and losses, divestitures, debt repayment gain/(loss) and non-operating foreign exchange gains and losses, as well as undistributed earnings in affiliates, stock compensation and employee stock purchase plan ("ESPP") expense and gains on the sale of merchant portfolios, the proceeds from which are recognized in investing activities. We did not have ESPP expense in the third and fourth quarter 2007 due to the termination of the Plan as a result of the Merger. The most significant source of cash in the 2007 predecessor period related to ESPP and stock options. The use in 2006 resulted largely from activity related to the value of interest rate swaps that did not qualify for hedge accounting and the Visa litigation settlement. The activity in 2005 relates to equity earnings in affiliates associated with our merchant alliances.

        The use of cash in accounts receivable in the successor and predecessor periods resulted from restructuring certain settlement arrangements and the timing of collections compared to billings. The 2006 and 2005 trend resulted from differences in timing of collections and billings. The source of cash in other assets for the successor period is largely due to distributions related to equity earnings in affiliates related to the predecessor period. The use of cash in all periods presented for accounts payable and other liabilities resulted from timing of payments and accruals for various liabilities. The use of cash in the successor period in income tax accounts resulted from a tax benefit in part offset by a net tax refund. The source of cash in the predecessor period was related to a higher tax benefit associated with the exercising of options and restricted stock. The source of cash in 2006 was due to a tax benefit associated with the significant number of stock options exercised during the first quarter of 2006. Also included in net cash used in/provided by operating activities in 2007 was a use of cash of approximately $73 million (all but $3 million in the predecessor period) resulting from the payment of Merger-related costs. We expect approximately $125 million of cash payments in 2008 related to restructuring activities, including payments related to the fourth quarter 2007 actions described in the "Merger" section above, and approximately $75 million of cash payments in 2008 related to global sourcing initiatives.

        The use of cash in the predecessor period in excess tax benefit from share-based payment arrangement relates to the accelerated payout of stock options and restricted stock in the third quarter 2007. The use of cash in 2006 is due to adopting SFAS 123(R) in 2006 and electing to follow the alternative transition method allowed by FASB Staff Position FAS 123(R)-3 "Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards" in the fourth quarter of 2006.

  Cash Flows from Investing Activities from Continuing Operations

	Successor	Predecessor

	Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007
			Year ended December 31,
Source/(use)			2006	2005
		(in millions)
Merger, net of cash acquired	$(25,756.2)	—	—	—
Current year acquisitions, net of cash acquired	(136.6)	$(690.3)	$(287.5)	$(443.9)
Payments related to other businesses previously acquired	(0.5)	(50.0)	(51.1)	(55.8)
Proceeds from dispositions, net of expenses paid	—	—	198.7	56.2
Additions to property and equipment, net	(55.2)	(275.5)	(170.4)	(189.5)
Payments to secure customer service contracts, including outlays for conversion, and capitalized systems development costs	(57.5)	(123.7)	(129.7)	(137.9)
Proceeds from the sale of marketable securities	14.1	11.8	45.0	224.5
Dividend received from discontinued operations	—	—	2,500.0	—
Cash retained by Western Union	—	—	(1,327.8)	—
Other investing activities	108.7	(9.5)	202.6	(88.5)

Net cash (used in) provided by investing activities from continuing operations	$(25,883.2)	$(1,137.2)	$979.8	$(634.9)

  Merger

        As discussed in Note 2 in our Consolidated Financial Statements, we merged with an entity controlled by an affiliate of KKR on September 24, 2007. The $26 billion represents the use of cash to purchase the FDC shares from its shareholders as well as other related transaction costs.

  Current Year Acquisitions

        We finance acquisitions through a combination of internally generated funds, long-term borrowings and equity. We believe that our cash flow from operations together with other available sources of funds will be adequate to meet our funding requirements as it relates to future acquisitions. We continue to pursue opportunities that strategically fit into the business. Additionally, we continue to manage our portfolio of businesses and evaluate the possible divestiture of businesses that do not match our long-term growth objectives.

        During 2007, we acquired 100% of Size Technologies, Inc., Datawire, Instant Cash, Intelligent Results, FundsXpress, First Data Polska, Check Forte, Deecal International, 56% of the Merchant

Solutions joint venture and various merchant portfolios for cash consideration. Also in 2007, we purchased the interests in our First Data Government Solutions subsidiary owned by minority interest holders.

        During 2006, we created a joint venture with Banca Nazionale del Lavora ("BNL"), acquired substantially all of the assets of ClearCheck, Inc. and acquired 100% of FDD, Peace Software, and First Data Cono Sur. The cash outflow associated with the purchase of FDD was nearly offset by the cash inflow from the subsequent sale of its wholly owned subsidiary easycash as discussed in Note 4 of our Consolidated Financial Statements. The proceeds from the easycash sale were netted against the cash outflow as the sale was an integral and required part of the FDD acquisition.

        Acquisitions during 2005 included expenditures made upon the formation of the International Card Services Joint Venture ("ICS") merchant alliance, the acquisition of EuroProcessing International ("EPI"), First Data Austria (formerly Austrian Payment Systems Services GmbH), First Data International Korea (formerly Korea Mobile Payment Services), the CitiCorp merchant services alliance, and acquisitions of other merchant portfolios.

        We funded approximately $200 million for acquisitions through February 2008.

  Payments Related to Other Businesses Previously Acquired

        During 2007, 2006 and 2005, payments related to other businesses previously acquired related mostly to contingent consideration largely associated with a merchant alliance. We anticipate making contingent consideration payments of approximately $18 million in 2008 most significantly associated with a merchant alliance. The payments were recognized as a part of purchase accounting and will not result in an increase in assets.

  Proceeds from Dispositions, net of Expenses Paid

        Proceeds from dispositions in 2006 relate to the sale of our majority ownership interest in our subsidiaries PPS and IDLogix, and the sale of our subsidiary Taxware. Proceeds from dispositions in 2005 relate to the sale of 20% of the PNC Merchant Services alliance as well as the sale of International Banking Tech and First Data's investment in Link2Gov.

  Capital Expenditures

        The following table discloses capitalized expenditures related to customer contracts, conversion costs, systems development, other intangible assets, and property and equipment (in millions).

	Successor	Predecessor

	Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007	Year ended December 31,
Source/(use)			2006	2005
		(in millions)
Customer contracts	$(34.0)	$(39.2)	$(27.2)	$(42.1)
Conversion costs	(4.4)	(20.9)	(35.4)	(43.1)
Systems development	(18.6)	(55.9)	(65.7)	(52.6)
Other intangible assets	(0.5)	(7.7)	(1.4)	(0.1)

Subtotal	(57.5)	(123.7)	(129.7)	(137.9)
Property and equipment	(55.2)	(275.5)	(170.4)	(189.5)

Total amount capitalized	$(112.7)	$(399.2)	$(300.1)	$(327.4)

        The significant increase in the 2007 successor and predecessor periods, compared to 2006 and 2005, in property and equipment related mostly to the purchase of buildings and fixed assets out of synthetic leases triggered by the Merger, expenditures related to the U.S. data center consolidation and an increase in contract costs. Capital expenditures are funded through cash flows from operating activities. Capital expenditures are estimated to be approximately $500 million in 2008 including expenditures related to the U.S. data center consolidation. The decrease in capital expenditures from 2005 to 2006 relates largely to decreases in initial payments for customer contracts and purchases of equipment. Amounts capitalized for property and equipment relate to the purchase of electronic data processing equipment, building and improvements and other equipment, including terminals and production equipment, with the largest component being electronic data processing equipment.

  Proceeds from the Sale of Marketable Securities

        Proceeds from the sale of marketable securities in the 2007 successor period related to $14.1 million from the sale of MasterCard shares. The predecessor period in 2007 included $11.8 million from the partial liquidation of marketable securities. Proceeds from the sale of marketable securities in 2006 included $33.5 million from the partial liquidation of marketable securities acquired in the Concord merger and $10.5 million from the redemption of MasterCard stock. Proceeds from the sale of marketable securities in 2005 included $97.9 million from the sale of CheckFree common stock, $84.1 million from the liquidation of Concord marketable securities acquired in the merger and $42.5 million resulting from the sale and maturity of other investments held by us.

  Dividend Received from Discontinued Operations

        Immediately prior to the spin-off, Western Union transferred $2.5 billion in cash to FDC. Within several months after the spin-off, we utilized the majority of the proceeds to repurchase debt.

  Cash Retained by Western Union

        Cash retained by Western Union represents cash balances retained by Western Union at the date of the spin-off.

  Other Investing Activities

        The source of cash from other investing activities in the 2007 successor period related most significantly to $49.5 million from activity associated with our First Financial Bank which was dissolved prior to December 31, 2007, $44.3 million from the sale of strategic investments and a decrease of $34.6 million in regulatory, restricted and escrow cash balances. These sources were partially offset by a use related to $20.2 million in payments for termination of interest rate and cross currency swaps. The use of cash in the 2007 predecessor period related to sources of $75.0 million in distributions from certain strategic investments, proceeds from the sale of merchant portfolios and proceeds from the sale of investments as well as $48.6 million related to activity associated with our First Financial Bank. Offsetting these sources were uses related to $85.2 million in payments for termination of interest rate and cross currency swaps, a $31.1 million increase in regulatory, restricted and escrow cash balances and the distribution of $27.6 million to a minority holder of proceeds received from the sale of Taxware.

        The source of cash for other investing activities in 2006 related to $168.9 million in activity from the date of acquisition for FDD related to a reduction in settlement cash, a $162.2 million reduction in regulatory, restricted and escrow cash balances, $56.2 million of proceeds from the sale of investments and other activity and proceeds of $27.1 million from the sale of corporate aircraft. Partially offsetting these sources were uses related to a contingent payment of $29.9 million related to the 2004 disposition of NYCE (all but $1.6 million of which was accrued at December 31, 2005), a net cash outflow of $32.6 million associated with the sale of a facility related to the Concord merger, $101.6 million in payments related to certain derivative financial instruments, and a use of $47.7 million resulting from the purchase of investments related to our First Financial Bank and other activity.

        The use of cash for other investing activities for 2005 related to payments of $92.2 million related to certain derivative financial instruments, the purchase of $72.9 million of investments related to our First Financial Bank, and the payment of $10.3 million of Concord related merger costs, partially offset by an $87.3 million decrease in regulatory, restricted and escrow cash balances.

  Cash Flows from Financing Activities from Continuing Operations

	Successor	Predecessor

	Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007	Year ended December 31,
Source/(use)			2006	2005
		(in millions)
Short-term borrowings, net	$238.5	$26.3	$176.0	$39.6
Proceeds from issuance of long-term debt	21,245.7	—	—	995.6
Principal payments on long-term debt	(2,033.3)	(126.6)	(2,412.8)	(242.2)
Proceeds from issuance of common stock	7,224.4	187.4	729.8	319.5
Excess tax benefit from share-based payment arrangement	—	219.8	124.2	—
Purchase of treasury shares	—	(371.8)	(1,252.5)	(2,222.7)
Cash dividends	—	(67.7)	(183.6)	(155.0)

Net cash provided by (used in) financing activities from continuing operations	$26,675.3	$(132.6)	$(2,818.9)	$(1,265.2)

  Short-Term Borrowings, net

        We had a $1.5 billion commercial paper program in the predecessor period that was supported by a $1.5 billion revolving credit facility, both of which terminated in conjunction with the Merger. The increase in short-term borrowings in the successor period related to a net $60 million drawn down on the senior secured revolving credit facility discussed below as well as timing of net draws on credit lines associated with settlement activity.

  Principal Payments on Long-Term Debt

        In January 2007, we repurchased $32.4 million of our 4.7% senior notes due August 1, 2013, $30.2 million of our 4.85% senior notes due October 1, 2014, and $28.0 million of our 4.95% senior notes due June 15, 2015. In conjunction with the debt repurchases, we de-designated as a hedge a portion of the associated interest rate swaps so that the portion of the swaps remaining designated as fair value hedges corresponded to the remaining principal amount of the corresponding debt instruments. We recognized a $1.4 million pretax gain upon the debt repurchase.

        On September 24, 2007, in conjunction with the Merger, we repurchased debt as follows:

Principal Amount Repurchased
(in millions)
Medium-term note due 2007	$59.8
Medium-term note due 2008	26.9
3.375% Notes due 2008	431.9
3.90% Notes due 2009	87.5
4.50% Notes due 2010	137.3
5.625% Notes due 2011	115.7
4.70% Notes due 2013	428.6
4.85% Notes due 2014	338.3
4.95% Notes due 2015	360.9

$1,986.9

        In combination with the September debt repurchases, we terminated the interest rate swaps associated with these debt instruments. We incurred a fee of $6.0 million in connection with this debt repurchase as well as an $11.2 million charge representing the premium for consent from holders to modify terms of our debt they held.

        In December 2007, we paid off our medium-term note due in 2008 for $25.6 million.

        Payments for capital leases were $14.3 million for the 2007 successor period, $35.0 million for the 2007 predecessor period and $40.4 million and $42.2 million for the year ended December 31, 2006 and 2005, respectively.

        In September 2006, we paid off senior notes in the amount of $650 million. In November and December 2006, First Data re-purchased approximately $1.7 billion of our long-term debt with proceeds from the spin-off.

        In July 2005, our $200.0 million 6.75% medium-term note reached maturity and we repaid the principal balance.

  Proceeds from Issuance of Long-Term Debt

        On September 24, 2007, we entered into several debt instruments in conjunction with the Merger. Details of each instrument are described below. The senior unsecured cash-pay term loan facility, senior unsecured PIK term loan facility and senior subordinated unsecured term loan facility represent bridge financing (the "bridge facilities"). We may issue note securities to replace these bridge facilities on or before one year from the transaction date. In October 2007, $2.2 billion of the senior unsecured cash-pay term loan facility was repaid upon issuance of 9 7/8% senior unsecured cash-pay notes due 2015.

        Fees totaling $555.0 million associated with the Merger have been capitalized as deferred financing costs and are reported in the "Other long-term assets" line of the Consolidated Balance Sheet. Approximately $112.5 million of fees were incurred and capitalized on the bridge facilities of which $27.5 million was subsequently recovered upon repayment of the $2.2 billion of senior unsecured cash-pay term loan facility. The terms of the bridge facilities provided for the repayment of all or a diminishing portion of the fees, depending upon timing, if the bridge facilities were refinanced in less than a year. We will incur additional fees when the bridge facilities are extended into long-term loans, exchanged for notes or refinanced with other third parties (of which $44.0 million was incurred upon issuance of the $2.2 billion of 9 7/8% senior unsecured cash-pay notes and is included in the $555.0 million balance noted above). The deferred financing costs (other than the $85.0 million which is being amortized over the one year bridge period) are being amortized over the respective terms of the debt instruments.

        In connection with the amendments to our interim loan agreements as described in "—Significant Subsequent Events" above and in "Prospectus Summary—Recent Developments", an agreement was reached to recover no additional bridge facilities fees and to pay structuring fees of between 1.375% and 1.625% (dependent upon tranche of debt) in three equal annual installments beginning August 18, 2008 on outstanding bridge facility balances as of the date amendments were signed. No additional fees will be due.

  Senior Secured Revolving Credit Facility and Senior Secured Term Loan Facility

        We entered into a $2.0 billion senior secured revolving credit facility with a term of six years. We drew $200.0 million against the senior secured revolving credit facility at the time of the Merger and $60 million was outstanding at December 31, 2007. We also entered into a $13.0 billion senior secured term loan facility with a term of seven years. At the merger date, we drew $11,775 million in the form of a U.S. dollar denominated loan and $1,000 million in the form of a euro denominated loan (709.2 million euro). The remainder, $225 million, was available in the form of a delayed draw term loan facility in an amount approximately equal to existing notes remaining outstanding after the tender offers described above were completed. The delayed draw term loan facility may be drawn as the remaining notes are repaid (of which approximately $26 million was drawn in December 2007 when existing notes were repaid).

        Interest is payable at a rate equal to, at our option, either (a) LIBOR for deposits in the applicable currency plus an applicable margin or (b) the higher of (1) the prime rate of Credit Suisse and (2) the federal funds effective rate plus 0.50%, plus an applicable margin. We, however, made an irrevocable election to pay interest for the senior secured term loan facility solely under option (a). In combination with the debt issuance, we designated as accounting hedges two five-year interest rate swaps related to the senior secured term loan facility with notional amounts of $2.0 billion and $1.0 billion to receive interest at variable rates equal to LIBOR and pay interest at fixed rates of 4.978% and 5.2475%, respectively. In addition, we entered into interest rate swaps during the successor period with an aggregate notional value of $4.5 billion to receive interest at variable rates equal to LIBOR and pay interest at fixed rates from 3.8665% to 4.924%.

        The interest rate margin noted above may be reduced subject to us attaining certain leverage ratios. In addition to paying interest on the outstanding principal amounts, we are required to pay commitment fees for the unutilized commitments. The initial commitment fee rates are 0.50% per year for the senior secured revolving credit facility and 0.75% per year on the delayed draw portion of the senior secured term loan facility. The commitment fee rate related to the senior secured revolving credit facility may be reduced subject to us reducing our leverage to specified ratios.

        We are required to pay equal quarterly installments in aggregate annual amounts equal to 1% of the original funded principal amount of the senior secured term loan facility, with the balance being payable on the final maturity date. Principal amounts outstanding under the senior secured revolving credit facility are due and payable in full at maturity. In December 2007, we paid approximately $32 million for both the U.S. dollar and euro-denominated term loans related to this provision.

        The senior secured credit facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

  •
  50% of our annual excess cash flow (which percentage will be reduced to 25% if our total leverage ratio is 7.0x or less and 0% if our total leverage ratio is 6.0x or less);

  •
  100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property, subject to our right to reinvest the proceeds; and

  •
  100% of the net cash proceeds of any incurrence of debt, other than proceeds from the debt permitted under the senior secured credit facilities.

        A portion of the senior secured term loan facility is subject to prepayment penalties on any mandatory repayments (other than mandatory prepayments arising from excess cash flow). These prepayment penalties vary from 1% to 3% depending on the timing and class of the term loan facility. We may prepay outstanding loans under the senior secured revolving credit facility at any time.

        All obligations under the senior secured revolving credit facility and senior secured term loan facility are unconditionally guaranteed by substantially all our existing and future, direct and indirect, wholly owned, material domestic subsidiaries other than Integrated Payment Systems Inc. The senior secured facilities contain a number of covenants that, among other things, restrict our ability to incur additional indebtedness, create liens, enter into sale and leaseback transactions, engage in mergers or consolidations, sell or transfer assets, pay dividends and distributions or repurchase our capital stock, make investments, loans or advances, prepay certain indebtedness, make certain acquisitions, engage in certain transactions with affiliates, amend material agreements governing certain indebtedness and change our lines of business. The senior secured facilities also require us to maintain a maximum senior secured leverage ratio and contain certain customary affirmative covenants and events of default, including a change of control beginning at the one year anniversary of debt issuance. We were in compliance with all applicable covenants as of June 30, 2008.

  Senior Notes

        On October 24, 2007, we issued $2.2 billion aggregate principal amount of 9 7/8% senior notes due 2015, the net proceeds of which, together with cash on hand for the underwriting fees paid in connection with such sale, were used to repay $2.2 billion of the senior unsecured cash-pay term loan facility (described below). The senior notes are unsecured and rank senior in right of payment with all of our existing and future subordinated indebtedness. The senior notes rank equally in right of payment with all of the existing and future senior indebtedness, including under the senior unsecured interim credit facilities. The senior note guarantees are unsecured and rank senior in right of payment to all existing and future subordinated indebtedness of our guarantor subsidiaries and our senior subordinated unsecured interim credit facility. The senior note guarantees rank equally in right of payment with all existing and future senior indebtedness of the guarantor subsidiaries, including their guarantees under the senior unsecured interim credit facilities.

        The notes accrue interest at the rate of 9 7/8% per annum and mature on September 24, 2015. Interest on the notes is payable on March 31 and September 30 of each year, commencing on March 31, 2008.

        We may redeem the notes, in whole or in part, at any time prior to September 30, 2011 at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date and a "make-whole premium" as defined. Thereafter, we may redeem the notes, in whole or in part, at established redemption prices. In addition, on or prior to September 30, 2010, we may redeem up to 35% of the notes with the net cash proceeds from certain equity offerings at established redemption prices.

        All obligations under the senior notes are guaranteed on a senior unsecured basis by each of our domestic subsidiaries that guarantee obligations under our senior secured term loan facility described above. These notes also contain a number of covenants similar to those described for the senior secured term loan facility noted above, other than covenants relating to maintaining specified ratios. We were in compliance with all applicable covenants as of June 30, 2008.

        The terms of the senior notes require us to effect a registration statement. If the registration statement is a "shelf" registration statement, we are required to use our reasonable best efforts to keep effective the shelf registration statement until the earliest of (i) two years after the original issue date of the notes, (ii) such time as all of the notes have been sold or (iii) the date upon which all notes covered by such shelf registration statement become eligible for resale. If a registration statement is not effective or is not maintained effective as noted above, then additional interest will accrue on the principal amount of the notes at a rate of 0.25% per annum increasing an additional 0.25% per annum after a 90-day period not to exceed 0.5% per annum. Once the registration is effective in accordance with the above requirements such additional interest will cease to accrue. At this time no additional interest has accrued or is expected to be accrued.

  Senior Unsecured Cash-pay Term Loan Facility and Senior Unsecured PIK Term Loan Facility

        We entered into a $3.8 billion senior unsecured cash-pay term loan facility and a $2.8 billion senior unsecured PIK term loan facility with terms of eight years ("senior unsecured term loan facilities"). Interest for the first six-month period was payable at a rate equal to LIBOR plus 3.5% for the cash-pay term loan facility and LIBOR plus 4.5% for the PIK term loan facility. The margins increased by an additional 0.50% at the beginning of the three-month period beginning on March 25, 2008. On June 19, 2008, we amended the senior unsecured term loan facilities to increase the interest rates on borrowings (i) at any date on or after June 19, 2008 and prior to August 18, 2008, to 8.490% per annum with respect to senior cash-pay loans and 9.320% per annum with respect to senior PIK loans, and (ii) at any date on or after August 18, 2008, to 9.875% per annum with respect to senior cash-pay loans and 10.550% per annum with respect to senior PIK loans.

        As noted above and in October 2007, $2.2 billion of the senior unsecured cash-pay term loan facility was repaid upon issuance of 9 7/8% senior unsecured cash-pay notes due 2015.

        Interest on the senior unsecured PIK term loan up to and including September 30, 2011 will be paid entirely by increasing the principal amount of the outstanding loan or by issuing senior unsecured PIK debt. Beginning October 1, 2011, such interest will be payable in cash.

        The senior unsecured term loan facilities contain certain mandatory redemption requirements, such as "excess cash flow" as defined, in certain circumstances. Voluntary repayments are allowed and are subject to restrictions and premiums as described in "Description of Indebtedness—Senior Unsecured Debt."

        All obligations under the senior unsecured term loan facilities are guaranteed on a senior unsecured basis by each of our domestic subsidiaries that guarantee obligations under our senior secured term loan facility described above. These senior unsecured term loan facilities also contain a number of covenants similar to those described for the senior secured term loan facility noted above, other than covenants relating to maintaining specified ratios. We were in compliance with all applicable covenants as of June 30, 2008.

        On September 24, 2008, and on the 15th day of each calendar month thereafter, the lenders in respect of the senior unsecured cash-pay term loan facility will have the option at any time or from time to time to exchange such term loan facility for senior cash-pay notes (the "senior cash-pay exchange notes") and the lenders in respect of the senior unsecured PIK term loan facility will have the option on September 24, 2008 and on the 15th day of each calendar month thereafter to exchange such term loan facility for senior PIK notes (the "senior PIK exchange notes" and, together with the senior cash-pay exchange notes, the "senior exchange notes") that we will issue under a senior exchange note indenture. The maturity date of any senior unsecured cash-pay or senior unsecured PIK term loan facilities that are not exchanged for senior exchange notes will automatically be extended to September 24, 2015. The senior exchange notes will also mature on the final maturity date. Holders of the senior exchange notes will have registration rights.

  Senior Subordinated Unsecured Term Loan Facility

        We entered into a senior subordinated unsecured term loan facility providing senior subordinated unsecured financing of $2.5 billion consisting of a $2.5 billion senior subordinated unsecured term loan facility with a term of nine years. Interest for the first six-month period was payable at a rate equal to LIBOR plus 4.75%. The margin increased by an additional 0.50% at the beginning of the three-month period beginning March 25, 2008. On June 19, 2008, we amended the senior subordinated unsecured term loan facility to increase the interest rates on borrowings (i) at any date on or after June 19, 2008 and prior to August 18, 2008 to 9.800% per annum, and (ii) at any date on or after August 18, 2008, to 11.250% per annum.

        The senior subordinated unsecured credit facility contains certain mandatory redemption requirements. Voluntary repayments are allowed and are subject to restrictions and premiums as described in "Description of Indebtedness—Senior Subordinated Unsecured Debt."

        All obligations under the senior subordinated unsecured term loan facility are guaranteed on a subordinated basis by each of our domestic subsidiaries that guarantee obligations under our senior secured term loan facility described above. The senior subordinated unsecured term loan facility also contains a number of covenants similar to those described for the senior secured term loan facility noted above, other than covenants relating to maintaining specified ratios. We were in compliance with all applicable covenants as of June 30, 2008.

        On September 24, 2008, the lenders in respect of the senior subordinated unsecured loan facility will have the option and on the 15th day of each calendar month thereafter, to exchange such term loan facility for senior subordinated notes (the "senior subordinated exchange notes") that we will issue under a senior subordinated indenture. The maturity date of any senior subordinated unsecured loan facilities that are not exchanged for senior subordinated exchange notes will automatically be extended to March 31, 2016. The senior subordinated exchange notes will also mature on the final maturity date. Holders of the senior subordinated exchange notes will have registration rights.

  Holdings' Senior PIK Notes

        On September 24, 2007, Holdings sold $1.0 billion aggregate principal amount of 11.5% senior unsecured PIK notes due 2016 to GS Mezzanine Partners VI Fund, L.P. and the Goldman Sachs Group, Inc. This $1.0 billion, net of fees, was the source of funds for a portion of Holdings' investment in FDC and is reflected in Proceeds from issuance of common stock. No cash interest will accrue on these notes. Interest on the notes will be paid by increasing the principal amount of the notes.

        Neither FDC nor any of its subsidiaries provide credit support for Holdings' obligations under the notes. As a result, the senior PIK notes of Holdings are not indebtedness of FDC or its subsidiaries. However, the senior PIK notes contain a number of covenants that, among other things, restrict, subject to certain exceptions, FDC's ability to:

  •
  incur additional indebtedness;

  •
  engage in mergers or consolidations;

  •
  sell or transfer assets and subsidiary stock;

  •
  pay dividends and distributions or repurchase its capital stock;

  •
  make certain investments, loans or advances;

  •
  prepay certain indebtedness;

  •
  enter into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances; and

  •
  engage in certain transactions with affiliates.

  Covenant Compliance

        Under the senior secured credit facilities, the senior notes and the interim credit facilities, certain limitations, restrictions and defaults could occur if we are not able to satisfy and remain in compliance with specified financial ratios. Under the senior secured term loan facility, we have agreed we will not permit the Consolidated Senior Secured Debt to Consolidated EBITDA (both as defined in the agreement) Ratio for any 12 month period (last four fiscal quarters) ending during a period set forth below to be greater than the ratio set forth below opposite such period:

Period	Ratio
October 1, 2008 to September 30, 2009	7.25 to 1.00
October 1, 2009 to September 30, 2010	7.00 to 1.00
October 1, 2010 to September 30, 2011	6.75 to 1.00
October 1, 2011 to September 30, 2012	6.50 to 1.00
October 1, 2012 to September 30, 2013	6.25 to 1.00
Thereafter	6.00 to 1.00

        Until October 1, 2008, if we do not maintain a Consolidated Total Debt to Consolidated EBITDA (both as defined in the agreement) Ratio not greater than 8.75 to 1.00, we shall become subject to certain limitations and restrictions. As of December 31, 2007 we were in compliance with this measure.

        Consolidated EBITDA (as defined in the agreements) is used to determine our compliance with certain covenants in the senior secured revolving credit facility, senior secured term loan facility, senior unsecured cash-pay term loan facility, senior unsecured PIK term loan facility, senior subordinated unsecured term loan facility, the indentures governing any exchange notes issued in exchange for the loans under the interim loan facilities, and the indenture governing the notes that are subject to this exchange offer. EBITDA is calculated by reference to income (loss) from continuing operations plus interest and other financing costs, net, provision for income taxes, and depreciation and amortization. Consolidated EBITDA as defined in the agreements (also referred to as debt covenant EBITDA) is calculated by adjusting EBITDA to exclude unusual items and other adjustments permitted in calculating covenant compliance under the indentures and the credit facilities. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Consolidated EBITDA are appropriate to provide additional information to investors to demonstrate compliance with our financing covenants.

        The breach of covenants in the senior secured term loan facility that are tied to maintaining specified ratios based on Consolidated EBITDA beginning October 1, 2008 could result in a default under that agreement and the lenders could elect to declare all amounts borrowed due and payable. Any such acceleration would also result in a default under the other debt agreements. Additionally, under the debt agreements, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is also tied to ratios based on Consolidated EBITDA.

        The calculation of Consolidated EBITDA under the debt agreements is as follows (in millions):

Last Twelve months ended June 30, 2008
Income (loss) from continuing operations	$(620.3)
Interest expense, net(1)	1,543.3
Income tax (benefit) expense	(357.8)
Depreciation and amortization	1,364.2

EBITDA(14)	1,929.4

Stock based compensation(2)	225.7
Other items(3)	81.5
Debt repayment(4)	17.2
Pretax equivalency adjustment(5)	110.4
Official check and money order EBITDA(6)	(74.2)
Cost of data center, technology and other savings initiatives(7)	133.2
Transaction related fees	62.0
Purchase accounting(8)	45.8
Sponsor's annual management fee	15.3
Pre-acquisition EBITDA of acquired businesses(9)	9.9

Adjusted EBITDA(14)	2,556.2

Projected near-term cost savings(10)	250.0

Adjusted EBITDA plus projected near-term cost savings(14)	2,806.2

Minority interest(11)	145.4
Equity entities taxes, depreciation and amortization(12)	88.9
Other(13)	8.3

Consolidated EBITDA(14)	$3,048.8

    (1)
    Includes interest expense and interest income.

    (2)
    Stock based compensation recognized as expense and the related payroll taxes.

    (3)
    Other items include net restructuring, impairments, litigation and regulatory settlements, investment gains and losses, derivative financial instruments gains and losses, net divestiture gains, foreign currency gains and losses (operating and non-operating) and other.

    (4)
    Loss resulting from the early repayment of long-term debt.

    (5)
    Represents an adjustment to reflect Integrated Payment Systems segment operating results as if the underlying investments were held in taxable securities rather than the tax-exempt variable rate demand notes in which they were actually held through 2007. The adjustment was no longer necessary after December 31, 2007 since we invested in taxable securities in 2008.

    (6)
    Represents an adjustment to exclude the official check and money order business from EBITDA due to our wind-down of these businesses.

    (7)
    Represents implementation costs associated with initiatives to reduce operating expenses including items such as platform and data center consolidation initiatives in the International segment, expense related to the reorganization of global application development resources, expense associated with domestic data center consolidation initiatives and planned workforce reduction expenses, all of which are considered one-time projects (excludes costs accrued in purchase accounting).

    (8)
    Represents the effect of purchase accounting on EBITDA which is primarily the result of revenue recognition adjustments.

    (9)
    Reflects the EBITDA of companies acquired after June 30, 2007 through June 30, 2008, as if these companies had been acquired on July 1, 2007.

    (10)
    Reflects cost savings projected to be achieved within twelve months on an annualized basis principally in connection with cost savings initiatives described in Note 7.

    (11)
    Reflects all minority interest.

    (12)
    Represents our proportional share of income taxes, depreciation, and amortization on equity method investments.

    (13)
    Includes non-capitalized merger and acquisition costs, losses on equity method investments, and amortization of unrecognized actuarial gains and losses on pensions.

    (14)
    EBITDA is defined as income (loss) from continuing operations plus net interest expense, income taxes, depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income from continuing operations as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management's discretionary use as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentation of EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, EBITDA provides more comparability between our predecessor results and our successor results that reflect purchase accounting and our new capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

    Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain items and other adjustments and is used by management as a measure of liquidity. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items, non-recurring items that we do not expect to continue at the same level in the future and certain items management believes will materially impact future operating results.

    Adjusted EBITDA plus projected near-term cost savings is defined as Adjusted EBITDA further adjusted to reflect cost savings projected to be achieved within twelve months on an annualized basis principally in connection with cost savings initiatives described in Note 7. Management believes the supplementary adjustments are appropriate to provide investors additional information about near term cost cutting initiatives.

    Consolidated EBITDA (or debt covenant EBITDA) is defined as Adjusted EBITDA plus projected near-term cost savings further adjusted to exclude other adjustments that will be used in calculating covenant compliance under the agreements governing our senior unsecured debt and/or senior secured credit facilities. We believe that the inclusion of supplementary adjustments to Adjusted EBITDA plus projected near-term cost savings applied in presenting Consolidated EBITDA are appropriate to provide additional information to investors about items that will impact the calculation of EBITDA that is used to determine covenant compliance under the agreements governing our senior unsecured debt and/or senior secured credit facilities. Since not all companies use identical calculations, this presentation of Consolidated EBITDA may not be comparable to other similarly titled measures of other companies.

        On May 26, 2005, we issued $550 million of 4.50% senior notes due June 15, 2010 and $450 million of 4.95% senior notes due June 15, 2015. We received net proceeds of $547.9 million and $447.7 million from these issuances, respectively, which were used to repay outstanding commercial paper.

  Proceeds from Issuance of Common Stock

        Proceeds from the issuance of common stock result from stock option exercises and purchases under our ESPP during the 2007 predecessor period. Proceeds in the 2007 successor period represent equity funding from Holdings related to the Merger including net proceeds from Holdings Senior PIK Notes as described above.

  Excess Tax Benefit from Share-based Payment Arrangements

        The excess tax benefit from share-based payment arrangements is discussed in the "Cash Flows from Operating Activities from Continuing Operations" section above.

  Purchase of Treasury Shares

        The following table presents stock repurchase programs authorized by the Board of Directors that were utilized during the year ended December 31, 2005 through the predecessor period ended September 24, 2007, disclosing total shares purchased under each program during the respective periods and the associated cost (in millions):

	Predecessor
			Year ended December 31,
	Period from January 1 through September 24, 2007
			2006		2005
	Treasury Shares	Cost	Treasury Shares	Cost	Treasury Shares	Cost
Share repurchase programs:
$1.5 billion, authorized October 2004	—	—	—	—	22.2	$905.8
$2.0 billion, authorized February 2005	—	—	13.1	$325.8	20.2	807.8

	—	—	13.1	$325.8	42.4	$1,713.6
Treasury stock purchases related to employee benefit plans	11.2	$335.3	22.4	961.1	11.3	461.4

Total stock repurchases	11.2	$335.3	35.5	$1,286.9	53.7	$2,175.0

        The decrease in shares purchased in 2007 compared to 2006 was a result of a significant number of stock option exercises during the first quarter 2006. The difference between the cost of shares repurchased noted in the table above and the amount reflected in the Consolidated Statements of Cash Flows is due to timing of trade settlements.

  Cash Dividends

        The decrease in cash dividends in 2007 predecessor period compared to 2006 was due to us decreasing our quarterly dividend from $0.06 per share to $0.03 per share for common stockholders of record subsequent to the Western Union spin-off. We have not paid a cash dividend since the Merger and have no current intention to pay such a dividend.

        The increase in dividends paid in 2006 compared to 2005 was due to us increasing our quarterly dividend from $0.02 per common share in 2004 to $0.06 per common share for common stockholders of record as of April 1, 2005.

  Letters of Credit

        We had $37.4 million in outstanding letters of credit at December 31, 2007, of which nearly all expire in 2008 with a one-year renewal option. The letters of credit are held in connection with certain business combinations, lease arrangements and bankcard association agreements. We expect to renew the letters of credit prior to expiration.

        We have lines of credit associated with First Data Deutschland which totaled approximately 160 million euro, or approximately $232 million, as of December 31, 2007. We had the full amount outstanding against these lines of credit as of December 31, 2007 and $89.6 million outstanding as of December 31, 2006.

        We also have lines of credit associated with Cashcard Australia, Ltd. which are periodically used to fund ATM settlement activity. As of December 31, 2007, the lines of credit totaled approximately 162 million Australian dollars, or approximately $142 million. We had $54.6 million outstanding against these lines of credit as of December 31, 2007. There were no amounts outstanding against these lines of credit as of December 31, 2006.

        We have two credit facilities associated with First Data Polska which are periodically used to fund settlement activity. As of December 31, 2007, the facilities totaled approximately 210 million Polish zloty, or approximately $84 million. We had an immaterial amount outstanding against these facilities as of December 31, 2007.

  Significant non-cash Transactions

        Significant non-cash transactions during the 2007 predecessor period included the grant of approximately 3.7 million shares of restricted stock to certain employees. During the 2007 successor period, we increased the principal amount of our senior unsecured PIK term loan facility by $67.5 million resulting from interest expense. As discussed above, interest on this facility is paid entirely by increasing the principal amount of the outstanding loan.

        Significant non-cash transactions during 2006 included the issuance of approximately 1.1 million shares of restricted stock to certain employees in conjunction with our incentive compensation plan.

        In connection with the spin-off, Western Union transferred $1 billion of Western Union notes to FDC. On September 29, 2006, we exchanged these Western Union notes for FDC debt (commercial paper) held by investment banks (the "debt-for-debt exchange").

        On September 29, 2006, the holder of a warrant originally issued on November 16, 2000 exercised its right to a cashless exercise of the warrant. We issued 359,824 shares of our common stock to the warrant holder in connection with the cashless exercise. The warrant had provided for the purchase of 3.5 million shares of our common stock at $40.025 before giving effect to the adjustment for our spin-off of The Western Union Company.

        Significant non-cash transactions during 2005 included us awarding 550,000 shares of restricted stock to executive officers.

        As an integral part of our official check business, we receive funds from instruments sold in advance of settlement with payment recipients. These funds (referred to as "Settlement assets" and "Long-term settlement assets" on our Consolidated Balance Sheets) are not utilized to support our operations; however, we do have the opportunity to earn income from investing these funds. We maintain a portion of our settlement assets in short term investments (classified as cash equivalents within settlement assets) to fund settlement obligations.

  Off-Balance Sheet Arrangements

        Other than facility and equipment leasing arrangements, we did not engage in off-balance sheet financing activities. Prior to the Merger, we had several synthetic operating lease arrangements. On September 20, 2007, we purchased the buildings and equipment under our synthetic operating lease arrangements as contractually required due to change in control provisions contained in the agreements. In 2006, we purchased one of the buildings under our synthetic operating lease arrangements and contributed it to Western Union as part of the spin-off. We also purchased the Memphis facility under the synthetic lease and sold it to a third party for less than the liability assumed in the Concord merger. Rent expense related to synthetic operating leases was $4.7 million for the predecessor period from January 1 through September 24, 2007 and $9.0 million and $6.3 million for the years ended December 31, 2006 and 2005, respectively.

  Contractual Obligations

        Our contractual obligations as of December 31, 2007 are as follows (in millions):

	Payments Due by Period
	Total	Less than 1 year	1–3 years	4–5 years	After 5 years
Debt	$22,409.7	$570.7	$290.6	$290.9	$21,257.5
Capital lease obligations	164.1	49.6	42.3	7.8	64.4
Operating leases	216.5	62.2	93.4	48.7	12.2
Pension plan contributions(a)	40.0	40.0	—	—	—
Purchase obligations(b):
Technology and telecommunications(c)	549.0	349.7	152.8	46.5	—
All other(d)	693.8	356.8	172.8	104.6	59.6
Other long-term liabilities	62.9	29.0	32.1	0.8	1.0

	$24,136.0	$1,458.0	$784.0	$499.3	$21,394.7

(a)
The amount of pension plan contributions depends upon various factors that cannot be accurately estimated beyond a one-year time frame.

(b)
Many of our contracts contain clauses that allow us to terminate the contract with notice, and with or without a termination penalty. Termination penalties are generally an amount less than the original obligation. Certain contracts also have an automatic renewal clause if we do not provide written notification of our intent to terminate the contract. Obligations under certain contracts are usage-based and are, therefore, estimated in the above amounts. Historically, we have not had any significant defaults of our contractual obligations or incurred significant penalties for termination of our contractual obligations.

(c)
Technology and telecommunications includes obligations related to hardware purchases, software licenses, hardware and software maintenance and support, technical consulting services and telecommunications services.

(d)
Other includes obligations related to materials, data, non-technical contract services, facility security, investor management fees, maintenance and marketing promotions.

        We adopted Financial Account Standards Board ("FASB") Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109," in January 2007. At December 31, 2007 we had approximately $518 million of tax contingencies included in long-term income taxes payable in the "Other long-term liabilities" line of the Consolidated Balance Sheets, including approximately $133 million of income tax liabilities for which Western Union is required to indemnify us. Approximately $155 million of the balance was reclassified from deferred tax liabilities to long-term income taxes payable. Timing of tax payments is dependent upon various factors which cannot be reasonably estimated at this time.

        There have been no material changes outside the ordinary course of business in our contractual obligation and commercial commitments from those reported at December 31, 2007 other than an $11 million reduction in our liability for unrecognized tax benefits accrued under the provisions of FIN 48, after negotiating settlement with certain state jurisdictions. The reduction in the liability was recorded through cash payments and a decrease to goodwill. As of June 30, 2008, we anticipate it is reasonably possible that our liability for unrecognized tax benefits may change within the next twelve months; however, we do not expect the change to significantly increase or decrease the total amounts of unrecognized tax benefits.

Critical Accounting Policies

  Stock-Based Compensation

        Upon the close of the Merger, the vesting of FDC stock options, restricted stock awards and restricted stock units (including Western Union stock options, restricted stock awards and restricted stock units held by FDC personnel) was accelerated and the associated expense recorded in the predecessor financial statements. These stock-based compensation plans were terminated at that time. We have established a stock incentive plan for certain management employees of FDC and its affiliates ("stock plan"). This stock plan is at the Holdings level which owns 100% of FDC's equity interests. The stock plan provides the opportunity for certain management employees to purchase shares in Holdings and then receive a number of stock options or restricted stock based on a multiple of their investment in such shares. The expense associated with this plan will be recorded by FDC. FDC will use the Black-Scholes option pricing model to measure the fair value of equity-based awards granted to management. Option-pricing models require estimates of a number of key valuation inputs including expected volatility, expected dividend yield, expected term and risk-free interest rate. Certain of these inputs may become more subjective than in previous periods due to FDC being privately held and thus not having objective historical or public information. The most subjective inputs will be the expected term, expected volatility and determination of share value. The expected term will be determined using probability weighted expectations and expected volatility will be determined using a selected group of guideline companies as surrogates for FDC.

  Reserve for Merchant Credit Losses and Check Guarantees

        With respect to the merchant acquiring business, our merchant customers (or those of our unconsolidated alliances) have the liability for any charges properly reversed by the cardholder. In the event, however, that we are not able to collect such amounts from the merchants, due to merchant fraud, insolvency, bankruptcy or another reason, we may be liable for any such reversed charges. Our risk in this area primarily relates to situations where the cardholder has purchased goods or services to be delivered in the future such as airline tickets.

        Our obligation to stand ready to perform is minimal in relation to the total dollar volume processed. We require cash deposits, guarantees, letters of credit or other types of collateral from certain merchants to minimize our obligation. Collateral held by us is classified within "Settlement obligations" on our Consolidated Balance Sheets. The amounts of collateral held by us and our unconsolidated alliances are as follows (in millions):

	Successor	Predecessor

Year ended December 31,	2007	2006
Cash and cash equivalents collateral	$888.8	$893.1
Collateral in the form of letters of credit	302.6	256.7

Total collateral	$1,191.4	$1,149.8

        We also utilize a number of systems and procedures to manage merchant risk. Despite these efforts, we historically have experienced some level of losses due to merchant defaults.

        Our contingent obligation relates to imprecision in our estimates of required collateral. A provision for this obligation is recorded based primarily on historical experience of credit losses and other relevant factors such as economic downturns or increases in merchant fraud. Merchant credit losses are included in "Cost of services" in our Consolidated Statements of Operations. The following table presents the aggregate merchant credit losses incurred compared to total dollar volumes processed:

	Successor	Predecessor

	Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007
			Year ended December 31,
			2006	2005
FDC and consolidated and unconsolidated alliances credit losses (in millions)	$14.7	$34.9	$36.3	$42.6
FDC and consolidated alliances credit losses (in millions)	$12.7	$29.1	$26.6	$28.7
Total dollar volume processed (in billions)	$443.0	$1,101.5	$1,372.6	$1,171.3

        The reserve recorded on our Consolidated Balance Sheets only relates to the business conducted by our consolidated subsidiaries. The reserve for unconsolidated alliances is recorded only in the alliances' respective financial statements. We have not recorded any reserve for estimated losses in excess of reserves recorded by the unconsolidated alliances nor have we identified a need to do so. At December 31, 2007 and 2006, we and our consolidated and unconsolidated alliances had aggregate merchant credit loss reserves of $35.6 million and $33.1 million, respectively. The amount of the reserves attributable to entities consolidated by us was $24.1 million and $20.5 million at December 31, 2007 and 2006, respectively. We believe the recorded reserve approximates the fair value of the contingent obligation.

        The credit loss reserves, both for us and the unconsolidated alliances, are comprised of amounts for known losses and a provision for losses incurred but not reported ("IBNR"). These reserves primarily are determined by performing a historical analysis of chargeback loss experience. Other factors are considered that could affect that experience in the future. Such items include the general economy and economic challenges in a specific industry or those affecting certain types of clients. Once these factors are considered, we or the unconsolidated alliance establishes a rate (percentage) that is calculated by dividing the expected chargeback (credit) losses by dollar volume processed. This rate is then applied against the dollar volume processed each month and charged against earnings. The resulting reserve balance is then compared to requirements for known losses and estimates for IBNR items. Historically, this estimation process has proven to be materially accurate and we believe the recorded reserve approximates the fair value of the contingent obligation.

        The majority of the TeleCheck business involves the guarantee of checks received by merchants. If the check is returned, TeleCheck is required to purchase the check from the merchant at its face value and pursue collection from the check writer. A provision for estimated check returns, net of anticipated recoveries, is recorded at the transaction inception based on recent history. At December 31, 2007 and 2006, we had accrued warranty balances of $16.4 million and $18.1 million, and accrued recovery balances of $38.1 million and $37.4 million, respectively. Accrued warranties are included in "Other current liabilities" and accrued recoveries are included in "Accounts receivable" in the Consolidated Balance Sheets.

        We establish an incremental liability (and deferred revenue) for the fair value of the check guarantee. The liability is relieved and revenue is recognized when the check clears, is presented to TeleCheck, or the guarantee period expires. The majority of the guarantees are settled within 30 days. The incremental liability was approximately $2.4 million and $2.7 million at December 31, 2007 and 2006, respectively.

        The following table details the check guarantees of TeleCheck for the successor period from September 25, 2007 through December 31, 2007, the predecessor period from January 1, 2007 through September 24, 2007 and the years ended December 31, 2006 and 2005.

	Successor	Predecessor

	Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007	Year ended December 31,
			2006	2005
Aggregate face value of guaranteed checks (in billions)	$12.7	$30.4	$25.7	$23.2
Aggregate amount of checks presented for warranty (in millions)	$128.2	$303.6	$295.1	$262.8
Warranty losses net of recoveries (in millions)	$35.8	$80.0	$73.9	$62.9

        The maximum potential future payments under the guarantees were estimated by us to be approximately $1.6 billion at December 31, 2007.

  Derivative Financial Instruments

        From time to time, we use derivative instruments to mitigate (i) cash flow risks with respect to changes in interest rates (forecasted interest payments on variable rate debt), foreign currency rates (forecasted transactions denominated in foreign currency) and market price risk related to an equity security, and (ii) to protect the initial net investment in certain foreign subsidiaries and/or affiliates with respect to changes in foreign currency rates. As required, such instruments are recognized in our Consolidated Balance Sheets at their fair value. Not all of these derivatives qualify for hedge accounting. Although certain transactions do not qualify for hedge accounting, they are entered into for economic hedging purposes and are not considered speculative. We do not believe that our derivative financial instruments expose us to more than a nominal amount of credit risk, as the counterparties are established, well-capitalized financial institutions.

        The estimated fair value of derivative financial instruments is modeled in Bloomberg software using the Bloomberg reported market data based on mid-market prices and the actual terms of the derivative contracts. While we believe our estimates result in a reasonable reflection of the fair value of these instruments, the estimated values may not be representative of actual values that could have been realized as of December 31, 2007 or that will be realized in the future.

  Capitalized Costs

        We capitalize initial payments for new contracts, contract renewals and conversion costs associated with customer contracts and system development costs. Capitalization of such costs is subject to strict accounting policy criteria and requires management judgment as to the appropriate time to initiate capitalization. Capitalization of initial payments for contracts and conversion costs only occurs when management is satisfied that such costs are recoverable through future operations, contractual minimums and/or penalties in case of early termination.

        We develop software that is used in providing processing services to customers. To a lesser extent, we also develop software to be sold or licensed to customers. Capitalization of internally developed software, primarily associated with operating platforms, occurs only upon management's estimation that the likelihood of successful development and implementation reaches a probable level. Currently unforeseen circumstances in software development could require us to implement alternative plans with respect to a particular effort, which could result in the impairment of previously capitalized software development costs.

        Our accounting policy is to limit the amount of capitalized costs for a given contract to the lesser of the estimated ongoing future cash flows from the contract or the termination fees we would receive in the event of early termination of the contract by the customer. Our entitlement to termination fees may, however, be subject to challenge if a customer were to allege that we were in breach of contract. This entitlement is also subject to the customer's ability to pay.

        The following table discloses capitalized expenditures related to customer contracts, conversion costs and software (in millions).

	Successor	Predecessor

	Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007	Year ended December 31,
			2006	2005
Customer relationships	$(34.0)	$(39.2)	$(27.2)	$(42.1)
Conversion costs	(4.4)	(20.9)	(35.4)	(43.1)
Software	(18.6)	(55.9)	(65.7)	(52.6)

        As a result of the Merger, asset balances were adjusted through purchase accounting to their estimated fair value. We test certain identifiable intangible assets on an annual basis and the remainder upon an indicator of impairment. The tests of impairment include various assumptions including the use of projections of future cash flows and discount rates.

  Investment Securities

        We have investments in the equity securities of both public and private companies where we do not have the ability to exercise significant influence over the investee's business. Investments in public companies and certain investment partnerships are carried at fair value based on quoted market prices with changes in fair value recorded through the "Other comprehensive income" component of stockholders' equity or for investment partnerships through "Investment income." Investments in private companies are recorded at cost.

        In the case of either investment type, declines in the fair value of the investments are reviewed to determine whether they are other than temporary in nature. Declines in value that are judged to be other than temporary in nature are recognized in the Consolidated Statements of Operations. For public company investments, absent any other indications of a decline in value being other than temporary in nature, our policy is to treat a decline in the investment's quoted market value that has lasted for more than six months as an other than temporary decline in value. Our policy is the same for private company investments, however, their fair values are estimated. In estimating fair value, we consider market conditions, offering prices, trends of earnings/losses, price multiples, financial position, new financing and other key measures. We believe our estimates result in a reasonable reflection of the fair values of these investments.

        We maintain various other investments many of which are classified as available-for-sale and carried at fair market value of $43.6 million and $92.7 million at December 31, 2007 and 2006, respectively. We also have investments in non-marketable equity securities and other investments that are carried at cost of $27.5 million and $34.8 million at December 31, 2007 and 2006, respectively. These investments are reflected in "Other long-term assets" on the Consolidated Balance Sheets. Gains and losses upon sale or impairment of investment are classified within the "Other income (expense)" caption in the Consolidated Statements of Operations.

  Transactions with Related Parties as defined by SFAS No. 57

        A substantial portion of our business within the Merchant Services segment and International segment is conducted through merchant alliances. Certain merchant alliances, as it pertains to investments accounted for under the equity method, are joint ventures between us and financial institutions. None of our directors or officers have ownership interests in any of the alliances. The formation of each of these alliances generally involves us and the bank contributing contractual merchant relationships to the alliance and a cash payment from one owner to the other to achieve the desired ownership percentage for each. We and the bank contract a long-term processing service agreement as part of the negotiation process. This agreement governs our provision of transaction processing services to the alliance. Therefore, we have two income streams from these alliances: our share of the alliance's net income (classified as "Equity earnings in affiliates") and the processing fees it charges to the alliance (classified as "Transaction processing and service fees"). The processing fees are based on transaction volumes and unit pricing as contained in the processing services agreement negotiated with the alliance partner.

        If we have majority ownership and management control over an alliance, then the alliance's financial statements are consolidated with those of First Data and the related processing fees are treated as an intercompany transaction and eliminated upon consolidation. If we do not have a controlling ownership interest in an alliance, we use the equity method of accounting to account for our investment in the alliance. As a result, our consolidated revenues include processing fees charged to alliances accounted for under the equity method.

        We negotiated all agreements with the alliance banks. Therefore, all transactions between us and our alliances were conducted at arm's length; nevertheless, SFAS No. 57, "Related Party Disclosures," defines a transaction between us and an entity for which investments are accounted for under the equity method by us as a related party transaction requiring separate disclosure in the financial statements provided by us. Accordingly, the revenue associated with these related party transactions are presented on the face of the Consolidated Statements of Operations.

        The investments held by us in investment funds managed by a member of our Board of Directors prior to the Merger is no longer a related party transaction since subsequent to the Merger this individual is not affiliated with us. Subsequent to the Merger, certain members of our new Board of Directors are affiliated with KKR.

        In connection with the consummation of the Merger, First Data entered into a management agreement with affiliates of KKR pursuant to which such entities or their affiliates will provide management services to us. Pursuant to such agreement, we will pay an aggregate annual management fee of $20 million, which amount is expected to increase annually by 5% beginning in October 2008, and will reimburse out-of-pocket expenses incurred in connection with the provision of services pursuant to the agreement. In addition and pursuant to such agreement, we paid aggregate transaction fees of approximately $260 million in connection with services provided by such entities in connection with the Merger. The agreement also provides that we will pay fees in connection with certain subsequent financing, acquisition, disposition and change of control transactions, as well as a termination fee based on the net present value of future payment obligations under the management agreement, in the event of an initial public offering or under certain other circumstances. The agreement also includes customary exculpation and indemnification provisions in favor of KKR and its affiliates.

  Income Taxes

        The determination of our provision for income taxes requires management's judgment in the use of estimates and the interpretation and application of complex tax laws. Judgment is also required in assessing the timing and amounts of deductible and taxable items. We believe our tax return positions are fully supportable; however, we establish contingency reserves for material tax exposures relating to deductions, transactions and other matters involving some uncertainty as to the proper tax treatment of the item. Issues raised by a tax authority may be finally resolved at an amount different than the related reserve. When facts and circumstances change (including a resolution of an issue or statute of limitations expiration), these reserves are adjusted through the provision for income taxes in the period of change. As the result of the additional interest and amortization expenses that we incur due to the Merger, we are currently in a net loss position. Judgment will be required to determine whether or not some portion or all of the deferred tax assets will not be realized. To the extent we determine that we will not realize the benefit of some or all of our deferred tax assets, then these deferred tax assets will be adjusted through our provision for income taxes in the period in which this determination is made.

  Goodwill

        Due to the Merger, we recorded all assets and liabilities at their estimated fair value on the acquisition date. This has resulted in a significant amount of goodwill due to purchase accounting. Goodwill represents the excess of cost over the fair value of net assets acquired, including identifiable intangible assets, and will be allocated to reporting units upon finalization of the intangible valuation being completed due to the Merger. Our reporting units are businesses one level below the operating segment level for which discrete financial information is prepared and regularly reviewed by management.

        We test goodwill annually for impairment, as well as upon an indicator of impairment, using a fair value approach at the reporting unit level. If it is determined that the fair value of the reporting unit is less than its carrying value, an impairment charge of the reporting unit's goodwill would be recognized which could have a material adverse effect on our financial results. The estimate of fair value requires various assumptions including the use of projections of future cash flows and discount rates that reflect the risks associated with achieving the future cash flows. Changes in the underlying business could affect these estimates, which in turn could affect the fair value of the reporting unit.

        Due to the valuation of our intangible assets associated with the Merger, it was determined an annual goodwill impairment test was not needed for 2007. Our annual goodwill impairment test did not identify any impairments in 2006 and 2005; however, there was an impairment in goodwill that was triggered by the changes in strategic direction of specific businesses made in 2007 and 2005 as discussed in Note 3.

New Accounting Pronouncements

        In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 157, "Fair Value Measurements". This statement defines fair value, establishes a fair value hierarchy to be used in generally accepted accounting principles and expands disclosures about fair value measurements. Although this statement does not require any new fair value measurements, in certain cases, its application will change current practice. SFAS No. 157 will be effective for fiscal years beginning after November 15, 2007 as it relates to fair value measurements of financial assets and liabilities and for fiscal years beginning after November 15, 2008 for certain non-financial assets and non-financial liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Effective January 1, 2008, we will adopt SFAS No. 157 for all financial assets and liabilities. The effect of adopting this standard is expected to reduce our derivative liabilities by approximately $13 million as of the date of adoption. The majority of this amount relates to derivatives that have been designated as cash flow hedges for accounting purposes and, accordingly, the impact will be recorded as a reduction of the unrealized losses in "Other comprehensive income" to the extent the hedges are effective. The amount of adjustment related to derivatives not designated as accounting hedges is immaterial and will be reflected as a gain in the "Other income (expense)" line item in the Consolidated Statements of Operations upon adoption. We are currently evaluating the January 1, 2009 impact of adopting the new statement on fair value measurements for non-financial assets and non-financial liabilities.

        In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statements No. 87, 88, 106, and 132(R)." This statement requires a company to recognize the funded status of a benefit plan as an asset or a liability in its statement of financial position. In addition, a company is required to measure plan assets and benefit obligations as of the date of its fiscal year-end statement of financial position.

We adopted the recognition provisions and disclosure requirements as of December 31, 2006. As a result of the Merger, we measured the benefit plan assets and obligations as of the merger date and allocated purchase price to each plan equal to its funded status. Additionally, for our new basis of accounting, we elected December 31 as the measurement date for our plans. As such, the measurement date provisions of SFAS No. 158 have no impact on our financial position or results of operations.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115." This Statement permits entities to measure many financial instruments and certain other items at fair value. This election is made on an instrument-by-instrument basis and is irrevocable. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. This statement is effective for fiscal years beginning after November 15, 2007. We did not elect the fair value option for any of our existing financial assets and liabilities.

        In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations." The new standard will significantly change the financial accounting and reporting of business combination transactions in the consolidated financial statements. It will require an acquirer to recognize, at the acquisition date, the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at their full fair values as of that date. In a business combination achieved in stages (step acquisitions), the acquirer will be required to remeasure its previously held equity interest in the acquiree at its acquisition-date fair value and recognize the resulting gain or loss in earnings. The acquisition-related transaction and restructuring costs will no longer be included as part of the capitalized cost of the acquired entity but will be required to be accounted for separately in accordance with applicable generally accepted accounting principles in the U.S. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

        In December 2007, the FASB issued SFAS No. 160, "Non-controlling Interests in Consolidated Financial Statements." The statement clarifies the definition of a non-controlling (or minority) interest and requires that non-controlling interests in subsidiaries be reported as a component of equity in the consolidated statement of financial position and requires that earnings attributed to the non-controlling interests be reported as part of consolidated earnings and not as a separate component of income or expense. However, it will also require expanded disclosures of the attribution of consolidated earnings to the controlling and non-controlling interests on the face of the consolidated income statement. SFAS No. 160 will require that changes in a parent's controlling ownership interest, that do not result in a loss of control of the subsidiary, are accounted for as equity transactions among shareholders in the consolidated entity therefore resulting in no gain or loss recognition in the income statement. Only when a subsidiary is deconsolidated will a parent recognize a gain or loss in net income. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008, and will be applied prospectively except for the presentation and disclosure requirements that will be applied retrospectively for all periods presented. We are currently evaluating the impact of SFAS No. 160 to our financial position and results of operations.

Quantitative and Qualitative Disclosures about Market Risk

  Interest Rate Risk

        We are exposed to market risk from changes in interest rates. Our assets include both fixed and floating rate interest-bearing securities. These investments arise primarily from our sale of payment instruments (principally official checks and money orders). We invest the proceeds from the sale of these instruments, pending the settlement of the payment instrument obligation. We have classified these investments as available-for-sale. Accordingly, they are carried on our consolidated balance sheets at fair market value. A portion of our Integrated Payment Systems business involves the payment of commissions to selling agents of our official check and money order products and such commissions are computed based on short-term variable rates.

        In February 2007, we announced our intent to gradually exit the official check and money order businesses. We expect the wind-down of the majority of the business to take place in 2008. As of December 31, 2007, a majority of the long-term instruments held earlier in the year associated with these businesses had been converted into instruments of shorter duration. In conjunction with the repositioning of the portfolio, we terminated the associated interest rate swaps. The continued wind-down of this business resulted in a decrease in its investment portfolio balance as well as a decrease in commissions during the six months ended June 30, 2008.

        To the extent the Integrated Payment Systems business pays commissions based on short-term variable rates to its selling agents and invests the proceeds from the sale of payment instruments in floating rate or short-term investments, interest rate risk exists related to the relative spreads between different interest rate indices. Additionally, to the extent there is a fixed rate commission and Integrated Payment Systems invests the proceeds from the sale of payment instruments in floating rate or short-term investments, the Integrated Payment Systems business is also subject to interest rate volatility.

        Our interest rate-sensitive liabilities are our debt instruments. On September 24, 2007, First Data was acquired through the Merger with an entity controlled by an affiliate of KKR. The Merger has had a material impact on our interest rate risk due to newly issued variable rate debt and associated interest rate swaps. As of December 31, 2007, we had approximately $20 billion of variable rate debt and had swapped $7.5 billion of this variable rate debt to fixed. Of the $20 billion in variable rate debt, approximately $1 billion was euro denominated. In June 2008, we entered into agreements which, among other things and most significantly, amended the interest rates on the senior unsecured term loan facilities and the senior subordinated unsecured term loan facility converting the interest rates on approximately $7 billion in borrowings from variable to fixed.

        We cannot perform a meaningful sensitivity analysis comparing a change in interest rates to prior year balances due to the significant change in our capital structure. Using the December 31, 2007 balances, a 10% proportionate increase in short-term interest rates on an annualized basis compared to the interest rates at December 31, 2007 and a corresponding and parallel shift in the remainder of the yield curve, would result in a decrease to pretax income of approximately $33 million. The majority of this decrease relates to a $60 million decrease (based on the 10% increase noted above which equates to approximately 50 basis point increase in interest rates) that primarily relates to our balance of variable interest rate debt, net of interest rate swaps, at December 31, 2007. Partially offsetting this decrease is a $27 million increase (based on the 10% increase noted above which equates to a 39 basis point increase in the interest rates) associated with operating cash balances, settlement related cash balances, expected investment positions, and commissions paid to selling agents. Conversely, a corresponding decrease in interest rates would result in a comparable increase to pretax earnings. Actual interest rates could change significantly more than 10%.

        Using June 30, 2008 balances, a 10% proportionate increase in short-term interest rates on an annualized basis compared to the interest rates at June 30, 2008 and a corresponding and parallel shift in the remainder of the yield curve, would result in an increase to pretax income of approximately $0.5 million. The $0.5 million increase to pre-tax income (due to 10% increase in variable rates as of June 30, 2008) is a combination of the following: a) $14.8 million increase in interest expense related to our balance of variable interest rate debt, net of interest rate swaps, at June 30, 2008 and b) $15.3 million increase in interest income associated with operating cash balances, settlement related cash balances, and investment positions (netted with commissions paid to selling agents).

        There are inherent limitations in the sensitivity analysis presented, primarily due to the assumption that interest rate movements are linear and instantaneous. As a result, the analysis is unable to reflect the potential effects of more complex market changes that could arise, which may positively or negatively affect income.

  Foreign Currency Risk

        We are exposed to changes in currency rates as a result of our investments in foreign operations, from revenues generated in currencies other than the U.S. dollar and foreign currency denominated loans. Revenue and profit generated by international operations will increase or decrease compared to prior periods as a result of changes in foreign currency exchange rates. In connection with the Merger, the intent of management towards our intercompany investments and certain net investment hedges were changed. Such decisions have resulted in a different foreign currency risk exposure than what existed prior to the Merger.

        After consideration of changes in intent associated with the Merger, a hypothetical uniform 10% weakening in the value of the U.S. dollar relative to all the currencies in which our revenues and profits are denominated would result in a decrease to pretax income of approximately $59 million. The majority of the decrease results from a $104 million decrease related to a euro denominated term loan held by us. This decrease is partially offset by a $33 million increase related to foreign exchange on intercompany loans and a $12 million increase related to foreign exchange on foreign currency earnings, assuming consistent operating results as the preceding twelve months from December 31, 2007. There are inherent limitations in the sensitivity analysis presented, primarily due to the assumption that foreign exchange rate movements are linear and instantaneous. As a result, the analysis is unable to reflect the potential effects of more complex market changes that could arise, which may positively or negatively affect income.

  Regulatory

        Through its merchant alliances, the Merchant Services segment holds an ownership interest in several competing merchant acquiring businesses while serving as the electronic processor for those businesses. In order to satisfy state and federal antitrust requirements, we actively maintain an antitrust compliance program.

 BUSINESS

General

        First Data was incorporated in Delaware in 1989, and in 1992 was the subject of an initial public offering in connection with a spin-off from American Express. FDC is a provider of electronic commerce and payment solutions for merchants, financial institutions and card issuers globally and has operations in 37 countries, serving over 5.4 million merchant locations and over 2,000 card issuers and their customers. We have acquired domestic and international businesses over the last five years with the most significant acquisition being Concord EFS, Inc. ("Concord") in 2004 which included the STAR Network. In 2006, FDC spun-off its Western Union money transfer businesses and, in 2007, FDC was acquired by an entity controlled by affiliates of KKR. Additional information on the above noted items is presented below.

  Merger

        On April 1, 2007, we entered into the Merger Agreement with Parent and Acquisition Corp. (defined in "Basis of Presentation" above). Parent is controlled by affiliates of KKR. On September 24, 2007, under the terms of the Merger Agreement, Acquisition Corp. merged with and into First Data, with First Data continuing as the surviving corporation and a subsidiary of Holdings.

        As of the effective time of the Merger, each issued and outstanding share of common stock of First Data was cancelled and converted into the right to receive $34.00 in cash, without interest (other than shares owned by Parent, Sub or Holdings, which were cancelled and given no consideration). Additionally, vesting of FDC stock options, restricted stock awards and restricted stock units was accelerated upon closing of the Merger. The transaction resulted in a total purchase price of approximately $26.5 billion, including acquisition-related costs and excluding assumption of debt.

        The Merger was financed by a combination of the following: borrowings under our senior secured credit facilities, senior unsecured interim loan agreement and senior subordinated unsecured interim loan agreement, and the equity investment of Holdings. See Note 2 of our 2007 annual Consolidated Financial Statements in this prospectus for detailed discussion of purchase price and transaction costs, and Note 10 for a detailed discussion regarding the tender of previously existing debt as well as the debt issued in conjunction with the Merger.

        We have implemented a plan to provide strategic direction for First Data under new leadership. The plan includes generating organic growth through improved sales effectiveness and accelerating new product innovations. The plan also captures efficiencies related to the simplification of domestic and international operations and other near term cost saving initiatives as well as certain reductions in personnel. In accordance with this plan and in November 2007, we terminated approximately 6% of our worldwide work force.

  Spin-off of Western Union

        On September 29, 2006, we separated our Western Union money transfer business into an independent, publicly traded company through a spin-off of 100% of Western Union to FDC shareholders in a transaction intended to qualify for tax-free treatment ("the spin-off") giving the shareholders separate ownership interests in FDC and Western Union. FDC and Western Union are independent and have separate ownership, boards of directors and management.

        For more information regarding the spin-off, refer to Note 19 of our 2007 annual Consolidated Financial Statements.

  Concord Merger

        On February 26, 2004, we completed our merger with Concord. FDC and Concord each had distinct strengths in product lines and markets that in combination provided financial institutions, retailers and consumers with a broader spectrum of payment options, greater input into the future direction of the electronic payments industry and access to new technologies and global markets. The all-stock transaction resulted in a total purchase price of approximately $6.9 billion, including acquisition-related costs.

  Significant Acquisitions and Dispositions

        We completed a number of acquisitions during 2007, each of which was acquired for less than $400 million. Aggregate acquisitions in 2007 were $866.8 million with the most significant being First Data Polska (formerly POLCARD) for $331.9 million. Refer to Note 4 of our 2007 annual Consolidated Financial Statements for a complete discussion of our acquisitions and dispositions.

  Segment Realignment

        Effective January 1, 2008, our new Chief Executive Officer appointed in connection with the merger began making strategic and operating decisions with regards to assessing performance and allocating resources based on a new segment structure. Segment results for 2007, 2006 and 2005 have been revised to reflect the new structure. For more information on the segment realignment refer to Note 17 of our 2007 annual Consolidated Financial Statements.

Segments

        The Company is organized in four primary segments: Merchant Services, Financial Services, International and Prepaid Services. In addition, we currently operate our official check and money order business through our Integrated Payment Systems segment. Upon completion of a strategic review, we decided to gradually exit from the official check and money order business. We expect the wind-down of the majority of the business to take place by the end of 2008.

Merchant Services

        Merchant Services provides merchant acquiring and processing services. We provide these services to approximately 3.7 million merchant locations across the United States, and processed $1.3 trillion of payment transaction dollar volume on behalf of U.S. merchants in 2007. Merchant Services facilitates merchants' ability to accept credit and debit cards by authorizing and settling merchants' credit, debit and loyalty card transactions. At the same time, Merchant Services provides merchants with the reliability, security and back-office services that are critical to their business success. Most of this segment's revenue is derived from regional and local merchants. Merchant Services approaches the market through diversified sales channels including equity alliances, revenue sharing alliances and referral arrangements with 130 financial institution partners and arrangements with over 350 non-bank referral partners as well as 163 independent sales organization partners, as of December 31, 2007.

Financial Services

        Financial Services provides financial institutions and other third parties with various services, including credit and retail card processing; debit network processing services; output services, such as statement and letter printing, embossing and mailing services; check verification, settlement and guarantee services; remittance processing services; and services facilitating government payments. The credit, debit and retail card processing businesses provide services that enable financial institutions and other organizations offering credit cards, debit cards and retail private label cards to consumers and businesses to manage customer accounts. Financial Services also provides services to the U.S. PIN POS debit market through the STAR Network which offers PIN-secured debit acceptance at 2.1 million ATM and retail locations.

International

        International provides products and services in international markets that are similar to those offered by the Merchant Services and Financial Services segments in the United States. International has operations in 37 countries, including the U.S., with regional management teams overseeing local operations. The segment operates in four main geographic regions including Europe, Middle East and Africa; Latin America, Canada and Caribbean; Australia and New Zealand; and Asia.

Prepaid Services

        Prepaid Services consists of businesses that provide open and closed loop stored-value products and processing services. The closed loop operations provide gift card processing services to large national merchants as well as fleet services to trucking companies. The open loop products are driven primarily by employers' adoption of the Money Network payroll product.

Integrated Payment Systems

        The Integrated Payment Systems segment provides official checks and money orders through independent agents, which are typically banks or other financial institutions.

Operating Locations

        We have domestic and international operations and regional or country offices where sales, customer service and/or administrative personnel are based. The international operations generate revenues from customers located and operating outside of the United States. In the successor period from September 25, 2007 through December 31, 2007 and the predecessor period from January 1, 2007 through September 24, 2007 revenues generated from processing transactions at locations within the United States (domestic) regardless of the segments to which the associated revenues applied, were 78% and 81% of FDC's consolidated revenues, respectively, while revenue generated from processing transactions at locations outside of the United States (international) were 22% and 19%, respectively. Long-lived assets attributable to domestic and international operations as percentages of FDC's total long-lived assets as of December 31, 2007 were 82% and 18%, respectively. No individual foreign country is material to our total revenues or long-lived assets. Further financial information relating to our international and domestic revenues and long-lived assets is set forth in Note 17 to our 2007 annual Consolidated Financial Statements.

First Data Products and Services Segment Information

        Financial information relating to each of our segments is set forth in Note 17 to our 2007 annual Consolidated Financial Statements. A discussion of factors potentially affecting our operations is set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations." We do not have any significant customers that account for 10% or more of total consolidated revenues. Refer to the following segment discussions, which address significant customer relationships within each segment.

Merchant Services Segment

        The Merchant Services segment is comprised of merchant acquiring and processing services.

        Merchant Services revenues from external customers, operating profit, and assets represent the following percentages of FDC's consolidated revenues, total reported segment operating profit, and consolidated assets:

	Successor period from September 25, 2007 through December 31, 2007	Predecessor period from January 1, 2007 through September 24, 2007	Year ended December 31, 2006	Year ended December 31, 2005
Revenue from external customers	41%	42%	44%	43%
Operating profit(1)(2)	46%	83%	66%	57%
Assets (at December 31)(2)	41%		32%	24%

(1)
Operating profit, as a percentage of total segment and all other and corporate operating profit, for the predecessor period from January 1, 2007 through September 24, 2007 includes accelerated vesting of stock options and restricted stock awards and units and transaction costs related to the Merger of $265.2 million that were recognized in All Other and Corporate. The exclusion of these costs from the calculation would decrease the Merchant Services operating profit percentage shown above by approximately 19 percentage points for the predecessor period from January 1, 2007 through September 24, 2007.

(2)
Operating profit and assets were impacted by purchase accounting in the successor period from September 25, 2007 through December 31, 2007.

  Description of Merchant Services Segment Operations

        In the Merchant Services segment, revenues are derived primarily from providing merchant acquiring and processing services. Merchant Services businesses facilitate the acceptance of consumer transactions at the point of sale, whether it is a transaction at a physical merchant location or over the internet. A brief explanation of the segment's service and product offerings is presented below.

  Merchant acquiring and processing services

        Merchant acquiring services facilitate the merchants' ability to accept credit, debit, stored-value and loyalty cards by authorizing, capturing and settling the merchants' transactions. Acquiring services also provide POS devices and other equipment necessary to capture merchant transactions. A majority of these services are offered to the merchants through joint ventures or other alliance arrangements primarily with financial institutions. The segment's processing services include authorization, transaction capture, settlement, chargeback handling, and internet-based transaction processing. The vast majority of these services pertain to transactions in which consumer payments to merchants are made through a card association (such as Visa or MasterCard), a debit network, or another payment network (such as Discover).

        Revenues are generated from:

  •
  Discount fees charged to a merchant, net of credit card interchange and assessment fees charged by the bankcard associations or payment networks (Visa, MasterCard or Discover). The discount fee is either a percentage of the credit card transaction or the interchange fee plus a fixed dollar amount;

  •
  Processing fees charged to unconsolidated alliances discussed below;

  •
  Processing fees charged to merchant acquirers who have outsourced their transaction processing to us;

  •
  Equity earnings from unconsolidated alliances;

  •
  Selling and leasing POS devices; and

  •
  Debit network fees.

        Merchant Services provides merchant acquiring and processing services to merchants operating in approximately 3.7 million merchant locations across the United States. Merchant Services provides full service merchant processing primarily on Visa and MasterCard transactions and PIN-debit at the point of sale.

        Growth in the Merchant Services business is derived from acquiring new merchant relationships, new and enhanced product and service offerings, cross selling products and services into existing relationships, the shift of consumer spending to increased usage of electronic forms of payment and the strength of its alliances with banks and other institutions. Our alliance structures take on different forms, including consolidated subsidiaries, equity method investments and revenue sharing arrangements. Under the alliance program, we and a bank or other institution form a joint venture, either contractually or through a separate legal entity. Merchant contracts may be contributed to the venture by us and/or the bank or institution. New merchant business generally is solicited by the alliance's (and in some cases, the financial institution's) sales force. Each alliance requires successful management of the relationship between us and the alliance partner. We benefit by providing processing services for the alliance and our merchant customers, while the alliance partner's merchant banking relationship is benefited. Alliance institutions generally provide card association sponsorship, clearing, and settlement services. These institutions typically act as a merchant referral source when the institution has an existing banking or other relationship. We provide transaction processing and related functions. Both partners may provide management, sales, marketing, and other administrative services. The alliance strategy could be affected by further consolidation among financial institutions.

        The alliance strategy with bank partners provides us with broad geographic coverage, regionally and nationally as well as a presence in various industries. The alliance structure allows us to be the processor for multiple financial institutions, any one of which may be selected by the merchant as their bank partner. Additionally, bank partners provide brand loyalty and a distribution channel through their branch networks which increases merchant retention.

        There are a number of different entities involved in a merchant transaction including the cardholder, card issuer, card association, merchant, merchant acquirer, electronic processor for credit and signature debit transactions, and debit network for PIN-debit transactions. The card issuer is the financial institution that issues credit or debit cards, authorizes transactions after determining whether the cardholder has sufficient available credit or funds for the transaction, and provides funds for the transaction. Some of these functions may be performed by an electronic processor (such as the Financial Services business) on behalf of the issuer. The card association is Visa or MasterCard, a debit network (such as STAR Network) or another payment network (such as Discover) that routes the transactions between us and the card issuer. The merchant is a business from which a product or service is purchased by a cardholder. The acquirer (such as us or one of our alliances) contracts with merchants to facilitate their acceptance of cards. A merchant acquirer may do its own processing or, more commonly, may outsource those functions to an electronic processor such as the Merchant Services segment. The acquirer/processor serves as an intermediary between the merchant and the card issuer by:

  (1)
  Obtaining authorization from the card issuer through a card association or debit network;

  (2)
  Transmitting the transaction to the card issuer through the applicable card association, payment network or debit network; and

  (3)
  Paying the merchant for the transaction. We typically receive the funds from the issuer via the card association, payment network or debit network prior to paying the merchant.

        A transaction occurs when a cardholder purchases something from a merchant who has contracted with us, an alliance partner or a processing customer. When the merchant swipes the card through the POS terminal (which is often sold or leased, and serviced by us), we obtain authorization for the transaction from the card issuer through the card association, payment network or debit network, verifying that the cardholder has sufficient credit or adequate funds for the transaction. Once the card issuer approves the transaction, we or the alliance "acquires" the transaction from the merchant and then transmit it to the applicable debit network, payment network or card association, which then routes the transaction information to the card issuer. Upon receipt of the transaction, the card issuer delivers funds to us via the card association, payment network or debit network. Generally, we fund the merchant after receiving the money from the card association, payment network or debit network. Each participant in the transaction receives compensation for processing the transaction. For example, in a transaction using a Visa or MasterCard for $100.00 with a merchant "discount rate" (i.e., fee) of 1.5%, the card issuer will fund the association $98.50 and bill the cardholder $100.00 on its monthly statement. The card association will retain assessment fees of $0.10 and forward $98.40 to us. We will retain $0.40 and pay the merchant $98.00. The $1.50 retained by the card issuer is referred to as interchange and it, like assessment fees, is set by the card association. The $0.40 is the merchant discount and is negotiated between the merchant and the merchant acquirer.

        We and our alliances, as merchant acquirers, have certain contingent liabilities for the transactions acquired from merchants. This contingent liability arises in the event of a billing dispute between the merchant and a cardholder that is ultimately resolved in the cardholder's favor. In such a case, the transaction is "charged back" to the merchant and the disputed amount is credited or otherwise refunded to the cardholder. We may, however, collect this amount from the card association if the amount was disputed in error. If we or the alliance is unable to collect this amount from the merchant, due to the merchant's insolvency or other reasons, we or the alliance will bear the loss for the amount of the refund paid to the cardholder. In most cases, this contingent liability situation is unlikely to arise because most products or services are delivered when purchased, and credits are issued on returned items. However, where the product or service is not provided until sometime following the purchase (e.g., airline or cruise ship tickets), the risk is greater. We often mitigate our risk by obtaining collateral from merchants considered higher risk because they have a time delay in the delivery of services, operate in industries that experience chargebacks or are less creditworthy.

  Merchant Services Segment Competition

        Our Merchant Services business competes with several service providers and financial institutions that provide these services to their merchant customers. In many cases, the merchant alliances also compete against each other for the same business.

        The most significant competitive factors relate to price, brand, strength of financial institution partnership, breadth of features and functionality, scalability and servicing capability. The Merchant Services segment is further impacted by large merchant and large bank consolidation, card association business model expansion, and the expansion of new payment methods and devices.

        In both the Merchant Services and Financial Services segments, the card associations and payment networks—Visa, MasterCard and Discover—are increasingly offering products and services that compete with our products and services.

  Merchant Services Seasonality

        Merchant Services' revenues and earnings are impacted by the volume of consumer usage of credit and debit cards at the point of sale. Merchant Services experiences increased POS activity during the traditional holiday shopping period in the fourth quarter, the back-to-school buying period in the third quarter, and around other nationally recognized holidays.

  Merchant Services Geographic Mix and Revenues

        Revenues from external customers for the Merchant Services segment are substantially all earned in the United States. Merchant revenues outside of the United States are managed and reported by our International segment. Within the United States, revenues from external customers are spread across the country since Merchant Services has alliance partners across geographic regions and a large percentage of its transactions occur at national merchants.

  Merchant Services Significant Customers

        The Merchant Services segment does not have any individually significant customers; however, we have two significant merchant alliance relationships with financial institutions of which one is accounted for under the equity method of accounting and the other is consolidated. In the event of a termination of these significant alliance relationships, we have certain rights to receive a portion of the applicable merchant portfolios. With the receipt of our portion (our ownership interest) of an alliance's merchant portfolios upon termination, our consolidated revenues would increase or decrease depending upon if the alliance was previously consolidated, however, there would not be a material impact on consolidated earnings. The significant alliance accounted for under the equity method, Chase Paymentech, meets the significant subsidiary test provided in SEC Regulation S-X Rule 1-02(w) in that our equity earnings of this alliance exceeded 20% of our consolidated income from continuing operations before income taxes in the predecessor period. The financial statements of Chase Paymentech are included with this prospectus. As described in the "Prospectus Summary—Recent Developments," we have reached agreement with JPMorgan to terminate the Chase Paymentech alliance before the end of 2008. Potential risks include the potential loss of certain processing volume over time, the loss of JPMorgan branch referrals, the loss of access to the JPMorgan brand, and post-termination competition by Chase.

Financial Services Segment

        The Financial Services segment is comprised of:

  (1)
  Credit, debit and retail card processing services;

  (2)
  Debit network acquiring and processing services;

  (3)
  Check verification, settlement and guarantee;

  (4)
  Output services;

  (5)
  Remittance and other processing services; and

  (6)
  Government Services.

        Financial Services revenues from external customers, operating profit, and assets represent the following percentages of FDC's consolidated revenues, total reported segment operating profit and consolidated assets:

	Successor period from September 25, 2007 through December 31, 2007	Predecessor period from January 1, 2007 through September 24, 2007	Year ended December 31, 2006	Year ended December 31, 2005
Revenue from external customers	34%	36%	37%	41%
Operating profit(1)(2)	46%	51%	38%	42%
Assets (at December 31)(2)	16%		14%	14%

(1)
Operating profit, as a percentage of total segment and all other and corporate operating profit, for the predecessor period from January 1, 2007 through September 24, 2007 includes accelerated vesting of stock options and restricted stock awards and units and transaction costs related to the Merger of $265.2 million that were recognized in All Other and Corporate. The exclusion of these costs from the calculation would decrease Financial Services operating profit percentage shown above by approximately 12 percentage points for the predecessor period from January 1, 2007 through September 24, 2007.

(2)
Operating profit and assets were impacted by purchase accounting in the successor period from September 25, 2007 through December 31, 2007.

  Description of Financial Services Segment Operations

        Financial Services provides financial institutions and other third parties with various services including credit, debit and retail card processing; debit network and processing services; output services, such as statement and letter printing, embossing and mailing services; check verification, settlement and guarantee services; remittance and other processing services; and services facilitating government payments. Revenue and profit growth in these businesses is derived from growing the core business, expanding product offerings, and improving the overall cost structure. Growing the core business comes primarily from an increase in debit and credit card usage, growth from existing clients and sales to new clients and the related account conversions.

        Growth from expanded product offerings is driven by the development or acquisition of new products as well as expansion into adjacent markets. We will enter adjacent markets where we can leverage our existing infrastructure and core competencies around high volume transaction processing and management of customer account information.

        We have relationships and many long-term customer contracts with card issuers providing credit and retail card processing, output services for printing and embossing items, as well as debit card processing services and the STAR Network. These contracts generally require a notice period prior to the end of the contract if a client chooses not to renew and some contracts may allow for early termination upon the occurrence of certain events such as a change in control. The termination fees paid upon the occurrence of such events are designed primarily to cover balance sheet exposure related to items such as capitalized conversion costs or signing bonuses associated with the contract; and in some cases, may cover a portion of lost future revenue and profit. Although these contracts may be terminated upon certain occurrences, the contracts provide the segment with a steady revenue stream since a vast majority of the contracts are honored through the contracted expiration date.

  Credit and retail card issuing and processing services

        Credit and retail card issuing and processing services provide outsourcing services to financial institutions and other issuers of cards, such as consumer finance companies. Financial Services clients include a wide variety of banks, savings and loan associations, group service providers and credit unions. Services provided include, among other things, account maintenance, transaction authorizing and posting, fraud and risk management services and settlement.

        We provide a full array of services throughout the period of each card's use, starting from the moment a card-issuing client processes an application for a card. The basic services may include processing the card application, initiating service for the cardholder, processing each card transaction for the issuing retailer or financial institution and accumulating the card's transactions. Our fraud management services monitor the unauthorized use of cards which have been reported to be lost, stolen, or which exceed credit limits. Our fraud detection systems help identify fraudulent transactions by monitoring each cardholder's purchasing patterns and flagging unusual purchases. Other services provided include customized communications to cardholders, information verification associated with granting credit, debt collection, and customer service.

        Revenues for credit and retail card issuing and processing services are derived from fees payable under contracts that depend primarily on the number of cardholder accounts on file. More revenue is derived from active accounts (those accounts on file that had a balance or any monetary posting or authorization activity during the month) than inactive accounts.

  Debit network and processing services

        We provide STAR Network access, PIN-debit and signature debit card processing services and ATM processing services, such as transaction routing, authorization, card embossing and settlement as well as ATM management and monitoring. The STAR Network represents a telecommunications network which is connected to thousands of financial institutions, merchants, payment processors, ATM processors, and card processors that participate in the network. In the merchant acquiring process flow described in the Merchant Services segment discussion, STAR Network represents a debit network. When a merchant acquirer or ATM owner acquires a STAR Network transaction, it sends the transaction to the network switch, which is operated by us, which in turn routes the transaction to the appropriate participant for authorization. To be routed through the STAR Network switch, a transaction must be initiated with a card participating in the STAR Network at an ATM or POS terminal also participating in the STAR Network. STAR Network's fees differ from those presented in the example above in the Merchant Services segment description in that the debit network charges less for PIN-debit transactions than do the card associations for credit and signature debit since there is substantially less risk involved in the PIN-debit transaction because the transaction is not approved unless there are sufficient funds in the customer's bank account.

        Revenue related to the STAR Network and debit card and ATM processing services is derived from fees payable under contracts but are driven more by monetary transactions processed rather than by accounts on file. We provide services which are driven by client transactions and are separately priced and negotiated with clients. In a situation in which a PIN-secured debit transaction uses our debit network and we are the debit card processor for the financial institution as well as the processor for the merchant, we receive (1) a fee from the card issuing financial institution for running the transaction through the STAR Network switch, recognized in the Financial Services segment, (2) a fee from the card issuer for obtaining the authorization, recognized in the Financial Services segment. (3) a fee from the merchant for acquiring the transaction, which is recognized in the Merchant Services segment and (4) a network acquirer fee from the merchant for accessing the STAR Network, which is recognized in the Financial Services segment. There are other possible configurations of transactions that result in us receiving multiple fees for a transaction, depending on the role which we play.

  Output services

        Output services consist of statement and letter printing, embossing and mailing services. Services are provided to organizations that process accounts on our platform as described above and for clients that process accounts on alternative platforms. We provide these services primarily through in-house facilities.

        Revenues for output services are derived primarily on a per piece basis and consist of fees for the production and materials related to finished products. The mailing services drives a majority of the segment's and our total postage revenue.

  Remittance processing

        The remittance processing business processes mail-in payments for third party organizations. Revenues for remittance processing services are derived primarily on a per transaction basis and consist of fees for processing consumer payments.

  Check verification, settlement and guarantee services

        Check verification, settlement and guarantee services use our proprietary database system to assist in verifying that a check writer is a reasonable credit risk for a merchant, or to guarantee that approved checks presented to merchants for payment will be collectible. These services include risk management services, which utilize software, information and analysis to assist in deposit, payment, and identity fraud prevention and reduction. Revenues are earned primarily by charging merchant fees for check verification or guarantee services. The majority of our services involve providing check guarantee services for checks received by merchants. Under the guarantee service, when a merchant receives a check in payment for goods and services, the transaction is submitted to and analyzed by us. We either accept or decline the check for warranty coverage under our guarantee service. If we approve the check for warranty coverage and the merchant accepts the check, the merchant will deposit the check in its bank account. If the check is returned unpaid by the merchant's bank and the returned check meets the requirements for warranty coverage, we are required to purchase the check from the merchant at its face value. We then own the purchased check and pursue collection of the check from the check writer. As a result, we bear the risk of loss if we are unable to collect the returned check from the check writer. We earn a fee for each check we guarantee, which generally is determined as a percentage of the check amount.

        We provide check guarantee and settlement services utilizing our Electronic Check Acceptance service ("ECA"), which converts a paper check written at the point of sale into an electronic item, enabling funds to be deposited electronically to the merchant's account and deducted electronically from the check writer's account.

        Under the verification service, when a merchant receives a check in payment for goods or services, the transaction is submitted to and analyzed by us, and we will either recommend the merchant accept or decline the check. If the merchant accepts the check, the merchant will deposit the check in its bank account. If the check is returned unpaid by the merchant's bank, we are not required to purchase the check from the merchant and the merchant bears all risk of loss on the check. We earn a fee for each check submitted for verification, which is generally a fixed amount per check.

  Government Services

        First Data Government Solutions ("FDGS") is focused on identifying, developing, commercializing and operating payment systems and related technologies in the government sector. For instance, FDGS provides electronic tax payment processing services for the Electronic Federal Tax Payment System ("EFTPS").

  Financial Services Pipeline

        During 2007, we converted approximately 26 million accounts to our system. The pipeline at December 31, 2007 was approximately 15 million accounts, which are primarily retail accounts. We expect to convert approximately 8 million of these accounts in 2008.

  Financial Services Segment Competition

        Our Financial Services segment competes with several other third-party card processors and debit networks in the United States, as well as financial institutions that possess in-house operations to manage card issuance and maintenance. We also face significant competition from regional and national operators of debit networks. The check guarantee and verification products compete principally with the products of two other national companies.

        The most significant competitive factors are price, system performance and reliability, breadth of features and functionality, disaster recovery capabilities and business continuity preparedness, data security, scalability, and flexibility of infrastructure and servicing capability. The Financial Services business is further impacted by financial institution consolidation.

        In both the Merchant Services and Financial Services segments, the card associations and payment networks—Visa, MasterCard and Discover—are increasingly offering products and services that compete with our products and services.

  Financial Services Seasonality

        A large portion of Financial Services results of operations are driven by the number of accounts on file, both active and inactive, which are affected by the traditional holiday season in the fourth quarter. Debit processing, STAR Network and check verification, settlement and guarantee revenues and earnings are impacted by the volume of consumer usage of debit cards and checks at the point of sale and increased POS activity during the traditional holiday shopping period in the fourth quarter, the back-to-school buying period in the third quarter, and around other nationally recognized holidays.

  Financial Services Geographic Mix and Revenues

        Revenues from external customers for the Financial Services segment are substantially all earned in the United States. Card issuing revenues outside of the United States are reported by our International segment. Within the United States, revenues from external customers are geographically dispersed throughout the country.

  Financial Services Significant Customers

        During 2007, we had a significant relationship with one client whose revenues represented approximately 12% and 11% of the Financial Services segment revenue for the successor period September 25, 2007 through December 31, 2007 and the predecessor period from January 1, 2007 through September 24, 2007, respectively.

International Segment

        The International segment is comprised of:

  •
  Debit, credit, retail and prepaid card processing;

  •
  Merchant acquiring and processing;

  •
  ATM and POS processing, driving, acquiring and switching services; and

  •
  Card processing software.

        International revenues from external customers, operating profit, and assets represent the following percentages of FDC's consolidated revenues, total reported segment operating profit and consolidated assets:

	Successor period from September 25, 2007 through December 31, 2007	Predecessor period from January 1, 2007 through September 24, 2007	Year ended December 31, 2006	Year ended December 31, 2005
Revenue from external customers	21%	19%	17%	13%
Operating profit(1)(2)	22%	11%	10%	8%
Assets(2)	13%		10%	7%

(1)
Operating profit, as a percentage of total segment and all other and corporate operating profit, for the predecessor period from January 1, 2007 through September 24, 2007 includes accelerated vesting of stock options and restricted stock awards and units and transaction costs related to the Merger of $265.2 million that were recognized in All Other and Corporate. The exclusion of these costs from the calculation would decrease International's operating profit percentage shown above by approximately 2 percentage points for the predecessor period from January 1, 2007 through September 24, 2007.

(2)
Operating profit and assets were impacted by purchase accounting in the successor period from September 25, 2007 through December 31, 2007.

        The International segment operates in four geographic regions: EMEA includes Europe, Middle East and Africa and provides card issuing processing, merchant acquiring and processing, and ATM and POS processing, driving, acquiring and switching services across the region; LAC includes Latin America, Canada and Caribbean countries and provides merchant acquiring and processing, card issuing processing, software licensing and debit switching services; ANZ includes Australia and New Zealand and provides merchant acquiring, processing and switching services, managed service card processing and owns and operates an ATM network in Australia; and Asia includes China and North and South Asian countries and mainly provides merchant POS transaction switching services, software licensing, card issuing processing services, host processing services and merchant acquiring and processing.

        The merchant acquiring and card issuing services provided by the International segment are similar in nature to the services described above in the Merchant Services and Financial Services segments other than it includes substantially all the services provided outside of the United States. For a description of the International segment's merchant acquiring and card issuing businesses refer to the Merchant Services and Financial Services segment descriptions provided above.

  Card processing software

        We have historically licensed our VisionPLUS credit card transaction processing software to international financial institutions, retailers and third party processors. Additionally, we use this software as a platform to provide processing services to international financial institutions and over the next two years plans to convert substantially our entire international card processing services to the VisionPLUS platform. We also generate revenue from custom programming services for certain customers and from software licensing and maintenance fees from our VisionPLUS software.

  International Pipeline

        The pipeline at December 31, 2007 was approximately 2.1 million accounts the majority of which are retail. We expect to convert these accounts in 2008.

  International Segment Competition and Seasonality

        Competition and seasonality within the International segment is similar to that of the Merchant Services and Financial Services segments for the respective product and service offerings and also includes third-party software providers. See discussions above. A noted difference from the U.S. operations is that there are more and smaller competitors because of the International segment's global span.

  International Geographic Mix

        The following countries accounted for more than 10% of the segment's revenues from external customers for the years ended December 31, 2007, 2006 and 2005, respectively:

	Successor period from September 25, 2007 through December 31, 2007	Predecessor period from January 1, 2007 through September 24, 2007	Year ended December 31, 2006	Year ended December 31, 2005
United Kingdom	22%	23%	23%	31%
Germany	19%	19%	18%	16%
Australia	13%	13%	15%	20%

        No other individual foreign country accounted for more than 9% of the segment's revenues from external customers for the years ended December 31, 2007, 2006 and 2005, respectively. No individual foreign country was material to our consolidated revenues. Revenue by geographic region as a percentage of the total International segment revenue is as follows:

	Successor period from September 25, 2007 through December 31, 2007	Predecessor period from January 1, 2007 through September 24, 2007	Year ended December 31, 2006	Year ended December 31, 2005
EMEA	62%	60%	62%	61%
LAC	17%	18%	16%	16%
ANZ	12%	13%	17%	20%
Asia	7%	7%	5%	1%

        The remaining portion of International's revenue is associated with businesses that do not operate on a geographic basis. The ANZ region included South Asia in 2006 and 2005.

  International Significant Customers

        No individual customer makes up more than 10% of the International segment revenue.

Prepaid Services Segment

        The Prepaid Services segment is comprised most significantly of the development, implementation and management of prepaid stored-value card issuance and processing services (i.e. gift cards) for retailers and others.

        Prepaid Services revenues from external customers, operating profit, and assets represent the following percentages of FDC's consolidated revenues, total reported segment operating profit and consolidated assets:

	Successor period from September 25, 2007 through December 31, 2007	Predecessor period from January 1, 2007 through September 24, 2007	Year ended December 31, 2006	Year ended December 31, 2005
Revenue from external customers	3%	2%	3%	3%
Operating profit(1)(2)	6%	3%	3%	2%
Assets(2)	3%		1%	1%

(1)
Operating profit, as a percentage of total segment and all other and corporate operating profit, for the predecessor period from January 1, 2007 through September 24, 2007 includes accelerated vesting of stock options and restricted stock awards and units and transaction costs related to the

  Merger of $265.2 million that were recognized in All Other and Corporate. The exclusion of these costs from the calculation would decrease Prepaid Services operating profit percentage shown above by approximately 1 percentage point for the predecessor period from January 1, 2007 through September 24, 2007.

(2)
Operating profit and assets were impacted by purchase accounting in the successor period from September 25, 2007 through December 31, 2007.

  Description of Prepaid Services Segment Operations

        First Data Prepaid Services develops, implements and manages prepaid stored-value card issuance and processing services (i.e. gift cards) for retailers and others.

        EFS Transportation Services ("EFSTS") provides payment processing, settlement and specialized reporting services for transportation companies and owns and operates ATMs at truck stops. EFSTS is a closed loop payment processing system for transportation companies in the United States and Canada. Its products offer transportation drivers a convenient way to purchase fuel, access cash and pay for repairs while on the road. Transportation companies use the processing system to manage their business daily through the internet or real time via a direct connection to a host.

        The full-service stored-value/gift card program offers transaction processing services, card acquisition and customer service for over 200 national brands and several thousand small and mid-tier merchants. During 2006, we began providing support to the card issuer in the distribution of a co-branded STAR Network and Visa gift card bearing the retailer's name, as well as the STAR Network Gift Card that is available in certain gift card malls.

        In June 2007, we announced a strategic partnership with Discover Financial Services to issue Discover Network payroll cards provided by Money Network Financial, LLC, a First Data Company. The Money Network Payroll distribution service enables paperless pay options for employers as an alternative to paper checks for their employees.

  Prepaid Services Competition and Seasonality

        Our prepaid card services compete with other payment processing companies as well as card associations and payment networks such as Visa and American Express. Prepaid Services revenue and earnings are impacted by the volume of stored-value cards used by consumers at the point of sale. Prepaid Services experiences increased volume during the traditional holiday shopping period in the fourth quarter and around other nationally recognized holidays.

  Prepaid Services Significant Customers

        Prepaid Services has a significant customer relationship with one customer that represents approximately 29% and 17% of Prepaid Services revenue from external customers for the successor period from September 25, 2007 through December 31, 2007 and the predecessor period from January 1, 2007 through September 24, 2007, respectively.

Integrated Payment Systems

        The Integrated Payment Systems segment provides official check and money orders.

        Integrated Payment Systems revenues from external customers excluding an adjustment to reflect segment revenue on a pretax equivalent basis, operating profit, and assets represent the following percentages of FDC's consolidated revenues, total reported segment operating profit and consolidated assets:

	Successor period from September 25, 2007 through December 31, 2007	Predecessor period from January 1, 2007 through September 24, 2007	Year ended December 31, 2006	Year ended December 31, 2005
Revenue from external customers	(1)%	(2)%	(3)%	(1)%
Operating profit(1)(2)	10%	4%	1%	8%
Assets(2)	25%		42%	42%

(1)
Operating profit, as a percentage of total segment and all other and corporate operating profit, for the predecessor period from January 1, 2007 through September 24, 2007 includes accelerated vesting of stock options and restricted stock awards and units and transaction costs related to the Merger of $265.2 million that were recognized in All Other and Corporate. The exclusion of these costs from the calculation would decrease Integrated Payment System's operating profit percentage shown above by approximately 1 percentage point for the predecessor period from January 1, 2007 through September 24, 2007.

(2)
Operating profit and assets were impacted by purchase accounting in the successor period from September 25, 2007 through December 31, 2007.

        Upon completion of a strategic review of our official check and money order operations in the first quarter of 2007, we decided to gradually exit this line of business. We expect the wind-down of the majority of the business to take place in 2008. During 2007, we repositioned our investment portfolio associated with this business from long-term municipal bonds to short-term investments, the majority of which were short-term, tax-exempt variable rate demand notes at December 31, 2007. In January 2008, the portfolio was further repositioned from these short-term, tax-exempt variable rate demand notes to mostly short-term taxable investments, the majority of which were in commercial paper and bank certificates of deposits. The investment portfolio included approximately $541 million of auction rate securities as of June 30, 2008 compared to approximately $1,077 million as of December 31, 2007. The auction mechanism on certain of these investments failed subsequent to December 31, 2007 so investments held at June 30, 2008 are not currently liquid; however, all of the securities were "AAA" rated, except for one "AA" rated, and we have the ability and intent to hold them until the auction mechanism or alternative liquidity vehicle is established.

  Official checks and money orders

        We issue official checks, which are sold primarily through financial institutions, and money orders, which are sold at financial institutions or retail store fronts. Official checks serve as an alternative to a bank's own disbursement items such as cashiers or bank checks and money orders primarily serve as a disbursement option for un-banked customers.

        Our official check and money order services generate revenue primarily through the ability to invest funds pending settlement. We invest these funds in investments to minimize our exposure to credit risks. These investments primarily were in tax-exempt variable rate demand notes in 2007 but were replaced with mostly short-term taxable investments in January of 2008 as noted above as well as some long-term auction-rate securities.

        An official check transaction is initiated when a consumer procures an official check from one of our agents, typically a financial institution. The agent generally is required to remit the funds collected from the consumer to us the same day or the following day. We pay our agents commissions based on short-term variable interest rates and the balance of outstanding official checks attributable to the individual agent. We net the commissions paid to agents against the revenues we earn from our investments.

  Integrated Payment Systems Competition

        Our official check and money order businesses compete with one other third party check issuer, financial institutions processing their own in-house check products and postal money orders.

  Integrated Payment Systems Significant Customers

        No individual customer makes up more than 10% of the Integrated Payment Systems segment revenue.

  All Other and Corporate

        The remainder of our business units are grouped in the All Other and Corporate category, which includes Teleservices, other smaller businesses and corporate operations.

        Teleservices is a provider of voice-center services to the telecommunications and financial services industries. Teleservices operates two voice operations centers in the United States that provide a full range of high-volume, inbound telephone operator services, including customer support, directory assistance and multilingual customer service.

        Corporate operations include administrative and shared service functions such as the executive group, legal, tax, treasury, internal audit, accounting, human resources, information technology and procurement. Costs incurred by corporate that are directly related to a segment are allocated to the respective segment. Administrative and shared service costs are retained by Corporate.

  All Other and Corporate Competition

        The operations within All Other and Corporate have various competitors. Any single competitor would not have a material impact on us.

  All Other and Corporate Significant Customers

        No individual customer makes up more than 10% of the All Other and Corporate revenue.

Trademarks and Patents

        We own many trademarks, patents and other intellectual property that are important to our future success. The only intellectual property right which is individually material to us is the STAR Network trade name within the Financial Services segment. Financial institutions and merchants associate the STAR Network trade name with quality and reliable debit network processing services. Loss of the proprietary use of the STAR Network trade name or a diminution in the perceived quality associated with that name could harm our growth in the debit network business. Also important, but not individually material, is the VisionPLUS trademark and software mostly utilized in the International segment. VisionPLUS is recognized internationally as a quality software product and card processing system. The software is important to our international expansion.

        Most of the segments' services and products utilize proprietary software that is updated to meet customer needs and remain competitive. We have programs to protect our proprietary software and patents as we seek to offer distinctive services and products to customers which differentiate us from our competitors. The patent protection associated with our systems and software expires at different times over the next one to 20 years.

Employees and Labor

        At December 31, 2007, we employed approximately 27,000 employees, approximately 96% of which were full-time employees. One of our wholly owned subsidiaries has approximately 2,200 employees in the United Kingdom, about 20% of whom are members of Unite trade union (formerly Amicus trade union). Employees of our subsidiaries in Vienna, Austria; Frankfurt, Germany; Nürnberg, Germany; and Stüttgart, Germany are also represented by local works councils and a portion of the Frankfurt workforce is covered by a union contract. Employees in certain other countries are also covered by the terms of industry-specific national collective agreements. The majority of our employees are not otherwise represented by any labor organization in the United States. We believe that our relations with our employees and the labor organizations identified above are in good standing.

Available Information

        FDC's principal executive offices are located at 6200 S. Quebec Street, Greenwood Village, CO 80111, telephone (303) 967-8000. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports are available free of charge to shareholders and other interested parties through the "About" portion of our web site, www.firstdata.com, as soon as reasonably practical after they are filed with the SEC. The SEC maintains a web site, www.sec.gov, which contains reports and other information filed electronically with the SEC by us. Our Audit Committee Charter, Compensation and Benefits Committee Charter, Nominating and Governance Committee Charter, and Code of Conduct for Senior Financial Officers are available without charge through the "About", "Governance" portion of our web site, listed above, or by writing to the attention of Investor Relations at the address listed above.

Executive Officers of the Company

        See "Management" for a description of our executive officers and directors.

Government Regulations

        Various aspects of our service areas are subject to U.S. federal, state and local regulation, as well as regulation outside the United States. Failure to comply with regulations may result in the suspension or revocation of licenses or registrations, the limitation, suspension or termination of service, and/or the imposition of civil and criminal penalties, including fines. Certain of our services also are subject to rules promulgated by various payment networks, such as Visa, MasterCard and Discover, as more fully described below.

  Banking Regulation

        First Data Loan Company, Canada ("FDLCC"), through which we conduct some of our merchant acquiring activities in Canada, is a Canadian loan company subject to regulation, examination and oversight by the Office of the Superintendent of Financial Institutions and to various provincial registration and licensing requirements. First Data Trust Company, LLC ("FDTC"), engages in trust activities previously conducted by the trust department of a former banking subsidiary of First Data. FDTC is subject to regulation, examination and oversight by the Division of Banking of the Colorado Department of Regulatory Agencies. These financial institution subsidiaries are also subject to various national and local banking and consumer protection laws and regulations that apply to the activities they conduct. Since FDTC is not a "bank" under the Bank Holding Company Act of 1956, as amended ("BHCA"), and FDLCC does not operate any banking offices in the United States or do business in the United States, except such business as may be incidental to its activities outside the United States, our affiliation with FDTC and FDLCC does not cause us to be regulated as a bank holding company or financial holding company under the BHCA.

        Because a number of our subsidiary businesses, including card issuer processing, merchant processing and STAR Network businesses, provide data processing services for financial institutions, they are subject to examination by the Federal Financial Institutions Examination Council, an interagency body comprised of the federal bank and thrift regulators and the National Credit Union Association.

        FDR Limited ("FDRL") in the United Kingdom holds a license from the Financial Services Authority ("FSA"). The FSA is the licensing and regulatory authority for all U.K. financial services, including banking, but FDRL's license is limited to acting as an insurance intermediary in connection with selling card payment protection insurance to its issuer customers' cardholders.

        TeleCheck Payment Systems Limited in Australia holds an Australian Financial Services License under Chapter 7 of the Corporations Act, which regulates the provision of a broad range of financial services in Australia. The license, issued by the Australian Securities and Investments Commission, entitles the Australian operations of TeleCheck to deal in and provide general financial product advice about its check guarantee and check verification product (which falls within the definition of a risk management product under the legislation). The License and the Act requires that TeleCheck's Australian operations issue product documents that comply with specific content requirements and follow prescribed procedures failing which penalties apply.

        First Data Slovakia is registered with the National Bank of Slovakia as an authorized participant to the Slovak payment system.

        First Data Polska S.A. is regulated as a settlement agent by the National Bank of Poland.

  Association and Network Rules

        FDLCC is a member of MasterCard International, Inc. in Canada and subject to MasterCard rules. First Data Cono Sur, S.A. is a member of MasterCard in Argentina and Uruguay and subject to MasterCard rules. First Data Resources, LLC., First Data Merchant Services Corporation, FDRL, First Data Deutschland, First Data Hellas, First Data Latvia, First Data Lithuania, First Data Slovakia, First Data Austria, First Data Resources Australia Limited ("FDRA"), BWA Merchant Services Pty Limited ("BWAMS"), Omnipay, Limited, First Data Acquisition Corp., First Data Merchant Services Mexico, S. de R.L. de C.V., AIB Merchant Services, European Merchant Services, BNL Positivity, Merchant Solutions Private Limited, Merchant Solutions Pte Limited, Merchant Solutions Sdn Bhd and STAR Network are registered with Visa and/or MasterCard as service providers for member institutions. In those situations where we are serving as service providers to member institutions, we are not an acquirer under Visa's and MasterCard's rules. Two STAR Network entities, Star Networks, Inc. and Star Processing Inc., are also processor level members of numerous debit and electronic benefits transaction ("EBT") networks in connection with processing services and other services they provide to their customers. As such, we are subject to applicable card association and network rules, which could subject us to a variety of fines or penalties that may be levied by the card associations or networks for certain acts and/or omissions by us, our sponsorees, acquirer customers, processing customers and/or merchants. We mitigate this risk by maintaining an extensive card association and network compliance function. We are also subject to network operating rules promulgated by the National Automated Clearing House Association relating to payment transactions processed by us using the Automated Clearing House Network and to various state laws regarding such operations, including laws pertaining to EBT.

        Cashcard Australia Limited ("Cashcard") is a member of the Australian Consumer Electronic Clearing System ("CECS"), which is a debit payment system regulated by network operating rules established and administered by Australian Payments Clearing Association Limited and which facilitates the clearing and settlement of ATM and Electronic Funds Transfer at Point of Sale ("EFTPOS") payments in Australia. The network operating rules impose a variety of sanctions, including suspension or termination of membership and fines for non-compliance. Cashcard also operates its own network of members, regulated by rules promulgated by Cashcard, which facilitates access to CECS for Cashcard's member institutions. To enable Cashcard to settle in CECS direct with banks and financial institutions, Cashcard maintains an Exchange Settlement Account ("ESA") which is supervised by the Reserve Bank of Australia through its delegate, the Australian Prudential Regulatory Authority ("APRA"), and which requires Cashcard to adhere to conditions imposed by APRA, such as maintaining a minimum balance in the ESA.

        Our subsidiary in Germany, TeleCash GmbH & Co. KG ("TeleCash"), is certified and regulated as a processor for domestic German debit card transactions by the Zentraler Kreditausschuss ("ZKA"), the German banking association. Failure to comply with the technical requirements set forth by the ZKA may result in suspension or termination of services.

  Credit Reporting and Debt Collections Regulations

        TeleCheck Services Inc. ("TeleCheck") is subject to the Federal Fair Credit Reporting Act ("FCRA") and various similar state laws based on TeleCheck's maintenance of a database containing the check-writing histories of consumers and the use of that information in connection with its check verification and guarantee services.

        The collection business within TeleCheck is subject to the Fair Debt Collection Practices Act and various similar state laws. FDRL has a license under the Consumer Credit Act to enable it to undertake collections activity on behalf of its card issuing customers through calls and letters to the debtors. First Data Deutschland and TeleCash in Germany each hold a license under the German Legal Services Act to undertake collections activities on behalf of its card issuing customers as well as against their own debtors.

        TeleCheck may become subject to further regulation in the future as legislatures, both federal and state, enact additional legislation aimed at regulating the collection, storage and use of data and databases regarding consumers. In particular, legislation reducing or eliminating access to and use of information on drivers licenses, requiring blocking of access to credit reports or scores, mandating score or scoring methodology disclosure and proscribing the maintenance or use of consumer databases, including a consumer's rights to affect the usable content of databases, could reduce the effectiveness of TeleCheck's risk management tools or otherwise increase its costs of doing business. Such legislation could also affect the business of First Data Solutions, which provides access to non-FCRA data for identity verification and fraud-prevention purposes, by imposing new regulatory requirements or restricting the availability and completeness of consumer data.

        In Australia, FDRA and BWA Merchant Services Pty. Ltd. are subject to the Privacy Act with respect to obtaining credit reports. No license is required but the Act regulates the persons to whom credit reports can be provided by credit reporting agencies and the uses and disclosures that can be made of the information contained in credit reports obtained about consumers.

  Payment Instrument Licensing and Regulation

        We are subject to various U.S. federal, state and foreign laws and regulations governing the sale of payment instruments, such as official checks and money orders.

        In the United States, most states license issuers of payment instruments. Many states exercise authority over the operations of our services related to the sale of payment instruments and, as part of this authority, subject us to periodic examinations. Many states require, among other things, that proceeds from the sales of such instruments be invested in high-quality marketable securities prior to the settlement of the transactions. Such licensing laws also may cover matters such as regulatory approval of consumer forms, consumer disclosures and the filing of periodic reports by the licensee, and require the licensee to demonstrate and maintain levels of net worth. Many states also require issuers of payment instruments and their agents to comply with federal and/or state anti-money laundering laws and regulations. Our payment instrument businesses also are subject to regulation by the United States, including anti-money laundering laws and regulations, including the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001 (collectively, the "BSA"). In addition, certain economic and trade sanctions programs that are administered by the Treasury Department's Office of Foreign Assets Control ("OFAC") prohibit or restrict transactions to or from or dealings with specified countries, their governments, and in certain circumstances, their nationals, and with individuals and entities that are specially-designated nationals of those countries, narcotics traffickers, and terrorists or terrorist organizations. The BSA, among other things, requires the issuers and sellers of money orders and official checks to develop and implement risk-based anti-money laundering programs, report large cash transactions and suspicious activity, and to maintain transaction records.

        Similar anti-money laundering and counter terrorist financing and proceeds of crime laws apply to movements of currency and payments through electronic transactions and to dealings with persons specified in lists maintained by the country equivalents to the OFAC lists in several other countries and require specific data retention obligations to be observed by intermediaries in the payment process. Our businesses in those jurisdictions are subject to those data retention obligations.

        We have developed and are enhancing global compliance programs to monitor and address legal and regulatory requirements and developments.

        Government agencies both inside and outside the United States may impose new or additional rules on sales of payment instruments, including regulations which (i) impose additional identification, reporting or recordkeeping requirements; (ii) limit the entities capable of providing the sale of payment instruments; and (iii) require additional consumer disclosures.

  Escheat Regulations

        We are subject to unclaimed or abandoned property (escheat) laws in the United States and abroad which require us to turn over to certain government authorities the property of others held by us that has been unclaimed for a specified period of time such as, in the Integrated Payment Systems segment, payment instruments that have not been presented for payment or, in the Merchant Services segment, account balances that cannot be returned to a merchant following discontinuation of its relationship with us. A number of our subsidiaries hold property subject to escheat laws and we have an ongoing program to comply with those laws. We are subject to audit by the states with regard to our escheatment practices.

  Privacy and Information Security Regulations

        Each of our segments provides services that may be subject to various state, federal and foreign privacy laws and regulations. Relevant federal privacy laws include the Gramm-Leach-Bliley Act, which applies directly to a broad range of financial institutions and indirectly to companies that provide services to financial institutions, and the Health Insurance Portability and Accountability Act, which applies directly to certain healthcare-related businesses and indirectly to companies that provide services to such businesses. Relevant foreign privacy laws include Directive 95/46 EC of the European Parliament and of the Council of 24 October 1995, as such directive is implemented in each member state of the European Union (however each member state has its own privacy laws which in some cases may be more restrictive than the Directive and impose additional duties on companies regarding handling/transfer of personal data); the Australian Privacy Act of 1988; and the Personal Information Protection and Electronic Documents Act in Canada. Each of these laws restricts the collection, processing, storage, use and disclosure of personal information, requires notice to individuals of privacy practices and provides individuals with certain rights to prevent use and disclosure of protected information. These laws also impose requirements for safeguarding personal information through the issuance of data security standards or guidelines. Certain state laws impose similar privacy obligations as well as, in certain circumstances, obligations to provide notification to affected individuals, state officers and consumer reporting agencies, as well as businesses and governmental agencies that own data, of security breaches of computer databases that contain personal information.

  Other

        In the European Union, Directive 2007/60 EG, the "Payment Services Directive", was released by the European Parliament and by the Council on November 13th, 2007, setting a framework for future regulation of bodies and corporations such as the national central banks, financial institutions, e-money institutes and payment institutions. The Payment Services Directive has to be implemented in the EU member states via national legislation by November 1st, 2009. It is expected that the new member state legislation will have a material impact on the development of our industry in the EU.

        Stored-value services offered to issuers by Prepaid Services in the United States and outside the United States by First Data's International businesses ("International") are subject to various federal, state and foreign laws and regulations, which may include laws and regulations related to consumer and data protection, licensing, escheat, anti-money laundering, banking, trade practices and competition and wage and employment. These laws and regulations are evolving, unclear and sometimes inconsistent and subject to judicial and regulatory challenge and interpretation, and therefore the extent to which these laws have application to, and their impact on Prepaid Services, International, financial institutions, merchants or others is in flux. At this time we are unable to determine the impact that the clarification of these laws and their future interpretations, as well as new laws, may have on Prepaid Services, International, financial institutions, merchants or others. These services may also be subject to the rules and regulations of the various international, domestic and regional schemes, Networks and Associations in which Prepaid Services, International and the card issuers participate. These schemes, Networks or Associations may, generally in their discretion, modify these rules and regulations and such modifications could also impact Prepaid Services, International, financial institutions, merchants and others.

Insurance

        We maintain general liability and product liability, property, worker's compensation, director and officer and other insurance in amounts and on terms that we believe are customary for companies similarly situated. In addition, we maintain excess insurance where we reasonably believe it is cost effective.

Legal Proceedings

        From time to time, we are involved in various litigation matters arising in the ordinary course of our business. None of these matters, either individually or in the aggregate, currently is material to us except the matters reported below.

  In Re: Concord EFS, Inc. Shareholders Litigation

        On or about April 3 and 4, 2003 two purported class action complaints were filed on behalf of the public holders of Concord's common stock (excluding shareholders related to or affiliated with the individual defendants) in the Circuit Court of Tennessee for the Thirtieth Judicial District by Charles Reed and Coralyn Stransky. The defendants in those actions were certain current and former officers and directors of Concord. The complaints generally alleged breaches of the defendants' duty of loyalty and due care in connection with the defendants' alleged attempt to sell Concord without maximizing the value to shareholders in order to advance the defendants' alleged individual interests in obtaining indemnification agreements related to litigation against Concord and its directors alleging Concord's financial statements were materially misleading and other derivative litigation. The complaints sought class certification, injunctive relief directing the defendants' conduct in connection with an alleged sale or auction of Concord, reasonable attorneys' fees, experts' fees and other costs and relief the Court deems just and proper. These complaints were consolidated into one action (In Re Concord EFS, Inc. Shareholders Litigation) and transferred to the Shelby County Circuit for the State of Tennessee.

        On or about April 2, 2003 an additional purported class action complaint was filed in the Chancery Court for Shelby County, Tennessee, by Barton K. O'Brien. The defendants were Concord, certain of its current and former officers and directors, and us. This complaint contained allegations regarding the individual defendants' alleged insider trading and alleged violations of securities and other laws and asserted that this alleged misconduct reduced the consideration offered to Concord shareholders in the proposed merger between Concord and one of our subsidiaries. The complaint sought class certification, attorneys' fees, experts' fees, costs and other relief the Court deems just and proper. Moreover, the complaint also sought an order enjoining consummation of the merger, rescinding the merger if it is consummated and setting it aside or awarding rescissory damages to members of the putative class, and directing the defendants to account to the putative class members for unspecified damages. On April 24, 2003, we filed a motion to dismiss the claims against it which was granted by the Court. On June 25, 2003, this complaint was transferred to the Shelby County Circuit Court in which In re Concord EFS, Inc. Shareholders Litigation is pending. Through a Court-ordered second amended consolidated complaint filed September 19, 2003, the two matters were consolidated.

        On October 15, 2003, the plaintiffs moved for leave to file a third amended consolidated complaint similar to the previous complaints but also alleging that the proxy statement disclosures relating to the antitrust regulatory approval process were inadequate. On October 17, 2003, the plaintiffs filed a motion for preliminary injunction to enjoin the shareholder vote on the proposed merger and/or the merger itself. The Court denied the plaintiffs' motion on October 20, 2003 but ordered deposition discovery on an expedited basis. On October 27, 2003 the plaintiffs filed a renewed motion to enjoin the shareholder vote, which was denied by the Court the same day. A motion to dismiss was filed on June 22, 2004 alleging that the claims should be denied and are moot since the merger has occurred. On October 18, 2004, the Court heard arguments on the plaintiff's motion to amend complaint and defendant's motion to dismiss. On September 12, 2006, the Court granted the plaintiff's motion to file a third amended complaint.

        On June 28, 2007, a hearing was held on Concord's motion to dismiss the third amended complaint. On May 2, 2008, the Court issued an order granting Concord's motion to dismiss the third amended complaint. On May 22, 2008 the Court entered a final judgment in favor of Concord, dismissing the action. On May 29, 2008 the plaintiffs filed a notice of appeal.

  ATM Fee Antitrust Litigation

        On July 2, 2004, Pamela Brennan, Terry Crayton, and Darla Martinez filed a class action complaint on behalf of themselves and all others similarly situated in the United States District Court for the Northern District of California against us, our subsidiary Concord EFS, Inc., and various financial institutions ("Brennan"). Plaintiffs claim that the defendants violated antitrust laws by conspiring to artificially inflate foreign ATM fees that were ultimately charged to ATM cardholders. Plaintiffs seek a declaratory judgment, injunctive relief, compensatory damages, attorneys' fees, costs and such other relief as the nature of the case may require or as may seem just and proper to the court. Five similar suits were filed and served in July, August and October 2004, two in the Central District of California (Los Angeles), two in the Southern District of New York, and one in the Western District of Washington (Seattle). The plaintiffs sought to have all of the cases consolidated by the Multi District Litigation panel. That request was denied by the panel on December 16, 2004 and all cases were transferred to the Northern District Court of California and assigned to a single judge. All cases other than Brennan were stayed.

        In Brennan, on May 4, 2005, the Court ruled on Defendants' Motion to Dismiss and Motion for Judgment on the Pleadings. The Court did not dismiss the complaint, except for a technical dismissal of the claims against us, Bank One Corporation and JPMorgan. On May 25, 2005, the plaintiffs filed an amended complaint that clarified the basis for alleging that our holding companies, Bank One Corporation and JPMorgan were liable. On July 21, 2005, Concord filed a motion for summary judgment seeking to foreclose claims arising after February 1, 2001—the date that Concord acquired the STAR network. On August 22, 2005, the Court also consolidated all of the ATM interchange cases pending against the defendants in Brennan that is now referred to collectively as the "ATM Fee Antitrust Litigation." On September 14, 2006, a hearing on our Motion for Summary Judgment was held.

        On November 30, 2006, the Court issued an order that terminated the pending motion and requested further discovery on the limited issue of procompetitive justifications for the fixed ATM interchange. On June 25, 2007, the Court issued an order resolving several disputes regarding the scope of this discovery and on August 3, 2007, Concord filed a motion for summary judgment seeking to dismiss plaintiffs' per se claims, arguing that there are procompetitive justifications for the ATM interchange. On March 24, 2008, the Court entered an order granting the defendants' motions for partial summary judgment, finding that the claims raised in this case would need to be addressed under a "Rule of Reason" analysis. On April 18, 2008, the Court entered an order certifying for appeal the March 24, 2008 order and plaintiffs filed their petition for permission of the Ninth Circuit on May 2, 2008.

  Class Action Lawsuits Challenging Merger Agreement

        Six purported class action lawsuits have been filed against us and our directors challenging the process by which we agreed to enter into the Merger Agreement. These lawsuits have been consolidated into one action in Colorado state court and one action in Delaware state court, respectively. These purported class action complaints generally allege that the members of our Board of Directors breached their fiduciary duties of care and loyalty by entering into the Merger Agreement without regard to the fairness of the transaction to our shareholders or the maximization of shareholder value. The complaints also allege that we and/or KKR aided and abetted the directors' breaches. The complaints generally seek class certification, an order enjoining consummation of the proposed merger, rescinding the proposed merger if it is consummated and setting it aside or awarding rescissory damages to members of the class, directing the defendants to exercise their fiduciary duties and account to the class members for unspecified damages, imposing a constructive trust in favor of the class for benefits improperly received by the defendants, and awarding costs and disbursements, including reasonable attorneys' fees, experts' fees and other costs and relief the Court deems just and proper.

        The parties have entered into a settlement agreement which was executed and submitted to the Colorado state court for approval on December 12, 2007. On December 17, 2007, the District Court for Arapahoe County, Colorado granted preliminary approval of the settlement. A Notice of Pendancy and Settlement of Class Action and Hearing on Proposed Settlement was transmitted to the former shareholders of FDC in January. The notice provided for shareholders to submit any objections to the proposed settlement by February 26, 2008. Two objections were received. On March 7, 2008, the Court granted final approval of the settlement.

  DataTreasury

  United States Patents No. 5,910,988 and No. 6,032,137

        In May 2002, DataTreasury Corporation ("DataTreasury") commenced action in the United States District Court for the Eastern District of Texas (the "Court") against us and our wholly owned subsidiaries First Data Merchant Services Corporation, TeleCheck Services, Inc. d/b/a Telecheck International, Inc., and Microbilt Corporation (subsequently merged into TASQ Technology, Inc.), (collectively, the "First Data Defendants"), alleging infringement of United States Patent No. 5,910,988 (the "988 Patent") and Patent No. 6,032,137 (the "137 Patent"). The complaint sought a declaration that the 988 Patent and the 137 Patent were valid and enforceable, injunctive relief, unidentified damages, pre-judgment interest, treble damages, costs of suit and attorneys' fees. The 988 Patent and the 137 Patent generally relate to remote data acquisition, encryption, centralized processing and storage.

        DataTreasury voluntarily dismissed the action filed with the Court and refiled the complaint on November 7, 2002 in the United States District Court for the Northern District of Texas asserting that the First Data Defendants infringed the 988 Patent and the 137 Patent. The complaint seeks a declaration that the 988 Patent and the 137 Patent are valid and enforceable, injunctive relief, unidentified damages, prejudgment interest, treble damages, costs of suit and attorneys' fees. On November 15, 2002, the First Data Defendants filed a motion which was granted that the case be transferred to the Court. On March 1, 2005, the Court ruled on claim construction. DataTreasury filed amended infringement contentions in September 2005. On November 5, 2005, the First Data Defendants filed ex parte requests for reexamination of the 988 Patent and the 137 Patent with the United States Patent and Trademark Office (the "USPTO"), which was granted and is currently in process. The First Data Defendants filed their final invalidity contentions in December 2005. The First Data Defendants filed a motion for summary judgment for patent invalidity on January 4, 2006.

        On September 12, 2005, DataTreasury filed a second complaint with the Court asserting that our wholly owned subsidiaries Remitco, LLC ("Remitco") and Integrated Payment Systems Inc. infringed the 988 Patent and the 137 Patent. DataTreasury seeks a declaration that the 988 Patent and the 137 Patent are valid and enforceable, injunctive relief, unidentified damages, prejudgment interest, treble damages, costs of suit and attorneys' fees.

        On November 21, 2006, the Court consolidated the two cases.

        On July 24, 2007, counsel for the parties agreed among other procedural matters to abate the case until 60 days after the issuance of reexamination certificates by the USPTO for both the 988 Patent and the 137 Patent or 60 days after the Remitco document production is completed, at which time DataTreasury will serve amended infringement contentions. In accordance with the agreement of the counsel for the parties, the Court entered an order denying as moot the pending Joint Motion for Entry of a Docket Control Order and refrained from entering a new schedule.

        The USPTO issued a Certificate of Reexamination on the '988 Ballard Patent on October 3, 2007 and on the '137 Ballard Patent on December 25, 2007.

  United States Patent No. 5,930,778:

        On February 24, 2006, DataTreasury filed a complaint with the United States District Court for the Eastern District of Texas, Marshall Division, naming more than 50 defendants, including us and our wholly owned subsidiaries Telecheck Services, Inc. and Remitco, for the infringement of Patent No. 5,930,778 (the "778 Patent"). The complaint seeks a declaration that the 778 Patent is valid and enforceable, injunctive relief, unidentified damages, prejudgment interest, treble damages, costs of suit and attorneys' fees. The 778 patent generally relates to the clearing of financial instruments. On September 25, 2007, all defendants entered into a stipulation, which, pursuant to the court's order, will result in a stay of the case pending the outcome of a pending re-examination of the 778 patent. The parties currently are engaged in mediation.

        We believe the complaints are without merit and intend to vigorously defend them.

Properties

        As of June 30, 2008, we and our subsidiaries owned or leased approximately 109 domestic properties and approximately 70 international properties. These facilities are used for operational, sales and administrative purposes, and are all currently being utilized.

	Leased Facilities		Owned Facilities
	No.	Sq. Ft.	No.	Sq. Ft.
Facilities in the United States
Mechant Services	41	915,576	3	377,280
Financial Services	34	1,026,186	16	2,074,642
Prepaid Services	4	48,118	—	—
Integrated Payment Systems	4	144,192	—	—
All Other and Corporate	6	496,820	1	57,600
International Facilities
Financial Services	3	53,171	—	—
International	57	980,220	10	557,454

        Merchant Services principal operations are conducted in Melville, New York; Hagerstown, Maryland; Coral Springs and Maitland, Florida; Kennsaw and Marietta, Georgia; and Moorpark and Roseville, California. The principal operations for Financial Services are located in Omaha, Nebraska; Chesapeake, Virginia; Chandler, Arizona; Houston, Texas; and Wilmington, Delaware. The principal operations for International are located in Basildon, United Kingdom; Frankfurt, Germany; Athens (Kryoneri) Greece; Sydney, Australia; Vienna, Austria; and Buenos Aires, Argentina. The principal operations for Prepaid Services are located in Greenwood Village, Colorado and Memphis, Tennessee. Integrated Payment Systems has principal operations in Englewood, Colorado. Our All Other and Corporate facilities include our corporate offices in Greenwood Village, Colorado.

        We believe that our facilities are suitable and adequate for our current business; however, we periodically review our space requirements and may acquire new space to meet the needs of our businesses or consolidate and dispose of or sublet facilities which are no longer required.

 MANAGEMENT

Executive Officers and Directors

        Our executive officers and directors are as follows:

Name	Age	Position
Michael D. Capellas	54	Chief Executive Officer and Chairman of the Board
Thomas R. Bell Jr.	48	Executive Vice President and Chief Strategy Officer
Peter W. Boucher	54	Executive Vice President
Edward A. Labry III	45	Senior Executive Vice President and President of the US Division
David R. Money	53	Executive Vice President, General Counsel and Secretary
Grace C. Trent	39	Executive Vice President
Philip M. Wall	50	Executive Vice President and Chief Financial Officer
David G. Yates	46	Executive Vice President and President of the International Division
James R. Fisher	52	Director
Scott C. Nuttall	35	Director
Tagar C. Olson	31	Director

        Michael D. Capellas is our Chief Executive Officer and Chairman of the Board. Mr. Capellas is a 30-year veteran of the IT industry and two-time, former Chief Executive Officer of Compaq Computer Corporation and MCI. He began his career with Schlumberger Limited and went on to hold senior management positions at Schlumberger as well as Oracle Corporation and SAP Americas. He joined Compaq in 1998 as their Chief Information Officer and was named Chairman and Chief Executive Officer in July 1999. After the merger with Hewlett Packard ("HP"), Mr. Capellas served as President of HP. In 2002, he accepted the challenge of leading MCI (then WorldCom) through the largest corporate reorganization in history. For three years, he served as MCI's president and Chief Executive Officer and oversaw the successful rebuilding of the company. Since 2006, Mr. Capellas has been serving as a senior advisor to Silver Lake Partners, an investment firm that focuses on large scale investments in technology and related industries. Mr. Capellas serves on the Board of Directors of Cisco Systems, Inc. (and its compensation committee) and the national board of the Boys and Girls Clubs of America. He holds a B.B.A. degree from Kent State University.

        Thomas R. Bell Jr. joined us as Executive Vice President and Chief Strategy Officer in October 2007. Mr. Bell joined us after 25 years at Accenture, Ltd., where he most recently served as managing director in the Communications & High Tech practice.

        Peter W. Boucher joined us as Executive Vice President of Human Resources in April 2006. From March 2003 to March 2006 he was Senior Vice President of Janus Capital Group. Mr. Boucher joined Citigroup, Inc. in January 1998 and served as Senior Human Resources Officer, Corporate Center until December 2002.

        Edward A. Labry III has been a Senior Executive Vice President since February 2006 and President of the U.S Division since September 2007. Mr. Labry served as our President of Merchant Services from January 2006 to September 2007. From May 2005 to January 2006 he was President of our Prepaid Services business and from February 2004 to May 2005 he was special assistant to our Chairman. Mr. Labry joined Concord EFS, Inc., in 1985 and most recently served as President. He is a board member of Dixon Gallery and Gardens, Hutchison School and Cumberland University.

        David R. Money has been Executive Vice President, General Counsel and Secretary since February 2007. Mr. Money was Vice President and General Counsel of Alta Health Strategies from November 1990 to October 1995 when Alta Health Strategies was acquired by us. He filled a series of increasingly responsible positions in our General Counsel's Office until being promoted to General Counsel—Level A in March 2001 and Deputy General Counsel in March 2004. Mr. Money was named our acting general counsel in June 2006 and was subsequently named Executive Vice President, General Counsel and Secretary in February 2007. Prior to November 1990 Mr. Money was a partner in the law firm of Jones, Waldo, Holbrook and McDonough in Salt Lake City, Utah.

        Grace C. Trent is our Executive Vice President for Marketing and Communications. From December 2006 to July 2007, she was a consultant to Silver Lake Partners. Prior to that, from December 2002 until February 2006, she held the position of Senior Vice President of Communications and Chief of Staff to the chief executive officer of MCI Inc. From September 1999 through November 2002, she held senior communications positions at Compaq Computer Corporation and Hewlett-Packard Company. She holds a B.A. from Rice University.

        Philip M. Wall was named executive vice president and chief financial officer in June 2008. Mr. Wall joined First Data in January 2002 as vice president, finance, for Europe card services and shortly thereafter assumed responsibility for all First Data international finance operations. Mr. Wall assumed responsibility for all First Data international finance operations and served in that capacity until June 2008. Mr. Wall has prior financial services industry knowledge serving as CFO Europe with Equifax Inc. from January 2000 to December 2002, international experience as a Financial Controller for Schlumberger Inc. serving from May 1990 to December 1999 and public audit training with KMPG from August 1986 to April 1990. He holds a mechanical engineering degree from Imperial College, London University, is a qualified Chartered Accountant and has an MBA from Oxford, Brookes University.

        David G. Yates has been an Executive Vice President and president of the International Division since September 2007. From January 2004 until September 2007, he was the president of First Data's Europe, Middle East and Africa region. Prior to joining the company, he was the senior vice president of American Management Systems, an international IT systems integration and consulting firm, where he managed the firm's New York based financial services consulting business, before returning to Europe as Managing Director. Mr. Yates has also held positions at IBM and was a Divisional Managing Director with General Electric in Germany.

        James R. Fisher was Chairman of the Board and Chief Executive Officer of Bristol West Holdings, Inc. from September 2000 through June of 2006 and was Executive Chairman of the Board of Bristol West Holdings, Inc. from July 2006 through June 2007. Mr. Fisher was a director of Alea Group Holdings (Bermuda) Ltd. from December 2001 through June 2007, and was a director of Willis Group Holdings, Limited from November 1998 through April 2006. Mr. Fisher has been the managing member of Fisher Capital Corp. L.L.C. since March 1997. From 1986 through March 1997, Mr. Fisher held various executive positions at American Re Corporation, including Senior Vice President and Chief Financial Officer. Currently, Mr. Fisher serves as a trustee of the American Foundation for the Blind and The National World War II Museum. Mr. Fisher is a trustee of Lafayette College in Easton, Pennsylvania and also serves as Vice President of the John W. Petrella Student Scholarship Fund. Mr. Fisher is also a member of the Strategic Advisory Board of Oneshield, Inc.

        Scott C. Nuttall, a Member of KKR, has been with KKR for over ten years and heads KKR's Financial Services industry team. He has played a significant role in the investments of Alea Group Holdings, Amphenol, Bristol West Holdings, Capmark Financial (formerly GMAC Commercial Holdings), First Data, KinderCare Learning Centers, Masonite International, Walter Industries and Willis Group. He is currently a member of the Board of Directors of Capmark Financial, KKR Financial Corp., Legg Mason and Masonite International. He is also actively involved in the Firm's sponsored funds, including KKR Private Equity Investors and KKR Financial. Prior to joining KKR, he was with the Blackstone Group where he was involved in numerous merchant banking and merger and acquisition transactions. He received a BS Summa Cum Laude from the University of Pennsylvania.

        Tagar C. Olson is an Executive at KKR. Prior to joining KKR in 2002, Mr. Olson was with Evercore Partners Inc. since 1999, where he was involved in a number of private equity transactions and mergers and acquisitions. Mr. Olson is also a director of Capmark Financial Group Inc., Masonite International Inc. and Visant Corporation.

Code of Ethics for Senior Financial Officers

        We have adopted a Code of Ethics for Senior Financial Officers which applies to our Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer. The Code is available on our web site at www.firstdata.com under "About", "Investor Relations", "Corporate Governance".

Audit Committee Financial Expert

        Our Audit Committee consists of Messrs. Fisher, Nuttall and Olson. The Board of Directors has determined that Mr. Fisher is an audit committee financial expert as defined by regulations of the SEC. Mr. Fisher is not independent due to his affiliation with various KKR related entities.

Equity Investment by Key Employee Participants

        Certain members of management were offered an opportunity to make equity investments in Holdings, subject to specified minimum investments. Those members of management who exercised their right to purchase Holdings' common stock were granted options to purchase additional common stock of Holdings. The shares of Holdings' common stock and the options received by management are subject to certain terms and conditions (including certain restrictions) of the management stockholders' agreement, as well as transfer limitations pursuant to applicable law. Through June 30, 2008, approximately 21.3 million shares were issued to members of management at $5.00 per share and substantially all proceeds were contributed to us. Also through June 30, 2008, 29.1 million time based options and 27.4 million performance based options, net of forfeitures, have been granted to these members of management. Time based options vest ratably over a five-year period and performance based options vest based upon FDC EBITDA targets (which targets have both annual and cumulative components). All options have an exercise price of $5.00 per share with the exception of approximately 1.7 million time based options which have an exercise price of $8.75 per share. In addition, approximately 1.9 million restricted stock units and restricted stock awards, net of forfeitures, have been granted that generally vest on September 24, 2012.

Board Observation and Management Access

        GSMP 2006 Onshore and the GS Group will have the right, so long as they and their affiliates own at least 75% of the outstanding principal amount of the senior PIK notes of Holdings, to appoint one non-voting observer to the Board of Directors of Holdings (or our principal decision making body, if not the Board of Directors of Holdings).

        Certain affiliates of GSMP 2006 Onshore and the GS Group that are "venture capital operating companies" will be provided information, access and consultation rights to management of each of Parent and Holdings and their respective subsidiaries to the extent necessary for their investment to qualify as a venture capital investment (as defined in the U.S. Department of Labor regulations).

Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions/Compensation Committee Report on Executive Compensation

        Compensation policies with respect to our executive officers have been set by the Compensation and Benefits Committee of our Board of Directors. Our management has provided information, data, analysis, updates and recommendations to the Committee. Specifically, management provided recommendations of pay levels for the executive officers, other than the Chief Executive Officer, and was responsible for the administration of our executive compensation programs and policies.

        Our Compensation and Benefits Committee and Board historically have set compensation for our executive officers based on the following objectives:

  •
  paying for performance with a significant portion of compensation contingent on individual and company performance;

  •
  aligning compensation to increased shareholder value primarily through providing compensation in the form of equity;

  •
  paying at a competitive market salary by comparing targets and actual compensation against a peer group of companies; and

  •
  driving behaviors consistent with our core values.

 EXECUTIVE COMPENSATION

Introduction

        On April 1, 2007, we entered into the Merger Agreement with Acquisition Corp. and Parent. On September 24, 2007, Acquisition Corp. merged with and into First Data, with First Data continuing as the surviving corporation. At that time, shares of First Data ceased to be listed on the New York Stock Exchange and all incumbent Board members, including the entire Compensation Committee resigned. A new Board of Directors was elected and new Compensation Committee appointed.

        The Merger that resulted in First Data becoming a subsidiary of Holdings precipitated several significant events described within this discussion and whose compensation impact is reported in the compensation disclosures. First, at the time of the Merger, all existing restricted shares held by executives became fully vested and exchanged for cash (at a price of $34.00 per share) while all vested and unvested stock options were cancelled and exchanged for their in-the-money cash value (based on the difference between $34.00 and the option strike price). Second, our Chief Executive Officer, Henry (Ric) Duques, retired and Michael Capellas became Chairman and Chief Executive Officer. Third, several executive officers departed First Data and received benefits as described in our Severance/Change-in-Control policy. As a result, the 2007 compensation tables reported in this prospectus are not reflective of a typical year in terms of the types of compensation reported as well as the makeup of the executives reported.

        However, our overall compensation approach remains consistent. Any aspects of our executive compensation philosophy, strategy, process and programs that changed during 2007 as a result of the Merger are addressed within the appropriate sections of the following discussion.

Role of the Compensation and Benefits Committee

        The Compensation and Benefits Committee (the "Committee") reviews and approves all aspects of our compensation programs for our executive officers. Specifically, under its charter, the Committee is tasked with:

  •
  establishing our compensation philosophy;

  •
  evaluating performance and setting compensation for our executive officers;

  •
  overseeing regulatory compliance with respect to compensation matters; and

  •
  delegating to and monitoring various subcommittees with responsibility for administrative and legal compliance for retirement and benefit plans.

        Prior to the Merger, the Committee charter also included the following items:

  •
  recommending compensation to the Board for Non-Executive directors; and

  •
  reviewing management's succession plans.

        Prior to the Merger, the Committee was comprised of three independent directors: Daniel P. Burhnam (Chairperson), David A. Coulter and Charles T. Russell. Following the Merger, the Board appointed a new Committee comprised of Scott Nuttall, Tagar Olson and James Fisher, each of whom is affiliated with KKR and, therefore, is not deemed an independent director.

Role of Management

        Our management provides information, data, analysis, updates and recommendations to the Committee. Specifically, management provides recommendations of pay levels for executive officers other than the Chief Executive Officer. Finally, management is responsible for the administration of our executive compensation programs and policies.

Executive Compensation Philosophy

        Our executive compensation philosophy and corresponding pay practices are designed to create a strong incentive for our executives to achieve our financial and strategic objectives, resulting in increased value for shareholders.

        Alignment of executives with shareholders is created via a primary emphasis on equity compensation, followed by a secondary emphasis on annual incentive compensation. Non-performance based elements of compensation, such as executive benefits and perquisites, which do not create any additional performance incentive or shareholder alignment, are not emphasized within our executive compensation philosophy or practices.

        First Data aligns itself aggressively in the marketplace on a total compensation basis to be able to attract and retain senior leaders. In order to achieve the desired market positioning in a manner consistent with our compensation philosophy, we aim to provide executive officers with base pay opportunities at median levels, short-term cash incentive opportunities at approximately the 75th percentile and in the past have targeted equity incentive opportunities at or above the 75th percentile. As a result of becoming privately owned, our equity programs have changed and these changes are discussed in "—Elements of Compensation—Equity".

Executive Compensation Program Objectives

        Our executive compensation objectives listed below have not changed from 2006 to 2007 or as a result of the Merger:

  •
  aligning compensation to increased shareholder value;

  •
  facilitating equity ownership;

  •
  paying for performance;

  •
  driving behaviors consistent with our core values; and

  •
  paying at a competitive market position.

        Following the Merger, all of our compensation objectives have been retained as important goals of a successful compensation strategy. However, as a company with concentrated non-public ownership, the Committee now places an even greater emphasis on alignment of compensation with increased shareholder value and facilitating equity ownership.

  Aligning Compensation to Increased Shareholder Value

        We align executive compensation with increased shareholder value by promoting and creating opportunities for significant equity ownership. By providing equity compensation which vests over time, a long-term focus on successful business results is promoted.

  Facilitating Equity Ownership

        Prior to the Merger, each executive officer was encouraged to have ownership of our common stock to align their financial interests with the interests of shareholders. Following the Merger, no ownership guidelines exist for executive officers.

        In order to promote and facilitate significant equity ownership by executive officers following the Merger, the 2007 Stock Incentive Plan for Key Employees of First Data (the "2007 Equity Plan") was adopted by the Committee. The 2007 Equity Plan allows for executive officers to purchase shares of restricted stock and receive matching grants of stock options in Holdings. The Committee believes that by requiring a personal investment in the company, the 2007 Equity Plan will go even further than the previous ownership guidelines toward both facilitating ownership and aligning executive and shareholder interests.

  Paying for Performance

        At First Data, "paying for performance" means that a significant portion of executive compensation is "at risk." As detailed below, short-term annual cash incentives are contingent on individual and company performance while long-term equity incentives are contingent on the creation of shareholder value. Together, these elements of compensation reinforce the relationship between pay and performance.

  Driving Behaviors Consistent with our Core Values

        We are entrusted with highly sensitive and confidential customer information and therefore require the highest level of integrity from our employees. Conformance with our core values is critical and is evaluated along with business and individual performance when determining executive officer compensation. Actual awards can be reduced for failure to demonstrate the core values. Our values include:

  •
  embodying the highest ethical standards;

  •
  satisfying clients by always exceeding their expectations; and

  •
  treating people with respect and dignity.

  Paying at a Competitive Market Position

        We and the Committee review our executive compensation practices and targets on an annual basis against a peer group of companies having similar revenue size, market capitalization, growth, employee size, and industry characteristics. We compete for talent against these peer group entities and other entities with similar characteristics. The Committee analyzes this information to ensure our compensation programs enable us to attract and retain top executive talent.

        In 2007, Mercer Human Resources Consulting ("Mercer") was hired as an independent consultant by the Committee to provide this data and associated analysis of First Data's competitive positioning. The Committee directed the consultant to use a peer group of fourteen companies. The 2007 peer group represents companies with similar revenue, industry, and other characteristics to First Data and is representative of the broader universe of companies with whom we compete for talent: 1) Electronic Data Systems Corp; 2) US Bancorp; 3) Computer Sciences Corp; 4) Automatic Data Processing; 5) State Street; 6) Affiliated Computer Services; 7) Fiserv; 8) Capital One Financial; 9) American Express; 10) Charles Schwab; 11) MasterCard International; 12) RR Donnelley; 13) Cigna Corporation; and 14) the Bank of New York.

        We rely on available information disclosed in proxy statements of these companies in combination with generally available market compensation survey information. Not all of our executive officers have exact counterparts in other companies and comparable proxy information is not always available. In some cases, no available market information exists for a position. In those situations, the executive's unique skills, experience, performance, and comparison to other First Data executives are important considerations in setting target pay levels.

        In connection with the Merger, the new Chief Executive Officer and the Committee established new base pay and 2008 target bonus levels for the executive officers. No subsequent adjustments to base pay or bonus targets have been made for any executive officers for 2008 and therefore no new peer group compensation data has been reviewed by the Committee in regards to 2008 compensation levels.

Elements of Compensation

        Compensation for our executive officers is delivered through:

  •
  base salary;

  •
  annual cash incentives;

  •
  equity;

  •
  perquisites;

  •
  non-qualified deferred compensation (pre-merger only); and

  •
  retirement plans.

  Base Salary

        Base salaries are set at market competitive levels (approximately 50th percentile) and reflect each executive's job responsibilities, individual skill sets and overall value to the company. Another factor that may influence base salary levels is an executive's base salary level prior to employment by First Data and the level required to recruit the executive.

        In February 2007, the Committee reviewed executive officer base salaries in light of factors including peer group compensation data, individual performance, scope of responsibilities and internal comparability among executives. As shown in the below table, base salaries were increased as of March 1, 2007 for all Named Executive Officers ("NEOs") except for Mr. Duques and Mr. Labry. Mr. Duques was not considered for a salary increase based on his interim status as Chief Executive Officer. Mr. Labry's salary was already positioned above the median target level and was held constant. All salary increases were in the range of 2.9% to 5.9% and in amounts ranging from $15,000 to $25,000. These increases were in-line with or below salary increase levels for comparable executive level positions based on external market data. The increases were made to maintain executive salaries in line with market median, per our compensation objectives.

        Following the Merger, the new Committee and the Chief Executive Officer reviewed the base salaries for all executive officers and established new salaries for all NEOs except for Mr. Labry effective as of October 1, 2007. Factors such as changes in responsibilities, external competitiveness based on peer group data, the integration of new executive officers and internal consistency and equity were all carefully considered. Changes made are reflected in the below table.

	Base Salary as of 12/31/06	Base Salary as of 3/1/07	% increase	Base Salary as of 10/1/07	% increase
Michael Capellas(1)	n/a	n/a	n/a	$1,200,000	n/a
Henry C. Duques(2)	$250,000	$250,000	0%	n/a	n/a
Kimberly Patmore	$550,000	$575,000	4.5%	$600,000	4.3%
Peter Boucher	$425,000	$450,000	5.9%	$525,000	16.7%
David Dibble	$525,000	$540,000	2.9%	$575,000	6.5%
Edward A. Labry III	$750,000	$750,000	0%	$750,000	0%
David Bailis(3)	$500,000	$525,000	5%	n/a	n/a
Pamela Patsley(3)	$600,000	$620,000	3.3%	n/a	n/a

(1)
Mr. Capellas began earning an annual base salary of $1,200,000 on the July 9, 2007 effective date of his Letter Agreement with Parent. He became Chief Executive Officer of First Data on September 24, 2007 with an annual base salary of $1,200,000.

(2)
Mr. Duques stepped down as Chief Executive Officer on September 24, 2007.

(3)
Mr. Bailis and Ms. Patsley did not perform executive officers duties following September 24, 2007.

  Annual Cash Incentive

  Plan Design and Mechanics

        Executive officers are eligible to receive a performance-based annual cash incentive under our Senior Executive Incentive Plan ("SEIP"). SEIP payouts to executive officers are based on target bonus levels established by the Committee, company and business unit financial performance and individual performance in areas such as attainment of company or business unit strategic objectives, teamwork and company leadership efforts.

        As a public company at the beginning of 2007, the Committee established an objective performance-based funding threshold with substantial uncertainty of achievement for funding the SEIP for executive officers to ensure compliance with IRS code 162m. The post-merger Committee certified that this threshold was met for 2007 which triggered the creation of a potential maximum payout pool of $15,000,000 for all executive officers. This pool can be discretionarily decreased by the Committee, but not increased.
        Financial performance for 2007 SEIP executive officer payouts was evaluated based on the following matrix which takes into consideration both attainment of revenue and net income targets for 2007, with a heavier weighting placed on net income. Management recommended the fiscal year financial targets for each of these metrics to the Committee which approved the targets for 2007. Specific financial targets are not disclosed as our business plan is highly confidential. However, our financial targets were set at a level consistent with our publicly disclosed goal of 8% to 10% annual growth in both revenue and operating income.

CORPORATE NET INCOME or BUSINESS UNIT OPERATING PROFIT
% of Plan Attainment	Under 95%		95% to 100%		100% to 105%		105% to 110%		110% & up
REVENUE
110% & up	70 100	% %	90 120	% %	110 140	% %	130 170	% %	150 200	% %
105% to 110%	60 85	% %	90 110	% %	105 130	% %	125 155	% %	145 180	% %
100% to 105%	40 70	% %	90 105	% %	100 125	% %	115 140	% %	125 160	% %
95% to 100%	20 60	% %	85 100	% %	95 110	% %	95 120	% %	95 130	% %
Under 95%	0 50	% %	30 70	% %	60 90	% %	75 100	% %	80 110	% %

        The 2007 SEIP matrix provides the Committee with the flexibility to utilize its judgment to determine bonus payout percentages from within a range deemed appropriate given the company or business unit's level of financial performance. In determining a specific payout from within the matrix, the Committee may consider factors such as achievement of strategic objectives, level of difficulty of the targets and/or other unanticipated and uncontrollable events which may have impacted results during the year. The Committee also retained full discretion to reduce the amounts payable under the plan or make other awards outside of the plan when and if circumstances warrant, however, no such reductions or payments were made in 2007.

        Financial performance for officers with corporate roles was based 100% on overall corporate performance while financial performance for officers in business unit roles was based 60% on business unit performance and 40% on overall corporate performance.

        At the beginning of the year, the Committee approved target bonus levels for all executive officers. Actual awards paid to each executive could be greater than their target bonus, up to a maximum of 200% of their target. Conversely, an executive's bonus could be less than their target, with a minimum of zero. The SEIP has an absolute maximum payout level of $3 million for the Chief Executive Officer and $1.5 million for all other executive officers.

        In accordance with Internal Revenue Code Section 409A, annual bonuses earned for a fiscal year are paid prior to March 15th of the following year. This allows sufficient time to review company financial performance, and conduct individual performance reviews prior to determining award levels.

  Determination of 2007 Awards

        Target bonus levels for executive officers are established by the Committee based on the consideration of multiple factors including: First Data's cash incentive compensation target level at the 75th percentile, each executive's base salary level, scope and responsibilities of the position and compensation opportunity as compared to other First Data executives.

        The 2007 bonuses paid in March of 2008 under the SEIP ranged from 100% up to 187.5% of each NEO's target award. Actual SEIP award levels were determined based on the financial and individual performance adjustments reflected in the following table.

	2007 SEIP Bonus Target	Corporate Financial Performance	Business Unit Financial Performance	Individual Performance Adjustment	2007 SEIP Payout
Michael Capellas(1)	n/a	n/a	n/a	n/a	n/a
Henry C. Duques(2)	$1,400,000	n/a	n/a	n/a	$1,400,000
Kimberly Patmore	$600,000	100%	n/a	100%	$600,000
Peter Boucher	$500,000	100%	n/a	105%	$525,000
David Dibble(3)	$575,000	n/a	n/a	n/a	n/a
Edward A. Labry III	$500,000	100%	100%	187.5%	$937,500
David Bailis(3)	$575,000	n/a	n/a	n/a	n/a
Pamela Patsley(3)	$650,000	n/a	n/a	n/a	n/a

(1)
Under the terms of his Letter Agreement, Mr. Capellas received a pro rated guaranteed bonus for 2007 of $867,945 based on a full-year 2007 annual bonus target of $1,800,000. As a guaranteed payment, this was not considered a performance-based payout under the SEIP. In 2008, he will participate in the SEIP with a target bonus level of 150% of his base salary.

(2)
Mr. Duques stepped down as Chief Executive Officer on September 24, 2007 and was paid a bonus under the SEIP of $1,400,000 at that time. This award recognized his strong leadership in improving First Data's financial performance and implementing a successful business strategy that culminated with shareholders receiving $34.00 per share price for FDC stock—an increase of 50% between November 26, 2005 when he returned as Chief Executive Officer and September 24, 2007.

(3)
Messrs. Dibble, Bailis and Patsley received 2007 bonus payments via severance arrangements rather than via the SEIP. Mr. Dibble served in his position through December 31, 2007 and received his full 2007 target bonus as prescribed by the Severance/Change-in-Control policy. Mr. Bailis and Ms. Patsley each received a pro rated bonus payment for 2007 based on their target bonus levels as prescribed by the Severance/Change-in-Control policy.

        Corporate and the applicable business unit performance for 2007 resulted in a calculated payout range of 90% to 105% of target for the NEOs. The Committee then considered other relevant individual performance factors such as the successful transaction closing of the Merger, restructuring, cost reduction efforts, and the implementation of strategic programs. As such, Ms. Patmore and

Mr. Boucher received awards of 100% and 105% of target, respectively. The positive individual adjustment to Mr. Labry's SEIP payout was made in recognition of his expanded role managing our domestic business and his leadership of the successful integration of multiple lines of business into a single domestic business.

  Determination of 2008 Targets

        As part of the compensation review conducted by the post-merger Committee and the new Chief Executive Officer described in the Base Salary discussion, the following bonus targets have been established for NEOs for 2008. A significant target increase was given to Mr. Labry in recognition of his increased scope as leader of our newly consolidated domestic business.

	2007 SEIP Bonus Target	2008 SEIP Bonus Target
Michael Capellas	n/a	$1,800,000
Kimberly Patmore	$600,000	$600,000
Peter Boucher	$500,000	$525,000
Edward A. Labry III	$500,000	$937,500

  Financial Metric Changes for 2008

        In 2008, executive officer payouts under the SEIP will be fully based on company performance as measured against a single company-wide EBITDA target. The SEIP financial metric has been changed from 2007 to 2008 to better align with our financial objectives as a closely held company, maximize company-wide value creation and promote teamwork and collaboration across business units and geographies. To further promote teamwork and a focus on company performance, it is anticipated that executive officer bonuses will all be paid at the same percent of target for 2008. However, the Committee does retain the right to adjust future executive officer payouts within the existing plan limits.

        These changes in the plan metrics and mechanics for 2008 are intended to maximize the alignment between executive officer and shareholder interests and to ensure a focus on our strategic priorities which are aimed at generating overall value for the company.

Equity

        The objective of our equity compensation programs is to align long term compensation opportunities with the interests of our shareholders. Equity compensation focuses on our long-term financial and stock performance.

        Under our pre-merger 2002 Long-Term Incentive Plan ("LTIP"), the Committee could award stock options, restricted stock, restricted stock units and stock appreciation rights. However, stock options and restricted stock and restricted stock units were the only long term incentive vehicles that were utilized.

        In 2007, executive officers were granted 70% of their equity value as stock options with four year ratable vesting and 30% of their equity value as restricted stock with three year ratable vesting. This combination was arrived at because it accomplishes multiple objectives:

  •
  consistency with market trends away from pure option grants and towards a mix of options and restricted shares;

  •
  allows us to better manage costs under Financial Accounting Standard 123R, "Share-Based Payment" ("SFAS 123R");

  •
  reduces share utilization and dilution compared to previous years' equity grants which were made exclusively as stock options; and

  •
  promotes share ownership because restricted stock facilitates executive officer share ownership.

  2007 Equity Awards

        Annual equity awards were granted to all executive officers in February 2007 under the LTIP. Equity award target values for 2007 were established by the Committee at a level consistent with our philosophy that equity awards are the most important element of our predominantly performance-based compensation structure and the key driver of alignment between executives and shareholders. Awards were also set at a level consistent with our objectives on market positioning for equity compensation.

        The following table provides details on the equity grants made to NEOs in conjunction with the 2007 annual equity grant. The value of restricted stock awards on their grant date was based on a per share price of $25.555 and the value of each option was determined using a Black-Scholes valuation methodology based on a per share exercise price of $25.555.

	Grant Date	Grant Date Fair Value of 2007 Equity Award	Restricted Stock Shares	Number of Options
Michael Capellas(1)	n/a	n/a	n/a	n/a
Henry C. Duques(2)	2/21/07	$7,442,256	96,000	678,800
Kimberly Patmore	2/21/07	$3,282,173	36,000	254,500
Peter Boucher	2/21/07	$2,735,299	30,000	212,100
David Dibble	2/21/07	$2,735,299	30,000	212,100
Edward A. Labry III	2/21/07	$4,157,728	45,600	322,400
David Bailis(3)	2/21/07	$3,610,854	39,600	280,000
Pamela Patsley(3)	2/21/07	$3,610,854	39,600	280,000

(1)
Mr. Capellas began earning an annual base salary of $1,200,000 on the July 9, 2007 effective date of his Letter Agreement with Parent. He became Chief Executive Officer of First Data on September 24, 2007 with an annual base salary of $1,200,000.

(2)
Mr. Duques stepped down as Chief Executive Officer on September 24, 2007.

(3)
Mr. Bailis and Ms. Patsley did not perform executive officers duties following September 24, 2007.

        Stock options granted in 2007 to NEOs under the LTIP were to vest on the basis of continued employment over a four year period, 25% becoming exercisable on each anniversary of the grant date and have a ten year term before they expire. Option repricing is expressly prohibited by the terms of the LTIP.

        Restricted stock awards granted under the LTIP were to vest one third each year on the anniversary date of the grant over a period of three years. Recipients of restricted stock received dividends on, and could vote on, the shares subject to a grant. Shares of restricted stock could not, however, be sold or otherwise transferred prior to the lapse of the restrictions.

  Impact of Merger on Equity

        As a result of the Merger, all options granted under the LTIP and predecessor equity plans were cancelled in return for consideration, while all shares of unvested restricted stock granted under the LTIP became fully vested and were purchased at the merger price of $34.00. Consideration paid for each option was calculated as the excess, if any, between the Merger per share price of $34.00 and the exercise price of the option. Post-merger, no further awards will be made under the LTIP.

        Equity compensation is a key component in achieving our most critical compensation objectives, including aligning compensation to increased shareholder value and facilitating executive ownership. Following the Merger, the Committee adopted the 2007 Stock Incentive Plan for Key Employees of First Data (the "2007 Equity Plan") as the vehicle for providing equity-based compensation for executive officers. The 2007 Equity Plan allows for executive officers to purchase shares of restricted stock and receive matching grants of stock options in Holdings.

  Post-Merger Equity Grants

        The purpose of the 2007 Equity Plan is to promote our long-term financial interests and growth by:

  •
  attracting and retaining executives with the experience and ability required to make a substantial contribution to the success of our business;

  •
  rewarding executives for long-term commitment and the creation of value over the long-term;

  •
  motivating executives by means of growth-related incentives tied to achievement of long range goals; and

  •
  aligning the interests of our executives with those of our shareholders.

        The 2007 Equity Plan allows executives to invest in First Data by purchasing shares of restricted common stock. Purchased shares are then matched with stock options. In January 2008, the Committee approved option grants to NEOs who purchased shares of restricted stock. The following table provides details on the amount of shares purchased and options granted. All option grant exercise prices are $5 per share except for 1,714,285 time based options held by Mr. Capellas, which have an exercise price of $8.75.

		Option Grants
	Shares Purchased	Time-Based	Performance Based
Michael Capellas	3,000,000	7,714,285	6,000,000
Peter Boucher	400,000	550,000	550,000
Edward A. Labry	2,500,000	3,750,000	3,750,000

        Half of the options granted have time-based vesting, whereby 20% of the options vest on each of the first five anniversaries of the merger date. The other half of the options granted are subject to EBITDA-based performance vesting. Performance-vested options are eligible to vest and become exercisable in equal increments of 20% at the end of fiscal years 2008, 2009, 2010, 2011 and 2012, but will vest on those dates only if we attain specified annual EBITDA performance targets, as determined in good faith by the Committee.

        All performance-vested options granted also vest and become exercisable on a "catch up" basis if at the end of fiscal years 2009, 2010, 2011 or 2012, the cumulative total EBITDA earned in all prior completed fiscal years exceeds the cumulative total of all EBITDA targets in effect for such years. Due to the sensitivity of our future business plans, we are not disclosing the specific EBITDA performance targets for each year.

        Vesting of time options is fully accelerated upon a Change in Control or a Liquidity Event, as defined in the 2007 Equity Plan. Vesting of performance options is fully accelerated upon a Change in Control or a Liquidity Event only if one of the following conditions is also met: (a) the Sponsor IRR (as defined in the 2007 Equity Plan) is achieved, or (b) the Sponsor Return (as defined in the 2007 Equity Plan) is achieved.

        All options granted are also subject to call rights by First Data for a period of five years following the merger date if an option holder terminates employment with First Data for any reason. If an option holder's employment is terminated due to Death, Disability, Good Reason or Not for Cause (as defined in the 2007 Equity Plan), call rights may be exercised on vested options at the fair market value share price. In this event, shares obtained through previous option exercises may be called at the fair market value share price. If the option holder's employment is terminated voluntarily or for Cause (as defined in the 2007 Equity Plan), call rights may be exercised at the lesser of the fair market value share price or the option exercise price. In this event, shares obtained through previous option exercises may be called at the lesser of the fair market value share price or the option exercise price. These provisions enhance the retention of executives who participate in the 2007 Equity Plan and incent these executives to create long-term and sustainable value.

        The Committee believes that requiring executive officers to make a personal investment in company stock, in addition to providing a significant one-time grant of stock options which are subject to a long vesting period and half of which are also subject to performance-based vesting, is an extremely effective design for generating maximum levels of motivation within our executive team and alignment between the executive team and company shareholders.

        Going forward, the Committee does not anticipate granting equity such as stock options or restricted stock on an annual or other regular basis to executive officers under the 2007 Equity Plan.

  Appointment of New Chief Financial Officer

        In June, 2008, Philip M. Wall was appointed as our Executive Vice President and Chief Financial Officer. Mr. Wall receives an annual salary of $632,000 and is eligible for a target bonus of $632,000 under the Senior Executive Incentive Plan. He is eligible for health and life benefits such as medical and dental coverage, health care and dependent care reimbursement accounts, short and long-term disability, life insurance, supplemental employee, spouse and child life insurance, basic and voluntary accidental death and dismemberment, business travel accident insurance and long-term care insurance. He also is eligible for our 401(k) plan and severance benefits under the First Data Corporation Severance/Change in Control Policy.

        In addition, Mr. Wall received a grant of options to purchase 100,000 shares of common stock of Holdings, on June 10, 2008 at the fair market value on that date under the 2007 Equity Plan on the same terms as discussed above. Prior to the grant, Mr. Wall held similar time-based options for 225,000 shares, performance-based options for 225,000 shares and 200,000 shares of common stock of Holdings.

  Grant Process

        Equity awards under the LTIP were typically granted on an annual basis each February following the public release of our earnings for the previous fiscal year. Pre-merger, the Committee only granted awards after material information regarding our performance for the preceding year had been disclosed. All equity grants under the LTIP required specific Committee approval. The exercise price for all LTIP stock option awards granted in 2007 was based on the average high and low stock market price on the date of grant without exception.

        Post-merger, our equity is no longer publicly traded, so the same timing considerations do not apply. Under the 2007 Equity Plan, stock options are only granted subsequent to an employee's investment in company restricted shares. The Committee intends this to be a one-time opportunity for eligible executives which occurred either immediately following the Merger or will occur immediately following their hire date. Equity grants under the 2007 Equity Plan will be made at the then-current fair market value, which will be determined by the full Board from time to time. Equity grants are made on the date the grant is approved by the Committee.

  Employee Stock Purchase Plan

        All domestic employees, including executive officers were eligible to participate in the Employee Stock Purchase Plan (the "ESPP") during the first half of 2007. The plan was suspended as of June 30, 2007 due to the expected Merger and delisting of First Data equity during the third quarter. The ESPP was terminated upon completion of the Merger.

        The ESPP met the requirements of Internal Revenue Code Section 423. Contributions for the purchase of shares were accumulated through payroll deductions and used to make quarterly purchases of our common stock at a price equal to a 15% discount from the lower of the market price at the beginning or end of the quarter. The maximum contribution for any participant was set at $25,000 per year.

Perequisites

        As perquisites are not performance-based, we do not emphasize them in our executive compensation program. We believe that the competitiveness of our compensation programs comes from the target levels and upside potential in our cash incentive and equity programs.

        Executive perquisites may include, on a rare occasion and upon approval by the Chief Executive Officer, the personal use of the corporate aircraft, personal use of tickets to professional sporting events, automobile leases or apartment leases. In 2007, only Mr. Duques had an apartment lease. No other named executive officers had either an automobile or apartment lease. A portion of country club membership expenses were reimbursed for Ms. Patmore in 2007, however this perquisite will no longer be provided to any executives after 2007.

        Reimbursement for relocation and moving expenses and personal financial planning up to a specified annual dollar limit ($20,000 for the first year and $10,000 for each subsequent year) are offered to our executive officers. Our relocation program is required to attract and retain top talent in a competitive environment. The program ensures a new or transferred executive can transition into their new work location as quickly and efficiently as possible. Competitive analysis indicates that the financial planning benefit is comparable to what is offered by a majority of companies with whom we compete for talent.

        The Committee reviews the appropriateness of perquisites provided to executive officers on an annual basis.

Non-qualified Deferred Compensation

        We offered the Supplemental Incentive Savings Plan-2 ("SISP-2") to a group of about 2,300 highly compensated employees within the U.S. All executive officers were eligible to participate in this unfunded non-qualified deferred compensation plan on the same terms as all other eligible employees.

        The SISP-2 allowed participants to defer compensation beyond the allowable limits within our Corporation Incentive Savings Plan ("ISP"). The SISP-2 was provided as a mechanism for participants to defer additional compensation on a pre-tax basis and receive company contributions on these deferrals on the same basis as deferrals made into the qualified ISP Plan. A full description of the plan is provided in the narrative following the Non-qualified Deferred Compensation Table.

        Messrs. Duques, Patmore, Labry and Patsley also had balances in the frozen Supplemental Incentive Savings Plan ("SISP"). This plan was a predecessor to the SISP-2.

        The SISP-2 was frozen to new contributions as of October 15, 2007. Both the SISP and SISP-2 were terminated on October 15, 2007. All balances were paid out on a taxable basis to participants on November 15, 2007. Distributions from these plans received by NEOs are reflected in the Non-qualified Deferred Compensation Table.

        The Committee chose to terminate the SISP-2 as permitted by IRS Code Section 409A as a result of the change in control associated with the Merger. As a non-qualified plan covering a large number of non-executives whose plan balances were potentially subject to forfeiture, it was determined that continuing such a plan was no longer appropriate in the post-merger environment. The plan was not considered a significant element of the executive officer compensation program and therefore has not been replaced.

Retirement Plans

        In 2007, all employees in the U.S., including executive officers, were eligible to participate in the ISP. The ISP is a qualified 401(k) plan in which all highly compensated employees eligible to participate in the SISP-2 during 2007 were eligible to defer up to 6% of eligible compensation. After one year of service, employees receive a dollar-for-dollar company matching contribution up to 3% of eligible compensation. Participants with over five years but less than ten years of service also receive an additional service-related contribution of 1.5% which is made regardless of employee contributions. Participants with ten or more years of service receive an additional service-related contribution of 3.0% which is made regardless of employee contributions. Certain employees hired prior to April 1, 1996 also receive an additional employer contribution of 3.4% (the "ISP Plus").

        We maintain the ISP to allow employees to save for their retirement on a pre-tax basis and provides company contributions to help employees build retirement savings.

        Effective on January 1, 2008, the ISP was amended to better align with our compensation philosophy and comply with the new IRS Safe Harbor rules. Key impacts of the amendments are as follows:

  •
  highly compensated employees are no longer restricted to a 6% deferral rate. They are still subject to IRS deferral limitations;

  •
  we now match 100% of deferrals up to 3% of eligible pay and 50% on deferrals of the next 1% of eligible pay;

  •
  company contributions are now 100% vested after 2 years of service;

  •
  employees are now immediately eligible to receive company matching contributions; and

  •
  service-related and ISP Plus contributions were eliminated.

        We do not currently offer a defined benefit plan to new employees, however, Mr. Duques, Ms. Patmore and Mr. Bailis are eligible to receive benefits under certain frozen defined benefit plans. These plans are fully described in the narrative following the Pension Benefits Table.

Severence and Change in Control Agreements

        In general, we do not enter into employment agreements with our employees, including our executive officers, except in the case of our former Chief Executive Officer, Mr. Duques, our current Chief Executive Officer, Mr. Capellas and Mr. Labry. All current executive officers serve at the will of the Board.

        Mr. Capellas' Letter Agreement outlines his rights to severance benefits which are the same as those for all other executive officers—a payment of two times the sum of his base salary and his target annual bonus—with a key difference being that for Mr. Capellas, this amount will be reduced on a dollar-for-dollar basis by the amount of gain realized by him on his equity investment in First Data. These severance benefits would be paid upon termination of Mr. Capellas' employment by us without "cause" or by Mr. Capellas' departure as a result of "good reason".

        We believe that reasonable and appropriate severance and change in control benefits are necessary in order to be competitive in our executive attraction and retention efforts. Our severance benefits are equivalent to those typically found in other companies and reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time. We also believe that these types of agreements are appropriate and customary in situations such as the Merger where executives have made significant personal investments in us which are generally not liquid for a significant period of time. Information regarding applicable payments under such agreements for the named executive officers is provided under "—Potential Payments Upon Termination or Change in Control."

        In July 2005, we established the First Data Corporation Severance/Change in Control Policy. The Policy provides for the payment of benefits to executive officers upon severance from First Data and/or upon a change of control. Following the Merger, the Policy was updated and restated to better align with the provisions and definitions in the 2007 Equity Plan in which all executive officers participate.

        The Policy is intended to promote uniform treatment of senior executives who are involuntarily terminated other than for "cause" or who voluntarily leave the company for "good reason" as defined under the 2007 Equity Plan. Under the updated Policy, no benefits are provided based solely on a "Change-in-Control". The Policy provides for payment of the following severance benefits:

  (i)
  A cash payment equal to the executive officer's base pay plus target bonus multiplied by 2. The updated Policy no longer provides greater benefits for the Chief Executive Officer.

  (ii)
  A cash payment equal to the executive officer's prorated bonus target for the year of termination.

  (iii)
  A cash payment equal to the financial planning benefits to which the executive officer would have been entitled to during the two years following termination.

  (iv)
  Continuation of medical, dental and vision benefits coverage for a period of 2 years, with a portion of the costs of the benefits paid by the executive officer.

  (v)
  A "Gross Up Payment" is made if it is determined that any Section 280G parachute payments provided by us to or on behalf of an eligible executive would be subject to the excise tax imposed by Code Section 4999. The Gross-Up Payment is an amount so that after payment of all taxes the eligible executive retains an amount equal to the Excise Tax imposed by Code Section 4999. Executives are eligible for this benefit regardless of whether their employment is terminated following the triggering change-in-control.

        As a condition to receiving severance benefits under the Policy, all employees are required to release us and our employees from all claims they may have against us and agree to a number of restrictive covenants which are structured to protect us from potential loss of customers or employees and the release of company confidential information.

        During 2007, several named executive officers became entitled to severance benefits under this policy, including Mr. Bailis, Mr. Dibble and Ms. Patsley. The amount and nature of these benefits are described in detail in the compensation tables and footnotes. Also in 2007, Mr. Boucher received a Gross Up Payment under the plan. This payment was made to cover the Section 4999 excise tax incurred by Mr. Boucher as a result of the accelerated vesting of his equity at the time of the Merger.

Other Benefit Plans

        All executive officers also are eligible to participate in the employee benefit plans and programs generally available to our employees, including participation in our matching gift program and coverage under our medical, dental, life and disability insurance plans.

Tax and Accounting Considerations

        In reviewing 2007 compensation, the Committee attempted to maximize the tax deductibility of executive officer compensation programs. Executive officer compensation derived from the SEIP and stock options are tax deductible, however, base pay and income derived from restricted stock grants in excess of $1 million do not meet the IRS code 162(m) qualifications for deductibility. The Committee believed that granting a limited amount of restricted stock yielded numerous benefits to us and our shareholders (as described in the Equity section above) which outweighed the potential impact of providing non-deductible compensation.

        However, as a result of the Merger, 162(m) limitations will not apply to us as our common stock is no longer registered or publicly traded. The Committee has not considered 162(m) deductibility limitations in the planning of 2008 compensation since they do not apply.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Daniel P. Burnham	$230,000	$0	$0	$0	$0	$0	$230,000
David A. Coulter	230,000	0	0	0	0	0	230,000
Alison Davis	225,000	0	0	0	0	25,000	250,000
Peter B. Ellwood	215,000	0	0	0	0	0	215,000
Courtney F. Jones	240,000	0	0	0	0	0	240,000
Richard P. Kiphart	230,000	0	0	0	0	25,000	255,000
James D. Robinson III	223,000	0	0	0	0	20,000	243,000
Charles T. Russell	215,000	0	0	0	0	0	215,000
Joan E. Spero	245,000	0	0	0	0	25,000	270,000
Arthur F. Weinbach	225,000	0	0	0	0	25,000	250,000
Tagar C. Olson	0	0	0	0	0	0	0
Scott C. Nuttall	0	0	0	0	0	0	0
James R. Fisher	0	0	0	0	0	0	0

(1)
Daniel P. Burnham, David A. Coulter, Alison Davis, Peter B. Ellwood, Courtney F. Jones, Richard P. Kiphart, James D. Robinson III, Charles T. Russell, Joan E. Spero and Arthur F. Weinbach are all former board members who served on our Board of Directors until the date of the Merger on September 24, 2007. Tagar Olson, Scott Nuttall, and James Fisher are the current board members serving since the date of the Merger and currently receive no compensation for their service.

(2)
Represents Gift Matching benefit paid during 2007. The Gift Matching Program was available to active board members through the First Data Foundation ("the Foundation"). Non-profit organizations located in the U.S. and recognized by the IRS as tax-exempt and designated a public charity under Section 501(c)(3) or Section 170(c)(1) are eligible under the plan as well as international organizations approved by the Foundation with gifts greater than $10,000. Contributions made to eligible organizations are capped at $25,000 per calendar year with a match of $1 for every $1 donated.

  Director Compensation Prior to the Merger

        Prior to the Merger, directors who were not employed by us or our affiliates were paid an annual retainer of $90,000 for service. In addition, the chairperson of the Audit Committee received an annual retainer of $25,000 and each member of the Audit Committee received an annual retainer of $10,000. The chairperson of the Compensation and Benefits Committee received an annual retainer of $15,000. The chairperson of the Corporate Governance Committee received an annual retainer of $15,000. The chairperson of the Executive Committee receives an annual retainer of $8,000.

        In addition, in lieu of annual option grants, we elected to make cash payments to the non-employee directors to compensate them for the value of grants that would otherwise have been provided to them under our equity plans for directors. Each non-employee director received $125,000 in lieu of the annual grant. Mr. Coulter, Mr. Kiphart and Ms. Spero also received a $15,000 re-election payment which reflects a pro rata portion of the re-election equity award grant that they otherwise would have received.

  Director Compensation Following the Merger

        Following the Merger, First Data Corporation directors do not receive compensation. However, all of the directors of First Data Corporation are also directors of Holdings. Beginning in 2008, non-employee directors of Holdings will be paid $40,000 per year in semi-annual installments. Directors may make an election to defer compensation earned in each calendar year under the First Data Holdings Inc. 2008 Non-Employee Director Deferred Compensation Plan. All amounts deferred will accrue earnings based on the performance of Holdings common stock and be paid to the director upon termination of the director's service, subject to acceleration of the payout under certain circumstances.

  Reimbursements

        Directors are reimbursed for their expenses incurred in attending board, committee and shareholder meetings, including those for travel, meals and lodging. Directors are also reimbursed for their expenses incurred in attending director education programs.

  Indemnification

        Our Certificate of Incorporation provides that we shall indemnify and hold harmless each director to the fullest extent permitted or authorized by the General Corporation Law of the State of Delaware.

 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Michael D. Capellas	2007	$573,077	$867,945	$0	$0	$0	$0	$83,869	$1,524,891
Chairman & CEO(6)
Henry C. Duques	2007	197,917	0	2,453,280	4,988,976	1,400,000	71,643	331,562	9,443,378
Former Chairman & CEO(7)	2006	250,000	0	0	0	1,650,000	115,994	134,374	2,150,368
Kimberly S. Patmore	2007	577,083	0	2,658,286	4,583,335	600,000	50,429	129,841	8,598,974
Executive Vice President & Chief Financial Officer	2006	545,833	550,000	808,900	638,225	600,000	71,158	116,173	3,330,289
Peter W. Boucher	2007	464,583	0	766,650	3,948,245	525,000	1,492	1,491,843	7,197,813
Executive Vice President	2006	301,042	500,000	0	610,191	0	0	27,083	1,438,316
David E. Dibble	2007	546,250	0	2,132,197	3,872,485	0	0	5,973,122	12,524,054
Executive Vice President(8)	2006	520,833	0	496,563	517,412	560,000	0	3,230	2,098,038
Edward A. Labry III	2007	750,000	0	1,165,308	5,530,868	937,500	7,997	34,782	8,426,455
Senior Executive Vice President	2006	750,000	0	0	689,883	655,000	11,733	7,971	2,114,587
David P. Bailis	2007	477,083	0	2,299,756	5,185,433	0	7,795	5,586,199	13,556,266
Former Senior Executive Vice President(9)	2006	500,000	0	438,600	575,786	575,000	2,333	58,549	2,150,268
Pamela H. Patsley	2007	616,667	0	2,750,284	5,137,324	0	11,869	6,237,978	14,754,122
Former Senior Executive Vice President(10)	2006	591,667	600,000	808,900	720,138	660,000	15,378	247,102	3,643,185

(1)
Mr. Capellas received a guaranteed bonus for 2007 per his hire agreement. Ms. Patmore and Ms. Patsley were awarded a deferred cash bonus by the Committee in 2005 which was paid in March 2006. The award was granted in recognition of strong 2004 performance in certain segments of the business and to maintain competitive compensation levels for executive officers. Mr. Boucher received a guaranteed bonus for 2006 per his hire agreement.

(2)
Amounts include all compensation expense recognized in our financial statements during 2007 in accordance with SFAS 123R with respect to all restricted shares awarded under the 1992 and 2002 First Data Long-Term Incentive Plans. As a result of the Merger, all outstanding restricted shares became vested during 2007 and therefore all compensation expense on outstanding restricted shares previously unrecognized prior to the merger date was recorded on the merger date in accordance with SFAS 123R. See Note 15 to the Consolidated Financial Statements for a discussion of the relevant assumptions used in calculating grant date fair value under SFAS 123R. For further information on awards granted in 2007, see the Grant of Plan-Based Awards Table.

(3)
Amounts include all compensation expense recognized in our financial statements during 2007 in accordance with SFAS 123R with respect to all stock options awarded under the 1992 and 2002 First Data Long-Term Incentive Plans. As a result of the Merger, during 2007 all outstanding options were cancelled and exchanged for cash equal to the difference between the $34.00 per share merger price and the option exercise price, if any. Therefore, all compensation expense on outstanding options previously unrecognized prior to the merger date was recorded on the merger date in accordance with SFAS 123R. See Note 15 to the Consolidated Financial Statements for a discussion of the relevant assumptions used in calculating grant date fair value under SFAS 123R. For further information on options granted in 2007, see the Grant of Plan-Based Awards Table.

(4)
Amounts shown include the increase in actuarial values of the qualified and non-qualified First Data Retirement Plans and above market earnings related to the Supplemental Incentive Savings Plans. For 2007, these amounts were respectively as follows: Mr. Capellas $0/0; Mr. Duques ($19,396)/$71,643; Ms. Patmore ($374)/$50,429; Mr. Boucher $0/$1,492; Mr. Dibble $0/$0; Mr. Labry $0/$7,997; Mr. Bailis ($1,024)/$7,795; Ms Patsley $0/11,869. For 2006, these amounts were respectively as follows: Mr. Capellas $0/0; Mr. Duques ($21,243)/$115,994; Ms. Patmore $17/$71,141; Mr. Boucher $0/$0; Mr. Dibble $0/$0; Mr. Labry $0/$11,733; Mr. Bailis $206/$2,127; Ms. Patsley $0/$15,378.

(5)
Full explanation of these amounts is provided in the Perquisite and Personal Benefits Table and accompanying footnotes.

(6)
Mr. Capellas' first day of employment with First Data was September 24, 2007.

(7)
Mr. Duques' last day of employment with First Data was October 14, 2007.

(8)
Mr. Dibble's last day of employment with First Data was December 31, 2007.

(9)
Mr. Bailis' last day of employment with First Data was December 1, 2007. Mr. Bailis did not perform executive officer duties following September 24, 2007.

(10)
Ms. Patsley's last day of employment with First Data was December 31, 2007. Ms. Patsley did not perform executive officer duties following September 24, 2007.

 PERQUISITE AND PERSONAL BENEFITS

Name	Year	Financial Planning ($)(1)	Employee Stock Purchase Plan ($)(2)	Qualified Defined Contribution Plans ($)(3)	Non- Qualified Defined Contribution Plans ($)(4)	Life Insurance ($)(5)	Tax Gross Up Payments ($)(6)	Severance Payments ($)(7)	280G Parachute Payments ($)	2007 Relocation Benefits ($)	Other Compensation ($)(8)		Total ($)
Michael D. Capellas	2007	$20,000	$0	$0	$0	$546	$30,290	$0	$0	$28,137	$4,896	(9)	$83,869
Henry C. Duques	2007	0	2,125	13,537	146,396	1,254	36,125	0	0	10,003	122,122	(10)	331,562
	2006	20,000	4,760	13,162	900	1,584	27,364	0	0	0	66,604	(10)	134,374
Kimberly S. Patmore	2007	10,000	1,299	21,150	77,746	1,380	9,381	0	0	0	8,885	(11)	129,841
	2006	6,327	2,709	20,680	69,882	1,311	5,086	0	0	0	10,178	(11)	116,173
Peter W. Boucher	2007	10,000	0	0	0	1,035	4,510	0	1,476,298	0	0		1,491,843
	2006	18,220	0	0	0	647	8,216	0	0	0	0		27,083
David E. Dibble	2007	10,000	0	6,750	0	855	4,804	2,933,238	3,017,475	0	0		5,973,122
	2006	1,635	0	0	0	810	785	0	0	0	0		3,230
Edward A. Labry III	2007	20,000	0	6,750	0	840	7,192	0	0	0	0		34,782
	2006	0	0	6,600	0	840	0	0	0	0	531	(12)	7,971
David P. Bailis	2007	0	0	18,225	52,119	1,139	1,196	2,747,083	2,760,343	0	6,094	(13)	5,586,199
	2006	15,331	0	8,475	20,975	1,242	8,326	0	0	0	4,200	(13)	58,549
Pamela H. Patsley	2007	10,000	0	10,125	50,512	1,518	6,654	3,276,902	2,872,127	0	10,140	(14)	6,237,978
	2006	0	0	9,900	29,635	863	79,291	0	0	0	127,413	(14)	247,102

(1)
Executive officers are eligible to receive an annual cash benefit for personal financial planning and/or tax advisory services. These benefits are grossed-up for taxes and the gross-up payment is reported in the Tax Gross-Up Payments column.

(2)
Includes the value of the discount for all stock purchased under the First Data Employee Stock Purchase Plan (ESPP). This plan was terminated at the time of the Merger.

(3)
Includes company contributions in the First Data Incentive Savings Plan (ISP), a qualified 401(k) plan.

(4)
Includes company contributions in the First Data SISP-2. This plan was terminated on October 15, 2007.

(5)
Includes the value of imputed income on life insurance premiums paid by us.

(6)
For 2007, amounts include all tax gross-up payments related to financial planning, personal corporate aircraft usage and relocation. These amounts are respectively as follows: Mr. Capellas $9,020/$1,653/$19,617; Mr. Duques $0/$6,993/$29,132; Ms. Patmore $7,718/$1,601/$0, Ms. Patmore also received a gross-up payment of $62 related to club membership dues; Mr. Boucher $4,510/$0/$0; Mr. Dibble $4,804/$0/$0; Mr. Labry $7,192/$0/$0; Mr. Bailis $0/$667/$0, Mr. Bailis also received a gross-up payment of $529 related to company-paid spousal travel; Ms. Patsley $6,178/$476/$0. For 2006, amounts shown include all tax gross up payments related to financial planning, corporate aircraft usage and supplemental savings plans. These amounts are respectively as follows: Mr. Duques $9,020/$18,340/$4; Ms. Patmore $2,763/$1,250/$1,073; Mr. Boucher $8,216/$0/$0; Mr. Dibble $785/$0/$0; Mr. Labry $0/$0/$0; Mr. Bailis $7,034/$1,012/$280; Ms. Patsley $0/$0/$452.

(7)
Includes severance benefits for: Mr. Dibble comprised of $2,300,000 representing two years base and target bonus, $575,000 representing 2007 bonus, $26,372 for health and welfare benefits and $31,866 for financial planning—all of Mr. Dibble's benefits were earned in 2007 and payable in 2008; Mr. Bailis comprised of $2,200,000 representing two years base and target bonus, $527,083 representing a pro rata 2007 bonus and $20,000 for financial planning—all of Mr. Bailis' benefits were earned and paid in 2007; Ms. Patsley comprised of $2,540,000 representing two years base and target bonus, $650,000 representing 2007 bonus, $21,078 for health and welfare benefits, $30,055 for financial planning and $35,769 for unused vacation time—all of Ms. Patsley's benefits were earned in 2007 and all benefits except for $200,000 will be paid in 2008.

(8)
Personal use of corporate aircraft is one of the items included in Other Compensation. The amounts shown for corporate aircraft usage are the incremental cost associated with the personal use of the aircraft by each of the named executive officers. The calculation of incremental cost for personal use of the corporate aircraft includes the average hourly variable costs of operating the aircraft for the year attributed to the named executive officer's personal flight activity.

(9)
Mr. Capellas' other compensation in 2007 represents personal use of company aircraft of $4,896.

(10)
Mr. Duques' other compensation in 2007 includes an apartment lease of $41,782 and personal use of company aircraft of $80,340. For 2006, Mr. Duques' other compensation includes an apartment lease of $53,288, an automobile lease of $11,000, personal use of sporting event tickets of $916 and personal use of company aircraft of $1,400.

(11)
Ms. Patmore's other compensation in 2007 includes personal use of company aircraft of $4,680 and club membership fees of $4,205. For 2006, Ms. Patmore's other compensation includes club membership fees of $7,200, personal use of sporting event tickets of $458 and personal use of company aircraft of $2,520.

(12)
Mr. Labry's other compensation includes personal use of sporting event tickets of $531 in 2006.

(13)
Mr. Bailis' 2007 other compensation includes imputed income on company-paid spousal travel of $1,154 and personal use of company aircraft of $4,940. For 2006, Mr. Bailis' other compensation includes personal use of company aircraft of $4,200.

(14)
Ms. Patsley's other compensation in 2007 includes personal use of company aircraft of $10,140. For 2006, Ms. Patsley's other compensation includes $127,413 in tax equalization payments stemming from her expatriate assignment from August 2002 to August 2004.

 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)	Market Close Price ($/Sh)(4)
Henry C. Duques	2/21/2007 2/21/2007	96,000	678,800	$25.56	$2,453,280 4,988,976	$25.57
Kimberly S. Patmore	2/21/2007 2/21/2007	36,000	254,500	25.56	919,980 2,362,193	25.57
Peter W. Boucher	2/21/2007 2/21/2007	30,000	212,100	25.56	766,650 1,968,649	25.57
David E. Dibble	2/21/2007 2/21/2007	30,000	212,100	25.56	766,650 1,968,649	25.57
Edward A. Labry III	2/21/2007 2/21/2007	45,600	322,400	25.56	1,165,308 2,992,420	25.57
David P. Bailis	2/21/2007 2/21/2007	39,600	280,000	25.56	1,011,978 2,598,876	25.57
Pamela H. Patsley	2/21/2007 2/21/2007	39,600	280,000	25.56	1,011,978 2,598,876	25.57

(1)
Grants reflected in this column are grants of restricted stock. All 2007 grants were fully vested and exchanged for cash at the time of the Merger.

(2)
Grants reflected in this column are grants of stock options. All 2007 grants were cancelled and exchanged for cash at the time of the Merger.

(3)
Grant Date Fair Value for restricted stock and options is based on SFAS 123R valuations at the time of grant. SFAS 123R valuations were based on the average high and low price of FDC stock on the date of award for restricted stock and Black-Scholes valuation for stock options.

(4)
Close price is not equal to the exercise price because the exercise price of granted stock options was set at the average of the high and low price of FDC stock on the date of the award.

  Letter Agreement with Mr. Capellas

        On September 24, 2007, we assumed a letter agreement, dated as of June 27, 2007, between Michael Capellas and Parent (the "Letter Agreement "). Pursuant to the Letter Agreement, Mr. Capellas became Chairman and Chief Executive Officer of First Data upon the completion of the Merger. Under the terms of the Letter Agreement, Mr. Capellas earned an annual base salary of $1,200,000, received a pro rated guaranteed annual bonus for 2007 based on a full-year annual bonus of $1,800,000 and thereafter will be eligible to earn a performance-based annual bonus with a target amount of 150% of his base salary. Similar to the arrangements with our other executives, upon termination of Mr. Capellas' employment by us without "cause" or by Mr. Capellas as a result of "good reason", Mr. Capellas will be entitled to a payment of two times the sum of his base salary and his target annual bonus. For Mr. Capellas, this amount will be reduced on a dollar for dollar basis by the amount of gain realized by him on his equity investment in Holdings. Under the terms of the Letter Agreement, Mr. Capellas is obligated to make an equity investment in Holdings and is entitled to receive stock option grants to purchase shares of common stock of Holdings.

  Employment Agreement with Mr. Labry

        In connection with our merger with Concord EFS, Inc., on April 1, 2003 an employment agreement was entered into with Edward A. Labry III, President of Merchant Services. The agreement provided that we would employ Mr. Labry for a base salary of $750,000 per year and that he may be eligible for additional compensation under our certain plans or arrangements. Under the agreement,

Mr. Labry agreed not to compete with us, or solicit any of our employees or customers, during his employment with us and twelve months thereafter. The initial employment period was February 26, 2004 through February 26, 2006. However, the agreement automatically extends for additional thirty (30) day periods unless either party gives notice to the other party fifteen (15) days before the end of an employment period. As of the date hereof, neither party has provided notice to terminate the agreement.

  Non-Equity Incentive Plan Compensation

        Amounts listed under the "Non-Equity Incentive Plan Compensation" column, were determined by the Compensation and Benefits Committee and were paid prior to March 15, 2008.

  Equity Awards

        The stock options were granted under the 2002 Long-Term Incentive Plan and had a ten-year term. The options were scheduled to vest in four equal installments starting on the anniversary date of the initial grant date. The grant price was based upon the average high and low market price of our common stock as reported by the New York Stock Exchange on the date of the grant.

        The restricted stock awards were granted under the 2002 Long-Term Incentive Plan. The restricted shares were scheduled to vest in three equal installments starting on the anniversary date of the initial grant date. Recipients of restricted stock received dividends and voting rights on all grants. However, the shares of restricted stock could not be sold or otherwise transferred prior to the lapse of the restrictions.

        Upon the closing Merger, all outstanding options were cancelled and exchanged for cash equal to the difference between the $34.00 per share merger price and the option exercise price, if any. All outstanding restricted shares vested upon the September 24, 2007 Merger and were exchanged for $34.00 per share.

        The value of the stock option and restricted stock awards is based on several factors including base salary, bonus target, total compensation market pay information, scope and responsibilities of the position, and compensation opportunity as compared to other internal executives. We utilized a 33% Black-Scholes valuation method to determine the number of options granted once the value of the award has been determined.

  Salary / Bonus in Proportion to Total Compensation

        Based on the 2007 base salary of the named executive officers and the aggregate fair value of equity awards granted to named executive officers in 2007, "Salary" accounted for approximately 7% of the total compensation of the named executive officers while incentive compensation accounted for approximately 93% of the total compensation of the named executive officers. This calculation is exclusive of Mr. Capellas who joined us in September 2007 and did not receive any incentive-based compensation during 2007.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END(1)

	Option Awards
Name	Company	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un- exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Henry C. Duques	WU	850,000	0	0	18.86	11/26/2010
	WU	30,742	0	0	15.90	4/2/2013
	WU	8,000	0	0	18.11	5/21/2013
	WU	4,000	0	0	19.31	7/16/2013
	WU	12,709	0	0	17.92	2/25/2014
	WU	8,000	0	0	20.12	5/19/2014
Kimberly S. Patmore	WU	60,000	0	0	9.74	3/8/2010
	WU	100,000	0	0	13.54	2/7/2011
	WU	80,000	0	0	18.77	2/6/2012
	WU	60,000	0	0	15.63	2/5/2013
	WU	100,000	0	0	18.59	2/25/2014
	WU	100,000	0	0	18.25	2/23/2015
	WU	175,000	0	0	20.65	2/22/2016
Peter W. Boucher	WU	150,000	0	0	21.64	4/17/2016
Edward A. Labry III	WU	410,625	0	0	13.31	1/4/2009
	WU	360,625	0	0	13.10	2/18/2009
	WU	410,625	0	0	13.15	2/26/2009
	WU	205,313	0	0	17.75	9/9/2010
	WU	292,000	0	0	26.28	2/22/2011
	WU	328,500	0	0	41.62	3/4/2012
	WU	30,000	0	0	19.07	12/8/2014
	WU	200,000	0	0	20.65	2/22/2016
David P. Bailis	WU	150,000	0	0	19.98	12/1/2009
	WU	150,000	0	0	20.65	12/1/2009
	WU	50,000	0	0	19.19	12/1/2009
Pamela H. Patsley	WU	200,000	0	0	20.65	12/31/2009

(1)
All FDC equity awards were cancelled upon the Merger. Western Union ("WU") equity awards were granted under the 1992 and/or 2002 First Data Long-Term Incentive Plans in connection with the spin-off of Western Union from First Data in September 2006. At that time, one option of WU was granted for each FDC option held and strike prices were adjusted accordingly to provide equivalent value.

        All unvested Western Union Equity Awards became fully vested on September 24, 2007, the date of the Merger.

 OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards
Name	Company	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Henry C. Duques(3)	FDC	1,792,251	$18,665,699	96,000	$3,264,000
	WU	200,000	651,300	0	0
Kimberly S. Patmore(4)	FDC	929,500	11,141,502	116,000	3,858,200
	WU	0	0	80,000	1,700,100
Peter W. Boucher(5)	FDC	362,100	3,010,490	30,000	1,020,000
	WU	0	0	0	0
David E. Dibble(6)	FDC	437,100	4,116,155	67,500	2,295,000
	WU	225,000	564,795	37,500	793,500
Edward A. Labry III(7)	FDC	4,716,856	77,243,351	45,600	1,550,400
	WU	1,306,768	15,381,071	0	0
David P. Bailis(8)	FDC	630,000	5,832,060	69,600	2,366,400
	WU	0	0	30,000	634,800
Pamela H. Patsley(9)	FDC	1,235,000	16,646,019	119,600	3,980,600
	WU	655,000	4,685,409	80,000	1,700,100

(1)
Includes value realized from all FDC and WU option exercises during the year as determined by the difference between the option exercise price and market price on the date of exercise and FDC options exchanged for cash as a result of the Merger. At the time of Merger, all vested and unvested FDC options were cancelled and exchanged for cash in an amount equal to the difference, if any, between the $34.00 merger stock price and the option exercise price.

(2)
Includes value realized from all FDC and WU restricted shares which vested during the year. All previously unvested restricted shares held at the time of the Merger became fully vested with a realized price of $34.00 per share for FDC shares and $21.16 per share for WU shares. Stock prices on other vesting dates during the year were: $25.53 per share for FDC and $21.90 per share for WU on February 22, 2007; $25.42 per share for FDC and $21.89 per share for WU on February 23, 2007.

(3)
Represents exercise of 200,000 options of FDC and 200,000 options of WU with a combined realized value of $3,011,340; cancellation of 1,592,251 options of FDC with a realized value of $16,305,659 in connection with the Merger; vesting of 96,000 shares of FDC with a realized value of $3,264,000 in connection with the Merger.

(4)
Represents cancellation of 929,500 options of FDC with a realized value of $11,141,502 in connection with the Merger; vesting of 10,000 shares of FDC and 10,000 shares of WU with combined realized value of $473,100 due to normal vesting; vesting of 106,000 shares of FDC and 70,000 shares of WU with a combined realized value of $5,085,200 in connection with the Merger.

(5)
Represents cancellation of 362,100 options of FDC with a realized value of $3,010,490 in connection with the Merger; vesting of 30,000 shares of FDC with a realized value of $1,020,000 in connection with the Merger.

(6)
Represents exercise of 225,000 options of WU with a realized value of $564,795; cancellation of 437,100 options of FDC with a realized value of $4,116,155 in connection with the Merger; vesting of 67,500 shares of FDC and 37,500 shares of WU with a combined realized value of $3,088,500 in connection with the Merger.

(7)
Represents exercise of 1,306,768 options of WU with a realized value of $15,381,071; cancellation of 4,716,856 options of FDC with a realized value of $77,243,351 in connection with the Merger; vesting of 45,600 shares of FDC with a realized value of $1,550,400 in connection with the Merger.

(8)
Represents cancellation of 630,000 options of FDC with a realized value of $5,832,060 in connection with the Merger; vesting of 69,600 shares of FDC and 30,000 shares of WU with a combined realized value of $3,001,200 in connection with the Merger.

(9)
Represents exercise of 655,000 options of WU with a realized value of $4,685,409; cancellation of 1,235,000 options of FDC with a realized value of $16,646,019 in connection with the Merger; vesting of 10,000 shares of FDC and 10,000 shares of WU with combined realized value of $473,100 due to normal vesting; vesting of 109,600 shares of FDC and 70,000 shares of WU with a combined realized value of $5,207,600 in connection with the Merger.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Henry C. Duques	Qualified Benefit	10.50	$263,101	$0
	Non-qualified Benefit	10.50	168,787	0
Kimberly S. Patmore	Qualified Benefit	1.37	15,467	0
	Non-qualified Benefit	1.37	0	0
David P. Bailis	Qualified Benefit	5.13	58,867	0
	Non-qualified Benefit	5.13	12,957	0

        The named executive officers in the above table participate in two First Data sponsored defined benefit pension plans: the First Data Retirement Plan, a tax-qualified plan; and the First Data Excess Benefit Retirement Plan, a non-qualified pension plan, which provides supplemental retirement and related benefits for a select group of our management and highly compensated employees. We adopted the Excess Benefit Retirement Plan to be effective January 1, 1994 and believe it serves to assist us in motivating and retaining executives of superior ability, industry and loyalty. It also serves to recognize pay over limitations set by the Internal Revenue Code. We do not have a policy regarding extra years of credited service under the plans.

        We calculate the present values shown on the table using: (i) the same discount rates it uses for FAS 87 calculations for financial reporting purposes (6.47% for both the Retirement Plan and the Excess Benefit Retirement Plan); and (ii) each plan's earliest unreduced retirement age based on the participant's age and service (age 60 for both the Retirement Plan and the Excess Benefit Retirement Plan). The present values shown in the table reflect post-retirement mortality, based on the FAS 87 assumption (the 2007 Optional Combined Mortality Table), but do not include an assumption of pre-retirement termination, mortality, or disability.

  First Data Retirement Plan

        The Retirement Plan froze benefit accruals as of December 30, 1997 for most Plan participants and as of December 30, 1998 for the remaining Plan participants. In general, the Retirement Plan provides participants with a life annuity benefit at normal retirement equal to the sum of A plus B plus C, with a minimum of D below.

  A.
  1% of Average Final Compensation multiplied by Credited Service up to five years; plus

  B.
  1.15% of Average Final Compensation multiplied by Credited Service for the next five years; plus

  C.
  1.3% of Average Final Compensation multiplied by Credited Service in excess of ten years.

  D.
  $72 multiplied by Credited Service.

        Average Final Compensation is the average of the highest five (out of the last ten) consecutive calendar years of Compensation, up to and including the year the participant's benefit is frozen. Compensation in any year for calendar years after 1989 is determined as the sum of the base rate of compensation (including any elective deferrals) on December 31 of the prior calendar year, commissions received during the prior calendar year, and overtime pay and incentive awards (including bonuses) received during the current calendar year. For calendar years before 1990, W-2 wages are used to determine Compensation. The Retirement Plan covers such earnings up to the limit imposed by Internal Revenue Code Section 401(a)(17).

        Credited Service includes years and months of employment with First Data, starting on the participant's date of hire and ending as of the participant's freeze date. For Mr. Duques, Credited Service includes his period of employment with American Express.

        Participants become fully vested in their retirement benefit upon the completion of five years of service or the attainment of age 65. Vested participants who terminate prior to becoming eligible for early retirement (age 55 and 10 years of service) may choose to receive an unreduced benefit at age 65. They may also choose to commence their benefits as early as age 55, with early retirement reductions of 7% per year from age 65. Vested participants who terminate after becoming eligible for early retirement, may commence their benefit as early as age 60 on an unreduced basis, with subsidized early retirement reductions of 5% per year from age 60. Vested participants who terminate after becoming eligible for early retirement may also receive their benefit on an unreduced basis after age 55 if their age plus service total 90 or more when payments commence.

        If the participant is disabled prior to retirement (and after attaining 5 years of service), the participant's benefit is determined based on Average Final Compensation as of the participant's date of disability and Credited Service before and after the date of disability (up through the participant's freeze date). Benefits can commence as early as the date of disability and are reduced for commencement prior to the attainment of age 60 with 10 years of service (unless the participant's attained age and years of service total 90 or more). Upon death prior to retirement, if the participant is fully vested and survived by his or her spouse, a pre-retirement survivor annuity is payable. The pre-retirement survivor annuity is equal to 50% of the accrued benefit in the Retirement Plan, reduced for early commencement, and is payable at the participant's earliest retirement age.

        The Retirement Plan offers several optional forms of payment, including joint and survivor annuities, certain and life annuities, and level income annuities. The benefit paid under any of these options is reduced so as to be equivalent to the life annuity benefit produced by the formula described above. The normal payment form is a single life annuity for unmarried participants and an unreduced 50% joint and survivor annuity for married participants. The optional 100% joint and survivor annuity form of payment for married participants is reduced so as to be equivalent to the 50% joint and survivor annuity described above.

  First Data Excess Benefit Retirement Plan

        The Excess Benefit Retirement Plan covers our employees who are participants in the Retirement Plan and whose Compensation exceeds the Internal Revenue Code Section 401(a)(17) limit with respect to any plan year. Like the Retirement Plan, benefit accruals under the Excess Benefit Retirement Plan are frozen as of December 30, 1997 for most participants and as of December 30, 1998 for remaining participants.

        The accrued benefit under the Excess Benefit Retirement Plan equals the accrued benefit that would be payable under the terms of the Retirement Plan in the form of a joint and survivor annuity for a married participant, and in the form of a single life annuity for an unmarried participant if such benefit were calculated without regard to the Internal Revenue Code Section 415 limitation and as if (i) the 401(a)(17) limitation for years prior to 1996 were $235,840 and (ii) the 401(a)(17) limitation for 1996 and later years were $1,000,000. In applying this definition of accrued benefit with respect to each participant, the accrued benefit equals the sum of A and B, where A is equal to the accrued benefit under the Retirement Plan determined by taking into account the participant's Average Final Compensation that would be taken into account under the Retirement Plan as of the participant's freeze date (using the lesser of their Compensation and $235,840) but using Credited Service as of December 31, 1995, and B is equal to the accrued benefit under the Retirement Plan determined by taking into account the participant's Average Final Compensation that would be taken into account under the Retirement Plan as of the participant's freeze date (using the lesser of their Compensation and $1,000,000) but using Credited Service accrued under the Retirement Plan during 1996 and all subsequent years (ceasing as of the participant's freeze date).

        A participant's accrued benefit under the Excess Benefit Retirement Plan will be vested at the same time and to the same extent as his or her benefit under the Retirement Plan is vested.

        Compensation and Average Final Compensation are determined under the Excess Benefit Retirement Plan in the same manner as under the Retirement Plan. In addition, with the exception of the accrued benefit calculation itself, benefits payable upon early retirement, disability and death under the Excess Benefit Retirement Plan are determined in the same manner as in the Retirement Plan. Finally, the accrued benefit under the Excess Benefit Retirement Plan is paid in the same form and is adjusted in the same manner as the form in which the participant's accrued benefit is paid and adjusted under the Retirement Plan for forms of retirement of distribution other than the normal form of benefit and when the benefit payment commences.

NONQUALIFIED DEFERRED COMPENSATION(1)

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Henry C. Duques(4)
SISP	$0	$0	$244,079	$3,398,561	$0
SISP-2	1,278,333	146,396	24,449	1,450,082	0
Kimberly S. Patmore(5)
SISP	0	0	146,270	2,246,253	0
SISP-2	31,563	77,746	53,442	858,454	0
Peter W. Boucher(6)
SISP	0	0	0	0	0
SISP-2	150,000	0	8,114	158,114	0
Edward A. Labry III(7)
SISP	0	0	31,551	484,528	0
SISP-2	0	0	0	0	0
David P. Bailis(8)
SISP	0	0	0	0	0
SISP-2	305,729	52,119	27,639	622,640	0
Pamela H. Patsley(9)
SISP	0	0	26,910	413,260	0
SISP-2	40,425	50,512	20,115	346,696	0

(1)
The SISP and SISP-2 were terminated on October 15, 2007. All account balances were distributed to participants on November 15, 2007.

(2)
These amounts are also included in the Perquisites and Personal Benefits Table and the Summary Compensation Table.

(3)
Includes the following above market interest earnings which are disclosed in the Summary Compensation Table: Mr. Duques $71,643; Ms. Patmore $50,429; Mr. Boucher $1,492; Mr. Labry $7,997; Mr. Bailis $7,795; Ms. Patsley $11,869.

(4)
Mr. Duques elected to participate in the SISP on 7/1/1990 and SISP-2 on 12/12/2006.

(5)
Ms. Patmore elected to participate in the SISP on 7/1/1993 and SISP-2 on 1/1/2005.

(6)
Mr. Boucher elected to participate in the SISP-2 on 5/17/2006.

(7)
Mr. Labry participated in the Concord Deferred Compensation Plan. Following First Data's acquisition of Concord, his balance of $369,733.48 was transferred to the SISP.

(8)
Mr. Bailis elected to participate in the SISP-2 on 12/13/2005.

(9)
Ms. Patsley elected to participate in the SISP on 4/1/2000 and SISP-2 on 1/1/2005.

        Prior to October 15, 2007, we offered an unfunded non-qualified deferred compensation plan called the SISP-2 to all director and above employees that earn an annual base salary of $95,000 or more a year. Participants were able to elect to defer up to 80% of their annual base salary and bonus. Elections were able to be made within the first 30 days of employment for new employees or in November of the prior year, and could not be changed after the beginning of the plan year (January 1st). At the time the participant enrolled in the SISP-2, the participant could choose to have an in-service withdrawal as well as a final distribution election. The in-service withdrawal requires the following: payment type (lump sum or annual installments); the year in which the payment will start; the number of annual installments (up to 5 per year); and the amount of each payment (the amount of the payment is limited to vested contributions plus earnings credited to the plan beginning January 1, following the date the in-service withdrawal election is made). If the participant left us prior to the scheduled in-service payment election, the election was cancelled and all benefits were paid according to the final distribution election. The final distribution election was made in the form of a lump sum payment (have the vested account balance paid in one payment) or quarterly or annual installments specifying the number of years over which the payments would be made (up to 10 years) and the start date of payments (an anniversary of the participants' termination up to the fifth anniversary). All participants could receive distributions for any of the following: participant leaves us, participant becomes partially and totally disabled, participant dies, or a change in control as defined by 409A. All elections, administration, and distributions for the SISP-2 are made within the guidelines and regulations of 409A.

        After one year of service, employees were eligible for our matching contributions. Employees received $1 for every $1 deferred, up to a maximum of 3% of their total compensation. The 3% maximum First Data match refers to the total combined company match allocated to the First Data 401(k) ISP and the SISP-2. First Data matching contributions could be allocated to either the First Data 401(k) ISP or SISP-2 depending on the employees' deferral rates to each plan and their compensation. After five years of service, participants were eligible to receive a Service-Related Contribution increase of 1.5% of their compensation (for a total company contribution of 4.5%). The Service-Related Contribution increased to 3% of compensation after ten years of First Data service (for a total company contribution of 6%). Service-Related Contributions are applicable to the First Data 401(k) ISP and SISP-2 in the same manner as company matching contributions as described above. In addition to the First Data match and Service-Related Contribution, participants may have been eligible for restored ISP Plus Contributions if they were hired prior to April 1, 1996 and met certain other requirements. If eligible, each payroll period, we contributed 3.4% of eligible deferred earnings. Vesting on the First Data matching contributions and their investment earnings occurred over a four year period, 25% per year for the first four years of participation in the plan. Immediate vesting occurred upon the following: reaching age 65; becoming totally and permanently disabled; dying while employed; and termination of the plan by us.

        The SISP has been frozen since December 31, 2004.

        The return rate on account balances is determined annually by us. For 2007, the SISP and SISP-2 rate of return was 7% from January 1, 2007 through September 24, 2007 and 11% from September 24, 2007 through November 15, 2007.

        The SISP and SISP-2 were terminated on October 15, 2007, all company contributions became fully vested and all account balances were distributed to participants on November 15, 2007.

Severance Benefit(1)

Name	Cash Payments ($)(2)	Health & Welfare Benefits ($)(3)	Financial Planning ($)(4)	Unvested Stock Options ($)(5)	Unvested Restricted Stock ($)(5)	Estimated 280G Tax Gross Up ($)(6)	Total ($)
Michael D. Capellas(7)	6,000,000	13,809	40,000	0	0	0	6,053,809
Kimberly S. Patmore	2,400,000	19,253	20,000	0	0	0	2,439,253
Peter W. Boucher	2,050,000	19,310	20,000	0	0	843,032	2,932,342
David Dibble(8)	2,875,000	26,372	31,866	0	0	3,017,475	5,950,713
Edward A. Labry III	2,500,000	19,310	20,000	0	0	0	2,539,310

(1)
Benefits are determined based on an assumed termination date of December 31, 2007 and the terms of our Severance/Change in Control Policy effective September 24, 2007. Executive officers are eligible to receive benefits under this plan following three months of service and in the event of an involuntary termination not for cause, death or disability or a voluntary termination for good reason.

(2)
Represents two times the sum of each executive's base salary and target bonus as of December 31, 2007.

(3)
Represents the company-paid portion of Medical, Dental and Vision benefits for each executive for a period of two years.

(4)
Represents the cash value of the financial planning benefit for each executive for a period of two years.

(5)
No stock options or restricted stock shares were held by any executives as of December 31, 2007.

(6)
Represents estimated 280G gross up payments required under the Severance/Change in Control Policy. Based on a severance date of December 31, 2007. 280G calculations included all Change in Control benefits received as a result of the Merger in addition to Severance benefits.

(7)
Per the terms of his employment agreement, Mr. Capellas' cash payments are reduced by any equity gains realized on either purchased or granted equity. As of December 31, 2007, there were no such gains.

(8)
Mr. Dibble's last day of employment with First Data was December 31, 2007. The cash payments, estimated Health and Welfare benefits and financial planning benefits shown above reflect the actual terms of his severance agreement.

        In July 2005, we established the First Data Corporation Severance/Change in Control Policy. The Policy provides for the payment of benefits to executive officers upon severance from First Data and/or upon a change of control. Following the Merger, the Policy was updated and restated to better align with the provisions and definitions in the 2007 Equity Plan in which all executive officers participate.

        The Policy is intended to promote uniform treatment of senior executives who are involuntarily terminated other than for "cause" or who voluntarily leave the company for "good reason" as defined under the 2007 Equity Plan. Under the updated Policy, no benefits are provided based solely on a "Change-in-Control". The Policy provides for payment of the following severance benefits:

  (i)
  A cash payment equal to the executive officer's base pay plus target bonus multiplied by 2. The updated Policy no longer provides greater benefits for the Chief Executive Officer.

  (ii)
  A cash payment equal to the executive officer's prorated bonus target for the year of termination.

  (iii)
  A cash payment equal to the financial planning benefits to which the executive officer would have been entitled to during the two years following termination.

  (iv)
  Continuation of medical, dental and vision benefits coverage for a period of 2 years, with a portion of the costs of the benefits paid by the executive officer.

  (v)
  A "Gross Up Payment" is made if it is determined that any Section 280G parachute payments provided by us to or on behalf of an eligible executive would be subject to the excise tax imposed by Code Section 4999. The Gross-Up Payment is an amount so that after payment of all taxes the eligible executive retains an amount equal to the Excise Tax imposed by Code Section 4999. Executives are eligible for this benefit regardless of whether their employment is terminated following the triggering change-in-control.

        As a condition to receiving severance benefits under the Policy, all employees are required to release us and our employees from all claims they may have against us and agree to a number of restrictive covenants which are structured to protect us from potential loss of customers or employees and the release of company confidential information.

        The actual payments under the policy are contingent upon many factors as of the time benefits would be paid, including elections by the executive and tax rates.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Equity Compensation Plan Information

        We do not have any compensation plans under which our common stock may be issued. Holdings, our parent company, has adopted the 2007 Stock Incentive Plan for Key Employees of First Data and its Affiliates. The following table contains certain information regarding options, warrant or rights under the plan as of May 30, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflect in column (a)) (c)
Equity compensation plans approved by security holders	56,078,380	$5.00	40,792,529
Equity compensation plans not approved by security holders	—	—	—
Total	56,078,380	$5.00	40,792,529

Beneficial Ownership

        All of our outstanding stock is held by Holdings. The following table sets forth, as of July 15, 2008, the beneficial ownership of common stock of Holdings. by each person known by us to beneficially own more than 5% of the equity securities of Holdings, each director, each Named Executive Officer and all directors and executive officers as a group. Unless otherwise indicated in the footnotes to this table, we believe that each person has sole voting and investment power of the shares.

Name	Number of Shares Beneficially Owned(1, 2)	Percent of Class
Parent(3)	1,266,800,220	98%
Michael D. Capellas	3,000,000	*
Peter W. Boucher	400,000	*
Edward A. Labry III	2,500,000	*
Phillip M. Wall(4)	200,000	*
Kimberly S. Patmore(4)	—	*
James R. Fisher	—	*
Scott C. Nuttall	—	*
Tagar C. Olson	—	*
All directors and executive officers as a group (11 persons)	7,900,000	*

*
Less than one percent

(1)
None of the shares reported were subject to a right to acquire beneficial ownership with 60 days.

(2)
No shares are pledged as security.

(3)
Parent is a limited partnership in which investment funds associated with KKR and other co-investors own the limited partnership interests. New Omaha Holdings LLC is the general partner of Parent. KKR 2006 Fund L.P. is the sole member of New Omaha Holdings LLC. KKR Associates 2006 L.P. is the general partner of KKR 2006 Fund L.P. KKR 2006 GP LLC is the general partner of KKR 2006 Associates L.P. Messrs. Henry R. Kravis, George R. Roberts, Michael W. Michelson, Perry Golkin, Johannes P. Huth, Todd A. Fisher, Alexander Navab, Marc

  Lipschultz, Reinhard Gorenflos, Scott C. Nuttall, Joseph Y. Bae, Brian F. Carroll, John K. Saer, Jr. and William J. Janetschek are members of KKR 2006 GP LLC (the "KKR 2006 GP LLC members"). Each of New Omaha Holdings LLC, KKR 2006 Fund L.P., KKR 2006 Associates L.P., KKR 2006 GP LLC and each of the KKR 2006 GP LLC Members may be deemed to share beneficial ownership of any shares beneficially owned by Parent, but disclaim such beneficial ownership except to the extent of their pecuniary interest therein. The address of each of the entities listed in this footnote is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

(4)
Effective June 10, 2008, Ms. Patmore stepped down from her role as our Chief Financial Officer. Ms. Patmore was succeeded by Mr. Wall, who was appointed as our Executive Vice President and Chief Financial Officer.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Parent Limited Partnership Agreement

        Immediately prior to the closing of the Merger, the Equity Investors and/or their assignees contributed equity to the Parent in exchange for limited partnership interests in Parent and entered into a limited partnership agreement with Parent. The limited partnership agreement contains agreements among the parties with respect to restrictions on the issuance or transfer of interests, other special corporate governance provisions (including the right to approve various corporate actions) and registration rights (including customary indemnification provisions).

Management Stockholders' Agreement

        Certain of our senior executive officers and other employees who were offered an opportunity to make an equity investment in Holdings and chose to do so entered into a stockholders' agreements. For a more detailed explanation of the management equity investment, see "Management—Equity Investment by Key Employee Participants."

        Set forth below is a summary of the principal terms of the management stockholders' agreement.

         Restrictions on Transfers.    The management stockholders' agreement restricts the transfer of shares of Holdings' common stock prior to September 24, 2012, without the approval of the board of directors of Holdings. Exceptions exist for (i) sales pursuant to an effective registration statement; (ii) sales pursuant to the exercise of tag along rights; (iii) transfers to Parent or its designees; and (iv) certain other specified exceptions, including due to termination of employment, death or disability and pursuant to Holdings' right of first refusal. Thereafter, such shares will generally be freely transferable, subject to Holdings' right of first refusal. Shares may also be put to Holdings in the event of death or disability and, prior to September 24, 2012, Holdings shall have the right to purchase all or any portion of the shares upon termination of employment.

         Lock Ups.    If any shares of common stock are offered to the public pursuant to an effective registration statement, the participant will be prohibited from effecting any public sale or distribution of common stock not covered by the registration statement from the time of receipt of a notice from Holdings that Holdings has filed or imminently intends to file such registration statement to, or within 180 days (or such shorter period as may be consented to by the managing underwriter or underwriters) in the case of the initial public offering and 90 days (or in an underwritten offering such shorter period as may be consented to by the managing underwriter or underwriters, if any) in the case of any other public offering after, the effective date of such registration statement, unless otherwise agreed to in writing by Holdings.

         Right of First Refusal.    On and after September 24, 2012 through the earlier to occur of a change in control transaction or the consummation of a public offering of a minimum size, a participant is required to notify Holdings prior to any transfer of shares to a third party and to make an irrevocable offer to sell such shares to Holdings on substantially the same terms and conditions as the proposed transfer to a third party. If Holdings does not exercise its right of first refusal or arrange for the purchase all of the shares of common stock proposed to be transferred, then the selling participant may sell all of the shares of common stock to other participants on terms no less favorable than those contained in the notice delivered to Holdings.

         Registration Rights.    Members of our executive committee have limited "piggyback" registration rights with respect to the shares of Holdings' common stock. The maximum number of shares of common stock which may be registered pursuant to a piggyback request is expected to be generally proportionate with the percentage of common stock being sold by all other sellers in such registration.

Other restrictions or limitations on these registration rights may still apply under other provisions of the management stockholder's agreement.

         Confidentiality, Non-Solicitation and Non-Compete Covenant.    For so long as a participant is employed by Holdings or one of its subsidiaries and at all times thereafter, such participant is subject to a confidentiality covenant prohibiting the participant from disclosing at any time, without Holdings' prior written consent, any non-public confidential or proprietary information pertaining to Holdings, KKR or any of their respective affiliates, except when required to perform his or her duties to Holdings or one of its subsidiaries, by law or judicial process.

        Each participant agrees, for the term of employment by Holdings or one of its subsidiaries and for two years thereafter, to be bound by customary non-solicitation and non-compete covenants. In the event that the participant breaches any of the non-solicitation, non-competition or confidentiality provisions of the management stockholder's agreement, in addition to all other remedies that may be available to Holdings, subject to certain limitations, such participant will be required to disgorge to Holdings any amounts actually paid for the repurchase of any options or common stock held by such participant.

Sponsor Management Agreement

        On September 24, 2007 and in connection with the Merger, we entered into a management agreement with affiliates of KKR pursuant to which KKR will provide management, consulting, financial and other advisory services to us. Pursuant to such agreement, KKR is entitled to receive an aggregate annual management fee of $20 million payable in quarterly installments, which amount will increase 5% annually, and reimbursement of out-of-pocket expenses incurred in connection with the provision of services. The agreement has an initial term expiring on December 31, 2019, provided that the term will be extended annually thereafter unless we provide prior written notice of our desire not to automatically extend the term. The agreement shall terminate automatically upon the consummation of an initial public offering and may be terminated at any time by mutual consent of us and KKR. The agreement also contains customary exculpation and indemnification provisions in favor of KKR and its affiliates. During the successor period from September 25, 2007 through December 31, 2007, we incurred $5.3 million of management fees.

        In addition, pursuant to such agreement, we paid KKR transaction fees of $260 million in 2007 for certain services provided in connection with the Merger and related transactions. The agreement provides that KKR also will be entitled to receive a fee equal to a percentage of the gross transaction value in connection with certain subsequent financing, acquisition, disposition, merger combination and change of control transactions, as well as a termination fee based on the net present value of future payment obligations under the agreement in the event of an initial public offering or under certain other circumstances.

Other Relationships

Michael Capellas

        On September 24, 2007, we assumed a letter agreement, dated as of June 27, 2007, between Michael Capellas and Parent. Pursuant to the letter agreement, Mr. Capellas became our Chairman and Chief Executive Officer upon the completion of the Merger. Under the terms of the letter agreement, Mr. Capellas will earn an annual base salary of $1,200,000, received a pro rated guaranteed annual bonus for 2007 based on a full-year annual bonus of $1,800,000 and thereafter will be eligible to earn a performance-based annual bonus with a target amount of 150% of his base salary. Similar to the arrangements with our other executives, upon termination of Mr. Capellas' employment by us without "cause" or by Mr. Capellas as a result of "good reason," Mr. Capellas will be entitled to a payment of two times the sum of his base salary and his target annual bonus. For Mr. Capellas, this amount will be reduced on a dollar for dollar basis by the amount of gain realized by him on his equity investment in Holdings. In accordance with the terms of the letter agreement, Mr. Capellas has made an equity investment in Holdings and has received stock option grants to purchase shares of common stock of Holdings.

The Labry Company and its Subsidiaries

        We have engaged in the following transactions with The Labry Companies and Plane Fish, LLC. Mr. Labry, an executive officer of First Data, is the sole shareholder of The Labry Companies, Inc. and sole member of Plane Fish, LLC.

        On January 31, 2006, First Data Merchant Services Corporation, our wholly owned subsidiary, entered into a four year, eight month sublease agreement with The Labry Companies, Inc. for approximately 3,600 square feet of office space in Memphis, Tennessee, including furniture, fixtures and equipment, on customary terms. We paid approximately $170,846 and $71,000 to The Labry Companies, Inc. under the sublease, in 2007 and 2008, respectively. On June 1, 2008, we terminated the sublease agreement, and paid a fee to The Labry Companies of approximately $220,000, pursuant to the terms of the sublease agreement. As of June 1, 2008, we entered into a direct lease agreement with the landlord for a larger amount of space, but including this space, for a longer term. The Labry Companies, Inc. will allow the Company to continue to use the furniture, fixtures and equipment until the earlier of the expiration or termination of the direct lease, or upon Mr. Labry's separation from the Company.

        Plane Fish, LLC owned a Twin Engine Learjet 60 aircraft which it leased to a charter company. The charter company made the aircraft available to its customers, including us. We used the aircraft solely in connection with business-related travel by Mr. Labry and our other employees. We generally received a favorable rate from the charter company for the use of the aircraft, which is believed to be below the incremental cost of operating the aircraft on our flights. On trips in which a significant number of other employees were passengers on the aircraft, however, we received a rate comparable to the market rate. In 2007, we incurred $1,029,999 in expenses to the charter company for the charter of the aircraft. Plane Fish, LLC received payments from the charter company in 2007 in the net amount of $910,034 for our use of the aircraft, from which Plane Fish, LLC paid the non-personnel operating costs for these trips. On March 17, 2008, a third party leasing company acquired the aircraft from Plane Fish, LLC for $8.5 million and we now lease the plane from the third party leasing company through a capital lease. We negotiated the $8.5 million purchase price with Plane Fish, LLC and arranged for the third party leasing company to purchase the aircraft with our commitment to lease the aircraft. We also reimbursed Plane Fish, LLC for $589,282 of additional expenses incurred in operating the aircraft from September 24, 2007 until the date of purchase that previously had not been reimbursed.

Policies Regarding the Approval of Transactions with Related Parties

        Under our Director Code of Conduct, each director must report to our General Counsel upon learning of any prospective transaction or relationship in which the director will have a financial or personal interest (direct or indirect) that is with us, involves the use of our assets, or involves competition against us (consistent with any confidentiality obligation the director may have). The General Counsel must then advise the Board of any such transaction or relationship and the Board must pre-approve any material transaction or relationship.

        Under our Code of Conduct, executive officers may not use their personal influence to get us to do business with a company in which they, their family members or their friends have an interest. In situations where an executive officer is in a position of influence or where a conflict of interest would arise, the prior approval of the General Counsel is required.

Independence of Directors

        Prior to the Merger, the Board of Directors determined that former directors Daniel P. Burnham, David A. Coulter, Alison Davis, Peter B. Ellwood, Courtney F. Jones, Richard P. Kiphart, Charles T. Russell, Joan E. Spero and Arthur F. Weinbach were independent under the requirements of the New York Stock Exchange. In applying those standards, the Board viewed the following relationships as being immaterial for purposes of determining independence: (i) owning or holding options to acquire our common stock, (ii) service as an officer or employee of us or our subsidiaries that ended more than five years ago, (iii) any prior service as an interim Chief Executive Officer of First Data, (iv) employment or affiliation with our auditor that ended more than five years ago, (v) having a family member that is our employee but not our executive officer, (vi) any relationship that is not required to be disclosed in our annual Proxy Statement, and (vii) owning part of a company in which we also have an ownership interest if there is no other material relationship between us and such company. All other relationships were reviewed on a case-by-case basis. All of the former directors that were members of the Audit, Compensation and Benefits and Corporate Governance Committees were deemed to be independent under the rules of the New York Stock Exchange.

        Following the Merger, we became privately held and none of the members of the newly constituted Board of Directors are independent. Mr. Capellas is not independent as he is employed by us and Messrs. Fisher, Nuttall, and Olson are not independent as they are affiliated with KKR.

 DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

  Overview

        In connection with the Transactions, we entered into the senior secured credit facilities dated as of September 24, 2007, as amended and restated as of September 28, 2007, with Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P., HSBC Securities (USA) Inc., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint bookrunners and Credit Suisse, Cayman Islands Branch, as administrative agent, swingline lender and letter of credit issuer and Citibank, N.A., as syndication agent.

        The senior secured credit facilities provide senior secured financing of $14,000.0 million and €709.2 million, consisting of a:

  •
  $13,000.0 million senior secured term loan facility with a seven year maturity, approximately $1,000.0 million (€709.2 million as of September 24, 2007) of which was available in euros and $225.0 million of which was available in the form of a delayed draw term loan facility, which is approximately the amount of Previously Existing Notes not tendered and remaining outstanding after consummation of the tender offers for such notes, and remains available from time to time prior to December 31, 2008 (the facility may be drawn as the Previously Existing Notes are repaid, of which $25.6 million was drawn in December 2007 when such a repayment did occur); and

  •
  $2,000.0 million senior secured revolving credit facility with a term of six years, which is available in dollars, euros, pounds sterling and other agreed upon currencies.

        The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice referred to as the swingline loans.

  Interest Rate and Fees

        Borrowings under the senior secured credit facilities bear interest at a rate equal to, at our option, either (a) LIBOR for deposits in the applicable currency plus an applicable margin or (b) the higher of (1) the prime rate of Credit Suisse and (2) the federal funds effective rate plus 0.50%, plus an applicable margin. We, however, made an irrevocable election to pay interest for the senior secured term loan facility solely under option (a). The initial applicable margin for borrowings is 1.75% with respect to base rate borrowings and 2.75% with respect to LIBOR borrowings under the senior secured revolving credit facility and the term loan facility. The applicable margins may be reduced subject to our attaining certain leverage ratios.

        In addition to paying interest on outstanding principal under the senior secured credit facilities, we are required to pay a commitment fee to the lenders under the senior secured credit facilities (including the delayed draw portion of the term loan facility) in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum for the revolving credit facility and 0.75% on the delayed draw portion of the term loan facility. The commitment fee rate in respect of the revolving credit facility may be reduced subject to our reducing our leverage to specified ratios. We must also pay customary letter of credit fees.

  Prepayments

        The senior secured credit facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

  •
  50% (which percentage will be reduced to 25% if our total leverage ratio is 7.0x or less and to 0% if our total leverage ratio if our total leverage ratio is 6.0x or less) of our annual excess cash flow; and

  •
  100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property, if we do not reinvest or commit to reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 15 months as long as such reinvestment is completed within 180 days from the date of any such commitment to reinvest.

  •
  100% of the net cash proceeds of any incurrence of debt, other than proceeds from the debt permitted under the senior secured credit facilities, except for a specified debt basket, which requires application of the proceeds to such prepayment.

        In addition, a $4,336.8 million tranche of the dollar-denominated term loan facility and a €470.4 million tranche of the euro-denominated loans under the term loan facility are subject to a prepayment premium on any mandatory repayments (other than mandatory prepayments arising from excess cash flow) equal to (i) 3%, in the case of any such prepayment made prior to the first anniversary of the original closing date, (ii) 2%, in the case of any such prepayment made on or after the first anniversary of the original closing date, but prior to the second anniversary of the original closing date, and (iii) 1%, in the case of any such prepayment made on or after the second anniversary of the original closing date, but prior to the third anniversary of the original closing date.

        We may voluntarily repay outstanding loans under the senior secured credit facilities without premium or penalty, subject to the following:

  •
  voluntary prepayments on up to $3,000.0 million of the outstanding loans under the term loan facility will be subject to a make-whole premium for any prepayments made prior to December 24, 2010. Such make-whole premium will be computed using a discount rate equal to the treasury rate plus 0.50% of all interest that would accrue on the prepaid loans from prepayment date until December 24, 2010, computed using the LIBOR rate for a three month interest period plus the margin applicable to such prepaid loans in effect on such date. The make-whole premium will be subject to equity "claw-back" provisions customary for high-yield financings.

  •
  prepayments on all LIBOR loans will be subject to customary "breakage" costs.

        We may prepay outstanding loans under the revolving credit facility at any time.

  Amortization

        The term loan facility will amortize in equal quarterly installments in aggregate annual amounts equal to 1% of the original funded principal amount of such facility, with the balance being payable on the final maturity date of such term loans. The delayed draw term loan facility will amortize in equal quarterly installments in aggregate annual amounts equal to 1% of the outstanding principal amount of such facility outstanding on March 31, 2009 with the balance being payable on the final maturity date of such delayed draw term loans.

        Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity, six years from the date of the closing of the senior secured credit facilities.

  Guarantee and Security

        All obligations under the senior secured credit facilities are unconditionally guaranteed by substantially all existing and future, direct and indirect, wholly owned material domestic subsidiaries other than Integrated Payment Systems Inc.

        All obligations under the senior secured credit facilities, and the guarantees of such obligations, are secured, subject to permitted liens and other exceptions, by:

  •
  a first-priority lien on the capital stock owned by us or by any U.S. guarantor in each of their respective subsidiaries (limited, in the case of capital stock of foreign subsidiaries, to 65% of the voting stock of first tier foreign subsidiaries);

  •
  a first-priority lien on substantially all of our present and future assets of and those of each guarantor other than (i) certain real property, (ii) settlement assets and (iii) deposit accounts, other bank or securities accounts, cash, leaseholds, excluded stock and stock equivalents, motor-vehicles and other customary exceptions.

  Certain Covenants and Events of Default

        The senior secured credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to:

  •
  incur additional indebtedness;

  •
  create liens;

  •
  enter into sale and leaseback transactions;

  •
  engage in mergers or consolidations;

  •
  sell or transfer assets;

  •
  pay dividends and distributions or repurchase our capital stock;

  •
  make investments, loans or advances;

  •
  prepay certain indebtedness (including the notes);

  •
  make certain acquisitions;

  •
  engage in certain transactions with affiliates;

  •
  amend material agreements governing certain indebtedness (including the notes); and

  •
  change our lines of business.

        The senior secured credit facilities also require us to maintain a maximum senior secured leverage ratio and contain certain customary affirmative covenants and events of default, including a change of control.

Senior Unsecured Debt

  Overview

        In connection with the Transactions, we entered into the Senior Unsecured Interim Loan Agreement, the Amended Senior Unsecured Interim Loan Agreement and the First Senior Amendment, with Citibank, N.A., as administrative agent.

        Our senior unsecured credit facilities provided senior unsecured financing of $6,500.0 million. This consists of a:

  •
  $3,750.0 million senior unsecured cash-pay term loan facility with a term of eight years, $2,200.0 million of which was repaid on October 24, 2007 (and which is the subject of this exchange offer) and $1,550 million of which remains outstanding (the "initial cash-pay loans"); and

  •
  $2,750.0 million senior unsecured PIK term loan facility with a term of eight years (the "initial PIK loans" and, together with the initial cash-pay loans, the "initial loans").

        If any borrowings under the senior unsecured credit facilities remain outstanding on September 24, 2008 (the "initial maturity date"), the lenders in respect of the initial cash-pay loans will have the option on September 24, 2008 and on the 15th day of each calendar month thereafter to exchange such initial cash-pay loans for senior cash-pay exchange notes and the lenders in respect of the initial PIK loans will have the option on September 24, 2008 and on the 15th day of each calendar month thereafter to exchange such initial PIK loans for senior PIK exchange notes that we will issue under a senior exchange note indenture. The maturity date of any initial loans that are not exchanged for senior exchange notes will automatically be extended to September 24, 2015 (the "final maturity date"). The senior exchange notes will also mature on the final maturity date. Holders of the senior exchange notes will have registration rights.

  Interest Rate

        Borrowings under the senior unsecured credit facilities for the first six-month period from the closing of the senior unsecured credit facilities bore interest at a rate equal to LIBOR plus (i) 350 basis points, in the case of the initial cash-pay loans and (ii) 450 basis points, in the case of the initial PIK loans (in each case, the "initial margin"). Interest for the three-month period commencing at the end of the initial six-month period was payable at prevailing LIBOR for the interest period plus (A) the initial margin plus (B) 50 basis points.

        On June 19, 2008, we entered into an amendment to the senior unsecured credit facilities, which increased the interest rates on borrowings (i) at any date on or after June 19, 2008 and prior to August 18, 2008, to 8.490% per annum with respect to senior unsecured cash-pay facility and 9.320% per annum with respect to senior unsecured PIK facility, and (ii) at any date on or after August 18, 2008, to 9.875% per annum with respect to senior unsecured cash-pay facility and 10.550% per annum with respect to senior unsecured PIK facility. The senior unsecured PIK facility will accrue interest that will be paid entirely by increasing the principal amount of the senior unsecured PIK facility for any interest payment period up to and including September 30, 2011. Beginning on October 1, 2011, interest on the senior unsecured PIK facility will be payable in cash.

        If issued, the interest rate on the senior PIK exchange notes and the senior cash-pay exchange notes (together, the "senior exchange notes") will be the same as the interest rate borne by the initial loans.

  Prepayments and Redemptions

        Until the initial maturity date, the senior unsecured credit facilities will require us to prepay outstanding initial loans with the net proceeds of:

  •
  the sale of any assets outside the ordinary course of business, if we do not commit to reinvest those proceeds in assets to be used in our business or to repay borrowings under our senior secured credit facilities;

  •
  the issuance of any senior debt securities or refinancing debt; and

  •
  the public issuance of any equity;

subject to certain exceptions.

        Following the initial maturity date, the mandatory redemption provisions under the senior unsecured credit facilities will be replaced with the requirement to make an offer to repay the initial loans and repurchase senior exchange notes with net proceeds from specified asset sales in a manner consistent with the requirements under the indenture relating to the notes. In addition, after any payments required to be made to repay our senior secured credit facilities, we will be required to offer to repay initial loans and, if issued, to repurchase the senior exchange notes upon the occurrence of a change of control.

        We may voluntarily repay outstanding initial loans, in whole or in part, subject to restrictions and upon terms substantially identical to those contained in the senior exchange notes. The senior exchange notes will be non-callable until September 30, 2011, subject to equity clawback and make-whole provisions consistent with those applicable to the notes, and will be callable thereafter at par plus accrued interest plus a premium equal to 50% of the coupon in effect on the date of sale of such senior exchange note to a third-party purchaser. The premium will decline ratably on each yearly anniversary of the date of such sale to zero two years prior to the eighth anniversary after the closing of the senior unsecured credit facilities.

  Guarantee

        All obligations under the senior unsecured credit facilities are and, if the senior exchange notes are issued, the senior exchange note indenture will be, jointly and severally guaranteed on a senior basis by each of our domestic subsidiaries that guarantees obligations under our senior secured credit facilities.

  Certain Covenants and Events of Default

        The senior unsecured credit facilities and the senior indenture contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to:

  •
  incur additional indebtedness;

  •
  create liens;

  •
  engage in mergers or consolidations;

  •
  sell or transfer assets and subsidiary stock;

  •
  pay dividends and distributions or repurchase its capital stock;

  •
  make certain investments, loans or advances;

  •
  prepay certain indebtedness;

  •
  enter into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances; and

  •
  engage in certain transactions with affiliates.

        In addition, the senior unsecured credit facilities and the senior exchange note indenture impose certain requirements as to future subsidiary guarantors. The senior unsecured credit facilities and the senior exchange note indenture also contain certain customary events of default.

        Obligations under the senior unsecured credit facilities and the notes will be treated as a single class for voting purposes.

Senior Subordinated Unsecured Debt

  Overview

        In connection with the Transactions, we entered into the Senior Subordinated Interim Loan Agreement, the Amended Senior Subordinated Interim Loan Agreement and the First Senior Subordinated Amendment, with Citibank, N.A., as administrative agent (the "senior subordinated unsecured credit facility").

        Our senior subordinated unsecured credit facility provides senior subordinated unsecured financing of $2,500.0 million, consisting of a $2,500.0 million senior subordinated unsecured term loan facility with a term of eight and a half years (the "initial subordinated loans").

        If any borrowings under the senior subordinated unsecured credit facility remain outstanding on September 24, 2008 (the "initial maturity date"), the lenders in respect of the initial subordinated loans will have the option on September 24, 2008 and on the 15th day of each calendar month thereafter to exchange such initial subordinated loans for senior subordinated exchange notes that we will issue under a senior subordinated indenture. The maturity date of any initial subordinated loans that are not exchanged for senior subordinated exchange notes will automatically be extended to March 31, 2016 (the "final maturity date"). The senior subordinated exchange notes will also mature on the final maturity date. Holders of the senior subordinated exchange notes will have registration rights.

  Interest Rate

        Borrowings under the senior subordinated unsecured credit facility for the first six-month period from the closing of the senior subordinated unsecured credit facility bore interest at a rate equal to LIBOR plus (i) 475 basis points (the "initial margin"). Interest for the three-month period commencing at the end of the initial six-month period was payable at prevailing LIBOR for the interest period plus (A) the initial margin plus (B) 50 basis points.

        On June 19, 2008, we entered into an amendment to the senior subordinated unsecured credit facility, which increased the interest rates on borrowings (i) at any date on or after June 19, 2008 and prior to August 18, 2008 to 9.800% per annum, and (ii) at any date on or after August 18, 2008, to 11.250% per annum.

        If issued, the interest rate on the senior subordinated exchange notes will be the same as the interest rate borne by the initial subordinated loan.

  Prepayments and Redemptions

        Until the one-year anniversary (the "initial maturity date") of the closing of the senior subordinated unsecured credit facility, the senior subordinated unsecured credit facility will require us to prepay outstanding initial subordinated loans with the net proceeds of:

  •
  the sale of any assets outside the ordinary course of business, if we do not commit to reinvest those proceeds in assets to be used in our business or to repay borrowings under our senior secured and unsecured credit facilities;

  •
  the issuance of any senior subordinated debt securities or refinancing debt; and

  •
  the public issuance of any equity;

  •
  subject to certain exceptions.

        Following the initial maturity date, the mandatory redemption provisions under the senior subordinated unsecured credit facility will be replaced with the requirement to make an offer to repay the initial subordinated loans and repurchase senior subordinated exchange notes with net proceeds from specified asset sales in a manner consistent with the requirements under the indenture relating to the notes. In addition, after any payments required to be made to repay our senior secured and unsecured credit facilities, we will be required to offer to repay initial subordinated loans and, if issued, to repurchase the senior subordinated exchange notes upon the occurrence of a change of control.

        We may voluntarily repay outstanding initial subordinated loans, in whole or in part, subject to restrictions and upon terms substantially identical to those contained in the senior subordinated exchange notes. The senior subordinated exchange notes will be non-callable until September 30, 2011, subject to equity clawback and make-whole provisions consistent with those applicable to the notes, and will be callable thereafter at par plus accrued interest plus a premium equal to 50% of the coupon in effect on the date of sale of such senior subordinated exchange note to a third-party purchaser. The premium will decline ratably on each yearly anniversary of the date of such sale to zero two years prior to the eight-and-a-half year anniversary after the closing of the senior subordinated unsecured credit facility.

  Guarantee

        All obligations under the senior subordinated unsecured credit facility are and, if the senior subordinated exchange notes are issued, the senior subordinated indenture will be, jointly and severally guaranteed on a senior subordinated basis by each of our domestic subsidiaries that guarantees obligations under our senior secured credit facilities.

  Certain Covenants and Events of Default

        The senior subordinated unsecured credit facility and the senior subordinated indenture contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to:

  •
  incur additional indebtedness;

  •
  engage in mergers or consolidations;

  •
  sell or transfer assets and subsidiary stock;

  •
  pay dividends and distributions or repurchase its capital stock;

  •
  make certain investments, loans or advances;

  •
  prepay certain indebtedness;

  •
  enter into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances; and

  •
  engage in certain transactions with affiliates.

        In addition, the senior subordinated unsecured credit facility and the senior subordinated indenture impose certain requirements as to future subsidiary guarantors. The senior subordinated unsecured credit facility and the senior subordinated indenture also contain certain customary events of default.

Foreign Lines of Credit

  First Data Deutschland

        We have two lines of credit associated with First Data Deutschland, which totaled €160 million (approximately US$251 million as of June 30, 2008), of which approximately US$131.7 million was available for borrowings as of June 30, 2008. One of the lines of credit, by Commerzbank Aktiengesellschaft, totals €100 million (approximately US$156.9 million as of June 30, 2008) and is renewable on an annual basis. The second line of credit, by Landesbank Hessen-Thurigen (HELABA), totals €60 million (approximately US$94.1 million as of June 30, 2008) and is renewable every six months. Each of these lines of credit is subject to customary termination rights of the lenders. Borrowings against lines of credit associated with First Data Deutschland are used for settlement funding only and bear interest at the rate of Euro OverNight Index Average plus 50 to 60 basis points.

  Cashcard Australia, Ltd.

        We also have lines of credit associated with Cashcard Australia, Ltd., which totaled 160 million Australian dollars (approximately US$154 million as of June 30, 2008), US$87.2 million of which was available for borrowings as of June 30, 2008. Borrowings against lines of credit associated with Cashcard Australia, Ltd. are used for settlement funding only and bear interest at the rate of Australian Bank Bill Swap Rate plus 35 basis points. These lines of credit are renewable on an annual basis and may be terminated by the lender upon customary events of default which are not cured within 30 days.

  First Data Polska

        We have two credit facilities associated with First Data Polska which are periodically used to fund settlement activity. The maximum amount available under these facilities, which varies for peak needs during the year, totaled approximately 245 million Polish zloty (approximately US$114 million as of June 30, 2008), almost all of which was available for borrowing as of June 30, 2008. These lines of credit are renewed annually. Borrowings against these lines of credit are used for settlement funding only and bear interest at the rate of WIBOR (Polish LIBOR) plus 50 basis points.

  Allied Irish Banks, p.l.c.

        We have two lines of credit with First Merchant Processing (Ireland) Limited, which total €245 million (approximately US$384 million as of June 30, 2008). Both lines are provided by our joint venture partner, Allied Irish Banks, p.l.c. One line is a committed facility of €145 million, of which € 135 million is available to fund settlement activity and €10 million is available for working capital purposes. One line is an uncommitted standby facility of €100 million which is also available to fund settlement activity (available for a maximum of 20 business days to cover peak periods). As of June 30, 2008, US$175.9 million was available for borrowing under the committed line. All drawn amounts are repayable five business days after demand. The Euro-denominated portion of the committed line and all of the uncommitted line (€237.25 million) bears interest at a rate equal to the Allied Irish Bank Prime Rate (approximately Euribor) plus 50 basis points. The GBP- and U.S. dollar-denominated (equivalent of €7.75 million) portion of the committed line bears interest at a rate equal to the AIB Global Treasury Overdraft variable rate minus 0.40% (the AIB Global Treasury rate is the One Week Libor at 11:00 am on Thursday plus 0.90%). These lines of credit are reviewable twelve months from the date of the Original Facility Letter (January 18, 2008) and the lender is under no obligation to make such facilities available after such date.

Other

        Our Merchant Solutions joint venture partner funds settlement activity on behalf of the joint venture in accordance with the joint venture's operating agreement and on an uncommitted basis. The joint venture, which is a consolidated subsidiary of ours, had $64.8 million outstanding under this agreement as of June 30, 2008.

 THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        First Data and the guarantors of the outstanding notes have entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, under certain circumstances, to use our reasonable best efforts to file a registration statement relating to offer to exchange the outstanding notes for exchange notes and to complete the exchange offer within 360 days after the date of original issuance of the outstanding notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding notes were issued on October 24, 2007.

        Under the circumstances set forth below, we and the guarantors will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreement and keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

  •
  if any changes in law, SEC rules or regulations or applicable interpretations thereof by the SEC do not permit us to effect the exchange offer as contemplated by the registration rights agreement;

  •
  if the exchange offer is not consummated within 360 days after the date of issuance of the outstanding notes;

  •
  if any initial purchaser of the outstanding notes so requests with respect to the outstanding notes not eligible to be exchanged for the exchange notes and held by it within 30 days after the consummation of the exchange offer; or

  •
  if any holder that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered outstanding notes.

        Under the registration rights agreement, if First Data fails to complete the exchange offer (other than in the event we file a shelf registration statement) or the shelf registration statement, if required thereby, is not declared effective, in either case on or prior to 360 days after the issue date of the outstanding notes (the "target registration date"), the interest rate on the outstanding notes will be increased by (x) 0.25% per annum for the first 90-day period immediately following the target registration date and (y) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case, until the exchange offer is completed or the shelf registration statement, if required, is declared effective by the SEC or the outstanding notes cease to constitute transfer restricted notes, up to a maximum of 1.00% per annum of additional interest. Copies of the registration rights agreement have been filed as exhibits to the registration statement of which this prospectus is a part.

        If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:

  •
  you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 of the Securities Act;

  •
  you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

  •
  you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

  •
  you are acquiring the exchange notes in the ordinary course of your business.

        Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see "Plan of Distribution."

Resale of Exchange Notes

        Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act if:

  •
  you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

  •
  you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

  •
  you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

  •
  you are acquiring the exchange notes in the ordinary course of your business.

        If you are our affiliate or an affiliate of any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

  •
  you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

  •
  in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

        This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read "Plan of Distribution" for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

        On the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, First Data will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. First Data will issue exchange notes in principal amount identical to outstanding notes surrendered in the exchange offer.

        The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the indenture that authorized the issuance of the outstanding notes. For a description of the indenture, see "Description of Notes."

        The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

        As of the date of this prospectus, $2,200 million aggregate principal amount of the 9 7/8% Senior Notes due 2015 are outstanding. This prospectus and the letters of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. First Data intends to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to such outstanding notes and the registration rights agreement except we will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement.

        First Data will be deemed to have accepted for exchange properly tendered outstanding notes when it has given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, First Data expressly reserves the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under "—Conditions to the Exchange Offer."

        If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read "—Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date, Extensions and Amendments

        As used in this prospectus, the term "expiration date" means 11:59 p.m., New York City time, on October 14, 2008. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term "expiration date" will mean the latest time and date to which we shall have extended the expiration of the exchange offer.

        To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension by oral or written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        First Data reserves the right, in its sole discretion:

  •
  to delay accepting for exchange any outstanding notes (only in the case that we amend or extend the exchange offer);

  •
  to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

  •
  subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.

        Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If First Data amends the exchange offer in a manner that we determine to constitute a material change, it will promptly disclose the amendment in a manner reasonably calculated to inform the holders of applicable outstanding notes of that amendment.

Conditions to the Exchange Offer

        Despite any other term of the exchange offer, First Data will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and it may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in its reasonable judgment:

  •
  the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

  •
  any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

        In addition, First Data will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

  •
  the representations described under "—Purpose and Effect of the Exchange Offer," "—Procedures for Tendering Outstanding Notes" and "Plan of Distribution"; or

  •
  any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

        First Data expressly reserves the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, First Data may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. First Data will return any outstanding notes that it does not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

        First Data expressly reserves the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. First Data will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        These conditions are for our sole benefit, and First Data may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If First Data fails at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that it may assert at any time or at various times prior to the expiration date.

        In addition, First Data will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939 (the "TIA").

Procedures for Tendering Outstanding Notes

        To tender your outstanding notes in the exchange offer, you must comply with either of the following:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under "—Exchange Agent" prior to the expiration date; or

  •
  comply with DTC's Automated Tender Offer Program procedures described below.

        In addition, either:

  •
  the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration date;

  •
  the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message prior to the expiration date; or

  •
  you must comply with the guaranteed delivery procedures described below.

        Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

        The method of delivery of outstanding notes, letters of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

        If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

  •
  make appropriate arrangements to register ownership of the outstanding notes in your name; or

  •
  obtain a properly completed bond power from the registered holder of outstanding notes.

        The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

        Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

  •
  by a registered holder of the outstanding notes who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible guarantor institution.

        If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes, and an eligible guarantor institution must guarantee the signature on the bond power.

        If the letter of transmittal, any certificates representing outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender outstanding notes. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

  •
  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

  •
  we may enforce that agreement against such participant.

        DTC is referred to herein as a "book-entry transfer facility."

Acceptance of Exchange Notes

        In all cases, First Data will promptly issue exchange notes for outstanding notes that it has accepted for exchange under the exchange offer only after the exchange agent timely receives:

  •
  outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at the book-entry transfer facility; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

        By tendering outstanding notes pursuant to the exchange offer, you will represent to us that, among other things:

  •
  you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

  •
  you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

  •
  you are acquiring the exchange notes in the ordinary course of your business.

        In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letters of transmittal state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

        First Data will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. First Data reserves the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in its or its counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

        Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither First Data, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

        Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent's account at the facility in accordance with the facility's procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a "book-entry confirmation," prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an "agent's message," as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

        Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC's Automatic Tender Offer Program in the case of outstanding notes, prior to the expiration date, you may still tender if:

  •
  the tender is made through an eligible guarantor institution;

  •
  prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent's account at DTC and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

        Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Withdrawal Rights

        Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 11:59 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under "—Exchange Agent"; or

  •
  you must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

  •
  where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

        If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

  •
  the serial numbers of the particular certificates to be withdrawn; and

  •
  a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

        If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under "—Procedures for Tendering Outstanding Notes" above at any time on or prior to the expiration date.

Exchange Agent

        Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange offer. Wells Fargo Bank, National Association also acts as trustee under the indenture governing the outstanding notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Regular Mail or Overnight Courier:	By Hand Delivery:
WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 PO Box 1517 Minneapolis, MN 55480	WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 PO Box 1517 Minneapolis, MN 55480	WELLS FARGO BANK, N.A. 12th Floor-Northstar East Building Corporate Trust Operations 608 Second Avenue South Minneapolis, MN
By Facsimile Transmission (eligible institutions only): (612) 667-6282
For Information or Confirmation by Telephone: (800) 344-5128

        If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile to a number other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

        The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

        We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offer.

Accounting Treatment

        We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

  •
  tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

        If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

        Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

        If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

  •
  as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  as otherwise set forth in the offering memorandum distributed in connection with the private offerings of the outstanding notes.

        In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

        Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

 DESCRIPTION OF NOTES

General

        Certain terms used in this description are defined under the subheading "Certain Definitions." In this description, the terms "we," "our," "us," "the Company" and "the Issuer" each refer to First Data Corporation and its consolidated Subsidiaries.

        The Issuer issued $2,200,000,000 aggregate principal amount of 9 7/8% senior notes due 2015 (the "Notes") under the Indenture dated October 24, 2007 (the "Indenture") among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the "Trustee"). The Notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. Except as set forth herein, the terms of the Notes are substantially identical and include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

        The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, and not this description, will define your rights as Holders of the Notes. You may request copies of the Indenture at our address set forth under the heading "Prospectus Summary."

Brief Description of Notes

        The Notes are:

  •
  unsecured senior obligations of the Issuer;

  •
  effectively subordinated to all secured Indebtedness of the Issuer, including the Issuer's obligations under the Senior Secured Credit Facility, to the extent of the value of the assets securing such Indebtedness;

  •
  structurally subordinated to any existing and future indebtedness and liabilities of non-guarantor Subsidiaries, including the Issuer's Foreign Subsidiaries and any Unrestricted Subsidiaries;

  •
  ranked equally in right of payment with all existing and future unsecured Senior Indebtedness of the Issuer;

  •
  senior in right of payment to any Subordinated Indebtedness of the Issuer; and

  •
  initially unconditionally guaranteed on a joint and several and senior basis by each Restricted Subsidiary that guarantees the Senior Secured Credit Facility.

Guarantees

        The Guarantors, as primary obligors and not merely as sureties, jointly and severally fully and unconditionally guarantee, on a senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest or Additional Interest in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

        The Restricted Subsidiaries which guarantee the Senior Secured Credit Facility will initially guarantee the Notes. Each of the Guarantees of the Notes is a general unsecured senior obligation of each Guarantor. The Guarantees rank equally in right of payment with all existing and future Senior Indebtedness of the Guarantor and are effectively subordinated to all Secured Indebtedness of such Guarantor to the extent of the value of the collateral securing such Indebtedness. The Guarantees are senior in right of payment to all existing and future Subordinated Indebtedness of each Guarantor. The Notes are structurally subordinated to Indebtedness and other liabilities of Subsidiaries of the Issuer that do not Guarantee the Notes.

        Not all of the Issuer's Subsidiaries guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer. None of our Foreign Subsidiaries or non-Wholly Owned Subsidiaries guarantee the Notes. Our non-Guarantor Subsidiaries accounted for approximately $1,163.1 million, or 26.9%, of our consolidated revenue for six months ended June 30, 2008, and approximately $9,962.0 million, or 29.1%, of our total assets excluding settlement assets, and approximately $771.6 million, or 2.8%, of our total liabilities excluding settlement liabilities, in each case as of June 30, 2008.

        The obligations of each Guarantor under its Guarantee are limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law.

        Any entity that makes a payment under its Guarantee is entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor's pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

        If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor's liability on its Guarantee could be reduced to zero. See "Risk Factors—Risks Related to the Notes—Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes."

        Each Guarantee by a Guarantor provides by its terms that it will be automatically and unconditionally released and discharged upon:

          (1)   any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or all or substantially all the assets of such Guarantor, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

          (2)   the release or discharge of the guarantee by such Guarantor of the Senior Secured Credit Facility or such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

          (3)   the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

          (4)   the exercise by the Issuer of its legal defeasance option or covenant defeasance option as described under "Legal Defeasance and Covenant Defeasance" or the discharge of the Issuer's obligations under the Indenture in accordance with the terms of the Indenture.

Paying Agent and Registrar for the Notes

        The Issuer will maintain one or more paying agents for the Notes in the Borough of Manhattan, City of New York. The initial paying agent for the Notes is the Trustee.

        The Issuer will also maintain a registrar with offices in the Borough of Manhattan, City of New York. The initial registrar is the Trustee. The registrar will maintain a register reflecting ownership of the Notes outstanding from time to time and make payments on and facilitate transfer of Notes on behalf of the Issuer.

        The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

        A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any Note selected for redemption. Also, the Issuer is not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Principal, Maturity and Interest

        The Issuer issued $2,200,000,000 in aggregate principal amount of Notes in a private transaction that was not subject to the registration requirements of the Securities Act. The Notes will mature on September 24, 2015. Subject to compliance with the covenant described below under the caption "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," the Issuer may issue additional Notes from time to time after this offering under the Indenture (any such Notes, "Additional Notes"). Unless the context requires otherwise, references to "Notes" for all purposes of the Indenture and this "Description of Notes" include any Additional Notes that are actually issued.

        Interest on the Notes accrues at the rate of 9 7/8% per annum and is payable semi-annually in arrears on March 31 and September 30, commencing on March 31, 2008, to the Holders of Notes of record on the immediately preceding March 15 and September 15. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

        Additional Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement. Any Additional Interest on the Notes will be payable in the same form elected by the Issuer for payment of interest for the applicable interest payment period. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any Additional Interest pursuant to the Registration Rights Agreement. Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer's office or agency in New York will be the office of the Trustee maintained for such purpose.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption "Repurchase at the Option of Holders." The Issuer may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

        Except as set forth below, the Issuer is not entitled to redeem Notes at its option prior to September 30, 2011.

        At any time prior to September 30, 2011, the Issuer may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to the registered address of each Holder of Notes or otherwise in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (the "Redemption Date"), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

        On and after September 30, 2011, the Issuer may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to the registered address of each Holder of Notes or otherwise in accordance with the procedures of DTC, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on September 30 of each of the years indicated below:

Year	Percentage
2011	104.938%
2012	102.469%
2013 and thereafter	100.000%

        In addition, until September 30, 2010, the Issuer may, at its option, on one or more occasions redeem up to 35% of the aggregate principal amount of Notes at a redemption price equal to 109.875% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided (i) that at least 50% of the sum of the original aggregate principal amount of Notes issued under the Indenture and the original principal amount of any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption and (ii) that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

        Notice of any redemption may, at the Issuer's option and discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering or other corporate transaction.

        If the Issuer redeems less than all of the outstanding Notes, the Trustee shall select the Notes to be redeemed in the manner described under "Repurchase at the Option of Holders—Selection and Notice."

Repurchase at the Option of Holders

  Change of Control

        The Notes provide that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under "Optional Redemption," the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the "Change of Control Offer") at a price in cash (the "Change of Control

Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register with a copy to the Trustee or otherwise in accordance with the procedures of DTC, with the following information:

          (1)   that a Change of Control Offer is being made pursuant to the covenant entitled "Change of Control" and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

          (2)   the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date");

          (3)   that any Note not properly tendered will remain outstanding and continue to accrue interest;

          (4)   that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

          (5)   that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

          (6)   that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the paying agent receives, not later than the close of business on the expiration date of the Change of Control offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

          (7)   that if the Issuer is redeeming less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof; and

          (8)   the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

        On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

          (1)   accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

          (3)   deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer's Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

        The Senior Credit Facility, each of the Bridge Facilities, and future credit agreements or other agreements relating to Indebtedness to which the Issuer becomes a party may, provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facility, either of the Bridge Facilities or such other Indebtedness, we could seek a waiver of such defaults or seek to refinance our Senior Credit Facility, the Bridge Facilities or such other Indebtedness. In the event we do not obtain such a waiver or refinance the Senior Credit Facility, the Bridge Facilities and such other Indebtedness, such default could result in amounts outstanding under our Senior Credit Facility, the Bridge Facilities and such other Indebtedness being declared due and payable and could cause a Receivable Facility to be wound down.

        Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

        The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "Certain Covenants—Liens." Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

        The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

        The provisions under the Indenture relating to the Issuer's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset Sales

        The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to consummate, directly or indirectly, an Asset Sale, unless:

          (1)   the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of; and

          (2)   except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

            (a)   any liabilities (as reflected in the Issuer's or such Restricted Subsidiary's most recent balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Issuer or such Restricted Subsidiary's balance sheet or in the footnotes thereto if such incurrence or accrual have taken place on the date of such balance sheet, as determined by the Issuer) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

            (b)   any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

            (c)   any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 5% of the Issuer's Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

        Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

          (1)   to permanently reduce:

            (a)   Obligations under Senior Indebtedness which is Secured Indebtedness permitted by the Indenture, and to correspondingly reduce commitments with respect thereto;

            (b)   Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto) through open-market purchases or by making an Asset Sale Offer in accordance with the procedures set forth below; provided that to the extent the Issuer or such Restricted Subsidiary reduces Obligations under Senior Indebtedness other than the Notes, the Issuer shall equally and ratably reduce Obligations under the Notes as provided under "Optional Redemption," through open-market purchases or otherwise by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all

    Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of the Notes that would otherwise be prepaid; or

            (c)   Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary (or any affiliate thereof); or

          (2)   to make (a) an Investment in any one or more businesses, provided that if such business is not a Restricted Subsidiary such Investment is in the form of the acquisition of Capital Stock and results in the Issuer or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) an Investment in properties, (c) capital expenditures or (d) acquisitions of other assets, in each of (a) through (d), that are used or useful in a Similar Business or replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided that, in the case of this clause (2), a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer, or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an "Acceptable Commitment") and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a "Second Commitment") within 180 days of such cancellation or termination; provided further, that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

        Any Net Proceeds from Asset Sales that are not invested or applied as provided and within the time period set forth in the first sentence of the second preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $200.0 million, the Issuer shall make an offer to all Holders of the Notes and, if required or permitted by the terms of any Senior Indebtedness, to the holders of such Senior Indebtedness (an "Asset Sale Offer"), to purchase the maximum aggregate principal amount of the Notes and such Senior Indebtedness that is a minimum of $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $200.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

        To the extent that the aggregate amount of Notes and any other Senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes or the Senior Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other Senior Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Senior Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. Additionally, the Issuer may, at its option, make an Asset Sale Offer using proceeds from any Asset Sale at any time after consummation of such Asset Sale; provided that such Asset Sale Offer shall be in an aggregate amount of not less than $25.0 million. Upon consummation of such Asset Sale Offer, any Net Proceeds not required to be used to purchase Notes shall not be deemed Excess Proceeds.

        Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

  Selection and Notice

        If the Issuer is redeeming less than all of the Notes issued by it at any time, the Trustee will select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, (b) on a pro rata basis to the extent practicable or (c) by lot or such other similar method in accordance with the procedures of DTC. No Notes of $2,000 or less can be redeemed in part.

        Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or Redemption Date to each Holder of Notes at such Holder's registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

        The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, interest ceases to accrue on Notes or portions thereof called for redemption.

Certain Covenants

Limitation on Restricted Payments

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (I)   declare or pay any dividend or make any payment or distribution on account of the Issuer's, or any of its Restricted Subsidiaries' Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

            (a)   dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

            (b)   dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

          (II)  purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;

          (III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

            (a)   Indebtedness permitted under clauses (7) and (8) of the second paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; or

            (b)   the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

          (IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above (other than any exception thereto) being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

          (1)   no Default shall have occurred and be continuing or would occur as a consequence thereof;

          (2)   immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; and

          (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after September 24, 2007 (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c), (9) and (14) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

            (a)   50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning July 1, 2007, to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

            (b)   100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received by the Issuer since immediately after September 24, 2007 (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock") from the issue or sale of:

              (i)    (A) Equity Interests of the Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received from the sale of: (x)Equity Interests to any former, current or future employees, directors or consultants of the Issuer, any direct or indirect parent company of the Issuer and the Issuer's Subsidiaries after September 24, 2007 to the extent such amounts have been applied to

      Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and (y)Designated Preferred Stock; and

                (B)  to the extent such net cash proceeds are actually contributed to the Issuer, Equity Interests of the Issuer's direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

              (ii)   debt securities of the Issuer that have been converted into or exchanged for such Equity Interests of the Issuer;

  provided, however, that this clause (b) shall not include the proceeds from (V) Refunding Capital Stock (as defined below), (W) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, as the case may be, (X) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Y) Excluded Contributions; plus

            (c)   100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property contributed to the capital of the Issuer following September 24, 2007 (other than net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," (ii) are contributed by a Restricted Subsidiary or (iii) constitute Excluded Contributions; plus

            (d)   100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received by means of:

              (i)    the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case after September 24, 2007; or

              (ii)   the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after September 24, 2007; plus

            (e)   in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after September 24, 2007, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Issuer in good faith (or if such fair market value exceeds $250.0 million, in writing by an Independent Financial Advisor), at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

        The foregoing provisions will not prohibit:

        (1)   the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

        (2)   (a) the redemption, repurchase, defeasance, retirement or other acquisition of any Equity Interests ("Treasury Capital Stock") or Subordinated Indebtedness of the Issuer or any Equity Interests of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent contributed to the Issuer (in each case, other than any Disqualified Stock) ("Refunding Capital Stock") and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

        (3)   the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary made in exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or any Restricted Subsidiary, as the case may be, which is incurred in compliance with "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" so long as:

          (a)   the principal amount (or accreted value) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

          (b)   such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value;

          (c)   such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired; and

          (d)   such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired;

        (4)   a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, including any Equity Interests rolled over by management of the Company or any of its direct or indirect parent companies in connection with the Transaction; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $75.0 million (which shall increase to $150.0 million subsequent to the consummation of an underwritten public Equity Offering by the Issuer or any direct or indirect parent entity of the Issuer) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum

(without giving effect to the following proviso) of $150.0 million in any calendar year (which shall increase to $300.0 million subsequent to the consummation of an underwritten public Equity Offering by the Issuer or any direct or indirect parent corporation of the Issuer)); provided further that such amount in any calendar year may be increased by an amount not to exceed:

          (a)   the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer's direct or indirect parent companies, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after September 24, 2007, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

          (b)   the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after September 24, 2007; less

          (c)   the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided, further, that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from members of management of the Issuer, any of the Issuer's direct or indirect parent companies or any of the Issuer's Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

        (5)   the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary or any class or series of Preferred Stock of a Restricted Subsidiary issued in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" to the extent such dividends are included in the definition of "Fixed Charges";

        (6)   (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the Issue Date;

          (b)   the declaration and payment of dividends to a direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date; provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

          (c)   the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

        (7)   Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed 1% of the Issuer's Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

        (8)   repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

        (9)   the declaration and payment of dividends on the Issuer's common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity's common stock), following consummation of the first public offering of the Issuer's common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer's common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

        (10) Restricted Payments that are made with Excluded Contributions;

        (11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed 2% of the Issuer's Total Assets at the time made;

        (12) distributions or payments of Receivables Fees;

        (13) any Restricted Payment made in connection with the Transaction and the fees and expenses related thereto or used to fund amounts owed to Affiliates (including dividends to any direct or indirect parent of the Issuer to permit payment by such parent of such amount), in each case to the extent permitted by the covenant described under "—Transactions with Affiliates";

        (14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with provisions similar to those described under the captions "Repurchase at the Option of Holders—Change of Control" and "Repurchase at the Option of Holders—Asset Sales"; provided that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

        (15) the declaration and payment of dividends or distributions by the Issuer to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

          (a)   franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

          (b)   foreign, federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

          (c)   customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

          (d)   general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; and

          (e)   fees and expenses other than to Affiliates of the Issuer related to any unsuccessful equity or debt offering of such parent entity;

        (16) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11) and (16), no Default shall have occurred and be continuing or would occur as a consequence thereof.

        As of the Issue Date, all of the Issuer's Subsidiaries were Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investments." Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10) or (11) of the second paragraph of this covenant, or pursuant to the definition of "Permitted Investments," and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries are not subject to any of the restrictive covenants set forth in the Indenture.

        Notwithstanding the foregoing provisions of this covenant, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, pay any cash dividend or make any cash distribution on or in respect of the Issuer's Capital Stock or purchase for cash or otherwise acquire for cash any Capital Stock of the Issuer or any direct or indirect parent of the Issuer, for the purpose of paying any cash dividend or making any cash distribution to, or acquiring Capital Stock of any direct or indirect parent of the Issuer for cash from, the Investors, or guarantee any Indebtedness of any Affiliate of the Issuer for the purpose of paying such dividend, making such distribution or so acquiring such Capital Stock to or from the Investors, in each case by means of utilization of the cumulative Restricted Payment credit provided by the first paragraph of this covenant, or the exceptions provided by clauses (1), (7) or (11) of the second paragraph of this covenant or clauses (8), (10) or (13) of the definition of "Permitted Investments", unless (x) at the time and after giving effect to such payment, the Consolidated Leverage Ratio of the Issuer (including for this purpose Indebtedness of the direct and/or indirect parent company of the Issuer) would be equal to or less than 7.50 to 1.00 and (y) such payment is otherwise in compliance with this covenant.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, "incur" and collectively, an "incurrence") with respect to any Indebtedness (including Acquired Indebtedness), and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries' most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $2,000.0 million of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors would be outstanding pursuant to this paragraph and clauses (12)(b) and (14) below at such time.

        The foregoing limitations will not apply to:

        (1)   the incurrence of Indebtedness under Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $16,500.0 million outstanding at any one time;

        (2)   the incurrence by the Issuer and any Guarantor of Indebtedness represented by (a) the Notes (including any Guarantee) (other than any Additional Notes (including Guarantees thereof)), (b) the Senior Interim Debt Agreement (including any guarantees thereof) and (c) the Senior Subordinated Interim Debt Agreement (including any guarantees thereof);

        (3)   Indebtedness of the Issuer and its Restricted Subsidiaries in existence on September 24, 2007 (other than Indebtedness described in clauses (1) and (2));

        (4)   Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease, improvement, development or construction of property (real or personal), equipment or other fixed or capital assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets; provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (4), when aggregated with the outstanding amount of Indebtedness under clause (13) incurred to refinance Indebtedness initially incurred in reliance on this clause (4), does not exceed 4% of the Issuer's Total Assets at any one time outstanding so long as such Indebtedness exists at the date of such purchase, lease or improvement or is created within 270 days thereafter;

        (5)   Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers' compensation or employee health claims, or other Indebtedness with respect to reimbursement-type obligations regarding workers' compensation or employee health claims; provided, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

        (6)   Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet of the Issuer or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6));

        (7)   Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

        (8)   Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Guarantor; provided, further, that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

        (9)   shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause;

        (10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," exchange rate risk or commodity pricing risk;

        (11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

        (12) (a) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary equal to 200.0% of the net cash proceeds received by the Issuer since immediately after September 24, 2007 from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than Excluded Contributions or proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of "—Limitation on Restricted Payments" to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of "—Limitation on Restricted Payments" or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $1,000.0 million; provided, however, that on a pro forma basis, together with any amounts incurred and outstanding by Restricted Subsidiaries that are not Guarantors pursuant to the second proviso to the first paragraph of this covenant and clause (14), no more than $2,000.0 million of Indebtedness, Disqualified Stock or Preferred Stock at any one time outstanding and incurred pursuant to this clause (12)(b) shall be incurred by Restricted Subsidiaries that are not Guarantors (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

        (13) the incurrence or issuance by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund, refinance, replace, renew, extend or defease any Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (12)(a) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the "Refinancing Indebtedness") prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

          (a)   has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced, replaced, renewed or defeased,

          (b)   to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

          (c)   shall not include Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Guarantor;

and, provided, further, that subclause (a) of this clause (13) will not apply to any refunding or refinancing of any Obligations secured by Permitted Liens;

        (14) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition or merger, either

          (a)   the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant, or

          (b)   the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries is greater than immediately prior to such acquisition or merger;

provided, however, that on a pro forma basis, together with amounts incurred and outstanding pursuant to the second proviso to the first paragraph of this covenant and clause (12)(b), no more than $2,000.0 million of Indebtedness, Disqualified Stock or Preferred Stock at any one time outstanding and incurred by Restricted Subsidiaries that are not Guarantors pursuant to this clause (14) shall be incurred and outstanding;

        (15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

        (16) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

        (17) (a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary, so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or (b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such guarantee is incurred in accordance with the covenant described below under "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries";

        (18) Indebtedness of Foreign Subsidiaries of the Issuer in an amount not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (18) 5.0% of the Total Assets of the Foreign Subsidiaries (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiaries could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (18));

        (19) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

        (20) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in clause (4) of the second paragraph under the caption "—Limitation on Restricted Payments";

        (21) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

        (22) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries; and

        (23) Indebtedness of the Issuer or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business.

        For purposes of determining compliance with this covenant:

        (1)   in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (23) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under the first paragraph of this covenant; provided that all Indebtedness outstanding under Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph; and

        (2)   at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discounts and the payment of interest or dividends in the form of additional

Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

        The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

        The Indenture provides that the Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor's Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

        The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

        For the avoidance of doubt, the amount of Indebtedness, Disqualified Stock and Preferred Stock incurred by Restricted Subsidiaries that are not Guarantors pursuant to the second proviso to the first paragraph of this covenant and clauses (12)(b) and (14), shall not exceed $2,000.0 million in the aggregate at any one time outstanding.

  Liens

        The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related Guarantee, on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

        (1)   in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

        (2)   in all other cases, the Notes or the Guarantees are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens;

except that the foregoing shall not apply to (a) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," and (b) Liens which are incurred to secure Obligations in respect of any Indebtedness permitted to be incurred pursuant to the covenant described above under "—Limitation on Incurrence of Indebtedness and

Issuance of Disqualified Stock and Preferred Stock"; provided that, with respect to Liens securing Obligations permitted under this subclause (b), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 4.5 to 1.0. Any Lien which is granted to secure the Notes under this covenant shall be discharged at the same time as the discharge of the Lien (other than through the exercise of remedies with respect thereto) that gave rise to the obligation to so secure the Notes.

  Merger, Consolidation or Sale of All or Substantially All Assets

        The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

        (1)   the Issuer is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is an entity organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Person, as the case may be, being herein called the "Successor Company"); provided, that in the case where the surviving Person is not a corporation, a corporation organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States, any state thereof, the District of Columbia or any territory thereof shall be a co-obligor of the Notes;

        (2)   the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

        (3)   immediately after such transaction, no Default exists;

        (4)   immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

          (a)   the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," or

          (b)   the Fixed Charge Coverage Ratio for the Successor Company, the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

        (5)   each Guarantor, unless it is the other party to the transactions described above, in which case clause (b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture, the Notes and the Registration Rights Agreement; and

        (6)   the Issuer shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture and, if a supplemental indenture is required in connection with such transaction, such supplement shall comply with the applicable provisions of the Indenture.

        The Successor Company will succeed to, and be substituted for, the Issuer under the Indenture, the Guarantees and the Notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

        (1)   any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer, and

        (2)   the Issuer may merge with an Affiliate of the Issuer, as the case may be, solely for the purpose of reincorporating the Issuer in a State of the United States or any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

        Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, no Guarantor will, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not the Issuer or Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

        (1)   (a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "Successor Person");

          (b)   the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor's related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

          (c)   immediately after such transaction, no Default exists; and

          (d)   the Issuer shall have delivered to the Trustee an Officer's Certificate, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

        (2)   the transaction is made in compliance with the covenant described under "Repurchase at the Option of Holders—Asset Sales."

        Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor's Guarantee. Notwithstanding the foregoing, any Guarantor may (i) merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer, (ii) merge with an Affiliate of the Company solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (iii) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.

  Transactions with Affiliates

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an "Affiliate Transaction") involving aggregate payments or consideration in excess of $40.0 million, unless:

        (1)   such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm's-length basis; and

        (2)   the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $80.0 million, a resolution adopted by the majority of the Board of Directors of the Issuer approving such Affiliate Transaction and set forth in an Officer's Certificate certifying that such Affiliate Transaction complies with clause (1) above.

        The foregoing provisions will not apply to the following:

        (1)   transactions between or among the Issuer or any of its Restricted Subsidiaries;

        (2)   Restricted Payments permitted by the provisions of the Indenture described above under the covenant "—Limitation on Restricted Payments" and the definition of "Permitted Investments";

        (3)   the payment of management, consulting, monitoring and advisory fees and related expenses to the Investors pursuant to the Sponsor Management Agreement (plus any unpaid management, consulting, monitoring and advisory fees and related expenses accrued in any prior year) and the termination fees pursuant to the Sponsor Management Agreement, in each case as in effect on the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous in the good faith judgment of the Board of Directors of the Issuer to the Holders when taken as a whole as compared to the Sponsor Management Agreement in effect on the Issue Date);

        (4)   the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, former, current or future officers, directors, employees or consultants of Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

        (5)   transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm's-length basis;

        (6)   any agreement or arrangement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

        (7)   the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or its equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders when taken as a whole;

        (8)   the Transaction, this offering of Notes and the payment of all fees and expenses related to the Transaction and this offering of Notes, in each case as described in the Offering Memorandum;

        (9)   transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

        (10) the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or to any former, current or future director, officer, employee or consultant (or their respective estates, investment funds, investment vehicles, spouses or former spouses) of the Issuer, any of its direct or indirect parent companies or any of its Subsidiaries;

        (11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

        (12) payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Issuer in good faith;

        (13) payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Issuer in good faith;

        (14) investments by the Investors in securities of the Issuer or any of its Restricted Subsidiaries (and the payment of reasonable out-of-pocket expenses incurred by the Investors in connection therewith) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities;

        (15) payments to and from, and transactions with, any joint venture in the ordinary course of business; and

        (16) payments by the Issuer (and any direct or indirect parent thereof) and its Subsidiaries pursuant to tax sharing agreements among the Issuer (and any such parent) and its Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Issuer and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amounts received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Issuer will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

        (1)   (a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

          (b)   pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

        (2)   make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

        (3)   sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries, except (in each case) for such encumbrances or restrictions existing under or by reason of:

          (a)   contractual encumbrances or restrictions in effect on the Issue Date;

          (b)   the Indenture and the Notes and the Guarantees;

          (c)   the Holdco Indenture;

          (d)   purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

          (e)   applicable law or any applicable rule, regulation or order;

          (f)    any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition or at the time it merges with or into the Issuer or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets assumed;

          (g)   contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

          (h)   Secured Indebtedness that limits the right of the debtor to dispose of the assets securing such Indebtedness that is otherwise permitted to be incurred pursuant to the covenants described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and"—Liens";

          (i)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (j)    other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (k)   customary provisions in joint venture agreements and other agreements or arrangements relating solely to such joint venture;

          (l)    customary provisions contained in leases or licenses of intellectual property and other agreements, in each case entered into in the ordinary course of business;

          (m)  restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided, that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary;

          (n)   restrictions created in connection with any Receivables Facility that, in the good faith determination of the Issuer, are necessary or advisable to effect the transactions contemplated under such Receivables Facility; and

          (o)   any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (n) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

  Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

        The Issuer will not permit any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee other capital markets debt securities of the Issuer or any Guarantor), other than a Guarantor, a Foreign Subsidiary or a Receivables Subsidiary, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

        (1)   such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, provided that:

          (a)   if the Notes or such Guarantor's Guarantee are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary's guarantee with respect to such Indebtedness substantially to the same extent as the Notes are subordinated to such Indebtedness; and

          (b)   if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor's Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and

        (2)   such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this covenant shall not be applicable to (i) any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (ii) guarantees of any Receivables Facility by any Receivables Subsidiary.

  Reports and Other Information

        Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Issuer to file with the SEC (and make available to the Trustee and Holders of the Notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Issue Date,

        (1)   within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

        (2)   within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

        (3)   promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

        (4)   any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case in a manner that complies in all material respects with the requirements specified in such form; provided that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of the Notes, which obligation may be satisfied by posting such reports on the website of the Issuer and its Subsidiaries, in addition to providing such information to the Trustee and the Holders of the Notes, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, the Issuer has agreed that, for so long as any Notes are outstanding, it will furnish or otherwise make available to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        In the event that any direct or indirect parent company of the Issuer becomes a Guarantor of the Notes, the Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand.

        Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement described in the Registration Rights Agreement (1) by the filing with the SEC of the exchange offer registration statement or shelf registration statement (or any other similar registration statement), and any amendments thereto, with such financial information that satisfies Regulation S-X, subject to exceptions consistent with the presentation of financial information in the Offering Memorandum, to the extent filed within the times specified above, or (2) by posting reports that would be required to be filed substantially in the form required by the SEC on the Company's website (or that of any of its parent companies) or providing such reports to the Trustee within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act or the financial information (including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section) that would be required to be included in such reports, in each case, subject to exceptions consistent with the presentation of financial information in the Offering Memorandum, to the extent filed within the times specified above.

Events of Default and Remedies

        The Indenture provides that each of the following is an "Event of Default":

        (1)   default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

        (2)   default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the Notes;

        (3)   failure by the Issuer for 120 days after receipt of written notice given by the Trustee or the Required Holders of not less than 30% of the Required Debt to comply with any of its obligations, covenants or agreements contained in the provisions of the Indenture described in "Certain Covenants—Reports and Other Information";

        (4)   failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Required Holders of not less than 30% of the Required Debt to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1), (2) or (3) above) contained in the Indenture or the Notes;

        (5)   default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

          (a)   such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

          (b)   the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates $100.0 million or more at any one time outstanding;

        (6)   failure by the Issuer or any Significant Subsidiary (or group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final non-appealable judgments aggregating in excess of $100.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

        (7)   certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that together would constitute a Significant Subsidiary); or

        (8)   the Guarantee of any Significant Subsidiary (or group of Restricted Subsidiaries that together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary (or group of Restricted Subsidiaries that together would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

        If any Event of Default (other than of a type specified in clause (7) above) occurs and is continuing under the Indenture, the Trustee or the Required Holders of at least 30% of the Required Debt may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

        Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (7) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

        The Indenture provides that the Required Holders of a majority of the Required Debt by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note (held by a non-consenting Holder) and rescind any acceleration with respect to the Notes and its consequences (provided such rescission would not conflict with any judgment of a court of competent jurisdiction. In the event of any Event of Default specified in clause (5) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

        (1)   the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

        (2)   holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

        (3)   the default that is the basis for such Event of Default has been cured.

        Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee is under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

        (1)   such Holder has previously given the Trustee notice that an Event of Default is continuing;

        (2)   Required Holders of at least 30% of the Required Debt have requested the Trustee to pursue the remedy;

        (3)   Holders of the Notes have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

        (4)   the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

        (5)   Required Holders of a majority of the Required Debt have not given the Trustee a direction inconsistent with such request within such 60-day period.

        Subject to certain restrictions, under the Indenture the Required Holders of a majority of the Required Debt are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

        The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor or any of their parent companies (other than the Issuer and the Guarantors) shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting the Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The obligations of the Issuer and the Guarantors under the Indenture, the Notes and the Guarantees will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes and have the Issuer's and each Guarantor's obligation discharged with respect to its Guarantee ("Legal Defeasance") and cure all then existing Events of Default except for:

        (1)   the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

        (2)   the Issuer's obligations with respect to Notes concerning issuing temporary notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

        (3)   the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer's obligations in connection therewith; and

        (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

        (1)   the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

        (2)   in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

          (a)   the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

          (b)   since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

  in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

        (3)   in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (4)   no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

        (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facility, the Senior Interim Debt Agreement, the Senior Subordinated Interim Debt Agreement or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

        (6)   the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

        (7)   the Issuer shall have delivered to the Trustee an Officer's Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

        (8)   the Issuer shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

        (1)   all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

        (2)   (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

          (b)   no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit, and such deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facility, the Senior Interim Debt Agreement, the Senior Subordinated Interim Debt Agreement or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

          (c)   the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

          (d)   the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

        In addition, the Issuer must deliver an Officer's Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Required Holders of a majority of the Required Debt, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or compliance with any provision of the Indenture, the Notes issued thereunder or any Guarantee may be waived with the consent of the Required Holders of a majority of the Required Debt (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

        The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

        (1)   reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

        (2)   reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders");

        (3)   reduce the rate of or change the time for payment of interest on any Note;

        (4)   waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

        (5)   make any Note payable in money other than that stated therein;

        (6)   make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

        (7)   make any change in these amendment and waiver provisions;

        (8)   impair the right of any Holder to receive payment of principal of, or interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes;

        (9)   make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

        (10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the Notes.

        Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Notes without the consent of any Holder;

        (1)   to cure any ambiguity, omission, mistake, defect or inconsistency;

        (2)   to provide for uncertificated Notes of such series in addition to or in place of certificated notes;

        (3)   to comply with the covenant relating to mergers, consolidations and sales of assets;

        (4)   to provide for the assumption of the Issuer's or any Guarantor's obligations to the Holders;

        (5)   to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

        (6)   to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

        (7)   to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

        (8)   to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

        (9)   to provide for the issuance of Exchange Notes or private exchange notes, which are identical to Exchange Notes except that they are not freely transferable;

        (10) to add a Guarantor under the Indenture;

        (11) to conform the text of the Indenture, Guarantees or the Notes to any provision of this "Description of Notes" to the extent that such provision in this "Description of Notes" was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Notes;

        (12) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

        (13) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee for the benefit of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee pursuant to the Indenture or otherwise; or

        (14) to amend the indenture to provide for the issuance of Senior Cash-Pay Notes or Senior PIK Notes (each as defined in the Senior Interim Debt Agreement) on any Exchange Date (as defined in the Senior Interim Debt Agreement) or any other debt securities that are issued to refinance or replace either Bridge Facility.

        The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

        Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

        The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The Indenture, the Notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term "consolidated" with respect to any Person refers to such Person on a consolidated basis in accordance with GAAP, but excluding from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

        "Acquired Indebtedness" means, with respect to any specified Person,

        (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

        (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Additional Interest" means all additional interest then owing pursuant to the Registration Rights Agreement.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Applicable Premium" means, with respect to any Note on any Redemption Date, the greater of:

        (1)   1.0% of the principal amount of such Note; and

        (2)   the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at September 30, 2011 (such redemption price being set forth in the tables appearing under the caption "Optional Redemption"), plus (ii) all required interest payments due on such Note through September 30, 2011 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

        "Asset Sale" means:

        (1)   the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a "disposition"); or

        (2)   the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock");

in each case, other than:

          (a)   any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) no longer used in the ordinary course of business;

          (b)   the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under "Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control pursuant to the Indenture;

          (c)   the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under "Certain Covenants—Limitation on Restricted Payments";

          (d)   any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $50.0 million;

          (e)   any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer;

          (f)    to the extent allowable under Section 1031 of the Code or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

          (g)   the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

          (h)   any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

          (i)    foreclosures, condemnation or any similar action on assets or the granting of Liens not prohibited by the Indenture;

          (j)    sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

          (k)   the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

          (l)    any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;

          (m)  dispositions in the ordinary course of business, including disposition in connection with any Settlement and dispositions of Settlement Assets and Merchant Agreements;

          (n)   sales, transfers and other dispositions of Investments in joint ventures and Merchant Acquisition and Processing Alliances to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

          (o)   sales, transfers and other dispositions of Investments in Merchant Acquisition and Processing Alliances (regardless of the form of legal entity) relating to any equity reallocation in connection with an asset or equity contribution; and

          (p)   any issuance or sale of Equity Interests of any Restricted Subsidiary to any Person operating in a Similar Business for which such Restricted Subsidiary provides shared purchasing, billing, collection or similar services in the ordinary course of business.

        "Asset Sale Offer" has the meaning set forth in the fourth paragraph under "Repurchase at the Option of Holders—Asset Sales."

        "Bankruptcy Code" means Title 11 of the United States Code, as amended.

        "Bankruptcy Law" means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

        "Bridge Facilities" means the Senior Interim Debt Agreement and the Senior Subordinated Interim Debt Agreement.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Stock" means:

        (1)   in the case of a corporation, corporate stock;

        (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

        (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

        (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

        "Capitalized Software Expenditures" means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

        "Cash Equivalents" means:

        (1)   United States dollars;

        (2)   euros or any national currency of any participating member state of the EMU or such local currencies held by the Company and its Restricted Subsidiaries from time to time in the ordinary course of business;

        (3)   securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government (or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of the U.S. government) with maturities of 24 months or less from the date of acquisition;

        (4)   certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

        (5)   repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

        (6)   commercial paper rated at least P-1 by Moody's or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

        (7)   marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody's or S&P, respectively (or, if at any time neither Moody's nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

        (8)   readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody's or S&P with maturities of 24 months or less from the date of acquisition;

        (9)   Indebtedness or Preferred Stock issued by Persons with a rating of A or higher from S&P or A2 or higher from Moody's with maturities of 24 months or less from the date of acquisition;

        (10) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody's; and

        (11) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (10) above.

        Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

        "Change of Control" means the occurrence of any of the following:

        (1)   the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

        (2)   the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Issuer.

        "Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto.

        "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures, customer acquisition costs and incentive payments, conversion costs, contract acquisition costs, and amortization of unrecognized prior service costs and actuarial gains and losses related to pension and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of:

        (1)   consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers' acceptances, (c) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) penalties and interest relating to taxes, (u) accretion or accrual of discounted liabilities not constituting Indebtedness, (v) any expense resulting from the discounting of obligations in connection with the application of recapitalization accounting or purchase accounting, (w) any Additional Interest and any comparable "additional interest" with respect to the Senior Interim Debt, the Senior Subordinated Interim Debt or other securities, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

        (2)   consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

        (3)   interest income for such period.

        For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

        "Consolidated Leverage Ratio," with respect to any Person as of any date of determination, means the ratio of (x) Consolidated Total Indebtedness of such Person, less the aggregate amount of cash and Cash Equivalents, held (free and clear of all Liens, other than Liens permitted under "Certain Covenants—Liens," other than clause (20) of the definition of Permitted Liens herein) by (A) the Issuer and its Restricted Subsidiaries (other than settlement assets as shown on the balance sheet of such Person) and (B) any Joint Venture (other than settlement assets as shown on the balance sheet of such Person) in an amount corresponding to the Issuer's or any Restricted Subsidiary's, as applicable, proportionate share thereof, based on its ownership of such Joint Venture's voting stock, computed as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (y) the aggregate amount of EBITDA of such Person for the period of the most recently ended four full consecutive fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of "Fixed Charge Coverage Ratio."

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

        (1)   any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transaction or this offering of Notes to the extent incurred on or prior to September 30, 2008 and litigation and regulatory settlements), severance, relocation costs, consolidation and closing costs, integration and facilities opening costs, spin-off costs, business optimization costs and expenses (including data center consolidation initiatives and other costs relating to initiatives aimed at profitability improvements), transition costs, restructuring costs, charges or reserves, signing, retention or completion bonuses, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

        (2)   the cumulative effect of a change in accounting principles during such period shall be excluded,

        (3)   any after-tax effect of income (loss) from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

        (4)   any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded,

        (5)   the Net Income for such period of any Person that is an Unrestricted Subsidiary shall be excluded, and, solely for the purpose of determining the amount available for Restricted Payments under clause 3(a) of the first paragraph of "Certain Covenants—Limitation on Restricted Payments," the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

        (6)   solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of "Certain Covenants—Limitation on Restricted Payments," the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted

Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

        (7)   effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in such Person's consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting in relation to the Transaction or this offering of Notes or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

        (8)   any effect of income (loss) from the early extinguishment of Indebtedness shall be excluded,

        (9)   the mark-to-market effects on Net Income during the period of any derivatives or similar financial instruments, including the ineffective portion of Hedging Obligations (other than such effects settled in cash) shall be excluded,

        (10) any impairment charge or asset write-off or write-down, including, without limitation, impairment charges or asset write-offs related to intangible assets, long-lived assets or investments in debt and equity securities, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

        (11) any non-cash compensation charge or expense, including any such charge arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Company or any of its direct or indirect parent companies in connection with the Transaction, shall be excluded,

        (12) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

        (13) accruals and reserves that are established or adjusted within twelve months after September 24, 2007 that are so required to be established as a result of the Transaction in accordance with GAAP, or changes as a result of adoption or modification of accounting policies, shall be excluded, and

        (14) to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded.

        Notwithstanding the foregoing, for the purpose of the covenant described under "Certain Covenants—Limitation on Restricted Payments" only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof. Furthermore, there shall be excluded from Consolidated Net Income any net income (losses) attributable to Integrated Payment Systems Inc. and Integrated Payment Systems Canada Inc.

        "Consolidated Secured Debt Ratio" as of any date of determination, means the ratio of (1) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by Liens on collateral securing the Senior Credit Facilities, less the aggregate amount of cash and Cash Equivalents held (free and clear of all Liens, other than Liens permitted under "Certain Covenants—Liens," other than clause (20) of the definition of Permitted Liens herein) by (A) the Issuer and its Restricted Subsidiaries (other than settlement assets as shown on the balance sheet of such Person) and (B) any Joint Venture (other than settlement assets as shown on the balance sheet of such Person) in an amount corresponding to the Issuer's or any Restricted Subsidiary's, as applicable, proportionate share thereof, based on its ownership of such Joint Venture's voting stock, computed as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) the Issuer's EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of "Fixed Charge Coverage Ratio."

        "Consolidated Total Indebtedness" means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, all obligations relating to Receivables Facilities) and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Disqualified Stock and Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuer.

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

        (1)   to purchase any such primary obligation or any property constituting direct or indirect security therefor,

        (2)   to advance or supply funds

          (a)   for the purchase or payment of any such primary obligation, or

          (b)   to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

        (3)   to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Credit Facilities" means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facility, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock") or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Non-cash Consideration" means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer's Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

        "Designated Preferred Stock" means Preferred Stock of the Issuer or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer's Certificate executed by the principal financial officer of the Issuer or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph under "Certain Covenants—Limitation on Restricted Payments."

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

        "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

        (1)   increased (without duplication) by:

          (a)   provision for taxes based on income or profits or capital gains, including, without limitation, foreign, federal, state, franchise and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

          (b)   Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of "Consolidated Interest Expense" pursuant to clauses (1)(t), (u), (v), (w), (x), (y) and (z) of the definition thereof, and, in each such case, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

          (c)   Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income; plus

          (d)   any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness (and any amendment or modification to any such transaction) permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes, the Bridge Facilities and the Senior Credit Facility and (ii) any amendment or other modification of the Notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

          (e)   any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

          (f)    the amount of any minority interest expense consisting of income attributable to minority equity interests of third parties deducted (and not added back) in such period in calculating Consolidated Net Income; plus

          (g)   the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors to the extent otherwise permitted under "Certain Covenants—Transactions with Affiliates"; plus

          (h)   the amount of net cost savings and net cash flow effect of revenue enhancements related to new agreements, or amendments to existing agreements, with customers or joint ventures, projected by the Issuer in good faith to be realized as a result of specified actions taken or to be taken (calculated on a pro forma basis as though such cost savings and revenue enhancements had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings and revenue enhancements are reasonably identifiable and factually supportable, (y) such actions have been taken or are to be taken within 12 months after the date of determination to take such action and (z) no cost savings or revenue enhancements shall be added pursuant to this clause (h) to the extent duplicative of any expenses or charges relating to such cost savings or revenue enhancements that are included in clause (e) above with respect to such period (which adjustments may be incremental to pro forma adjustments made pursuant to the second paragraph of the definition of "Fixed Charge Coverage Ratio"); plus

          (i)    the amount of loss on sales of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

          (j)    any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interests of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under "Certain Covenants—Limitation on Restricted Payments"; plus

          (k)   an amount equal to the Issuer's and its Restricted Subsidiaries' proportional share of the items described in clauses (1)(a) and (b) of this definition relating to each Joint Venture, in each case determined as if such Joint Venture was a Restricted Subsidiary;

        (2)   decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and

        (3)   increased or decreased by (without duplication):

          (a)   any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and its related pronouncements and interpretations; plus or minus, as applicable, and

          (b)   any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk).

        "EMU" means the economic and monetary union as contemplated in the Treaty on European Union.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

        "Equity Offering" means any public or private sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

        (1)   public offerings with respect to the Issuer's or any direct or indirect parent company's common stock registered on Form S-8;

        (2)   issuances to any Subsidiary of the Issuer; and

        (3)   any such public or private sale that constitutes an Excluded Contribution.

        "euro" means the single currency of participating member states of the EMU.

        "Event of Default" has the meaning set forth under "Events of Default and Remedies."

        "Excess Proceeds" has the meaning set forth in the fourth paragraph under "Repurchase at the Option of Holders—Asset Sales."

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Exchange Notes" means any notes issued in exchange for the Notes pursuant to a registration rights agreement or similar agreement.

        "Excluded Contribution" means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer after September 24, 2007 from:

        (1)   contributions to its common equity capital, and

        (2)   the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer's Certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under "Certain Covenants—Limitation on Restricted Payments."

        "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the"Fixed Charge Coverage Ratio Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If, since the beginning of such period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Investment, acquisition, merger or consolidation which is being given pro forma effect that have been or are expected to be realized). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Any such pro forma calculation may include adjustments appropriate to exclude from EBITDA the results of Integrated Payment Systems Inc. and Integrated Payment Systems Canada Inc.

        "Fixed Charges" means, with respect to any Person for any period, the sum of:

        (1)   Consolidated Interest Expense of such Person for such period;

        (2)   all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary during such period; and

        (3)   all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

        "Foreign Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

        "GAAP" means generally accepted accounting principles in the United States which are in effect on the Issue Date.

        "Government Securities" means securities that are:

        (1)   direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

        (2)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

        "Guarantee" means the guarantee by any Guarantor of the Issuer's Obligations under the Indenture.

        "Guarantor" means each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of the Indenture.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

        "Holdco Indenture" shall mean the indenture dated as of September 24, 2007 entered into between Holdings and The Bank of New York, as trustee, relating to the Holdco Notes.

        "Holdco Notes" shall mean the $1,000,000,000 aggregate principal amount of 11 1/2% Senior PIK Notes due 2016 issued by Holdings.

        "Holdings" shall mean First Data Holdings, Inc. (formerly know as New Omaha Holdings Corporation), a Delaware corporation, and its successors.

        "Holder" means the Person in whose name a Note is registered on the registrar's books.

        "Indebtedness" means, with respect to any Person, without duplication:

        (1)   any indebtedness (including principal and premium) of such Person, whether or not contingent:

          (a)   in respect of borrowed money;

          (b)   evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without duplication, reimbursement agreements in respect thereof);

          (c)   representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation, within 60 days of becoming due and payable, has not been paid and becomes a liability on the balance sheet of such Person in accordance with GAAP; or

          (d)   representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

        (2)   to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise on, the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; provided, that the amount of Indebtedness of any Person for purposes of this clause (2) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith; and

        (3)   to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, (b) obligations under or in respect of Receivables Facilities or (c) Settlement Indebtedness.

        "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

        "Initial Purchasers" means Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

        "Investment Grade Securities" means:

        (1)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

        (2)   debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

        (3)   investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

        (4)   corresponding instruments in countries other than the United States customarily utilized for high quality investments.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commissions, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "Certain Covenants—Limitation on Restricted Payments":

        (1)   "Investments" shall include the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

          (a)   the Issuer's "Investment" in such Subsidiary at the time of such redesignation; less

          (b)   the portion (proportionate to the Issuer equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

        (2)   any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer.

        "Investors" means Kohlberg Kravis Roberts & Co. L.P., KKR 2006 Fund L.P., Citigroup Global Markets Inc., Credit Suisse Management LLC, Deutsche Bank Investment Partners, Inc., HSBC Bank plc, LB I Group Inc., GMI Investments, Inc., Citigroup Capital Partners II 2007 Citigroup Investment, L.P., Citigroup Capital Partners II Employee Master Fund, L.P., Citigroup Capital Partners II Onshore, L.P., Citigroup Capital Partners II Cayman Holdings, L.P., CGI CPE LLC, GS Capital Partners VI Parallel, L.P., GS Capital Partners VI GmbH & Co. KG, GS Capital

Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P. GS Mezzanine Partners 2006 Fund, L.P. and Goldman Sachs Investments Ltd. and each of their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

        "Issue Date" means October 24, 2007.

        "Issuer" has the meaning set forth in the first paragraph under "General" and its successors; provided that when used in the context of determining the fair market value of an asset or liability under the Indenture, "Issuer" shall be deemed to mean the Board of Directors of the Issuer when the fair market value is equal to or in excess of $500.0 million (unless otherwise expressly stated).

        "Joint Venture" shall mean, at any date of determination, each joint venture accounted for as an equity method investee of the Issuer and its Restricted Subsidiaries, determined in accordance with GAAP.

        "Legal Holiday" means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

        "Lien" means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Merchant Acquisition and Processing Alliance" shall mean any joint venture or other strategic alliance entered into with any financial institution or other third party primarily entered into to offer Merchant Services.

        "Merchant Agreement" shall mean any contract entered into with a merchant relating to the provision of Merchant Services.

        "Merchant Services" shall mean services provided to merchants relating to the authorization, transaction capture, settlement, chargeback handling and internet-based transaction processing of credit, debit, stored-value and loyalty card and other payment transactions (including provision of point of service devices and other equipment necessary to capture merchant transactions and other ancillary services).

        "Moody's" means Moody's Investors Service, Inc. and any successor to its rating agency business.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

        "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of "Repurchase at the Option of Holders—Asset Sales") to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the

Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Obligations" means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers' acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

        "Offering Memorandum" means the offering memorandum, dated October 16, 2007, relating to the initial private offering of the Notes.

        "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

        "Officer's Certificate" means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indenture.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

        "Permitted Asset Swap" means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the covenant described under "Repurchase at the Option of Holders—Asset Sales."

        "Permitted Holders" means each of the Investors, members of management of the Issuer (or its direct or indirect parent) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

        "Permitted Investments" means:

        (1)   any Investment in the Issuer or any of its Restricted Subsidiaries;

        (2)   any Investment in cash and Cash Equivalents or Investment Grade Securities;

        (3)   any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

          (a)   such Person becomes a Restricted Subsidiary; or

          (b)   such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

        (4)   any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described under "Repurchase at the Option of Holders—Asset Sales" or any other disposition of assets not constituting an Asset Sale;

        (5)   any Investment existing on September 24, 2007 or made pursuant to a binding commitment in effect on September 24, 2007;

        (6)   any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

          (a)   in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

          (b)   as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

        (7)   Hedging Obligations permitted under clause (10) of the second paragraph of the covenant described in "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

        (8)   any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed 2.5% of the Issuer's Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

        (9)   Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in "Certain Covenants—Limitations on Restricted Payments";

        (10) guarantees of Indebtedness permitted under the covenant described in "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

        (11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under "Certain Covenants—Transactions with Affiliates" (except transactions described in clauses (2), (5) and (9) of such paragraph);

        (12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

        (13) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed 3.5% of the Issuer's Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

        (14) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Issuer, are necessary or advisable to effect any Receivables Facility;

        (15) advances to, or guarantees of Indebtedness of, employees not in excess of $50.0 million outstanding at any one time, in the aggregate;

        (16) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person's purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof;

        (17) any Investment in any joint venture existing on September 24, 2007 to the extent contemplated by the organizational documents of such joint venture as in existence on September 24, 2007;

        (18) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

        (19) any Investment arising in the ordinary course of business as a result of any Settlement, including Investments in and of Settlement Assets; and

        (20) Investments of assets made pursuant to any non-qualified deferred compensation plan sponsored by the Issuer or its Restricted Subsidiaries

        "Permitted Liens" means, with respect to any Person:

        (1)   pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

        (2)   Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

        (3)   Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

        (4)   Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

        (5)   minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

        (6)   Liens securing Indebtedness permitted to be incurred pursuant to clause (1), (4), (12), (13), (18) or (19) of the second paragraph under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; provided that (a) Liens securing Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (13) relate only to Refinancing Indebtedness that serves to refund or refinance Indebtedness, Disqualified

Stock or Preferred Stock incurred under clause (4) or (12) of the second paragraph under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," (b) Liens securing Indebtedness permitted to be incurred pursuant to clause (18) extend only to the assets of Foreign Subsidiaries, (c) Liens securing Indebtedness permitted to be incurred pursuant to clause (19) are solely on acquired property or the assets of the acquired entity, as the case may be and (d) Liens securing Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (4) of the second paragraph under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" extend only to the assets so financed, purchased, constructed or improved;

        (7)   Liens existing on September 24, 2007;

        (8)   Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

        (9)   Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

        (10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

        (11) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

        (12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

        (13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

        (14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

        (15) Liens in favor of the Issuer or any Guarantor;

        (16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business;

        (17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

        (18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under the foregoing clauses (6), (7),

(8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

        (19) deposits made in the ordinary course of business to secure liability to insurance carriers;

        (20) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $100.0 million at any one time outstanding;

        (21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (6) under the caption "Events of Default and Remedies" so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

        (22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

        (23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

        (24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreements;

        (25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

        (26) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

        (27) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business; and

        (28) Settlement Liens.

        For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on such Indebtedness.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

        "Qualified Proceeds" means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Issuer in good faith.

        "Rating Agencies" means Moody's and S&P or if Moody's or S&P or both shall not make a rating on the applicable security or other investment publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody's or S&P or both, as the case may be.

        "Receivables Facility" means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries purports to sell its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with any Receivables Facility.

        "Receivables Subsidiary" means any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto.

        "Redemption Date" has the meaning set forth under "Optional Redemption."

        "Registration Rights Agreement" means the Registration Rights Agreement related to the Notes, dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers.

        "Related Business Assets" means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

        "Required Debt" means the outstanding principal amount of (1) the Notes (including any Additional Notes), other than Notes beneficially owned by the Issuer or its Affiliates, (2) the Senior Interim Debt (excluding any Senior Interim Debt held by Defaulting Lenders (as defined in the Senior Interim Debt Agreement)), (3) the Senior Cash-Pay Notes (as defined in the Senior Interim Debt Agreement), (4) the Senior PIK Notes (as defined in the Senior Interim Debt Agreement) and (5) any securities issued to refinance or replace any of the items described in clauses (2) through (4) of this definition, at such date voting as a single class, to the extent permitted under the indenture and the Senior Interim Debt Agreement.

        "Required Holders" means Persons holding the Required Debt.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon an Unrestricted Subsidiary's ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary."

        "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

        "Sale and Lease-Back Transaction" means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Secured Indebtedness" means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Senior Credit Facility" means the credit agreement dated as of September 24, 2007 by and among the Issuer, the lenders party thereto in their capacities as lenders thereunder and Credit Suisse, Cayman Islands Branch, as administrative agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" above).

        "Senior Indebtedness" means:

        (1)   all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facility or Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

        (2)   all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facility) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

        (3)   all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Interim Debt Agreement and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

        (4)   all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Interim Debt Agreement) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

        (5)   any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

        (6)   all Obligations with respect to the items listed in the preceding clauses (1) through (5);

provided, however, that Senior Indebtedness shall not include:

          (a)   any obligation of such Person to the Issuer or any of its Subsidiaries;

          (b)   any liability for federal, state, local or other taxes owed or owing by such Person;

          (c)   any accounts payable or other liability to trade creditors arising in the ordinary course of business;

          (d)   any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

          (e)   that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

        "Senior Interim Debt" means $1,550,000,000 aggregate principal amount of outstanding cash-pay borrowings under the Senior Interim Debt Agreement maturing in 2015 and $2,750,000,000 aggregate principal amount of outstanding PIK borrowings under the Senior Interim Debt Agreement.

        "Senior Interim Debt Agreement" means the interim credit agreement relating to the Senior Interim Debt dated as of September 24, 2007 by and among the Issuer, the lenders party thereto in their capacities as lenders thereunder and Citibank N.A., as administrative agent, including any guarantees, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder up to an amount of $1,550,000,000 in cash-pay borrowings and/or $2,750,000,000 outstanding PIK borrowings (plus any additional principal amount attributable to PIK interest).

        "Senior Subordinated Interim Debt" means $2,500,000,000 aggregate principal amount of outstanding borrowings under the Senior Subordinated Interim Debt Agreement.

        "Senior Subordinated Interim Debt Agreement" means the interim credit agreement relating to the Senior Subordinated Debt dated as of September 24, 2007 by and among the Issuer, the lenders party thereto in their capacities as lenders thereunder and Citibank N.A., as administrative agent, including any guarantees, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder up to an amount of $2,500,000,000.

        "Settlement" shall mean the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

        "Settlement Asset" shall mean any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

        "Settlement Indebtedness" shall mean any payment or reimbursement obligation in respect of a Settlement Payment.

        "Settlement Lien" shall mean any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

        "Settlement Payment" shall mean the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

        "Settlement Receivable" shall mean any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for and in the amount of a Settlement made or arranged, or to be made or arranged, by such Person.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

        "Similar Business" means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

        "Sponsor Management Agreement" means the management agreement between certain of the management companies associated with the Investors and the Issuer.

        "Subordinated Indebtedness" means, with respect to the Notes,

        (1)   any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, including the Senior Subordinated Interim Debt Agreement, and

        (2)   any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes, including the Guarantees of the Senior Subordinated Interim Debt Agreement by the Guarantors.

        "Subsidiary" means, with respect to any Person:

        (1)   any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

        (2)   any partnership, joint venture, limited liability company or similar entity of which

          (x)   more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

          (y)   such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

        "Total Assets" means, with respect to any Person, the total assets of such Person and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Issuer or such other Person as may be expressly stated (excluding settlement assets, as shown on such balance sheet).

        "Transaction" means the transactions contemplated by the Transaction Agreement, borrowings under the Bridge Facilities and borrowings under the Senior Credit Facility as in effect on September 24, 2007.

        "Transaction Agreement" means the Agreement and Plan of Merger, dated as of April 1, 2007, among New Omaha Holdings L.P., Omaha Acquisition Corporation and the Issuer, as amended prior to September 24, 2007.

        "Treasury Rate" means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to September 30, 2011; provided, however, that if the period from the Redemption Date to September 30, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

        "Unrestricted Subsidiary" means:

        (1)   any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

        (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

        (1)   any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

        (2)   such designation complies with the covenants described under "Certain Covenants—Limitation on Restricted Payments"; and

        (3)   each of:

          (a)   the Subsidiary to be so designated; and

          (b)   its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

        The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

        (1)   the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; or

        (2)   the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

        Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer or any committee thereof giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

        (1)   the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

        (2)   the sum of all such payments.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Exchange Offer

        The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, you will not recognize gain or loss upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

        In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Ownership of the Notes

        The following is a summary of certain United States federal income and, in the case of non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership and disposition of the notes as of the date of this prospectus.

        As used herein, a "U.S. holder" means a beneficial owner of the notes that is for United States federal income tax purposes any of the following:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        The term "non-U.S. holder" means a beneficial owner of the notes (other than a partnership or any other entity treated as a partnership for United States federal income tax purposes) that is not a U.S. holder.

        This summary deals only with notes that are held as capital assets, and does not represent a detailed description of the United States federal income tax consequences applicable to you if you are a person subject to special tax treatment under the United States federal income tax laws, including, without limitation:

  •
  a dealer in securities or currencies;

  •
  a financial institution;

  •
  a regulated investment company;

  •
  a real estate investment trust;

  •
  a tax-exempt organization;

  •
  an insurance company;

  •
  a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

  •
  a trader in securities that has elected the mark-to-market method of accounting for your securities;

  •
  a person liable for alternative minimum tax;

  •
  a partnership or other pass-through entity for United States federal income tax purposes;

  •
  a U.S. holder whose "functional currency" is not the U.S. dollar;

  •
  a controlled foreign corporation;

  •
  a passive foreign investment company; or

  •
  a United States expatriate.

        This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed, possibly on a retroactive basis, so as to result in United States federal income and estate tax consequences different from those summarized below.

        If a partnership (including any entity classified as a partnership for United States federal income tax purposes) holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding notes, you should consult your own tax advisors.

        This summary does not represent a detailed description of the United States federal income and estate tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular holder of notes. You should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Certain Tax Consequences to U.S. Holders

        The following is a summary of certain United States federal income tax consequences that will apply to U.S. holders of the notes.

Payments of Interest

        Except as set forth below, qualified stated interest (as defined below) on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for United States federal income tax purposes.

Original Issue Discount

        The notes were issued with original issue discount ("OID") in an amount equal to the difference between their "stated redemption price at maturity" (the sum of all payments to be made on the notes other than "qualified stated interest") and their "issue price." You should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the notes, even if denominated as interest, to the extent such payments do not constitute "qualified stated interest" (as defined below).

        This summary is based upon final United States Treasury regulations addressing debt instruments issued with OID.

        The "issue price" of each note is the first price at which a substantial amount of that particular offering was sold (other than to an underwriter, placement agent or wholesaler). The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer), and meets all of the following conditions:

  •
  it is payable at least once per year;

  •
  it is payable over the entire term of the note; and

  •
  it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

        The stated interest payments on the notes are qualified stated interest.

        The amount of OID that you must include in income is the sum of the "daily portions" of OID with respect to the note for each day during the taxable year or portion of the taxable year in which you held such note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the excess, if any, of:

  •
  the product of the note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period), over

  •
  the aggregate of all qualified stated interest allocable to the accrual period.

        OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. The "adjusted issue price" of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below. Under these rules, you will have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on notes held of record by persons other than corporations and other exempt holders.

        You may elect to treat all interest on a note as OID and calculate the amount includible in gross income under the constant yield method described above. The election is to be made for the taxable year in which you acquired the note, and may not be revoked without the consent of the Internal Revenue Service ("IRS"). You should consult with your own tax advisors about this election.

Market Discount

        If you purchase a note for an amount that is less than its adjusted issue price, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the note at the time of the payment or disposition.

        In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note. You may elect, on a note-by-note basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

        Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply.

Acquisition Premium, Amortizable Bond Premium

        If you purchase a note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, you will be considered to have purchased that note at an "acquisition premium." Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

        If you purchase a note for an amount in excess of the sum of all amounts payable on the note after the purchase date other than qualified stated interest, you will be considered to have purchased the note at a premium and you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note.

Sale, Exchange, Retirement, or Other Disposition

        Upon the sale, exchange, retirement, or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued and unpaid qualified stated interest, which will be taxable as interest income to the extent not previously included in income as discussed above) and the adjusted tax basis of the note. Your adjusted tax basis in a note will, in general, be your cost for that note increased by any OID or market discount previously included in income, and reduced by any amortized premium. Except as described above with respect to market discount, any gain or loss will be capital gain or loss. Capital gains of non-corporate U.S. holders derived in respect of capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Certain Tax Consequences to Non-U.S. Holders

        The following is a summary of certain United States federal income and estate tax consequences that will apply to non-U.S. holders of the notes.

United States Federal Withholding Tax

        The 30% United States federal withholding tax will not apply to any payment of interest (including OID) on the notes under the "portfolio interest rule," provided that:

  •
  interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

  •
  you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

  •
  you are not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

  •
  you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

  •
  either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

        If you cannot satisfy the requirements described above, payments of interest (including OID) made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

  •
  IRS Form W-8BEN (or other applicable form) certifying an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

  •
  IRS Form W-8ECI (or other applicable form) certifying interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under "—United States Federal Income Tax").

        The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of a note.

United States Federal Income Tax

        If you are engaged in a trade or business in the United States and interest (including OID) on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest (including OID) on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in "—United States Federal Withholding Tax" are satisfied) in generally the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest (including OID), subject to adjustments.

        Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), in which case such gain will be taxed in the same manner as effectively connected interest as described above; or

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

United States Federal Estate Tax

        Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the "portfolio interest rule"

described above under "—United States Federal Withholding Tax" without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

U.S. Holders

        In general, information reporting requirements will apply to certain payments of principal and interest (including OID) paid on the notes and to the proceeds of the sale or other disposition (including retirement or a redemption) of a note paid to you (unless you are an exempt recipient such as a corporation). Backup withholding may apply to such payments if you fail to provide a correct taxpayer identification number or a certification that you are not subject to backup withholding.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

        In general, we must report to the IRS and to you the amount of interest (including OID) paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

        In general, you will not be subject to backup withholding with respect to payments of interest (including OID) on the notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the required certification that you are a non-U.S. holder described above in the fifth bullet point under "—Certain Tax Consequences to Non-U.S. Holders—United States Federal Withholding Tax."

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including retirement or a redemption) of notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the payor under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

 CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the acquisition of the notes or the exchange notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" (within the meaning of ERISA) of any such plan, account or arrangement (each, a "Plan").

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in the notes or exchange notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the notes or the exchange notes by a Plan subject to ERISA or the Code with respect to which we or the initial purchasers are considered to be a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the notes or the exchange notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the

ERISA Plan pays no more than adequate consideration in connection with the transaction. Similar restrictions may apply to Plans that are subject to Similar Law. Because of the foregoing, the notes and the exchange notes should not be acquired or held by any person investing "plan assets" of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

        The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring the notes or the exchange notes (and holding or disposing of the notes or the exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transaction and whether an exemption would be applicable to the purchase and holding of the notes.

        Accordingly, by acceptance of a note or an exchange note, each purchaser and subsequent transferee of a note or an exchange note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes or the exchange notes constitutes assets of any Plan or (ii) the acquisition and holding of the notes or exchange notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to an exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to an exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to an exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit of any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

 LEGAL MATTERS

        The validity and enforceability of the exchange notes and the related guarantees will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. An investment vehicle comprised of several partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns interests representing less than 1% of the capital commitments of the KKR Millennium Fund, L.P. and KKR 2006 Fund L.P.

EXPERTS

        Our consolidated financial statements as of December 31, 2006, and for the period from January 1, 2007 through September 24, 2007 and for each of the two years in the period ended December 31, 2006 (predecessor period) and as of December 31, 2007, and for the period from September 25, 2007 through December 31, 2007 (successor period) appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The combined financial statements of Chase Paymentech as of December 31, 2007 and for each of the two years in the period ended December 31, 2007 have been audited by Grant Thornton LLP, independent registered public accounting firm, as stated in their report appearing herein which report expresses an unqualified opinion and contains an explanatory paragraph relating to Chase Paymentech continuing in its current form, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

        We and our guarantor subsidiaries have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, our guarantor subsidiaries and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete.

        We have historically filed annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we have or will file with the SEC at the SEC's public website (www.sec.gov) or at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, DC 20549. Copies of such materials can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

        We and our guarantor subsidiaries have agreed that even if we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, we will nonetheless file with the SEC and make available to the trustee and to holders of notes the reports specified in "Description of Notes—Certain Covenants—Reports and Other Information," subject to the provisions described in that section.

        You should rely only upon the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

        This prospectus contains summaries of certain agreements that we have entered into or will enter into in connection with the Transactions, such as the indenture governing the notes and the registration rights agreement relating to the exchange notes, our senior secured credit facilities, the agreements governing our unsecured debt and certain agreements described under "The Merger," "Management" and "Certain Relationships and Related Party Transactions." The descriptions contained in this prospectus of these agreements do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you in response to a written or oral request to us.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

FIRST DATA CORPORATION

INDEX TO FINANCIAL STATEMENTS

First Data Corporation and Subsidiaries:
Consolidated Financial Statements:
Report of Ernst & Young LLP, Independent Registered Public Accounting Firm	F-2

Consolidated Statements of Operations for the successor period from September 25, 2007 through December 31, 2007, and for the predecessor periods from January 1, 2007 through September 24, 2007 and the years ended December 31, 2006 and 2005

F-4
Consolidated Balance Sheets at December 31, 2007 (successor) and 2006 (predecessor)	F-5

Consolidated Statements of Cash Flows for the successor period from September 25, 2007 through December 31, 2007, and for the predecessor periods from January 1, 2007 through September 24, 2007 and the years ended December 31, 2006 and 2005

F-6

Consolidated Statements of Stockholders' Equity for the successor period from September 25, 2007 through December 31, 2007, and for the predecessor periods from January 1, 2007 through September 24, 2007 and the years ended December 31, 2006 and 2005

F-7
Notes to Consolidated Financial Statements	F-9
Schedule II — Valuation and Qualifying Accounts. See Item 21. Exhibits and Financial Statements Schedules, (b) Financial Statement Schedules.
Unaudited Consolidated Financial Statements:
Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2008 (successor) and 2007 (predecessor)	F-98
Consolidated Balance Sheets as of June 30, 2008 (successor) and December 31, 2007 (successor)	F-99
Consolidated Statements of Cash Flows for the Three and Six Months Ended June 30, 2008 (successor) and 2007 (predecessor)	F-100
Notes to Unaudited Consolidated Financial Statements	F-101
Chase Paymentech Combined Financial Statements:
Report of Grant Thornton LLP, Independent Registered Public Accounting Firm	F-140
Combined Balance Sheets at December 31, 2007 and 2006	F-141
Combined Statements of Income & Comprehensive Income for the years ended December 31, 2007 and 2006 and for the year ended December 31, 2005 (unaudited)	F-142
Combined Statements of Changes in Owners' Equity for the year ended December 31, 2007 and 2006 and for the year ended December 31, 2005 (unaudited)	F-143
Combined Statements of Cash Flows for the years ended December 31, 2007 and 2006 and for the year ended December 31, 2005 (unaudited)	F-144
Notes to Combined Financial Statements	F-145

        All other schedules for First Data Corporation and subsidiaries have been omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the respective financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of First Data Corporation

        We have audited the accompanying consolidated balance sheet of First Data Corporation as of December 31, 2006, and the related consolidated statements of operations, cash flows and stockholders' equity for the period from January 1, 2007 through September 24, 2007 and for each of the two years in the period ended December 31, 2006 (predecessor period) and the consolidated balance sheet of First Data Corporation as of December 31, 2007, and the related consolidated statements of operations, cash flows and stockholders' equity for the period from September 25, 2007 through December 31, 2007 (successor period) (collectively consolidated financial statements). Our audits also included the financial statement schedule listed in the Index to Financial Statements. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Data Corporation at December 31, 2006, and the consolidated results of its operations and cash flows for the period from January 1, 2007 through September 24, 2007 and for each of the two years in the period ended December 31, 2006 (predecessor period) and the consolidated financial position of First Data Corporation as of December 31, 2007, and the consolidated results of its operations and cash flows for the period from September 25, 2007 through December 31, 2007 (successor period), in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 9 to the consolidated financial statements on January 1, 2007, First Data Corporation changed its method for accounting for Uncertainty in Income Taxes in accordance with Financial Accounting Standards Board Interpretation No. 48. As discussed in Note 1 to the consolidated financial statements on January 1, 2006, First Data Corporation changed its method for accounting for Share-Based Payments in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) and on December 31, 2006 its method of accounting for postretirement benefit plans in accordance with Statement of Financial Accounting Standards No. 158.

/s/ Ernst & Young LLP

Denver, Colorado

March 12, 2008,
except for Note 1—Presentation, Note 17 and Note 20,
as to which the date is August 11, 2008

Consolidated Financial Statements for the successor period from September 25, 2007 through December 31, 2007, and for the predecessor periods from January 1, 2007 through September 24, 2007 and the years ended December 31, 2006 and 2005.

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor	Predecessor

	Period from September 25 through December 31, 2007(a)	Period from January 1 through September 24, 2007	Year ended December 31,
			2006	2005
		(in millions)
Revenues(b):
Transaction and processing service fees:
Merchant related services(c)	$691.0	$1,833.6	$2,345.1	$2,070.5
Check services	113.6	304.1	353.6	354.2
Card services	570.7	1,411.9	1,767.1	1,693.2
Other services	178.0	416.3	571.8	541.0
Investment income, net	(8.2)	(66.9)	(128.6)	(33.6)
Product sales and other	223.0	616.4	699.8	617.4
Reimbursable debit network fees, postage and other	510.4	1,257.5	1,467.6	1,283.4

	2,278.5	5,772.9	7,076.4	6,526.1

Expenses:
Cost of services (exclusive of items shown below)	790.3	2,207.3	2,493.3	2,307.2
Cost of products sold	87.3	209.2	281.0	249.6
Selling, general and administrative	367.9	1,058.8	1,129.3	1,010.8
Reimbursable debit network fees, postage and other	510.4	1,257.5	1,467.6	1,283.4
Depreciation and amortization	367.8	476.4	619.7	610.0
Other operating expenses:
Restructuring, net	(0.2)	7.9	24.0	76.2
Impairments	—	20.6	16.1	40.8
Litigation and regulatory settlements	—	2.5	(34.8)	—
Other	—	(7.7)	(0.3)	25.6

	2,123.5	5,232.5	5,995.9	5,603.6

Operating profit	155.0	540.4	1,080.5	922.5

Interest income	17.9	30.8	55.5	12.4
Interest expense	(584.7)	(103.6)	(248.0)	(190.9)
Other income (expense)	(74.0)	4.9	22.6	145.8

	(640.8)	(67.9)	(169.9)	(32.7)

(Loss) income before income taxes, minority interest, equity earnings in affiliates and discontinued operations	(485.8)	472.5	910.6	889.8

Income tax (benefit) expense	(176.1)	125.8	203.7	188.3
Minority interest	(39.0)	(105.3)	(142.3)	(126.9)
Equity earnings in affiliates	46.8	223.0	283.1	232.9

(Loss) income from continuing operations	(301.9)	464.4	847.7	807.5
(Loss) income from discontinued operations, net of taxes of $0, $3.0, $360.0 and $402.1, respectively	—	(3.6)	665.7	909.9

Net (loss) income	$(301.9)	$460.8	$1,513.4	$1,717.4

(a)
Includes the results of operations (reflecting the change in fair value of forward starting contingent interest rate swaps) of Omaha Acquisition Corporation for the period prior to the merger with and into First Data Corporation from March 29, 2007 (its formation) through September 24, 2007. Also includes post merger results of First Data Corporation for the period from September 25, 2007 to December 31, 2007.

(b)
Includes revenue from Western Union and Primary Payment Systems commercial relationships previously eliminated in consolidation of $18.5 million and $24.5 million for the years ended December 31, 2006 and 2005, respectively.

(c)
Includes processing fees, administrative service fees and other fees charged to merchant alliances accounted for under the equity method of $61.3 million for the successor period from September 25, 2007 through December 31, 2007, $165.1 million for the predecessor period from January 1, 2007 through September 24, 2007, $226.1 million and $248.6 million for the years ended December 31, 2006 and 2005, respectively.

See Notes to Consolidated Financial Statements.

FIRST DATA CORPORATION

CONSOLIDATED BALANCE SHEETS

	Successor	Predecessor

	December 31, 2007	December 31, 2006
	(in millions, except common stock share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$606.5	$1,154.2
Accounts receivable, net of allowance for doubtful accounts of $14.7 (2007) and $20.3 (2006)	2,412.8	1,924.4
Settlement assets	17,142.6	7,775.9
Other current assets	479.7	374.8

Total current assets	20,641.6	11,229.3

Property and equipment, net of accumulated depreciation of $61.2 (2007) and $1,711.3 (2006)	939.3	768.0
Goodwill	16,817.2	7,359.5
Customer relationships, net of accumulated amortization of $230.5 (2007) and $968.9 (2006)	6,785.5	1,598.7
Other intangibles, net of accumulated amortization of $76.9 (2007) and $1,147.0 (2006)	1,738.1	978.8
Investment in affiliates	3,526.3	756.5
Long-term settlement assets	1,085.8	11,373.9
Other long-term assets	975.5	501.1

Total assets	$52,509.3	$34,565.8

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$158.5	$174.6
Short-term and current portion of long-term borrowings	620.3	221.9
Settlement obligations	18,228.4	19,166.5
Other current liabilities	1,398.9	1,391.7

Total current liabilities	20,406.1	20,954.7

Long-term borrowings	21,953.5	2,294.3
Deferred long-term tax liabilities	2,381.6	536.0
Other long-term liabilities	939.1	639.6

Total liabilities	45,680.3	24,424.6

Commitments and contingencies (See Note 13)
Stockholders' equity:
Common stock, $.01 par value; authorized and issued 1,000 shares (2007) and authorized 2.0 billion shares and issued 1.1 billion shares (2006)	—	10.7
Additional paid-in capital	7,224.4	9,713.6

Paid-in capital	7,224.4	9,724.3
Retained earnings (loss)	(301.9)	10,900.6
Accumulated other comprehensive loss	(93.5)	(16.9)
Less treasury stock at cost, 0 shares (2007) and 0.3 billion shares (2006)	—	(10,466.8)

Total stockholders' equity	6,829.0	10,141.2

Total liabilities and stockholders' equity	$52,509.3	$34,565.8

See Notes to Consolidated Financial Statements.

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor	Predecessor

	Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007	Year ended December 31,
			2006	2005
		(in millions)
Cash and cash equivalents at beginning of period, including cash of discontinued operations in 2006 and 2005	—	$1,154.2	$1,180.9	$895.4

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income from continuing operations	$(301.9)	464.4	847.7	807.5
Net (loss) income from discontinued operations	—	(3.6)	665.7	909.9
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization (including amortization netted against equity earnings in affiliates and revenues)	427.2	540.2	700.8	689.0
Charges (gains) related to restructuring, impairments, litigation and regulatory settlements, other and other income (expense)	73.8	20.9	(17.6)	(3.2)
Other non-cash and non-operating items, net	(35.6)	67.8	(38.5)	(9.2)
Increase (decrease) in cash, excluding the effects of acquisitions and dispositions, resulting from changes in:
Accounts receivable, current and non-current	(316.9)	(145.4)	(183.8)	(110.9)
Other assets, current and non-current	124.8	(28.7)	46.8	38.1
Accounts payable and other liabilities, current and non-current	(100.8)	(4.8)	(60.0)	(82.5)
Income tax accounts	(61.4)	69.6	117.8	(73.6)
Excess tax benefit from share-based payment arrangement	—	(219.8)	(124.2)	—

Net cash (used in) provided by operating activities from continuing operations	(190.8)	764.2	1,289.0	1,255.2
Net cash (used in) provided by operating activities from discontinued operations	—	(9.7)	796.0	1,091.0

Net cash (used in) provided by operating activities	(190.8)	754.5	2,085.0	2,346.2

CASH FLOWS FROM INVESTING ACTIVITIES
Merger, net of cash acquired	(25,756.2)	—	—	—
Current year acquisitions, net of cash acquired	(136.6)	(690.3)	(287.5)	(443.9)
Payments related to other businesses previously acquired	(0.5)	(50.0)	(51.1)	(55.8)
Proceeds from dispositions, net of expenses paid	—	—	198.7	56.2
Additions to property and equipment, net	(55.2)	(275.5)	(170.4)	(189.5)
Payments to secure customer service contracts, including outlays for conversion and capitalized systems development costs	(57.5)	(123.7)	(129.7)	(137.9)
Proceeds from the sale of marketable securities	14.1	11.8	45.0	224.5
Dividend received from discontinued operations	—	—	2,500.0	—
Cash retained by Western Union	—	—	(1,327.8)	—
Other investing activities	108.7	(9.5)	202.6	(88.5)

Net cash (used in) provided by investing activities from continuing operations	(25,883.2)	(1,137.2)	979.8	(634.9)
Net cash used in investing activities from discontinued operations	—	—	(280.3)	(125.1)

Net cash (used in) provided by investing activities	(25,883.2)	(1,137.2)	699.5	(760.0)

CASH FLOWS FROM FINANCING ACTIVITIES
Short-term borrowings, net	238.5	26.3	176.0	39.6
Proceeds from issuance of long-term debt	21,245.7	—	—	995.6
Principal payments on long-term debt	(2,033.3)	(126.6)	(2,412.8)	(242.2)
Proceeds from issuance of common stock	7,224.4	187.4	729.8	319.5
Excess tax benefit from share-based payment arrangement	—	219.8	124.2	—
Purchase of treasury shares	—	(371.8)	(1,252.5)	(2,222.7)
Cash dividends	—	(67.7)	(183.6)	(155.0)

Net cash provided by (used in) financing activities from continuing operations	26,675.3	(132.6)	(2,818.9)	(1,265.2)
Net cash used in financing activities from discontinued operations	—	—	(26.5)	(0.7)

Net cash provided by (used in) financing activities	26,675.3	(132.6)	(2,845.4)	(1,265.9)

Effect of exchange rate changes on cash and cash equivalents	5.2	34.5	34.2	(34.8)

Change in cash and cash equivalents	606.5	(480.8)	(26.7)	285.5

Cash and cash equivalents at end of period, including cash of discontinued operations in 2005	$606.5	$673.4	$1,154.2	$1,180.9

See Notes to Consolidated Financial Statements.

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

				Accumulated Other Comprehensive Income (Loss)			Treasury Stock
		Comprehensive Income	Retained Earnings		Common Shares	Paid-In Capital
	Total						Shares	Cost
	(in millions, except per share amounts)
Predecessor
Balance, December 31, 2004	$8,886.1		$7,961.1	$(1.8)	1,067.7	$9,516.8	(263.7)	$(8,590.0)
Comprehensive income
Net income	1,717.4	$1,717.4	1,717.4
Other comprehensive income (loss):
Unrealized losses on securities	(120.6)	(120.6)
Unrealized gains on hedging activities	11.6	11.6
Foreign currency translation adjustment	(77.5)	(77.5)
Minimum pension liability adjustment	22.0	22.0

Other comprehensive loss		(164.5)		(164.5)

Comprehensive income		$1,552.9

Purchase of treasury shares	(2,175.0)						(53.7)	(2,175.0)
Stock issued for compensation and benefit plans	374.1		(181.7)			41.4	12.5	514.4
Stock option accelerated vesting	11.5					11.5
Other	(7.7)					(7.7)
Cash dividends declared ($0.24 per share)	(184.9)		(184.9)

Balance, December 31, 2005	8,457.0		9,311.9	(166.3)	1,067.7	9,562.0	(304.9)	(10,250.6)
Comprehensive income
Net income	1,513.4	$1,513.4	1,513.4
Other comprehensive income:
Unrealized gains on securities	68.9	68.9
Unrealized gains on hedging activities	2.3	2.3
Foreign currency translation adjustment	58.4	58.4
Minimum pension liability adjustment	4.0	4.0

Other comprehensive income		133.6		133.6

Comprehensive income		$1,647.0

Purchase of treasury shares	(1,286.9)						(35.5)	(1,286.9)
Stock issued for compensation and benefit plans	930.8		(309.4)			178.8	25.2	1,061.4
Stock issued for exercise of warrant	—		(9.3)				0.4	9.3
Adjustment to initially apply SFAS No. 158	(46.3)			(46.3)
Other	(0.6)					(0.6)
Western Union dividend	600.7		554.5	62.1		(15.9)
Cash dividends declared ($0.21 per share)	(160.5)		(160.5)

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Continued)

				Accumulated Other Comprehensive Income (Loss)			Treasury Stock
		Comprehensive Income	Retained Earnings		Common Shares	Paid-In Capital
	Total						Shares	Cost
	(in millions, except per share amounts)
Balance, December 31, 2006 (as previously reported)	10,141.2		10,900.6	(16.9)	1,067.7	9,724.3	(314.8)	(10,466.8)
Adjustment to record adoption of FIN 48	(22.7)		(22.7)

Balance, December 31, 2006 (Adjusted)	10,118.5		10,877.9	(16.9)	1,067.7	9,724.3	(314.8)	(10,466.8)
Comprehensive income
Net income	460.8	$460.8	460.8
Other comprehensive income (loss):
Unrealized losses on securities	(18.2)	(18.2)
Unrealized gains on hedging activities	0.4	0.4
Foreign currency translation adjustment	123.1	123.1

Other comprehensive income		105.3		105.3

Comprehensive income		$566.1

Purchase of treasury shares	(335.3)						(11.2)	(335.3)
Stock issued for compensation and benefit plans	659.2		(84.0)			394.1	12.5	349.1
Cash dividends declared ($0.06 per share)	(45.3)		(45.3)

Balance, September 24, 2007	$10,963.2		$11,209.4	$88.4	1,067.7	$10,118.4	(313.5)	$(10,453.0)

Successor
Investment by Parent Company	$7,224.4				0.0	$7,224.4
Net loss	(301.9)	$(301.9)	$(301.9)
Other comprehensive income (loss):
Unrealized losses on hedging activities	(109.1)	(109.1)
Foreign currency translation adjustment	14.0	14.0
Minimum pension liability adjustment	1.6	1.6

Other comprehensive loss		(93.5)		$(93.5)

Comprehensive loss		$(395.4)

Balance, December 31, 2007	$6,829.0		$(301.9)	$(93.5)	0.0	$7,224.4	—	$—

See Notes to Consolidated Financial Statements.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Summary of Significant Accounting Policies

Consolidation

        The accompanying Consolidated Financial Statements of First Data Corporation ("FDC" or "the Company") include the accounts of FDC and its controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in unconsolidated affiliated companies are accounted for under the equity method and are included in "Investment in affiliates" in the accompanying Consolidated Balance Sheets. The Company generally utilizes the equity method of accounting when it has an ownership interest of between 20% and 50% in an entity, providing the Company is able to exercise significant influence over the investee's operations.

        The Company consolidates an entity's financial statements when the Company either will absorb a majority of the entity's expected losses or residual returns, in the case of a variable interest entity ("VIE"), or has the ability to exert control over a subsidiary. Control is normally established when ownership interests exceed 50% in an entity; however, when the Company does not exercise control over a majority-owned entity as a result of other investors having rights over the management and operations of the entity, the Company accounts for the entity under the equity method. As of December 31, 2007 and 2006, there were no greater-than-50%-owned affiliates whose financial statements were not consolidated.

        On September 24, 2007, the Company was acquired through a merger transaction by affiliates of Kohlberg Kravis Roberts & Co ("KKR" or the "sponsor"). The merger resulted in the equity of FDC becoming privately held. Details of the merger are more fully discussed in Note 2. The transaction was accounted for as a reverse acquisition with Omaha Acquisition Corporation. Although FDC continued as the surviving corporation and same legal entity after the merger, the accompanying consolidated statements of operations, cash flows and stockholder's equity are presented for two periods: predecessor and successor, which relate to the periods preceding the merger and the period succeeding the merger, respectively. The Company applied purchase accounting to the opening balance sheet and results of operations on September 25, 2007 as the merger occurred at the close of business on September 24, 2007. The merger resulted in a new basis of accounting beginning on September 25, 2007 and the financial reporting periods are presented as follows:

  •
  The twelve month period ended December 31, 2007 includes the predecessor period of the Company from January 1, 2007 to September 24, 2007 and the successor period, reflecting the merger of the Company and Omaha Acquisition Corporation, from September 25, 2007 to December 31, 2007.

  •
  The results of operations of Omaha Acquisition Corporation from March 29, 2007 (formation date) to September 24, 2007 are included in the results of operations in the successor period. Omaha Acquisition Corporation had no assets, liabilities or results of operations other than those related to two forward starting, deal contingent interest rate swaps entered into prior to consummation of the merger.

  •
  The 2006 and 2005 periods presented are predecessor. The Consolidated Financials Statements for all predecessor periods have been prepared using the historical basis of accounting for the Company. As a result of the merger and the associated purchase accounting, the Consolidated Financial Statements of the successor period are not comparable to periods preceding the merger.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1: Summary of Significant Accounting Policies (Continued)

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Actual results could differ from those estimates.

Presentation

        The Company's Consolidated Balance Sheet presentation has historically been unclassified due to the short—term nature of its settlement obligations contrasted with the Company's ability to invest cash awaiting settlement in long—term investment securities. As noted below and as of October 2007, the Company repositioned the majority of its investment portfolio associated with cash awaiting settlement from long-term investments to short-term investments. As a result of the repositioning of the portfolio such that a majority of the settlement assets and all settlement liabilities are short-term, the Company has revised to a classified balance sheet. The Consolidated Balance Sheets as of December 31, 2007 and 2006 have been revised to conform to this presentation.

        A new Chief Executive Officer, the Company's chief operating decision maker, was appointed as a result of the September 24, 2007 merger described above and in Note 2. In connection with this change in leadership, changes were made to the Company's senior management and organization of the business. Effective January 1, 2008, the Company's new Chief Executive Officer began making strategic and operating decisions with regards to assessing performance and allocating resources based on a new segment structure. Segment results for 2007, 2006 and 2005 have been adjusted to reflect the new structure. In connection with this segment realignment, the Company also reclassified certain transaction and processing service fee revenue components in the Consolidated Statements of Operations, primarily the prepaid business from "Merchant related services" to "Other services" and the debit network business from "Merchant related services" to "Card services". Additionally, consolidated expenses for 2007, 2006 and 2005 have been revised to present certain depreciation and amortization amounts as a separate component of expenses. Refer to Note 17 for a description of the new segments.

        As a result of the spin-off of Western Union ("the spin-off") and the sale of subsidiaries Primary Payment Systems ("PPS"), IDLogix and Taxware, LP ("Taxware") in 2006 as discussed in Note 19, the Company's financial statements reflect Western Union, PPS, IDLogix and Taxware as discontinued operations. Their results of operations are treated as income from discontinued operations, net of tax, and separately stated on the Consolidated Statements of Operations after income from continuing operations.

Business Description

        FDC operates electronic commerce businesses providing a variety of services to financial institutions, commercial establishments and consumers. Such services include merchant transaction processing and acquiring; credit, retail and debit card issuing and processing; official check issuance; and check verification, settlement and guarantee services.

        On September 29, 2006, the Company separated its Western Union money transfer business into an independent, publicly traded company through a spin-off of 100% of Western Union to FDC

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1: Summary of Significant Accounting Policies (Continued)

shareholders in a transaction intended to qualify for tax-free treatment ("the spin-off"). FDC and Western Union are independent and have separate public ownership, boards of directors and management.

        Upon completion of a strategic review of the Company's official check and money order operations in the first quarter of 2007, the Company decided to gradually exit this line of business. The Company expects the wind-down of the majority of the business to take place in 2008. During 2007, the Company repositioned its investment portfolio associated with this business from long-term investments to principally short-term investments, the majority of which were short-term tax-exempt variable rate demand notes at December 31, 2007. In January 2008, the portfolio was repositioned from these short-term tax-exempt variable rate demand notes to short-term taxable investments the majority of which were in commercial paper and bank certificates of deposits.

Revenue Recognition

        The majority of the Company's revenues are comprised of transaction-based fees, which typically constitute a percentage of dollar volume processed, per transaction processed, accounts on file or some combination thereof. In limited circumstances, revenue is allocated to the separate units of accounting in a multiple element transaction based on relative fair values, provided each element has stand alone value to the customer, the fair value of any undelivered items can be readily determined, and delivery of any undelivered items is probable and substantially within the Company's control.

        The Company's official check services generate revenue primarily through the Company's ability to invest funds pending settlement. Historically and during 2007, the Company invested a majority of these funds in high quality instruments issued by municipalities to minimize its exposure to credit risks. The Company pays its agents commissions based on short-term variable interest rates and the balance of outstanding checks or money orders (the "commissionable balance"). The Company nets the commissions paid to agents against the revenue it earns from its investments. Gains and losses associated with the above noted investments are recognized in revenue.

        In the case of merchant contracts that the Company owns and manages, revenue is primarily comprised of fees charged to the merchant, net of interchange and assessments charged by the credit card associations, and is recognized at the time of sale. The fees charged to the merchant are a percentage of the credit card and signature based debit card transaction's dollar value, a fixed amount or a combination of the two. Personal identification number based debit ("PIN-debit") network fees are recognized in "Reimbursable debit network fees, postage and other" revenues and expenses in the Consolidated Statements of Operations. STAR network access fees charged to merchants are assessed on a per transaction basis as part of an acquiring activity.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1: Summary of Significant Accounting Policies (Continued)

        Interchange fees and assessments charged by credit card associations to the Company's consolidated subsidiaries and network fees related to PIN-debit transactions charged by debit networks are as follows (in millions):

	Successor	Predecessor

	Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007	Year ended December 31,
			2006	2005
Interchange fees and assessments	$2,129.8	$5,241.9	$6,396.5	$5,556.3
Debit network fees	303.1	719.8	810.9	665.5

        The Company charges processing fees to its merchant alliance joint ventures. In situations where an alliance is accounted for under the equity method, the Company's consolidated revenues include the processing fees charged to the alliance, as presented on the face of the Consolidated Statements of Operations.

        Revenue from check verification, settlement and guarantee services is recognized at the time of sale less the fair value of the guarantee. The fair value of the guarantee is deferred until the later of the Company being called upon to honor the guarantee or the expiration of the guarantee. Check verification fees generally are a fixed amount per transaction while check guarantee fees generally are a percentage of the check amount.

        The purchase and sale of merchant contracts is an ordinary element of the Company's Merchant Services and International businesses, and therefore, the gains from selling these revenue-generating assets are included within the "Product sales and other" component of revenues.

        Fees based on cardholder accounts on file, both active and inactive, are recognized after the requisite services or period has occurred. Fees for PIN-debit transactions where the Company is the debit card processor for the financial institution are recognized on a per transaction basis. Revenues for output services are derived primarily on a per piece basis and consist of fees for the production, materials and postage related to mailing finished products.

        Software licensing revenue, which is reported in the "Product sales and other" line item of the Consolidated Statements of Operations, is not recognized until each of the following four criteria are met: evidence of an agreement exists, delivery and acceptance has occurred or services have been rendered, the selling price is fixed or determinable, and collection of the selling price is reasonably assured.

        The sale and leasing of point-of-sale devices ("terminals") are also reported in "Product sales and other". Revenue for terminals sold or sold under a sales-type lease transaction is recognized when the following four criteria are met: evidence of an agreement exists, delivery has occurred, the selling price or minimum lease payments are fixed or determinable, and collection of the selling price or minimum lease payments is reasonably assured. Revenue for operating leases is recognized on a straight-line basis over the lease term.

        Services not specifically described above are generally transaction based fees that are recognized at the time the transactions are processed or programming services that are recorded as work is performed.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1: Summary of Significant Accounting Policies (Continued)

Stock-Based Compensation

        Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, "Share-Based Payment" ("SFAS 123R"), using the modified prospective method. SFAS 123R requires all share-based compensation to employees to be measured at their respective grant date fair values and expensed over the requisite service periods and also requires an estimate of forfeitures when calculating compensation expense. The Company recognizes compensation cost on awards with graded vesting on a straight-line basis over the requisite service period for the entire award. In accordance with the Company's chosen method of adoption, results for prior periods have not been adjusted. Prior to the adoption of SFAS 123R, the Company followed Accounting Principles Board Opinion No. 25 ("APB 25") which accounts for share-based payments to employees using the intrinsic value method and, as such, generally recognized no compensation cost for employee stock options. In conjunction with the merger, all stock-based compensation plans were terminated and vesting provisions were accelerated and all unrecognized stock-based compensation was recognized in the predecessor period. The Company established a new stock-based compensation plan in October 2007. Refer to Note 15 for additional discussion regarding details of the Company's share-based compensation plan and the adoption of SFAS 123R.

Foreign Currency Translation

        The U.S. dollar is the functional currency for most of the Company's U.S. based businesses and certain foreign based businesses. Significant operations with a local currency as their functional currency include operations in the United Kingdom, Australia, Germany, Greece and Poland. Foreign currency denominated assets and liabilities for these units and other less significant operations are translated into U.S. dollars based on exchange rates prevailing at the end of the period, and revenues and expenses are translated at average exchange rates during the period. The effects of foreign exchange gains and losses arising from the translation of assets and liabilities of those entities where the functional currency is not the U.S. dollar are included as a component of Other Comprehensive Income ("OCI"). Intercompany loans were considered invested on a long-term basis in the predecessor period and accordingly foreign exchange gains and losses were recorded in OCI. In the successor period, the intercompany loans are not considered invested on a long-term basis and such foreign currency gains and losses were recorded in income. Transaction gains and losses related to operating assets and liabilities are included in the "Cost of services" and "Selling, general and administrative" lines of the Consolidated Statements of Operations and were immaterial. Non-operating transaction gains and losses derived from non-operating assets and liabilities are included in the "Other income (expense)" line of the Consolidated Statements of Operations and are separately disclosed in Note 11.

Derivative Financial Instruments

        The Company utilizes derivative instruments primarily to mitigate interest rate risk and foreign currency risk. To a lesser extent, derivative instruments are utilized to mitigate market risk. The Company recognizes all derivative financial instruments in the Consolidated Balance Sheets as assets or liabilities at fair value. Such amounts are recorded in either the "Other long-term assets" or "Other long-term liabilities" captions in the Consolidated Balance Sheets. Changes in fair value of derivative instruments, including those that qualify as fair value hedges, are recognized immediately in earnings unless the derivative is designated and qualifies as a hedge of future cash flows or a hedge of a net investment in a foreign operation. For derivatives that qualify as hedges of future cash flows, the

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1: Summary of Significant Accounting Policies (Continued)

effective portion of changes in fair value is recorded temporarily in stockholders' equity as a component of OCI and then recognized in earnings in the same period or periods during which the hedged item affects earnings. For derivatives that qualify as a hedge of a net investment in a foreign operation, the gain or loss is reported in OCI as part of the cumulative translation adjustment to the extent the hedge is effective. Any ineffective portions of cash flow hedges and net investment hedges are recognized in the "Other income (expense)" line in the Consolidated Statements of Operations during the period of change. Additional discussion of derivative instruments is provided in Note 8.

Minority Interest

        Minority interest in earnings of consolidated subsidiaries represents the minority shareholders' share of the equity and after-tax net income or loss of consolidated subsidiaries. Substantially all of the Company's minority interest is presented pretax in the Consolidated Statements of Operations since the majority of the Company's non-wholly owned consolidated subsidiaries are flow through entities for tax purposes. The minority interest included in "Other current liabilities" and "Other long-term liabilities" in the Consolidated Balance Sheets reflects the original investments by these minority shareholders in the consolidated subsidiaries, along with their proportionate share of the earnings or losses of the subsidiaries, net of dividends.

Reserve for Merchant Credit Losses and Check Guarantees

        With respect to the merchant acquiring business, the Company's merchant customers (or those of its unconsolidated alliances) have the liability for any charges properly reversed by the cardholder. In the event, however, that the Company is not able to collect such amounts from the merchants, due to merchant fraud, insolvency, bankruptcy or another reason, the Company may be liable for any such reversed charges. The Company's risk in this area primarily relates to situations where the cardholder has purchased goods or services to be delivered in the future such as airline tickets.

        The Company's obligation to stand ready to perform is minimal in relation to the total dollar volume processed. The Company requires cash deposits, guarantees, letters of credit or other types of collateral by certain merchants to minimize its obligation. Collateral held by the Company is classified within "Settlement obligations" on the Company's Consolidated Balance Sheets. The Company also utilizes a number of systems and procedures to manage merchant risk. Despite these efforts, the Company historically has experienced some level of losses due to merchant defaults.

        The Company's contingent obligation relates to imprecision in its estimates of required collateral. A provision for this obligation is recorded based primarily on historical experience and other relevant factors such as economic downturns or increases in merchant fraud. Merchant credit losses are included in "Cost of services" in the Company's Consolidated Statements of Operations. The amount of the reserves attributable to entities consolidated by the Company was $24.1 million and $20.5 million at December 31, 2007 and 2006, respectively.

        The majority of the TeleCheck Services, Inc. ("TeleCheck") business involves the guarantee of checks received by merchants. If the check is returned, TeleCheck is required to purchase the check from the merchant at its face value and pursue collection from the check writer. A provision for estimated check returns, net of anticipated recoveries, is recorded at the transaction inception based on recent history. At December 31, 2007 and 2006, the Company had accrued warranty balances of $16.4 million and $18.1 million, and accrued recovery balances of $38.1 million and $37.4 million,

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1: Summary of Significant Accounting Policies (Continued)

respectively. Accrued warranties are included in "Other current liabilities" and accrued recoveries are included in "Accounts receivable" in the Consolidated Balance Sheets.

Income Taxes

        The Company and its domestic subsidiaries file a consolidated U.S. income tax return with its new parent "Holdings" as defined in Note 2. The Company's foreign operations file income tax returns in their local jurisdictions. Income taxes are computed in accordance with SFAS No. 109, "Accounting for Income Taxes" and reflect the net tax effects of temporary difference between the financial reporting carrying amounts of assets and liabilities and the corresponding income tax amounts. The Company has deferred tax assets and liabilities and maintains valuation allowances where it is more likely than not that all or a portion of deferred tax assets will not be realized. To the extent the Company determines that it will not realize the benefit of some or all of its deferred tax assets, then these deferred tax assets will be adjusted through the Company's provision for income taxes in the period in which this determination is made.

Cash and Cash Equivalents

        Investments (other than those included in settlement assets) with original maturities of three months or less (that are readily convertible to cash) are considered to be cash equivalents and are stated at cost, which approximates market value. Cash and cash equivalents that were restricted from use due to regulatory requirements are included in "Other long-term assets" in the Consolidated Balance Sheets and were immaterial at December 31, 2007 and 2006.

Accounts Receivable

        Accounts receivable balances are stated net of allowance for doubtful accounts. Historically, the Company has not encountered significant write-offs. The Company records allowances for doubtful accounts when it is probable that the accounts receivable balance will not be collected. Long-term accounts receivable balances are included in "Other long-term assets" in the Consolidated Balance Sheets.

Property and Equipment

        Property and equipment were stated at cost less accumulated depreciation in the predecessor period. As discussed in Note 2 and as a result of the merger, the cost, net of accumulated depreciation, was carried forward from the predecessor period to the successor period as a current best estimate of fair value. The Company is in the process of valuing fixed assets and expects to be completed in the second quarter 2008. Accumulated depreciation is computed using the straight-line method over the lesser of the estimated useful life of the related assets (generally three to 10 years for equipment, furniture and leasehold improvements, and 30 years for buildings) or the lease term. Maintenance and repairs which do not extend the useful life of the respective assets are charged to expense as incurred. Amounts charged to expense for the depreciation and amortization of property and equipment, including equipment under capital lease, were $65.0 million for the successor period September 25, 2007 through December 31, 2007, $165.1 million for the predecessor period January 1, 2007 through September 24, 2007, $216.0 million in 2006, and $224.1 million in 2005.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1: Summary of Significant Accounting Policies (Continued)

Goodwill and Other Intangibles

        As discussed in Note 2, the Company merged with an entity controlled by an affiliate of KKR on September 24, 2007. The total purchase price was allocated to the Company's net tangible and identifiable intangible assets (including customer relationships, software and tradenames) based on their estimated fair values. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. The preliminary allocation of the purchase price to identifiable intangible assets was based upon preliminary valuation data and the estimates and assumptions are subject to change.

        Goodwill represents the excess of purchase price over tangible and other intangible assets acquired less liabilities assumed arising from business combinations. Goodwill is tested annually for impairment using a fair value approach at the "reporting unit" level. The Company's reporting units are businesses one level below the operating segment level for which discrete financial information is prepared and regularly reviewed by management. Goodwill is generally allocated to reporting units based upon relative fair value (taking into consideration other factors such as synergies) when an acquired business is integrated into multiple reporting units. If it is determined that the fair value of the reporting unit is less than its carrying value, an impairment charge would be recognized. Fair value is generally established using discounted cash flows. When a business within a reporting unit is disposed of, goodwill is allocated to the gain or loss on disposition using the relative fair value method. As a result of the merger, the Company did not perform an annual goodwill impairment test in 2007. The Company's annual goodwill impairment test did not identify any impairments in 2006 and 2005. However, there were impairments in goodwill that were triggered by the changes in strategic direction of specific businesses made in 2007 and 2005 as discussed in Note 3.

        Customer relationships represent the estimated value of the Company's relationships with customers, primarily merchants and financial institutions, for which it provides services. Prior to the merger, customer relationships were amortized over the term of the contract. Subsequent to the merger, the amounts allocated to customer relationships as part of the purchase price allocation are being amortized based on the pattern of undiscounted cash flows for the period as a percentage of total projected undiscounted cash flows or the term of the contract for certain items capitalized after the merger.

        FDC capitalizes initial payments for new contracts, contract renewals and conversion costs associated with customer processing relationships to the extent recoverable through future operations, contractual minimums and/or penalties in the case of early termination. The Company's accounting policy is to limit the amount of capitalized costs for a given contract to the lesser of the estimated ongoing future cash flows from the contract or the termination fees the Company would receive in the event of early termination of the contract by the customer. The initial payments for new contracts and contract renewals are amortized over the term of the contract as a reduction of the associated revenue (transaction and processing service fees). Conversion costs are also amortized over the term of the contract but are recorded as an expense in "Depreciation and amortization" in the Consolidated Statements of Operations. In connection with the allocation of the purchase price related to the merger, previously recorded conversion and contract costs were eliminated.

        The Company develops software that is used in providing processing services to customers. To a lesser extent, the Company also develops software to be sold or licensed to customers. Software development costs are capitalized once technological feasibility of the software has been established.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1: Summary of Significant Accounting Policies (Continued)

Costs incurred prior to establishing technological feasibility are expensed as incurred. Technological feasibility is established when the Company has completed all planning, designing, coding and testing activities that are necessary to determine that a product can be produced to meet its design specifications, including functions, features and technical performance requirements. Capitalization of costs ceases when the product is available for general use. Software development costs are amortized using the straight-line method over the estimated useful life of the software, which is generally five years. Software development costs allocated as part of the purchase price allocation are amortized over three to 10 years.

        In addition to capitalized contract and software development costs, other intangibles include copyrights, patents, acquired software, trademarks and noncompete agreements acquired in business combinations. Other intangibles are amortized on a straight—line basis over the length of the contract or benefit period, which generally ranges from three to 25 years. Other intangible amortization expense (including amortization associated with investments in affiliates) totaled $362.2 million for the successor period from September 25, 2007 through December 31, 2007, $375.1 million for the predecessor period from January 1, 2007 through September 24, 2007, $484.8 million in 2006 and $464.9 million in 2005.

        The following table provides the components of other intangibles (in millions):

	Successor			Predecessor

Year Ended December 31,	2007 Cost	2007 Accumulated Amortization	2007 Net of Accumulated Amortization	2006 Cost	2006 Accumulated Amortization	2006 Net of Accumulated Amortization
Customer relationships	$7,016.0	$(230.5)	$6,785.5	$2,567.6	$(968.9)	$1,598.7

Other intangibles:
Conversion costs	$5.1	$(0.4)	$4.7	$415.8	$(239.5)	$176.3
Contract costs	54.3	(7.1)	47.2	352.9	(144.3)	208.6
Software	1,029.4	(58.8)	970.6	829.7	(590.2)	239.5
Other	726.2	(10.6)	715.6	527.4	(173.0)	354.4

Total other intangibles	$1,815.0	$(76.9)	$1,738.1	$2,125.8	$(1,147.0)	$978.8

        The estimated future aggregate amortization expense for existing customer relationships and other intangibles as of December 31, 2007 is $1,023.5 million in 2008, $945.9 million in 2009, $884.6 million in 2010, $765.2 million in 2011, and $661.1 million in 2012.

        Certain long-lived assets are reviewed for impairment on an annual basis or whenever events indicate that their carrying amount may not be recoverable. In such reviews, estimated undiscounted future cash flows associated with these assets or operations are compared with their carrying value to determine if a write-down to fair value (normally measured by the expected present value technique) is required.

Inventory

        Inventories are stated at lower of cost or market and consist primarily of POS terminals, forms, envelopes and blank financial paper. The cost of inventory is determined using average cost for POS terminals and blank financial paper, and first-in first-out ("FIFO") for forms. In connection with the allocation of the purchase price related to the merger, inventories were carried forward at historical balances as the best estimate of fair value.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1: Summary of Significant Accounting Policies (Continued)

Investment Securities

        The Company's current settlement assets represent short-term, liquid investments, which are primarily comprised of state and municipal government obligations. Additionally, the Company maintains various other investments included in the "Other long-term assets" line item of the Consolidated Balance Sheets which include primarily equity securities. The specific identification method is used to determine the cost basis of securities sold. At December 31, 2007 and 2006, all of the above noted investments were classified as available-for-sale. Unrealized gains and losses on these investments are included as a separate component of OCI, net of any related tax effect. The Company also has investments in non-marketable equity securities for strategic purposes, which are included in "Other long-term assets" in the Company's Consolidated Balance Sheets and were carried at cost in the predecessor period and at the allocated fair value in the successor period as a result of the purchase price allocation related to the merger.

        Declines in value that are judged to be other than temporary in nature are recognized in the Consolidated Statements of Operations. For public company investments, the Company's policy is to treat a decline in the investment's quoted market value that has lasted for more than six months as an other than temporary decline in value. The Company also considers other qualitative and quantitative indicators in judging whether a decline in value is other than temporary in nature. The Company's policy is the same for investments in non-marketable equity securities; however, their fair values are estimated. In estimating fair value, market conditions, offering prices, trends of earnings/losses, price multiples, financial position, new financing and other key measures are considered. The Company believes the estimates result in a reasonable reflection of the fair values of these investments.

Treasury Stock

        The Company records treasury stock purchases under the cost method whereby the entire cost of the acquired stock is recorded as treasury stock. The FIFO method is used on the subsequent reissuance of shares and any resulting gains or losses are credited or charged to retained earnings.

New Accounting Pronouncements

        In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 157, "Fair Value Measurements". This statement defines fair value, establishes a fair value hierarchy to be used in generally accepted accounting principles and expands disclosures about fair value measurements. Although this statement does not require any new fair value measurements, in certain cases, its application will change current practice. SFAS No. 157 will be effective for fiscal years beginning after November 15, 2007 as it relates to fair value measurements of financial assets and liabilities and for fiscal years beginning after November 15, 2008 for certain non-financial assets and non-financial liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Effective January 1, 2008, the Company will adopt SFAS No. 157 for all financial assets and liabilities. The effect of adopting this standard is expected to reduce the Company's derivative liabilities by approximately $13 million as of the date of adoption. The majority of this amount relates to derivatives that have been designated as cash flow hedges for accounting purposes and, accordingly, the impact will be recorded as a reduction of the unrealized losses in "Other comprehensive income" to the extent the hedges are effective. The amount of adjustment related to derivatives not designated as accounting hedges is immaterial and will be reflected as a gain in the "Other income (expense)" line item in the Consolidated Statements of Operations upon adoption. The Company is currently evaluating the January 1, 2009 impact of

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1: Summary of Significant Accounting Policies (Continued)

adopting the new statement on fair value measurements for non-financial assets and non-financial liabilities.

        In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statements No. 87, 88, 106, and 132(R)." This statement requires a company to recognize the funded status of a benefit plan as an asset or a liability in its statement of financial position. In addition, a company is required to measure plan assets and benefit obligations as of the date of its fiscal year-end statement of financial position. The Company adopted the recognition provisions and disclosure requirements as of December 31, 2006. As a result of the merger, the Company measured the benefit plan assets and obligations as of the merger date and allocated purchase price to each plan equal to its funded status. Additionally, for its new basis of accounting, the Company elected December 31 as the measurement date for its plans. As such, the measurement date provisions of SFAS No. 158 will have no impact on the Company's financial position or results of operations.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115." This Statement permits entities to measure many financial instruments and certain other items at fair value. This election is made on an instrument-by-instrument basis and is irrevocable. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. This statement is effective for fiscal years beginning after November 15, 2007. The Company did not elect the fair value option for any of its existing financial assets and liabilities.

        In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations." The new standard will significantly change the financial accounting and reporting of business combination transactions in the consolidated financial statements. It will require an acquirer to recognize, at the acquisition date, the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at their full fair values as of that date. In a business combination achieved in stages (step acquisitions), the acquirer will be required to remeasure its previously held equity interest in the acquiree at its acquisition-date fair value and recognize the resulting gain or loss in earnings. The acquisition-related transaction and restructuring costs will no longer be included as part of the capitalized cost of the acquired entity but will be required to be accounted for separately in accordance with applicable generally accepted accounting principles in the U.S. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

        In December 2007, the FASB issued SFAS No. 160, "Non-controlling Interests in Consolidated Financial Statements." The statement clarifies the definition of a non-controlling (or minority) interest and requires that non-controlling interests in subsidiaries be reported as a component of equity in the consolidated statement of financial position and requires that earnings attributed to the non-controlling interests be reported as part of consolidated earnings and not as a separate component of income or expense. However, it will also require expanded disclosures of the attribution of consolidated earnings to the controlling and non-controlling interests on the face of the consolidated income statement. SFAS No. 160 will require that changes in a parent's controlling ownership interest, that do not result in a loss of control of the subsidiary, are accounted for as equity transactions among shareholders in the consolidated entity therefore resulting in no gain or loss recognition in the income statement. Only when a subsidiary is deconsolidated will a parent recognize a gain or loss in net income. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008, and will be applied prospectively

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1: Summary of Significant Accounting Policies (Continued)

except for the presentation and disclosure requirements that will be applied retrospectively for all periods presented. The Company is currently evaluating the impact of SFAS No. 160 to its financial position and results of operations.

Note 2: Merger

        On April 1, 2007, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with New Omaha Holdings L.P., a Delaware limited partnership ("Parent"), and Omaha Acquisition Corporation, a Delaware corporation and a subsidiary of Parent ("Sub"). Parent is controlled by affiliates of KKR. On September 24, 2007, under the terms of the Merger Agreement, Sub merged with and into the Company (the "merger") with the Company continuing as the surviving corporation and a subsidiary of First Data Holdings, Inc. ("Holdings"; formerly known as New Omaha Holdings Corporation), a Delaware corporation and a subsidiary of Parent.

        As of the effective time of the merger, each issued and outstanding share of common stock of the Company was cancelled and converted into the right to receive $34.00 in cash, without interest (other than shares owned by Parent, Sub or Holdings, which were cancelled and given no consideration). Additionally, vesting of FDC stock options, restricted stock awards and restricted stock units was accelerated upon closing of the merger. As a result, holders of stock options received cash equal to the intrinsic value of the awards based on a market price of $34.00 per share while holders of restricted stock awards and restricted stock units received $34.00 per share in cash, without interest. Vesting of Western Union options, restricted stock awards and restricted stock units held by FDC employees was also accelerated upon closing of the merger.

        Immediately following consummation of the merger, Michael D. Capellas was appointed as Chief Executive Officer ("CEO") of the Company. Capellas succeeded Henry C. "Ric" Duques who announced his intention to retire within two years when he returned as Chairman and CEO in late 2005.

        The merger was financed by a combination of the following: borrowings under the Company's senior secured credit facilities, senior unsecured interim loan agreement, senior subordinated interim loan agreement, and the equity investment of Holdings. The purchase price was approximately $26.5 billion including $179.3 million in capitalized transaction costs excluding assumed debt. The merger was funded primarily through a $7.2 billion equity contribution from Holdings and $22.0 billion in debt financing discussed more fully in Note 10.

  Preliminary Purchase Price Allocation

        The total purchase price was allocated to the Company's net tangible and identifiable intangible assets based on their estimated fair values as set forth below. Property and equipment were carried forward from predecessor to successor at historical net balances as a current best estimate of fair value. The Company is in the process of valuing fixed assets and expects to be completed in the second quarter of 2008. A portion of the preliminary valuation was allocated to the Company's investments in unconsolidated joint ventures (reflected in the "Investment in affiliates" line of the Consolidated Balance Sheets). The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. The preliminary allocation of the purchase price to identifiable intangible assets was based upon preliminary valuation data and the estimates and assumptions are subject to change. The Company is also in the process of working through other potential purchase

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2: Merger (Continued)

accounting adjustments that include the assessment of items such as assumed liabilities, pre-acquisition contingencies and items that require fair value measurements.

(in millions)
Property and equipment	$931.1
Customer relationships	6,987.5
Software	990.0
Tradenames	621.1
Other intangibles	96.0
Goodwill	16,758.5
Investment in affiliates	3,565.1
Deferred taxes	(2,255.7)
Other assets and liabilities acquired, net	(1,153.1)

Total purchase price	$26,540.5

        The preliminary estimated weighted-average useful lives (excluding the impact of accelerated amortization) associated with intangible assets are approximately:

Customer relationships	14 years
Software	5 years
Tradenames	21 years
Other intangibles	24 years
Investment in affiliates	11 years
Total weighted-average useful lives	14 years

        The Company generally uses straight-line amortization for intangible assets other than for customer relationships for which the pattern of economic benefits are known and for which an accelerated method of amortization is used to more appropriately allocate the cost of the relationships to the periods that will benefit from them. Deferred tax liabilities were recorded related to the allocation of purchase price to intangible assets. Less than 10 percent of goodwill resulting from the merger is deductible for tax purposes. The preliminary allocation of goodwill by segment is as follows (in millions):

Merchant Services	$9,077.0
Financial Services	3,801.2
International	2,831.7
Prepaid Services	1,039.7
Integrated Payment Systems	—
All Other and Corporate	8.9

$16,758.5

        Goodwill will be reviewed at least annually for impairment.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2: Merger (Continued)

  Merger Related Restructuring Charges

        The Company has implemented an initial "100 day plan" to provide strategic direction for the Company under new leadership. The plan anticipates capturing efficiencies related to the simplification of domestic and international operations and other near term cost saving initiatives as well as certain reductions in personnel. In accordance with this plan and in November 2007, the Company terminated approximately 1,600 employees across the organization representing all levels of employees and approximately 6% of its worldwide work force. A majority of them ceased working before December 31, 2007. The Company expects that the remaining employees will cease working at various times through the first six months of 2008. A majority of the successor severance costs were recorded in purchase accounting with the remainder recorded through current operations. The Company anticipates taking additional similar types of actions in 2008 as part of its overall plan, with the majority of severance costs to be recorded in purchase accounting as assumed liabilities.

        The following table summarizes the Company's utilization of restructuring accruals related to the merger for the successor period ended December 31, 2007:

Employee Severance
(in millions)
Accrual at September 24, 2007	$—
Charges recorded in purchase accounting	120.1
Cash payments	(27.7)

Remaining accrual at December 31, 2007	$92.4

  Merger and Other Related Costs

        During the predecessor period from January 1, 2007 through September 24, 2007, the Company expensed $69.7 million of pretax merger related costs consisting primarily of investment banking, accounting and legal fees. The Company recorded $2.9 million of additional merger-related costs in the successor period from September 25, 2007 through December 31, 2007. The Company also recognized a pretax charge of $175.9 million during the predecessor period related to accelerated vesting of all outstanding FDC unvested stock options, restricted stock awards and restricted stock units as well as Western Union unvested stock options, restricted stock awards and restricted stock units held by FDC employees and an additional $19.6 million of associated taxes (excluding all income tax impacts).

  Unaudited Pro Forma Condensed Consolidated Statements of Operations

        The following Unaudited Pro Forma Condensed Consolidated Statements of Operations reflect the consolidated results of operations of the Company as if the merger had occurred on January 1, 2007 and 2006. The historical financial information has been adjusted to give effect to events that are (1) directly attributed to the merger, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. Such items include interest expense related to debt issued in conjunction with the merger as well as additional amortization expense associated with the preliminary valuation of intangible assets. This unaudited pro forma information should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the merger had actually occurred on that date, nor of the results that may be obtained in the future.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2: Merger (Continued)

Unaudited Pro Forma Condensed Consolidated Statements of Operations

	Twelve months ended December 31,
	2007	2006
	(in millions)
Revenues:
Transaction and processing service fees	$5,519.2	$5,037.6
Investment income, net	(75.1)	(128.6)
Product sales and other	839.4	699.8
Reimbursable debit network fees, postage and other	1,767.9	1,467.6

	8,051.4	7,076.4

Expenses:
Cost of services (exclusive of items shown below)	2,883.4	2,479.5
Cost of products sold	296.5	281.0
Selling, general and administrative	1,276.6	1,145.0
Reimbursable debit network fees, postage and other	1,767.9	1,467.6
Depreciation and amortization	1,318.1	1,281.5
Other operating expenses:
Restructuring, net	7.7	24.0
Impairments	20.6	16.1
Litigation and regulatory settlements	2.5	(34.8)
Other	(7.7)	(0.3)

	7,565.6	6,659.6

Operating profit	485.8	416.8

Interest income	48.7	55.5
Interest expense	(2,052.7)	(2,043.1)
Other income (expense)	(53.3)	53.4

	(2,057.3)	(1,934.2)

Loss before income taxes, minority interest, equity earnings in affiliates and discontinued operations	(1,571.5)	(1,517.4)
Income tax benefit	(686.6)	(779.7)
Minority interest	(144.3)	(142.3)
Equity earnings in affiliates	122.0	81.8

Loss from continuing operations	$(907.2)	$(798.2)

  Additional Information

        On September 24, 2007, Holdings sold $1.0 billion aggregate principal amount of 11.5% senior PIK notes due 2016 to GS Mezzanine Partners VI Fund, L.P. and the Goldman Sachs Group, Inc. This $1.0 billion, net of fees, was the source of funds for a portion of Holdings' investment in FDC. No cash interest will accrue on these notes. Interest on the notes will be paid by increasing the principal amount of the notes. Holdings' senior PIK notes are unsecured and neither FDC nor its subsidiaries provide credit support for Holdings' obligations under the notes. As a result, the senior PIK notes of Holdings

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2: Merger (Continued)

are not indebtedness of FDC or its subsidiaries. However, the senior PIK notes contain a number of covenants that, among other things, restrict, subject to certain exceptions, FDC's ability to:

  •
  incur additional indebtedness;

  •
  engage in mergers or consolidations;

  •
  sell or transfer assets and subsidiary stock;

  •
  pay dividends and distributions or repurchase its capital stock;

  •
  make certain investments, loans or advances;

  •
  prepay certain indebtedness;

  •
  enter into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances; and

  •
  engage in certain transactions with affiliates.

Note 3: Restructuring, Impairments, Litigation and Regulatory Settlements and Other Costs

        The Company recorded restructuring charges, impairment charges, litigation and regulatory settlements and other costs during the three years ended December 31, 2007. Restructuring accruals are reviewed each period and balances in excess of anticipated requirements are reversed through the same Consolidated Statements of Operations caption in which they were originally recorded. Such reversals resulted from the favorable resolution of contingencies and changes in facts and circumstances.

        A summary of net pretax benefits (charges), incurred by segment, for each period is as follows (in millions):

	Pretax Benefit (Charge)
Predecessor	Merchant Services	Financial Services	International	Prepaid Services	Integrated Payment Systems	All Other and Corporate	Totals
Period from January 1, 2007 to September 24, 2007
Restructuring charges	$(2.6)	$(0.2)	$(7.4)	—	—	—	$(10.2)
Restructuring accrual reversals	0.4	0.2	1.0	—	—	$0.7	2.3
Impairments	—	(4.3)	—	—	$(16.3)	—	(20.6)
Litigation and regulatory settlements	—	—	—	$(5.0)	—	2.5	(2.5)
Other	2.1	—	(0.4)	—	2.2	3.8	7.7

Total pretax benefit (charge), net of reversals	$(0.1)	$(4.3)	$(6.8)	$(5.0)	$(14.1)	$7.0	$(23.3)

Year ended December 31, 2006
Restructuring charges	$(4.4)	$(3.7)	$(15.2)	—	$(0.2)	$(3.8)	$(27.3)
Restructuring accrual reversals	—	1.5	1.0	$0.1	—	0.7	3.3
Impairments	—	(17.5)	0.9	—	—	0.5	(16.1)
Litigation and regulatory settlements	7.4	(15.0)	—	—	—	42.4	34.8
Other	—	0.3	—	—	—	—	0.3

Total pretax benefit (charge), net of reversals	$3.0	$(34.4)	$(13.3)	$0.1	$(0.2)	$39.8	$(5.0)

Year ended December 31, 2005
Restructuring charges	$(16.3)	$(29.8)	$(20.3)	$(0.9)	$(0.6)	$(11.5)	$(79.4)
Restructuring accrual reversals	1.7	1.2	0.2	—	—	0.1	3.2
Impairments	(0.2)	(4.4)	(7.8)	—	—	(28.4)	(40.8)
Other	(8.0)	(8.9)	(1.1)	—	(4.8)	(2.8)	(25.6)

Total pretax benefit (charge), net of reversals	$(22.8)	$(41.9)	$(29.0)	$(0.9)	$(5.4)	$(42.6)	$(142.6)

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3: Restructuring, Impairments, Litigation and Regulatory Settlements and Other Costs (Continued)

Restructuring charges

2007

        The Company recorded restructuring charges in 2007 comprised of severance of $10.2 million in the predecessor period from January 1, 2007 through September 24, 2007. A portion of the restructuring charges resulted from efforts to improve the overall efficiency and effectiveness of the sales and sales support teams principally within the Merchant Services segment. This action resulted in the termination of approximately 230 sales related employees comprising approximately 10% of the Merchant Services segment's regional sales, cross-sale and sales support organizations. This restructuring plan was completed in the first quarter of 2007. The other restructuring charges in the predecessor period resulted from the termination of approximately 140 employees within the International segment. The terminations were associated with data center consolidation and global sourcing initiatives. Similar actions will occur in future periods as discussed in Note 2 above. During the 2007 predecessor period, the Company also reversed prior period restructuring accruals related to changes in estimates regarding severance costs from restructuring activities that occurred in 2005 through 2007.

2006

        Associated with the realigning of the Company's operating structure related to shared service functions and global technology functions, including data centers, a Company initiative to reduce operating costs to the appropriate level after the spin-off and certain business driven restructurings, the Company recorded restructuring charges comprised of severance totaling $24.6 million and facility closures totaling $2.7 million for the year ended December 31, 2006. Severance charges resulted from the termination of approximately 600 employees across the organization, representing all levels of employees and approximately 2% of the Company's workforce. The restructuring plans associated with the Company initiative to reduce operating costs and business driven items were completed in 2006. The Company's realignment of operating structure associated with shared service functions and global technology continued into 2007. The Company reversed $3.3 million of prior period restructuring accruals during the year ended December 31, 2006 related to changes in estimates regarding severance costs that occurred in 2006 and 2005.

2005

        The Company recorded restructuring charges comprised of severance totaling $75.9 million and facility closures totaling $3.5 million for the year ended December 31, 2005. Severance charges resulted from the termination of approximately 1,600 employees across the organization, representing all levels of employees and approximately 6% of the Company's workforce. In December 2005, the Company implemented a company wide restructuring of its operations. The restructuring closely followed a change in the Company's senior management. The new management took steps it determined necessary to position the Company for growth, reduce operating costs and build shareholder value. These restructuring plans were completed in 2005. The Company reversed $3.2 million of prior period restructuring accruals during 2005 related to changes in estimates regarding severance and facility costs from restructuring activities that occurred in 1998 and 2000 through 2005.

        The following table summarizes the Company's utilization of restructuring accruals from continuing operations, excluding merger related restructuring charges described in Note 2, for the year ended

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3: Restructuring, Impairments, Litigation and Regulatory Settlements and Other Costs (Continued)

December 31, 2006, the predecessor period from January 1 through September 24, 2007 and the successor period from September 25 through December 31, 2007 (in millions):

	Employee Severance	Facility Closure
Remaining accrual at January 1, 2006 (Predecessor)	$66.2	$2.8
Expense provision	24.6	2.7
Cash payments and other	(60.4)	(3.9)
Changes in estimates	(3.3)	—

Remaining accrual at December 31, 2006 (Predecessor)	27.1	1.6
Expense provision	10.2	—
Cash payments and other	(24.6)	(1.0)
Changes in estimates	(2.3)	—

Remaining accrual at September 24, 2007 (Predecessor)	10.4	0.6
Expense provision	—	—
Cash payments and other	(3.7)	(0.5)
Changes in estimates	(0.2)	—

Remaining accrual at December 31, 2007 (Successor)	$6.5	$0.1

Impairments

        During the 2007 predecessor period, the Company recorded a charge of $16.3 million related to the impairment of goodwill and intangible assets associated with the wind-down of the Company's official check and money order business described in Note 1 and an additional $4.3 million related to the impairment of fixed assets and software associated with its government business included in the Financial Services segment. In 2006, impairment charges related to the impairment of a prepaid asset, software, terminals and buildings offset partially by gains on the sale of assets previously impaired. In 2005, Simpay Limited, the only client of First Data Mobile Payments, announced and executed a plan to cease operations. As a result, the Simpay product solutions supporting interoperable mobile payments was not launched as planned. Based on these developments and the completion of a strategic review, the Company significantly reduced the scale of its operations. These actions and the reduced business outlook led the Company to record asset impairment charges of approximately $28.4 million related to goodwill, other assets and fixed assets. Several smaller unrelated impairment charges were also taken in 2005.

Litigation and regulatory settlements

        In the predecessor period from January 1, 2007 through September 24, 2007, the Company recorded a $5.0 million litigation accrual associated with a judgment against the Company pertaining to a vendor contract issue in the Prepaid Services segment and a benefit of $2.5 million related to the Visa settlement originally recorded in 2006 in All Other and Corporate. During 2006, the Company recorded a benefit of approximately $45 million due to the settlement with Visa within All Other and Corporate. Also in 2006, excess litigation accruals in the Merchant Services segment totaling $7.4 million were released. The Company recorded minority interest expense of $3.5 million associated with this release. Additionally, a $15.0 million settlement associated with a patent infringement lawsuit

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3: Restructuring, Impairments, Litigation and Regulatory Settlements and Other Costs (Continued)

against TeleCheck was recorded, clearing all past and future claims related to this litigation, as was a charge of $2.7 million related to the settlement of a claim within All Other and Corporate.

Other

        The majority of the benefit recorded during the 2007 predecessor period related to the release of a portion of the domestic escheatment accrual made in the fourth quarter 2005. The release was prompted by reaching resolution with a large majority of states as to the Company's escheatment liability. During 2005, the Company recognized a charge related to an additional accrual of domestic and international escheatment liabilities related to years prior to 2005. Additionally, other charges related to the reimbursement to certain clients for the misallocation of certain pass-through billings, the majority of which related to 2004. The misallocations had no impact on prior period expenses.

Note 4: Business Combinations, Asset Acquisitions and Dispositions

	Initial Consideration(b)
Businesses and Assets Acquired	Month	Total	Cash
	(in millions)
2007:
Successor
First Data Government Solutions ("FDGS") minority holder buyout	November	$73.8	$73.8
Merchant Solutions Joint Venture	November	29.7	29.7
Three other acquisitions and merchant portfolio acquisitions		48.7	48.7

		$152.2	$152.2

Predecessor
Instant Cash Services® ("Instant Cash")	March	$125.7	$125.7
FundsXpress	June	134.9	134.9
First Data Polska (formerly POLCARD SA)	August	331.9	331.9
Four other acquisitions and merchant portfolio acquisitions		122.1	122.1

		$714.6	$714.6

2006:
ClearCheck, Inc. ("ClearCheck")	March	$18.7	$18.7
First Data Deutschland ("FDD", formerly Gesellschaft fur Zahlungssysteme)(a)	June	3.1	3.1
Peace Software ("Peace")	August	85.1	85.1
First Data Cono Sur ("Cono Sur", formerly ArgenCard)	December	193.8	193.8
Three other acquisitions and merchant portfolio acquisitions		34.7	34.7

		$335.4	$335.4

2005:
International Card Services Joint Venture ("ICS")	June	$27.1	$27.1
EuroProcessing International ("EPI")	July	131.2	131.2
First Data Austria (formerly Austrian Payment Systems Services GmbH)	November	163.8	163.8
First Data Korea (formerly Korea Mobile Payment Services)	November	57.0	57.0
Three other acquisitions and merchant portfolio acquisitions		107.8	107.8

		$486.9	$486.9

(a)
The consideration for FDD is substantially offset by the proceeds from the sale of its wholly owned subsidiary easycash.

(b)
Does not consider cash acquired or debt assumed.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4: Business Combinations, Asset Acquisitions and Dispositions (Continued)

2007 Acquisitions

  Predecessor

        In January 2007, the Company acquired Size Technologies, a provider of loyalty, stored value and transaction marketing solutions. Size Technologies is reported as part of the Prepaid Services segment.

        In February 2007, the Company acquired the assets of Datawire, an internet-based transaction delivery company. Datawire is reported as part of the Merchant Services segment.

        In March 2007, the Company acquired Intelligent Results, a customer data analytics and decision management software provider. Intelligent Results is reported as part of All Other and Corporate.

        In March 2007, the Company acquired Instant Cash, a debit card and ATM payment processing service provider for community banks, credit unions, thrifts and non-financial institutions. The preliminary purchase price allocation resulted in identifiable intangible assets of $54.3 million, which were being amortized over three to 10 years, and goodwill of $70.2 million. Instant Cash is reported as part of the Financial Services segment.

        In June 2007, the Company acquired FundsXpress, a provider of online banking and bill payment services. The preliminary purchase price allocation resulted in identifiable intangible assets of $45.0 million, which were being amortized over eight years, and goodwill of $88.7 million. FundsXpress is reported as part of the Financial Services segment.

        In August 2007, the Company acquired First Data Polska, a merchant acquirer and card issuer processor in Poland. The preliminary purchase price allocation resulted in identifiable intangible assets of $138.6 million, which were being amortized over eight years, and goodwill of $174.0 million. First Data Polska is reported as part of the International segment.

        The aggregate cash paid, net of cash acquired, for acquisitions during the predecessor period from January 1, 2007 through September 24, 2007 was approximately $690 million. The preliminary valuations of the identifiable intangible assets of the businesses acquired during the 2007 predecessor period are contemplated in the preliminary valuation associated with the merger discussed in Note 2.

  Successor

        In November 2007, the Company purchased the remaining interest in its FDGS subsidiary previously owned by minority interest holders. FDGS is reported as part of the Financial Services segment.

        In October 2007, the Company acquired Deecal International, a specialist software solutions provider for commercial payments in Dublin, Ireland. Deecal International is reported as part of the International segment.

        In November 2007, the Company acquired Check Forte, a payment transaction processing company in Brazil. Check Forte is reported as part of the International segment.

        In November 2007, the Company formed a joint venture with Standard Chartered PLC ("Merchant Solutions"), of which the Company owns 56%. The joint venture provides merchant processing services in Asia. Merchant Solutions is a consolidated entity within FDC and is reported as part of the International segment.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4: Business Combinations, Asset Acquisitions and Dispositions (Continued)

        The aggregate cash paid, net of cash acquired, for acquisitions during the successor period from September 25, 2007 through December 31, 2007 was approximately $137 million. The aggregate preliminary purchase price allocation associated with acquisitions during the 2007 successor period resulted in identifiable intangible assets and goodwill as follows:

	Preliminary purchase price allocation (in millions)	Weighted-average useful life
Software	$4.6	7 years
Customer relationships	30.6	8 years
Other intangibles	7.8	10 years

Total identifiable intangibles	$43.0	8 years

Goodwill	$71.8

  Additional Information

        The pro forma impact of all 2007 acquisitions on net income was not material.

        In January 2008, the Company entered into a joint venture with Allied Irish Banks p.l.c. ("AIB"), of which the Company owns 50.01%. The joint venture will provide card acquiring services in the Republic of Ireland, the United Kingdom and elsewhere in Europe. AIB will be consolidated and reported in the International segment.

2006 Acquisitions

        The Company created a joint venture in January 2006 with Banca Nazionale del Lavoro ("BNL") to provide merchant acquiring services for Italian merchants. The Company has a 49% ownership interest in the alliance and accounts for it under the equity method of accounting within the International segment.

        In March 2006, the Company acquired substantially all the assets of ClearCheck, a full-service provider of return check management systems for major retailers and supermarkets across the United States. ClearCheck is reported as part of the Financial Services segment.

        In April 2006, the Company acquired the remaining interest of approximately 20% in its First Data Korea subsidiary and increased its ownership interest in its consolidated subsidiary OMNIPAY from approximately 47% to approximately 69% through a buyout of management shareholders. Both entities are part of the International segment.

        In June 2006, the Company acquired FDD, a German processor of cashless, card-based payment transactions. FDD is reported as part of the International segment. The aggregate purchase price allocation resulted in $53.2 million in identifiable intangible assets, which were being amortized over seven to 23 years, and goodwill of $1.9 million. As part of the acquisition, the Company acquired easycash, a network solutions provider and a 100% owned subsidiary of FDD. As a condition for approval of the acquisition of FDD by FDC, the German Federal Cartel Office required that FDC sell the easycash subsidiary of FDD. easycash is involved in the business of point-of-sale terminal deployment and competes directly with FDC's subsidiary TeleCash GmbH and Co. KG. easycash was

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4: Business Combinations, Asset Acquisitions and Dispositions (Continued)

sold in the fourth quarter 2006 for a purchase price equal to its allocated fair value resulting from the FDD acquisition.

        In August 2006, the Company acquired Peace, a Customer Information System product company that develops advanced software for managing utility billing and customer care. Peace is reported as part of the Financial Services segment.

        In December 2006, the Company acquired First Data Cono Sur, a provider of card issuing and merchant acquiring services in Argentina and Uruguay. The aggregate purchase price allocation resulted in identifiable intangible assets of $96.9 million, which were being amortized over seven to 11 years, and goodwill of $81.7 million. First Data Cono Sur is reported as part of the International segment.

        The aggregate cash paid during the year ended December 31, 2006 for the alliance and other acquisitions was approximately $287.5 million, net of cash received of $47.9 million. The aggregate purchase price allocation for these transactions resulted in $187.7 million in identifiable intangible assets, which were being amortized over five to 23 years, and goodwill of $159.2 million. The identifiable intangible assets of the acquisitions that occurred in 2006 are contemplated in the preliminary purchase price allocation associated with the merger discussed in Note 2.

        The pro forma impact of all 2006 acquisitions on net income was not material.

2006 Dispositions

        In July 2006, the Company sold the majority of its ownership interest in its subsidiaries PPS and IDLogix to five national financial institutions to form Early Warning Services, LLC. Due to Early Warning Services, LLC being structured as a limited liability company, FDC's remaining interest in Early Warning Services, LLC is accounted for using the equity method of accounting and is reflected in the "Investment in affiliates" line item of the Consolidated Balance Sheets. Refer to Note 19 for additional discussion.

        In November 2006, the Company sold its subsidiary Taxware to ADP(R) Employer Services, a division of Automatic Data Processing, Inc. Refer to Note 19 for additional discussion.

2005 Acquisitions

        In June 2005, the Company formed a merchant alliance with ICS, a card issuer and acquirer in the Netherlands, by purchasing 51% of their merchant acquiring business. The Company owns 51% of the alliance, has management control and consolidates the alliance as part of the International segment.

        In July 2005, the Company acquired 100% of EPI, a provider of debit and credit card issuing and acquiring processing in nine Central and Eastern European countries. The purchase price allocation resulted in identifiable intangible assets of $39.4 million, which were being amortized over seven to 10 years, and goodwill of $75.5 million.

        The Company entered into a merchant services alliance with BankWest in Australia in August 2005 by acquiring certain BankWest assets. The alliance provides the full range of acquiring services for BankWest merchants and their acceptance of debit cards, credit cards and other forms of electronic payments.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4: Business Combinations, Asset Acquisitions and Dispositions (Continued)

        The Company entered into a merchant services alliance with Citibank at the end of the third quarter 2005 by acquiring CitiCorp Payment Services, Inc., a provider of credit and debit card payment processing services to approximately 15,000 merchant locations.

        In November 2005, the Company acquired an approximately 80% interest in First Data Korea. First Data Korea provides financial payment services, including value-added network services, and terminal interface services to local merchants with focus on small and medium size customers.

        The Company acquired 100% of First Data Austria in November 2005. First Data Austria provides debit and credit card issuing and acquiring processing, as well as card network operations and terminals and ATM processing. The purchase price allocation resulted in identifiable intangible assets of $44.3 million, which were being amortized over seven to 15 years, and goodwill of $112.4 million.

        The aggregate cash paid during the year ended December 31, 2005, net of cash acquired of $43.0 million, for the merchant alliances and other acquisitions was $443.9 million. The aggregate purchase price allocation for these acquisitions resulted in $212.3 million in identifiable intangible assets, which were being amortized over three to 15 years, except patents and trade names of $13.0 million that were being amortized over five to 25 years, and goodwill of $225.5 million. The identifiable intangible assets of the acquisitions that occurred in 2005 are contemplated in the preliminary purchase price allocation associated with the merger discussed in Note 2.

        The pro forma impact of all 2005 acquisitions on net income was not material.

2005 Dispositions

        In November 2005, the Company sold its investment in Link2Gov, which was accounted for under the equity method of accounting. The sale resulted in proceeds of $12.4 million and a pretax gain of $9.0 million.

        In August 2005, the Company sold its remaining interest in International Banking Technologies, which was substantially divested in 2001. The sale resulted in proceeds of $9.9 million and a pretax gain of $8.3 million.

        The partial sale of PNC Merchant Services alliance in December 2005 resulted in cash proceeds of $39.8 million and a pretax gain of $36.3 million.

        The following table outlines the net assets acquired and net cash paid for acquisitions (at date of acquisition) (in millions):

	Successor	Predecessor

	Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007	Year Ended December 31,
			2006	2005
Fair value of net assets acquired	$152.2	$714.6	$335.4	$486.9
Less cash acquired	(15.6)	(24.3)	(47.9)	(43.0)

Net cash paid for acquisitions	$136.6	$690.3	$287.5	$443.9

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4: Business Combinations, Asset Acquisitions and Dispositions (Continued)

        The following table presents changes to goodwill for the successor period from September 25, 2007 through December 31, 2007, the predecessor periods from January 1, 2007 through September 24, 2007 and year ended December 31, 2006 (in millions):

	Merchant Services	Financial Services	International	Prepaid Services	Integrated Payment Systems	All Other and Corporate	Totals
Predecessor
January 1, 2006 balance	$3,413.0	$2,660.9	$899.2	$109.4	$12.1	—	$7,094.6
Acquisitions	—	69.3	122.6	—	—	—	191.9
Purchase price and allocation adjustments related to prior year acquisitions	(13.2)	(0.1)	12.1	—	—	—	(1.2)
Other Adjustments (primarily foreign currency)	—	—	74.2	—	—	—	74.2

December 31, 2006 balance	3,399.8	2,730.1	1,108.1	109.4	12.1	—	7,359.5
Acquisitions	21.0	158.9	174.7	10.3	—	$15.4	380.3
Purchase price and allocation adjustments related to prior year acquisitions	(14.8)	(9.1)	7.9	—	—	—	(16.0)
Impairment associated with the wind-down of the official check and money order business	—	—	—	—	(12.1)	—	(12.1)
Other Adjustments (primarily foreign currency)	—	0.7	43.8	—	—	0.2	44.7

September 24, 2007 balance	3,406.0	2,880.6	1,334.5	119.7	—	15.6	7,756.4

Successor
Acquisitions	—	45.2	18.9	7.8	—	(0.1)	71.8
Preliminary purchase price adjustments related to the merger	5,671.0	913.3	1,497.2	920.0	—	(6.7)	8,994.8
Other Adjustments (primarily foreign currency)	—	0.1	(6.1)	—	—	0.2	(5.8)

December 31, 2007 balance	$9,077.0	$3,839.2	$2,844.5	$1,047.5	—	$9.0	$16,817.2

        The terms of certain of the Company's acquisition agreements provide for additional consideration to be paid if the acquired entity's results of operations exceed certain targeted levels or if certain other conditions are met, as well as other payments or receipts of cash related to certain events that transpired subsequent to the acquisition of certain companies. Targeted levels are generally set substantially above the historical experience of the acquired entity at the time of acquisition. Such additional consideration is paid in cash and is recorded when payable as additional purchase price. Additional consideration was paid totaling $0.5 million in the successor period from September 25, 2007 through December 31, 2007, $50.0 million in the predecessor period from January 1, 2007 through September 24, 2007, $51.1 million in 2006, and $55.8 million in 2005. The maximum amount of remaining estimable contingent consideration consists of potential cash payments of $42.9 million, all of which was payable and accrued at December 31, 2007. Other contingent consideration that is expected to be paid but is not reliably estimable is not expected to exceed $10 million over the next year.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5: Investments in Affiliates

        Operating results include the Company's proportionate share of income from affiliates, which consist of unconsolidated investments and joint ventures accounted for under the equity method of accounting. The most significant of these affiliates are related to the Company's merchant bank alliance program.

        A merchant bank alliance, as it pertains to investments accounted for under the equity method, is a joint venture between FDC and a financial institution that combines the processing capabilities and management expertise of the Company with the visibility and distribution channel of the bank. The joint ventures acquire credit and debit card transactions from merchants. The Company provides processing and other services to the joint ventures and charges fees to the joint venture primarily based on contractual pricing. These fees have been separately identified on the face of the Consolidated Statements of Operations.

        The Chase Paymentech alliance meets the Significant Subsidiary test provided in Regulation S-X Rule 1-02 (w) in that the Company's 2007 predecessor period and 2006 equity earnings of this alliance exceeded 20% of the Company's consolidated income from continuing operations before income taxes. In accordance with Regulation S-X Rule 3-09, the financial statements of Chase Paymentech are filed with this prospectus.

        At December 31, 2007, there were nine affiliates accounted for under the equity method of accounting, comprised of five merchant alliances and four strategic investments in companies in related markets. The majority of equity earnings relate to the Chase Paymentech alliance. The Company's largest merchant alliance, Chase Paymentech, is 51% owned by J.P. Morgan Chase Bank, N.A., and 49% owned by FDC. The current term of the existing alliance agreement expires in 2010; however, JPMorgan had the right to terminate the alliance due to the change of control upon the closing of the merger. The Company has extended the time period to exercise this right to allow for further discussions regarding the alliance. If JPMorgan exercises its termination right, FDC has the right to receive 49% of the alliance's merchant contracts by value and be allocated 49% of the alliance's sales force.

        In December 2005, FDC sold 20% of the PNC Merchant Services alliance (33% of the Company's interest) and began accounting for it under the equity method of accounting retroactively back to January 1, 2005.

        A summary of unaudited financial information for the merchant alliances and other affiliates accounted for under the equity method of accounting is as follows (in millions):

December 31,	Successor 2007	Predecessor 2006
Total assets	$7,450.9	$7,006.8
Total liabilities	$6,201.1	$5,994.3

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5: Investments in Affiliates (Continued)

	Successor	Predecessor

	Period from September 25, 2007 through December 31, 2007	Period from January 1, 2007 through September 24, 2007	Year ended December 31, 2006	Year ended December 31, 2005
Net operating revenues	$477.9	$1,193.8	$1,489.9	$1,353.0
Operating expenses	252.6	667.5	877.6	790.4

Operating income	225.3	526.3	612.3	562.6

Net income	$216.9	$506.1	$580.0	$517.7

FDC equity earnings	$46.8	$223.0	$283.1	$232.9

        Net operating revenues and operating expenses for 2005 have been adjusted to reflect the impact of conforming accounting policies resulting from the integration of the Chase Merchant Services and Paymentech alliances in the fourth quarter of 2005. Net operating revenues, operating expenses, operating income, and net income in the above table for 2005 have been adjusted to reflect eliminations among certain of the merchant alliances. The adjustments for eliminations had no effect on FDC's share of net income or equity earnings.

        The primary components of assets and liabilities are settlement-related accounts as described in Note 6.

        The formation of a merchant joint venture alliance accounted for under the equity method of accounting generally involves the Company and/or a financial institution contributing merchant contracts to the alliance and a cash payment from one owner to the other to achieve the desired ownership percentages. The asset amounts reflected above are owned by the alliances and other equity method investees and do not include any of such payments made by the Company. As discussed in Note 2, a portion of the preliminary purchase price related to the merger was allocated to the Company's investments in unconsolidated joint ventures. The amount by which the total of the Company's investments in its joint ventures exceeded its proportionate share of the joint ventures' net assets totaled $3,190.8 million and $538.5 million at December 31, 2007 and 2006, respectively. The non-goodwill portion of this amount is considered an identifiable intangible asset that is amortized accordingly. The estimated future amortization expense for these intangible assets as of December 31, 2007 is $194.9 million in 2008, $161.2 million in 2009, $140.0 million in 2010, $105.9 million in 2011 and $89.7 million in 2012. These amounts assume that these alliances continue as they currently exist. Much of the difference between FDC's proportionate share of the investee's net income and FDC's equity earnings noted above relates to this amortization.

Note 6: Settlement Assets and Obligations

        Settlement assets and obligations result from FDC's processing services and associated settlement activities, including settlement of payment transactions. Settlement assets are generated principally from payment instrument sales (primarily official checks and financial institution money orders) and merchant services transactions. Certain merchant settlement assets that relate to settlement obligations accrued by the Company are held by partner banks to which the Company does not have legal ownership but has the right to use to satisfy the related settlement obligation. FDC records corresponding settlement obligations for amounts payable to merchants and for payment instruments not yet presented for settlement. At December 31, 2006, the difference in the aggregate amount of

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6: Settlement Assets and Obligations (Continued)

such assets and liabilities is primarily due to unrealized net investment gains and losses, which are reported as OCI in stockholders' equity. As noted below and at December 31, 2007, the majority of settlement assets were invested in short-term investments so there was no such difference. The principal components of FDC's settlement assets and obligations are as follows (in millions):

December 31,	Successor 2007	Predecessor 2006
Settlement assets:
Current settlement assets:
Cash and cash equivalents	$13,640.4	$2,750.6
Investment securities	—	732.8
Due from card associations and bank partners	3,214.7	4,279.3
Due from selling agents	287.5	13.2

	17,142.6	7,775.9

Long-term settlement assets:
Investment securities	1,085.8	11,373.9

	$18,228.4	$19,149.8

Settlement obligations:
Current settlement obligations:
Payment instruments outstanding	$11,258.4	$11,938.0
Card settlements due to merchants	5,283.0	5,312.9
Due to selling agents	1,687.0	1,915.6

	$18,228.4	$19,166.5

        Cash equivalents consist of short-term time deposits, commercial paper, short-term variable rate demand notes and other investments. See Note 7 for information concerning the Company's investment securities.

        FDC generates revenues from its investment of certain settlement assets, a substantial majority of which are cash equivalents and investment securities within the Company's Integrated Payment Systems ("IPS") segment. During 2007, the IPS investment portfolio was repositioned from long-term municipal obligations to principally short-term investments. At December 31, 2007, the IPS segment portfolio was invested in short-term investment securities with ratings of "A1 / P1" or better. IPS's long-term investments were rated "AA" or better. IPS segment investment portfolio balances averaged $12.6 billion in 2007, $13.1 billion in 2006 and $13.4 billion in 2005. Investment revenues (before commissions to certain selling agents and hedging gains and losses) from the IPS segment portfolio totaled $116.6 million for the successor period September 25, 2007 through December 31, 2007, $341.5 million for the predecessor period January 1, 2007 through September 24, 2007, $469.5 million in 2006, and $448.3 million in 2005 ($172.5 million, $524.0 million, $720.5 million, and $691.7 million, respectively, on a pretax equivalent basis).

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7: Investment Securities

        Investment securities are a principal component of the Company's settlement assets, and represent the investment of funds received by FDC from the sale of payment instruments (principally official checks and financial institution money orders) by authorized agents. During 2007, in conjunction with the wind-down of the official check and money order business, the Company repositioned a majority of the investment portfolio classified within settlement assets from long-term state and municipal obligations to more liquid investments of shorter duration, though still generally tax exempt. Realized pretax gains and (losses) from the sale of these investment securities reclassified out of OCI into "Investment income" were $(3.9) million in the successor period from September 25, 2007 through December 31, 2007, $4.4 million in the predecessor period from January 1, 2007 through September 24, 2007, $0.3 million for 2006 and $0.4 million for 2005. The Company uses specific identification to determine the cost of a security sold and the amount of gains and losses reclassified out of OCI. The Company received proceeds from the sale of long-term investments of $0.7 billion in the successor period from September 25, 2007 through December 31, 2007, $10.9 billion in the predecessor period from January 1, 2007 through September 24, 2007, $18.5 million in 2006 and $46.2 million in 2005.

        The Company also maintains various other investments many of which are classified as available-for-sale and carried at fair market value of $43.6 million at December 31, 2007 and $92.7 million at December 31, 2006. Such investments are recorded in the "Other long-term assets" line item of the Consolidated Balance Sheets and include primarily equity securities. In addition, the Company has investments in non-marketable equity securities and other investments that are carried at cost of $27.5 million and $34.8 million at December 31, 2007 and 2006, respectively, and are also recorded in the "Other long-term assets" line item of the Consolidated Balance Sheets. Realized gains and losses associated with the investments described above are recognized in the "Other income (expense)" line item of the Consolidated Statements of Operations.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7: Investment Securities (Continued)

        The principal components of investment securities are as follows (in millions):

	Cost(1)	Gross Unrealized Gain	Gross Unrealized (Loss)	Fair Value
Successor
December 31, 2007
State and municipal obligations(2)	$1,080.0	$—	$—	$1,080.0
Other securities:
Cost-based investments	27.5	—	—	27.5
Equity	43.0	—	—	43.0
Preferred stock	6.4	—	—	6.4

Total other	76.9	—	—	76.9

Totals	$1,156.9	$—	$—	$1,156.9

Predecessor
December 31, 2006
State and municipal obligations	$12,023.1	$115.4	$(89.0)	$12,049.5
Mortgage-backed securities	27.1	0.1	(0.2)	27.0
Other securities:
Investment partnerships(3)	93.3	—	—	93.3
Cost-based investments	34.8	—	—	34.8
Equity	—	0.3	—	0.3
Preferred stock	26.8	2.5	—	29.3

Total other	154.9	2.8	—	157.7

Totals	$12,205.1	$118.3	$(89.2)	$12,234.2

(1)
Represents amortized cost for debt securities.

(2)
Auction rate securities represent $1,076.7 million of this balance. Currently the auction mechanism on certain of these investments has failed so these investments are not liquid; however, the securities remain "AA" rated and the Company has the ability and intent to hold them until the auction mechanism or alternative liquidity vehicle is established. The Company does not believe these securities are impaired.

(3)
Investments in investment partnerships are accounted for under the equity method of accounting.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7: Investment Securities (Continued)

        The following table presents maturity information for the Company's debt securities, excluding consideration of auction mechanisms, at December 31, 2007 (in millions):

Fair Value
Due within one year	$3.2
Due after one year through five years	—
Due after five years through 10 years	35.0
Due after 10 years	1,041.8

Total Debt Securities	$1,080.0

        Unrealized losses at December 31, 2007 are less than $50,000. The following table presents the gross unrealized losses and fair value of the Company's investments with unrealized losses that were not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006 (in millions):

	Less than 12 months		More than 12 months
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Total Fair Value	Total Unrealized Losses
State and municipal obligations	$893.7	$(3.7)	$5,545.2	$(85.3)	$6,438.9	$(89.0)
Mortgage-backed securities(a)	2.0	—	15.0	(0.2)	17.0	(0.2)

(a)
Unrealized losses less than 12 months are less than $50,000.

Note 8: Nonderivative and Derivative Financial Instruments

Concentration of credit risk

        FDC maintains cash and cash equivalents, investment securities and certain hedging instruments (for specified purposes) with various financial institutions. The Company limits its concentration of these financial instruments with any one institution, and periodically reviews the credit standings of these institutions. FDC has a large and diverse customer base across various industries, thereby minimizing the credit risk of any one customer to FDC's accounts receivable amounts. In addition, each of the Company's business units perform ongoing credit evaluations on certain of their customers' financial condition.

Management of nonderivative financial instrument risks

        FDC does not hold or issue financial instruments for trading purposes. FDC encounters credit and market risks related to the Company's financial instruments, principally its investment securities. The Company attempts to mitigate credit risk by making high-quality investments. A majority of all its investments were in short-term securities at December 31, 2007, with a large portion of its settlement assets in cash and cash equivalents.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8: Nonderivative and Derivative Financial Instruments (Continued)

Fair value of financial instruments

        Carrying amounts for certain of FDC's financial instruments (cash and cash equivalents, short-term investments and short-term borrowings) approximate fair value due to their short maturities. Accordingly, these instruments are not presented in the following table. The following table provides the estimated fair values of certain nonderivative financial instruments and derivative financial instruments (in millions):

	Successor		Predecessor
	2007		2006

December 31,	Carrying Value	Fair Value	Carrying Value	Fair Value
Nonderivative financial instruments:
Long-term investment securities	$1,156.9	$1,156.9	$12,234.2	$12,234.2
Long-term borrowings	21,953.5	20,331.0	2,294.3	2,235.0
Derivative financial instruments:
Interest rate swaps related to certain long-term investment securities, net	—	—	44.7	44.7
Interest rate swaps related to fixed rate debt	—	—	(51.9)	(51.9)
Interest rate swaps related to variable rate debt	(194.5)	(194.5)	—	—
Foreign currency forward contracts	(2.3)	(2.3)	(1.6)	(1.6)
Foreign currency swaps related to net investments in foreign entities	(7.0)	(7.0)	(62.2)	(62.2)
Other foreign currency swaps	(3.4)	(3.4)	(3.2)	(3.2)
Costless collars related to investment in certain equity securities	(12.8)	(12.8)	—	—

        The estimated fair value of long-term investment securities is based primarily on market quotations. As discussed in Note 10, a portion of the Company's long-term borrowings as of December 31, 2007 represents bridge financing ("bridge facilities") for which quoted market values do not exist. The fair market value of this bridge financing in the form of the senior unsecured cash-pay term loan facility was estimated using the quoted market value of the senior unsecured cash-pay notes as a basis as they have similar terms and the fair market value of the senior unsecured PIK term loan facility and the senior subordinated unsecured term loan facility were estimated using a PIK calculator and bond calculator, respectively, based upon certain assumptions made by the Company. Assumptions included the following: estimated yields based upon instruments with similar terms, durations and credit ratings; and coupon rates equal to the cap rates of the instruments per the agreements as described in Note 10. The fair market value of the remaining pre-merger long-term debt was based upon quoted market values. The estimated fair value of derivative financial instruments is modeled in Bloomberg software using the Bloomberg reported market data based on mid-market prices and the actual terms of the derivative contracts. While the Company believes its estimates result in a reasonable reflection of the fair value of these instruments, the estimated values may not be representative of actual values that could have been realized as of December 31, 2007 or that will be realized in the future.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8: Nonderivative and Derivative Financial Instruments (Continued)

DERIVATIVE FINANCIAL INSTRUMENTS

Accounting for Derivative Instruments and Hedging Activities

        The Company utilizes certain derivative financial instruments to enhance its ability to manage risks that exist as part of its ongoing business operations. The Company recognizes the fair value of all derivatives in the "Other long-term assets" and "Other long-term liabilities" captions in the Consolidated Balance Sheets at their fair value.

        Two events occurred during 2007 that caused a significant change in the use of derivatives. As discussed in Note 1 and in February 2007, the Company announced its intent to gradually exit the official check and money order businesses. As of December 31, 2007, nearly all of the long-term instruments associated with these businesses were converted into more liquid instruments of shorter duration. In conjunction with the repositioning of the portfolio, the Company terminated all of the associated interest rate swaps that qualified as fair value hedges of the investments upon sale of the related investments.

        As discussed in Note 2 and on September 24, 2007, the Company was acquired through a merger by an entity controlled by affiliates of KKR. As a result of the merger and also on September 24, 2007, the Company repurchased a majority of its outstanding debt through a tender offer. The interest rate swaps associated with this debt were terminated at the time the debt was repurchased. On September 24, 2007, the Company issued approximately $22 billion of variable rate debt (though interest rates on $9 billion of the debt was subject to certain caps) and subsequently swapped $7.5 billion of this variable rate debt to fixed rates.

        As of December 31, 2007, the Company uses derivative instruments to mitigate (i) cash flow risks with respect to changes in interest rates (forecasted interest payments on variable rate debt), foreign currency rates (forecasted transactions denominated in foreign currency) and market price risk related to an equity security and (ii) to protect the initial net investment in certain foreign subsidiaries and/or affiliates with respect to changes in foreign currency rates. Not all of these derivatives qualify for hedge accounting as discussed in more detail below.

        With respect to derivative instruments that are afforded hedge accounting pursuant to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", on the date the derivative instrument is entered into, the Company designates the derivative as a cash flow hedge, a fair value hedge or a hedge of a net investment depending on the asset, liability, forecasted transaction or net investment being hedged. Changes in the fair value of a derivative that is designated and qualifies as a cash flow hedge are generally recorded in OCI and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Changes in the fair value of a derivative that is designated and qualifies as a fair value hedge are recorded immediately in earnings along with the corresponding change in the carrying value of the hedged item. Changes in the fair value of a net investment hedge are recorded as part of the cumulative translation adjustment in OCI.

        The Company formally documents all relationships between hedging instruments and the underlying hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as cash flow hedges to forecasted transactions, fair value hedges to the related underlying instrument or net investment hedges to the underlying investment in a foreign subsidiary or affiliate. The Company also formally

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8: Nonderivative and Derivative Financial Instruments (Continued)

assesses, both at inception of the hedge and on an ongoing basis, whether the hedge is highly effective in offsetting changes in cash flows, fair value or foreign currency exposure of the underlying hedged items. The Company also performs an assessment of the probability of the forecasted transaction on a periodic basis. If it is determined that a derivative ceases to be highly effective during the term of the hedge or if the forecasted transaction is no longer probable, the Company will discontinue hedge accounting prospectively for such derivative.

        In the predecessor periods, the Company used derivative instruments to mitigate cash flow risks with respect to forecasted transactions (commission payments) that in certain periods did not meet the documentation requirements of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") to qualify for hedge accounting. Accordingly such derivative instruments were marked-to-market through the Consolidated Statements of Operations as part of the "Other income (expense)" line. By December 2006, the Company terminated all of these interest rate swaps and entered into new interest rate swaps that qualified for hedge accounting.

Risk Management Objectives and Strategies

        The Company is exposed to various financial and market risks, including those related to changes in interest rates and foreign currency rates that exist as part of its ongoing business operations. The Company utilizes certain derivative financial instruments to enhance its ability to manage these risks. Derivative instruments are entered into for periods consistent with related underlying exposures and do not constitute positions independent of those exposures. The Company applies strict policies to manage each of these risks, including prohibition against derivatives trading, derivatives market-making or any other speculative activities. Although certain transactions do not qualify for hedge accounting, they are entered into for economic hedge purposes and are not considered speculative.

        The Company's policy is to minimize its cash flow, fair value and net investment exposures related to adverse changes in interest rates and foreign currency exchange rates. The Company's objective is to engage in risk management strategies that provide adequate downside protection.

CREDIT RISK

        FDC does not believe that its derivative financial instruments expose it to more than a nominal amount of credit risk as the counterparties are established, well-capitalized financial institutions with a long-term debt rating by Standard and Poor's and Moody's of "A" or "A2", unless otherwise approved by the Company's Investment Committee. The credit risk inherent in these agreements represents the possibility that a loss may occur from the nonperformance of a counterparty to the agreements. The Company performs a review at inception of the hedge, as circumstances warrant, and at least on a quarterly basis of the credit risk of these counterparties. The Company also monitors the concentration of its contracts with individual counterparties. FDC anticipates that the counterparties will be able to fully satisfy their obligations under the agreements. FDC's exposures are in liquid currencies (primarily in U.S. dollars, euros and Australian dollars) and active equity markets, so there is minimal risk that appropriate derivatives to maintain the hedging program would not be available in the future.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8: Nonderivative and Derivative Financial Instruments (Continued)

DERIVATIVES NOT QUALIFYING FOR HEDGE ACCOUNTING

        At the time of the merger all previous hedge accounting designations were nullified because of the merger. The Company redesignated certain of the previous derivatives in the same hedging relationships to continue to qualify for hedge accounting. The remaining derivative instruments continue to function as economic hedges but were not designated to qualify for hedge accounting. At December 31, 2007, those derivative instruments not designated as accounting hedges include foreign currency forward contracts to hedge forecasted foreign currency sales, a cross-currency swaps contract to hedge foreign currency exposure from an intercompany loan, a cross-currency swap contract to hedge foreign currency exposure to a net investment in foreign operations and costless collars to hedge the anticipated cash flows from the future sale of an equity security. As of December 31, 2007, the notional amount of the costless collars was 316,865 shares, the notional amount of the forward contracts was approximately 8.8 million Canadian dollars (approximately $8.9 million) and the notional amount of the cross-currency swaps was 21.5 million euro (approximately $31.2 million). The periodic change in the mark-to-market of the derivative instruments not designated as accounting hedges is recorded immediately in the statements of operations.

        In the third quarter 2007, prior to the consummation of the merger, Sub entered into two forward starting, deal contingent interest rate swaps. Such swaps did not qualify for hedge accounting until consummation of the merger as discussed below in "Cash Flow Hedges". From the date the swaps were entered into until designated as hedges on September 24, 2007, the swaps were marked-to-market which resulted in a charge of approximately $19 million. This amount was recorded as a successor transaction in "Other income (expense)" in the Consolidated Statements of Operations.

        The Company used to hedge the commission payment obligation (cash flows) associated with its official check business by entering into interest rate swap contracts but, due to insufficient hedge documentation, these swaps did not qualify for hedge accounting and were marked-to-market through the Consolidated Statements of Operations. By December 2006, the Company terminated all of the above noted interest rate swaps and entered into new interest rate swaps that qualified for hedge accounting.

        In 2006, in connection with a reduction in the outstanding balance of the Company's long-term borrowings, the Company de-designated an amount of the associated fair value hedges in proportion to the reduction in the debt balance. On the same date that the de-designations were effective, the Company entered into new derivative instruments ("mirror" swaps) with the terms exactly opposite to the de-designated proportions of the existing swaps. The de-designated proportions of the swaps and the new mirror swaps were not designated as accounting hedges and accordingly these derivatives were marked-to-market through the "Other income (expense)" line item of the Consolidated Statements of Operations. Since the terms of the de-designated swaps and the mirror swaps were exactly opposite, the changes in fair value of these instruments offset each other and resulted in no or immaterial impact on a net basis on the Consolidated Statements of Operations. These swaps were terminated at the time of the merger.

        The Company had certain foreign currency derivative instruments that were effective as economic hedges prior to their termination in 2007, but were not designated as accounting hedges. Accordingly, the changes in fair value of such derivative instruments were recorded in the Consolidated Statements of Operations and substantially offset the transaction gain or loss recognized on the underlying. The aggregate notional amount of these derivative instruments was 375.0 million yen at December 31, 2006.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8: Nonderivative and Derivative Financial Instruments (Continued)

DERIVATIVES THAT QUALIFY FOR HEDGE ACCOUNTING

Hedge of a Net Investment in a Foreign Operation

        A cross currency swap that was designated as a net investment hedge prior to the merger was redesignated at the merger date as a hedge of net investments in foreign operations. Since the existing derivative instrument was not at zero fair value at the time of redesignation, the redesignated hedging relationship will result in some ineffectiveness which will be recognized immediately in the Consolidated Statements of Operations. The effective portion of the change in fair value of the cross currency swap is recognized in the Consolidated Statements of Stockholders' Equity. As of December 31, 2007, the aggregate notional amount of the Australian dollar cross currency swap was 115.0 million Australian dollars (approximately $100.5 million). As of December 31, 2007, the Company realized a $2.6 million gain in OCI in the successor period in the Consolidated Statements of Stockholders' Equity associated with the net investment hedge.

        The aggregate notional amount of the Australian dollar cross currency swaps was 230.0 million Australian dollars at December 31, 2006. The aggregate notional amounts of the euro cross currency swaps were 492.5 million euros at December 31, 2006. All but one of the Australian dollar swaps were terminated at the time of the merger.

Cash Flow Hedges

        As noted above and in the third quarter 2007, prior to the consummation of the merger, Sub entered into two forward starting, deal contingent interest rate swaps. At the merger date such interest rate swaps were designated as cash flow hedges of the variability in the interest payments on a specified $3.0 billion portion of the approximate $12.8 billion variable rate senior secured term loan due to changes in the LIBOR interest rate (the benchmark interest rate). Since these swaps were entered into prior to the date of their designation and they were not at zero fair value on that date, the hedging relationships will result in some ineffectiveness. In the fourth quarter 2007, the Company entered into additional interest rate swaps designated as cash flow hedges of the variability in the interest payments on $4.5 billion of the variable rate senior secured term loan due to changes in the LIBOR interest rate (the benchmark interest rate). At December 31, 2007, the maximum length of time over which the Company is hedging its exposure is approximately five years. The effective portion of changes in fair value of the cash flow hedges is recorded temporarily in the Consolidated Statements of Stockholders' Equity as a component of OCI and then recognized in the Consolidated Statements of Operations in the same period or periods during which the payment of variable interest associated with the floating rate debt is recorded in earnings. Any ineffective portions of changes in fair value are recognized in the Consolidated Statements of Operations, in "Other income (expense)," during the period of change. The Company follows the hypothetical derivative method to measure hedge ineffectiveness. Since the interest rate swaps entered into during the fourth quarter 2007 match the hypothetical derivative, there has been no ineffectiveness to recognize in the Consolidated Statements of Operations for these hedges. A $1.2 million loss associated with ineffectiveness was recognized in earnings during the successor period from September 25, 2007 to December 31, 2007 related to the cash flow hedges of the first $3.0 billion portion of the debt. The amount of losses in OCI as of December 31, 2007 related to the hedged transactions that is expected to be reclassified into the Consolidated Statements of Operations during the 12 months ending December 31, 2008 is approximately $31.9 million.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8: Nonderivative and Derivative Financial Instruments (Continued)

        In the predecessor periods, the Company entered into derivatives to hedge certain cash flows associated with foreign currency exposures and the forecasted sale of an investment security. At their initiation, these derivative instruments qualified, and were designated, as cash flow hedges. On an individual and aggregate basis such derivatives were immaterial to the financial statements for the predecessor periods presented. The amount of ineffectiveness related to these cash flow hedges was immaterial. These derivative instruments were either terminated at the time of the merger or are currently not designated as hedges.

Fair Value Hedges

        As discussed above in Note 2 and in connection with the merger, the Company terminated the interest rate swaps associated with its debt in connection with the repurchase of the underlying debt. Additionally, the Company terminated the interest rate swaps associated with the long-term investment portfolio of the official check and money order businesses. These hedges qualified for the short-cut method of accounting as described in paragraph 68 of SFAS 133. Accordingly, there was no ineffectiveness related to these interest rate swaps. The aggregate notional amount of these interest rate swaps was $1.5 billion and $7.6 billion at December 31, 2006, respectively. Subsequent to the merger, the Company had no outstanding fair value hedges that qualified for hedge accounting.

Accumulated Derivative Gains or Losses

        The following table summarizes activity in other comprehensive income for the years ended December 31, 2007 and 2006 related to derivative instruments classified as cash flow hedges and net investment hedges held by the Company (in millions):

	Successor	Predecessor

	Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007	Year Ended December 31, 2006
Accumulated loss included in other comprehensive income at beginning of the period	$—	$(43.7)	$(15.7)
Less: Reclassifications into earnings from other comprehensive income	—	3.3	1.9

	—	(40.4)	(13.8)
Losses in fair value of derivatives(a)	(106.5)	(25.0)	(29.9)
Less: Purchase accounting adjustments due to merger	—	65.4	—

Accumulated loss included in other comprehensive income at end of the period	$(106.5)	$—	$(43.7)

(a)
Losses are included in unrealized gains (losses) on hedging activities and in foreign currency translation adjustment on the Consolidated Statements of Stockholders' Equity.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9: Income Taxes

	Successor	Predecessor

	Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007	Year ended December 31,
			2006	2005
		(in millions)
Components of pretax (loss) income before discontinued operations and certain minority interest adjustments:
Domestic	$(511.9)	$454.1	$951.2	$996.3
Foreign	34.0	137.4	102.9	(1.1)

	$(477.9)	$591.5	$1,054.1	$995.2

Provision (benefit) for income taxes before discontinued operations and certain minority interest adjustments:
Federal	$(182.9)	$55.0	$148.2	$146.4
State and local	(5.8)	36.3	34.2	28.6
Foreign	12.6	34.5	21.3	13.3

	$(176.1)	$125.8	$203.7	$188.3

        The Company's effective tax rates from continuing operations differ from statutory rates as follows:

	Successor(1)	Predecessor

	Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007	Year ended December 31,
			2006	2005
Federal statutory rate	35.0%	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	0.8	2.2	2.2	1.9
Foreign rate differential	(1.8)	(2.6)	(4.3)	(1.3)
Interest earned on municipal investments	7.6	(18.6)	(14.6)	(15.3)
Dividend exclusion	0.9	(1.9)	(1.2)	(1.3)
Valuation allowances	(5.6)	(0.3)	2.3	0.6
Prior year income tax return true-ups	0.0	2.3	0.0	0.0
Non-deductible merger related expenses	(0.1)	3.2	0.0	0.0
Other	0.0	2.0	0.0	(0.7)

Effective tax rate	36.8%	21.3%	19.4%	18.9%

(1)
The change from pretax income in the predecessor period from January 1, 2007 through September 24, 2007 to a pretax loss in the successor period from September 25, 2007 through December 31, 2007 resulted in this tax rate representing the rate of tax benefit to be recognized in the successor period rather than a tax expense in the predecessor periods. This causes a general shift in several components of the tax rate reconciliation to have the opposite effect on the tax rate than in previous periods.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9: Income Taxes (Continued)

        FDC's income tax provisions (benefits) consist of the following components:

	Successor	Predecessor

	Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007	Year ended December 31,
			2006	2005
		(in millions)
Current
Federal	$(29.7)	$63.3	$193.1	$181.8
State and local	7.5	39.7	39.3	31.8
Foreign	13.7	48.5	32.1	15.0

	(8.5)	151.5	264.5	228.6
Deferred
Federal	(153.2)	(8.3)	(44.9)	(35.4)
State and local	(13.3)	(3.4)	(5.1)	(3.2)
Foreign	(1.1)	(14.0)	(10.8)	(1.7)

	(167.6)	(25.7)	(60.8)	(40.3)

	$(176.1)	$125.8	$203.7	$188.3

        Income tax refunds received, net of tax payments, of $108 million in the successor period from September 25, 2007 through December 31, 2007 are more than the current benefit primarily due to the actual receipt of tax refunds related to the predecessor period from January 1, 2007 through September 24, 2007 and the year ended December 31, 2006. Income tax payments of $56 million in the predecessor period from January 1, 2007 through September 24, 2007 are less than current expense primarily due to increased tax benefits associated with the exercise of stock options recorded directly to equity resulting in a federal net operating loss carryback for a refund. Income tax payments of $86.0 million in 2006 are less than current expense primarily due to increased tax benefits associated with the exercise of stock options recorded directly to equity for 2006 and 2005 overpayment applied to 2006. Income tax payments of $262.0 million in 2005 are more than current expense primarily due to tax payments related to prior year tax liability and 2005 overpayment.

        Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the book and tax bases of the Company's assets and liabilities. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Deferred tax assets are included in both "Other current assets" and "Other long-term assets" in FDC's Consolidated Balance Sheets. Deferred tax liabilities are included in

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9: Income Taxes (Continued)

"Deferred long-term tax liabilities" in FDC's Consolidated Balance Sheets. The following table outlines the principal components of deferred tax items (in millions):

	Successor	Predecessor

December 31,	2007	2006
Deferred tax assets related to:
Reserves and other accrued expenses	$51.4	$21.5
Pension obligations	41.6	58.8
Employee related liabilities	61.6	74.2
Unrealized securities and hedging (gain)/loss	64.9	—
Net operating losses and tax credit carryforwards	182.8	8.6
U.S. foreign tax credit on undistributed earnings	87.0	66.9

Total deferred tax assets	489.3	230.0
Valuation allowance	(92.4)	(38.4)

Realizable deferred tax assets	396.9	191.6

Deferred tax liabilities related to:
Property, equipment and intangibles	(2,507.8)	(411.7)
Investment in affiliates and other	(23.1)	(115.4)
Deferred revenues	(3.0)	(2.0)
Unrealized securities and hedging (gain)/loss	—	(8.3)
U.S. tax on foreign undistributed earnings	(113.9)	(27.2)
Foreign exchange (gain)/loss	(11.8)	(55.9)

Total deferred tax liabilities	(2,659.6)	(620.5)

Net deferred tax liabilities	$(2,262.7)	$(428.9)

        The Company's deferred tax assets and liabilities are included in the Consolidated Balance Sheets as follows:

	Successor	Predecessor

December 31,	2007	2006
Deferred current tax assets	$110.6	$96.4
Deferred long-term tax assets	8.3	10.7
Deferred long-term tax liabilities	(2,381.6)	(536.0)

Net deferred tax liabilities	$(2,262.7)	$(428.9)

        Included in the changes in the deferred tax balances above from December 31, 2006 to December 31, 2007 are deferred tax assets and liabilities for various acquisitions and for differences between the assigned fair market values and the tax bases of the assets and liabilities recognized in various purchase business combinations.

        As of December 31, 2007, the Company had recorded a valuation allowance of $92.4 million against U.S. foreign tax credits and foreign net operating losses. The increase to the valuation allowance in 2007 was primarily due to a reevaluation of the future benefits to be realized from foreign

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9: Income Taxes (Continued)

tax credits subsequent to the merger on September 24, 2007. It is more likely than not that the tax benefit of those deferred tax assets will not be realized due to statutory limitations. Of the $92.4 million valuation allowance, $66.1 million, if subsequently reversed, would be recorded as a reduction to goodwill.

        As of December 31, 2007, the Company had aggregate federal net operating loss carryforwards of approximately $350 million. If not utilized, these carryforwards will expire in years 2008 through 2027.

        As of December 31, 2007, the Company had aggregate foreign net operating loss carryforwards of approximately $124 million. Foreign net operating loss carryforwards of $102 million, if not utilized, will expire in years 2008 through 2027. The remaining foreign net operating loss carryforwards of $22 million have an indefinite life.

        As of December 31, 2007, the Company had aggregate state net operating loss carryforwards of approximately $134 million. If not utilized, these carryforwards will expire in years 2008 through 2027.

        As of December 31, 2007, the Company had foreign tax credit carryforwards of approximately $24 million. If not utilized, these carryforwards will expire in the year 2017.

        The Company adopted the provisions of FASB Interpretation ("FIN") No. 48, "Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109" ("FIN 48"), on January 1, 2007. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes", and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

        As a result of the implementation of FIN 48, the Company recorded a reduction to retained earnings of approximately $23 million and an increase to goodwill of approximately $25 million effective January 1, 2007. Also upon adoption of FIN 48, the Company reclassified approximately $140 million of deferred tax liabilities to income taxes payable to conform to the balance sheet presentation requirements of FIN 48. The Company expects the ongoing application of FIN 48 may result in more significant discrete items being recognized from period to period.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9: Income Taxes (Continued)

        A reconciliation of the unrecognized tax benefits for the predecessor period from January 1, 2007 through September 24, 2007 and the successor period from September 25, 2007 through December 31, 2007 is as follows (in millions):

Predecessor:
Balance as of January 1, 2007	$303.5
Increases for tax positions of prior years	28.6
Increases for tax positions related to the current period	7.8
Decreases due to the lapse of applicable statute of limitations	(30.9)

Balance as of September 24, 2007	309.0

Successor:
Increases for tax positions of prior years	5.4
Increases for tax positions related to the current period	58.4
Decreases for settlements with taxing authorities	(0.6)
Decreases due to the lapse of applicable statute of limitations	(4.1)

Balance as of December 31, 2007	$368.1

        The income taxes payable for unrecognized tax benefits is included in the "Other long-term liabilities" line of the Consolidated Balance Sheets, net of the federal benefit on state income taxes (approximately $31 million at December 31, 2007), and included at December 31, 2007 was approximately $3 million of tax positions that, if recognized, would affect the effective tax rate in the successor period. In September 2007, the Company's statute of limitations expired for certain state and federal positions without adjustment, resulting in the Company's unrecognized tax benefits decreasing by approximately $31 million, of which $1 million was recognized as a decrease to income tax expense of the predecessor period and the remaining $30 million as a decrease to goodwill. The $31 million decrease was comprised of $4 million of federal and $27 million of state tax positions. The Company increased unrecognized tax benefits in the third quarter for uncertainty regarding a federal tax receivable in the amount of approximately $8 million. Additional state statutes expired in October 2007 decreasing the Company's unrecognized tax benefits by approximately $4 million, all of which decreased goodwill.

        As of December 31, 2007, the Company anticipates that its liability for unrecognized tax benefits will change within the next twelve months; however, the Company does not expect the change to significantly increase or decrease the total amounts of unrecognized tax benefits.

        The Company recognizes interest related to unrecognized tax benefits and penalties in the "Income tax (benefit) expense" line item of the Consolidated Statements of Operations. Included in the "Income tax (benefit) expense" line for the period from January 1 through September 24, 2007 and the period from September 25, 2007 through December 31, 2007 were approximately $6 million and $4 million, respectively, of accrued interest expense (net of related tax benefits). The Company had approximately $47 million of interest and penalties accrued at December 31, 2007 which are not included in the period ending balance of $368.1 million of unrecognized tax benefits. Accrued interest and penalties are included in the "Other long-term liabilities" line of the Consolidated Balance Sheet.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9: Income Taxes (Continued)

        The Company or one or more of its subsidiaries file income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. As of December 31, 2007, the Company is no longer subject to income tax examination by the U.S. federal tax jurisdiction for years before 2002. State and local examinations are substantially complete through 1998.

        Prior to the spin-off transaction, Western Union was part of the FDC consolidated, unitary and combined income tax returns ("combined tax returns") through September 29, 2006. As contemplated in certain agreements associated with the spin-off transaction, the Company is indemnified by Western Union for certain taxes attributable to operations of Western Union with respect to periods before the spin-off date of September 29, 2006. Although the Company is indemnified by Western Union, the Company remains the primary obligor to the tax authorities with respect to such combined tax return liabilities related to Western Union. Accordingly, as of December 31, 2007, FDC had approximately $133 million of uncertain income tax liabilities, including interest and penalties, recorded related to Western Union operations with a corresponding receivable from Western Union, included as a long-term account receivable in the "Other long-term assets" line of the Consolidated Balance Sheets, to reflect the indemnification for such liabilities. The liability for unrecognized tax benefits related to Western Union as of January 1, 2007 was approximately $115 million. Additionally, accruals for 2006 provision to return adjustments and interest expense increased the balance to approximately $133 million as of December 31, 2007. The Western Union contingent liability is in addition to the FDC liability for unrecognized tax benefits discussed above.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10: Borrowings

        Borrowings consisted of the following at December 31, 2007 and December 31, 2006:

	Successor	Predecessor

	December 31, 2007	December 31, 2006
	(in millions)
Short-Term Borrowings:
Capital lease obligations	$49.6	$46.6
Other short-term debt	304.1	89.9
Senior secured revolving credit facility	60.0	—
Senior secured term loan facility due 2014	127.7	—
3.375% Notes due 2008	65.8	—
Medium-term notes	13.1	85.4
Long-Term Borrowings:
Medium-term note	—	40.4
3.375% Notes due 2008	—	499.5
3.90% Notes due 2009	13.8	102.7
4.50% Notes due 2010	18.5	158.7
5.625% Notes due 2011	34.9	156.6
4.70% Notes due 2013	14.2	478.8
4.85% Notes due 2014	4.7	375.1
4.95% Notes due 2015	7.5	399.7
Senior secured term loan facility due 2014	12,675.6	—
Senior unsecured cash-pay term loan facility due 2015	1,550.0	—
Senior unsecured PIK term loan facility due 2015(a)	2,817.5	—
9.875% Senior unsecured notes due 2015	2,200.0	—
Senior subordinated unsecured term loan facility due 2016	2,500.0	—
Capital lease obligations	114.5	128.4
Other long-term borrowings	2.3	6.3
Adjustments to carrying value for mark-to-market of interest rate swaps	—	(51.9)

	$22,573.8	$2,516.2

(a)
Payment In-Kind ("PIK")

        The Company had a $1.5 billion commercial paper program in the predecessor period that was supported by a $1.5 billion revolving credit facility, both of which were terminated in conjunction with the merger.

        The Company has lines of credit associated with First Data Deutschland which totaled approximately 160 million euro, or approximately $232 million, as of December 31, 2007. The Company had the full amount outstanding against these lines of credit as of December 31, 2007 and $89.6 million outstanding as of December 31, 2006.

        The Company also has lines of credit associated with Cashcard Australia, Ltd. ("Cashcard") which are periodically used to fund ATM settlement activity. As of December 31, 2007, the lines of credit totaled approximately 162 million Australian dollars, or approximately $142 million. The Company had

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10: Borrowings (Continued)

$54.6 million outstanding against these lines of credit as of December 31, 2007. There were no amounts outstanding against these lines of credit as of December 31, 2006.

        The Company has two credit facilities associated with First Data Polska (formerly POLCARD) which are periodically used to fund settlement activity. As of December 31, 2007, the facilities totaled approximately 210 million Polish zloty, or approximately $84 million. The Company had an immaterial amount outstanding against these lines of credit as of December 31, 2007.

  Debt Repurchases and repayments

        In January 2007, the Company repurchased $32.4 million of its 4.7% senior notes due August 1, 2013, $30.2 million of its 4.85% senior notes due October 1, 2014, and $28.0 million of its 4.95% senior notes due June 15, 2015. In conjunction with the debt repurchases, the Company de-designated as a hedge a portion of the associated interest rate swaps so that the portion of the swaps remaining designated as fair value hedges corresponded to the remaining principal amount of the corresponding debt instruments. The Company recognized a $1.4 million pretax gain upon the debt repurchase.

        On September 24, 2007, in conjunction with the merger, the Company repurchased debt as follows:

Principal Amount Repurchased
(in millions)
Medium-term note due 2007	$59.8
Medium-term note due 2008	26.9
3.375% Notes due 2008	431.9
3.90% Notes due 2009	87.5
4.50% Notes due 2010	137.3
5.625% Notes due 2011	115.7
4.70% Notes due 2013	428.6
4.85% Notes due 2014	338.3
4.95% Notes due 2015	360.9

$1,986.9

        In combination with the September debt repurchases, the Company terminated the interest rate swaps associated with these debt instruments. The Company incurred a fee of $6.0 million in connection with this debt repurchase as well as an $11.2 million charge representing the premium paid for consent from holders to modify terms of the Company's debt they held. The gains and losses resulting from the debt repurchases were included in the "Other income (expense)" line of the Consolidated Statements of Operations.

        In December 2007, the Company paid off its medium-term note due in 2007 for $25.6 million.

        In September 2006, the Company paid off senior notes in the amount of $650 million. In November and December 2006, the Company re-purchased approximately $1.7 billion of its long-term debt with proceeds from the spin-off.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10: Borrowings (Continued)

  Debt Issuances

        On September 24, 2007, the Company entered into $22.0 billion of new debt instruments in conjunction with the merger. The senior unsecured cash-pay term loan facility, senior unsecured PIK term loan facility and senior subordinated unsecured term loan facility are discussed more fully below and represent bridge financing (the "bridge facilities"). The Company anticipates it may issue note securities to replace these bridge facilities on or before one year from the transaction date. In October 2007, $2.2 billion of the senior unsecured cash-pay term loan facility was repaid upon issuance of 9.875% senior unsecured cash pay notes due 2015, as discussed more fully below.

        Fees totaling $555.0 million associated with the merger have been capitalized as deferred financing costs and are reported in the "Other long-term assets" line of the Consolidated Balance Sheet. Approximately $112.5 million of fees were incurred and capitalized on the bridge facilities of which $27.5 million was subsequently recovered upon repayment of the $2.2 billion of senior unsecured cash-pay term loan facility. The terms of the bridge facilities provide for the repayment of all or a diminishing portion of the fees, depending upon timing, if the bridge facilities are refinanced in less than a year (currently, 50% of fees paid on bridge facilities are recoverable upon refinancing through May 21, 2008 and 25% are recoverable thereafter through September 24, 2008). The Company will incur additional underwriting fees when the bridge facilities are refinanced of which $44.0 million was incurred upon issuance of $2.2 billion of senior unsecured cash-pay notes and is included in the $555.0 million balance noted above. The deferred financing costs are being amortized using the interest method over the term of the respective debt, with a weighted-average period of six years.

  Senior Secured Revolving Credit Facility and Senior Secured Term Loan Facility

        The Company entered into a $2.0 billion senior secured revolving credit facility with a term of six years. The Company drew $200.0 million against the senior secured revolving credit facility at the time of the merger and $60.0 million was outstanding at December 31, 2007. The Company also entered into a $13.0 billion senior secured term loan facility with a term of seven years. At the merger date, the Company drew $11,775 million in the form of U.S. dollar denominated loan and $1,000 million in the form of euro denominated loan (709.2 million euro). The remainder, $225 million, was available in the form of a delayed draw term loan facility in an amount approximately equal to existing notes remaining outstanding after the tender offers described above were completed. The delayed draw term loan facility may be drawn as the remaining notes are repaid (of which approximately $26 million was drawn in December 2007 when existing notes were repaid).

        Interest is payable at a rate equal to, at the Company's option, either (a) LIBOR for deposits in the applicable currency plus an applicable margin or (b) the higher of (1) the prime rate of Credit Suisse and (2) the federal funds effective rate plus 0.50%, plus an applicable margin. The Company, however, made an irrevocable election to pay interest for the senior secured term loan facility solely under option (a). In combination with the debt issuance, the Company designated as accounting hedges two five-year interest rate swaps related to the senior secured term loan facility with notional amounts of $2.0 billion and $1.0 billion to receive interest at variable rates equal to LIBOR and pay interest at fixed rates of 4.978% and 5.2475%, respectively. The Company entered into additional interest rate swaps in the successor period with an aggregate notional value of $4.5 billion to receive interest at variable rates equal to LIBOR and pay interest at fixed rates from 3.8665% to 4.924%.

        The interest rate margin noted above may be reduced subject to the Company attaining certain leverage ratios. In addition to paying interest on the outstanding principal amounts, the Company is required to pay commitment fees for the unutilized commitments. The initial commitment fee rates are

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10: Borrowings (Continued)

0.50% per year for the senior secured revolving credit facility and 0.75% per year on the delayed draw portion of the senior secured term loan facility. The commitment fee rate related to the senior secured revolving credit facility may be reduced subject to the Company reducing its leverage to specified ratios.

        The Company is required to pay equal quarterly installments in aggregate annual amounts equal to 1% of the original funded principal amount of the senior secured term loan facility, with the balance being payable on the final maturity date. Principal amounts outstanding under the senior secured revolving credit facility are due and payable in full at maturity. In December 2007, the Company paid approximately $32 million for both the U.S. dollar and euro-denominated term loans related to this provision.

        The senior secured credit facilities contain certain mandatory prepayment requirements, such as excess cash flow, in certain circumstances, and certain prepayment penalties related to the senior secured term loan facility. Voluntary prepayments are allowed under certain circumstances. The Company may prepay outstanding loans under the senior secured revolving credit facility at any time.

  Senior Notes

        On October 24, 2007, the Company issued $2.2 billion aggregate principal amount of 9.875% senior notes due 2015, the net proceeds of which, together with cash on hand for the underwriting fees paid in connection with such sale, were used to repay $2.2 billion of the senior unsecured cash-pay term loan facility, described below. The senior notes are unsecured and rank senior in right of payment with all of the Company's existing and future subordinated indebtedness. The senior notes rank equally in right of payment with all of the existing and future senior indebtedness, including under the senior unsecured interim credit facilities. The senior note guarantees are unsecured and rank senior in right of payment to all existing and future subordinated indebtedness of the Company's guarantor subsidiaries and its senior subordinated unsecured interim credit facility. The senior note guarantees rank equally in right of payment with all existing and future senior indebtedness of the guarantor subsidiaries, including their guarantees under the senior unsecured interim credit facilities.

        The notes accrue interest at the rate of 9.875% per annum and mature on September 24, 2015. Interest on the notes is payable on March 31 and September 30 of each year, commencing on March 31, 2008.

        The Company may redeem the notes, in whole or in part, at any time prior to September 30, 2011 at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date and a "make-whole premium" as defined. Thereafter, the Company may redeem the notes, in whole or in part, at established redemption prices. In addition, on or prior to September 30, 2010, the Company may redeem up to 35% of the notes with the net cash proceeds from certain equity offerings at established redemption prices.

        The terms of the senior notes require the Company to file a registration statement with the United States Securities and Exchange Commission (the "SEC") relating to an offer to exchange the notes and guarantees for publicly tradable notes and guarantees having substantially identical terms within 360 days of the original issue date of the notes. Additionally, the Company is required to use its reasonable best efforts to keep effective the shelf registration statement until the earliest of (i) two years after the original issue date of the notes, (ii) such time as all of the notes have been sold or (iii) the date upon which all notes covered by such shelf registration statement become eligible for resale. If a registration statement is not filed and effective or is not maintained effective as noted above, then additional interest will accrue on the principal amount of the notes at a rate of 0.25% per

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10: Borrowings (Continued)

annum increasing an additional 0.25% per annum after a 90-day period not to exceed 0.5% per annum. Once the registration is effective in accordance with the above requirements such additional interest will cease to accrue. At this time no additional interest has accrued or is expected to be accrued.

  Senior Unsecured Cash-pay Term Loan Facility and Senior Unsecured PIK Term Loan Facility

        The Company entered into a $3.8 billion senior unsecured cash-pay term loan facility and a $2.8 billion senior unsecured PIK term loan facility with terms of eight years ("senior unsecured term loan facilities"). Interest for the first six-month period is payable at a rate equal to LIBOR plus 3.5% for the cash-pay term loan facility and LIBOR plus 4.5% for the PIK term loan facility. The margins, subject to certain caps noted below, will increase by an additional 0.50% at the beginning of each three-month period thereafter until September 24, 2008. At that time, margins, subject to certain caps noted below, will increase by 0.25% at the beginning of each three-month period thereafter for so long as the loans are outstanding. For so long as the Company is not in default, the maximum interest rates the Company may pay related to these facilities are 9.875% for the senior unsecured cash-pay term loan facility and 10.55% for the senior unsecured PIK term loan facility. The increase in interest rates is related to these facilities being bridge facilities and, as discussed above, the Company expects to refinance the borrowings under the bridge facilities. As noted above and in October 2007, $2.2 billion of the senior unsecured cash-pay term loan facility was repaid upon issuance of 9.875% senior unsecured cash pay notes due 2015.
        Interest on the senior unsecured PIK term loan up to and including September 30, 2011 will be paid entirely by increasing the principal amount of the outstanding loan or by issuing senior unsecured PIK debt. Beginning October 1, 2011, such interest will be payable in cash.

        If any borrowings under the senior unsecured term loan facilities remain outstanding on the one-year anniversary of the closing of the senior unsecured term loan facilities, the lenders will have the option to exchange the initial loans for senior cash-pay notes or senior PIK notes with a term of seven years.

        The senior unsecured term loan facilities contain certain mandatory redemption requirements, such as "excess cash flow" as defined, in certain circumstances. Voluntary repayments are allowed and are subject to certain costs.

  Senior Subordinated Unsecured Term Loan Facility

        The Company entered into a senior subordinated unsecured term loan facility providing senior subordinated unsecured financing of $2.5 billion consisting of a $2.5 billion senior subordinated unsecured term loan facility with a term of nine years. Interest for the first six-month period is payable at a rate equal to LIBOR plus 4.75%. The margin, subject to certain caps noted below, will increase by an additional 0.50% at the beginning of each three-month period thereafter until September 24, 2008. At that time, the margin, subject to certain caps noted below, will increase by 0.25% at the beginning of each three-month period thereafter for so long as the loan is outstanding. For so long as the Company is not in default, the maximum interest rate the Company may pay related to this facility is 11.250%. The increase in interest rates is related to this facility being a bridge facility and, as discussed above, the Company expects to refinance the borrowings under the bridge facility.

        If any borrowings under the senior subordinated unsecured term loan facility remain outstanding on the one-year anniversary of the closing of the senior subordinated unsecured term loan facility, the lenders will have the option to exchange the initial subordinated loan for senior subordinated notes with a term of eight years that the Company will issue under a senior subordinated indenture.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10: Borrowings (Continued)

        The senior subordinated unsecured term loan facility contains certain mandatory redemption requirements. Voluntary repayments are allowed and are subject to certain costs.

  Guarantees and Covenants

        All obligations under the senior secured revolving credit facility and senior secured term loan facility are unconditionally guaranteed by substantially all existing and future, direct and indirect, wholly owned, material domestic subsidiaries of the Company other than Integrated Payment Systems Inc. The senior secured facilities contain a number of covenants that, among other things, restrict the Company's ability to incur additional indebtedness, create liens, enter into sale and leaseback transactions, engage in mergers or consolidations, sell or transfer assets, pay dividends and distributions or repurchase the Company's capital stock, make investments, loans or advances, prepay certain indebtedness, make certain acquisitions, engage in certain transactions with affiliates, amend material agreements governing certain indebtedness and change its lines of business. The senior secured facilities also require the Company to maintain a maximum senior secured leverage ratio and contain certain customary affirmative covenants and events of default, including a change of control beginning at the one year anniversary of debt issuance. The Company is in compliance with all applicable covenants as of December 31, 2007.

        All obligations under the senior notes, senior unsecured term loan facilities and senior subordinated unsecured term loan facility are similarly guaranteed on a subordinated basis in accordance with their terms by each of the Company's domestic subsidiaries that guarantee obligations under the Company's senior secured term loan facility described above. These notes and facilities also contain a number of covenants similar to those described for the senior secured term loan facility noted above. The Company is in compliance with all applicable covenants as of December 31, 2007.

  Maturities

        Aggregate annual maturities of long-term debt are $176.8 million in 2009, $156.1 million in 2010, $166.7 million in 2011, $132.0 million in 2012 and $21,321.9 million in all periods thereafter.

Note 11: Supplemental Financial Information

  Supplemental Statements of Operations Information

        The "Other income (expense)" line item of the Consolidated Statements of Operations includes investment gains and (losses), derivative financial instruments gains and (losses), divestitures, net, debt repayment gains and (losses) and non-operating foreign exchange gains and (losses). The following table details the components of other income (expense):

	Successor	Predecessor

	Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007	Year ended December 31,
			2006	2005
		(in millions)
Investment gains and (losses)	$0.9	$(2.0)	$11.6	$22.3
Derivative financial instruments gains and (losses)	(33.3)	(0.6)	33.8	62.4
Divestitures, net	0.2	6.1	8.0	61.1
Debt repayment gains and (losses)	(17.2)	1.4	(30.8)	—
Non-operating foreign currency gains and (losses)	(24.6)	—	—	—

Other income (expense)	$(74.0)	$4.9	$22.6	$145.8

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11: Supplemental Financial Information (Continued)

  Supplemental Balance Sheet Information

	Successor	Predecessor

December 31,	2007	2006
	(in millions)
Current Assets:
Accounts receivable:
Customers	$2,131.2	$1,673.4
Unconsolidated merchant alliances	52.5	58.8
Interest and other receivables	243.8	212.5

	2,427.5	1,944.7
Less allowance for doubtful accounts	(14.7)	(20.3)

	$2,412.8	$1,924.4

Other current assets:
Prepaid expenses	$166.7	$159.4
Inventory	107.5	114.4
Deferred and other income tax assets	186.4	98.3
Other	19.1	2.7

	$479.7	$374.8

Property and equipment:
Land	$68.3	$70.6
Buildings	367.8	387.6
Leasehold improvements	35.3	150.0
Equipment and furniture	482.9	1,781.6
Equipment under capital lease	46.2	89.5

	1,000.5	2,479.3
Less accumulated depreciation	(61.2)	(1,711.3)

	$939.3	$768.0

Other long-term assets:
Accounts receivable, net of allowance for doubtful accounts of $7.0 (2007) and $8.7 (2006)	$370.8	$225.9
Investments	71.1	127.5
Regulatory and escrowed cash	6.8	27.4
Derivative financial instruments	1.0	92.6
Pension asset	1.9	—
Deferred financing costs (net of amortization)	489.5	6.8
Deferred income tax assets	8.3	10.7
Other	26.1	10.2

	$975.5	$501.1

Other current liabilities:
Accrued expenses	$632.0	$704.8
Compensation and benefit liabilities	297.1	250.1
Income taxes payable	22.7	48.5
Minority interest	38.4	34.9
Accrued costs of businesses acquired (including deferred acquisition consideration)	43.9	55.2
Other	364.8	298.2

	$1,398.9	$1,391.7

Other long-term liabilities:
Pension obligations	85.4	162.1
Accrued costs of businesses acquired (including deferred acquisition consideration)	34.0	14.8
Minority interest	14.5	77.0
Derivative financial instruments	221.0	166.8
Income taxes payable	478.1	92.6
Other	106.1	126.3

	$939.1	$639.6

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11: Supplemental Financial Information (Continued)

  Supplemental Cash Flow Information

        Supplemental cash flow information for the successor period from September 25 through December 31, 2007 and the predecessor period from January 1 through September 24, 2007 and for the years ended December 31, 2006 and 2005 is summarized as follows:

	Successor	Predecessor

	Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007	Year ended December 31,
			2006	2005
		(in millions)
Income tax (refunds)/payments	$(108.0)	$56.0	$86.0	$262.0
Interest paid	547.5	90.5	263.5	183.5

  Significant non-cash transactions

        In addition to the transactions described below, the Company also issued restricted stock awards and restricted stock units, the details of which are discussed in Note 15.

        During the 2007 successor period, the Company increased the principal amount of its senior unsecured PIK term loan facility by $67.5 million resulting from interest expense. As discussed in Note 10, interest on this facility is paid entirely by increasing the principal amount of the outstanding loan.

        On September 29, 2006, the holder of a warrant originally issued on November 16, 2000 exercised its right to a cashless exercise of the warrant. The Company issued 359,824 shares of its common stock to the warrant holder in connection with the cashless exercise. The warrant had provided for the purchase of 3.5 million shares of the Company's common stock at $40.025 before giving effect to the adjustment for the Company's spin-off of The Western Union Company.

        In connection with the spin-off, Western Union transferred $1 billion of Western Union notes to FDC. On September 29, 2006, the Company exchanged these Western Union notes for FDC debt (commercial paper) held by investment banks.

Note 12: Related Party Transactions

  Merchant Alliances

        A substantial portion of the Company's business within the Merchant Services and International segments are conducted through merchant alliances. No directors or officers of the Company have ownership interests in any of the alliances. Certain merchant alliances, as it pertains to investments accounted for under the equity method, are joint ventures between the Company and financial institutions. The formation of each of these alliances generally involves the Company and the bank contributing contractual merchant relationships to the alliance and a cash payment from one owner to the other to achieve the desired ownership percentage for each. The Company and the bank contract a long-term processing service agreement as part of the negotiation process. This agreement governs the Company's provision of transaction processing services to the alliance. Therefore, the Company has two primary income streams from these alliances: its share of the alliance's net income (classified as "Equity earnings in affiliates") and the processing fees it charges to the alliance (classified as "Transaction and processing service fees"). The processing fees are based on transaction volumes and unit pricing as contained in the processing services agreement negotiated with the alliance partner.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12: Related Party Transactions (Continued)

Additionally, the Company may have income streams such as from the sale of point-of-sale terminals and providing debit network services to alliances.

        The Company negotiated all agreements with the alliance banks. Therefore, all transactions between the Company and its alliances were conducted at arm's-length. The revenue associated with these related party transactions are presented on the face of the Consolidated Statements of Operations.

        If the Company has majority ownership and management control over an alliance, then the alliance's financial statements are consolidated with those of the Company and the related processing fees are treated as an intercompany transaction and eliminated upon consolidation.

  Management Agreement

        On September 24, 2007 and in connection with the merger, First Data entered into a management agreement with affiliates of KKR (the "Management Agreement") pursuant to which KKR will provide management, consulting, financial and other advisory services to the Company. Pursuant to the Management Agreement, KKR is entitled to receive an aggregate annual management fee of $20 million, which amount will increase 5% annually, and reimbursement of out-of-pocket expenses incurred in connection with the provision of services. The Management Agreement has an initial term expiring on December 31, 2019, provided that the term will be extended annually thereafter unless the Company provides prior written notice of its desire not to automatically extend the term. The Management Agreement shall terminate automatically upon the consummation of an initial public offering and may be terminated at any time by mutual consent of the Company and KKR. The Management Agreement also contains customary exculpation and indemnification provisions in favor of KKR and its affiliates. During the successor period from September 25, 2007 through December 31, 2007, the Company incurred $5.3 million of management fees.

        In addition, pursuant to the Management Agreement, the Company paid KKR transaction fees of $260 million in 2007 for certain services provided in connection with the merger and related transactions. The Management Agreement provides that KKR also will be entitled to receive a fee equal to a percentage of the gross transaction value in connection with certain subsequent financing, acquisition, disposition, merger combination and change of control transactions, as well as a termination fee based on the net present value of future payment obligations under the Management Agreement in the event of an initial public offering or under certain other circumstances.

        Subsequent to the merger, certain members of the Company's Board of Directors are affiliated with KKR.

  Transactions and Balances Involving Directors and Company Executives

        The investments held by the Company in investment funds managed by Mr. Robinson, a member of its Board of Directors, prior to the merger are no longer a related party transaction since subsequent to the merger this individual is not affiliated with FDC. Mr. Robinson and members of his family have equity interests in various companies associated with the investment funds. Prior to authorizing the transactions summarized below, Mr. Robinson's interests in the transactions were disclosed to and reviewed by the Board or the Oversight Committee of the Board in place at that time. Between 1996 and 2001, the Company committed to invest a total of $9 million to the investment funds noted above and as of December 31, 2007 less than 1% of such commitments remained unfunded. The Company is required to pay annual management fees to several of those entities ranging from 2% to

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12: Related Party Transactions (Continued)

2.5% of the actively managed capital as well as its pro rata share of certain expenses. During 2007, the Company incurred management fees of approximately $25,000.

        The Company has engaged in the following transactions with The Labry Companies and Plane Fish, LLC. Mr. Labry, an executive officer of the Company, is the sole shareholder of The Labry Companies, Inc. and sole member of Plane Fish, LLC. On January 31, 2006, the Company entered into a four year, eight month sublease agreement with The Labry Companies, Inc. for approximately 3,600 square feet of office space in Memphis, Tennessee. During 2007 and 2006, the Company paid approximately $170,846 and $159,916, respectively, to The Labry Companies, Inc. Prior to authorizing the transaction, Mr. Labry's interest in the transaction was disclosed to and reviewed by the Board. Plane Fish, LLC, owns an aircraft which it leases to a charter company. The charter company makes the aircraft available to its customers, including the Company, which uses the aircraft solely in connection with business-related travel by Mr. Labry and other Company employees. In 2007 and 2006, the Company incurred $1,029,999 and $807,374, respectively, in expenses to the charter company for the charter of the aircraft.

Note 13: Commitments and Contingencies

        The Company leases certain of its facilities and equipment under operating lease agreements, substantially all of which contain renewal options and escalation provisions. Total rent expense for operating leases was $24.8 million for the successor period from September 25, 2007 through December 31, 2007, and for the predecessor periods was $64.6 million from January 1, 2007 through September 24, 2007, $85.0 million in 2006, and $81.2 million in 2005.

        Future minimum aggregate rental commitments at December 31, 2007 under all noncancelable leases, net of sublease income, were $216.5 million and are due in the following years: $62.2 million for 2008, $50.6 million for 2009, $42.8 million for 2010, $29.3 million for 2011, $19.4 million for 2012 and $12.2 million thereafter.

        The sublease income is earned from leased space which FDC concurrently subleases to its customers with comparable time periods. Certain future lease rental income exceeds lease payments and was excluded from the rental commitment amounts above. At December 31, 2007, these amounts totaled $1.3 million in FDC obligations.

        In addition, the Company has certain guarantees imbedded in leases and other agreements wherein the Company is required to relieve the counterparty in the event of changes in the tax code or rates. The Company believes the fair value of such guarantees is insignificant due to the likelihood and extent of the potential changes.

        The Company has $37.4 million in outstanding letters of credit at December 31, 2007, the majority of which expire in 2008 with a one-year renewal option. The letters of credit are held in connection with certain business combinations, lease arrangements and bankcard association agreements. The Company expects to renew the letters of credit prior to expiration.

        On or about April 3 and 4, 2003, two purported class action complaints were filed on behalf of the public holders of Concord's common stock (excluding shareholders related to or affiliated with the individual defendants). The defendants in those actions were certain current and former officers and directors of Concord. The complaints generally alleged breaches of the defendants' duty of loyalty and due care in connection with the defendants' alleged attempt to sell Concord without maximizing the value to shareholders in order to advance the defendants' alleged individual interests in obtaining indemnification agreements related to litigation against Concord and its directors alleging Concord's financial statements were materially misleading and other derivative litigation. The complaints sought

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13: Commitments and Contingencies (Continued)

class certification, injunctive relief directing the defendants' conduct in connection with an alleged sale or auction of Concord, reasonable attorneys' fees, experts' fees and other costs and relief the Court deems just and proper.

        On or about April 2, 2003, an additional purported class action complaint was filed by Barton K. O'Brien. The defendants were Concord and certain of its current and former officers and directors. This complaint contained allegations regarding the individual defendants' alleged insider trading and alleged violations of securities and other laws and asserted that this alleged misconduct reduced the consideration offered to Concord shareholders in the merger between Concord and a subsidiary of the Company (the "Concord Merger"). The complaint sought class certification, attorneys' fees, experts' fees, costs and other relief the Court deems just and proper. Moreover, the complaint also sought an order enjoining consummation of the Concord Merger, rescinding the Concord Merger if it is consummated and setting it aside or awarding rescissory damages to members of the putative class, and directing the defendants to account to the putative class members for unspecified damages. These complaints were consolidated in a second amended consolidated complaint filed September 19, 2003 into one action (In Re: Concord EFS, Inc. Shareholders Litigation) in the Shelby County Circuit for the State of Tennessee.

        On October 15, 2003, the plaintiffs In Re: Concord EFS, Inc. Shareholders Litigation moved for leave to file a third amended consolidated complaint similar to the previous complaints but also alleging that the proxy statement disclosures relating to the antitrust regulatory approval process were inadequate. A motion to dismiss was filed on June 22, 2004 alleging that the claims should be denied and are moot since the Concord Merger has occurred. On October 18, 2004, the Court heard arguments on the plaintiff's motion to amend complaint and defendant's motion to dismiss. On September 12, 2006, the Court granted the plaintiff's motion to file a third amended complaint. In early November 2006, Concord filed a motion to dismiss the third amended complaint. On June 28, 2007, a hearing was held on Concord's motion to dismiss the third amended complaint. No order has been issued on this motion yet. The Company intends to vigorously defend the action and an estimate of possible losses, if any, cannot be made at this time.

        On July 2, 2004, Pamela Brennan, Terry Crayton, and Darla Martinez filed a class action complaint on behalf of themselves and all others similarly situated in the United States District Court for the Northern District of California against the Company, its subsidiary Concord EFS, Inc., and various financial institutions ("Brennan"). Plaintiffs claim that the defendants violated antitrust laws by conspiring to artificially inflate foreign ATM fees that were ultimately charged to ATM cardholders. Plaintiffs seek a declaratory judgment, injunctive relief, compensatory damages, attorneys' fees, costs and such other relief as the nature of the case may require or as may seem just and proper to the court. Five similar suits were filed and served in July, August and October 2004, two in the Central District of California (Los Angeles), two in the Southern District of New York, and one in the Western District of Washington (Seattle). The plaintiffs sought to have all of the cases consolidated by the Multi District Litigation panel. That request was denied by the panel on December 16, 2004 and all cases were transferred to the Northern District Court of California and assigned to a single judge. All cases other than Brennan were stayed. Subsequently, a seventh lawsuit was filed in the District of Alaska, which thereafter was also transferred to the Northern District of California and assigned to the same judge.

        In Brennan, on May 4, 2005, the Court ruled on Defendants' Motion to Dismiss and Motion for Judgment on the Pleadings. The Court did not dismiss the complaint, except for a technical dismissal of the claims against First Data Corporation, Bank One Corporation and JPMorgan Chase. On May 25,

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13: Commitments and Contingencies (Continued)

2005, the plaintiffs filed an amended complaint which clarified the basis for alleging that the holding companies, First Data Corporation, Bank One Corporation and JPMorgan Chase, were liable. On July 21, 2005, Concord filed a motion for summary judgment seeking to foreclose claims arising after February 1, 2001—the date that Concord acquired the STAR Network. On August 22, 2005, the Court also consolidated all of the ATM interchange cases pending against the defendants in Brennan which will now be referred to collectively as the "ATM Fee Antitrust Litigation." On September 14, 2006, a hearing on Concord's Motion for Summary Judgment was held. On November 30, 2006, the Court issued an order that terminated the pending motion and requested further discovery on the limited issue of procompetitive justifications for the fixed ATM interchange by March 1, 2007. A hearing was held on the plaintiff's motion to compel on May 23, 2007, at which time the Court directed the defendants to file a motion for summary judgment. On June 25, 2007, the Court entered an order on the motion to compel. On August 3, 2007, the Company filed a motion for summary judgment seeking to dismiss plaintiffs' per se claims, arguing that there are procompetitive justifications for the ATM interchange. The hearing on this motion was held March 7, 2008 and the parties await the Court's ruling. The Company intends to vigorously defend the action and an estimate of possible losses, if any, cannot be made at this time.

        Six purported class action lawsuits have been filed against the Company and its directors challenging the process by which the Company agreed to enter into the Merger Agreement. These lawsuits have been consolidated into one action in Colorado state court and one action in Delaware state court, respectively. These purported class action complaints generally allege that the members of the Company's Board of Directors breached their fiduciary duties of care and loyalty by entering into the Merger Agreement without regard to the fairness of the transaction to its shareholders or the maximization of shareholder value. The complaints also allege that the Company and/or KKR aided and abetted the directors' breaches. The complaints generally seek class certification, an order enjoining consummation of the proposed merger, rescinding the proposed merger if it is consummated and setting it aside or awarding rescissory damages to members of the class, directing the defendants to exercise their fiduciary duties and account to the class members for unspecified damages, imposing a constructive trust in favor of the class for benefits improperly received by the defendants, and awarding costs and disbursements, including reasonable attorneys' fees, experts' fees and other costs and relief the Court deems just and proper.

        The parties have entered into a settlement agreement which was executed and submitted to the Colorado state court for approval on December 12, 2007. On December 17, 2007 the District Court for Arapahoe County, Colorado granted preliminary approval of the settlement. A Notice of Pendancy and Settlement of Class Action and Hearing on Proposed Settlement was transmitted to the former shareholders of FDC in January. The notice provided for shareholders to submit any objections to the proposed settlement by February 26, 2008. Two objections were received. On March 7, 2008, the Court granted final approval of the settlement. The Company believes the complaints are without merit and intends to vigorously defend them in the event a settlement is not finalized.

        In May 2002, DataTreasury Corporation ("DataTreasury") commenced action in the United States District Court for the Eastern District of Texas (the "Court") against the Company and its wholly owned subsidiaries First Data Merchant Services Corporation, TeleCheck Services, Inc. d/b/a Telecheck International, Inc., and Microbilt Corporation (subsequently merged into TASQ Technology, Inc.), (collectively, the "First Data Defendants"), alleging infringement of United States Patent No. 5,910,988 (the "988 Patent") and Patent No. 6,032,137 (the "137 Patent"). The complaint sought a declaration that the 988 Patent and the 137 Patent were valid and enforceable, injunctive relief, unidentified damages, pre-judgment interest, treble damages, costs of suit and attorneys' fees. The 988 Patent and

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13: Commitments and Contingencies (Continued)

the 137 Patent generally relate to remote data acquisition, encryption, centralized processing and storage. DataTreasury voluntarily dismissed the action filed with the Court and refiled the complaint on November 7, 2002 in the United States District Court for the Northern District of Texas asserting that the First Data Defendants infringed the 988 Patent and the 137 Patent. The complaint seeks a declaration that the 988 Patent and the 137 Patent are valid and enforceable, injunctive relief, unidentified damages, prejudgment interest, treble damages, costs of suit and attorneys' fees. On November 15, 2002, the First Data Defendants filed a motion which was granted that the case be transferred to the Court. On March 1, 2005, the Court ruled on claim construction. DataTreasury filed amended infringement contentions in September 2005. On November 5, 2005, the First Data Defendants filed ex parte requests for reexamination of the 988 Patent and the 137 Patent with the United States Patent and Trademark Office (the "USPTO"). The First Data Defendants filed their final invalidity contentions in December 2005. The First Data Defendants filed a motion for summary judgment for patent invalidity on January 4, 2006. On September 12, 2005, DataTreasury filed a second complaint with the Court asserting that the Company's wholly owned subsidiaries Remitco, LLC ("Remitco") and Integrated Payment Systems Inc. infringed the 988 Patent and the 137 Patent. DataTreasury seeks a declaration that the 988 Patent and the 137 Patent are valid and enforceable, injunctive relief, unidentified damages, prejudgment interest, treble damages, costs of suit and attorneys' fees. On November 21, 2006, the Court consolidated the two cases. On July 24, 2007, counsel for the parties agreed among other procedural matters to abate the case until 60 days after the issuance of reexamination certificates by the USPTO for both the 988 Patent and the 137 Patent or 60 days after the Remitco document production is completed, at which time DataTreasury will serve amended infringement contentions. In accordance with the agreement of the counsel for the parties, the Court entered an order denying as moot the pending Joint Motion for Entry of a Docket Control Order and refrained from entering a new schedule. The USPTO issued a Certificate of Reexamination on the 998 Patent on October 3, 2007 and on the 137 Patent in December 2007. The Company intends to vigorously defend the action and an estimate of possible losses, if any, cannot be made at this time.

        On February 24, 2006, DataTreasury filed a complaint with the United States District Court for the Eastern District of Texas, Marshall Division, naming more than 50 defendants, including the Company and its wholly owned subsidiaries Telecheck Services, Inc. and Remitco, for the infringement of Patent No. 5,930,778 (the "778 Patent"). The complaint seeks a declaration that the 778 Patent is valid and enforceable, injunctive relief, unidentified damages, prejudgment interest, treble damages, costs of suit and attorneys' fees. The 778 patent generally relates to the clearing of financial instruments. On September 25, 2007, all defendants entered into a stipulation, which, pursuant to the court's order, will result in a stay of the case pending the outcome of a pending re-examination of the 778 patent. The Company intends to vigorously defend the action and an estimate of possible losses, if any, cannot be made at this time.

        In the normal course of business, the Company is subject to claims and litigation, including indemnification obligations to purchasers of former subsidiaries. Management of the Company believes that such matters will not have a material adverse effect on the Company's results of operations, liquidity or financial condition.

        In addition, the Company has certain guarantees imbedded in leases and other agreements wherein the Company is required to relieve the counterparty in the event of changes in the tax code or rates. The Company believes the fair value of such guarantees is insignificant due to the likelihood and extent of the potential changes.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14: Stockholders' Equity

  Dividends

        In February 2005, the Company increased its quarterly dividend for common stockholders of record as of April 1, 2005 to $0.06 per common share from $0.02 per common share. Subsequent to the spin-off and in December 2006, the Company reduced its quarterly dividends from $0.06 per common share to $0.03 per common share for common stockholders of record as of January 2, 2007. Cash dividends of $45.3 million, $160.5 million and $184.9 million were declared for the predecessor periods from January 1, 2007 through September 24, 2007 and the years ended December 31, 2006 and 2005, respectively. As a result of the merger, the Company no longer pays cash dividends.

        As a result of the spin-off, FDC recorded a net increase to retained earnings of $554.5 million which represented the distribution of the net liabilities and certain equity balances related to Western Union to shareholders. Such distribution occurred shortly after and is net of the transfer by Western Union of $1 billion of Western Union notes and $2.5 billion in cash to FDC as well as the net settlement of various intercompany balances and realignment of certain operating assets.

  Other Comprehensive Income

        The income tax effects allocated to and the cumulative balance of each component of OCI are as follows (in millions):

	Beginning Balance	Pretax Gain (Loss) Amount	Tax (Benefit) Expense	Net-of-Tax Amount	Western Union Dividend	Ending Balance
Successor
September 25, 2007 through December 31, 2007
Unrealized gains (losses) on hedging activities	$—	$(174.0)	$(64.9)	$(109.1)	$—	$(109.1)
Foreign currency translation adjustment	—	25.8	11.8	14.0	—	14.0
Minimum pension liability adjustment	—	2.5	0.9	1.6	—	1.6

	$—	$(145.7)	$(52.2)	$(93.5)	$—	$(93.5)

Predecessor
January 1, 2007 through September 24, 2007
Unrealized gains (losses) on securities	$18.1	$(29.0)	$(10.8)	$(18.2)	$—	$(0.1)
Unrealized gains (losses) on hedging activities	(4.4)	0.9	0.5	0.4	—	(4.0)
Foreign currency translation adjustment	79.2	96.0	(27.1)	123.1	—	202.3
Minimum pension liability adjustment	(63.5)	—	—	—	—	(63.5)
Adjustment to initially apply SFAS No. 158	(46.3)	—	—	—	—	(46.3)

	$(16.9)	$67.9	$(37.4)	$105.3	$—	$88.4

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14: Stockholders' Equity (Continued)

December 31, 2006
Unrealized gains (losses) on securities	$(49.2)	$107.1	$38.2	$68.9	$(1.6)	$18.1
Unrealized gains (losses) on hedging activities	(6.7)	3.3	1.0	2.3	—	(4.4)
Foreign currency translation adjustment	31.2	102.4	44.0	58.4	(10.4)	79.2
Minimum pension liability adjustment	(141.6)	2.4	(1.6)	4.0	74.1	(63.5)
Adjustment to initially apply SFAS No. 158	—	(74.0)	(27.7)	(46.3)	—	(46.3)

	$(166.3)	$141.2	$53.9	$87.3	$62.1	$(16.9)

December 31, 2005
Unrealized gains (losses) on securities	$71.4	$(185.5)	$(64.9)	$(120.6)	$—	$(49.2)
Unrealized gains (losses) on hedging activities	(18.3)	18.1	6.5	11.6	—	(6.7)
Foreign currency translation adjustment	108.7	(117.3)	(39.8)	(77.5)	—	31.2
Minimum pension liability adjustment	(163.6)	33.9	11.9	22.0	—	(141.6)

	$(1.8)	$(250.8)	$(86.3)	$(164.5)	$—	$(166.3)

        The successor period beginning balance of OCI was zero due to the previous balance being eliminated in purchase accounting for the merger.

  Other Stockholders' Equity Transactions

        In 2007, the Company accelerated vesting of all outstanding stock options, restricted stock awards and restricted stock units as a result of the merger transaction. For information regarding stock compensation plans refer to Note 15 and for information regarding the merger refer to Note 2.

        The following table presents stock repurchase programs authorized by the Board of Directors that were utilized for the predecessor period during the year ended December 31, 2005 through the predecessor period from January 1, 2007 through September 24, 2007, disclosing total shares purchased under each program during the respective years and the associated cost (in millions):

	Predecessor
			Year ended December 31,
	Period from January 1 through September 24, 2007
			2006		2005
	Treasury Shares	Cost	Treasury Shares	Cost	Treasury Shares	Cost
Share repurchase programs:
$1.5 billion, authorized October 2004	—	—	—	—	22.2	$905.8
$2.0 billion, authorized February 2005	—	—	13.1	$325.8	20.2	807.8

	—	—	13.1	$325.8	42.4	$1,713.6
Treasury stock purchases related to employee benefit plans	11.2	$335.3	22.4	961.1	11.3	461.4

Total stock repurchases	11.2	$335.3	35.5	$1,286.9	53.7	$2,175.0

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14: Stockholders' Equity (Continued)

        The difference between the cost of shares repurchased noted in the table above and the amount reflected in the Consolidated Statements of Cash Flows is due to timing of trade settlements. Following the September 24, 2007 merger transaction, the Company terminated the registration of all equity securities and will no longer make repurchases under existing plans and programs.

  Common Stock Warrants

        Upon the formation of FDGS in 2000, the Company issued a warrant to iFormation Group to purchase 3.5 million shares of FDC common stock at a price of $40.025 per share before giving effect to the adjustment for the Company's spin-off of The Western Union Company. On September 29, 2006, the holder of the warrant originally issued on November 16, 2000 exercised its right to a cashless exercise of the warrant. The Company issued 359,824 shares of its common stock to the warrant holder in connection with the cashless exercise.

        In connection with a service agreement executed in 2003, the Company issued a warrant to purchase shares of FDC common stock. After adjustment for the Company's spin-off of The Western Union Company, the warrant provided for the purchase of 353,396 shares at a price of $28.30 per share. In conjunction with the merger, the warrant was exercised.

Note 15: Stock Compensation Plans

  Successor Equity Plans

        On October 26, 2007, the Company established a stock incentive plan for certain management employees of FDC and its affiliates ("stock plan"). This stock plan is at the Holdings level which owns 100% of FDC's equity interests. The stock plan provides the opportunity for certain management employees to purchase shares in Holdings and then receive a number of options or restricted stock based on a multiple of their investment in such shares. The employees that choose to invest will enter into a management stockholders' agreement. Principal terms of the management stockholders' agreement include restrictions on transfers, lock ups, right of first refusal, registration rights, and a confidentiality, non-solicitation and non-compete covenant.

        The expense associated with this plan will be recorded by FDC. FDC will use the Black-Scholes option pricing model to measure the fair value of equity-based awards granted to management. Option-pricing models require estimates of a number of key valuation inputs including expected volatility, expected dividend yield, expected term and risk-free interest rate.

        In January 2008, 29.1 million time options and 27.4 million performance options were granted under the new stock plan. Generally, time options and performance options are granted equally, based on a multiple of the employee's investment in shares of Holdings. Time options will vest equally over a five-year period and performance options will vest based upon Company EBITDA targets. These EBITDA targets have both annual and cumulative components.

        In January 2008, 1.8 million restricted stock units were granted under the new stock plan. Grants were made as incentive awards. All restricted stock units will vest on September 24, 2012.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15: Stock Compensation Plans (Continued)

  Predecessor Equity Plans

        As discussed in Note 1 and effective January 1, 2006, the Company adopted SFAS 123R using the modified prospective method. The following table sets forth total stock-based compensation expense recognized in the noted line items of the Consolidated Statements of Operations resulting from stock options, non-vested restricted stock awards, non-vested restricted stock units as well as the employee stock purchase plan ("ESPP") (in millions):

	Predecessor
	Period from January 1 through September 24, 2007	Year ended December 31, 2006
Income before income taxes, minority interest, equity earnings in affiliates and discontinued operations	$(247.4)	$(66.5)
Income tax benefit	92.3	24.9

Income from continuing operations	$(155.1)	$(41.6)

        The above table includes expense of $73.9 million in the predecessor period from January 1, 2007 through September 24, 2007 and $8.4 million for the year ended December 31, 2006, net of tax, resulting from restricted stock awards and restricted stock units. Expense related to restricted stock awards and restricted stock units was also recorded under the provisions of Accounting Principles Board Opinion No. 25 ("APB 25") in prior periods before the adoption of SFAS 123R. Included in the predecessor period in 2007 is $175.9 million of stock-based compensation expense due to the accelerated vesting of stock options, restricted stock awards and restricted stock units as the result of change in control provisions upon closing of the merger. There was no stock-based compensation capitalized during the predecessor period from January 1, 2007 through September 24, 2007 and the year ended December 31, 2006. Stock-based compensation expense is recognized in the "Cost of services" and "Selling, general and administrative" line items of the Consolidated Statements of Operations.

        As discussed in Note 2, vesting of FDC stock options, restricted stock awards and restricted stock units was accelerated upon closing of the merger. As a result, holders of stock options received cash equal to the intrinsic value of the awards based on a market price of $34.00 per share while holders of restricted stock awards and restricted stock units received $34.00 per share in cash, without interest, and the associated options and restricted stock were cancelled. Vesting of Western Union options, restricted stock awards and restricted stock units held by FDC employees was also accelerated upon closing of the merger. The acceleration of the vesting period resulted in a corresponding acceleration of expense recognition associated with the above noted awards.

        As permitted by SFAS 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), during 2005 the Company followed APB 25 under which share-based payments to employees are accounted for using the intrinsic value method and, as such, generally recognized no compensation cost for employee stock options or the ESPP. The Company's pro forma information for 2005 under SFAS 123, which

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15: Stock Compensation Plans (Continued)

reflects compensation expense equal to the fair value of the options, restricted stock awards and ESPP rights recognized over their vesting period, is as follows (in millions):

Year ended December 31,	2005
Reported income from continuing operations	$807.5
Restricted stock expense and effect of accelerated vesting included in reported net income, net of tax	11.3
SFAS 123 expense, net of tax	(217.8)

Pro forma income from continuing operations	$601.0

        Certain of the Company's employee share-based compensation awards had terms that provided for vesting to continue after retirement. Prior to the adoption of SFAS 123R, the Company accounted for this type of arrangement by recognizing pro forma compensation cost over the stated vesting period for the SFAS 123 pro forma disclosures. Upon adoption of SFAS 123R, compensation cost was recognized over a shorter period that ended with retirement eligibility. The impact of applying the SFAS 123R requirements for accelerated expense recognition would have decreased the December 31, 2005 pro forma SFAS 123 compensation expense by $12.9 million, net of tax.

Stock Options and Employee Stock Purchase Plan Rights

        FDC had two plans in the predecessor period that provided for the granting of stock options to employees and other key individuals who performed services for the Company. The options had been issued at prices equivalent to or in excess of the common stock's fair market value at the date of grant and generally had 10-year terms. The requisite service period for stock options was the same as the vesting period, with the exception of retirement eligible employees who had shorter requisite service periods which ended when the employees became retirement eligible. Compensation expense related to stock options was recognized over the requisite service period. The vesting of options was accelerated upon closing of the merger as noted above.

        In December 2005, the Company accelerated vesting of all outstanding unvested stock options granted by the Company to its officers and employees under the Company's 2002 Long-Term Incentive Plan. The decision to accelerate the vesting of these stock options was made primarily to reduce share-based compensation expense that otherwise likely would be recorded in future periods following the Company's adoption of SFAS 123R. The Company recognized compensation expense of $9.6 million from continuing operations during the fourth quarter of 2005 related to accelerated vesting. During the year ended December 31, 2006, the Company granted stock option awards under its plans for which the Company recognized compensation expense in accordance with the provisions of SFAS 123R.

        Amounts accumulated for the ESPP through payroll deductions elected by eligible employees were used to make quarterly purchases of FDC common stock at a 15% discount from the lower of the market price at the beginning or end of the quarter. The fair value of these awards was recognized as compensation expense in the Consolidated Statement of Operations for the year ended December 31, 2006 and in 2007 until the discontinuation of the ESPP plan as of June 30, 2007 in accordance with the provisions of SFAS 123R.

        The fair value for FDC stock options granted and ESPP rights for the predecessor periods from January 1, 2007 through September 24, 2007 and the years ended December 31, 2006 and 2005 were

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15: Stock Compensation Plans (Continued)

estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	Predecessor
	Stock Options
	Period from January 1 through September 24, 2007	2006	2005(a)
Risk-free interest rate	4.65%	4.62%	4.16%
Dividend yield	0.49%	0.58%	0.58%
Volatility	23.4%	23.5%	32.6%
Expected term (in years)	5 years	5 years	6 years
Fair value	$7	$7	$8

	Predecessor
	ESPP(b)
	Period from January 1 through September 24, 2007	2006	2005(a)
Risk-free interest rate	4.75%	4.74%	3.11%
Dividend yield	0.47%	0.54%	0.58%
Volatility	23.9%	22.9%	19.1%
Expected term (in years)	0.25	0.25	0.25
Fair value	$6	$8	$8

(a)
Assumptions used to calculate pro forma compensation expense under SFAS 123 discussed above.

(b)
The ESPP was terminated as of June 30, 2007.

         Expected volatility—Prior to 2006, the Company used historical volatility to estimate the grant-date fair value of stock options and ESPP rights. The Company changed its method of estimating expected volatility for all stock options granted and ESPP rights after January 1, 2006 to implied volatility. The change in assumption, made in conjunction with the adoption of SFAS 123R, was expected to result in a more accurate estimate of the grant-date fair value of employee stock options. The Company calculated implied volatility on a daily basis using the Black-Scholes option pricing model. This calculation incorporated the market prices of a variety of traded options, the market price of the Company's stock, the exercise price and remaining term of the traded options, the expected dividends, and the risk-free rate. The traded options used were similar in exercise price to awards granted to employees, were near-the-money, and typically had a remaining maturity of greater than one year. For each grant, the Company used the average of the daily implied volatilities for the six months preceding the grant date. For grants made after the Western Union spin-off, the Company used the average of the daily implied volatility for the period between the spin-off and the grant date. Using implied volatility versus historical volatility to value the stock options granted in 2006 resulted in a decrease in the total grant-date fair value of approximately $20 million.

         Expected dividend yield—The dividend yield was the calculation of a rolling 12 month average stock price divided by the annualized dividend amount.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15: Stock Compensation Plans (Continued)

         Expected term—The Company aggregated stock option awards into classes. For each class, the expected term was primarily based on the results of a study performed on the historical exercise and post-vesting employment termination behavior for similar grants. The expected terms were as follows: 4.5 year life for employees (Non-Board of Directors, Non-Executives), 7 year life for the Board of Directors and 7.5 year life for the Executive Committee. The expected term of ESPP rights was 0.25 years as purchase rights were achieved over the course of the quarter in which the employee participated in the employee stock purchase plan. Once the shares were purchased, the employee could sell their respective shares.

         Risk-free interest rate—The risk-free rate for stock options granted during the period was determined by using a zero-coupon U.S. Treasury rate for the period that coincided with the expected terms listed above. The risk-free rate for ESPP rights was determined by using a 3-month maturity U.S. Treasury bond.

        A summary of FDC stock option activity for the predecessor period from January 1, 2007 through September 24, 2007 is as follows (options in millions):

	Options	Weighted-Average Exercise Price
Outstanding at January 1, 2007	47.1	$21
Granted	7.0	$25
Exercised	(7.7)	$19
Cancelled / Forfeited*	(46.4)	$22

Outstanding at September 24, 2007	—

*
As noted above, vesting of stock options was accelerated upon the closing of the merger and then cancelled with a right to receive cash.

        The total intrinsic value of stock options exercised during the predecessor periods from January 1, 2007 through September 24, 2007 and for the twelve months ended December 31, 2006 and 2005 was $86.2 million, $310.4 million and $168.1 million, respectively.

        The Company received $187.4 million, $729.8 million and $319.5 million in cash proceeds related to the exercise of stock options and ESPP purchases during the predecessor periods from January 1, 2007 through September 24, 2007 and the twelve months ended December 31, 2006 and 2005, respectively. In addition, the Company realized total tax benefits from stock option exercises (and in 2007 the right to receive cash upon the accelerated vesting at the time of the merger) of $224.8 million, $122.9 million and $51.4 million during the predecessor periods from January 1, 2007 through September 24, 2007 and for the twelve months ended December 31, 2006 and 2005, respectively, which were recorded as increases to the "Additional paid-in capital" line item of the Consolidated Balance Sheets.

        The adoption of SFAS 123R resulted in reflecting the excess tax benefit from the exercise of stock-based compensation awards in cash flows from financing activities. For the predecessor periods from January 1, 2007 through September 24, 2007 and the twelve months ended December 31, 2006, the excess tax benefit from stock-based compensation awards of $219.8 million and $124.2 million,

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15: Stock Compensation Plans (Continued)

respectively, was reflected as a use of cash in cash flows provided by operating activities and a source of cash in cash flows used in financing activities in the Consolidated Statements of Cash Flows.

        In accordance with SFAS 123R, the Company calculated its pool of excess tax benefits available to absorb write-offs of deferred tax assets in subsequent periods. At December 31, 2006, the balance of this pool was approximately $193 million. The pool of excess tax benefits was eliminated due to the merger.

        Upon the exercise of stock options (or the issuance of restricted stock awards as described below), shares of common stock were issued from treasury stock. The Company maintained a systematic buyback program with its purchasing agent. The Company had set up a graduated scale of shares to be purchased based on the number of shares currently held in treasury stock.

Restricted Stock Awards and Restricted Stock Units

        The Company granted 3.7 million restricted stock awards and restricted stock units in 2007.

        During 2006, the Company implemented a new incentive compensation plan for certain employees which provided for the issuance of 1.1 million restricted stock awards or restricted stock units upon the achievement of certain performance criterion that were met in the third quarter 2006. The fair value of the awards granted in February 2006 was measured based on the market value of the shares on the date of grant. The vesting of the awards was accelerated upon closing of the merger as noted above.

        In 2005, the Company awarded 550,000 shares of restricted stock to executive officers (460,000 shares were issued in the first quarter 2005 and 90,000 shares were issued in the fourth quarter 2005). The vesting of the stock awards was accelerated upon closing of the merger as noted above. The fair value of the 2005 grant of $21.2 million was measured based on the market value of the shares on the date of grant. Upon retiring from the Company in 2005, Mr. Fote's, the former Chief Executive Officer, 2005 stock award was accelerated and all associated unamortized expense was recognized.

        A summary of FDC restricted stock award and restricted stock unit activity for the predecessor period from January 1, 2007 through September 24, 2007 is as follows (awards/units in millions):

	Awards/Units	Weighted-Average Grant-Date Fair Value
Non-vested at January 1, 2007	1.1	$24
Granted	3.7	$25
Vested	(0.4)	$27
Cancelled / Forfeited*	(4.4)	$25

Non-vested at September 24, 2007(a)	—

*
As noted above, vesting of restricted stock awards and restricted stock units was accelerated upon the closing of the merger and then cancelled with a right to receive cash.

        The total fair value of shares vested (measured as of the date of vesting excluding the impact of accelerated vesting) was $9.8 million, $3.9 million and $8.5 million during the predecessor periods from

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15: Stock Compensation Plans (Continued)

January 1, 2007 through September 24, 2007 and the twelve months ended December 31, 2006 and 2005, respectively.

Note 16: Employee Benefit Plans

  Defined Contribution Plans

        FDC maintains a defined contribution savings plan covering virtually all of the Company's U.S. employees and a Defined Contribution Pension Plan for employees in the United Kingdom. The plans provide tax-deferred amounts for each participant, consisting of employee elective contributions, Company matching and discretionary Company contributions.

        Prior to the merger, the Company provided non-qualified deferred compensation plans for certain highly compensated employees. The plans provided tax-deferred contributions and matching of Company contributions under the defined contribution plans otherwise limited by the IRS or plan limits. These plans were terminated in October 2007.

        The aggregate amounts charged to expense in connection with these plans were approximately $14.7 million for the successor period from September 25, 2007 through December 31, 2007 and for the predecessor were $39.8 million for the period from January 1, 2007 through September 24, 2007, $50.4 million in 2006, and $53.6 million in 2005.

  Defined Benefit Plans

        The Company has a defined benefit pension plan which is frozen and covers certain full-time employees in the U.S. Prior to the Western Union spin-off, the Company-sponsored U.S. plan participated in a master trust along with other defined benefit pension plans the majority of which related to Western Union. Upon spin-off, Western Union continued to sponsor its pension plans, and the master trust investments associated with these plans were transferred to a separate Western Union trust. The Company also has separate plans covering certain employees located in the United Kingdom, Greece and Germany. The United Kingdom Defined Benefit Plan is no longer offered to new employees; however, the Company is required to continue offering benefits to employees that were participating in the plan as of August 1, 2004. The cost of retirement benefits for eligible employees, measured by length of service, compensation and other factors, is being funded in accordance with laws and regulations of the respective countries.

        In December 2006, the Company adopted the recognition provision of SFAS 158. This statement requires a company to recognize the funded status of a benefit plan as an asset or a liability in its statement of financial position ("the recognition provision"). In addition, a company is required to measure plan assets and benefit obligations as of the date of its fiscal year-end statement of financial position ("the measurement date provision"). The measurement date provision is effective for fiscal years ending after December 15, 2008. As a result of the merger, the Company measured the benefit plan assets and obligations as of the merger date and allocated purchase price to each plan equal to its funded status. Unrecognized gains and losses recorded to other comprehensive income in predecessor periods will no longer amortize into the Consolidated Statements of Operations as a component of net periodic pension cost for the successor period. Additionally, for its new basis of accounting, the successor Company elected December 31 as the measurement date for its plans. As such, the adoption of the measurement date provisions of SFAS No. 158 has no impact on the Company's financial

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16: Employee Benefit Plans (Continued)

position or results of operations. In predecessor periods, the Company used a September 30 measurement date for its plans. As a result of the aforementioned change in measurement date, the Company recorded a purchase accounting adjustment to goodwill to true up net periodic benefit expense for the predecessor period.

        The following table provides a reconciliation of the changes in the plans' projected benefit obligation and fair value of assets over the successor period from September 25, 2007 through December 31, 2007, the predecessor periods from September 30, 2006 through September 24, 2007 and the year ended September 30, 2006, and a statement of the funded status as of the respective period ends.

	Successor	Predecessor
	Period from September 25 through December 31, 2007	Period from September 30, 2006 through September 24, 2007	September 30, 2006
	(in millions)
Change in benefit obligation
Benefit obligation at beginning of period	$738.8	$708.2	$610.1
Service costs	2.7	10.6	11.5
Interest costs	10.8	36.6	32.4
Actuarial (gain)/loss	(3.8)	(21.9)	10.8
Acquired benefit obligations	—	4.3	—
Termination benefits(a)	—	1.4	3.6
Benefits paid	(7.0)	(22.0)	(24.0)
Plan participant contributions	0.6	2.6	2.8
Foreign currency translation	(9.8)	19.0	61.0

Benefit obligation at end of period	732.3	738.8	708.2
Change in plan assets
Fair value of plan assets at the beginning of period	626.7	546.1	451.1
Actual return on plan assets	9.1	52.7	42.9
Company contributions	27.5	31.9	27.4
Plan participant contributions	0.6	2.6	2.8
Benefits paid	(6.6)	(21.5)	(23.5)
Foreign currency translation	(8.5)	14.9	45.4

Fair value of plan assets at end of period	648.8	626.7	546.1

Funded status of the plans	$(83.5)	$(112.1)	$(162.1)

(a)
Restructuring activities in Europe resulted in an increase in the projected benefit obligation.

        The net pension liability of $83.5 million at December 31, 2007 is made up of $1.9 million of non-current assets and $85.4 million of non-current liabilities. The projected benefit asset is included in "Other long-term assets" and the liabilities are included in "Other long-term liabilities" on the Consolidated Balance Sheets.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16: Employee Benefit Plans (Continued)

        As of December 31, 2007, the projected benefit obligation was in excess of the fair value of plan assets for all pension plans with the exception of the U.S. plan. The Company made an additional $20.0 million contribution to the U.S. plan in November 2007 resulting in the fair value of assets exceeding the projected benefit obligation in the amount of $1.9 million. As of September 30, 2006, the projected benefit obligation was in excess of the fair value of plan assets for all pension plans.

        The accumulated benefit obligation for all defined benefit pension plans was $649.2 million at December 31, 2007, $656.7 million at September 24, 2007 and $613.5 million at September 30, 2006.

        The following table summarizes the activity in other comprehensive income for the successor period from September 25, 2007 through December 31, 2007 and the predecessor periods from January 1, 2007 through September 24, 2007 and the years ended December 31, 2006 and 2005, net of tax, excluding discontinued operations:

	Successor	Predecessor
	Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007	Year Ended December 31,
(in millions)			2006	2005
Total unrecognized gain/(loss) included in other comprehensive income at the beginning of period	—	$(109.8)	$(67.5)	$(84.5)
Adjustment for adoption of SFAS 158	—	—	(46.3)	—
Unrecognized gain/(loss) arising during the period	$1.1	—	(0.8)	8.1
Reclassification into earnings from other comprehensive income	—	—	5.7	7.1
Foreign currency translation	0.5	—	(0.9)	1.8

Total unrecognized gain/(loss) included in other comprehensive income at end of period	$1.6	$(109.8)	$(109.8)	$(67.5)

        Amounts recorded in other comprehensive income represent unrecognized net gains and losses. The Company does not have prior year service costs or credits or net transition assets or obligations.

        The following table provides the components of net periodic benefit cost for the plans:

	Successor	Predecessor
	Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007	Year Ended December 31,
(in millions)			2006	2005
Service costs	$2.7	$8.0	$11.5	$10.4
Interest costs	10.8	27.4	32.4	32.3
Expected return on plan assets	(11.1)	(35.7)	(33.4)	(29.8)
Amortization	—	7.7	9.1	10.9

Net periodic benefit expense	$2.4	$7.4	$19.6	$23.8

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16: Employee Benefit Plans (Continued)

Assumptions

        The weighted-average rate assumptions used in the measurement of the Company's benefit obligation are as follows:

	Successor	Predecessor
	Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007	September 30, 2006
Discount rate	5.98%	5.95%	5.18%
Rate of compensation increase*	4.09%	4.09%	3.89%

        The weighted-average rate assumptions used in the measurement of the Company's net cost are as follows:

	Successor	Predecessor
	Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007	Year ended December 31,
			2006	2005
Discount rate	5.83%	5.36%	5.09%	5.60%
Expected long-term return on plan assets	7.07%	6.75%	6.96%	7.57%
Rate of compensation increase*	3.95%	3.82%	3.62%	3.77%

*
Applies only to plans in the UK, Germany and Greece.

        SFAS No. 87, "Employers' Accounting for Pensions" ("SFAS 87"), requires the sponsor of a defined benefit pension plan to measure the plan's obligations and annual expense using assumptions that reflect best estimates and are consistent to the extent that each assumption reflects expectations of future economic conditions. As the bulk of pension benefits will not be paid for many years, the computation of pension expenses and benefits is based on assumptions about future interest rates, estimates of annual increases in compensation levels, and expected rates of return on plan assets. In general, pension obligations are most sensitive to the discount rate assumption, and it is set based on the rate at which the pension benefits could be settled effectively. Assumptions for the U.S. plans and the foreign plans are comparable in all of the above periods.

        The Company employs a building block approach in determining the long-term rate of return for plan assets. Historical markets are studied and long-term historical relationships between equities and fixed-income securities are preserved consistent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. The long-term portfolio return is established using a building block approach with proper consideration of diversification and re-balancing. Peer data and historical returns are reviewed to check for reasonableness and appropriateness.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16: Employee Benefit Plans (Continued)

Plan Assets

        The Company's pension plan asset allocation at December 31, 2007 and September 30, 2006, and target allocation based on the investment policy are as follows:

	Percentage of Plan Assets at Measurement Date
Asset Category	2007	2006
Equity securities	61%	62%
Debt securities	38%	37%
Other	1%	1%

Total	100%	100%

Asset Category	Target allocation U.S. plans	Target allocation Foreign plans
Equity securities	30%	70%
Debt securities	68%	30%
Other	0–10%	0%

        The following table details plan assets invested in related party securities:

	2006
Plan Asset Holdings(b)	Shares (in thousands)	Fair Market Value (in millions)	% of Total Plan Assets
FDC common stock(a)	4.7	$0.2	0.04%
Bank of New York common stock	7.4	$0.3	0.05%

(a)
The fair market value reflects the pre-spin-off value of FDC common stock.

(b)
All related party plan asset investments were terminated in 2007.

        The maturities of debt securities at December 31, 2007 range from current to 80 years with a weighted-average maturity of 15 years.

        The Company employs a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities and plan funded status. The investment portfolio contains a diversified blend of equity and fixed-income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, as well as growth, value, and small and large capitalizations. Other assets, primarily private equity, are used judiciously to enhance long-term returns while improving portfolio diversification. Investment risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual liability measurements, and periodic asset and liability studies.

Contributions

        Contributions to plan assets in 2008 are expected to be approximately $40 million.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16: Employee Benefit Plans (Continued)

        The estimated future benefit payments, which reflect expected future service, are expected to be $19.5 million in 2008, $19.8 million in 2009, $20.8 million in 2010, $22.1 million in 2011, $23.5 million in 2012 and $147.0 million in 2013 through 2017.

        The Company does not offer post-retirement health care or other insurance benefits for retired employees.

Note 17: Segment Information

        Operating segments are defined by SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131") as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker ("CODM"), or decision-making group, in deciding how to allocate resources and in assessing performance. FDC's CODM is its Chief Executive Officer. FDC classifies its businesses into five segments: Merchant Services, Financial Services, International, Prepaid Services and Integrated Payment Systems.

  Management and 2008 Segment Reorganization

        As discussed in Note 1 on September 24, 2007, the Company was acquired through a merger transaction by affiliates of KKR and a new Chief Executive Officer ("CEO") was appointed. In connection with this change in leadership, changes were made to the Company's senior management and organization of the business. Effective January 1, 2008, the CODM began making strategic and operating decisions with regards to assessing performance and allocating resources based on a new segment structure. Segment results for 2007, 2006 and 2005 have been adjusted to reflect the new structure. A summary of how the new segments are structured follows:

Segment	Description
Merchant Services	Comprised of businesses that provide services which facilitate the merchants' ability to accept credit, debit, stored-value and loyalty cards. The segment's processing services include authorization, transaction capture, settlement, chargeback handling, and internet-based transaction processing. Merchant services also provide POS devices and other equipment necessary to capture merchant transactions. A majority of these services are offered to the merchants through joint ventures or other alliance arrangements primarily with financial institutions and pertain to transactions in which consumer payments to merchants are made through a card association (such as Visa or MasterCard), a debit network, or another payment network (such as Discover).
Financial Services

Provides issuer card and network solutions and payment management solutions for point of sale and recurring bill payments. Issuer card and network solutions include credit and retail card processing, debit card processing and network

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17: Segment Information (Continued)

Segment	Description
services (including the STAR Network), and output services for financial institutions and other organizations offering credit cards, debit cards and retail private label cards to consumers and businesses to manage customer accounts. Payment solutions include check verification, settlement and guarantee services (including TeleCheck) and other payment options that support merchants and online retailers, businesses, and government agencies. The segment's largest components of revenue consist of fees for account management, transaction authorization and posting, network switching, check acceptance and warranty, as well as reimbursable postage. In addition to issuer card and core payment solutions, Financial Services offers services to improve customer communications, billing, online banking and consumer bill payment, and analytics.
Prepaid Services

Consists of businesses that provide a wide range of open and closed loop stored-value products and processing services. The closed loop operations comprise the largest component of the segments revenue, providing gift card processing services to large national merchants as well as fleet services to trucking companies. The open loop products are the fastest growing component of the segment driven primarily by employers' adoption of the Money Network payroll product.

International

Comprised of businesses that provide the following services outside of the United States: credit, retail, debit and prepaid card processing; merchant acquiring and processing; ATM and point-of-sale ("POS") processing, driving, acquiring and switching services; and card processing software. The largest components of the segment's revenue are fees for facilitating the merchants' ability to accept credit, retail and debit cards by authorizing, capturing, and settling merchants' credit, retail, debit, stored-value and loyalty card transactions as well as for transaction authorization and posting, network switching and account management.

Integrated Payment Systems

Involves the issuance of official checks and money orders by agents which are typically banks or other financial institutions. Official checks serve as an alternative to a bank's own disbursement items such as cashiers or bank checks. Revenue is principally earned on invested funds which are pending settlement.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17: Segment Information (Continued)

        The business segment measurements provided to, and evaluated by, the Company's CODM are computed in accordance with the following principles:

  •
  The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies.

  •
  Segment revenue includes equity earnings in affiliates (excluding amortization expense) and inter-segment revenue.

  •
  Segment operating profit includes minority interest and equity earnings in affiliates, net of related amortization expense.

  •
  Segment operating profit excludes restructuring charges, asset impairment charges, significant litigation and regulatory settlement charges, other charges, interest expense, other income (expense), and income taxes since they are not allocated to the segments for internal evaluation purposes. While these items are identifiable to the business segments, they are not included in the measurement of segment operating profit provided to the CODM for purposes of assessing segment performance and decision making with respect to resource allocation.

  •
  Revenues and operating profit of the IPS segment are stated on a pretax equivalent basis (i.e., as if investment earnings on nontaxable investments were fully taxable at FDC's marginal tax rate).

  •
  Corporate operations include administrative and shares service functions such as the executive group, legal, tax, treasury, internal audit, accounting, human resources, information technology and procurement. Costs incurred by Corporate that are directly related to a segment are allocated to the respective segment. Administrative and shared service costs are retained by Corporate.

        The following tables present the Company's operating segment results for the successor period from September 25, 2007 through December 31, 2007 and the predecessor periods from January 1, 2007 through September 24, 2007 and the years ended December 31, 2006 and 2005:

Successor period from September 25, 2007 through December 31, 2007	Merchant Services	Financial Services	International	Prepaid Services	Integrated Payment Systems	All Other and Corporate	Totals
	(in millions)
Revenues:
Transaction and processing service fees	$533.6	$551.4	$382.0	$76.8	$4.7	$27.0	$1,575.5
Investment income, net	12.1	0.9	4.9	—	29.6	—	47.5
Product sales and other	87.6	29.1	92.2	—	—	16.4	225.3
Reimbursable debit network fees, postage and other	308.4	198.7	8.6	—	—	—	515.7
Equity earnings in affiliates(a)	95.6	—	9.1	—	—	1.0	105.7

Total segment reporting revenues	$1,037.3	$780.1	$496.8	$76.8	$34.3	$44.4	$2,469.7

Internal revenue and pretax equivalency	$12.5	$10.4	$1.3	$—	$55.8	$5.5	$85.5
External revenue	1,024.8	769.7	495.5	76.8	(21.5)	38.9	2,384.2
Depreciation and amortization	225.1	116.3	67.0	6.3	0.3	12.2	427.2
Operating profit (loss)	100.9	101.4	49.1	13.2	21.3	(67.6)	218.3
Restructuring, investment gains and (losses), derivative financial instruments gains and (losses), debt repayment costs, and non-operating foreign exchange gain/(loss)	(6.8)	0.1	(4.2)	—	(1.0)	(62.1)	(74.0)
Expenditures for long-lived assets	13.5	46.6	41.8	2.8	0.2	7.8	112.7
Equity earnings in affiliates	38.7	—	7.7	—	—	0.4	46.8
Investment in unconsolidated affiliates	3,290.4	—	215.9	—	—	20.0	3,526.3

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17: Segment Information (Continued)

Predecessor period from January 1, 2007 through September 24, 2007	Merchant Services	Financial Services	International	Prepaid Services	Integrated Payment Systems	All Other and Corporate	Totals
	(in millions)
Revenues:
Transaction and processing service fees	$1,448.4	$1,477.1	$876.7	$138.0	$14.0	$70.2	$4,024.4
Investment income, net	36.8	3.8	12.2	—	56.9	—	109.7
Product sales and other	263.8	106.8	203.4	—	0.5	49.3	623.8
Reimbursable debit network fees, postage and other	735.4	512.5	25.6	—	0.1	—	1,273.6
Equity earnings in affiliates(a)	220.8	—	24.8	—	—	3.0	248.6

Total segment reporting revenues	$2,705.2	$2,100.2	$1,142.7	$138.0	$71.5	$122.5	$6,280.1

Internal revenue and pretax equivalency	$34.9	$27.8	$3.5	$—	$175.7	$16.7	$258.6
External revenue	2,670.3	2,072.4	1,139.2	138.0	(104.2)	105.8	6,021.5
Depreciation and amortization	159.8	188.9	156.3	6.2	2.5	26.5	540.2
Operating profit (loss)	713.3	436.7	98.3	24.2	30.1	(445.6)	857.0
Restructuring, impairments, litigation and regulatory settlements, other, investment gains and (losses), derivative financial instruments gains and (losses) and debt repayment costs	(0.8)	(4.1)	(7.0)	(5.0)	(15.2)	7.6	(24.5)
Expenditures for long-lived assets	28.6	125.8	112.9	3.0	0.8	128.1	399.2
Equity earnings in affiliates	212.3	—	8.9	—	—	1.8	223.0

Predecessor Twelve months ended December 31, 2006	Merchant Services	Financial Services	International	Prepaid Services	Integrated Payment Systems	All Other and Corporate	Totals
	(in millions)
Revenues:
Transaction and processing service fees	$1,911.1	$1,924.3	$985.0	$191.4	$16.4	$94.2	$5,122.4
Investment income, net	46.8	6.2	10.1	—	54.1	—	117.2
Product sales and other	370.4	110.3	206.3	—	0.4	30.4	717.8
Reimbursable debit network fees, postage and other	831.4	630.0	27.6	—	0.1	—	1,489.1
Equity earnings in affiliates(a)	283.3	—	29.3	—	—	1.0	313.6

Total segment reporting revenues	$3,443.0	$2,670.8	$1,258.3	$191.4	$71.0	$125.6	$7,760.1

Internal revenue and pretax equivalency	$53.0	$47.4	$3.3	$—	$248.5	$17.9	$370.1
External revenue	3,390.0	2,623.4	1,255.0	191.4	(177.5)	107.7	7,390.0
Depreciation and amortization	215.7	256.6	178.7	7.1	9.0	33.7	700.8
Operating profit (loss)	978.2	567.2	153.5	37.3	12.1	(272.6)	1,475.7
Restructuring, impairments, litigation and regulatory settlements, other, investment gains and (losses), derivative financial instruments gains and (losses) and debt repayment costs	7.4	(34.0)	(6.9)	0.1	33.6	9.4	9.6
Expenditures for long-lived assets	39.3	125.0	104.8	2.2	5.2	23.6	300.1
Equity earnings in affiliates	274.0	—	9.7	—	—	(0.6)	283.1
Investment in unconsolidated affiliates	667.7	—	70.7	—	—	18.1	756.5

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17: Segment Information (Continued)

Predecessor Twelve months ended December 31, 2005	Merchant Services	Financial Services	International	Prepaid Services	Integrated Payment Systems	All Other and Corporate	Totals
	(in millions)
Revenues:
Transaction and processing service fees	$1,806.8	$1,926.7	$714.0	$181.2	$16.9	$107.8	$4,753.4
Investment income, net	31.1	2.2	10.4	—	162.3	—	206.0
Product sales and other	315.2	155.2	145.2	0.7	0.1	23.1	639.5
Reimbursable debit network fees, postage and other	686.3	602.9	15.8	—	0.6	—	1,305.6
Equity earnings in affiliates(a)	237.0	—	27.5	—	—	—	264.5

Total segment reporting revenues	$3,076.4	$2,687.0	$912.9	$181.9	$179.9	$130.9	$7,169.0

Internal revenue and pretax equivalency	$53.2	$27.0	$9.4	$—	$256.0	$32.8	$378.4
External revenue	3,023.2	2,660.0	903.5	181.9	(76.1)	98.1	6,790.6
Depreciation and amortization	219.8	258.4	147.9	11.3	13.4	38.2	689.0
Operating profit (loss)	804.6	599.4	118.7	28.1	113.3	(253.2)	1,410.9
Restructuring, impairments, other, investment gains and (losses) and derivative financial instruments gains and (losses)	(22.8)	(41.5)	(29.0)	(0.9)	57.0	(20.7)	(57.9)
Expenditures for long-lived assets	63.6	144.7	50.0	1.5	17.0	50.6	327.4
Equity earnings in affiliates	224.7	—	9.2	—	—	(1.0)	232.9
Investment in unconsolidated affiliates	594.9	—	68.0	—	—	3.0	665.9

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17: Segment Information (Continued)

        A reconciliation of reportable segment amounts to the Company's consolidated balances is as follows:

	Successor	Predecessor

	Period from September 25 through December 31, 2007	Period from January 1 through September 24, 2007	Year ended December 31,
			2006	2005
		(in millions)
Revenues:
Total reported segments	$2,425.3	$6,157.6	$7,634.5	$7,038.1
All other and corporate	44.4	122.5	125.6	130.9

Subtotal	2,469.7	6,280.1	7,760.1	7,169.0

Equity earnings in affiliates(a)	(105.7)	(248.6)	(313.6)	(264.5)
Eliminations(b)	(85.5)	(258.6)	(370.1)	(378.4)

Consolidated	$2,278.5	$5,772.9	$7,076.4	$6,526.1

Income (loss) before income taxes, minority interest, equity earnings in affiliates and discontinued operations:
Total reported segments	$285.9	$1,302.6	$1,748.3	$1,664.1
All other and corporate	(67.6)	(445.6)	(272.6)	(253.2)

Subtotal	218.3	857.0	1,475.7	1,410.9

Interest expense	(584.7)	(103.6)	(248.0)	(190.9)
Interest income	17.9	30.8	55.5	12.4
Minority interest from segment operations(c)	39.0	106.3	138.8	126.9
Equity earnings in affiliates	(46.8)	(223.0)	(283.1)	(232.9)
Restructuring, net	0.2	(7.9)	(24.0)	(76.2)
Impairments	—	(20.6)	(16.1)	(40.8)
Litigation and regulatory settlements	—	(2.5)	34.8	—
Other	—	7.7	0.3	(25.6)
Other income (expense)(d)	(74.0)	4.9	22.6	145.8
Eliminations(b)	(55.7)	(176.6)	(245.9)	(239.8)

Consolidated	$(485.8)	$472.5	$910.6	$889.8

(a)
Excludes equity losses that were recorded in expense and the amortization related to the excess of the investment balance over the Company's proportionate share of the investee's net book value.

(b)
Represents elimination of an adjustment to record IPS segment investment income and its related operating profit on a pretax equivalent basis and elimination of intersegment revenue.

(c)
Excludes minority interest attributable to items excluded from segment operations.

(d)
Other income (expense) includes investment gains and (losses), derivative financial instruments gains and (losses), divestitures, net, debt repayment gain/(loss) and non-operating foreign exchange gain/(loss) as discussed in Note 1.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17: Segment Information (Continued)

        Segment assets are as follows (in millions):

	Successor	Predecessor

	December 31, 2007	December 31, 2006
Assets:
Merchant Services	$21,370.3	$11,137.5
Financial Services	8,297.3	5,003.2
International	6,841.1	3,559.5
Prepaid Services	1,518.5	252.3
Integrated Payment Systems	13,138.2	14,396.4
All Other and Corporate	1,343.9	216.9

Consolidated	$52,509.3	$34,565.8

        Information concerning principal geographic areas was as follows (in millions):

	United States	International	Total
Revenues
2007 Successor period from September 25 through December 31	$1,783.9	$494.6	$2,278.5
2007 Predecessor period from January 1 through September 24	4,647.4	1,125.5	5,772.9
2006 Predecessor	5,883.8	1,192.6	7,076.4
2005 Predecessor	5,682.7	843.4	6,526.1
Long-Lived Assets
2007 Successor	$21,469.9	$4,810.2	$26,280.1

2006 Predecessor	8,645.9	2,059.1	10,705.0
2005 Predecessor	9,063.0	1,400.9	10,463.9

        "International" represents businesses of significance, which have local currency as their functional currency regardless of the segments to which the associated revenues and long-lived assets applied.

Note 18: Quarterly Financial Results (Unaudited)

        As discussed in Notes 1 and 19, NYCE, PPS, IDLogix, Taxware and Western Union are presented as discontinued operations. The 2006 quarterly amounts have been adjusted to reflect this presentation.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18: Quarterly Financial Results (Unaudited) (Continued)

        Summarized quarterly results for the two years ended December 31, 2007 and 2006, respectively, are as follows (in millions):

	Predecessor			Successor

			Third	Third
2007 by Quarter:	First	Second	Period from July 1 through September 24,	Period from September 25 through September 30,	Fourth
Revenues	$1,836.3	$2,000.7	$1,935.9	$135.3	$2,143.2
Expenses	1,640.9	1,720.4	1,871.2	127.3	1,996.2
Interest income	8.0	12.9	9.9	3.6	14.3
Interest expense	(34.5)	(35.9)	(33.2)	(34.6)	(550.1)
Other income (expense)	1.0	2.4	1.5	(27.7)	(46.3)

Income (loss) before income taxes, minority interest, equity earnings in affiliates and discontinued operations	169.9	259.7	42.9	(50.7)	(435.1)
Income tax expense (benefit)	37.4	70.2	18.2	(21.2)	(154.9)
Minority interest	(29.1)	(40.0)	(36.2)	(2.5)	(36.5)
Equity earnings in affiliates	68.3	79.4	75.3	3.3	43.5

(Loss) income from continuing operations	171.7	228.9	63.8	(28.7)	(273.2)
Discontinued operations, net of tax of $(4.1), $0, $7.1, $0 and $0, respectively	3.5	—	(7.1)	—	—

Net (loss) income	$175.2	$228.9	$56.7	$(28.7)	$(273.2)

	Predecessor
2006 by Quarter:	First	Second	Third	Fourth
Revenues	$1,635.7	$1,731.1	$1,787.2	$1,922.4
Expenses	1,422.6	1,457.5	1,492.1	1,623.7
Interest income	2.9	7.1	13.8	31.7
Interest expense	(57.6)	(60.9)	(72.3)	(57.2)
Other income (expense)	108.9	87.7	(142.8)	(31.2)

Income before income taxes, minority interest, equity earnings in affiliates and discontinued operations	267.3	307.5	93.8	242.0
Income tax expense	77.2	82.9	4.7	38.9
Minority interest	(28.9)	(40.3)	(34.8)	(38.3)
Equity earnings in affiliates	58.5	72.4	77.0	75.2

Income from continuing operations	219.7	256.7	131.3	240.0
Discontinued operations, net of tax of $101.3, $107.1, $125.9 and $25.8, respectively	210.4	205.9	210.9	38.5

Net income	$430.1	$462.6	$342.2	$278.5

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18: Quarterly Financial Results (Unaudited) (Continued)

Note 19: Discontinued Operations

        The Company's financial statements reflect NYCE, PPS, IDLogix, Western Union and Taxware as discontinued operations. The results of operations of these entities are treated as income from discontinued operations, net of tax, and separately stated on the Consolidated Statements of Operations, below (loss) income from continuing operations.

        As a result of the merger with Concord, the Company divested its 64% ownership of NYCE, an electronic funds transfer network, on July 30, 2004. The sale agreement of NYCE contemplated potential adjustments to the sales price that became estimable in the fourth quarter 2005. The estimated adjustment to the sales price of $28.2 million was recorded in the fourth quarter 2005 and was presented net of the related disposition reserve and taxes in discontinued operations on the Consolidated Statements of Operations. During the first quarter of 2006, the adjustment to the sales price was finalized resulting in an additional charge of $1.6 million, which was also presented in discontinued operations, and was $1.0 million net of taxes.

        In July 2006, the Company sold the majority of its ownership interest in its subsidiaries PPS and IDLogix to five national financial institutions to form Early Warning Services, LLC for the purchase price of $84.7 million, net of related expenses, and an 18% interest in Early Warning Services. The purchase price is also net of $11.2 million in cash paid to buyout the PPS minority holder prior to the sale. FDC's interest in Early Warning Services is reflected in the "Investment in affiliates" line item of the Consolidated Balance Sheets. The Company recognized a gain on the sale of $0.7 million, net of tax, which is included in the results of discontinued operations in 2006. PPS and IDLogix were previously reported as part of All Other and Corporate.

        As discussed in Note 1 and on September 29, 2006, the Company separated its Western Union money transfer business into an independent, publicly traded company. The spin-off included all entities previously reported as the Western Union segment as well as two small entities previously reported in All Other and Corporate. In connection with the spin-off, Western Union transferred $1 billion of notes and $2.5 billion in cash to FDC. To facilitate Western Union's separation from FDC, FDC provided certain services to Western Union during a one-year transition period. Additionally, the Company and Western Union entered into various commercial service agreements which are long-term arrangements to provide ongoing services.

        In November 2006, the Company sold its subsidiary Taxware to ADP(R) Employer Services, a division of Automatic Data Processing, Inc. for approximately $125 million in cash. The Company recognized a gain on the sale of $42.6 million, net of tax and minority interest, which is also included in the results of discontinued operations in 2006. Taxware was previously reported as part of All Other and Corporate.

        Discontinued operations for the year ended December 31, 2006 also includes non-recurring separation costs of $48.4 million which consist principally of investment banker fees, external legal and accounting fees to affect the spin-off, costs to separate information systems and consulting costs incurred to assist in managing the spin-off.

        Included in the results from discontinued operations is interest expense allocated based upon a percentage of net assets in accordance with EITF No. 87-24 "Allocation of Interest to Discontinued Operations" of $32.7 million and $35.6 million for the years ended December 31, 2006 and 2005, respectively. In addition, certain corporate expenses were allocated to discontinued operations in accordance with EITF 87-24 and were limited to specifically identified costs and other costs, such as corporate shared services, which support segment operations. These costs represent those that have historically been allocated to and recorded by the Company's operating segments as an expense with

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19: Discontinued Operations (Continued)

the exception of the addition of certain share-based compensation expenses and pension benefit not previously allocated.

        Losses from discontinued operations for the predecessor period from January 1, 2007 through September 24, 2007 relate to certain tax account true-ups and discrete tax items related to Western Union.

        The following table presents the summarized results of discontinued operations for the years ended December 31, 2006 and 2005 (in millions):

	Year Ended December 31,
	2006	2005
Revenue	$3,351.1	$4,072.0
Expenses	2,385.5	2,779.7

Operating profit	965.6	1,292.3
Other income (expense)	75.0	17.4

Income before income taxes	1,040.6	1,309.7
Income tax expense(a)	360.0	402.1
Minority interest, net of tax	(24.3)	(1.7)
Equity earnings in affiliates	9.4	4.0

Income from discontinued operations	$665.7	$909.9

(a)
The amount of the gain on the sale of NYCE in excess of the income taxes was deferred (reserved) to 2005. During 2005, the reserve of $9.8 million was reversed against the sales price adjustment.

Note 20: Guarantor Condensed Consolidating Financial Statements

        On October 24, 2007, the Company issued in a private offering $2.2 billion aggregate principal amount of senior notes due 2015 as described in Note 10. The senior notes are unconditionally guaranteed by substantially all existing and future, direct and indirect, wholly owned, material domestic subsidiaries of the Company other than Integrated Payment Systems, Inc. ("Guarantors"). None of the other subsidiaries of the Company, either direct or indirect, guarantee the senior notes ("Non-Guarantors"). The Guarantors also unconditionally guarantee the senior secured revolving credit facility and senior secured term loan facility, senior unsecured term loan facilities and senior subordinated unsecured term loan facility described in Note 10. The senior note guarantees are unsecured and rank senior in right of payment to all existing and future subordinated indebtedness of the Company's guarantor subsidiaries and its senior subordinated unsecured interim credit facility. The senior note guarantees rank equally in right of payment with all existing and future senior indebtedness of the guarantor subsidiaries, including their guarantees under the senior unsecured interim credit facilities.

        The following tables present the results of operations, financial position and cash flows of the Company ("Parent"), the Guarantor subsidiaries, the Non-Guarantor subsidiaries and Eliminations for the successor period from September 25, 2007 to December 31, 2007 and the predecessor periods comprised of the period from January 1, 2007 to September 24, 2007, the years ended December 31, 2006 and 2005 and as of December 31, 2007 and 2006 to arrive at the information for First Data Corporation on a consolidated basis.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20: Guarantor Condensed Consolidating Financial Statements (Continued)

FIRST DATA CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(Successor)

(in millions)

	Period from September 25 through December 31, 2007
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Transaction and processing service fees	$0.8	$1,109.4	$444.6	$(1.5)	$1,553.3
Investment income, net	—	11.9	(20.1)	—	(8.2)
Product sales and other	—	133.3	96.6	(6.9)	223.0
Reimbursable debit network fees, postage and other	—	486.6	23.8	—	510.4

	0.8	1,741.2	544.9	(8.4)	2,278.5

Expenses:
Cost of services (exclusive of items shown below)	—	591.7	200.1	(1.5)	790.3
Cost of products sold	—	59.6	34.6	(6.9)	87.3
Selling, general and administrative	14.5	229.2	124.2	—	367.9
Reimbursable debit network fees, postage and other	—	486.6	23.8	—	510.4
Depreciation and amortization	1.1	269.4	97.3	—	367.8
Other operating expenses:
Restructuring, net	—	(0.2)	—	—	(0.2)

	15.6	1,636.3	480.0	(8.4)	2,123.5

Operating (loss) profit	(14.8)	104.9	64.9	—	155.0

Interest income	9.6	1.9	6.4	—	17.9
Interest expense	(578.4)	(1.1)	(5.2)	—	(584.7)
Interest (expense) income from intercompany notes	(28.1)	22.7	5.4	—	—
Other income (expense)	(72.6)	(0.1)	(1.3)	—	(74.0)
Equity earnings from consolidated subsidiaries	149.4	(0.9)	—	(148.5)	—

	(520.1)	22.5	5.3	(148.5)	(640.8)

(Loss) income before income taxes, minority interest and equity earnings in affiliates	(534.9)	127.4	70.2	(148.5)	(485.8)
Income tax (benefit) expense(1)	(221.2)	68.0	(22.9)	—	(176.1)
Minority interest	—	(0.1)	(38.9)	—	(39.0)
Equity earnings in affiliates	11.8	32.4	2.6	—	46.8

Net (loss) income	$(301.9)	$91.7	$56.8	$(148.5)	$(301.9)

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20: Guarantor Condensed Consolidating Financial Statements (Continued)

FIRST DATA CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(Predecessor)

(in millions)

	Period from January 1 through September 24, 2007
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Transaction and processing service fees	$2.3	$2,863.8	$1,103.8	$(4.0)	$3,965.9
Investment income, net	—	33.2	(100.1)	—	(66.9)
Product sales and other	—	411.3	224.5	(19.4)	616.4
Reimbursable debit network fees, postage and other	—	1,206.7	50.8	—	1,257.5

	2.3	4,515.0	1,279.0	(23.4)	5,772.9

Expenses:
Cost of services (exclusive of items shown below)	125.3	1,510.1	575.9	(4.0)	2,207.3
Cost of products sold	—	150.6	78.0	(19.4)	209.2
Selling, general and administrative	332.9	503.7	222.2	—	1,058.8
Reimbursable debit network fees, postage and other	—	1,206.7	50.8	—	1,257.5
Depreciation and amortization	5.7	349.9	120.8	—	476.4
Other operating expenses:
Restructuring, net	(0.6)	6.2	2.3	—	7.9
Impairments	—	4.2	16.4	—	20.6
Litigation and regulatory settlements	(2.5)	5.0	—	—	2.5
Other	(3.8)	(1.7)	(2.2)	—	(7.7)

	457.0	3,734.7	1,064.2	(23.4)	5,232.5

Operating (loss) profit	(454.7)	780.3	214.8	—	540.4

Interest income	10.6	3.6	16.6	—	30.8
Interest expense	(90.3)	(2.7)	(10.6)	—	(103.6)
Interest (expense) income from intercompany notes	(38.6)	41.0	(2.4)	—	—
Other income (expense)	2.4	3.5	(1.0)	—	4.9
Equity earnings from consolidated subsidiaries	839.1	137.4	—	(976.5)	—

	723.2	182.8	2.6	(976.5)	(67.9)

Income before income taxes, minority interest, equity earnings in affiliates and discontinued operations	268.5	963.1	217.4	(976.5)	472.5
Income tax (benefit) expense(1)	(161.5)	433.6	(146.3)	—	125.8
Minority interest	—	(2.4)	(102.9)	—	(105.3)
Equity earnings in affiliates	30.8	183.6	8.6	—	223.0

Income from continuing operations	460.8	710.7	269.4	(976.5)	464.4
Loss from discontinued operations, net of taxes	—	—	(3.6)	—	(3.6)

Net income	$460.8	$710.7	$265.8	$(976.5)	$460.8

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20: Guarantor Condensed Consolidating Financial Statements (Continued)

FIRST DATA CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(Predecessor)

(in millions)

	Year Ended December 31, 2006
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Transaction and processing service fees	$3.2	$3,751.4	$1,284.9	$(1.9)	$5,037.6
Investment income, net	—	37.5	(166.1)	—	(128.6)
Product sales and other	—	476.2	252.4	(28.8)	699.8
Reimbursable debit network fees, postage and other	—	1,419.1	48.5	—	1,467.6

	3.2	5,684.2	1,419.7	(30.7)	7,076.4

Expenses:
Cost of services (exclusive of items shown below)	39.2	1,826.2	631.1	(3.2)	2,493.3
Cost of products sold	—	209.2	99.3	(27.5)	281.0
Selling, general and administrative	213.8	638.4	277.1	—	1,129.3
Reimbursable debit network fees, postage and other	—	1,419.1	48.5	—	1,467.6
Depreciation and amortization	7.9	474.1	137.7	—	619.7
Other operating expenses:
Restructuring, net	3.1	11.4	9.5	—	24.0
Impairments	(0.5)	16.6	—	—	16.1
Litigation and regulatory settlements	(42.4)	15.0	(7.4)	—	(34.8)
Other	—	(0.3)	—	—	(0.3)

	221.1	4,609.7	1,195.8	(30.7)	5,995.9

Operating (loss) profit	(217.9)	1,074.5	223.9	—	1,080.5

Interest income	39.5	7.2	8.8	—	55.5
Interest expense	(237.9)	(2.2)	(7.9)	—	(248.0)
Interest (expense) income from intercompany notes	(18.7)	44.2	(25.5)	—	—
Other income (expense)	(27.7)	5.2	45.1	—	22.6
Equity earnings from consolidated subsidiaries	1,765.1	269.5	—	(2,034.6)	—

	1,520.3	323.9	20.5	(2,034.6)	(169.9)

Income before income taxes, minority interest, equity earnings in affiliates and discontinued operations	1,302.4	1,398.4	244.4	(2,034.6)	910.6
Income tax (benefit) expense(1)	(175.0)	567.7	(189.0)	—	203.7
Minority interest	—	(5.5)	(136.8)	—	(142.3)
Equity earnings in affiliates	36.0	240.4	6.7	—	283.1

Income from continuing operations	1,513.4	1,065.6	303.3	(2,034.6)	847.7
Income from discontinued operations, net of taxes	—	—	665.7	—	665.7

Net income	$1,513.4	$1,065.6	$969.0	$(2,034.6)	$1,513.4

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20: Guarantor Condensed Consolidating Financial Statements (Continued)

FIRST DATA CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(Predecessor)

(in millions)

	Year Ended December 31, 2005
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Transaction and processing service fees	$3.1	$3,613.9	$1,063.5	$(21.6)	$4,658.9
Investment income, net	—	24.8	(58.4)	—	(33.6)
Product sales and other	—	495.9	146.1	(24.6)	617.4
Reimbursable debit network fees, postage and other	—	1,252.7	30.7	—	1,283.4

	3.1	5,387.3	1,181.9	(46.2)	6,526.1

Expenses:
Cost of services (exclusive of items shown below)	7.1	1,822.3	499.4	(21.6)	2,307.2
Cost of products sold	—	194.3	79.9	(24.6)	249.6
Selling, general and administrative	207.1	584.8	218.9	—	1,010.8
Reimbursable debit network fees, postage and other	—	1,252.7	30.7	—	1,283.4
Depreciation and amortization	8.0	493.6	108.4	—	610.0
Other operating expenses:
Restructuring, net	7.4	59.5	9.3	—	76.2
Impairments	(0.2)	12.5	28.5	—	40.8
Other	2.9	16.8	5.9	—	25.6

	232.3	4,436.5	981.0	(46.2)	5,603.6

Operating (loss) profit	(229.2)	950.8	200.9	—	922.5

Interest income	5.3	5.3	1.8	—	12.4
Interest expense	(185.3)	(1.9)	(3.7)	—	(190.9)
Interest (expense) income from intercompany notes	(19.1)	24.9	(5.8)	—	—
Other income (expense)	0.2	68.0	77.6	—	145.8
Equity earnings from consolidated subsidiaries	1,936.0	160.2	—	(2,096.2)	—

	1,737.1	256.5	69.9	(2,096.2)	(32.7)

Income before income taxes, minority interest, equity earnings in affiliates and discontinued operations	1,507.9	1,207.3	270.8	(2,096.2)	889.8
Income tax (benefit) expense(1)	(169.5)	507.5	(149.7)	—	188.3
Minority interest	—	(3.1)	(123.8)	—	(126.9)
Equity earnings in affiliates	40.0	196.9	(4.0)	—	232.9

Income from continuing operations	1,717.4	893.6	292.7	(2,096.2)	807.5
Income from discontinued operations, net of taxes	—	—	909.9	—	909.9

Net income	$1,717.4	$893.6	$1,202.6	$(2,096.2)	$1,717.4

(1)
The Non-Guarantor tax benefits are predominately attributable to tax losses of Integrated Payments Systems, Inc. ("IPS"), a wholly owned subsidiary of the Parent. Under tax sharing agreements, IPS receives the tax benefit for tax losses utilized in the Parent's consolidated tax return. The losses are in large part due to IPS historically investing its investment portfolio in non-taxable municipal bonds at the instruction of Parent. The IPS tax benefit included for the successor period September 25, 2007 to December 31, 2007, the predecessor period January 1, 2007 to September 24, 2007 and years ended December 31, 2006 and 2005 was $46.7 million, $171.3 million, $228.6 million, $181.9 million, respectively. As of January 1, 2008, with the wind-down of the official check and money order business and the shift from tax exempt investments to a taxable portfolio, IPS is no longer in a taxable loss position.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20: Guarantor Condensed Consolidating Financial Statements (Continued)

FIRST DATA CORPORATION

CONDENSED CONSOLIDATING BALANCE SHEET

(in millions)

(Successor)

	December 31, 2007
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$60.6	$60.7	$485.2	—	$606.5
Accounts receivable, net of allowance for doubtful accounts	21.9	1,339.1	1,051.8	—	2,412.8
Settlement assets(2)	—	3,989.9	13,152.7	—	17,142.6
Other current assets	94.3	272.3	113.1	—	479.7

Total current assets	176.8	5,662.0	14,802.8	—	20,641.6

Property and equipment, net of accumulated depreciation	21.7	608.6	309.0	—	939.3
Goodwill	—	11,963.3	4,853.9	—	16,817.2
Customer relationships, net of accumulated amortization	—	5,106.5	1,679.0	—	6,785.5
Other intangibles, net of accumulated amortization	2.6	1,087.7	647.8	—	1,738.1
Investment in affiliates	532.8	2,738.0	255.5	—	3,526.3
Long-term settlement assets(2)	—	—	1,085.8	—	1,085.8
Other long-term assets	654.2	246.4	74.9	—	975.5
Investment in consolidated subsidiaries	30,208.8	2,246.8	—	$(32,455.6)	—

Total assets	$31,596.9	$29,659.3	$23,708.7	$(32,455.6)	$52,509.3

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$2.2	$84.6	$71.7	—	$158.5
Short-term and current portion of long-term borrowings	266.6	21.5	332.2	—	620.3
Settlement obligations(2)	—	3,989.9	14,238.5	—	18,228.4
Other current liabilities	163.4	772.3	463.2	—	1,398.9

Total current liabilities	432.2	4,868.3	15,105.6	—	20,406.1

Long-term borrowings	21,836.6	12.4	104.5	—	21,953.5
Deferred long-term tax (assets) liabilities	(305.6)	2,341.6	345.6	—	2,381.6
Intercompany payable (receivable)	548.6	(88.7)	(459.9)	—	—
Intercompany notes	1,575.7	(1,254.9)	(320.8)	—	—
Other long-term liabilities	680.4	144.1	114.6	—	939.1

Total liabilities	24,767.9	6,022.8	14,889.6	—	45,680.3

Stockholder's equity	6,829.0	23,636.5	8,819.1	$(32,455.6)	6,829.0

Total liabilities and stockholder's equity	$31,596.9	$29,659.3	$23,708.7	$(32,455.6)	$52,509.3

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20: Guarantor Condensed Consolidating Financial Statements (Continued)

FIRST DATA CORPORATION
CONDENSED CONSOLIDATING BALANCE SHEET
(in millions)
(Predecessor)

	December 31, 2006
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$82.9	$190.6	$880.7	—	$1,154.2
Accounts receivable, net of allowance for doubtful accounts	29.4	1,159.5	735.5	—	1,924.4
Settlement assets(2)	—	3,994.8	3,781.1	—	7,775.9
Other current assets	34.0	256.2	84.6	—	374.8

Total current assets	146.3	5,601.1	5,481.9	—	11,229.3

Property and equipment, net of accumulated depreciation	9.0	531.9	227.1	—	768.0
Goodwill	3.8	6,481.5	874.2	—	7,359.5
Customer relationships, net of accumulated amortization	—	1,153.5	445.2	—	1,598.7
Other intangibles, net of accumulated amortization	3.7	756.5	218.6	—	978.8
Investment in affiliates	426.5	206.6	123.4	—	756.5
Long-term settlement assets(2)	—	—	11,373.9	—	11,373.9
Other long-term assets	174.6	197.7	128.8	—	501.1
Investment in consolidated subsidiaries	13,555.4	1,041.5	—	$(14,596.9)	—

Total assets	$14,319.3	$15,970.3	$18,873.1	$(14,596.9)	$34,565.8

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$36.3	$75.9	$62.4	—	$174.6
Short-term and current portion of long-term borrowings	85.3	20.0	116.6	—	221.9
Settlement obligations(2)	—	3,994.8	15,171.7	—	19,166.5
Other current liabilities	286.8	673.3	431.6	—	1,391.7

Total current liabilities	408.4	4,764.0	15,782.3	—	20,954.7

Long-term borrowings	2,159.6	27.2	107.5	—	2,294.3
Deferred long-term (assets) tax liabilities	(99.2)	495.9	139.3	—	536.0
Intercompany payable (receivable)	961.0	(2,194.0)	1,233.0	—	—
Intercompany notes	535.3	(767.7)	232.4	—	—
Other long-term liabilities	213.0	332.7	93.9	—	639.6

Total liabilities	4,178.1	2,658.1	17,588.4	—	24,424.6

Stockholders' equity	10,141.2	13,312.2	1,284.7	$(14,596.9)	10,141.2

Total liabilities and stockholders' equity	$14,319.3	$15,970.3	$18,873.1	$(14,596.9)	$34,565.8

(2)
The majority of the guarantor settlement assets relates to our merchant acquiring business. We believe the settlement assets are not available to satisfy any claims other than those related to the settlement liabilities.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20: Guarantor Condensed Consolidating Financial Statements (Continued)

FIRST DATA CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(Successor)

(in millions)

	Period from September 25 through December 31, 2007
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents at beginning of period	—	—	—	—	—

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income from continuing operations	$(301.9)	$91.7	$56.8	$(148.5)	$(301.9)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization (including amortization netted against equity earnings in affiliates and revenues)	5.1	327.1	95.0	—	427.2
Charges (gains) related to restructuring, impairments, litigation and regulatory settlements, other and other income (expense)	72.6	(0.1)	1.3	—	73.8
Other non-cash and non-operating items, net	(93.9)	(85.9)	(4.3)	148.5	(35.6)
(Decrease) increase in cash resulting from changes in operating assets and liabilities, excluding the effects of acquisitions and dispositions	(181.4)	168.5	(341.4)	—	(354.3)

Net cash (used in) provided by operating activities	(499.5)	501.3	(192.6)	—	(190.8)

CASH FLOWS FROM INVESTING ACTIVITIES
Merger with Kohlberg Kravis Roberts & Co, net of cash acquired	(26,016.8)	58.2	202.4	—	(25,756.2)
Current period acquisitions, net of cash acquired	(85.2)	—	(51.4)	—	(136.6)
Payments related to other businesses previously acquired	—	(0.5)	—	—	(0.5)
Additions to property and equipment, net	0.1	(31.0)	(24.3)	—	(55.2)
Payments to secure customer service contracts, including outlays for conversion and capitalized systems development costs	(0.6)	(49.7)	(7.2)	—	(57.5)
Proceeds from the sale of marketable securities	—	—	14.1	—	14.1
Other investing activities	24.2	0.3	84.2	—	108.7

Net cash (used in) provided by investing activities	(26,078.3)	(22.7)	217.8	—	(25,883.2)

CASH FLOWS FROM FINANCING ACTIVITIES
Short-term borrowings, net	60.0	—	178.5	—	238.5
Proceeds from issuance of long-term debt	21,245.7	—	—	—	21,245.7
Principal payments on long-term debt	(2,019.0)	(5.5)	(8.8)	—	(2,033.3)
Proceeds from issuance of common stock	7,224.4	—	—	—	7,224.4
Intercompany	127.3	(384.0)	256.7	—	—

Net cash provided by (used in) financing activities	26,638.4	(389.5)	426.4	—	26,675.3

Effect of exchange rate changes on cash and cash equivalents	—	(28.4)	33.6	—	5.2

Change in cash and cash equivalents	60.6	60.7	485.2	—	606.5

Cash and cash equivalents at end of period	$60.6	$60.7	$485.2	$—	$606.5

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20: Guarantor Condensed Consolidating Financial Statements (Continued)

FIRST DATA CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
(Predecessor)
(in millions)

	Period from January 1 through September 24, 2007
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents at beginning of period	$82.9	$190.6	$880.7	—	$1,154.2

CASH FLOWS FROM OPERATING ACTIVITIES
Net income from continuing operations	460.8	710.7	269.4	$(976.5)	464.4
Net loss from discontinued operations	—	—	(3.6)	—	(3.6)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization (including amortization netted against equity earnings in affiliates and revenues)	12.3	401.4	126.5	—	540.2
(Gains) charges related to restructuring, impairments, litigation and regulatory settlements, other and other income (expense)	(6.8)	10.2	17.5	—	20.9
Other non-cash and non-operating items, net	(653.8)	(243.0)	(11.9)	976.5	67.8
(Decrease) increase in cash resulting from changes in operating assets and liabilities, excluding the effects of acquisitions and dispositions	(300.0)	339.0	(368.1)	—	(329.1)

Net cash (used in) provided by operating activities from continuing operations	(487.5)	1,218.3	33.4	—	764.2
Net cash used in operating activities from discontinued operations	—	—	(9.7)	—	(9.7)

Net cash provided by operating activities	(487.5)	1,218.3	23.7	—	754.5

CASH FLOWS FROM INVESTING ACTIVITIES
Current period acquisitions, net of cash acquired	(358.1)	(12.4)	(319.8)	—	(690.3)
Payments related to other businesses previously acquired	(12.0)	(33.9)	(4.1)	—	(50.0)
Additions to property and equipment, net	(15.9)	(195.4)	(64.2)	—	(275.5)
Payments to secure customer service contracts, including outlays for conversion and capitalized systems development costs	(5.0)	(106.9)	(11.8)	—	(123.7)
Proceeds from the sale of marketable securities	—	11.8	—	—	11.8
Other investing activities	(17.4)	(10.3)	18.2	—	(9.5)

Net cash used in investing activities	(408.4)	(347.1)	(381.7)	—	(1,137.2)

CASH FLOWS FROM FINANCING ACTIVITIES
Short-term borrowings, net	—	—	26.3	—	26.3
Principal payments on long-term debt	(88.3)	(19.1)	(19.2)	—	(126.6)
Proceeds from issuance of common stock	187.4	—	—	—	187.4
Excess tax benefit from share-based payment arrangement	219.8	—	—	—	219.8
Purchase of treasury shares	(371.8)	—	—	—	(371.8)
Cash dividends	(67.7)	—	—	—	(67.7)
Intercompany	1,346.4	(994.7)	(351.7)	—	—

Net cash provided by (used in) financing activities	1,225.8	(1,013.8)	(344.6)	—	(132.6)

Effect of exchange rate changes on cash and cash equivalents	—	10.2	24.3	—	34.5

Change in cash and cash equivalents	329.9	(132.4)	(678.3)	—	(480.8)

Cash and cash equivalents at end of period	$412.8	$58.2	$202.4	$—	$673.4

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20: Guarantor Condensed Consolidating Financial Statements (Continued)

FIRST DATA CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(Predecessor)

(in millions)

	Year ended December 31, 2006
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents at beginning of period, including cash of discontinued operations	$18.5	$153.2	$1,009.2	—	$1,180.9

CASH FLOWS FROM OPERATING ACTIVITIES
Net income from continuing operations	1,513.4	1,065.6	303.3	$(2,034.6)	847.7
Net income from discontinued operations	—	—	665.7	—	665.7
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization (including amortization netted against equity earnings in affiliates and revenues)	15.2	543.0	142.6	—	700.8
(Gains) charges related to restructuring, impairments, litigation and regulatory settlements, other and other income (expense)	(12.1)	37.5	(43.0)	—	(17.6)
Other non-cash and non-operating items, net	(1,709.7)	(353.5)	(9.9)	2,034.6	(38.5)
(Decrease) increase in cash resulting from changes in operating assets and liabilities, excluding the effects of acquisitions and dispositions	(431.9)	484.6	(256.1)	—	(203.4)

Net cash (used in) provided by operating activities from continuing operations	(625.1)	1,777.2	136.9	—	1,289.0
Net cash provided by operating activities from discontinued operations	—	—	796.0	—	796.0

Net cash (used in) provided by operating activities	(625.1)	1,777.2	932.9	—	2,085.0

CASH FLOWS FROM INVESTING ACTIVITIES
Current period acquisitions, net of cash acquired	(277.1)	(0.7)	(9.7)	—	(287.5)
Payments related to other businesses previously acquired	(0.1)	(44.1)	(6.9)	—	(51.1)
Proceeds from dispositions, net of expenses paid	74.6	124.1	—	—	198.7
Additions to property and equipment, net	(3.2)	(113.5)	(53.7)	—	(170.4)
Payments to secure customer service contracts, including outlays for conversion and capitalized systems development costs	(1.6)	(111.8)	(16.3)	—	(129.7)
Proceeds from the sale of marketable securities	—	34.3	10.7	—	45.0
Dividend received from discontinued operations	2,500.0	—	—	—	2,500.0
Cash retained by Western Union	—	—	(1,327.8)	—	(1,327.8)
Other investing activities	54.3	(42.5)	190.8	—	202.6

Net cash provided by (used in) investing activities from continuing operations	2,346.9	(154.2)	(1,212.9)	—	979.8
Net cash used in investing activities from discontinued operations	—	—	(280.3)	—	(280.3)

Net cash provided by (used in) investing activities	2,346.9	(154.2)	(1,493.2)	—	699.5

CASH FLOWS FROM FINANCING ACTIVITIES
Short-term borrowings, net	290.9	—	(114.9)	—	176.0
Principal payments on long-term debt	(2,372.3)	(19.3)	(21.2)	—	(2,412.8)
Proceeds from issuance of common stock	729.8	—	—	—	729.8
Excess tax benefit from share-based payment arrangement	124.2	—	—	—	124.2
Purchase of treasury shares	(1,252.5)	—	—	—	(1,252.5)
Cash dividends	(183.6)	—	—	—	(183.6)
Intercompany	1,006.1	(1,575.3)	569.2	—	—

Net cash (used in) provided by financing activities from continuing operations	(1,657.4)	(1,594.6)	433.1	—	(2,818.9)
Net cash (used in) financing activities from discontinued operations	—	—	(26.5)	—	(26.5)

Net cash provided by (used in) financing activities	(1,657.4)	(1,594.6)	406.6	—	(2,845.4)

Effect of exchange rate changes on cash and cash equivalents	—	9.0	25.2	—	34.2

Change in cash and cash equivalents	64.4	37.4	(128.5)	—	(26.7)

Cash and cash equivalents at end of period	$82.9	$190.6	$880.7	$—	$1,154.2

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20: Guarantor Condensed Consolidating Financial Statements (Continued)

FIRST DATA CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(Predecessor)

(in millions)

	Year ended December 31, 2005
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents at beginning of period, including cash of discontinued operations	$29.0	$240.2	$626.2	—	$895.4

CASH FLOWS FROM OPERATING ACTIVITIES
Net income from continuing operations	1,717.4	893.6	292.7	$(2,096.2)	807.5
Net income from discontinued operations	—	—	909.9	—	909.9
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization (including amortization netted against equity earnings in affiliates and revenues)	14.3	561.4	113.3	—	689.0
Charges (gains) related to restructuring, impairments, other and other income (expense)	9.9	20.8	(33.9)	—	(3.2)
Other non-cash and non-operating items, net	(1,941.7)	(169.2)	5.5	2,096.2	(9.2)
(Decrease) increase in cash resulting from changes in operating assets and liabilities, excluding the effects of acquisitions and dispositions	(452.8)	424.4	(200.5)	—	(228.9)

Net cash (used in) provided by operating activities from continuing operations	(652.9)	1,731.0	177.1	—	1,255.2
Net cash provided by operating activities from discontinued operations	—	—	1,091.0	—	1,091.0

Net cash (used in) provided by operating activities	(652.9)	1,731.0	1,268.1	—	2,346.2

CASH FLOWS FROM INVESTING ACTIVITIES
Current period acquisitions, net of cash acquired	(50.6)	(81.4)	(311.9)	—	(443.9)
Payments related to other businesses previously acquired	—	(55.3)	(0.5)	—	(55.8)
Proceeds from dispositions, net of expenses paid	—	46.4	9.8	—	56.2
Additions to property and equipment, net	(19.5)	(140.4)	(29.6)	—	(189.5)
Payments to secure customer service contracts, including outlays for conversion and capitalized systems development costs	(1.7)	(121.8)	(14.4)	—	(137.9)
Proceeds from the sale of marketable securities	—	187.3	37.2	—	224.5
Other investing activities	1.9	6.3	(96.7)	—	(88.5)

Net cash used in investing activities from continuing operations	(69.9)	(158.9)	(406.1)	—	(634.9)
Net cash used in investing activities from discontinued operations	—	—	(125.1)	—	(125.1)

Net cash used in investing activities	(69.9)	(158.9)	(531.2)	—	(760.0)

CASH FLOWS FROM FINANCING ACTIVITIES
Short-term borrowings, net	39.6	—	—	—	39.6
Proceeds from issuance of long-term debt	995.6	—	—	—	995.6
Principal payments on long-term debt	(200.0)	(26.8)	(15.4)	—	(242.2)
Proceeds from issuance of common stock	319.5	—	—	—	319.5
Purchase of treasury shares	(2,222.7)	—	—	—	(2,222.7)
Cash dividends	(155.0)	—	—	—	(155.0)
Intercompany	1,935.3	(1,623.2)	(312.1)	—	—

Net cash provided by (used in) financing activities from continuing operations	712.3	(1,650.0)	(327.5)	—	(1,265.2)
Net cash used in financing activities from discontinued operations	—	—	(0.7)	—	(0.7)

Net cash provided by (used in) financing activities	712.3	(1,650.0)	(328.2)	—	(1,265.9)
Effect of exchange rate changes on cash and cash equivalents	—	(9.1)	(25.7)	—	(34.8)

Change in cash and cash equivalents	(10.5)	(87.0)	383.0	—	285.5

Cash and cash equivalents at end of period, including cash of discontinued operations	$18.5	$153.2	$1,009.2	$—	$1,180.9

Unaudited Consolidated Financial Statements for the Three and Six Months Ended
June 30, 2008 (successor) and 2007 (predecessor).

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions)

	Successor	Predecessor	Successor	Predecessor
	Three months ended June 30, 2008	Three months ended June 30, 2007	Six months ended June 30, 2008	Six months ended June 30, 2007
Revenues:
Transaction and processing service fees:
Merchant related services(a)	$700.9	$646.7	$1,335.8	$1,215.5
Check services	96.9	107.6	197.5	203.7
Card services(a)	505.3	482.0	1,011.8	943.1
Other services	140.6	141.5	278.3	283.2
Investment income, net	35.8	(7.5)	91.8	(37.8)
Product sales and other	214.0	199.5	426.0	387.5
Reimbursable debit network fees, postage and other	510.8	430.9	989.6	841.8

	2,204.3	2,000.7	4,330.8	3,837.0

Expenses:
Cost of services (exclusive of items shown below)	749.3	720.3	1,506.1	1,411.7
Cost of products sold	83.4	72.9	154.3	139.6
Selling, general and administrative	315.3	330.9	619.6	625.7
Reimbursable debit network fees, postage and other	510.8	430.9	989.6	841.8
Depreciation and amortization	338.8	162.2	657.9	321.0
Other operating expenses:
Restructuring, net	(0.1)	5.9	(0.1)	7.9
Impairments	—	—	—	16.3
Litigation and regulatory settlements	—	5.0	—	5.0
Other	—	(7.7)	—	(7.7)

	1,997.5	1,720.4	3,927.4	3,361.3

Operating profit	206.8	280.3	403.4	475.7

Interest income	6.6	12.9	15.6	20.9
Interest expense	(451.1)	(35.9)	(968.8)	(70.4)
Other income (expense)	6.4	2.4	(36.8)	3.4

	(438.1)	(20.6)	(990.0)	(46.1)

(Loss) income before income taxes, minority interest, equity earnings in affiliates and discontinued operations	(231.3)	259.7	(586.6)	429.6
Income tax (benefit) expense	(69.4)	70.2	(199.9)	107.6
Minority interest	(40.3)	(40.0)	(69.3)	(69.1)
Equity earnings in affiliates	41.6	79.4	73.7	147.7

(Loss) income from continuing operations	(160.6)	228.9	(382.3)	400.6
Income from discontinued operations, net of taxes of $(4.1)	—	—	—	3.5

Net (loss) income	$(160.6)	$228.9	$(382.3)	$404.1

(a)
Includes processing fees, administrative service fees and other fees charged to merchant alliances accounted for under the equity method of $55.7 million and $109.2 million for the three and six months ended June 30, 2008, respectively, and $56.8 million and $110.2 million for the comparable periods in 2007.

See Notes to Consolidated Financial Statements.

FIRST DATA CORPORATION

CONSOLIDATED BALANCE SHEETS

(in millions, except common stock share amounts)

	Successor
	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$655.3	$606.5
Accounts receivable, net of allowance for doubtful accounts of $17.1 (2008) and $14.7 (2007)	2,294.6	2,412.8
Settlement assets	12,303.1	17,142.6
Other current assets	453.4	479.7

Total current assets	15,706.4	20,641.6

Property and equipment, net of accumulated depreciation of $171.2 (2008) and $61.2 (2007)	1,124.0	939.3
Goodwill	17,184.7	16,817.2
Customer relationships, net of accumulated amortization of $644.8 (2008) and $230.5 (2007)	5,910.7	6,785.5
Other intangibles, net of accumulated amortization of $211.7 (2008) and $76.9 (2007)	1,988.0	1,738.1
Investment in affiliates	3,636.8	3,526.3
Long-term settlement assets	861.3	1,085.8
Other long-term assets	989.3	975.5

Total assets	$47,401.2	$52,509.3

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$181.0	$158.5
Short-term and current portion of long-term borrowings	694.6	620.3
Settlement obligations	13,179.5	18,228.4
Other current liabilities	1,399.9	1,398.9

Total current liabilities	15,455.0	20,406.1

Long-term borrowings	22,126.0	21,953.5
Deferred long-term tax liabilities	2,099.3	2,381.6
Other long-term liabilities	878.0	939.1

Total liabilities	40,558.3	45,680.3

Commitments and contingencies (see Note 10)
Stockholder's equity:
Common stock, $.01 par value; authorized and issued 1,000 shares (2008 and 2007)	—	—
Additional paid-in capital	7,339.3	7,224.4

Paid-in capital	7,339.3	7,224.4
Retained loss	(685.1)	(301.9)
Accumulated other comprehensive income (loss)	188.7	(93.5)

Total stockholder's equity	6,842.9	6,829.0

Total liabilities and stockholder's equity	$47,401.2	$52,509.3

See Notes to Consolidated Financial Statements.

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Successor	Predecessor

	Six months ended June 30, 2008	Six months ended June 30, 2007
Cash and cash equivalents at beginning of period	$606.5	$1,154.2

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income from continuing operations	(382.3)	400.6
Net income from discontinued operations	—	3.5
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization (including amortization netted against equity earnings in affiliates and revenues)	761.9	365.0
Charges (gains) related to restructuring, impairments, litigation and regulatory settlements, other and other income (expense)	36.7	18.1
Other non-cash and non-operating items, net	(30.0)	(85.4)
Increase (decrease) in cash, excluding the effects of acquisitions and dispositions, resulting from changes in:
Accounts receivable, current and long-term	162.9	(35.6)
Other assets, current and long-term	188.4	28.0
Accounts payable and other liabilities, current and long-term	(227.2)	(87.2)
Income tax accounts	(213.8)	61.3
Excess tax benefit from share-based payment arrangement	—	(28.7)

Net cash provided by operating activities from continuing operations	296.6	636.1
Net cash used in operating activities from discontinued operations	—	(9.7)

Net cash provided by operating activities	296.6	626.4

CASH FLOWS FROM INVESTING ACTIVITIES
Current period acquisitions, net of cash acquired	(195.4)	(369.7)
Payments related to other businesses previously acquired	(16.7)	(49.3)
Additions to property and equipment, net	(122.6)	(116.4)
Payments to secure customer service contracts, including outlays for conversion, and capitalized systems development costs	(77.1)	(70.3)
Proceeds from the sale of marketable securities	52.4	11.2
Other investing activities	5.0	56.1

Net cash used in investing activities	(354.4)	(538.4)

CASH FLOWS FROM FINANCING ACTIVITIES
Short-term borrowings, net	61.0	(57.0)
Principal payments on long-term debt	(97.2)	(115.5)
Proceeds from issuance of common stock	—	129.0
Capital contributed by Parent	104.3	—
Excess tax benefit from share-based payment arrangement	—	28.7
Purchase of treasury shares	—	(278.2)
Cash dividends	(0.9)	(45.2)

Net cash provided by (used in) financing activities	67.2	(338.2)

Effect of exchange rate changes on cash and cash equivalents	39.4	20.5

Change in cash and cash equivalents	48.8	(229.7)

Cash and cash equivalents at end of period	$655.3	$924.5

See Notes to Consolidated Financial Statements.

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1: Basis of Presentation

        The accompanying Consolidated Financial Statements of First Data Corporation ("FDC" or the "Company") should be read in conjunction with the Company's Consolidated Financial Statements for the year ended December 31, 2007. Significant accounting policies disclosed therein have not changed.

        On September 24, 2007, the Company was acquired through a merger transaction (the "merger") with an entity controlled by affiliates of Kohlberg Kravis Roberts & Co. ("KKR" or the "sponsor"). The merger resulted in the equity of FDC becoming privately held. Details of the merger are more fully discussed in Note 3. The accompanying consolidated statements of operations and cash flows are presented for two periods: predecessor (the three and six month periods ended June 30, 2007) and successor (the three and six month periods ended June 30, 2008), which relate to the periods preceding the merger and the periods succeeding the merger, respectively. The Company applied purchase accounting to the opening balance sheet and results of operations on September 25, 2007 as the merger occurred at the close of business on September 24, 2007. The merger resulted in a new basis of accounting beginning on September 25, 2007.

        The accompanying Consolidated Financial Statements are unaudited; however, in the opinion of management, they include all normal recurring adjustments necessary for a fair presentation of the consolidated financial position of the Company at June 30, 2008, and the consolidated results of its operations and cash flows for the successor and predecessor periods for the three and six months ended June 30, 2008 and 2007, respectively. Results of operations reported for interim periods are not necessarily indicative of results for the entire year due in part to the seasonality of certain business units.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Actual results could differ from these estimates.

Presentation

        The Company's Consolidated Balance Sheet presentation has historically been unclassified due to the short-term nature of its settlement obligations contrasted with the Company's ability to invest cash awaiting settlement in long-term investment securities. The Company repositioned the majority of its investment portfolio associated with cash awaiting settlement from long-term investments to short-term investments. As a result of the repositioning of the portfolio such that a majority of the settlement assets and all settlement liabilities are short-term, the Company has changed to a classified balance sheet. The Consolidated Balance Sheet as of December 31, 2007 has been revised to conform to this presentation.

        A new Chief Executive Officer, the Company's chief operating decision maker, was appointed as a result of the September 24, 2007 merger with an affiliate of KKR. In connection with this change in leadership, changes were made to the Company's senior management and organization of the business. Effective January 1, 2008, the Company's new Chief Executive Officer began making strategic and operating decisions with regards to assessing performance and allocating resources based on a new segment structure. Segment results for 2007 have been revised to reflect the new structure. In connection with this

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 1: Basis of Presentation (Continued)

segment realignment, the Company also reclassified certain transaction and processing service fee revenue components in the Consolidated Statements of Operations, primarily the prepaid business from "Merchant related services" to "Other services" and the debit network business from "Merchant related services" to "Card services". Additionally, consolidated expenses for 2007 have been revised to present certain depreciation and amortization amounts as a separate component of expenses.

Official Check and Money Order Wind-down

        In conjunction with the wind-down of the official check and money order business (included within the Integrated Payment Systems ("IPS") segment) and in the first quarter 2008, the Company repositioned its investment portfolio to principally taxable investments. As a result, the revenues and operating profit of the IPS segment are no longer stated on a pretax equivalent basis effective as of January 1, 2008. The investment portfolio decreased from $12.6 billion at December 31, 2007 to $6.3 billion at June 30, 2008 due to the wind-down. The investment portfolio included approximately $541 million of student loan auction rate securities as of June 30, 2008 compared to approximately $1,077 million as of December 31, 2007. The auction mechanism on these investments failed subsequent to December 31, 2007 so investments held at June 30, 2008 are not currently liquid; however, all of the securities are "AAA" rated, except for one "AA" rated and are collateralized by securitized student loans substantially guaranteed by the United States Government. The Company has the ability and intent to hold them for an extended period during which the Company anticipates an auction mechanism or an alternative liquidity vehicle will be established. Due to the lack of observable market activity for the Company's student loan auction rate securities, they have been valued based on comparison to similar securities for which market data is available. The Company has recorded an unrealized loss of $12.1 million in "Other Comprehensive Income" which it attributes to limited liquidity rather than credit issues.

        In July 2008, IPS agreed with The Western Union Company ("Western Union") that on October 1, 2009 IPS will assign and transfer to Western Union, among other things, certain assets and equipment used by IPS to issue retail money orders and an amount sufficient to satisfy all outstanding retail money orders. On the closing date, Western Union will assume IPS's role as issuer of the retail money orders. The transfer will result in a significant decrease to the IPS settlement asset portfolio.

Revenue Recognition

        The Company recognizes revenues from its processing services as such services are performed. Revenue is recorded net of certain costs such as credit and offline debit interchange fees and assessments charged by credit card associations which totaled $2,164.1 million and $1,829.6 million for the three months ended June 30, 2008 and 2007, respectively and $4,089.2 million and $3,481.4 million for the comparable six-month periods. Debit network fees related to acquired PIN-based debit transactions are recognized in the "Reimbursable debit network fees, postage and other" revenue and expense lines of the Consolidated Statements of Operations. The debit network fees related to acquired PIN-debit transactions charged by debit networks totaled $327.2 million and $254.7 million for the three months ended June 30, 2008 and 2007, respectively and $613.1 million and $479.6 million for the comparable six-month periods.

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 1: Basis of Presentation (Continued)

New Accounting Pronouncements

        In December 2007, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141(R), "Business Combinations." The new standard will significantly change the financial accounting and reporting of business combination transactions in the consolidated financial statements. It will require an acquirer to recognize, at the acquisition date, the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at their full fair values as of that date. In a business combination achieved in stages (step acquisitions), the acquirer will be required to remeasure its previously held equity interest in the acquiree at its acquisition-date fair value and recognize the resulting gain or loss in earnings. The acquisition-related transaction and restructuring costs will no longer be included as part of the capitalized cost of the acquired entity but will be required to be accounted for separately in accordance with applicable generally accepted accounting principles. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

        In December 2007, the FASB issued SFAS No. 160, "Non-controlling Interests in Consolidated Financial Statements." The statement clarifies the definition of a non-controlling (or minority) interest and requires that non-controlling interests in subsidiaries be reported as a component of equity in the consolidated statement of financial position and requires that earnings attributed to the non-controlling interests be reported as part of consolidated earnings and not as a separate component of income or expense. However, it will also require expanded disclosures of the attribution of consolidated earnings to the controlling and non-controlling interests on the face of the consolidated income statement. SFAS No. 160 will require that changes in a parent's controlling ownership interest, that do not result in a loss of control of the subsidiary, are accounted for as equity transactions among shareholders in the consolidated entity therefore resulting in no gain or loss recognition in the income statement. Only when a subsidiary is deconsolidated will a parent recognize a gain or loss in net income. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008, and will be applied prospectively except for the presentation and disclosure requirements that will be applied retrospectively for all periods presented.

Note 2: Supplemental Financial Information

        The following table details the components of "Other income (expense)" on the Consolidated Statements of Operations:

	Successor	Predecessor
	Three months ended June 30, 2008	Three months ended June 30, 2007
	(in millions)
Investment gains and (losses)	$—	$(0.1)
Derivative financial instruments gains and (losses)	9.4	—
Divestitures, net	—	2.5
Non-operating foreign currency gains and (losses)	(3.0)	—

Other income (expense)	$6.4	$2.4

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 2: Supplemental Financial Information (Continued)

	Successor	Predecessor
	Six months ended June 30, 2008	Six months ended June 30, 2007
	(in millions)
Investment gains and (losses)	$22.1	$(1.5)
Derivative financial instruments gains and (losses)	(3.4)	—
Divestitures, net	—	3.5
Debt repayment gains and (losses)	—	1.4
Non-operating foreign currency gains and (losses)	(55.5)	—

Other income (expense)	$(36.8)	$3.4

        The investment gains for the six months ended June 30, 2008 resulted from the sale of MasterCard stock. The derivative financial instruments gains and losses for the three and six month periods in 2008 were due most significantly to the mark-to-market adjustments for cross currency swaps, that are not designated as accounting hedges, and certain interest rate swaps that were not designated as accounting hedges for a period of time and the ineffectiveness from interest rate swaps that are designated as accounting hedges but are not perfectly effective.

        For the three and six months ended June 30, 2008, the net non-operating foreign currency exchange losses related to the mark-to-market of the Company's intercompany loans and the euro-denominated debt issued in connection with the merger. Historically, intercompany loans were deemed to be of a long-term nature for which settlement was not planned or anticipated in the foreseeable future. Accordingly, the translation adjustments were reported in "Other comprehensive income". Effective in September 2007 and in conjunction with the merger, the Company made the decision to begin settling intercompany loans which results in a benefit or charge to earnings due to movement in foreign currency exchange rates.

Supplemental Cash Flow Information

        Significant non-cash transactions during the six months ended June 30, 2008 included the Company increasing the principal amount of its senior unsecured PIK term loan facility by $123.7 million resulting from the "payment" of interest expense. During the six months ended June 30, 2008, the Company entered into approximately $47 million of capital leases. Capital leases into which the Company entered during the six months ended June 30, 2007 were immaterial.

        See Note 12 for information concerning the Company's stock-based compensation plans.

Note 3: Merger

        On September 24, 2007, FDC merged with affiliates of KKR. For additional details, refer to Note 2 to the Consolidated Financial Statements in the Company's Consolidated Financial Statements for the year ended December 31, 2007.

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 3: Merger (Continued)

Preliminary Purchase Price Allocation

        The total purchase price of approximately $26.6 billion was allocated to the Company's net tangible and identifiable intangible assets based on their estimated fair values as set forth below. A portion of the preliminary valuation of identifiable intangible assets was allocated to the Company's investments in unconsolidated joint ventures (reflected in the "Investment in affiliates" line of the Consolidated Balance Sheets). The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. The preliminary allocation of the purchase price to fixed assets and identifiable intangible assets was based upon preliminary valuation data and the estimates and assumptions are subject to change. The Company is also in the process of working through other potential purchase accounting adjustments that mostly relate to pre-acquisition contingencies and implementation of management's restructuring plans and related deferred taxes on the purchase accounting.

(in millions)
Property and equipment	$1,063.2
Customer Relationships	6,390.9
Software	970.7
Tradenames	813.6
Other Intangibles	157.0
Goodwill	16,844.1
Investment in affiliates	3,729.7
Deferred taxes	(2,215.6)
Other net liabilities acquired	(1,175.8)

Total purchase price	$26,577.8

        The preliminary estimated weighted-average useful lives (excluding the impact of accelerated amortization and the First Data tradename which was determined to have an indefinite life) associated with the intangible assets are approximately:

Customer Relationships	14 years
Software	6 years
Tradenames	12 years
Other Intangibles	16 years
Investment in affiliates	10 years
Total weighted-average useful lives	13 years

        The Company generally uses straight-line amortization for intangible assets other than for customer relationships for which the pattern of economic benefits are known and for which an accelerated method of amortization is used to more appropriately allocate the cost of the relationships to the periods that will benefit from them. Deferred tax liabilities were recorded related to the allocation of the purchase price to intangible assets. Less than 5% of goodwill resulting from the

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 3: Merger (Continued)

merger is deductible for tax purposes at a local jurisdiction level. The preliminary allocation of goodwill by segment is as follows (in millions):

Merchant Services	$9,361.0
Financial Services	3,732.4
International	2,998.3
Prepaid Services	752.4
Integrated Payment Systems	—
All Other and Corporate	—

$16,844.1

        Goodwill will be reviewed at least annually for impairment.

Merger Related Restructuring Charges

        During the fourth quarter 2007, the Company implemented a plan that provided strategic direction for the Company under its new leadership. The plan anticipated capturing efficiencies related to the simplification of domestic and international operations and other near term cost saving initiatives as well as certain reductions in personnel. In accordance with this plan and in November 2007, the Company terminated approximately 1,600 employees across the organization representing all levels of employees and approximately 6% of its worldwide work force. A majority of them ceased working before December 31, 2007. Additional actions occurred during first and second quarters 2008 resulting in the termination of over 400 employees across the organization. A majority of the successor severance costs were recorded in purchase accounting with the remainder recorded through current operations. The Company anticipates taking additional similar types of actions during the remainder of 2008 as part of its overall plan, with the majority of severance costs to be recorded in purchase accounting as assumed liabilities.

        The following table summarizes the Company's utilization of restructuring accruals related to the merger recorded in purchase accounting for the six months ended June 30, 2008:

Employee Severance
(in millions)
Remaining accrual at January 1, 2008	$92.4
Charges recorded in purchase accounting	37.0
Cash payments	(71.8)
Other adjustments	(1.5)

Remaining accrual at June 30, 2008	$56.1

Merger and Other Related Costs

        During the three and six months ended June 30, 2007, the Company expensed merger related costs consisting primarily of investment banking, accounting and legal fees totaling $10.9 million and

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 3: Merger (Continued)

$15.9 million, respectively. During the three and six months ended June 30, 2008, the Company expensed $2.3 million and $5.3 million, respectively for similar costs.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

        The following Unaudited Pro Forma Condensed Consolidated Statements of Operations reflect the consolidated results of operations of the Company as if the merger had occurred on January 1, 2007. The historical financial information has been adjusted to give effect to events that are (1) directly attributed to the merger, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. Such items include interest expense related to debt issued in conjunction with the merger as well as additional amortization expense associated with the preliminary valuation of intangible assets. This unaudited pro forma information should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the merger had actually occurred on that date, nor of the results that may be obtained in the future.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

	Three months ended June 30, 2007	Six months ended June 30, 2007
	(in millions)	(in millions)
Revenues:
Transaction and processing service fees	$1,377.8	$2,645.5
Investment income, net	(7.5)	(37.8)
Product sales and other	199.5	387.5
Reimbursable debit network fees, postage and other	430.9	841.8

	2,000.7	3,837.0

Expenses:
Cost of services (exclusive of items shown below)	717.6	1,406.4
Cost of products sold	72.9	139.6
Selling, general and administrative	324.1	618.0
Reimbursable debit network fees, postage and other	430.9	841.8
Depreciation and amortization	300.6	600.6
Other operating expenses:
Restructuring, net	5.9	7.9
Impairments	—	16.3
Litigation and regulatory settlements	5.0	5.0

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 3: Merger (Continued)

	Three months ended June 30, 2007	Six months ended June 30, 2007
	(in millions)	(in millions)
Other	(7.7)	(7.7)

	1,849.3	3,627.9

Operating profit	151.4	209.1

Interest income	12.9	20.9
Interest expense	(485.1)	(995.2)
Other income (expense)	2.4	2.0

	(469.8)	(972.3)

Loss before income taxes, minority interest, equity earnings in affiliates and discontinued operations	(318.4)	(763.2)
Income taxes	(162.6)	(371.7)
Minority interest	(40.0)	(69.1)
Equity earnings in affiliates	33.5	55.6

Loss from continuing operations	$(162.3)	$(405.0)

Note 4: Restructuring, Impairments, Litigation and Regulatory Settlements and Other

Restructuring charges and reversal of restructuring accruals

        The Company recorded restructuring charges in 2007 comprised of severance totaling $6.7 million and $9.5 million for the three and six months ended June 30, 2007. Severance charges resulted from the termination of approximately 350 employees within the Merchant Services and the International segments.

        Restructuring charges for first quarter 2007 resulted from efforts to improve the overall efficiency and effectiveness of the sales and sales support teams within the Merchant Services segment. Severance charges resulted from the termination of approximately 230 sales related employees comprising approximately 10% of the segment's regional sales, cross-sale and sales support organizations. This restructuring plan was completed in the first quarter of 2007. Restructuring charges for the second quarter 2007 resulted from the termination of approximately 120 employees within the International segment. These were the first of the terminations that occurred associated with data center consolidation and global sourcing initiatives. Similar actions will occur in future periods. The Company also reversed $0.8 million and $1.6 million for the three and six months ended June 30, 2007, respectively, of prior period restructuring accruals related to changes in estimates regarding severance costs from restructuring activities that occurred in 2005 and 2006.

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 4: Restructuring, Impairments, Litigation and Regulatory Settlements and Other (Continued)

        The following table summarizes the Company's utilization of restructuring accruals from continuing operations, excluding merger related restructuring charges described in Note 3, for the period from January 1, 2008 through June 30, 2008 (in millions):

	Employee Severance	Facility Closure
Remaining accrual at January 1, 2008	$6.5	$0.1
Expense provision	—	—
Cash payments and other	(2.9)	(0.1)
Changes in estimates(a)	(0.9)	—

Remaining accrual at June 30, 2008	$2.7	$—

    (a)
    Primarily recorded through purchase accounting for the merger relating to pre-merger accruals.

Impairments

        During the first quarter 2007, the Company recorded a charge of $16.3 million related to the impairment of goodwill and intangible assets associated with the wind-down of the Company's official check and money order business.

Litigation and regulatory settlements

        In the second quarter 2007, the Company recorded a $5.0 million litigation accrual associated with a judgment against the Company pertaining to a vendor contract issue on a business included in the Prepaid Services segment.

Other

        The majority of the benefit recorded during the second quarter of 2007 related to the release of escheatment accruals originally recorded in the fourth quarter 2005.

Note 5: Acquisitions

        In January 2008, the Company entered into a joint venture with Allied Irish Banks p.l.c. ("AIB"), of which the Company owns 50.1%. The joint venture provides card acquiring services in the Republic of Ireland, the United Kingdom and elsewhere in Europe. The cash paid to acquire AIB was approximately $178 million. The preliminary purchase price allocation resulted in identifiable intangible assets of $69 million, which are being amortized over 10 years, a tradename of $40 million that is being amortized over 15 years and goodwill of $72 million. The joint venture with AIB is consolidated and reported as part of the International segment.

        In February 2008, the Company acquired the remaining interest in Unified Network Payment Solutions ("UNPS") located in Canada. UNPS is consolidated and reported as part of the International segment.

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 5: Acquisitions (Continued)

        The aggregate cash paid during the six months ended June 30, 2008 for the acquisitions was approximately $195 million. The aggregate preliminary purchase price allocation for these acquisitions resulted in $69 million in identifiable intangible assets, which are being amortized over 10 years, tradenames of $41 million that are being amortized over 10 to 15 years and goodwill of $72 million.

        The pro forma impact of all 2008 acquisitions on net income was not material.

        On April 28, 2008, the Company announced that it had reached an agreement to acquire InComm Holdings Inc. ("InComm"). The transaction is subject to customary closing conditions and regulatory approvals. InComm is a distributor of gift cards, prepaid wireless products, reloadable debit cards, digital music downloads, content, games, software and bill payment solutions. InComm also provides stored valued product marketing and technology solutions to international markets in Europe and Canada. The parties have agreed to extend the completion date of the transaction in order to complete certain closing conditions and to negotiate and mutually agree upon changes to the merger terms. Subject to the Company reaching agreement with the sellers on such revised terms, it would expect to close the transaction in the second half of 2008.

        In July 2008, the Company purchased the remaining 31.8% interest in its Money Network Financial, LLC subsidiary (reported as part of the Prepaid Services segment) previously owned by minority interest holders for total consideration of $70 million consisting of cash of $40 million and equity issued by First Data Holdings, Inc. Also in July 2008, the Company sold its subsidiary Active Business Services Ltd. which was reported as part of the International segment.

Note 6: Investments in Affiliates

        Operating results include the Company's proportionate share of income from affiliates, which consist of unconsolidated investments and joint ventures accounted for under the equity method of accounting. The most significant of these affiliates are related to the Company's merchant bank alliance program.

        A merchant bank alliance, as it pertains to investments accounted for under the equity method, is a joint venture between FDC and a financial institution that combines the processing capabilities and management expertise of the Company with the visibility and distribution channel of the bank. The joint ventures acquire credit and debit card transactions from merchants. The Company provides processing and other services to the joint ventures and charges fees to the joint venture primarily based on contractual pricing. These fees have been separately identified on the face of the Consolidated Statements of Operations.

        At June 30, 2008, there were eight affiliates accounted for under the equity method of accounting, comprised of five merchant alliances and three strategic investments in companies in related markets. The Company's largest merchant alliance, Chase Paymentech Solutions™, a global payments and merchant acquiring entity, is 51% owned by J.P. Morgan Chase Bank, N.A., and 49% owned by FDC. On May 27, 2008, the Company announced it reached agreement with JPMorgan Chase to end the joint venture by the end of 2008. In the interim, the two companies will continue to operate the joint venture. After the transition, JPMorgan Chase and First Data will operate separate payment businesses. First Data will continue to provide transaction processing and data commerce solutions for allocated merchants through its current technology platforms. First Data will assume management of the

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 6: Investments in Affiliates (Continued)

full-service ISO and Agent Bank unit of the joint venture and will integrate 49% of the joint venture's assets and a portion of the joint venture employees into its existing merchant acquiring business. First Data has historically accounted for its minority interest in the joint venture under the equity method of accounting. After the end of the joint venture, the portion of the alliance's business retained by the Company will be reflected on a consolidated basis throughout the financial statements. Additionally, expiration in 2008 will cause the Company to incur an obligation associated with taxes. Based on preliminary estimates and assumptions this obligation could be in excess of $200 million. A significant portion of this obligation, however, may be recovered through the future amortization of increased tax basis generated by this event.

        In July 2008, the Company sold its interest in Early Warning Services which had been accounted for under the equity method.

        A summary of unaudited financial information for the merchant alliances and other affiliates accounted for under the equity method of accounting is as follows (in millions):

	Successor
	June 30, 2008	December 31, 2007
	(in millions)
Total assets	$8,141.3	$7,443.7
Total liabilities	$6,735.3	$6,186.8

	Successor	Predecessor	Successor	Predecessor
(in millions)	Three months ended June 30, 2008	Three months ended June 30, 2007	Six months ended June 30, 2008	Six months ended June 30, 2007
Net operating revenues	$456.5	$421.1	$869.5	$796.5
Operating expenses	246.3	232.7	487.6	447.2

Operating income	$210.2	$188.4	$381.9	$349.3

Net income	$194.6	$181.2	$359.0	$333.9
FDC equity earnings	$41.6	$79.4	$73.7	$147.7

        The primary components of assets and liabilities are settlement-related accounts as described in Note 6 to the Consolidated Financial Statements included in the Company's Consolidated Financial Statements for the year ended December 31, 2007.

        The formation of a merchant joint venture alliance accounted for under the equity method of accounting generally involves the Company and/or a financial institution contributing merchant contracts to the alliance and a cash payment from one owner to the other to achieve the desired ownership percentages. The asset amounts reflected above are owned by the alliances and other equity method investees and do not include any of such payments made by the Company. As discussed in Note 3, a portion of the preliminary purchase price related to the merger was allocated to the Company's investments in unconsolidated joint ventures. The amount by which the total of the Company's investments in its joint ventures exceeded its proportionate share of the joint ventures' net

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 6: Investments in Affiliates (Continued)

assets totaled $3,282.6 million and $3,190.8 million at June 30, 2008 and December 31, 2007, respectively. The non-goodwill portion of this amount is considered an identifiable intangible asset that is amortized accordingly.

Note 7: Borrowings

        The senior unsecured cash-pay term loan facility, senior unsecured PIK term loan facility and senior subordinated unsecured term loan facility represent bridge financing (the "bridge facilities"). In June 2008, the Company incurred fees totaling $102.4 million in connection with a modification of the bridge facilities (see descriptions of impact of modifications below). The fees have been capitalized as deferred financing costs and are reported in the "Other long-term assets" line of the Consolidated Balance Sheets. They are payable in three equal annual installments starting August 19, 2008 and are being amortized on a straight-line basis which approximates the interest method over the term of the respective debt, with a weighted-average period of 8 years. These fees replace higher underwriting fees that otherwise would have been payable when the bridge facilities are refinanced. No additional fees will now be due at that time.

Senior Secured Revolving Credit Facility and Senior Secured Term Loan Facility

        The Company has a $2.0 billion senior secured revolving credit facility. The amounts outstanding against this facility were $130.0 million and $60.0 million as of June 30, 2008 and December 31, 2007, respectively.

        The terms of the Company's senior secured term loan facility require the Company to pay equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount. During the three and six months ended June 30, 2008, the Company paid $32.0 million and $63.9 million, respectively, of principal payments on the senior secured term loan facility in accordance with this provision ($29.5 million and $58.9 million, respectively, related to the U.S. dollar denominated loan and $2.5 million and $5.0 million, respectively, related to the euro denominated loan).

        The Company entered into basis rate swaps to modify the variable rates on $6.0 billion of the previously executed $7.5 billion interest rate swaps related to the senior secured term loan facility and to lower the fixed interest rates on those interest rate swaps. The basis swaps pay interest at rates equal to three-month-LIBOR and receive interest at rates equal to one-month-LIBOR plus a fixed spread. One basis swap with a notional amount of $2.0 billion expires on June 24, 2009 and all other basis swaps with a combined notional amount of $4.0 billion expire on September 24, 2010. The Company also made a corresponding election on its senior secured term loan facility to change interest payments from three-month-LIBOR to one-month-LIBOR interest rate index on a $6.0 billion principal amount to match the terms of the basis swaps. Having re-designated certain of its hedging relationships to include the basis swaps, all of the interest rate swaps have been designated by the Company as hedges for accounting purposes. The net fixed rates on the interest rate swaps range from 3.779% to 5.2165%.

Senior Unsecured Cash-pay Term Loan Facility and Senior Unsecured PIK Term Loan Facility

        The terms of the Company's senior unsecured PIK (Payment In-Kind) term loan require that interest on this loan up to and including September 20, 2011 be paid entirely by increasing the

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 7: Borrowings (Continued)

principal amount of the outstanding loan or by issuing senior unsecured PIK debt. During the three and six months ended June 30, 2008, the Company increased the principal amount of this loan by $56.1 million and $123.7 million, respectively, in accordance with this provision.

        In June 2008 and after negotiation with the holders of the debt, the Company entered into an agreement with the lenders which, among other things and most significantly, amended the interest rates on the senior unsecured term loan facilities. Effective June 19, 2008, the interest rate on the cash-pay term loan facility increased to 8.49% and the interest rate on the PIK term loan facility increased to 9.32%. The rates will be increased further to 9.875% on the cash-pay term loan facility and to 10.55% on the PIK term loan facility effective August 19, 2008 and thereafter. The rates effective as of August 19, 2008 are equivalent to the cap rates that were prescribed by the original loan agreements.

Senior Subordinated Unsecured Term Loan Facility

        In June 2008 and after negotiation with the holders of the debt, the Company entered into an agreement with the lenders which, among other things and most significantly, amended the interest rates on the senior subordinated unsecured term loan facility. Effective June 19, 2008 the interest rate has increased to 9.80% and will be increased further to 11.25% starting August 19, 2008 and thereafter. The rate effective as of August 19, 2008 is equivalent to the cap rate that was prescribed by the original loan agreement.

Lines of Credit

        The Company has lines of credit associated with First Data Deutschland which totaled approximately 160 million euro, or approximately $251 million, as of June 30, 2008. The Company had $119.3 million outstanding against these lines of credit as of June 30, 2008 and the full amount outstanding against these lines of credit as of December 31, 2007.

        The Company has a line of credit associated with Cashcard Australia, Ltd. which is periodically used to fund ATM settlement activity. As of June 30, 2008, the line of credit totaled approximately 160 million Australian dollars, or approximately $154 million. The Company had $66.8 million and $54.6 million outstanding against this line of credit as of June 30, 2008 and December 31, 2007, respectively.

        The Company also has committed lines of credit associated with the AIB joint venture which totaled 145 million euro, or approximately $227 million, as of June 30, 2008. The credit lines are used primarily to fund settlement activity. The Company had $51.1 million outstanding against these lines of credit as of June 30, 2008.

        The Company has two credit facilities associated with First Data Polska which are periodically used to fund settlement activity. The maximum amount available under these facilities, which varies for peak needs during the year, totals 245 million Polish zloty, or approximately $114 million. The Company had no amount outstanding against these lines of credit as of June 30, 2008 and an immaterial amount outstanding at December 31, 2007.

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 7: Borrowings (Continued)

Other

        The Company's Merchant Solutions joint venture partner funds settlement activity on behalf of the joint venture in accordance with the joint venture's operating agreement and on an uncommitted basis. The joint venture, which is a consolidated subsidiary of the Company, had $64.8 million and $15.6 million outstanding under this agreement as of June 30, 2008 and December 31, 2007, respectively.

        The Company is in compliance with all applicable covenants as of June 30, 2008.

Note 8: Comprehensive Income

        The components of comprehensive income (loss) are as follows (in millions):

	Successor	Predecessor	Successor	Predecessor
	Three months ended June 30, 2008	Three months ended June 30, 2007	Six months ended June 30, 2008	Six months ended June 30, 2007
Net (loss) income	$(160.6)	$228.9	$(382.3)	$404.1
Foreign currency translation adjustment	59.3	40.1	291.1	68.1
Unrealized gain (loss) on hedging activities	169.7	(0.2)	0.7	0.7
Unrealized loss on securities	(8.9)	(4.5)	(9.6)	(18.4)

Total comprehensive income (loss)	$59.5	$264.3	$(100.1)	$454.5

        As discussed in Note 1, the repositioning of the IPS investment portfolio resulted in the Company recognizing net pretax gains, net of the impact of terminating any associated interest rate swaps, of $34.5 million and $32.5 million for the three and six months ended June 30, 2007, respectively. In addition, during the second quarter 2007, the Company recognized $17.7 million of unrealized losses previously recorded in OCI also associated with the IPS portfolio. Realized gains and losses on the IPS investment portfolio are classified in revenue. Net gains and losses on other securities realized during the three and six months ended June 30, 2008 and 2007 are disclosed in Note 2, "Supplemental Financial Information."

Note 9: Segment Information

        For a detailed discussion of the Company's principles regarding its operating segments refer to Note 17 to the Consolidated Financial Statements included in the Company's Consolidated Financial Statements for the year ended December 31, 2007.

        As discussed in Note 1, the Company started operating under a new segment structure effective January 1, 2008. In connection with this segment realignment, the Company additionally excluded interest income and indirect corporate overhead from segment results. Segment results for the three

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 9: Segment Information (Continued)

and six months ended June 30, 2007 have been revised to reflect the new structure. A summary of the new segments follows:

  •
  The Merchant Services segment is comprised of businesses that provide services which facilitate the merchants' ability to accept credit, debit, stored-value and loyalty cards. The segment's processing services include authorization, transaction capture, settlement, chargeback handling, and internet-based transaction processing. Merchant Services also provide POS devices and other equipment necessary to capture merchant transactions. A majority of these services are offered to the merchants through joint ventures or other alliance arrangements primarily with financial institutions and pertain to transactions in which consumer payments to merchants are made through a card association (such as Visa or MasterCard), a debit network, or another payment network (such as Discover).

  •
  The Financial Services segment provides issuer card and network solutions and payment management solutions for point of sale and recurring bill payments. Issuer card and network solutions include credit and retail card processing, debit card processing and network services (including the STAR Network), and output services for financial institutions and other organizations offering credit cards, debit cards and retail private label cards to consumers and businesses to manage customer accounts. Payment management solutions include check verification, settlement and guarantee services (provided by TeleCheck) and other payment options that support merchants and online retailers, businesses, and government agencies. The segment's largest components of revenue consist of fees for account management, transaction authorization and posting, network switching, check acceptance and warranty, as well as reimbursable postage.

  •
  The International segment is comprised of businesses that provide the following services outside of the United States: credit, retail, debit and prepaid card processing; merchant acquiring and processing; ATM and point-of-sale ("POS") processing, driving, acquiring and switching services; and card processing software. The largest components of the segment's revenue are fees for facilitating the merchants' ability to accept credit, retail and debit cards by authorizing, capturing, and settling merchants' credit, retail, debit, stored-value and loyalty card transactions as well as for transaction authorization and posting, network switching and account management.

  •
  The Prepaid Services segment consists of businesses that provide a wide range of open and closed loop stored-value products and processing services. The closed loop operations comprise the largest component of the segment's revenue, providing gift card processing services to large national merchants as well as fleet services to trucking companies. The open loop products are the fastest growing component of the segment driven primarily by employers' adoption of the Money Network payroll product.

  •
  The IPS segment's operations involve the issuance of official checks and money orders by agents which are typically banks or other financial institutions. Official checks serve as an alternative to a bank's own disbursement items such as cashiers or bank checks. Revenue is principally earned on invested funds which are pending settlement.

        Although the segments have changed, a detailed discussion regarding the businesses that comprise the Company's segments, the strategies of the Company and the businesses within the segment,

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 9: Segment Information (Continued)

business trends affecting the Company and certain risks inherent in the Company's business is included in "Management's Discussion and Analysis of Financial Condition and Results of Operations" elsewhere in this prospectus.

        The following table presents the Company's operating segment results for three and six months ended June 30, 2008 and 2007, respectively:

Successor						All Other and Corporate
	Merchant Services	Financial Services		Prepaid Services	Integrated Payment Systems
Three months ended June 30, 2008 (in millions)			International				Totals
Revenues:
Transaction and processing service fees	$525.1	$497.5	$360.7	$51.2	$3.6	$18.3	$1,456.4
Investment income, net	5.3	0.9	6.5	—	23.0	—	35.7
Product sales and other	81.0	29.7	88.9	—	0.1	16.8	216.5
Reimbursable debit network fees, postage and other	332.3	175.4	7.5	—	—	—	515.2
Equity earnings in affiliates(a)	84.0	—	9.5	—	—	1.0	94.5

Total segment reporting revenues	$1,027.7	$703.5	$473.1	$51.2	$26.7	$36.1	$2,318.3

Internal revenue	$11.5	$6.5	$1.5	$—	$—	$—	$19.5
External revenue	1,016.2	697.0	471.6	51.2	26.7	36.1	2,298.8
Depreciation and amortization	203.3	103.2	67.7	7.5	—	11.8	393.5
Operating profit (loss)	109.0	111.7	31.6	6.0	16.3	(66.6)	208.0
Restructuring, derivative financial instruments gains and (losses) and non-operating foreign currency gains and (losses)	0.2	—	0.1	—	—	6.2	6.5

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 9: Segment Information (Continued)

Predecessor
	Merchant Services	Financial Services		Prepaid Services	Integrated Payment Systems	All Other and Corporate
Three months ended June 30, 2007 (in millions)			International				Totals
Revenues:
Transaction and processing service fees	$511.0	$514.8	$296.5	$47.1	$4.9	$23.4	$1,397.7
Investment income, net	12.9	1.3	4.7	—	34.7	—	53.6
Product sales and other	91.4	30.1	75.9	—	0.2	4.1	201.7
Reimbursable debit network fees, postage and other	260.1	167.8	8.6	—	—	—	436.5
Equity earnings in affiliates(a)	77.8	—	9.3	—	—	1.0	88.1

Total segment reporting revenues	$953.2	$714.0	$395.0	$47.1	$39.8	$28.5	$2,177.6

Internal revenue	$12.0	$9.4	$1.3	$—	$60.5	$5.6	$88.8
External revenue	941.2	704.6	393.7	47.1	(20.7)	22.9	2,088.8
Depreciation and amortization	54.3	64.6	52.9	2.4	0.6	9.4	184.2
Operating profit (loss)	261.1	153.0	34.8	6.7	25.3	(97.0)	383.9
Restructuring, litigation and regulatory settlements, investment losses and other	2.0	—	(6.7)	(5.0)	2.2	4.2	(3.3)

Successor
	Merchant Services	Financial Services		Prepaid Services	Integrated Payment Systems	All Other and Corporate
Six months ended June 30, 2008 (in millions)			International				Totals
Revenues:
Transaction and processing service fees	$1,002.0	$994.2	$710.7	$97.2	$7.2	$37.8	$2,849.1
Investment income, net	13.2	1.6	12.6	—	64.3	—	91.7
Product sales and other	159.2	54.8	160.7	—	0.2	55.9	430.8
Reimbursable debit network fees, postage and other	623.2	358.4	16.8	—	—	—	998.4
Equity earnings in affiliates(a)	155.9	—	16.9	—	—	2.0	174.8

Total segment reporting revenues	$1,953.5	$1,409.0	$917.7	$97.2	$71.7	$95.7	$4,544.8

Internal revenue and pretax equivalency	$22.4	$13.4	$3.4	$—	$—	$—	$39.2
External revenue	1,931.1	1,395.6	914.3	97.2	71.7	95.7	4,505.6
Depreciation and amortization	397.8	202.3	129.3	15.4	0.1	17.0	761.9
Operating profit (loss)	181.9	214.2	52.9	8.7	50.3	(100.3)	407.7
Restructuring, investment gains, derivative financial instruments gains and (losses) and non-operating foreign currency gains and (losses)	12.7	—	9.1	—	—	(58.5)	(36.7)

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 9: Segment Information (Continued)

Predecessor
	Merchant Services	Financial Services		Prepaid Services	Integrated Payment Systems	All Other and Corporate
Six months ended June 30, 2007 (in millions)			International				Totals
Revenues:
Transaction and processing service fees	$958.6	$997.7	$578.4	$93.2	$9.6	$47.1	$2,684.6
Investment income, net	25.0	3.0	7.5	—	48.6	—	84.1
Product sales and other	178.5	63.5	135.2	—	0.4	14.9	392.5
Reimbursable debit network fees, postage and other	490.2	345.2	17.4	—	—	—	852.8
Equity earnings in affiliates(a)	145.9	—	17.2	—	—	2.0	165.1

Total segment reporting revenues	$1,798.2	$1,409.4	$755.7	$93.2	$58.6	$64.0	$4,179.1

Internal revenue and pretax equivalency	$23.4	$19.2	$2.3	$—	$120.9	$11.2	$177.0
External revenue	1,774.8	1,390.2	753.4	93.2	(62.3)	52.8	4,002.1
Depreciation and amortization	109.5	128.8	102.9	4.3	2.1	17.4	365.0
Operating profit (loss)	456.2	297.9	69.0	15.8	28.3	(169.6)	697.6
Restructuring, impairments, litigation and regulatory settlements, investment gains and (losses), other and debt repayment costs	(0.6)	0.1	(6.3)	(5.0)	(15.2)	5.4	(21.6)

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 9: Segment Information (Continued)

        A reconciliation of reportable segment amounts to the Company's consolidated balances is as follows (in millions):

	Successor	Predecessor	Successor	Predecessor
(in millions)	Three months ended June 30, 2008	Three months ended June 30, 2007	Six months ended June 30, 2008	Six months ended June 30, 2007
Revenues:
Total reported segments	$2,282.2	$2,149.1	$4,449.1	$4,115.1
All other and corporate	36.1	28.5	95.7	64.0

Subtotal	2,318.3	2,177.6	4,544.8	4,179.1

Equity earnings in affiliates(a)	(94.5)	(88.1)	(174.8)	(165.1)
Eliminations(b)	(19.5)	(88.8)	(39.2)	(177.0)

Consolidated	$2,204.3	$2,000.7	$4,330.8	$3,837.0

(Loss) income before income taxes, minority interest, equity earnings in affiliates and discontinued operations:
Total reported segments	$274.6	$480.9	$508.0	$867.2
All other and corporate	(66.6)	(97.0)	(100.3)	(169.6)

Subtotal	208.0	383.9	407.7	697.6

Interest income	6.6	12.9	15.6	20.9
Interest expense	(451.1)	(35.9)	(968.8)	(70.4)
Minority interest from segment operations(c)	40.3	40.2	69.3	69.2
Equity earnings in affiliates	(41.6)	(79.4)	(73.7)	(147.7)
Restructuring, net	0.1	(5.9)	0.1	(7.9)
Impairments	—	—	—	(16.3)
Litigation and regulatory settlements	—	(5.0)	—	(5.0)
Other	—	7.7	—	7.7
Other income (expense)	6.4	2.4	(36.8)	3.4
Eliminations(b)	—	(61.2)	—	(121.9)

Consolidated	$(231.3)	$259.7	$(586.6)	$429.6

(a)
Excludes equity losses that were recorded in expense and the amortization related to the excess of the investment balance over the Company's proportionate share of the investee's net book value.

(b)
Represents elimination of an adjustment to record Integrated Payment Systems segment investment income and its related operating profit on a pretax equivalent basis in 2007 (no adjustment necessary in 2008 as the associated investment portfolio was repositioned to taxable investments) and elimination of intersegment revenue.

(c)
Excludes minority interest attributable to items excluded from segment operations.

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 9: Segment Information (Continued)

        Segment assets are as follows (in millions):

	Successor
	June 30, 2008	December 31, 2007
Assets:
Merchant Services	$21,690.0	$21,370.3
Financial Services	8,229.7	8,297.3
International	8,020.4	6,841.1
Prepaid Services	1,228.4	1,518.5
Integrated Payment Systems	6,910.9	13,138.2
All Other and Corporate	1,321.8	1,343.9

Consolidated	$47,401.2	$52,509.3

Note 10: Commitments and Contingencies

        On or about April 3 and 4, 2003, two purported class action complaints were filed on behalf of the public holders of Concord's common stock (excluding shareholders related to or affiliated with the individual defendants). The defendants in those actions were certain current and former officers and directors of Concord. The complaints generally alleged breaches of the defendants' duty of loyalty and due care in connection with the defendants' alleged attempt to sell Concord without maximizing the value to shareholders in order to advance the defendants' alleged individual interests in obtaining indemnification agreements related to litigation against Concord and its directors alleging Concord's financial statements were materially misleading and other derivative litigation. The complaints sought class certification, injunctive relief directing the defendants' conduct in connection with an alleged sale or auction of Concord, reasonable attorneys' fees, experts' fees and other costs and relief the Court deems just and proper.

        On or about April 2, 2003, an additional purported class action complaint was filed by Barton K. O'Brien. The defendants were Concord and certain of its current and former officers and directors. This complaint contained allegations regarding the individual defendants' alleged insider trading and alleged violations of securities and other laws and asserted that this alleged misconduct reduced the consideration offered to Concord shareholders in the merger between Concord and a subsidiary of the Company (the "Concord Merger"). The complaint sought class certification, attorneys' fees, experts' fees, costs and other relief the Court deems just and proper. Moreover, the complaint also sought an order enjoining consummation of the Concord Merger, rescinding the Concord Merger if it is consummated and setting it aside or awarding rescissory damages to members of the putative class, and directing the defendants to account to the putative class members for unspecified damages. These complaints were consolidated in a second amended consolidated complaint filed September 19, 2003 into one action (In Re: Concord EFS, Inc. Shareholders Litigation) in the Shelby County Circuit for the State of Tennessee.

        On October 15, 2003, the plaintiffs In Re: Concord EFS, Inc. Shareholders Litigation moved for leave to file a third amended consolidated complaint similar to the previous complaints but also alleging that the proxy statement disclosures relating to the antitrust regulatory approval process were

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 10: Commitments and Contingencies (Continued)

inadequate. A motion to dismiss was filed on June 22, 2004 alleging that the claims should be denied and are moot since the Concord Merger has occurred. On October 18, 2004, the Court heard arguments on the plaintiff's motion to amend complaint and defendant's motion to dismiss. On September 12, 2006, the Court granted the plaintiff's motion to file a third amended complaint. In early November 2006, Concord filed a motion to dismiss the third amended complaint. On June 28, 2007, a hearing was held on Concord's motion to dismiss the third amended complaint. On May 2, 2008, the Court issued an order granting Concord's motion. On May 22, 2008 the Court entered a final judgment in favor of Concord, dismissing the action. On May 29, 2008 the plaintiffs filed a notice of appeal. The Company intends to vigorously defend the action and an estimate of possible losses, if any, cannot be made at this time.

        On July 2, 2004, Pamela Brennan, Terry Crayton, and Darla Martinez filed a class action complaint on behalf of themselves and all others similarly situated in the United States District Court for the Northern District of California against the Company, its subsidiary Concord EFS, Inc., and various financial institutions ("Brennan"). Plaintiffs claim that the defendants violated antitrust laws by conspiring to artificially inflate foreign ATM fees that were ultimately charged to ATM cardholders. Plaintiffs seek a declaratory judgment, injunctive relief, compensatory damages, attorneys' fees, costs and such other relief as the nature of the case may require or as may seem just and proper to the court. Five similar suits were filed and served in July, August and October 2004, two in the Central District of California (Los Angeles), two in the Southern District of New York, and one in the Western District of Washington (Seattle). The plaintiffs sought to have all of the cases consolidated by the Multi District Litigation panel. That request was denied by the panel on December 16, 2004 and all cases were transferred to the Northern District Court of California and assigned to a single judge. All cases other than Brennan were stayed. Subsequently, a seventh lawsuit was filed in the District of Alaska, which thereafter was also transferred to the Northern District of California and assigned to the same judge.

        In Brennan, on May 4, 2005, the Court ruled on Defendants' Motion to Dismiss and Motion for Judgment on the Pleadings. The Court did not dismiss the complaint, except for a technical dismissal of the claims against First Data Corporation, Bank One Corporation and JPMorgan Chase. On May 25, 2005, the plaintiffs filed an amended complaint which clarified the basis for alleging that the holding companies, First Data Corporation, Bank One Corporation and JPMorgan Chase, were liable. On July 21, 2005, Concord filed a motion for summary judgment seeking to foreclose claims arising after February 1, 2001—the date that Concord acquired the STAR Network. On August 22, 2005, the Court also consolidated all of the ATM interchange cases pending against the defendants in Brennan which will now be referred to collectively as the "ATM Fee Antitrust Litigation." On September 14, 2006, a hearing on Concord's Motion for Summary Judgment was held. On November 30, 2006, the Court issued an order that terminated the pending motion and requested further discovery on the limited issue of procompetitive justifications for the fixed ATM interchange by March 1, 2007. A hearing was held on the plaintiff's motion to compel on May 23, 2007, at which time the Court directed the defendants to file a motion for summary judgment. On June 25, 2007, the Court entered an order on the motion to compel. On August 3, 2007, the Company filed a motion for summary judgment seeking to dismiss plaintiffs' per se claims, arguing that there are procompetitive justifications for the ATM interchange. On March 24, 2008, the Court entered an order granting the defendants' motions for partial summary judgment, finding that the claims raised in this case would need to be addressed under

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 10: Commitments and Contingencies (Continued)

a "Rule of Reason" analysis. On April 18, 2008, the Court entered an order certifying for appeal the March 24, 2008 order. Plaintiffs filed their petition for permission of the Ninth Circuit on May 2, 2008. The Company intends to vigorously defend the action and an estimate of possible losses, if any, cannot be made at this time.

        In May 2002, DataTreasury Corporation ("DataTreasury") commenced action in the United States District Court for the Eastern District of Texas (the "Court") against the Company and its wholly owned subsidiaries First Data Merchant Services Corporation, TeleCheck Services, Inc. d/b/a Telecheck International, Inc., and Microbilt Corporation (subsequently merged into TASQ Technology, Inc.), (collectively, the "First Data Defendants"), alleging infringement of United States Patent No. 5,910,988 (the "988 Patent") and Patent No. 6,032,137 (the "137 Patent"). The complaint sought a declaration that the 988 Patent and the 137 Patent were valid and enforceable, injunctive relief, unidentified damages, pre-judgment interest, treble damages, costs of suit and attorneys' fees. The 988 Patent and the 137 Patent generally relate to remote data acquisition, encryption, centralized processing and storage. DataTreasury voluntarily dismissed the action filed with the Court and refiled the complaint on November 7, 2002 in the United States District Court for the Northern District of Texas asserting that the First Data Defendants infringed the 988 Patent and the 137 Patent. The complaint seeks a declaration that the 988 Patent and the 137 Patent are valid and enforceable, injunctive relief, unidentified damages, prejudgment interest, treble damages, costs of suit and attorneys' fees. On November 15, 2002, the First Data Defendants filed a motion which was granted that the case be transferred to the Court. On March 1, 2005, the Court ruled on claim construction. DataTreasury filed amended infringement contentions in September 2005. On November 5, 2005, the First Data Defendants filed ex parte requests for reexamination of the 988 Patent and the 137 Patent with the United States Patent and Trademark Office (the "USPTO"). The First Data Defendants filed their final invalidity contentions in December 2005. The First Data Defendants filed a motion for summary judgment for patent invalidity on January 4, 2006. On September 12, 2005, DataTreasury filed a second complaint with the Court asserting that the Company's wholly owned subsidiaries Remitco, LLC ("Remitco") and Integrated Payment Systems Inc. infringed the 988 Patent and the 137 Patent. DataTreasury seeks a declaration that the 988 Patent and the 137 Patent are valid and enforceable, injunctive relief, unidentified damages, prejudgment interest, treble damages, costs of suit and attorneys' fees. On November 21, 2006, the Court consolidated the two cases. On July 24, 2007, counsel for the parties agreed among other procedural matters to abate the case until 60 days after the issuance of reexamination certificates by the USPTO for both the 988 Patent and the 137 Patent or 60 days after the Remitco document production is completed, at which time DataTreasury will serve amended infringement contentions. In accordance with the agreement of the counsel for the parties, the Court entered an order denying as moot the pending Joint Motion for Entry of a Docket Control Order and refrained from entering a new schedule. The USPTO issued a Certificate of Reexamination on the 988 Patent on October 3, 2007 and on the 137 Patent in December 2007. The Company intends to vigorously defend the action and an estimate of possible losses, if any, cannot be made at this time.

        On February 24, 2006, DataTreasury filed a complaint with the United States District Court for the Eastern District of Texas, Marshall Division, naming more than 50 defendants, including the Company and its wholly owned subsidiaries Telecheck Services, Inc. and Remitco, for the infringement of Patent No. 5,930,778 (the "778 Patent"). The complaint seeks a declaration that the 778 Patent is valid and enforceable, injunctive relief, unidentified damages, prejudgment interest, treble damages, costs of suit

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 10: Commitments and Contingencies (Continued)

and attorneys' fees. The 778 patent generally relates to the clearing of financial instruments. On September 25, 2007, all defendants entered into a stipulation, which, pursuant to the court's order, will result in a stay of the case pending the outcome of a pending re-examination of the 778 patent. The parties currently are engaged in mediation. The Company intends to vigorously defend the action and an estimate of possible losses, if any, cannot be made at this time.

        In the normal course of business, the Company is subject to claims and litigation, including indemnification obligations to purchasers of former subsidiaries. Management of the Company believes that such matters will not have a material adverse effect on the Company's results of operations, liquidity or financial condition.

Note 11: Employee Benefit Plans

        The following table provides the components of net periodic benefit expense from continuing operations for the Company's defined benefit pension plans:

	Successor	Predecessor	Successor	Predecessor
(in millions)	Three months ended June 30, 2008	Three months ended June 30, 2007	Six months ended June 30, 2008	Six months ended June 30, 2007
Service costs	$2.7	$2.7	$5.5	$5.4
Interest costs	10.7	9.2	21.5	18.2
Expected return on plan assets	(11.1)	(9.5)	(22.3)	(18.8)
Amortization	—	2.2	—	4.3

Net periodic benefit expense from continuing operations	$2.3	$4.6	$4.7	$9.1

        The Company estimates pension plan contributions for 2008 to be approximately $65 million. During the six months ended June 30, 2008, $43.6 million was contributed to the United Kingdom plan. No contributions are expected to the U.S. plan during 2008.

Note 12: Stock-Based Compensation

Successor Equity Plans

        On October 26, 2007, First Data Holdings, Inc. ("Holdings") established a stock incentive plan for certain management employees of FDC and its affiliates ("stock plan"). This stock plan is at the Holdings level which owns 100% of FDC's equity interests. The stock plan provided the opportunity for certain management employees to purchase shares in Holdings and then receive a number of options or restricted stock based on a multiple of their investment in such shares. The employees that chose to invest entered into a management stockholders' agreement. Principal terms of the management stockholders' agreement included restrictions on transfers, lock ups, right of first refusal, registration rights, and a confidentiality, non-solicitation and non-compete covenant. The expense associated with this plan is recorded by FDC. The number of shares authorized under the stock plan is 119.5 million, 83 million of which are authorized for options.

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 12: Stock-Based Compensation (Continued)

        Each employee who invested has the right to require Holdings to repurchase the shares and options upon the employee's termination due to death or disability. The put rights expire one year after the termination event or upon a change in control. The repurchase price for the shares is their fair market value at the time of repurchase. The repurchase price for the options is their intrinsic value at the time of repurchase.

        Additionally, Holdings has the right to repurchase stock and options upon termination of employment for any reason. These call rights expire on the earliest of 180 days after the termination event, a change in control, or September 24, 2012. Depending on the cause of termination, Holdings will have the right to repurchase shares at either the fair market value at the time of repurchase or the lesser of fair market value or the original price paid by the employee to purchase the shares. Holdings may repurchase vested options at their intrinsic value at the time of repurchase.

        Total stock-based compensation expense recognized in the Consolidated Statements of Operations resulting from stock options, non-vested restricted stock awards and non-vested restricted stock units was $6.2 million and $10.6 million pretax for the three and six months ended June 30, 2008, respectively. Stock-based compensation expense is recognized in the "Selling, general and administrative" line item of the Consolidated Statements of Operations.

Stock Options

        During the six months ended June 30, 2008, time options and performance options were granted under the new stock plan. Generally, time options and performance options were granted equally based on a multiple of the employee's investment in shares of Holdings and have a contractual term of 10 years. Time options will vest equally over a five-year period and performance options will vest based upon Company EBITDA targets for the years 2008 through 2012. These EBITDA targets have both annual and cumulative components. The options also have certain accelerated vesting provisions upon a change in control, an initial public offering, and certain termination events.

        The fair value of Holdings stock options granted for the three and six months ended June 30, 2008 were estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

	Three months ended June 30, 2008	Six months ended June 30, 2008
Risk-free interest rate (weighted-average)	3.74%	3.35%
Dividend yield	—	—
Volatility (weighted-average)	62.58%	54.68%
Expected term (in years)	7	7
Fair value of stock	$5	$5
Fair value of options	$3	$3

         Risk-free interest rate—The risk-free rate for stock options granted during the period was determined by using a zero-coupon U.S. Treasury rate for the periods that coincided with the expected terms listed above.

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 12: Stock-Based Compensation (Continued)

         Expected dividend yield—No dividends are currently being paid by Holdings, or are expected to be paid in future periods.

         Expected volatility—As Holdings is a non-publicly traded company, the expected volatility is based on the historical volatilities of a group of guideline companies.

         Expected term—The Company estimated the expected term by considering the historical exercise and termination behavior of employees that participated in the predecessor equity plans, the vesting conditions of options granted under the stock plan, as well as the impact of limited liquidity for common stock of a non-publicly traded company.

        A summary of Holdings stock option activity for the six months ended June 30, 2008 is as follows (options in millions):

2008 Options
Outstanding at January 1	—
Granted	57.5
Cancelled / Forfeited	(1.1)

Outstanding at June 30	56.4

Restricted Stock Awards and Restricted Stock Units

        In January 2008, restricted stock awards and units were granted under the new stock plan. Grants were made as incentive awards. All restricted stock units will vest on September 24, 2012. The restricted stock awards and units also have certain accelerated vesting provisions upon a change in control, an initial public offering, and certain termination events.

        A summary of Holdings restricted stock award and restricted stock unit activity for the six months ended June 30, 2008 is as follows (awards/units in millions):

2008 Awards/Units
Non-vested at January 1	—
Granted	2.0
Cancelled / Forfeited	(0.1)

Non-vested at June 30	1.9

Predecessor Equity Plans

        For a detailed description of the Company's stock compensation plans prior to the merger with an affiliate of KKR, refer to Note 15 to the Consolidated Financial Statements included in the Company's Consolidated Financial Statements for the year ended December 31, 2007. Vesting of pre-merger FDC stock options, restricted stock awards and restricted stock units was accelerated upon closing of the

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 12: Stock-Based Compensation (Continued)

merger and holders of the awards received cash payments discussed more fully in the Company's Consolidated Financial Statements for the year ended December 31, 2007.

        Total stock-based compensation expense recognized in the Consolidated Statements of Operations resulting from stock options, non-vested restricted stock awards, non-vested restricted stock units as well as the employee stock purchase plan ("ESPP") was $24.2 million and $52.0 million for the three months and six months ended June 30, 2007, respectively. Stock-based compensation expense in 2007 was recognized in the "Cost of services" and "Selling, general and administrative" line items of the Consolidated Statements of Operations.

Stock Options and Employee Stock Purchase Plan Rights

        The fair value of FDC stock options granted and ESPP rights for the three and six months ended June 30, 2007 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

Stock Options(1)
Six months ended June 30, 2007
Risk-free interest rate	4.65%
Dividend yield	0.49%
Volatility	23.42%
Expected term (in years)	5
Fair value	$7

    (1)
    There were no stock options granted during the three months ended June 30, 2007.

	ESPP
	Three months ended June 30, 2007	Six months ended June 30, 2007
Risk-free interest rate	4.87%	4.75%
Dividend yield	0.46%	0.47%
Volatility	23.79%	23.85%
Expected term (in years)	0.25	0.25
Fair value	$6	$6

Note 13: Fair Value Measurement

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements". Although this statement does not require any new fair value measurements, in certain cases its application has changed previous practice in determining fair value. SFAS 157 became effective for the Company beginning January 1, 2008 as it relates to fair value measurements of financial assets and liabilities and non-financial assets and liabilities that are recognized at fair value in its financial statements on a recurring basis (at least annually). It will be effective beginning January 1, 2009 for certain other non-financial assets and non-financial liabilities.

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 13: Fair Value Measurement (Continued)

        SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It establishes a hierarchy for fair value measurements based upon the inputs to the valuation and the degree to which they are observable or not observable in the market. The three levels in the hierarchy are as follows:

  •
  Level 1—Inputs to the valuation based upon quoted prices (unadjusted) for identical assets or liabilities in active markets that are accessible as of the measurement date.

  •
  Level 2—Inputs to the valuation include quoted prices in either markets that are not active, or in active markets for similar assets or liabilities, inputs other than quoted prices that are observable, and inputs that are derived principally from or corroborated by observable market data.

  •
  Level 3—Inputs to the valuation that are unobservable inputs for the asset or liability.

        SFAS 157 assigns the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs.

        In connection with the adoption of SFAS 157, the Company adjusted, prospectively, its method of measuring the fair value of certain financial instruments and, as a result, recorded a reduction in its derivative liabilities of $13.2 million and an increase in investment securities of $1.0 million as of the date of adoption. The derivatives were adjusted to reflect the Company's own non-performance risk. Substantially all of the $13.2 million related to derivatives that have been designated as cash flow hedges for accounting purposes and was recorded as a reduction of the unrealized losses in "Other comprehensive income" ("OCI"). The increase in investment securities was also recorded in OCI.

        Financial instruments carried at fair value as of June 30, 2008 and measured at fair value on a recurring basis are classified in the table below according to the hierarchy described above:

	Fair Value Measurement Using
June 30, 2008 (in millions)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Settlement Assets:
Student loan auction rate securities	$—	$—	$541.0	$541.0
Other available—for-sale securities	6.1	5,721.8	—	5,727.9

Total assets at fair value	$6.1	$5,721.8	$541.0	$6,268.9

Other Liabilities:
Interest rate swaps	$—	$186.0	$—	$186.0
Foreign currency derivatives	—	31.9	—	31.9

Total liabilities at fair value	$—	$217.9	$—	$217.9

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 13: Fair Value Measurement (Continued)

June 30, 2008 (in millions)	Fair Value Measurement Using Significant Unobservable Inputs (Level 3) Student loan auction rate securities
Beginning balance January 1, 2008	$—
Total gains or losses (realized or unrealized):
Included in other comprehensive income	(12.1)
Transfers in (out) of Level 3	553.1

Ending balance June 30, 2008	$541.0

Settlement Assets

        As of June 30, 2008, $6.3 billion of the Company's $13.2 billion of "Settlement assets" were comprised of financial instruments that were carried at fair value. These investments included student loan auction rate securities ("SLARS") and other available-for-sale securities discussed in more detail below.

  Student loan auction rate securities

        As of June 30, 2008, the Company held $541 million ($553.1 million par value) of SLARS which are long-term debt instruments with variable interest rates that historically would periodically reset through a Dutch auction process but do not include a put-back option. Beginning in mid-February 2008, due largely to uncertainty in the global credit and capital markets, investment banks and broker dealers became less willing to support SLARS and other ARS auctions. As a result, multiple auctions failed, including the auctions for the SLARS still held by the Company, although certain other ARS were successfully auctioned by the Company during that time. A failed auction does not represent a default by the issuer of the underlying security. As of June 30, 2008, the student loan auction rate securities held by the Company were all AAA rated, except for one AA rated, were all collateralized by securitized student loans substantially guaranteed by the United States government and continued to pay interest in accordance with the terms of their respective security agreements. The Company will not be able to access liquidity for these investments until the auction market successfully resumes, a secondary market is established for long-term investors, or issuers redeem the securities. The Company has the ability and intent to hold these securities due to the extended time period over which the wind-down of the official check and money order business, discussed in Note 1, will take place.

        Due to the lack of observable market activity for the SLARS held by the Company and as of June 30, 2008, the securities have been valued based on comparison to similar securities for which market data is available. The Company made certain adjustments to the observable market inputs, primarily relating to estimating the effective maturity dates for the securities held by the Company, which had a significant impact on the fair value. Accordingly, the resulting fair value was classified as Level 3 within the fair value hierarchy. The Company has recorded an unrealized loss of $12.1 million relating to the SLARS which it attributes to limited liquidity rather than credit issues.

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 13: Fair Value Measurement (Continued)

  Other available-for-sale securities

        As of June 30, 2008, the Company held preferred shares issued by the Federal Home Loan Mortgage Corporation ("Freddie Mac") that are valued using quoted stock prices from the New York Stock Exchange and classified as Level 1 above.

        The Company also held certain investments in primarily short-term debt securities, including commercial paper (both discounted and interest bearing), money market funds, certificates of deposit (both domestic and Yankee), variable rate demand notes with a put back option and fixed rate corporate bonds. Prices for these securities are not quoted on active exchanges but are priced through an independent third party pricing service based on quotations from market-makers in the specific instruments or, where appropriate, other market inputs including interest rates, benchmark yields, reported trades, issuer spreads, two sided markets, benchmark securities, bids, offers, and reference data. In certain instances, amortized cost is considered an appropriate approximation of market value. These securities are classified as Level 2 above.

Other Assets

        The Company maintains certain other investments (not included in the table above) that are classified as available-for-sale, carried at fair value and included in the "Other long-term assets" line item in the Consolidated Balance Sheets. These totaled less than $1.0 million and include primarily equity securities which are valued based on Level 2 inputs.

Derivatives

        As discussed in Note 8 to the Consolidated Financial Statements included in the Company's Consolidated Financial Statements for the year ended December 31, 2007, the Company uses derivative instruments to mitigate certain risks. The Company's derivatives are not exchange listed and are therefore valued using Bloomberg analytics models that are based on readily observable market inputs. These models reflect the contractual terms of the derivatives, such as notional value and expiration date, as well as market-based observables including interest and foreign currency exchange rates, yield curves and the credit quality of the counterparties. As discussed above, effective January 1, 2008, the models also incorporate the Company's creditworthiness in order to appropriately reflect non-performance risk.

        Inputs to the derivative pricing models are generally observable and do not contain a high level of subjectivity. The degree to which the Company's credit worthiness impacts the value does require some management judgment but as of June 30, 2008, the impact of this assessment on the overall value of the Company's derivatives was not significant and the Company's derivatives are classified within Level 2 of the hierarchy.

Note 14: Income Taxes

        During the six months ended June 30, 2008, the Company's liability for unrecognized tax benefits accrued under the provisions of FASB Interpretation ("FIN") No. 48, "Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109" ("FIN 48") was reduced by $11 million after negotiating settlement with certain state jurisdictions. The reduction in the liability was recorded through cash payments and a decrease to goodwill. As of June 30, 2008, the Company anticipates it is reasonably possible that its liability for unrecognized tax benefits may change within the next twelve

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 14: Income Taxes (Continued)

months; however, the Company does not expect the change to significantly increase or decrease the total amounts of unrecognized tax benefits.

Note 15: Related Party Transactions

        The Company has engaged in a transaction associated with Plane Fish, LLC, of which Mr. Labry, an executive officer of the Company, is the sole member. Plane Fish, LLC owned an aircraft which it leased to a charter company. The charter company made the aircraft available to its customers, including the Company, which used the aircraft solely in connection with business-related travel by Mr. Labry and other Company employees. On March 17, 2008, a third party leasing company acquired the aircraft from Plane Fish, LLC for $8.5 million and the Company now leases the plane from the third party leasing company through a capital lease. The Company negotiated the $8.5 million purchase price with Plane Fish, LLC and arranged for the third party leasing company to purchase the aircraft with the Company's commitment to lease the aircraft. The Company also reimbursed Plane Fish, LLC for $589,282 of additional expense incurred in operating the aircraft from September 24, 2007 until the date of purchase that previously had not been reimbursed.

        On January 31, 2006, First Data Merchant Services Corporation ("FDMS"), a wholly owned subsidiary of the Company, entered into a four year, eight month sublease agreement with The Labry Companies, Inc. for approximately 3,600 square feet of office space in Memphis, Tennessee, including furniture, fixtures and equipment, on customary terms. During 2008, the Company paid approximately $71,000 to The Labry Companies, Inc. under the sublease. On June 1, 2008, FDMS terminated the sublease agreement and paid a fee to The Labry Companies of approximately $220,000 pursuant to the sublease agreement. First Data Merchant Services Corporation entered into a direct lease agreement with the landlord for additional space and a longer term as of June 1, 2008. The Labry Companies, Inc. will retain the furniture, fixtures and equipment following the expiration or termination of the lease, or upon Mr. Labry's separation from the Company.

Note 16: Guarantor Condensed Consolidating Financial Statements

        On October 24, 2007, the Company issued in a private offering $2.2 billion aggregate principal amount of senior notes due 2015 as described in Note 10 of the Consolidated Financial Statements for the year ended December 31, 2007. The senior notes are unconditionally guaranteed by substantially all existing and future, direct and indirect, wholly owned, material domestic subsidiaries of the Company other than Integrated Payment Systems, Inc. ("Guarantors"). None of the other subsidiaries of the Company, either direct or indirect, guarantee the senior notes ("Non-Guarantors"). The Guarantors also unconditionally guarantee the senior secured revolving credit facility and senior secured term loan facility, senior unsecured term loan facilities and senior subordinated unsecured term loan facility described in Note 10 of the Consolidated Financial Statements for the year ended December 31, 2007. The senior note guarantees are unsecured and rank senior in right of payment to all existing and future subordinated indebtedness of the Company's guarantor subsidiaries and its senior subordinated unsecured interim credit facility. The senior note guarantees rank equally in right of payment with all existing and future senior indebtedness of the guarantor subsidiaries, including their guarantees under the senior unsecured interim credit facilities.

        The following tables present the results of operations, financial position and cash flows of the Company ("Parent"), the Guarantor subsidiaries, the Non-Guarantor subsidiaries and Eliminations for the three and six months ended June 30, 2008 and 2007, and as of June 30, 2008 and December 31, 2007 to arrive at the information for First Data Corporation on a consolidated basis.

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 16: Guarantor Condensed Consolidating Financial Statements (Continued)

FIRST DATA CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
(Successor)
(in millions)
(unaudited)

	Three Months Ended June 30, 2008
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Transaction and processing service fees	$0.8	$986.5	$457.8	$(1.4)	$1,443.7
Investment income, net	—	6.7	29.1	—	35.8
Product sales and other	—	133.5	87.1	(6.6)	214.0
Reimbursable debit network fees, postage and other	—	483.6	27.2	—	510.8

	0.8	1,610.3	601.2	(8.0)	2,204.3

Expenses:
Cost of services (exclusive of items shown below)	—	516.8	233.9	(1.4)	749.3
Cost of products sold	—	54.5	35.5	(6.6)	83.4
Selling, general and administrative	58.2	156.6	100.5	—	315.3
Reimbursable debit network fees, postage and other	—	483.6	27.2	—	510.8
Depreciation and amortization	1.5	246.6	90.7	—	338.8
Other operating expenses:
Restructuring, net	—	—	(0.1)	—	(0.1)

	59.7	1,458.1	487.7	(8.0)	1,997.5

Operating (loss) profit	(58.9)	152.2	113.5	—	206.8

Interest income	1.9	0.8	3.9	—	6.6
Interest expense	(441.6)	(1.9)	(7.6)	—	(451.1)
Interest (expense) income from intercompany notes	(26.4)	20.5	5.9	—	—
Other income (expense)	39.9	—	(33.5)	—	6.4
Equity earnings from consolidated subsidiaries	162.7	21.3	—	(184.0)	—

	(263.5)	40.7	(31.3)	(184.0)	(438.1)

(Loss) income before income taxes, minority interest and equity earnings in affiliates	(322.4)	192.9	82.2	(184.0)	(231.3)
Income tax (benefit) expense	(156.2)	86.4	0.4	—	(69.4)
Minority interest	—	(0.2)	(40.1)	—	(40.3)
Equity earnings in affiliates	5.6	32.4	3.6	—	41.6

Net (loss) income	$(160.6)	$138.7	$45.3	$(184.0)	$(160.6)

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 16: Guarantor Condensed Consolidating Financial Statements (Continued)

FIRST DATA CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
(Successor)
(in millions)
(unaudited)

	Six Months Ended June 30, 2008
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Transaction and processing service fees	$1.6	$1,951.0	$873.4	$(2.6)	$2,823.4
Investment income, net	—	15.0	76.8	—	91.8
Product sales and other	—	274.7	163.9	(12.6)	426.0
Reimbursable debit network fees, postage and other	—	940.6	49.0	—	989.6

	1.6	3,181.3	1,163.1	(15.2)	4,330.8

Expenses:
Cost of services (exclusive of items shown below)	—	1,045.1	463.6	(2.6)	1,506.1
Cost of products sold	—	103.4	63.5	(12.6)	154.3
Selling, general and administrative	114.1	313.1	192.4	—	619.6
Reimbursable debit network fees, postage and other	—	940.6	49.0	—	989.6
Depreciation and amortization	2.9	480.2	174.8	—	657.9
Other operating expenses:
Restructuring, net	—	—	(0.1)	—	(0.1)

	117.0	2,882.4	943.2	(15.2)	3,927.4

Operating (loss) profit	(115.4)	298.9	219.9	—	403.4

Interest income	5.9	1.8	7.9	—	15.6
Interest expense	(953.1)	(3.2)	(12.5)	—	(968.8)
Interest (expense) income from intercompany notes	(52.7)	41.3	11.4	—	—
Other (expense) income	(70.3)	0.5	33.0	—	(36.8)
Equity earnings from consolidated subsidiaries	381.1	43.4	—	(424.5)	—

	(689.1)	83.8	39.8	(424.5)	(990.0)

(Loss) income before income taxes, minority interest and equity earnings in affiliates	(804.5)	382.7	259.7	(424.5)	(586.6)
Income tax (benefit) expense	(412.9)	167.2	45.8	—	(199.9)
Minority interest	—	(0.4)	(68.9)	—	(69.3)
Equity earnings in affiliates	9.3	59.7	4.7	—	73.7

Net (loss) income	$(382.3)	$274.8	$149.7	$(424.5)	$(382.3)

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 16: Guarantor Condensed Consolidating Financial Statements (Continued)

FIRST DATA CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
(Predecessor)
(in millions)
(unaudited)

	Three Months Ended June 30, 2007
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Transaction and processing service fees	$0.8	$998.2	$379.3	$(0.5)	$1,377.8
Investment income, net	—	11.6	(19.1)	—	(7.5)
Product sales and other	—	133.0	73.7	(7.2)	199.5
Reimbursable debit network fees, postage and other	—	412.2	18.7	—	430.9

	0.8	1,555.0	452.6	(7.7)	2,000.7

Expenses:
Cost of services (exclusive of items shown below)	14.7	518.7	188.0	(1.1)	720.3
Cost of products sold	—	54.6	24.9	(6.6)	72.9
Selling, general and administrative	66.6	176.5	87.8	—	330.9
Reimbursable debit network fees, postage and other	—	412.2	18.7	—	430.9
Depreciation and amortization	2.1	120.0	40.1	—	162.2
Other operating expenses:
Restructuring, net	(0.2)	3.4	2.7	—	5.9
Litigation and regulatory settlements	—	5.0	—	—	5.0
Other	(3.8)	(1.7)	(2.2)	—	(7.7)

	79.4	1,288.7	360.0	(7.7)	1,720.4

Operating (loss) profit	(78.6)	266.3	92.6	—	280.3

Interest income	4.8	1.3	6.8	—	12.9
Interest expense	(30.9)	(1.1)	(3.9)	—	(35.9)
Interest (expense) income from intercompany notes	(10.9)	12.3	(1.4)	—	—
Other income (expense)	0.3	2.3	(0.2)	—	2.4
Equity earnings from consolidated subsidiaries	292.4	57.6	—	(350.0)	—

	255.7	72.4	1.3	(350.0)	(20.6)

Income before income taxes, minority interest and equity earnings in affiliates	177.1	338.7	93.9	(350.0)	259.7
Income tax (benefit) expense(1)	(41.3)	150.5	(39.0)	—	70.2
Minority interest	—	(0.9)	(39.1)	—	(40.0)
Equity earnings in affiliates	10.5	65.7	3.2	—	79.4

Net income	$228.9	$253.0	$97.0	$(350.0)	$228.9

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 16: Guarantor Condensed Consolidating Financial Statements (Continued)

FIRST DATA CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
(Predecessor)
(in millions)
(unaudited)

	Six Months Ended June 30, 2007
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Transaction and processing service fees	$1.6	$1,920.0	$725.2	$(1.3)	$2,645.5
Investment income, net	—	22.4	(60.2)	—	(37.8)
Product sales and other	—	252.3	149.9	(14.7)	387.5
Reimbursable debit network fees, postage and other	—	808.1	33.7	—	841.8

	1.6	3,002.8	848.6	(16.0)	3,837.0

Expenses:
Cost of services (exclusive of items shown below)	27.7	1,013.2	373.6	(2.8)	1,411.7
Cost of products sold	—	103.5	49.3	(13.2)	139.6
Selling, general and administrative	129.6	329.5	166.6	—	625.7
Reimbursable debit network fees, postage and other	—	808.1	33.7	—	841.8
Depreciation and amortization	4.0	237.7	79.3	—	321.0
Other operating expenses:
Restructuring, net	(0.5)	6.0	2.4	—	7.9
Impairments	—	—	16.3	—	16.3
Litigation and regulatory settlements	—	5.0	—	—	5.0
Other	(3.8)	(1.7)	(2.2)	—	(7.7)

	157.0	2,501.3	719.0	(16.0)	3,361.3

Operating (loss) profit	(155.4)	501.5	129.6	—	475.7

Interest income	7.4	2.4	11.1	—	20.9
Interest expense	(61.6)	(1.8)	(7.0)	—	(70.4)
Interest (expense) income from intercompany notes	(20.3)	25.0	(4.7)	—	—
Other income (expense)	0.1	3.5	(0.2)	—	3.4
Equity earnings from consolidated subsidiaries	530.7	96.3	—	(627.0)	—

	456.3	125.4	(0.8)	(627.0)	(46.1)

Income before income taxes, minority interest, equity earnings in affiliates and discontinued operations	300.9	626.9	128.8	(627.0)	429.6
Income tax (benefit) expense(1)	(82.3)	290.3	(100.4)	—	107.6
Minority interest	—	(2.2)	(66.9)	—	(69.1)
Equity earnings in affiliates	20.9	122.1	4.7	—	147.7

Income from continuing operations	404.1	456.5	167.0	(627.0)	400.6
Income from discontinued operations, net of taxes	—	—	3.5	—	3.5

Net income	$404.1	$456.5	$170.5	$(627.0)	$404.1

(1)
The Non-Guarantor tax benefit for the three and six months ended June 30, 2007 is predominately attributable to tax losses of Integrated Payments Systems, Inc. ("IPS"), a wholly owned subsidiary of the Parent. Under tax sharing agreements, IPS receives the tax benefit for tax losses utilized in the Parent's consolidated tax return. The losses are in large part due to IPS historically investing its investment portfolio in non-taxable municipal bonds at the instruction of Parent. The IPS tax benefit included for the predecessor three and six-month periods ended June 30, 2007 were $53.3 million and $119.1 million, respectively. As of January 1, 2008, with the wind-down of the official check and money order business and the shift from tax exempt investments to a taxable portfolio, IPS is no longer in a taxable loss position.

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 16: Guarantor Condensed Consolidating Financial Statements (Continued)

FIRST DATA CORPORATION
CONDENSED CONSOLIDATING BALANCE SHEET
(Successor)
(in millions)
(unaudited)

	June 30, 2008
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$29.4	$103.0	$522.9	—	$655.3
Accounts receivable, net of allowance for doubtful accounts	14.5	1,172.5	1,107.6	—	2,294.6
Settlement assets(2)	—	4,844.0	7,459.1	—	12,303.1
Other current assets	80.0	250.7	122.7	—	453.4

Total current assets	123.9	6,370.2	9,212.3	—	15,706.4

Property and equipment, net of accumulated depreciation	25.2	747.9	350.9	—	1,124.0
Goodwill	—	11,881.5	5,303.2	—	17,184.7
Customer relationships, net of accumulated amortization	—	4,418.2	1,492.5	—	5,910.7
Other intangibles, net of accumulated amortization	3.2	1,228.3	756.5	—	1,988.0
Investment in affiliates	532.6	2,841.5	262.7	—	3,636.8
Long-term settlement assets(2)	—	—	861.3	—	861.3
Other long-term assets	697.7	248.6	43.0	—	989.3
Investment in consolidated subsidiaries	31,003.4	2,306.4	—	$(33,309.8)	—

Total assets	$32,386.0	$30,042.6	$18,282.4	$(33,309.8)	$47,401.2

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$0.6	$77.9	$102.5	—	$181.0
Short-term and current portion of long-term borrowings	340.4	29.1	325.1	—	694.6
Settlement obligations(2)	—	4,844.0	8,335.5	—	13,179.5
Other current liabilities	265.3	695.9	438.7	—	1,399.9

Total current liabilities	606.3	5,646.9	9,201.8	—	15,455.0

Long-term borrowings	21,983.3	36.9	105.8	—	22,126.0
Deferred long-term tax (assets) liabilities	(436.0)	2,134.7	400.6	—	2,099.3
Intercompany payable (receivable)	1,104.4	(769.0)	(335.4)	—	—
Intercompany notes	1,582.8	(1,225.7)	(357.1)	—	—
Other long-term liabilities	702.3	84.3	91.4	—	878.0

Total liabilities	25,543.1	5,908.1	9,107.1	—	40,558.3

Stockholder's equity	6,842.9	24,134.5	9,175.3	$(33,309.8)	6,842.9

Total liabilities and stockholder's equity	$32,386.0	$30,042.6	$18,282.4	$(33,309.8)	$47,401.2

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 16: Guarantor Condensed Consolidating Financial Statements (Continued)

FIRST DATA CORPORATION
CONDENSED CONSOLIDATING BALANCE SHEET
(Successor)
(in millions)

	December 31, 2007
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$60.6	$60.7	$485.2	—	$606.5
Accounts receivable, net of allowance for doubtful accounts	21.9	1,339.1	1,051.8	—	2,412.8
Settlement assets(2)	—	3,989.9	13,152.7	—	17,142.6
Other current assets	94.3	272.3	113.1	—	479.7

Total current assets	176.8	5,662.0	14,802.8	—	20,641.6

Property and equipment, net of accumulated depreciation	21.7	608.6	309.0	—	939.3
Goodwill	—	11,963.3	4,853.9	—	16,817.2
Customer relationships, net of accumulated amortization	—	5,106.5	1,679.0	—	6,785.5
Other intangibles, net of accumulated amortization	2.6	1,087.7	647.8	—	1,738.1
Investment in affiliates	532.8	2,738.0	255.5	—	3,526.3
Long-term settlement assets(2)	—	—	1,085.8	—	1,085.8
Other long-term assets	654.2	246.4	74.9	—	975.5
Investment in consolidated subsidiaries	30,208.8	2,246.8	—	$(32,455.6)	—

Total assets	$31,596.9	$29,659.3	$23,708.7	$(32,455.6)	$52,509.3

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$2.2	$84.6	$71.7	—	$158.5
Short-term and current portion of long-term borrowings	266.6	21.5	332.2	—	620.3
Settlement obligations(2)	—	3,989.9	14,238.5	—	18,228.4
Other current liabilities	163.4	772.3	463.2	—	1,398.9

Total current liabilities	432.2	4,868.3	15,105.6	—	20,406.1

Long-term borrowings	21,836.6	12.4	104.5	—	21,953.5
Deferred long-term tax (assets) liabilities	(305.6)	2,341.6	345.6	—	2,381.6
Intercompany payable (receivable)	548.6	(88.7)	(459.9)	—	—
Intercompany notes	1,575.7	(1,254.9)	(320.8)	—	—
Other long-term liabilities	680.4	144.1	114.6	—	939.1

Total liabilities	24,767.9	6,022.8	14,889.6	—	45,680.3

Stockholder's equity	6,829.0	23,636.5	8,819.1	$(32,455.6)	6,829.0

Total liabilities and stockholder's equity	$31,596.9	$29,659.3	$23,708.7	$(32,455.6)	$52,509.3

(2)
The majority of the guarantor settlement assets relates to our merchant acquiring business. We believe the settlement assets are not available to satisfy any claims other than those related to the settlement liabilities.

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 16: Guarantor Condensed Consolidating Financial Statements (Continued)

FIRST DATA CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
(Successor)
(in millions)
(unaudited)

	Six Months Ended June 30, 2008
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents at beginning of period	$60.6	$60.7	$485.2	—	$606.5

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	(382.3)	274.8	149.7	$(424.5)	(382.3)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization (including amortization netted against equity earnings in affiliates and revenues)	19.6	569.1	173.2	—	761.9
Charges (gains) related to restructuring, impairments and other income (expense)	70.3	(0.5)	(33.1)	—	36.7
Other non-cash and non-operating items, net	(269.7)	(178.8)	(6.0)	424.5	(30.0)
(Decrease) increase in cash resulting from changes in operating assets and liabilities, excluding the effects of acquisitions and dispositions	(350.6)	291.8	(30.9)	—	(89.7)

Net cash (used in) provided by operating activities	(912.7)	956.4	252.9	—	296.6

CASH FLOWS FROM INVESTING ACTIVITIES
Current period acquisitions, net of cash acquired	(17.6)	—	(177.8)	—	(195.4)
Payments related to other businesses previously acquired	2.6	(18.8)	(0.5)	—	(16.7)
Additions to property and equipment, net	(1.8)	(76.8)	(44.0)	—	(122.6)
Payments to secure customer service contracts, including outlays for conversion and capitalized systems development costs	(1.3)	(51.6)	(24.2)	—	(77.1)
Proceeds from the sale of marketable securities	—	0.3	52.1	—	52.4
Other investing activities	(2.1)	—	7.1	—	5.0

Net cash used in investing activities	(20.2)	(146.9)	(187.3)	—	(354.4)

CASH FLOWS FROM FINANCING ACTIVITIES
Short-term borrowings, net	70.0	—	(9.0)	—	61.0
Principal payments on long-term debt	(66.6)	(14.6)	(16.0)	—	(97.2)
Capital contributed by Parent	104.3	—	—	—	104.3
Cash dividends	(0.9)	—	—	—	(0.9)
Intercompany	794.9	(771.7)	(23.2)	—	—

Net cash provided by (used in) financing activities	901.7	(786.3)	(48.2)	—	67.2

Effect of exchange rate changes on cash and cash equivalents	—	19.1	20.3	—	39.4

Change in cash and cash equivalents	(31.2)	42.3	37.7	—	48.8

Cash and cash equivalents at end of period	$29.4	$103.0	$522.9	—	$655.3

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 16: Guarantor Condensed Consolidating Financial Statements (Continued)

FIRST DATA CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
(Predecessor)
(in millions)
(unaudited)

	Six Months Ended June 30, 2007
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents at beginning of period	$82.9	$190.6	$880.7	—	$1,154.2

CASH FLOWS FROM OPERATING ACTIVITIES
Net income from continuing operations	404.1	456.5	167.0	$(627.0)	400.6
Net income from discontinued operations	—	—	3.5	—	3.5
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization (including amortization netted against equity earnings in affiliates and revenues)	8.7	275.0	81.3	—	365.0
(Gains) charges related to restructuring, impairments and other income (expense)	(4.4)	5.8	16.7	—	18.1
Other non-cash and non-operating items, net	(512.9)	(185.7)	(13.8)	627.0	(85.4)
(Decrease) increase in cash resulting from changes in operating assets and liabilities, excluding the effects of acquisitions and dispositions	(119.9)	182.9	(125.2)	—	(62.2)

Net cash (used in) provided by operating activities from continuing operations	(224.4)	734.5	126.0	—	636.1
Net cash used in operating activities from discontinued operations	—	—	(9.7)	—	(9.7)

Net cash (used in) provided by operating activities	(224.4)	734.5	116.3	—	626.4

CASH FLOWS FROM INVESTING ACTIVITIES
Current period acquisitions, net of cash acquired	(357.6)	(10.9)	(1.2)	—	(369.7)
Payments related to other businesses previously acquired	(11.9)	(33.3)	(4.1)	—	(49.3)
Additions to property and equipment, net	(0.6)	(77.5)	(38.3)	—	(116.4)
Payments to secure customer service contracts, including outlays for conversion and capitalized systems development costs	(4.2)	(56.7)	(9.4)	—	(70.3)
Proceeds from the sale of marketable securities	—	11.2	—	—	11.2
Other investing activities	66.2	(28.1)	18.0	—	56.1

Net cash used in investing activities	(308.1)	(195.3)	(35.0)	—	(538.4)

CASH FLOWS FROM FINANCING ACTIVITIES
Short-term borrowings, net	—	—	(57.0)	—	(57.0)
Principal payments on long-term debt	(88.3)	(13.8)	(13.4)	—	(115.5)
Proceeds from issuance of common stock	129.0	—	—	—	129.0
Excess tax benefit from share-based payment arrangement	28.7	—	—	—	28.7
Purchase of treasury shares	(278.2)	—	—	—	(278.2)
Cash dividends	(45.2)	—	—	—	(45.2)
Intercompany	888.1	(547.3)	(340.8)	—	—

Net cash provided by (used in) financing activities	634.1	(561.1)	(411.2)	—	(338.2)

Effect of exchange rate changes on cash and cash equivalents	—	(2.7)	23.2	—	20.5

Change in cash and cash equivalents	101.6	(24.6)	(306.7)	—	(229.7)

Cash and cash equivalents at end of period	$184.5	$166.0	$574.0	$—	$924.5

Combined Financial Statements and Report of Independent Registered Public Accounting Firm for Chase Paymentech

        The following financial statements are included in this prospectus pursuant to Regulations S-X Rule 3-09:

  (1)
  Chase Paymentech.
  Combined Financial Statements and Report of Independent Registered Public Accounting Firm For the fiscal years ended December 31, 2007, 2006 and 2005 (unaudited).

 Report of Independent Registered Public Accounting Firm

Board of Managers
Chase Paymentech Solutions, LLC

        We have audited the accompanying combined balance sheets of Chase Paymentech (the Company) as of December 31, 2007 and 2006, and the related combined statements of income and comprehensive income, changes in owners' equity and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Chase Paymentech as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

        As described in Note 1 to the combined financial statements, First Data Corporation (FDC) was acquired by Kohlberg, Kravis, Roberts & Co. in 2007, which resulted in a change in control of FDC. This change in control gave JPMorgan Chase & Co. (JPMorgan Chase) the option to terminate the Company, giving FDC and JPMorgan Chase the right to receive their respective shares of the Company's net assets. On May 23, 2008, FDC and JPMorgan Chase entered into an agreement to end the joint ownership of the Company. Accordingly, the Company will not continue in its current form. The accompanying financial statements do not include any adjustments that might result from this transaction.

        The accompanying combined statements of income and comprehensive income, changes in owners' equity and cash flows of Chase Paymentech for the year ended December 31, 2005 were not audited by us and, accordingly, we do not express an opinion on them.

/s/ GRANT THORNTON LLP
Dallas, Texas March 10, 2008 (except for Note 1, as to which the date is May 23, 2008)

Chase Paymentech

COMBINED BALANCE SHEETS
(In thousands)

	December 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$3,527,983	$1,315,890
Receivables related to merchant processing	1,995,948	3,771,418
Investments	74,588	136,202
Accounts receivable, net of allowance for doubtful accounts of $10,196 and $12,397 as of December 31, 2007 and 2006, respectively	476,424	394,054
Deferred income taxes	271	199
Prepaid expenses and other current assets	14,123	9,843

Total current assets	6,089,337	5,627,606
Property and equipment, net	103,032	84,292
Goodwill	394,141	372,284
Intangible assets, net of accumulated amortization of $524,515 and $498,048 as of December 31, 2007 and 2006, respectively	72,948	61,859
Other assets	32,902	34,908

Total assets	$6,692,360	$6,180,949

LIABILITIES AND EQUITY
Current liabilities
Liabilities related to merchant processing	$4,740,827	$4,287,726
Accounts payable	33,021	27,838
Payables to related parties	36,189	41,751
Merchant deposits	524,150	651,672
Accrued assessments	24,989	25,346
Other accrued expenses	108,053	119,975
Current portion of long-term debt	—	16,922

Total current liabilities	5,467,229	5,171,230
Deferred income taxes	30,864	28,044
Other liabilities	29,129	24,606

Total liabilities	5,527,222	5,223,880

Minority interest	240	437
Commitments and contingencies (Note 5)
Temporary equity	6,937	8,523
Accumulated other comprehensive income	62,868	23,744
Owners' equity	1,095,093	924,365

Total owners' equity	1,157,961	948,109

Total liabilities and equity	$6,692,360	$6,180,949

Chase Paymentech

COMBINED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
For the years ended
(In thousands)

	December 31,
	2007	2006	2005 (unaudited)
Revenue	$1,286,232	$1,206,583	$809,098
Expenses
Operating	402,613	398,352	247,603
Salaries and employee benefits	232,981	213,133	164,393
Depreciation and amortization	66,793	113,663	76,522

Total expenses	702,387	725,148	488,518

Operating income	583,845	481,435	320,580

Other income (expense), net
Interest and other income	94,552	85,202	32,072
Interest expense	(16,661)	(18,372)	(5,413)
Foreign currency exchange	1,314	(149)	(529)

Total other income, net	79,205	66,681	26,130

Income before income taxes and minority interest	663,050	548,116	346,710
Provision for income taxes	80,413	71,766	61,575
Minority interest	(191)	(398)	(1,606)

Net income	$582,446	$475,952	$283,529

Comprehensive income
Net income	$582,446	$475,952	$283,529
Other comprehensive income (loss), net of tax:
Net unrealized gains on investments	1,064	209	1,133
Cash flow hedges	—	(5)	31
Foreign currency translation adjustment	38,184	(1,826)	3,037
Pension and SERP liability adjustments	(124)	105	(280)

Comprehensive income	$621,570	$474,435	$287,450

Chase Paymentech

COMBINED STATEMENTS OF CHANGES IN OWNERS' EQUITY
(In thousands)

			Corporations			Partnerships and LLC's
	Total	Accumulated Other Comprehensive Income	Common Stock	Additional Paid-In Capital	Retained Earnings	Partners' Capital and Members' Equity
Balances at December 31, 2004 (unaudited)	$767,559	$21,358	—	$225,523	$105,188	$415,490
Net income	283,529	—	—	—	87,379	196,150
Other comprehensive income	3,921	3,921	—	—	—	—
Cash dividends and distributions	(191,952)	—	—	—	(60,145)	(131,807)
Non-cash distributions	(473)	—	—	—	—	(473)
Contributions	30,434	—	—	—	—	30,434
Integration of CMS (Note 1)	40,603	—	—	(122,426)	15,397	147,632
Stock issuance, repurchases and other	(60,612)	—	—	(62,544)	1,932	—

Balances at December 31, 2005 (unaudited)	$873,009	$25,279	$—	$40,553	$149,751	$657,426
Net income	475,952	—	—	—	91,387	384,565
Other comprehensive income (loss)	(1,517)	(1,517)	—	—	—	—
Cash dividends and distributions	(477,562)	—	—	—	(103,522)	(374,040)
Non-cash distributions	(610)	—	—	—	—	(610)
Contributions	95,641	—	—	—	—	95,641
Stock issuance, repurchases and other	(16,786)	—	—	(18,454)	1,605	63
Adjustment to initially apply SFAS 158, net of tax	(18)	(18)	—	—	—	—

Balances at December 31, 2006	$948,109	$23,744	$—	$22,099	$139,221	$763,045
Net income	582,446	—	—	—	114,885	467,561
Other comprehensive income	39,124	39,124	—	—	—	—
Cash dividends and distributions	(432,263)	—	—	—	(82,745)	(349,518)
Non-cash distributions	(137)	—	—	—	—	(137)
Contributions	21,058	—	—	—	—	21,058
Stock issuance, repurchases and other	(376)	—	—	(1,942)	398	1,168

Balances at December 31, 2007	$1,157,961	$62,868	$—	$20,157	$171,759	$903,177

Chase Paymentech

COMBINED STATEMENTS OF CASH FLOWS
For the years ended
(In thousands)

	December 31,
	2007	2006	2005 (unaudited)
Operating activities
Net income	$582,446	$475,952	$283,529
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66,793	113,663	76,522
Deferred income taxes	4,510	9,286	4,214
Minority interest	191	398	1,606
Provision for doubtful accounts	7,240	8,512	8,530
Losses on investments	1,156	137	298
Other non-cash expense	5,549	5,661	2,728
Changes in operating assets and liabilities:
Receivables related to merchant processing	1,798,190	(1,729,913)	(846,071)
Accounts receivable	(81,186)	(19,390)	(41,426)
Prepaid expenses and other assets	(7,974)	25,893	(31,575)
Accounts payable	(2,140)	(5,786)	73,970
Liabilities related to merchant processing	428,061	1,604,049	804,559
Accrued assessments	(438)	4,680	2,360
Merchant deposits	(128,727)	64,769	139,501
Other accrued expenses and liabilities	(10,238)	39,509	28,126

Net cash provided by operating activities	2,663,433	597,420	506,871
Investing activities
Purchases of property and equipment	(66,190)	(50,823)	(33,494)
Purchases of merchant portfolios	(23,399)	(1,566)	(750)
Purchases of investments	(106,283)	(226,631)	(287,727)
Sales of investments	107,304	11,520	35,675
Maturities of investments	60,572	178,052	237,364

Net cash used in investing activities	(27,996)	(89,448)	(48,932)
Financing activities
Dividends and distributions	(432,459)	(478,152)	(193,795)
Capital contributions	21,058	95,641	—
Cash retained as a result of excess tax benefits relating to employee share-based awards	410	2,304	(2,661)
Proceeds from issuance of common stock related to employee share-based awards	1,112	2,471	1,840
Share repurchases related to employee share-based awards	(4,065)	(6,469)	(26,682)
Payments on short-term financing	—	(23,867)	—
Payments on long-term debt	(21,113)	(17,648)	(17,023)
Operating cash attributed to the integration of CMS on October 1, 2005	—	—	568,383

Net cash provided by (used in) financing activities	(435,057)	(425,720)	330,062
Effect of exchange rate changes on cash and cash equivalents	11,713	270	967

Increase in cash and cash equivalents	2,212,093	82,522	788,968
Cash and cash equivalents at beginning of year	1,315,890	1,233,368	444,400

Cash and cash equivalents at end of year	$3,527,983	$1,315,890	$1,233,368

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited)

NOTE 1—ORGANIZATION AND BUSINESS

Organization

        The accompanying combined financial statements include all entities commonly owned by First Data Corporation and its subsidiaries (FDC) and JPMorgan Chase & Co. and its subsidiaries (JPMorgan Chase). The common ownership of these entities, which are primarily joint ventures, occurred over the course of several years and involved multiple transactions between FDC, JPMorgan Chase, Bank One Corporation (Bank One) and the joint ventures. The commonly owned entities include corporations, a general partnership and limited liability companies (LLCs) and are functionally grouped into two operating divisions and a group of holding companies. These entities and their form are shown below, by functional grouping, and are collectively referred to as Chase Paymentech, or the Company:

Name of Entity	Form of Entity
Holding Companies
FDC Offer Corp.	Corporation (incorporated in Delaware in 1999)
Subsidiaries:
Paymentech, Inc.	Corporation (incorporated in Delaware in 1995)
Paymentech Management Resources, Inc.	Corporation (incorporated in Delaware in 1995)
Paymentech Employee Resources LLC	LLC (formed in Delaware in 1999)
Chase Merchant Services, LLC	LLC (formed in Delaware in 1997)
Chase Paymentech—U.S. Operations
Chase Paymentech Solutions, LLC	LLC (formed in Delaware in 1996)
Subsidiaries:
Merchant-Link, LLC	LLC (formed in Delaware in 1999)
Paymentech Salem Services, LLC	LLC (formed in Delaware in 2003)
S3 Financial Services, LLC	LLC (formed in Delaware in 2005)
Chase Alliance Partners, LLC	LLC (formed in Delaware in 2007)
Paymentech, LLC	LLC (formed in Delaware in 2007)
Chase Paymentech—Canadian Operations
Chase Paymentech Solutions	General Partnership (formed in Ontario in 2002)

        In June 2007, PTI General Partner, LLC and BOPS Holding, LLC, formerly subsidiaries of Chase Paymentech Solutions, LLC, were merged into Chase Paymentech Solutions, LLC. Also in June 2007, Chase Alliance Partners, L.P. and Paymentech, L.P., formerly subsidiaries of Chase Paymentech Solutions, LLC, were merged into Chase Alliance Partners, LLC and Paymentech, LLC, respectively. These mergers had no impact on the operations of the Company.

        The aggregate beneficial ownership in Chase Paymentech is approximately 51% ownership by JPMorgan Chase and approximately 49% ownership by FDC. On September 24, 2007, FDC was acquired by Kohlberg Kravis Roberts & Co (KKR). KKR's acquisition of FDC is a change in control, which gave JPMorgan Chase the option to terminate the Company. On May 23, 2008, FDC and JPMorgan Chase entered into an agreement (the "Separation Agreement") to end the joint ownership of the Company. The Separation Agreement allows for each owner to receive their ownership share of

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 1—ORGANIZATION AND BUSINESS (Continued)

the Company's net assets including merchant contracts, by value, and their share of sales and certain service professionals. The separation is anticipated to occur prior to December 31, 2008. The accompanying financial statements do not include any adjustments that might result from the outcome of this transaction.

        With respect to FDC's ownership interest in Chase Paymentech, the Company met the significant subsidiary test provided in SEC Regulation S-X Rule 1-02(w), in that FDC's equity earnings in the Company exceeded 20% of FDC's consolidated income from continuing operations before income taxes for the period from January 1, 2007 through September 24, 2007 (the predecessor period), and for the year ended December 31, 2006. In accordance with SEC Regulation S-X Rule 3-09, these combined financial statements are filed with this prospectus. The Company did not meet the significant subsidiary test for the year ended December 31, 2005, as FDC's equity earnings in the Company did not exceed the 20% threshold in SEC Regulation S-X Rule 1-02(w). While the combined financial statements present financial information for the year ended December 31, 2005, this information is unaudited because the Company was not audited in its combined form for that period.

Holding Companies

        FDC Offer Corp. and its subsidiaries, Paymentech, Inc. and Paymentech Management Resources, Inc. (PMRI), are primarily holding companies whose main source of income results from their ownership interests in the Company's U.S. operations. Paymentech Employee Resources LLC is the employer of substantially all employees associated with the U.S. operations. The accompanying combined financial statements include the financial position, results of operations, changes in owners' equity and cash flows for these entities for all periods presented.

        Chase Merchant Services, LLC (CMS) is a joint venture formed by FDC and JPMorgan Chase in 1997. As discussed below, effective October 1, 2005, all of the assets and liabilities of CMS were transferred to the Company's U.S. operations in exchange for an ownership interest in Chase Paymentech Solutions, LLC. Subsequent to the October 1, 2005 transaction, CMS' primary source of income results from its ownership interests in the Company's U.S. operations. The accompanying combined financial statements include the financial position, results of operations, changes in owners' equity and cash flows for CMS for all periods subsequent to October 1, 2005.

U.S. Operations

        Chase Paymentech Solutions, LLC (Chase Paymentech—U.S. or the Company's U.S. operations), formerly Banc One Payment Services, L.L.C. (BOPS), and its subsidiaries comprise the Company's U.S.-based operations. Chase Paymentech—U.S. is a joint venture beneficially owned by FDC and JPMorgan Chase, through direct investments as well as through investments in FDC Offer Corp. and CMS. Each of these members in the joint venture hold membership interests which are of a single class and have substantially the same rights and privileges.

        BOPS was originally formed as a joint venture between FDC and Bank One in 1996. As a result of JPMorgan Chase's merger with Bank One in July 2004, FDC and JPMorgan Chase beneficially owned both BOPS and CMS, which while commonly owned, were controlled by different management committees and were competitors in the marketplace. To benefit from the complementary technological

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 1—ORGANIZATION AND BUSINESS (Continued)

and management knowledge, as well as the market presence of each of these joint ventures, on October 1, 2005, through a series of transactions, all of the assets and liabilities of CMS were transferred to BOPS, and the joint venture was subsequently renamed Chase Paymentech Solutions, LLC.

        The results of the Company's U.S. operations and cash flows included in the accompanying combined financial statements for the nine month period ended on September 30, 2005 represent the historical results of BOPS. The financial position, results of operations, changes in owners' equity and cash flows for all periods presented subsequent to October 1, 2005 reflect the operations of Chase Paymentech—U.S. in its current form.

Canadian Operations

        Chase Paymentech Solutions (Chase Paymentech—Canada or the Company's Canadian operations), formerly Paymentech Canada, is a joint venture beneficially owned by FDC and JPMorgan Chase and comprises the Company's entire Canadian operations. Each of the partners in the joint venture holds partnership interests which are of a single class and have the same rights and privileges.

Business

        The Company engages in the electronic payment processing industry for businesses accepting credit, debit, fleet, and stored value card payments, as well as alternative methods of payment via point-of-sale, internet, catalog and recurring billings. The Company provides these services for transactions that originate throughout the world for financial institutions, sales agents and the Company's direct merchants, which are primarily located in North America.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The accompanying combined financial statements are presented in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). All intercompany profits, accounts, and transactions have been eliminated.

Unaudited Financial Information

        The unaudited combined financial statements for the year ended December 31, 2005 have been prepared in accordance with U.S. GAAP. These financial statements were prepared on the same basis as the combined financial statements as of December 31, 2007 and 2006 and for the years then ended, and in the opinion of management, reflect all adjustments and accruals considered necessary to fairly present the Company's combined results of operations, changes in owners' equity and cash flows.

Reclassifications

        Certain activities related to the Company's investments have been reclassified in the Company's combined statements of cash flows in order to present gross cash flows from purchases, sales and maturities of investments in accordance with Statement of Financial Accounting Standards (SFAS)

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

No. 115, Accounting for Certain Investments in Debt and Equity Securities. As a result, cash flows from operating activities and investing activities differ from previously filed documents, which presented these activities on a net basis. Certain eliminations of the Company's intercompany activities have been reclassified to each of the appropriate components of owners' equity in the Company's combined statements of changes in owners' equity. Although these reclassifications do not affect owners' equity in total, the components of owners' equity differ from previously filed documents, which presented these eliminations separately. These reclassifications did not impact the combined balance sheets and statements of income and comprehensive income. The Company's deferred contract incentives have been reclassified from current to non-current assets and certain liabilities, primarily related to the Company's deferred compensation, long-term incentive, and pension benefit plans, have been reclassified from current to non-current liabilities in the Company's combined balance sheets. The change in classification to non-current reflects the long-term nature of the respective asset or liability. As a result, total current assets and total current liabilities differ from previously filed documents. These reclassifications did not impact total assets, total liabilities or the combined statements of income and comprehensive income. Management does not believe that these reclassifications are material to the combined financial statements.

Use of Estimates

        The preparation of combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported on the combined financial statements and accompanying notes. Actual results could differ from those estimates.

Foreign Currency Translation

        The Company's Canadian operation uses its local currency, the Canadian dollar (CAD), as its functional currency. The assets and liabilities related to the Canadian operations in the accompanying combined balance sheets are translated at period end exchange rates. Resulting translation adjustments are reported as a separate component of owners' equity in accumulated other comprehensive income. All income and expense items are translated using the average exchange rate for the period. Net transaction gains and losses are included in earnings. Unless otherwise stated, amounts presented herein related to the Canadian operations are in U.S. dollars.

Cash and Cash Equivalents

        The Company considers cash, certificates of deposit, money market funds, and all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Receivables Related to Merchant Processing

        Receivables related to merchant processing represent amounts due from card brands for transactions that have been processed.

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Marketable and other securities

        The Company has investments in marketable securities, as well as investments in non-marketable equity securities. Investments in marketable securities are classified as available-for-sale and consist of government, government-backed, corporate debt securities, and short term bond mutual funds. Available-for-sale securities are stated at fair value based on quoted market prices, with unrealized gains or losses on the securities, net of any related tax effects, recorded as a separate component of comprehensive income. The cost basis of debt securities is adjusted for the amortization of premiums and accretion of discounts to maturity. Amortization and accretion, as well as interest and dividend income earned, and realized gains and losses on sales of securities are recorded in interest and other income. Realized gains and losses are derived using the average cost method for determining the cost of securities sold. A decline in market value of any available-for-sale security below cost that is deemed to be other-than-temporary results in an impairment charge to earnings, and a new cost basis for the security is established.

        Investments in non-marketable equity securities are accounted for under the cost method as such investments do not meet the equity method criteria. The Company assesses the potential for impairments to cost method investments when impairment indicators are present. Any resulting impairment that is deemed other-than-temporary is charged to earnings.

Concentrations of Credit Risk

        The Company maintains cash and cash equivalents with financial institutions in excess of federally insured levels. The Company believes that the concentration of credit risk with respect to these balances is minimal due to the credit standing of the financial institutions. Concentrations of credit risk with respect to accounts receivable are considered minimal. Amounts receivable are generally deducted from customers' accounts either monthly or as debit and credit card transactions are processed. No single customer accounted for more than ten percent of receivables at December 31, 2007 or 2006, or of revenue for the years ended December 31, 2007, 2006, or 2005.

Property and Equipment

        Property and equipment are carried at cost, net of accumulated depreciation and amortization. Depreciation for furniture and equipment is recorded on a straight-line basis over periods generally ranging from three to five years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease. The Company capitalizes computer software costs in accordance with Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. These costs are amortized on a straight-line basis over the period of benefit ranging from three to five years.

Advertising

        Advertising costs are expensed as incurred. For the years ended December 31, 2007, 2006, and 2005, the Company incurred $5.2 million, $5.3 million, and $4.1 million in advertising expense, respectively.

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill and Intangible Assets

        Goodwill represents the excess of purchase price over identifiable assets acquired, less liabilities assumed from business combinations. The Company's annual impairment tests did not identify any impairment in 2007, 2006, or 2005.

        Intangible assets primarily consist of purchased merchant portfolios, technology-based intangible assets, and non-compete/referral agreements. These intangible assets are amortized over their estimated useful lives and are subject to impairment testing whenever events occur that would affect the recoverability of the asset. The Company amortizes these intangible assets, primarily on a straight-line basis, over the estimated period to be benefited. On January 1, 2006, a change in the estimated amortization period for purchased merchant portfolios occurred (as discussed in Note 7). These periods range from four to ten years for the years ended December 31, 2007 and 2006.

Other Assets

        Other assets consist primarily of deferred charges, company-owned life insurance (COLI) policies held in trust for the Company's deferred compensation plan and deferred contract incentives. Deferred charges represent contributions for services paid on the Company's behalf, which are amortized on a straight-line basis over the period that the services are to be performed. COLI assets are carried at the policies' respective cash surrender values. Deferred contract incentives represent initial payments to merchants for new contracts and contract renewals, which are capitalized to the extent recoverable through future operations and are amortized over the term of the contract as a reduction of the associated revenue.

Liabilities Related to Merchant Processing

        Liabilities related to merchant processing primarily represent payables to merchants for transactions that have been processed.

Accrued Assessments

        Accrued assessments represent fees payable to card brands for debit and credit card transactions that have been processed.

Other Liabilities

        Other liabilities consist primarily of accrued liabilities for employee benefit plans, including the defined benefit pension plan, Supplemental Executive Retirement Plan (SERP), deferred compensation plan and long-term incentive plan. The Company adopted SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R) (SFAS 158) as of December 31, 2006 for its pension plan and SERP. SFAS 158 requires a company to recognize the funded status of a benefit plan as an asset or liability in its statement of financial position and to recognize previously unrecognized gains/(losses) and prior service costs as components of comprehensive income, net of tax. The effect of applying the recognition provisions of SFAS 158 to the Company's pension plan was a $28 thousand (pre-tax) decrease in

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

intangible assets related to unrecognized prior service costs and a corresponding increase in accumulated other comprehensive income on the combined balance sheet as of December 31, 2006.

Minority Interest

        Minority interest represents the minority stockholders' proportionate share of the equity and earnings of Paymentech, Inc. Minority interest represented 0.2%, 0.3% and 0.8% of Paymentech, Inc.'s outstanding stock at December 31, 2007, 2006, and 2005, respectively.

Cash Flow Hedges

        The Company's Canadian operations utilize forward contracts to hedge exposure to foreign currency fluctuations in the exchange rate for U.S. dollars. Derivative instruments are accounted for as cash flow hedges in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities (SFAS 133). The Company includes derivatives in prepaid expenses and other current assets or other accrued expenses, as appropriate, on the combined balance sheets at fair value. Changes in the fair value of derivative contracts designated as cash flow hedges are recorded as a component of accumulated other comprehensive income, and reclassified into foreign currency exchange in the combined statements of income and comprehensive income when the underlying hedged item affects earnings.

Share-Based Payments

        Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123R, Share-Based Payment (SFAS 123R) and all related interpretations under the modified prospective method. SFAS 123R requires all share-based payments to employees, including employee stock options and stock appreciation rights (SARs), to be measured at their grant date fair values and expensed over the requisite service periods. The Company had previously adopted the expense provisions of SFAS No. 123, Accounting for Stock-Based Compensation. As a result of certain redemption features, discussed in Note 15, concurrent with the adoption of SFAS 123R, the Company also applies the provisions of Accounting Series Release 268, Redeemable Preferred Stocks (ASR 268). ASR 268 requires the Company to reclassify amounts relating to outstanding options, and shares issued as a result of exercise of these options, outside of permanent equity (to temporary equity). There were no effects on the Company's results of operations or cash flows as a result of adopting the provisions of SFAS 123R or ASR 268.

Comprehensive Income

        Comprehensive income includes net income, changes in unrealized gains and losses on available-for-sale investments, amounts resulting from cash flow hedging activities, changes in the adjustment resulting from foreign currency translation, and certain adjustments to the Pension and SERP liabilities.

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue

        Revenue represents fees earned for processing credit and debit card transactions for merchants (including merchant discount fees), partially offset by interchange fees and debit network fees. Revenue also includes amounts earned from third party credit and debit authorization services, incentive payments from card brands for participation in certain initiatives, the sale and rental of point-of-sale equipment, merchant call center help desk services, fees for the deployment of point-of-sale supplies and repair of point-of-sale equipment. Revenue is recorded as services are performed or as merchandise is shipped.

Income Taxes

        The Company's functional groups discussed in Note 1 have various treatments for tax purposes. FDC Offer Corp. and its subsidiaries are treated as a corporation for U.S. federal and state income tax purposes. CMS is treated as a pass-through entity for U.S. federal and state income tax purposes. The members include their share of the Company's taxable income in their applicable tax returns. The Company's U.S. operations are also treated as a pass-through entity for U.S. federal and most state income tax purposes. Its members include their share of the Company's taxable income in their applicable tax returns. The Company's Canadian operation is treated as a pass-through entity for Canadian federal and provincial income tax purposes. Its partners include their share of the Company's taxable income in their applicable tax returns.

        The Company uses the asset and liability method required by SFAS No. 109, Accounting for Income Taxes, in accounting for income taxes. Deferred tax assets and liabilities are recorded for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, using statutory tax rates for the applicable entity in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

Asset Impairment

        In accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, management reviews the carrying value of its long-lived assets whenever events indicate that their carrying amounts may not be recoverable. If, upon review, an impairment of the value of the asset is indicated, an impairment loss would be recorded in the period such determination is made. No impairments were recorded for the years ended December 31, 2007, 2006, or 2005.

NOTE 3—NEW ACCOUNTING PRONOUNCEMENTS

Accounting for Uncertainty in Income Taxes

        In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes, An Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 provides a comprehensive model for how a company should recognize, measure,

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 3—NEW ACCOUNTING PRONOUNCEMENTS (Continued)

present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. FIN 48 defines the threshold for recognizing tax return positions in the financial statements as "more likely than not" that the position is sustainable, based on its merits. FIN 48 also provides guidance on the measurement, classification and disclosure of tax return positions in the financial statements. FIN 48 is effective for nonpublic enterprises for fiscal years beginning after December 15, 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to the beginning balance of retained earnings in the period of adoption. The Company plans to adopt this interpretation in 2008 and is currently evaluating the impact of implementing FIN 48 on its combined financial statements.

Fair Value Measurements

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a fair value hierarchy to be used in U.S. GAAP, and expands disclosures about fair value measurements. Although this statement does not require any new fair value measurements, the application could change current practice. The statement is effective for recurring fair value measurements of assets and liabilities for fiscal years beginning after November 15, 2007, and for nonrecurring measurements of nonfinancial assets and liabilities for fiscal years beginning after November 15, 2008. The Company is currently evaluating the impact of implementing this statement on its combined financial statements.

The Fair Value Option

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 gives entities the ability to elect to measure many financial instruments and certain other items at fair value. The fair value election is made on an instrument by instrument basis and is irrevocable. Unrealized gains and losses on items elected for fair value accounting are reported in earnings at each subsequent reporting date. SFAS 159 is effective for fiscal years beginning after November 15, 2007. At this time, the Company does not anticipate electing the fair value option.

Business Combinations

        In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (SFAS 141R). Under Statement 141R, an acquiring entity will be required to recognize all the assets acquired, liabilities assumed, and noncontrolling interests at the acquisition-date fair value. These acquisition-date fair value provisions apply to contingent consideration, in-process research and development and acquisition contingencies. The new standard also requires expensing associated acquisition costs and restructuring charges. SFAS 141R is effective as of the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company plans to adopt the provisions of this statement prospectively for business combinations with closing dates after January 1, 2009.

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 3—NEW ACCOUNTING PRONOUNCEMENTS (Continued)

Noncontrolling Interests

        In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51 (SFAS 160). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This standard requires the recognition of a noncontrolling interest (minority interest) as a component of equity in the consolidated financial statements and separate from the parent's equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 is effective for the Company's fiscal year beginning after December 15, 2008, and will be applied prospectively except for the presentation and disclosure requirements, which must be applied retrospectively for all periods presented. The Company is currently evaluating the impact that adopting SFAS 160 will have on its combined financial statements.

NOTE 4—PROPERTY AND EQUIPMENT

        A summary of property and equipment by major class as of December 31, 2007 and 2006 is as follows (in thousands):

	2007	2006
Furniture and equipment	$179,343	$153,266
Capitalized software	103,765	92,809
Leasehold improvements	14,364	12,005

	297,472	258,080
Less accumulated depreciation and amortization	(194,440)	(173,788)

Property and equipment, net	$103,032	$84,292

        Depreciation and amortization expense related to property and equipment was $47.4 million, $38.8 million, and $34.4 million for the years ended December 31, 2007, 2006, and 2005, respectively. For the years ended December 31, 2007 and 2006, software costs of $13.8 million and $11.4 million were capitalized, respectively.

NOTE 5—COMMITMENTS AND CONTINGENCIES

Operating Leases

        The Company leases office space and certain equipment under operating leases with remaining terms ranging up to eleven years. The office space leases contain renewal options and generally require the Company to pay certain operating expenses.

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 5—COMMITMENTS AND CONTINGENCIES (Continued)

        Future minimum lease commitments under non-cancelable leases as of December 31, 2007 are as follows (in thousands):

2008	$8,645
2009	8,970
2010	9,631
2011	8,990
2012	9,122
Thereafter	33,169

$78,527

        The combined statements of income and comprehensive income include rental expense for operating leases of $11.7 million, $9.7 million, and $8.6 million for the years ended December 31, 2007, 2006, and 2005, respectively.

Guarantees

        Under the card brand rules, when a merchant acquirer processes bankcard transactions, it has certain obligations for those transactions. These obligations arise from disputes between cardholders and merchants due to the cardholders' dissatisfaction with merchandise quality or the merchants' service, which are not resolved with the merchant. In such cases, the transactions are "charged back" to the respective merchants and the related purchase amounts are refunded to the cardholders by the card issuer. If the merchant does not fund the refund due to insolvency, bankruptcy or other extraneous reasons, the Company, in certain circumstances is liable for the full amount of the transaction. This obligation is considered a guarantee under FIN No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.

        A cardholder generally has until the later of four months from the date of purchase or delivery of products or services to present a chargeback. Management believes that the maximum exposure for its obligation at any time does not exceed the total amount of bankcard transactions processed for the preceding four-month period. For the four-month periods from September through December 2007, 2006, and 2005, these amounts were $254.3 billion, $231.5 billion, and $175.0 billion, respectively.

        The Company records a provision for its estimated obligation based upon factors surrounding the credit risk of specific customers, historical credit losses, current processing volume and other relevant factors. As shown in Note 6, for the years ended December 31, 2007, 2006, and 2005, the Company incurred aggregate merchant credit losses, net of recoveries, of $9.6 million, $9.0 million, and $9.6 million, respectively, on total processed volumes of $719.1 billion, $660.6 billion, and $332.1 billion, respectively.

        The Company calculates its provision and evaluates the appropriateness of its reserve on a monthly basis. The provision for credit losses is included in operating expenses on the combined statements of income and comprehensive income. The reserve for this obligation is included in accounts receivable on the combined balance sheets. The Company believes the recorded reserve approximates the fair value of its contingent obligation.

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 5—COMMITMENTS AND CONTINGENCIES (Continued)

        The Company also requires cash deposits, guarantees and letters of credit from certain merchants to minimize its obligation. As of December 31, 2007 and 2006, the Company held cash deposits of $524.2 million and $651.7 million, respectively, which were classified as merchant deposits on the combined balance sheets. The Company also held collateral in the form of letters of credit totaling $203.2 million and $192.1 million at December 31, 2007 and 2006, respectively, and merchant certificates of deposit totaling $51.9 million and $49.0 million at December 31, 2007 and 2006, respectively.

Other Contingencies

        Both the Company and its customers handle sensitive information, such as credit card numbers and personal consumer data, utilizing computer and telecommunications systems operated by the Company, its customers and outside third party providers. Despite internal controls and card brand imposed data security rules, which are in place to protect this information, ever-evolving technology presents inherent risks of data compromises. Data compromises of customers' systems can result in significant financial liability to the Company if the fines and liability for fraudulent card usage exceeds its customers' financial capacity. While the Company has not experienced significant losses in the past, data compromise of sensitive data processed by the Company or a third party vendor could have a material impact on the Company's financial position and results of operations.

        In the course of business, the Company is a defendant in various lawsuits. Management believes that the resolution of these lawsuits will not have a material impact on the Company's combined financial position or results of operations.

NOTE 6—ALLOWANCE FOR DOUBTFUL ACCOUNTS

        The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other relevant factors, as discussed in Note 5. Write-offs are recorded as a reduction to the allowance for doubtful accounts when deemed uncollectible.

        A summary of the allowance for doubtful accounts is as follows (in thousands):

	2007	2006	2005
Reserve balance at beginning of year	$12,397	$12,941	$8,489
Additional reserve attributed to the integration of CMS on October 1, 2005	—	—	5,449
Provision for doubtful accounts	7,240	8,512	8,530
Write-offs, net	(9,562)	(9,032)	(9,612)
Effects of foreign currency translation	121	(24)	85

Reserve balance at end of year	$10,196	$12,397	$12,941

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 7—GOODWILL AND INTANGIBLE ASSETS

Goodwill

        A summary of goodwill is as follows (in thousands):

	2007	2006
Balance at beginning of year	$372,284	$372,563
Effects of foreign currency translation	21,857	(279)

Balance at end of year	$394,141	$372,284

Intangible Assets

        A summary of intangible assets and accumulated amortization by intangible asset category as of December 31, 2007 and 2006 is as follows (in thousands):

	Gross Carrying Amount
	Merchant Portfolios	Non-compete/ Referral Agreements	Pension Intangibles	Total
Balance at December 31, 2005	$543,995	$14,529	$28	$558,552
Additions	1,566	—	—	1,566
Effects of foreign currency translation	(151)	(32)	—	(183)
Adjustment for SFAS 158 (Note 14)	—	—	(28)	(28)

Balance at December 31, 2006	545,410	14,497	—	559,907
Additions	23,399	—	—	23,399
Effects of foreign currency translation	11,617	2,540	—	14,157

Balance at December 31, 2007	$580,426	$17,037	$—	$597,463

	Accumulated Amortization
	Merchant Portfolios	Non-compete/ Referral Agreements	Pension Intangibles	Total
Balance at December 31, 2005	$(418,634)	$(4,823)	$—	$(423,457)
Additions	(73,433)	(1,456)	—	(74,889)
Effects of foreign currency translation	249	49	—	298

Balance at December 31, 2006	(491,818)	(6,230)	—	(498,048)
Additions	(17,904)	(1,544)	—	(19,448)
Effects of foreign currency translation	(5,806)	(1,213)	—	(7,019)

Balance at December 31, 2007	$(515,528)	$(8,987)	$—	$(524,515)

        Amortization expense related to intangible assets was $19.4 million, $74.9 million, and $42.1 million for the years ended December 31, 2007, 2006, and 2005, respectively.

        The Company periodically evaluates the appropriateness of the amortization period to determine whether circumstances warrant revised estimates of the useful lives of its contributed and purchased merchant portfolios and other intangible assets. If, upon review, such revision of useful life is necessary, the remaining unamortized cost would be amortized over the revised useful life. In performing these

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 7—GOODWILL AND INTANGIBLE ASSETS (Continued)

reviews, the Company takes into account all currently available data. As a result of additional analysis of attrition statistics and other data, the Company's U.S. operations revised the estimated useful lives of some of its purchased merchant portfolios effective January 1, 2006 from useful lives of eleven to forty years to useful lives of ten years. This change in estimate was applied on a prospective basis and resulted in additional amortization in 2006 of $13.8 million, which is included in depreciation and amortization on the combined statements of income and comprehensive income.

        During 2007 and 2006, the Company purchased merchant portfolios totaling $23.4 million and $1.6 million, respectively, with a weighted-average amortization period of nine and four years, respectively, and no significant residual value.

        The following table presents the Company's estimated amortization expense relating to intangible assets as of December 31, 2007, for the following years ending December 31, (in thousands):

2008	$17,448
2009	13,444
2010	11,989
2011	11,284
2012	9,492
Thereafter	9,291

$72,948

NOTE 8—FAIR VALUE OF FINANCIAL INSTRUMENTS

        Carrying amounts for certain of the Company's financial instruments including cash and cash equivalents, accounts receivable, receivables related to merchant processing, accounts payable and liabilities related to merchant processing approximate fair value due to their short maturities. COLI policies included in other assets are recorded at their cash surrender values, which approximate fair value. Accordingly, these instruments are not presented in the following table. The following table provides carrying amounts and estimated fair values of certain financial instruments (in thousands):

	2007		2006
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Marketable securities classified as investments	$71,772	$71,772	$133,385	$133,385
Current portion of long-term debt	—	—	16,922	15,956

        The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

         Marketable securities classified as investments:    These investments are carried at fair value, which is estimated based on quoted market prices.

         Current portion of long-term debt:    The fair value of the current portion of long-term debt is based on the present value of estimated cash flow for debt service based on the Company's incremental borrowing rate.

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 9—MARKETABLE AND OTHER SECURITIES

        The Company's investments include marketable securities classified as available-for-sale and carried at fair market value, as well as $2.8 million in non-marketable equity securities at December 31, 2007 and 2006, accounted for under the cost method. The amortized cost and estimated fair value of available-for-sale securities, including certain highly liquid securities that are classified as cash equivalents on the combined balance sheets, were as follows for the dates indicated (in thousands):

	At December 31, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
U.S. Government obligations	$5,035	$85	$(1)	$5,119
Government agency obligations	9,825	104	(43)	9,886
Corporate obligations	25,310	23	(222)	25,111
Mutual funds	47,693	525	—	48,218

Total	$87,863	$737	$(266)	$88,334

	At December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
U.S. Government obligations	$6,052	$13	$(60)	$6,005
Government agency obligations	12,827	32	(119)	12,740
Corporate obligations	77,654	21	(25)	77,650
Mutual funds	37,463	—	(473)	36,990

Total	$133,996	$66	$(677)	$133,385

        The Company assesses the potential for other-than-temporary impairments of available-for-sale securities each reporting period and of cost method investments whose fair values are not readily determinable when impairment indicators are present. For the years ended December 31, 2007 and 2006, there were no declines in the value of investments deemed to be other-than-temporary. For the year ended December 31, 2005, the Company recognized an impairment of $126 thousand on a cost method investment for a decline in fair value deemed to be other-than-temporary.

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 9—MARKETABLE AND OTHER SECURITIES (Continued)

        The following table presents unrealized losses and fair value for securities that were in an unrealized loss position, including certain highly liquid securities classified as cash equivalents on the combined balance sheets, at December 31, 2007 and 2006 (in thousands):

	At December 31, 2007
	Less than 12 Months		12 Months or Greater		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Debt securities:
U.S. Government obligations	$—	$—	$1,008	$(1)	$1,008	$(1)
Government agency obligations	—	—	1,958	(43)	1,958	(43)
Corporate obligations	1,130	(220)	56	(2)	1,186	(222)

Total	$1,130	$(220)	$3,022	$(46)	$4,152	$(266)

	At December 31, 2006
	Less than 12 Months		12 Months or Greater		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Debt securities:
U.S. Government obligations	$501	$(2)	$3,480	$(58)	$3,981	$(60)
Government agency obligations	632	(1)	7,118	(118)	7,750	(119)
Corporate obligations	4,113	(1)	2,984	(24)	7,097	(25)
Mutual Funds	—	—	36,990	(473)	36,990	(473)

Total	$5,246	$(4)	$50,572	$(673)	$55,818	$(677)

        As the Company has both the intent and ability to hold securities with unrealized losses until a recovery of fair value, which may be at maturity, the Company does not consider such securities to be other-than-temporarily impaired at December 31, 2007. Realized gains and losses from sales of available-for-sale securities were $57 thousand and $1.2 million, respectively, during 2007. There were no significant realized gains and losses from sales of available-for-sale securities during 2006 or 2005.

        The cost and estimated fair value of the Company's debt securities (including certain highly liquid securities that are classified as cash equivalents in the combined balance sheets) are shown below by contractual maturity (in thousands). Expected maturities may differ from contractual maturities based on the Company's investment policies.

	2007		2006
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$29,291	$29,310	$71,370	$71,357
Due in one through five years	5,614	5,761	17,158	17,089
Due in five through ten years	1,258	1,245	1,478	1,468
Due after ten years	4,007	3,800	6,527	6,481

Total	$40,170	$40,116	$96,533	$96,395

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 10—DEBT

        Pursuant to an asset purchase agreement, the Company was required to pay five annual non-interest bearing installments of CAD $20.0 million to The Bank of Nova Scotia (Scotiabank), the first of which was paid in November 2003. The final payment was made in November 2007. The combined balance sheet as of December 31, 2006 includes this amount as current portion of long-term debt, net of imputed interest (at a rate of 1.75%), of $246 thousand. Related interest expense of $264 thousand, $552 thousand, and $781 thousand, is included in interest expense in the combined statements of income and comprehensive income for the years ended December 31, 2007, 2006, and 2005, respectively.

NOTE 11—CASH FLOW HEDGES

        The Company's Canadian operations utilizes derivative financial instruments to enhance its ability to manage cash flow risks with respect to changes in foreign currency exchange rates. These risks arise from the Canadian operation's U.S. dollar-denominated promissory note payable to the Company's U.S. operations, and the repayment of such debt. The Company's derivative instruments consist of short-term foreign currency forward contracts. In 2005, the maximum term of these forward contracts was three months. Throughout 2006 and 2007, the Company's strategy has been to hedge its foreign currency risks using contracts that mature within one month.

        The Company designates its forward derivative contracts as cash flow hedges accounted for pursuant to SFAS 133. Changes in the fair value of the contracts are initially recorded to accumulated other comprehensive income, and in each reporting period, an amount that offsets the hedged item's transaction gain or loss is reclassified to foreign currency exchange on the accompanying combined statements of income and comprehensive income. The net loss on derivatives for the years ended December 31, 2007, 2006, and 2005, was $1.8 million, $2.3 million, and $956 thousand, respectively. No contracts were held as of December 31, 2007 or 2006.

        The Company formally documents all relationships between hedging instruments and the underlying hedged items, as well as its risk management objective and strategy for undertaking the hedge transaction. The Company applies strict policies to manage risks, including prohibition against derivatives trading, derivatives market-making or any other speculative activities.

        The Company's counterparty in all derivative transactions is JPMorgan Chase. The credit risk inherent in these agreements represents the possibility that a loss may occur from the nonperformance of the counterparty to the agreements. The Company believes its risk is minimal. The Company's exposure is in U.S. dollars, so there is minimal risk that appropriate derivatives to maintain the hedging program would not be available in the future.

NOTE 12—INCOME TAXES

        The components of pretax income excluding minority interest are as follows (in thousands):

	For the years ended December 31,
	2007	2006	2005
Income before income taxes and minority interest—domestic	$638,157	$535,640	$350,123
Income before income taxes and minority interest—foreign	24,893	12,476	(3,413)

Total	$663,050	$548,116	$346,710

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 12—INCOME TAXES (Continued)

        The components of the provision for income taxes are as follows (in thousands):

	For the years ended December 31,
	2007	2006	2005
Current
Federal income taxes	$59,985	$50,289	$49,701
State income taxes, net of U.S. federal income tax benefit	15,930	12,090	7,822
Foreign income taxes	8	7	—

Total	75,923	62,386	57,523

Deferred
Federal income taxes	4,376	9,328	4,150
State income taxes, net of U.S. federal income tax benefit	114	52	(98)

Total	4,490	9,380	4,052

Total provision for income taxes	$80,413	$71,766	$61,575

        The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before income taxes and minority interest due to the following:

	2007	2006	2005
Statutory tax rate applied to income before income taxes and minority interest	35.0%	35.0%	35.0%
State income taxes, net of U.S. federal income tax benefit	1.6%	1.4%	1.4%
Effect of flow-through income	(24.6)%	(23.5)%	(19.2)%
Amortization of goodwill, merchant portfolios and other intangibles	0.1%	0.1%	0.2%
Share-based payment excess deferred taxes	0.0%	0.0%	0.2%
Other, net	0.0%	0.1%	0.2%

Effective tax rate	12.1%	13.1%	17.8%

        The effective tax rates include the effect of flow-through income that is included in JPMorgan Chase's and FDC's applicable tax returns. The change in the effective tax rate from 2005 to 2006 is primarily the result of the integration of CMS in October 2005 that reduced the ownership percentage of FDC Offer Corp. and subsidiaries in the U.S. operations and in turn reduced the percentage of income subject to tax at FDC Offer Corp. and subsidiaries.

        Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the book and tax bases of the Company's assets and liabilities. Net deferred tax assets and liabilities are included in deferred income taxes on the combined balance sheets. The

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 12—INCOME TAXES (Continued)

components of the Company's deferred tax items consist of the following at December 31, (in thousands):

	2007	2006
Deferred tax assets related to:
Accrued expenses and reserves	$187	$185
Accrued pension benefits	1,419	1,293
Other employee benefits	4,803	3,920
Tax attribute carryforwards	651	620
Other	117	14

Total deferred tax assets	7,177	6,032
Valuation allowance	(651)	(620)

Realizable deferred tax assets	6,526	5,412

Deferred tax liabilities related to:
Depreciation and amortization	(37,119)	(33,257)

Net deferred tax liabilities	$(30,593)	$(27,845)

        As of December 31, 2007 and 2006, the Company had recorded a valuation allowance of $651 thousand and $620 thousand respectively, against U.S. capital loss carryforwards. It is more likely than not that the tax benefit of those capital losses will not be recognized due to statutory limitations.

        Income tax payments of $72.3 million in 2007 are less than current expense primarily due to the benefit of deferral due to tax fiscal year and tax benefits associated with the exercise of stock options. Net income tax payments of $58.2 million in 2006 are less than current expense primarily due to refunds received from prior years, the benefit of deferral due to tax fiscal year and tax benefits associated with the exercise of stock options. Income tax payments of $51.8 million in 2005 are less than current expense primarily due to tax benefits associated with the exercise of stock options and the benefit of deferral due to tax fiscal year.

NOTE 13—SEGMENT REPORTING

        Operating segments are defined by SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (CODM) in deciding how to allocate resources and in assessing performance. The Company's CODM is its Chief Executive Officer. The Company classifies its business into two reporting segments for financial reporting purposes consisting of its U.S. and Canadian operations.

        The business segments measurements provided to, and evaluated by, the Company's CODM are computed in accordance with the accounting policies described in Note 2.

        The Company's U.S. operations process electronic payments of credit, debit, fleet, and stored value card transactions primarily for merchants throughout North America.

        The Company's Canadian operations process electronic payments of credit and debit card transactions, including the rental of point-of-sale equipment for merchants in Canada.

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 13—SEGMENT REPORTING (Continued)

        Financial information for the Company's operating segments is summarized as follows (in thousands):

	As of and for the year ended December 31, 2007
	U.S.	Canada	Corporate and eliminations	Combined
Revenues:
Transaction and processing services	$1,170,621	$81,790	$—	$1,252,411
Transaction and processing services—inter-segment	17,152	—	(17,152)	—
Point-of-sale equipment and supplies	3,777	30,044	—	33,821

Total segment reporting revenues	$1,191,550	$111,834	$(17,152)	$1,286,232

	As of and for the year ended December 31, 2007
	U.S.	Canada	Corporate and eliminations	Combined
Interest and other, net	$76,425	$1,445	$21	$77,891
Depreciation and amortization	43,861	22,932	—	66,793
Income before income taxes and minority interest	638,634	24,813	(397)	663,050
Provision for income taxes	11,674	—	68,739	80,413
Total assets	6,291,384	417,137	(16,161)	6,692,360
Goodwill	247,549	146,592	—	394,141
Long-lived assets, net	96,518	79,462	—	175,980
Expenditures for long-lived assets	56,977	32,612	—	89,589

	As of and for the year ended December 31, 2006
	U.S.	Canada	Corporate and Eliminations	Combined
Revenues:
Transaction and processing services	$1,112,781	$66,892	$—	$1,179,673
Transaction and processing services—inter-segment	15,032	—	(15,032)	—
Point-of-sale equipment and supplies	1,477	25,433	—	26,910

Total segment reporting revenues	$1,129,290	$92,325	$(15,032)	$1,206,583

Interest and other, net	$66,790	$(701)	$741	$66,830
Depreciation and amortization	94,358	19,305	—	113,663
Income before income taxes and minority interest	535,461	12,476	179	548,116
Provision for income taxes	8,556	—	63,210	71,766
Total assets	5,731,888	463,806	(14,745)	6,180,949
Goodwill	247,549	124,735	—	372,284
Long-lived assets, net	83,410	62,741	—	146,151
Expenditures for long-lived assets	40,826	11,563	—	52,389

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 13—SEGMENT REPORTING (Continued)

	As of and for the year ended December 31, 2005
	U.S.	Canada	Corporate and Eliminations	Combined
Revenues:
Transaction and processing services	$728,255	$56,055	$—	$784,310
Transaction and processing services—inter-segment	14,066	—	(14,066)	—
Point-of-sale equipment and supplies	1,974	22,814	—	24,788

Total segment reporting revenues	$744,295	$78,869	$(14,066)	$809,098

Interest and other, net	$31,425	$(6,104)	$1,338	$26,659
Depreciation and amortization	60,285	16,237	—	76,522
Income (loss) before income taxes and minority interest	350,423	(3,413)	(300)	346,710
Provision for income taxes	4,165	—	57,410	61,575
Total assets	4,133,085	383,679	(88,414)	4,428,350
Goodwill	247,549	125,014	—	372,563
Long-lived assets, net	135,488	70,396	—	205,884
Expenditures for long-lived assets	22,017	12,227	—	34,244

NOTE 14—BENEFIT PLANS

Defined Benefit Pension Plans

        The Company provides a qualified noncontributory defined benefit pension plan (Pension Plan) for its eligible U.S. employees. The net periodic pension expense included in salaries and employee benefits on the combined statements of income and comprehensive income for the Pension Plan was $4.0 million, $3.6 million, and $2.8 million for the years ended December 31, 2007, 2006, and 2005, respectively.

        The Company funds at least the minimum amount required under the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributed to compensation to date, but also for compensation increases to be earned in the future. Each participant's cash balance account is credited with an amount equal to 4% of the participant's eligible compensation, plus interest at a rate of 5% per year. Each participant becomes fully vested in benefits under this plan after five years of service. Prior to that time, no portion of a participant's benefit is vested. Effective January 1, 2008, the vesting period under this plan was reduced from five to three years.

        The Company also provides a SERP for highly compensated employees that will provide certain benefits upon retirement, death, or disability. The net periodic expense included in salaries and employee benefits on the combined statements of income and comprehensive income for the SERP was $227 thousand, $173 thousand, and $77 thousand for the years ended December 31, 2007, 2006, and 2005, respectively.

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 14—BENEFIT PLANS (Continued)

        A summary of the Pension Plan's and the SERP's change in benefit obligation, change in plan assets, and funded status are as follows as of and for the years ended December 31, 2007 and 2006 (in thousands):

	Pension Plan		SERP
	2007	2006	2007	2006
Change in benefit obligation:
Benefit obligation at beginning of year	$21,001	$18,445	$587	$443
Service cost	4,238	3,690	181	137
Interest cost	1,218	1,027	38	31
Benefits paid	(2,368)	(2,590)	(121)	(133)
Actuarial (gain)/loss	(283)	429	24	109

Benefit obligation at end of year	23,806	21,001	709	587
Change in plan assets:
Fair value of plan assets at beginning of year	17,766	14,897	—	—
Actual return on plan assets	965	1,809	—	—
Employer contributions	6,200	3,650	121	133
Benefits paid	(2,368)	(2,590)	(121)	(133)

Fair value of plan assets at end of year	22,563	17,766	—	—

Funded status	$(1,243)	$(3,235)	$(709)	$(587)

        Amounts related to the funded statuses of the Pension Plan and SERP are included in other non-current liabilities in the combined balance sheets.

        Amounts recognized in accumulated other comprehensive income, net of tax, at December 31, 2007 and 2006 consisted of (in thousands):

	Pension Plan		SERP
	2007	2006	2007	2006
Change in benefit obligation:
Adjustment for the adoption of SFAS 158	$—	$2,163	$—	$62
Net actuarial loss	2,264	—	80	—
Prior service cost/(credit)	14	—	(9)	—

Amounts recognized in accumulated other comprehensive income	$2,278	$2,163	$71	$62

        The estimated net actuarial loss and prior service cost that will be amortized from accumulated other comprehensive income, pre-tax, into net periodic benefit cost during 2008 are $118 thousand and $5 thousand for the Pension Plan, respectively. The estimated net actuarial loss and prior service credit that will be amortized from accumulated comprehensive income, pre-tax, into net periodic benefit cost during 2008 are $5 thousand and $3 thousand for the SERP, respectively.

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 14—BENEFIT PLANS (Continued)

        The Pension Plan's and SERP's accumulated benefit obligations were $23.8 million and $709 thousand, respectively, at December 31, 2007, and $21.0 million and $587 thousand, respectively, at December 31, 2006.

        A summary of the components of net periodic pension expense and changes recognized in other comprehensive income, pre-tax, for the years ended December 31, 2007, 2006, and 2005 is as follows (in thousands):

	Pension Plan
	2007	2006	2005
Service cost	$4,238	$3,690	$2,817
Interest cost	1,218	1,027	821
Expected return on plan assets	(1,699)	(1,351)	(1,064)
Amortization of net actuarial loss	212	261	201
Amortization of prior service cost	5	2	(1)

Net periodic benefit cost	3,974	3,629	2,774

Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Net actuarial loss	451	—	—
Amortization of net actuarial loss	(212)	—	—
Amortization of prior service cost	(5)	—	—

Total recognized in other comprehensive income	234	—	—

Total recognized in net periodic benefit cost and other comprehensive income	$4,208	$3,629	$2,774

	SERP
	2007	2006	2005
Service cost	$181	$137	$56
Interest cost	38	31	24
Amortization of net actuarial loss	11	8	—
Amortization of prior service credit	(3)	(3)	(3)

Net periodic benefit cost	227	173	77

Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Net actuarial loss	24	—	—
Amortization of net actuarial loss	(11)	—	—
Amortization of prior service credit	3	—	—

Total recognized in other comprehensive income	16	—	—

Total recognized in net periodic benefit cost and other comprehensive income	$243	$173	$77

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 14—BENEFIT PLANS (Continued)

        Weighted-average assumptions used to determine the benefit obligations of the Pension Plan and SERP at December 31, 2007 and 2006 were:

	Pension Plan
	2007	2006
Discount rate	6.25%	5.75%
Expected rate of increase in compensation levels	5.00%	5.00%
Expected long-term rate of return on assets	8.50%	8.50%

	SERP
	2007	2006
Discount rate	6.25%	5.75%
Expected rate of increase in compensation levels	5.00%	5.00%

        Weighted-average assumptions used to determine net periodic benefit cost for the Pension Plan and SERP for the years ended December 31, 2007, 2006, and 2005 were:

	Pension Plan
	2007	2006	2005
Discount rate	5.75%	5.50%	5.50%
Expected rate of increase in compensation levels	5.00%	5.00%	5.00%
Expected long-term rate of return on assets	8.50%	8.50%	8.50%

	SERP
	2007	2006	2005
Discount rate	5.75%	5.50%	5.50%
Expected rate of increase in compensation levels	5.00%	5.00%	5.00%

        Future benefits are assumed to increase in a manner consistent with past experience of the Pension Plan and SERP, which includes assumed salary increases as presented above. In developing these assumptions, the Company evaluated input from actuaries and plan asset managers, including their review of asset class return expectations, historical average annual returns, and long-term inflation assumptions.

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 14—BENEFIT PLANS (Continued)

        The Pension Plan weighted-average asset allocation and target allocation as of December 31, 2007 and 2006 presented as a percentage of total plan assets were as follows:

	Asset Allocation		Target Allocation
	2007	2006	2007	2006
Equity securities	69%	72%	70%	70%
Debt securities	29	23	25	25
Cash and cash equivalents	2	5	5	5

Total	100%	100%	100%	100%

        It is the Company's policy to invest Pension Plan assets in a diversified portfolio utilizing the target asset allocation as a guide. Deviations from the target allocation may be authorized by the Employee Benefits Committee. Investment risk is limited by diversification both within and between asset classes. The investment objective for the Pension Plan is to earn long-term investment returns in excess of inflation and at least equal to the actuarial discount rate used to calculate the Pension Plan's liability. Contributions to and disbursements from the fund are used to rebalance towards the target allocation to the extent practical.

        Pension Plan assets included shares of a money market fund managed by JPMorgan Asset Management, a subsidiary of JPMorgan Chase, with a fair value of $445 thousand and $819 thousand, representing 2% and 5%, of total plan assets as of December 31, 2007 and 2006, respectively.

        The Company expects to contribute approximately $8.0 million to the Pension Plan in 2008. As of December 31, 2007, the future benefit payments expected to be paid by the Pension Plan and the SERP for each of the following years are as follows (in thousands):

	Pension Plan	SERP
2008	$1,945	$10
2009	2,215	19
2010	2,642	27
2011	2,820	34
2012	2,986	40
2013 through 2017	18,627	297

	$31,235	$427

Defined Contribution Plans

        The Company provides a Retirement Savings Plan (Savings Plan) for its eligible U.S. employees. The Savings Plan is a defined contribution plan under sections 401(a) and 401(k) of the Internal Revenue Code which provides savings and investment opportunities. Pretax contributions of up to 6% of an eligible employee's defined compensation are matched 50% by the Company. Salaries and employee benefits included $3.0 million, $2.2 million, and $1.7 million of expense relating to the Savings Plan on the combined statements of income and comprehensive income for the years ended

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 14—BENEFIT PLANS (Continued)

December 31, 2007, 2006, and 2005, respectively. Savings Plan assets included 31 thousand and 39 thousand shares of JPMorgan common stock, representing 2% and 3%, of plan assets as of December 31, 2007 and 2006, respectively.

        The Company provides a Registered Retirement Savings Plan (Registered Savings Plan) for its eligible Canadian employees. The Registered Savings Plan is a defined contribution plan which provides savings and investment opportunities. Pretax contributions of up to 6% of an eligible employee's defined compensation are matched 50% by the Company. Salaries and employee benefits included $337 thousand, $300 thousand, and $262 thousand of expense relating to the Registered Savings Plan on the combined statements of income and comprehensive income for the years ended December 31, 2007, 2006, and 2005, respectively.

        The Company provides a registered defined contributory pension plan for its eligible Canadian employees. The net periodic expense included in salaries and employee benefits for this plan was $657 thousand, $536 thousand, and $457 thousand on the combined statements of income and comprehensive income for the years ended December 31, 2007, 2006, and 2005, respectively.

Long-Term Incentive Plan

        Certain employees of the Company are participants in a Long-Term Incentive Plan (LTIP), which provides for cash awards, subject to certain vesting periods and adjustments based on the performance of JPMorgan Chase and FDC. The LTIP began in 2005, and awards vest over a three-year period with 50% of the award vesting after two years of service and the remaining 50% vesting after the third year of service. The Company records expense using the accelerated expense attribution method over the related vesting periods. For the years ended December 31, 2007, 2006, and 2005, $14.5 million, $12.0 million, and $4.1 million, respectively, of expense relating to LTIP grants were included in salaries and employee benefits on the combined statements of income and comprehensive income. The related liability is included in other accrued liabilities on the combined balance sheets.

Deferred Compensation Plan

        The Company has a deferred compensation plan, which provides highly compensated employees the opportunity to defer up to 90% of their annual base salary, 90% of their bonus compensation, and 90% of their LTIP. Each plan participant is fully vested in all deferred compensation and earnings credited to his or her account.

        The liability under the deferred compensation plan was $10.9 million and $7.9 million at December 31, 2007 and 2006, respectively. The Company's expense under the deferred compensation plan, net of the investment return on related trust assets, totaled $453 thousand, $261 thousand, and $266 thousand for the years ended December 31, 2007, 2006, and 2005, respectively.

        In connection with the deferred compensation plan, the Company has placed certain assets in a rabbi trust to enhance the security of the benefits payable under the plan. The assets of the trust, which consist of COLI policies and money market funds, are not generally available to the Company or its creditors, except to pay participants' benefits or in the event of the Company's insolvency. Trust assets of $11.0 million and $7.2 million at December 31, 2007 and 2006, respectively, were included in other

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 14—BENEFIT PLANS (Continued)

assets on the combined balance sheets. The COLI policies had cash surrender values of $9.3 million and $7.2 million at December 31, 2007 and 2006, respectively.

Stop Loss Insurance

        The Company provides medical insurance through a variety of third party Administrative Services Agreements. In order to manage its insurance risk, the Company purchases individual and aggregate stop loss coverage policies. The policies provide for payment of eligible expenses in excess of the Company's individual obligation of $150 thousand per covered individual, not to exceed $2 million over the lifetime of a covered individual. Aggregate stop loss coverage provided for in the policies becomes effective at the Aggregate Benefit Attachment Point, which was $15.0 million, $11.6 million, and $7.4 million for 2007, 2006, and 2005 respectively. A risk exists to the Company with respect to recoveries under the stop loss contracts in the event the stop loss company is unable to meet its obligations.

        The Company's estimated liability for claims incurred but not reported at December 31, 2007 and 2006 was $1.2 million and $1.8 million, respectively, which is included in other accrued expenses on the combined balance sheets.

NOTE 15—SHARE-BASED PAYMENT

        Under a share-based payment plan (Stock Option Plan) established in 1999, the Company granted non-qualified stock options to certain employees. The purpose of the Stock Option Plan is to provide an incentive to key employees to better align their interests with the interests of the Company. The Company issued the last option grants under this plan in 2004 and does not intend to provide for any additional grants of options in the future.

        The Stock Option Plan allows for grants of options to purchase up to 10 million shares of Class B Common Stock of Paymentech, Inc. ($0.01 par value) (the Shares). The options are granted with exercise prices equal to or greater than the fair market value of Paymentech, Inc.'s stock on the date of grant; have graded vesting over a period of three years with 50% of the award vesting on the second anniversary of the date of grant, and the remaining 50% on the third anniversary of the date of grant; and expire 10 years from the date of grant.

        Upon exercise of the options for the issuance of Shares, the Shares become subject to both put and call redemption features. Holders of Shares may require the Company to repurchase any or all of such holder's Shares during the period beginning on the 180th day following the date of issuance of such Shares and ending at the end of the 200th day following the date of issuance of such Shares. If the holder does not elect to exercise their put right, the Company has the right, but not the obligation, to call for purchase any or all of such holder's Shares at any time beginning on the 201st day following the date of issuance. In either event, the purchase price for such Shares will be the fair market value of such Shares on the date of redemption. In addition to these restrictions, in the event the shareholder does not exercise their put rights and the Company does not exercise its call rights, the shareholder is obligated to offer their Shares to the Company for purchase upon the same terms they propose to sell such Shares to a third party. When options are exercised, the Company issues new shares.

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 15—SHARE-BASED PAYMENT (Continued)

Accelerated Vesting and Modifications

        The Stock Option Plan provides that, in the event of changes in equity securities by reason of change in capitalization, such as a reclassification, recapitalization, merger, consolidation, reorganization or other similar event, appropriate adjustments in the aggregate number of Shares subject to the Stock Option Plan and/or the exercise price and number of Shares purchasable upon the exercise of any option previously granted will be made. Additionally, the plan provides that upon such events, any unvested options would become fully vested.

        As a result of JPMorgan Chase's merger with Bank One in July 2004, which was a change in control under the Stock Option Plan, all outstanding options became fully vested. As a result of the October 1, 2005 integration of CMS into the Company, which had a dilutive effect for the entity which provides the Stock Option Plan, the Company modified the exercise prices and number of outstanding options to maintain the value of the options to the option holders. The modification affected 241 option holders. As the value of the options was the same before and after the modification, no incremental expense was recorded in 2005 as a result of the modification.

        The following schedule summarizes stock option activity for the year ended December 31, 2007 (in thousands, except per share data):

	Number of options	Weighted- average exercise price	Weighted- average remaining life (years)
Outstanding at December 31, 2006	360	$25.10
Exercised	(92)	$24.93
Forfeited or expired	(9)	$21.68

Outstanding at December 31, 2007	259	$25.28	3.9

Options exercisable at December 31, 2007	259	$25.28	3.9

        The Company made no option grants and recognized no compensation cost related to options in 2007, 2006 or 2005. Tax expense related to stock option activity was $67 thousand, and $690 thousand for the years ended December 31, 2006 and 2005 respectively. No tax expense was recognized in 2007 related to stock option activity.

        As a result of the redemption features in the Stock Option Plan, the Company expects to repurchase 61 thousand outstanding Shares in 2008.

        The intrinsic value of options outstanding and exercisable as of December 31, 2007 was $5.6 million. The total intrinsic value of options exercised during the years ended December 31, 2007, 2006, and 2005, was $1.9 million, $3.9 million, and $9.0 million, respectively.

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 16—SUPPLEMENTAL CASH FLOW INFORMATION

        Supplemental cash flow disclosures and non-cash financing activities for the years ended December 31, 2007, 2006, and 2005 are as follows (in thousands):

	2007	2006	2005
Supplemental cash flow information:
Cash paid for income taxes	$72,315	$58,195	$51,780
Cash paid for interest	15,693	17,687	4,340
Supplemental non-cash financing activities:
Capital contribution for services paid on the Company's behalf	$—	$—	$30,434

NOTE 17—RELATED PARTIES

        The Company has multiple relationships with JPMorgan Chase and FDC as described below.

JPMorgan Chase

        JPMorgan Chase serves as the Company's primary bank and provides depository accounts, as well as investment, treasury management, and hedging services. Amounts related to these services are included in interest and other income, interest expense and operating expenses on the combined statements of income and comprehensive income.

        Pursuant to a referral agreement, JPMorgan Chase is obligated to refer customers for credit and debit card processing services to the Company. Fees related to these referrals offset revenue on the combined statements of income and comprehensive income. The payable related to these services is included in current liabilities on the combined balance sheets.

        JPMorgan Chase has agreed to indemnify the Company against certain losses, if any, which would result from the provision of bankcard processing services to certain merchants. Pursuant to these indemnification agreements, the Company pays JPMorgan Chase an indemnification fee which is included in operating expenses on the combined statements of income and comprehensive income.

        In addition to referral and indemnification agreements, the Company has entered into various contracts with JPMorgan Chase relating to transaction services. Under these contracts both the Company and JPMorgan Chase perform services for each other, such as merchant and private label transaction services, statement preparation, development and support services, as well as gateway services, sponsorship for VISA, MasterCard and other card brands and debit networks, and other services. The related revenue and fees for these services are included in revenue and operating expenses, respectively, on the combined statements of income and comprehensive income. The related receivable and amounts accrued for these services are included in accounts receivable and current liabilities, respectively, on the combined balance sheets.

        JPMorgan Chase leases office space to the Company. Rent associated with these leases is included in operating expenses on the combined statements of income and comprehensive income.

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 17—RELATED PARTIES (Continued)

FDC

        The Company has entered into agreements with various subsidiaries and affiliates of FDC, for the transaction servicing of some of the Company's U.S. and international merchant transactions, as well as the provision of related services, such as chargeback management, fraud monitoring, collections, merchant settlement, payer authentication, multi-currency, customer service, and MasterCard sponsorship necessary to process Canadian MasterCard transactions. The negotiation and execution of revised U.S. and Canadian agreements covering certain of the above described services are pending. Fees related to these services are included in operating expenses, and assessments offset revenue, on the combined statements of income and comprehensive income. The related payables are included in payables to related parties, other accrued expenses and accrued assessments on the combined balance sheets.

        The Company utilizes the services of TASQ Technology, Inc. (TASQ), a wholly-owned subsidiary of FDC, for the deployment of card processing point-of-sale equipment and related software at customer locations in the U.S. The Company also purchases supplies from TASQ for distribution to its U.S. and Canadian merchants. Amounts accrued for these services are included in current liabilities on the combined balance sheets. Expenses related to these services and supplies offset revenue on the sale of point-of-sale equipment and are included in revenue on the combined statements of income and comprehensive income.

        Pursuant to an agreement with a debit network owned by FDC, the Company processes debit card transactions via that debit network and is required to pay certain debit network fees. Fees paid related to this agreement are included in operating expenses on the combined statements of income and comprehensive income. Fees accrued related to these services are included in other accrued expenses on the combined balance sheets.

        The Company entered into agreements with FDC to provide data transmission, authorization and portfolio management services. Revenue for these services is included in revenue on the combined statements of income and comprehensive income. The related receivable is included in accounts receivable on the combined balance sheets.

        The Company entered into an employee lease arrangement under which FDC provided employees to work at the direction of the Company. The term of the agreement was from January 1, 2006 through December 31, 2006. Expenses incurred under this leasing arrangement are included in salaries and employee benefits on the combined statements of income and comprehensive income for the year ended December 31, 2006. The payable related to these services is included in payables to related parties and other accrued expenses on the combined balance sheet as of December 31, 2006.

        The Company has various other arrangements with JPMorgan Chase and FDC under which other services may be provided or received. The related amount of revenues and expenses for these services are less than 1% of total revenues and expenses on the combined statements of income and comprehensive income, respectively, for the years ended December 31, 2007, 2006, and 2005.

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 17—RELATED PARTIES (Continued)

        A summary of the amounts included on the combined balance sheets as of December 31, 2007 and 2006 and the combined statements of income and comprehensive income for the years ended December 31, 2007, 2006, and 2005 is as follows (in thousands):

		2007
Related Party	Nature of Relationship	Receivables from (payables to) related parties, net	Revenue (expense), net
JPMorgan Chase	Banking and investment management services	$(702)	$50,052
	Customer referral program	(1,288)	(7,240)
	Transaction and related services, net	481	8,925
	Indemnification agreements	(345)	(1,382)
	Rent	—	(2,761)
FDC	Transaction servicing and related services	(31,923)	(193,073)
	Point-of-sale equipment and supplies	(2,086)	(23,091)
	Debit interchange	(3,712)	(29,097)
	Data transmission, authorization and portfolio management services	1,632	9,605

		2006
Related Party	Nature of Relationship	Receivables from (payables to) related parties, net	Revenue (expense), net
JPMorgan Chase	Banking and investment management services	$2,411	$57,150
	Customer referral program	(312)	(3,267)
	Transaction and related services, net	1,085	2,966
	Indemnification agreements	(333)	(2,422)
	Rent	—	(1,478)
FDC	Transaction servicing and related services	(31,501)	(214,356)
	Point-of-sale equipment and supplies	(11,554)	(31,633)
	Debit interchange	(1,951)	(16,936)
	Employee lease arrangement	(2,583)	(14,921)
	Data transmission, authorization and portfolio management services	1,500	10,291

		2005
Related Party	Nature of Relationship	Revenue (expense), net
JPMorgan Chase	Banking and investment management services	$19,804
	Customer referral program	(1,543)
	Transaction and related services, net	(476)
	Rent	(1,667)
FDC	Transaction servicing and related services	(99,843)
	Point-of-sale equipment and supplies	(22,714)
	Debit interchange	(12,294)
	Data transmission, authorization and portfolio management services	9,898

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 18—OWNERS' EQUITY

        As discussed in Note 1, the Company includes a combination of corporations, LLCs and a general partnership. Information regarding the capital structure of these entities is shown below.

Corporations

  FDC Offer Corp.

        FDC Offer Corp.'s authorized and outstanding common stock as of December 31, 2007 and 2006 consisted of 1,000 shares of common stock (FDC Offer Corp. Common Stock), par value $0.01 per share. All FDC Offer Corp. Common Stock outstanding is owned by JPMorgan Chase and FDC. The shares of FDC Offer Corp. are restricted from transfer, without the consent of the other shareholder.

  Paymentech, Inc.

        Paymentech, Inc.'s authorized capital stock consists of a total of 70,000,000 shares, as follows: 60,000,000 shares of Class A Common Stock, par value $0.01 per share, and 10,000,000 Shares of Class B Common Stock, par value $0.01 per share.

        As of December 31, 2007 and 2006 there were 36,451,566 shares of Class A Common Stock outstanding. FDC Offer Corp holds all issued and outstanding Class A Common Stock. Holders of shares of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. There is no right to cumulative voting for the election of directors. Holders of shares of Class A Common Stock are entitled to receive dividends, paid in accordance with the instructions of the board of directors out of funds legally available therefore. In the event of liquidation, holders of shares of Class A Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of shares of Class A Common Stock have no conversion, redemption or preemptive rights. The rights of the holders of Class B Common Stock will, in some instances, restrict the rights of the holders of Class A Common Stock.

        As of December 31, 2007 and 2006 there were 60,615 and 113,966 Shares of Class B Common Stock outstanding, respectively. Unless otherwise noted, the holders of Shares of Class B Common Stock have the same rights as holders of shares of Class A Common Stock. Holders of shares of Class B Common Stock are entitled to one-tenth of one vote per share on all matters submitted to a vote of stockholders, and are entitled to receive dividends, paid in accordance with the instructions of the board of directors out of funds legally available therefore. Dividends so declared must be paid equally with respect to shares of Class A Common Stock and shares of Class B Common Stock. Likewise, in the event of liquidation, holders of Shares of Class B Common Stock are entitled to share ratably with holders of Class A Common Stock in all assets remaining after payment of liabilities. Holders of Class A Common Stock are prohibited from using their superior voting power to impair the rights of holders of Class B Common Stock.

        As discussed in Note 15, the Class B Common Stock (or Class B Shares) is subject to certain redemption features. Additionally, should the Company undertake a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, each outstanding share of Class B Common Stock would be automatically converted into one share of Class A Common Stock upon the date of the closing of the sale.

Chase Paymentech

NOTES TO COMBINED FINANCIAL STATEMENTS
For the years ended December 31, 2007 and 2006 and
the year ended December 31, 2005 (unaudited) (Continued)

NOTE 18—OWNERS' EQUITY (Continued)

  LLC's

        All of the Company's LLCs are governed by Limited Liability Company Agreements, by and among their respective owner(s) (the Members). All membership interests in the LLCs are of a single class and have the same rights and privileges. Certain of the Members of Chase Paymentech Solutions, LLC have the right to elect the LLC's managers.

  Partnership

        JPMorgan Chase and FDC partnership interests in Chase Paymentech Solutions are of a single class and have the same rights and privileges.

  Other Comprehensive Income

        The cumulative balance of each component of other comprehensive income, and associated income tax effects, are as follows (in thousands):

	Beginning balance	Pretax gain (loss) amount	Tax benefit (expense)	Ending balance
December 31, 2005
Net unrealized gains (losses) on investments	$(1,944)	$1,123	$10	$(811)
Cash flow hedges	(26)	31	—	5
Foreign currency translation adjustment	25,360	3,037	—	28,397
Minimum pension liability adjustment	(2,032)	(432)	152	(2,312)

	$21,358	$3,759	$162	$25,279

December 31, 2006
Net unrealized gains (losses) on investments	$(811)	$224	$(15)	$(602)
Cash flow hedges	5	(5)	—	—
Foreign currency translation adjustment	28,397	(1,826)	—	26,571
Minimum pension liability adjustment	(2,312)	194	(89)	(2,207)
Adjustment to initially apply SFAS 158	—	(28)	10	(18)

	$25,279	$(1,441)	$(94)	$23,744

December 31, 2007
Net unrealized gains (losses) on investments	$(602)	$1,082	$(18)	$462
Foreign currency translation adjustment	26,571	38,184	—	64,755
Pension and SERP liability adjustments	(2,225)	(250)	126	(2,349)

	$23,744	$39,016	$108	$62,868

FIRST DATA CORPORATION

Offer to Exchange

$2,200,000,000 aggregate principal amount of 9 7/8% Senior Notes due 2015, which have been registered under the Securities Act of 1933, as amended, for any and all of its outstanding 9 7/8% Senior Notes due 2015.

        Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

QuickLinks

  Filed Pursuant to Rule 424(b)(3) Registration No. 333-153004
TABLE OF CONTENTS
BASIS OF PRESENTATION
PROSPECTUS SUMMARY
Our Company
Recent Developments
The Sponsor
The Exchange Offer
The Exchange Notes
RISK FACTORS
Risks Related to the Exchange Offer
Risks Related to Our Indebtedness
FORWARD-LOOKING STATEMENTS
THE TRANSACTIONS
Ownership and Corporate Structure
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2007
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Unaudited Pro Forma Segment Revenues(a)
Unaudited Pro Forma Segment Operating Profit
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
SUMMARY COMPENSATION TABLE
PERQUISITE AND PERSONAL BENEFITS
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END(1)
OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS
NONQUALIFIED DEFERRED COMPENSATION(1)
Severance Benefit(1)
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF OTHER INDEBTEDNESS
THE EXCHANGE OFFER
DESCRIPTION OF NOTES
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
CERTAIN ERISA CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA FIRST DATA CORPORATION INDEX TO FINANCIAL STATEMENTS
FIRST DATA CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS
FIRST DATA CORPORATION CONSOLIDATED BALANCE SHEETS
FIRST DATA CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS
FIRST DATA CORPORATION CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FIRST DATA CORPORATION NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Pro Forma Condensed Consolidated Statements of Operations
FIRST DATA CORPORATION CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (Successor) (in millions)
FIRST DATA CORPORATION CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (Predecessor) (in millions)
FIRST DATA CORPORATION CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (Predecessor) (in millions)
FIRST DATA CORPORATION CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (Predecessor) (in millions)
FIRST DATA CORPORATION CONDENSED CONSOLIDATING BALANCE SHEET (in millions) (Successor)
FIRST DATA CORPORATION CONDENSED CONSOLIDATING BALANCE SHEET (in millions) (Predecessor)
FIRST DATA CORPORATION CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (Successor) (in millions)
FIRST DATA CORPORATION CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (Predecessor) (in millions)
FIRST DATA CORPORATION CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (Predecessor) (in millions)
FIRST DATA CORPORATION CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (Predecessor) (in millions)
FIRST DATA CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in millions)
FIRST DATA CORPORATION CONSOLIDATED BALANCE SHEETS (in millions, except common stock share amounts)
FIRST DATA CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions) (Unaudited)
FIRST DATA CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
Unaudited Pro Forma Condensed Consolidated Statements of Operations
FIRST DATA CORPORATION CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (Successor) (in millions) (unaudited)
FIRST DATA CORPORATION CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (Successor) (in millions) (unaudited)
FIRST DATA CORPORATION CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (Predecessor) (in millions) (unaudited)
FIRST DATA CORPORATION CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (Predecessor) (in millions) (unaudited)
FIRST DATA CORPORATION CONDENSED CONSOLIDATING BALANCE SHEET (Successor) (in millions) (unaudited)
FIRST DATA CORPORATION CONDENSED CONSOLIDATING BALANCE SHEET (Successor) (in millions)
FIRST DATA CORPORATION CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (Successor) (in millions) (unaudited)
FIRST DATA CORPORATION CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (Predecessor) (in millions) (unaudited)
Report of Independent Registered Public Accounting Firm
Chase Paymentech COMBINED BALANCE SHEETS (In thousands)
Chase Paymentech COMBINED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME For the years ended (In thousands)
Chase Paymentech COMBINED STATEMENTS OF CHANGES IN OWNERS' EQUITY (In thousands)
Chase Paymentech COMBINED STATEMENTS OF CASH FLOWS For the years ended (In thousands)
Chase Paymentech NOTES TO COMBINED FINANCIAL STATEMENTS For the years ended December 31, 2007 and 2006 and the year ended December 31, 2005 (unaudited)